Exhibit 4.6

 EXECUTION VERSION

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.,
as Depositor

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION,
as Servicer

SITUS HOLDINGS, LLC,
as Special Servicer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Certificate Administrator and Trustee

PARK BRIDGE LENDER SERVICES LLC,
as Operating Advisor

POOLING AND SERVICING AGREEMENT
Dated as of April 1, 2019

Commercial Mortgage Pass-Through Certificates

J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON
Commercial Mortgage Pass-Through Certificates, Series 2019-ICON

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS		4

Section 1.01	Defined Terms	4
Section 1.02	Other Definitional Provisions	71
Section 1.03	Certain Calculations	72
Section 1.04	Certain Adjustments to the Principal Distributions on the Certificates	74

	ARTICLE II

CONVEYANCE OF TRUST LOANs;
ORIGINAL ISSUANCE OF CERTIFICATES		76

Section 2.01	Conveyance of Trust Loans; Assignment of Trust Loan Purchase Agreement	76
Section 2.02	Acceptance by Certificate Administrator and the Trustee	80
Section 2.03	Representations, Warranties and Covenants of the Depositor	83
Section 2.04	Representations, Warranties and Covenants of the Servicer and the Special Servicer	86
Section 2.05	Representations and Warranties of the Operating Advisor	91
Section 2.06	Execution and Delivery of the Certificates and Uncertificated Lower-Tier Interests	92
Section 2.07	Miscellaneous REMIC Provisions	93
Section 2.08	Resignation Upon Prohibited Risk Retention Affiliation	93

ARTICLE III

ADMINISTRATION AND SERVICING
OF THE TRUST LOANS		94

Section 3.01	Servicer to Act as Servicer; Administration of the Trust Loans	94
Section 3.02	Liability of the Servicer and the Special Servicer	97
Section 3.03	Collection of Certain Mortgage Loan Payments	97
Section 3.04	Collection of Taxes, Assessments and Similar Items; Escrow Accounts	97
Section 3.05	Collection Account; Companion Loan Distribution Account; Lower-Tier Distribution Account; Upper-Tier Distribution Account; and Interest Reserve Account	99
Section 3.06	Permitted Withdrawals from the Collection Account	102
Section 3.07	Investment of Funds in the Collection Account, the REO Account, the Lock Box Accounts, the Cash Collateral Accounts and the Reserve Accounts	107
Section 3.08	Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage	110

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TABLE OF EXHIBITS

Exhibit A-1	Form of Class A Certificate
Exhibit A-2	Form of Class X-A Certificate

Exhibit A-3	Form of Class X-B Certificate

Exhibit A-4	Form of Class B Certificate

Exhibit A-5	Form of Class C Certificate

Exhibit A-6	Form of Class D Certificate

Exhibit A-7	Form of Class E Certificate

Exhibit A-8	Form of Class F Certificate

Exhibit A-9	Form of Class G Certificate

Exhibit A-10	Form of Class HRR Certificate

Exhibit A-11	Form of Class R Certificate

Exhibit B	Trust Loan Schedule

Exhibit C-1	Form of QIB Letter

Exhibit C-2	Form of Institutional Accredited Investor Letter

Exhibit C-3	Form of Affidavit pursuant to Sections 860D(a)(6)(A) and 860E(e)(4) of the Internal Revenue Code of 1986, as Amended

Exhibit C-4	Form of Transferor Letter

Exhibit C-5	Form of Transferee Letter

Exhibit C-6	Form of Transferor Certificate for Transfers of Risk Retention Certificates

Exhibit C-7	Form of Transferee Certificate for Transfers of Risk Retention Certificates

Exhibit C-8	Form of ERISA Representation Letter

Exhibit C-9	Form of Request of Sponsor Consent for Release of Risk Retention Certificates

Exhibit D	Form of Request for Release

Exhibit E	Form of Transfer Certificate for Rule 144A Global Certificate to Temporary Regulation S Global Certificate

Exhibit F	Form of Transfer Certificate for Rule 144A Global Certificate to Regulation S Global Certificate

Exhibit G	Form of Transfer Certificate for Temporary Regulation S Global Certificate to Rule 144A Global Certificate during Restricted Period

Exhibit H	Form of Certification to be given by Beneficial Owner of Temporary Regulation S Global Certificate

Exhibit I	Form of Transfer Certificate for Non-Book Entry Certificate to Temporary Regulation S Global Certificate

Exhibit J	Form of Transfer Certificate for Non-Book Entry Certificate to Regulation S Global Certificate

Exhibit K	Form of Transfer Certificate for Non-Book Entry Certificate to Rule 144A Global Certificate

Exhibit L-1	Form of Investor Certification For Non-Borrower Parties

Exhibit L-2	Form of Investor Certification For Borrower Parties

Exhibit L-3	Form of Certification for NRSROs

Exhibit L-4	Form of Voting Rights Certification

Exhibit M	Form of Online Market Data Provider Certification

Exhibit N	Applicable Servicing Criteria

Exhibit O	Form of Custodian Final Exception Report

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Exhibit P	Form of Investment Representation Letter

Exhibit Q	Form of Distribution Date Statement

Exhibit R	Additional Form 10-D Disclosure

Exhibit S	Additional Form 10-K Disclosure

Exhibit T	Form 8-K Disclosure Information

Exhibit U	Additional Disclosure Notification

Exhibit V	Initial Sub-Servicers

Exhibit W	Form of Annual Compliance Statement

Exhibit X	Form of Report on Assessment of Compliance with Servicing Criteria

Exhibit Y-1	Form of Certification to be Provided to Depositor by Servicer

Exhibit Y-2	Form of Certification to be Provided to Depositor by Special Servicer

Exhibit Y-3	Form of Certification to be Provided to Depositor by Certificate Administrator

Exhibit Y-4	Form of Certification to be Provided to Depositor by Trustee

Exhibit Y-5	Form of Certification to be Provided to Depositor by Operating Advisor

Exhibit Z	Form of Operating Advisor Annual Report

Exhibit AA	Form of Notice from Operating Advisor Recommending Replacement of Special Servicer

Exhibit BB	Form of Certificate Administrator Receipt of Risk Retention Certificates

Exhibit CC	CREFC® Payment Information

Exhibit DD-1	Form of Transferor Certificate for Transfer of the Excess Servicing Fee Rights

Exhibit DD-2	Form of Transferee Certificate for Transfer of the Excess Servicing Fee Rights

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Pooling and Servicing Agreement, dated as of April 1, 2019, between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor.

PRELIMINARY STATEMENT:

(Terms used but not defined in this Preliminary Statement
shall have the meanings specified in Article I)

JPMorgan Chase Bank, National Association (together with its successors-in-interest, “JPMCB”) originated eighteen (18) fixed-rate interest-only mortgage loans (each, a “Mortgage Loan”), in each case pursuant to a Loan Agreement, dated as of December 14, 2018, December 17, 2018 or December 18, 2018 (with respect to each Mortgage Loan, as amended, restated, supplemented or otherwise modified from time to time, a “Loan Agreement”), between the related Borrower, as borrower, and JPMCB, as lender.

Each Mortgage Loan consists of (a) a loan (each, a “Trust Loan”) evidenced by the promissory notes designated as Note A-2 and Note B (with respect to each Mortgage Loan and as the same may hereafter be amended, restated, replaced, extended, renewed, supplemented, consolidated, severed, split or otherwise modified, the “Trust Notes”), and (b) a loan (each, a “Companion Loan”) and evidenced by the promissory note designated as Note A-1 (with respect to each Mortgage Loan and as the same may hereafter be amended, restated, replaced, extended, renewed, supplemented, consolidated, severed, split or otherwise modified, the “Companion Loan Notes”). The Trust Notes and the Companion Loan Notes are collectively referred to herein as the “Notes”. Information relating to each Mortgage Loan, the related Trust Loan and the related Companion Loan, is set forth in the Trust Loan Schedule attached as Exhibit B.

Each Trust Loan was sold and assigned by JPMCB (in such capacity, the “Trust Loan Seller”) to the Depositor pursuant to a trust loan purchase and sale agreement, dated as of April 15, 2019 (the “Trust Loan Purchase Agreement”), between the Trust Loan Seller and the Depositor. The Companion Loans are not part of the Trust Fund. The relative rights of the respective lenders in respect of the Mortgage Loans are set forth in 18 co-lender agreements each dated as of April 26, 2019 (as amended, restated, supplemented or otherwise modified from time to time, each, a “Co-Lender Agreement”), among the holders of the Trust Notes and the holders of the Companion Loan Notes. From and after the Closing Date, each Mortgage Loan is to be serviced and administered in accordance with this Agreement and the related Co-Lender Agreement.

The Depositor intends to cause pass-through certificates to be issued hereunder in multiple Classes that in the aggregate will evidence the entire beneficial ownership interest in the Trust Fund consisting primarily of the Trust Loans. As of the Closing Date, the Trust Loans have an aggregate Principal Balance of $144,700,000.

As provided herein, the Trustee will hold the assets transferred to it hereunder as a separate trust. The Certificate Administrator will elect that two segregated asset pools within the

Trust Fund be treated for federal income tax purposes as two separate real estate mortgage investment conduits (each, a “REMIC” or, in the alternative, the “Lower-Tier REMIC” and the “Upper-Tier REMIC,” respectively, and collectively, the “Trust REMICs”).

The Trust consists principally of the Trust Notes, the Mortgages and related Mortgage Loan Documents (exclusive of the rights of the Companion Loan Holders thereunder) and all payments under, and proceeds of, the Trust Loans on and after the Cut-off Date (the “Trust Assets”). All of the Trust Assets will be designated as assets of the Lower-Tier REMIC. The Trust Loans will be held in the Lower-Tier REMIC.

UPPER-TIER REMIC

The Class A, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G and Class HRR Certificates will evidence “regular interests” in the Upper-Tier REMIC created hereunder. The Class UT-R Interest will constitute the sole Class of “residual interests” in the Upper-Tier REMIC created hereunder, and will be evidenced by the Class R Certificates. The following table sets forth the class designation, the initial pass-through rate (the “Initial Pass-Through Rate”) and the aggregate initial Certificate Balance (the “Original Certificate Balance”) or Notional Amount (“Original Notional Amount”), as applicable, for each Class of Certificates (other than the Class R Certificates) and the Class UT-R Interest comprising the interests in the Upper-Tier REMIC created hereunder:

Class Designation	Initial Pass-Through Rate (per annum)		Original Certificate Balance or Original Notional Amount
Class A	3.8837%		$52,270,000
Class X-A	1.3362	%(1)	$52,270,000	(2)
Class X-B	0.6184	%(1)	$42,330,000	(2)
Class B	4.2354	%(3)	$14,390,000
Class C	4.5364	%(3)	$13,800,000
Class D	5.0375	%(3)	$14,140,000
Class E	5.2199	%(3)	$8,670,000
Class F	5.2199	%(3)	$14,980,000
Class G	5.2199	%(3)	$15,490,000
Class HRR	5.2199	%(3)	$10,960,000
Class UT-R	None(4)		None(4)

(1)	The Pass-Through Rate for the Class X-A Certificates will be calculated in accordance with the definition of “Class X-A Pass-Through Rate”, and the Pass-Through Rate for the Class X-B Certificates will be calculated in accordance with the definition of “Class X-B Pass-Through Rate”.

(2)	The Class X-A Certificates and the Class X-B Certificates will not have Certificate Balances and will not be entitled to receive distributions of principal. Interest will accrue on each such Class at the applicable Pass-Through Rate thereof on the Class X-A Notional Amount or the Class X-B Notional Amount, as applicable.

(3)	The Pass-Through Rate of each of the Class E, Class F, Class G and Class HRR Certificates for any Interest Accrual Period is variable and for each Distribution Date will equal the Net WAC Rate.

(4)	The Class UT-R Interest (evidenced by the Class R Certificates) will not have a Certificate Balance or Notional Amount, will not bear interest and will not be entitled to distributions of Yield Maintenance Premiums. Any

Available Funds remaining in the Upper-Tier Distribution Account, after all required distributions under this Agreement have been made to each other Class of Certificates and the Class LT-R Interest, will be distributed to the Holders of the Class R Certificates in respect of the UT-R Interest.

LOWER-TIER REMIC

The Class LA, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG and Class LHRR Uncertificated Interests will evidence “regular interests” in the Lower-Tier REMIC created hereunder. The Class LT-R Interest will constitute the sole Class of “residual interests” in the Lower-Tier REMIC created hereunder and will be evidenced by the Class R Certificates. The following table sets forth the initial Lower-Tier Principal Amounts and Pass-Through Rates for the Uncertificated Lower-Tier Interests and the Class LT-R Interest comprising the interests in the Lower-Tier REMIC created hereunder:

Class Designation	Pass-Through Rate	Original Lower-Tier Principal Amount
Class LA	(1)	$52,270,000
Class LB	(1)	$14,390,000
Class LC	(1)	$13,800,000
Class LD	(1)	$14,140,000
Class LE	(1)	$8,670,000
Class LF	(1)	$14,980,000
Class LG	(1)	$15,490,000
Class LHRR	(1)	$10,960,000
Class LT-R	None(2)	None(2)

(1)	The Pass-Through Rate for each of the Class LA, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG and Class HRR Uncertificated Interests shall be the Net WAC Rate.

(2)	The Class LT-R Interest (evidenced by the Class R Certificates) will not have a Certificate Balance or Notional Amount, will not bear interest and will not be entitled to distributions of Yield Maintenance Premiums. Any Available Funds constituting assets remaining in the Lower-Tier Distribution Account after all other required distributions under this Agreement have been made shall be distributed to the Holders of the Class R Certificates in respect of the Class LT-R Interest (but only to the extent of the Available Funds for such Distribution Date, if any, remaining in the Lower-Tier Distribution Account).

The Class R Certificates do not have a Certificate Balance, Notional Amount or Pass-Through Rate. The Certificate Balance of any Class of Regular Certificates (other than the Class X Certificates) outstanding at any time represents the maximum amount that Holders thereof are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Trust Fund; provided, however, that if amounts previously allocated as a Realized Loss to a Class of Regular Certificates (other than the Class X Certificates) in reduction of the Certificate Balance thereof are recovered subsequent to the reduction of the Certificate Balance of such Class to zero, such Class may receive distributions in respect of such recoveries in accordance with the priorities set forth in Section 4.01.

To the fullest extent permitted by law, any inconsistencies or ambiguities in this Agreement or in the administration of this Agreement shall be resolved in a manner that preserves the validity and intended tax treatment of the Trust REMICs and causes the maximum amounts to be paid with respect to the holders of the REMIC Regular Interests.

The name of the trust created hereby is “J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON.”

In consideration of the mutual agreements herein contained, the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Operating Advisor agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01        Defined Terms. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the meanings specified in this Article.

“15Ga-1 Notice”: As defined in Section 2.02(b).

“17g-5 Information Provider”: The Certificate Administrator.

“17g-5 Information Provider’s Website”: The internet website of the 17g-5 Information Provider that will initially be located within the Certificate Administrator’s Website (www.ctslink.com), under the “NRSRO” tab on the page relating to this transaction. Such website shall provide means of navigation for the Rating Agencies and each NRSRO to the portion of the Certificate Administrator’s Website available to Privileged Persons that have provided an NRSRO Certification.

“A Notes”: With respect to each Mortgage Loan, the promissory notes designated as Note A-1 and Note A-2.

“Acceptable Insurance Default”: With respect to any Mortgage Loan (other than a Mortgage Loan that expressly requires the related Borrower to maintain insurance coverage for acts of terrorism (or that expressly requires the related Borrower to maintain insurance coverage for acts of terrorism but limits the amount that must be spent by the related Borrower for the related premium)), a default under the related Mortgage Loan Documents arising by reason of (i) any failure on the part of the related Borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related Borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case as to which default the Servicer and the Special Servicer may forbear taking any enforcement action, provided that the Special Servicer has determined, in its reasonable judgment, based on inquiry consistent with Accepted Servicing Practices, that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate. Each of the Servicer (at its own expense) and the Special Servicer (at the expense of the Trust Fund) shall be entitled to rely on insurance consultants in making the determinations described above.

“Accepted Servicing Practices”: With respect to the Servicer and the Special Servicer, the higher of (x) the same care, skill, prudence, and diligence with which the Servicer or the Special Servicer, as applicable, services and administers similar mortgage loans for other third party portfolios, giving due consideration to customary and usual standards of practice of prudent institutional commercial lenders servicing their own loans similar to the Mortgage Loans and (y) the same care, skill, prudence and diligence that the Servicer or the Special Servicer, as applicable, utilizes for similar mortgage loans that the Servicer or the Special Servicer, as applicable, owns; and acting in accordance with applicable law, the terms of this Agreement and the terms of the respective Mortgage Loans and with a view to the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans, and with respect to the Special Servicer, REO Properties, and the best interests of the Trust Fund and the Holders of the Certificates and the Companion Loan Holders as a collective whole as if they constituted one lender (taking into account the subordination of each B Note to the related A Notes), but without regard to:

(i)         any relationship that the Servicer or Special Servicer, as applicable, or any Affiliate of the Servicer or Special Servicer may have with the related Borrower, the Depositor, the Trust Loan Seller, the Companion Loan Holders or any Affiliates of the related Borrower, the Depositor, the Trust Loan Seller or the Companion Loan Holders;

(ii)        the ownership of any Certificate or Companion Loan Securities by the Servicer or Special Servicer, as applicable, or any Affiliate of the Servicer or Special Servicer;

(iii)       the ownership of any Companion Loan, junior indebtedness with respect to any Mortgaged Property by the Servicer or Special Servicer, as applicable, or any Affiliate of the Servicer or Special Servicer;

(iv)      the Servicer’s obligation to make Advances as specified herein; and

(v)       the Servicer’s or Special Servicer’s, as applicable, right to receive compensation or reimbursement of costs for its services hereunder or with respect to any particular transaction.

“Additional Disclosure Notification”: The form of notification to be included with any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information which is attached to this Agreement as Exhibit U.

“Additional Exclusions”: Exclusions in addition to those customarily found in the insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001.

“Additional Form 10-D Disclosure” The information described in the Form 10-D items set forth under the “Item on Form 10-D” column on Exhibit R hereto.

“Additional Form 10-K Disclosure” The information described in the Form 10-K items set forth under the “Item on Form 10-K” column on Exhibit S hereto.

“Additional Servicer”: Each Affiliate of the Servicer, the Special Servicer, the Trust Loan Seller that services any of the Mortgage Loans and each Person who is not an Affiliate of the Servicer, other than the Special Servicer, who services 10% or more of the Mortgage Loans. For the avoidance of doubt, the Certificate Administrator shall not be considered an “Additional Servicer”.

“Additional Trust Fund Expenses”: (i) Any Advance Interest Amount paid to the Servicer or the Trustee that cannot be reimbursed out of Default Interest or late payment charges in respect of Monthly Advances made with respect to the related Trust Loan and any Servicing Advances that cannot be reimbursed from proceeds of the related Trust Loan; (ii) compensation payable to the Special Servicer in connection with a Specially Serviced Mortgage Loan or an REO Property and not paid by the related Borrower; and (iii) any other unanticipated expenses of the Trust Fund, including, but not limited to, reimbursements to the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Operating Advisor and related Persons of each of the foregoing and indemnification and other unanticipated costs, liabilities or expenses of the Trust (including costs of collecting such amounts or other Additional Trust Fund Expenses) to Persons entitled thereto pursuant to Section 6.03 and Section 8.05, taxes payable from the assets of the Trust Fund, tax related expenses and the cost of various opinions of counsel required to be obtained in connection with the servicing of the Mortgage Loans, the administration of the Trust Fund hereunder, in each case to the extent that the Trust Fund has not obtained, and in the reasonable good faith judgment of the Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as applicable, will not obtain, reimbursement or indemnification thereof from any Person or from the proceeds of the liquidation or disposition of any Trust Loan or REO Property; provided, however, that with respect to any amounts described in the immediately preceding clauses (i) through (iii) that are reimbursable by a Borrower pursuant to the related Mortgage Loan Documents, such amounts will constitute Additional Trust Fund Expenses only to the extent not reimbursed by such Borrower or deemed a Nonrecoverable Advance.

“Adjusted Certificate Principal Distribution Amount”: For any Distribution Date, an amount equal to the Certificate Principal Distribution Amount for such Distribution Date, subject to adjustment in accordance with Section 1.04 and Section 3.06(b).

“Administrative Cost Rate”: With respect to each Trust Loan, the sum of the per annum rates at which the Servicing Fee, the Certificate Administrator Fee (including the portion thereof allocated to the Trustee Fee), the Operating Advisor Fee and the CREFC® Intellectual Property Royalty License Fee are calculated.

“Advance Interest Amount”: Interest at the Advance Interest Rate on the aggregate amount of Advances, compounded monthly, for which the Servicer or the Trustee, as applicable, has not been reimbursed for the number of days from the date on which such Advance was made to (but excluding) the date on which such amounts are reimbursed to the Servicer or Trustee, as applicable; provided, however, that, if the related Borrower makes payment of the amount in respect of which an Advance was made with interest at the Default

Rate or late payment charges, the Advance Interest Amount payable to the Servicer or the Trustee with respect to such Advance shall be paid (i) first from the amount of Default Interest and late payment charges paid by such Borrower and (ii) to the extent such amounts are insufficient therefor, from amounts on deposit in the Collection Account to the extent provided in Section 3.06.

“Advance Interest Rate”: The “prime rate” in effect from time to time (as published in the “Money Rates” section of The Wall Street Journal or, if such section or publication no longer is available, such other publication as determined by the Servicer or the Certificate Administrator, as applicable in its reasonable discretion).

“Advances”: Any Monthly Advance and Servicing Advance.

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. The Trustee and the Certificate Administrator may obtain and conclusively rely on an Officer’s Certificate of the Servicer, the Special Servicer, the Operating Advisor or the Depositor to determine whether any Person is an Affiliate of such party.

“Agreement”: This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

“Anticipated Termination Date”: Any Distribution Date on which it is anticipated that the Trust Fund will be terminated pursuant to Section 9.01(b).

“Applicable Laws”: As defined in Section 11.12.

“Applicable Servicing Criteria”: With respect to the Servicer, the Special Servicer or any Servicing Function Participant, the Servicing Criteria applicable to it, as set forth on Exhibit N. For clarification purposes, multiple parties can have responsibility for the same Applicable Servicing Criteria and with respect to a Servicing Function Participant engaged by the Servicer or the Special Servicer, the term “Applicable Servicing Criteria” may refer to a portion of the Applicable Servicing Criteria applicable to the Servicer or the Special Servicer, as the case may be.

“Appraisal”: An appraisal from an Independent MAI appraiser.

“Appraisal Reduction”: For any Distribution Date and for any Mortgage Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the Special Servicer, based upon the value determined by the Special Servicer, as of the first Determination Date that is at least 10 Business Days following the date on which the Special Servicer receives an Appraisal, equal to the excess of (a) the outstanding Principal Balance of that Mortgage Loan, over (b) the excess of (i) the sum of (A) 90% of the Appraised Value of the related Mortgaged Property as determined by one or more Appraisals with respect to the related

Mortgaged Property (the costs of which shall be paid by the Servicer as an Advance), minus, with respect to any Appraisals, such downward adjustments as the Special Servicer may make (without implying any obligation to do so) based upon its review of the Appraisal and any other information it deems relevant and (B) all escrows, letters of credit and reserves in respect of such Mortgage Loan as of the date of calculation over (ii) the sum of, as of the Payment Date occurring in the month of the date of determination, (A) to the extent not previously advanced by the Servicer or the Trustee, all unpaid interest due on such Mortgage Loan at a per annum rate equal to its Mortgage Rate, (B) all Servicing Advances on that Mortgage Loan not reimbursed from proceeds of such Mortgage Loan, and Advance Interest Amounts at the Advance Interest Rate in respect of such Mortgage Loan, and (C) all currently due and unpaid real estate taxes, assessments, insurance premiums, ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under that Mortgage Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the Servicer or the Trustee, as applicable); subject to, without limiting the Special Servicer’s obligation to order and obtain such Appraisal, any Automatic Appraisal Reduction calculations as set forth in Section 3.10(a), until such time as such Appraisal referred to above is received and the Appraisal Reduction is adjusted pursuant to Section 3.10(a). Within 60 days after the Appraisal Reduction Event, the Special Servicer shall order and use reasonable efforts to receive an Appraisal (the cost of which shall be paid by the Servicer as a Servicing Advance) and the related Appraisal shall be delivered in electronic format by the Special Servicer to the Servicer, the Certificate Administrator and the Trustee. Each Trust Loan and its related Companion Loan shall be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction. Any Appraisal Reduction with respect to a Mortgage Loan shall be allocated, first, to the related B Note, up to the full outstanding principal balance thereof, and then to the related A Notes, on a Pro Rata and Pari Passu Basis, up to the full outstanding principal balance thereof. Any Appraisal Reduction allocated to the related A Notes will be allocated to the Trust A Note and the related Companion Note, on a Pro Rata and Pari Passu Basis, based on their respective outstanding principal balances thereof.

“Appraisal Reduction Event”: With respect to any Mortgage Loan, the earliest of (i) 120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a Balloon Payment, occurs in respect of such Mortgage Loan, (ii) the date on which a reduction in the amount of Scheduled Monthly Payments on such Mortgage Loan, or a change in any other material economic term of such Mortgage Loan (other than an extension of the Maturity Date), becomes effective as a result of a modification of such Mortgage Loan by the Special Servicer, (iii) the date on which a receiver has been appointed, (iv) 60 days after a Borrower declares bankruptcy, (v) 60 days after the date on which an involuntary petition of bankruptcy is filed with respect to a Borrower if not dismissed within such time, (vi) 90 days after an uncured delinquency occurs in respect of a Balloon Payment with respect to such Mortgage Loan, except where a refinancing is anticipated (as evidenced by a written refinancing commitment from an acceptable lender and reasonably satisfactory in form and substance to the Servicer) within 120 days after the Maturity Date of such Mortgage Loan, in which case 120 days after such uncured delinquency, and (vii) immediately after such Mortgage Loan, becomes an REO Mortgage Loan; provided, however, that an Appraisal Reduction Event shall not occur at any time when the aggregate Certificate Balances of all Classes of Certificates (other than the Class A Certificates) have been reduced to zero. The Special Servicer shall notify the Servicer, or the Servicer shall notify the Special Servicer, as applicable, promptly upon such Person having notice or knowledge of the occurrence of any of the foregoing events. The obligation to obtain an Appraisal following the occurrence of an Appraisal Reduction Event shall be subject to the provisions of Section 4.08 hereof.

“Appraised Value”: With respect to any Mortgaged Property, the appraised value thereof as determined by an Appraisal of such Mortgaged Property securing the related Mortgage Loan.

“Appraised-Out Class”: As defined in Section 4.08(d).

“Asset Status Report”: As defined in Section 3.26(b).

“Assignment of Leases”: With respect to any Mortgaged Property, any Assignment of Leases or similar agreement executed by a Borrower, assigning to the mortgagee all of the income, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of such Mortgaged Property, in the form that was duly executed, acknowledged and delivered, as amended, modified, renewed or extended through the date hereof and from time to time hereafter.

“Assignment of Mortgage”: An assignment of Mortgage without recourse, notice of transfer or equivalent instrument, in recordable form, that is sufficient under the laws of the jurisdiction in which the related Mortgaged Property is located to reflect of record the sale of the Mortgage, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering Mortgages encumbering Mortgaged Properties located in the same jurisdiction, if permitted by law and acceptable for recording; provided, however, that none of the Trustee, the Certificate Administrator, the Custodian and the Servicer shall be responsible for determining whether any assignment is legally sufficient or in recordable form.

“Assumed Scheduled Monthly Payment”: With respect to any Trust Loan which is delinquent in respect of its Balloon Payment or after acquisition of REO Property in respect thereof (but not including any period following the modification, forbearance or extension of such Trust Loan prior to its modified maturity date), an amount deemed to be due for such Trust Loan, which amount shall be equal to the Scheduled Monthly Payment that would have been due on the related Trust Loan for the relevant Collection Period, if, as applicable, (i) the Maturity Date for such Trust Loan had not occurred or (ii) the related Mortgaged Property had not become an REO Property and such Trust Loan was still outstanding and no acceleration of such Trust Loan had occurred, but taking into account any modification, forbearance or extension and Debt Service Reduction Amounts.

“Assumption Fees”: Any fees collected by the Servicer or Special Servicer in connection with an assumption of a Mortgage Loan or substitution of a Borrower thereunder permitted to be executed (or not otherwise prohibited) under the provisions of this Agreement, but only to the extent such fee is not prohibited in the existing Mortgage Loan Documents (as they exist on the Closing Date).

“Authenticating Agent”: Any authenticating agent appointed by the Certificate Administrator pursuant to Section 5.08.

“Automatic Appraisal Reduction”: As defined in Section 3.10(a).

“Available Funds”: For any Distribution Date, the sum of (i) all previously undistributed Scheduled Monthly Payments or other receipts on account of principal and interest on or in respect of the Trust Loans (including, but not limited to, Balloon Payments, Principal Prepayments, Net Liquidation Proceeds, Net Insurance Proceeds, Net Condemnation Proceeds and Late Collections, but without duplication thereof) received by the Servicer during the related Collection Period, plus (ii) the proceeds of any repurchase of any Trust Loan required to be repurchased by the Trust Loan Seller or any purchase or repayment made by the Trust Loan Seller or the Special Servicer, and received by the Servicer during the related Collection Period, plus (iii) all Monthly Advances made by the Servicer or the Trustee, as applicable, on the Trust Loans in respect of such Distribution Date, plus (iv) amounts of Compensating Interest remitted by the Servicer to the Collection Account in respect of Prepayment Interest Shortfalls occurring during the related Collection Period, plus (v) if such Distribution Date is the Distribution Date occurring in March of each year (or February, if such Distribution Date is the final Distribution Date), Withheld Amounts to be withdrawn from the Interest Reserve Account for such Distribution Date, minus (vi) an amount equal to the applicable Withheld Amount in the case of the February Distribution Date and any January Distribution Date occurring in a year that is not a leap year (unless, in either case, such Distribution Date is the final Distribution Date), minus (vii) Additional Trust Fund Expenses and certain other amounts and any portion of such amounts received in respect of the Mortgage Loans that are required to be distributed to the Companion Loan Holders pursuant to the terms of the Co-Lender Agreements, and plus (vii) all other collections or proceeds received by the Servicer during the related Collection Period, other than collections allocable to principal and interest, not otherwise payable to the Depositor or any of its Affiliates, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee, except (without duplication):

(i)        all amounts permitted to be deducted from the Collection Account pursuant to Section 3.06 and Section 3.12;

(ii)       all late fees, default interest, Modification Fees, consent fees, loan service transaction fees, demand fees, Assumption Fees, and similar fees permitted to be retained by the Servicer or Special Servicer pursuant to Section 3.12;

(iii)      all amounts representing Scheduled Monthly Payments due after the related Collection Period; and

(iv)      any amounts received in respect of Yield Maintenance Premiums.

“B Notes”: With respect to each Mortgage Loan, the promissory note designated as Note B.

“Balloon Payment”: With respect to any Mortgage Loan, Trust Loan or Companion Loan, as applicable, the payment payable on the Maturity Date or extended maturity date, as applicable, of such Mortgage Loan, Trust Loan or Companion Loan, as applicable.

“Bankruptcy Loss”: A reduction in the Principal Balance on a Trust Loan arising from a proceeding under the United States Bankruptcy Code or any other similar state law or other proceeding with respect to a Borrower of, or Mortgaged Property securing, directly or indirectly, a Trust Loan.

“Base Interest Fraction”: With respect to any Principal Prepayment on any Trust Loan and with respect to any of the Class A, Class B, Class C and Class D Certificates is a fraction (A) whose numerator is the greater of (x) zero and (y) the difference between (i) the Pass-Through Rate on such Class of Certificates, and (ii) the Prepayment Rate used in calculating the Yield Maintenance Premiums with respect to such Principal Prepayment and (B) whose denominator is the greater of zero and the difference between (i) the Mortgage Rate on the related Trust Loan and (ii) the Prepayment Rate used in calculating the Yield Maintenance Premiums with respect to such Principal Prepayment; provided, however, that (1) under no circumstances will the Base Interest Fraction be greater than one or less than zero, (2) if such Prepayment Rate is greater than or equal to the Mortgage Rate on the related Trust Loan and is greater than or equal to the Pass-Through Rate on such Class of Certificates, then the Base Interest Fraction will equal zero, and (3) if the Prepayment Rate is greater than or equal to the Mortgage Rate on such Trust Loan and is less than the Pass-Through Rate on such Class of Certificates, then the Base Interest Fraction will be one.

“Beneficial Owner”: With respect to a Global Certificate, the Person who is the beneficial owner of such Certificate as reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly as a Depository Participant or indirectly through a Depository Participant, in accordance with the rules of such Depository) with respect to such Class.

“Book Entry Certificates”: Certificates evidencing a beneficial interest in a Class of Regular Certificates, ownership and transfer of which shall be made through book entries by a Clearing Agency; provided that after the occurrence of a condition whereupon book entry registration and transfer are no longer authorized and Definitive Certificates are issued to the Certificateholders, such certificates shall no longer be “Book Entry Certificates.”

“Borrower”: With respect to any Mortgage Loan, any obligor or obligors on any related Note or Notes.

“Borrower Accounts”: As defined in Section 3.07(a).

“Borrower Affiliate”: Any of the Borrowers, the Guarantor (or any replacement guarantor), any Manager, the general partner or managing member of any Borrower or any Borrower Party Affiliate.

“Borrower Party Affiliate”: With respect to any Borrower, any replacement guarantor, any Manager or the general partner or managing member of any Borrower, (a) any other Person controlling or controlled by or under common control with any such specified Person, or (b) any other Person owning, directly or indirectly, twenty-five percent (25%) or more of the beneficial interests in any such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Business Day”: (x) with respect to references to “Business Day” in any Mortgage Loan Document, any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or Special Servicer or any reserve accounts or the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business, and (y) with respect to references to “Business Day” relating to this Agreement, any day other than a Saturday, Sunday or any other day on which national banks in New York, New York, or the place of business of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the financial institution that maintains the Collection Account or any reserve account, the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

“Cash Management Agreement”: As defined in the related Loan Agreement.

“Cash Collateral Account”: With respect to any Mortgage Loan that has a Lock Box Account, any account or accounts created pursuant to the related Loan Agreement, Cash Collateral Account Agreement or other Mortgage Loan Document into which the Lock Box Account monies are swept on a regular basis on behalf of the Servicer for the benefit of the Trustee as assignee of the Trust Loan Seller. Any Cash Collateral Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive all reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan and Section 3.07. The Servicer shall be permitted, to the extent not inconsistent with the terms of the related Mortgage Loan, to make withdrawals therefrom for deposit into the Collection Account. To the extent not inconsistent with the terms of the related Mortgage Loan, each such Cash Collateral Account shall be an Eligible Account.

“Cash Collateral Account Agreement”: With respect to any Mortgage Loan, the agreement, if any, between the Trust Loan Seller and the related Borrower, pursuant to which the related Cash Collateral Account, if any, was established.

“Certificate”: Any Class A, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G, Class HRR or Class R Certificates issued, authenticated and delivered hereunder.

“Certificate Administrator”: Wells Fargo Bank, National Association, in its capacity as certificate administrator of the Trust Fund or its successor in interest, or any successor certificate administrator appointed as herein provided. As certificate administrator, Wells Fargo Bank, National Association will perform its obligations through its Corporate Trust Services division.

“Certificate Administrator Fee”: With respect to each Mortgage Loan and for any Distribution Date, an amount accrued during the related Interest Accrual Period (or in the case of the first Distribution Date, accrued for a period equal to the initial Interest Accrual Period) at the

Certificate Administrator Fee Rate on the Principal Balance of such Mortgage Loan as of the first day of such Interest Accrual Period. The Certificate Administrator Fee will be calculated on the same interest accrual basis as the Mortgage Loans. The Certificate Administrator Fee includes the Trustee Fee.

“Certificate Administrator Fee Rate”: A rate equal to 0.02039% per annum on each Mortgage Loan.

“Certificate Administrator Investment Account”: As defined in Section 3.07(b).

“Certificate Administrator’s Website”: The internet website of the Certificate Administrator, initially located at www.ctslink.com.

“Certificate Balance”: With respect to any Class of Certificates (other than the Class X or Class R Certificates) (a) on or prior to the first Distribution Date, an amount equal to the aggregate initial Certificate Balance of such Class, as specified in the Preliminary Statement hereto, and (b) as of any date of determination after the first Distribution Date, the Certificate Balance of such Class of Certificates on the Distribution Date immediately prior to such date of determination after application of the distributions and allocation of Realized Losses or Additional Trust Fund Expenses made thereon on such prior Distribution Date plus any Recovered Amounts allocated to such Class of Certificates in accordance with Section 1.04(c). The Certificate Balance of any Class of Uncertificated Lower-Tier Interest will equal the Certificate Balance of the Related Certificates. None of the Class X-A, Class X-B or Class R Certificates will have a Certificate Balance.

“Certificate Principal Distribution Amount”: For any Distribution Date is equal to the aggregate of the Principal Distribution Amounts of the Trust Loans for such Distribution Date; provided, however, if the Servicer or the Trustee reimburses itself out of general collections for any Advance that it has determined is not recoverable out of collections on the related Trust Loan or, with respect to Servicing Advances, the related Companion Loan, as applicable, then that Advance (together with accrued interest on that Advance) will be deemed to be reimbursed first out of the Certificate Principal Distribution Amount otherwise distributable on the Principal Balance Certificates (with such Nonrecoverable Advance being reimbursed before Workout-Delayed Reimbursement Amounts), prior to being deemed reimbursed out of collections of interest otherwise distributable on the Certificates. If one or more unreimbursed Workout-Delayed Reimbursement Amounts exist, then such Workout-Delayed Reimbursement Amounts generally will be reimbursable only from the Certificate Principal Distribution Amount otherwise distributable on the Principal Balance Certificates. As a result, the Certificate Principal Distribution Amount for the corresponding Distribution Date would be reduced, to not less than zero, by the amount of any such reimbursement.

“Certificate Register” and “Certificate Registrar”: The register maintained pursuant to Section 5.01(c) and the registrar appointed pursuant to Section 5.02(a).

“Certificateholder” or “Holder”: With respect to any Certificate, the Person in whose name a Certificate is registered in the Certificate Register (including, solely for the purposes of providing, distributing or otherwise making available any reports, statements or other information pursuant to this Agreement, Beneficial Owners of Certificates to the extent the person providing, distributing or making available such information has received an Investor Certification that such person is a Beneficial Owner); provided, however, that solely for the purposes of giving any consent or taking any action (including, without limitation, selecting or appointing a Directing Certificateholder) pursuant to this Agreement, any Certificate beneficially owned by the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, any Borrower Affiliate, any Manager or any Affiliate thereof shall be deemed not to be outstanding, and the Voting Rights to which it is entitled shall not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent or take any such action has been obtained; provided, that the foregoing limitation will not be construed so as to limit or prevent a Controlling Class Certificateholder or the Directing Certificateholder, solely based on it being an Affiliate of the Special Servicer, from exercising any appointment, consent or consultation rights it may have under this Agreement solely in its capacity as Controlling Class Certificateholder or Directing Certificateholder (unless, for the avoidance of doubt, the Controlling Class Certificateholder or Directing Certificateholder is the Servicer, the Trustee, the Certificate Administrator, any Borrower Affiliate, any Manager or any Affiliate thereof). However, for purposes of obtaining the consent of Certificateholders to an amendment of this Agreement or for obtaining the consent to any other action under this Agreement, any Certificates beneficially owned by the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee or an Affiliate of such parties will be deemed to be outstanding, provided that such amendment does not relate to the termination, increase in compensation or material reduction of obligations of the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee or any of their Affiliates, in which case such Certificate shall be deemed not to be outstanding. Notwithstanding the foregoing, so long as there is no Servicer Termination Event with respect to the Servicer or the Special Servicer, the Servicer and the Special Servicer or such Affiliate of either shall be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities hereunder. The Certificate Administrator shall be entitled to request and rely upon a certificate of the Servicer, the Special Servicer or the Depositor in determining whether a Certificate is registered in the name of an Affiliate of such Person. All references herein to “Holders” or “Certificateholders” shall reflect the rights of Beneficial Owners as they may indirectly exercise such rights through the Depository and the Depository Participants, except as otherwise specified herein; provided, however, that the parties hereto shall be required to recognize as a “Holder” or “Certificateholder” only the Person in whose name a Certificate is registered in the Certificate Register.

“Certificateholder Quorum”: In connection with any solicitation of votes in connection with the replacement of the Special Servicer (other than at the recommendation of the Operating Advisor), the Certificateholders evidencing at least 66-2/3% of the aggregate Voting Rights (taking into account the application of any Trust Appraisal Reduction to notionally reduce the Certificate Balances of the Certificates) of all Principal Balance Certificates.

“Class”: With respect to the Certificates, all of the Certificates bearing the same alphabetical class designation, the Class LT-R Interest, the Class UT-R Interest and each designated Uncertificated Lower-Tier Interest.

“Class A Certificate”: Any one of the Certificates executed by the Certificate Administrator and authenticated by the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-1, together with any other Certificate issued in substitution or replacement thereof pursuant to Article V.

“Class A Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to a fixed rate of 3.8837%.

“Class B Certificate”: Any one of the Certificates executed by the Certificate Administrator and authenticated by the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-4, together with any other Certificate issued in substitution or replacement thereof pursuant to Article V.

“Class B Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to a fixed rate of 4.2354%.

“Class C Certificate”: Any one of the Certificates executed by the Certificate Administrator and authenticated by the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-5, together with any other Certificate issued in substitution or replacement thereof pursuant to Article V.

“Class C Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to a fixed rate of 4.5364%.

“Class D Certificate”: Any one of the Certificates executed by the Certificate Administrator and authenticated by the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-6, together with any other Certificate issued in substitution or replacement thereof pursuant to Article V.

“Class D Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to a fixed rate of 5.0375%.

“Class E Certificate”: Any one of the Certificates executed by the Certificate Administrator and authenticated by the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-7, together with any other Certificate issued in substitution or replacement thereof pursuant to Article V.

“Class E Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the Net WAC Rate for such Distribution Date. The Pass-Through Rate applicable to the Class E Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Class F Certificate”: Any one of the Certificates executed by the Certificate Administrator and authenticated by the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-8, together with any other Certificate issued in substitution or replacement thereof pursuant to Article V.

“Class F Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the Net WAC Rate for such Distribution Date. The Pass-Through Rate applicable to the Class F Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Class G Certificate”: Any one of the Certificates executed by the Certificate Administrator and authenticated by the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-9, together with any other Certificate issued in substitution or replacement thereof pursuant to Article V.

“Class G Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the Net WAC Rate for such Distribution Date. The Pass-Through Rate applicable to the Class G Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Class HRR Certificate”: Any one of the Certificates executed by the Certificate Administrator and authenticated by the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-10, together with any other Certificate issued in substitution or replacement thereof pursuant to Article V.

“Class HRR Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the Net WAC Rate for such Distribution Date. The Pass-Through Rate applicable to the Class HRR Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Class LA Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement to this Agreement.

“Class LB Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement to this Agreement.

“Class LC Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement to this Agreement.

“Class LD Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement to this Agreement.

“Class LE Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement to this Agreement.

“Class LF Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement to this Agreement.

“Class LG Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement to this Agreement.

“Class LHRR Uncertificated Interest”: A regular interest in the Lower-Tier REMIC, which is held as an asset of the Upper-Tier REMIC and has the Original Lower-Tier Principal Amount and per annum rate of interest set forth in the Preliminary Statement to this Agreement.

“Class LT-R Interest”: The uncertificated residual interest in the Lower-Tier REMIC, represented by the Class R Certificates.

“Class R Certificate”: Any one of the Certificates executed by the Certificate Administrator and authenticated by the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-9. The Class R Certificates have no Pass-Through Rate, Certificate Balance or Notional Amount.

“Class UT-R Interest”: The uncertificated residual interest in the Upper-Tier REMIC, represented by the Class R Certificates.

“Class X Certificates”: The Class X-A Certificates and the Class X-B Certificates or any of the Class X-A Certificates or the Class X-B Certificates, as the context may require.

“Class X-A Certificate”: Any one of the Certificates executed by the Certificate Administrator and authenticated by the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-2, together with any other Certificate issued in substitution or replacement thereof pursuant to Article V.

“Class X-A Notional Amount”: As of any date of determination, the Certificate Balance of the Class A Certificates.

“Class X-A Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the Class X Strip Rate for the Class A Certificates. The Pass-Through Rate applicable to the Class X-A Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Class X-B Certificate”: Any one of the Certificates executed by the Certificate Administrator and authenticated by the Authenticating Agent on behalf of the Depositor in substantially the form set forth in Exhibit A-3, together with any other Certificate issued in substitution or replacement thereof pursuant to Article V.

“Class X-B Notional Amount”: As of any date of determination, the aggregate Certificate Balances of the Class B, Class C and Class D Certificates.

“Class X-B Pass-Through Rate”: With respect to any Distribution Date, a per annum rate equal to the weighted average of the Class X Strip Rates for the Class B , Class C and Class D Certificates. The Pass-Through Rate applicable to the Class X-B Certificates for the initial Distribution Date shall be the rate set forth in the Preliminary Statement hereto.

“Class X Strip Rate”: For each of the Class A, Class B, Class C and Class D Certificates for any Distribution Date will equal the excess, if any, of (i) the Net WAC Rate for such Distribution Date over (ii) the Pass-Through Rate of such Class of Certificates for such Distribution Date.

“Clearing Agency”: An organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Agency Participants”: A broker, dealer, bank, other financial institution or other Person for whom from time to time a Clearing Agency effects book entry transfers and pledges of securities deposited with the Clearing Agency.

“Clearstream”: Clearstream Banking, société anonyme, or its successor in such capacity.

“Closing Date”: April 26, 2019.

“Code”: The Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto, and any temporary or final regulations of the United States Department of the Treasury promulgated pursuant thereto.

“Collection Account”: The trust account or accounts created and maintained by the Servicer pursuant to Section 3.05(a), which shall be entitled “Midland Loan Services, a Division of PNC Bank, National Association, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of Holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON Collection Account” and which must be an Eligible Account.

“Collection Period”: (i) With respect to the first Distribution Date following the Closing Date, the period commencing on and including the Closing Date and ending on and including the Determination Date relating to such Distribution Date and (ii) with respect to any other Distribution Date, the period commencing on and including the day immediately following the Determination Date relating to the immediately preceding Distribution Date and ending on and including the Determination Date relating to such Distribution Date.

“Co-Lender Agreement”: As defined in the Introductory Statement.

“Commission”: The Securities and Exchange Commission.

“Companion Loan”: As defined in the Introductory Statement.

“Companion Loan Advance”: With respect to a Companion Loan that is part of an Other Securitization Trust, any advance of delinquent scheduled payments with respect to such Companion Loan made by the master servicer or trustee with respect to such Other Securitization Trust.

“Companion Loan Distribution Account”: As defined in Section 3.05(a).

“Companion Loan Holder”: The holder of a Companion Loan.

“Companion Loan Notes”: As defined in the Introductory Statement.

“Companion Loan Rating Agency”: With respect to a Companion Loan or any portion thereof, any rating agency that was engaged by a participant in the securitization of such Companion Loan or such portion to assign a rating to the related Companion Loan Securities.

“Companion Loan Rating Agency Confirmation”: With respect to any matter involving the servicing and administration of a Companion Loan as to which any Companion Loan Securities exist, confirmation in writing (which may be in electronic form) by each applicable Companion Loan Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then current rating assigned to any class of such Companion Loan Securities (if then rated by such Companion Loan Rating Agency); provided that upon receipt of a written waiver or other acknowledgment from a Companion Loan Rating Agency indicating its decision not to review or declining to review the matter for which the Companion Loan Rating Agency Confirmation is sought (such written notice, a “Companion Loan Rating Agency Declination”), or as otherwise provided in Section 3.32 of this Agreement, the requirement for the Companion Loan Rating Agency Confirmation from the applicable Companion Loan Rating Agency with respect to such matter shall not apply. With respect to any matter affecting any Companion Loan, so long as such Companion Loan (or any portion thereof) is subject to a securitization transaction, any Rating Agency Confirmation shall also refer to confirmation in writing (which may be in electronic format) by each applicable rating agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then current rating assigned to any class of securities backed by such Companion Loan or any portion thereof (if then rated by such rating agency); provided that a written waiver (which may be in electronic format) or other acknowledgment from such rating agency indicating its decision not to review or to decline to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the rating agency with respect to such matter.

“Companion Loan Securities”: Any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Other Securitization Trust, which assets include a Companion Loan (or a portion thereof).

“Compensating Interest”: With respect to any Distribution Date, an amount required to be deposited by the Servicer into the Collection Account pursuant to Section 3.12(a), equal to the amount of any Prepayment Interest Shortfalls arising with respect to a non-Specially Serviced Mortgage Loan resulting from voluntary prepayments where the Servicer waives a requirement to pay interest through the end of the related Mortgage Loan Interest Accrual Period during any Collection Period (unless such waiver (A) is required because of a court order or applicable law, (B) is in connection with Insurance Proceeds or Condemnation Proceeds or (C) is at the request or with the consent of the Special Servicer); provided that the Compensating Interest for any Distribution Date shall not exceed the lesser of (i) the total amount of such Prepayment Interest Shortfalls, and (ii) with respect to each Mortgage Loan for which the Servicer receives its Servicing Fees during such Collection Period, the portion of such Servicing

Fees calculated, in each case, at an annual rate of 0.00125% per annum. Compensating Interest payments with respect to the Mortgage Loans shall be allocated among the Trust Loans and the Companion Loans in accordance with their respective principal amounts, and the Servicer shall pay the portion of such Compensating Interest payments allocable to the related Companion Loan(s) to the master servicer under the related Other Pooling and Servicing Agreement(s).

“Condemnation Proceeds”: Any awards resulting from the full or partial condemnation or any eminent domain proceeding or any conveyance in lieu or in anticipation thereof with respect to a Mortgaged Property or REO Property by or to any governmental or quasi-governmental authority other than amounts to be applied to the restoration, preservation or repair of such Mortgaged Property or REO Property or released to the related Borrower in accordance with the terms of the related Mortgage Loan Documents.

“Consultation Termination Event”: The date on which the Class F Certificates no longer have a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of such Class, without regard to the application of any Trust Appraisal Reductions.

“Control Termination Event”: With respect to any date of determination, if the Certificate Balance of the Class F Certificates on such date (taking into account the application of any Trust Appraisal Reduction amounts to notionally reduce the Certificate Balance of such Class) is less than 25% of the initial Certificate Balance of such Class.

“Controlling Class”: The most subordinate Class of the Class F, Class G and Class HRR Certificates then outstanding that has an aggregate Certificate Balance, as reduced by any Trust Appraisal Reduction amounts allocable to such Class, at least equal to 25% of the initial Certificate Balance of such Class or, if none of the Class F, Class G or Class HRR Certificates satisfy the foregoing requirement, the Controlling Class will be the Class F Certificates. No other Class of Certificates will be eligible to act as a Controlling Class or appoint a Directing Certificateholder. If a Consultation Termination Event has occurred, there shall be no Controlling Class and no Directing Certificateholder.

“Controlling Class Certificateholder”: Each Holder (or Beneficial Owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Registrar, from time to time, upon request by any party hereto. The Trustee, the Servicer, the Special Servicer or the Operating Advisor may from time to time request (the cost of which being an expense of the Trust) that the Certificate Administrator provide a list of the Holders (or Beneficial Owners, if applicable) of the Controlling Class and the Certificate Administrator shall promptly provide such list without charge to such Trustee, Servicer, Special Servicer or Operating Advisor, as applicable. The Trustee, the Servicer, the Special Servicer and the Operating Advisor shall be entitled to rely on any such list so provided. Notwithstanding the foregoing, for purposes of determining the Directing Certificateholder, exercising any rights of the Controlling Class or the Directing Certificateholder or receiving Asset Status Reports or any other information under this Agreement other than Distribution Date Statements, any holder of any interest in a Controlling Class Certificate who is a Borrower Affiliate, the Manager or an agent or Affiliate of the foregoing, or is a Restricted Party, will not be deemed to be a Holder of the related Controlling Class and will not be entitled to exercise such rights or receive such information, and any Directing Certificateholder previously appointed or selected by such holder will thereafter not be entitled to exercise any rights of the Directing Certificateholder. If, as a result of the preceding sentence, no Holder of Controlling Class Certificates would be eligible to exercise such rights, there will be no Directing Certificateholder or Controlling Class.

“Corporate Trust Office”: The principal corporate trust offices with respect to the Certificate Administrator and the Trustee are located at (i) with respect to Certificate transfers and surrenders, 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479, Attention: Certificate Transfer Services – CTS – JPMCC 2019-ICON and (ii) for all other purposes, 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Corporate Trust Services – JPMCC 2019-ICON. The Trustee and the Certificate Administrator may designate any other location as its corporate trust office(s) from time to time by notice to the Certificateholders, the Depositor, the Servicer, the Special Servicer, the Operating Advisor and each other.

“Credit Risk Retention Rules”: The Credit Risk Retention regulations, 79 Fed. Reg. 77601, pages 77740-77766 (Dec. 24, 2014), jointly promulgated by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Federal Housing Finance Agency, the Securities and Exchange Commission, and the Department of Housing and Urban Development (the “Agencies”) (which such joint final rule has been codified, inter alia, at 17 C.F.R. § 246) to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934 (as added by Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), as such regulations may be amended from time to time by such Agencies, and subject to such clarification and interpretation as have been provided by such Agencies, whether in the adopting release, or as may be provided by any such Agency or its staff from time to time, in each case, as effective from time to time as of the applicable compliance date specified therein.

“CREFC®”: The Commercial Real Estate Finance Council, or any association or organization that is a successor thereto. If neither such association nor any successor remains in existence, “CREFC®” shall be deemed to refer to such other association or organization as may exist whose principal membership consists of servicers, trustees, issuers, placement agents and underwriters generally involved in the commercial mortgage loan securitization industry, which is the principal such association or organization in the commercial mortgage loan securitization industry and one of whose principal purposes is the establishment of industry standards for reporting transaction specific information relating to commercial mortgage pass-through certificates and commercial mortgage backed bonds and the commercial mortgage loans and foreclosed properties underlying or backing them to investors holding or owning such certificates or bonds, and any successor to such other association or organization. If an organization or association described in one of the preceding sentences of this definition does not exist, “CREFC®” shall be deemed to refer to such other association or organization as shall be reasonably acceptable to the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, and the Trustee.

“CREFC® Advance Recovery Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the “Advance Recovery Report” available as of the Closing Date on the CREFC® Website, is reasonably acceptable to the Servicer.

“CREFC® Appraisal Reduction Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Appraisal Reduction Template” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Bond Level File”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Bond Level File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Certificate Administrator.

“CREFC® Collateral Summary File”: The report substantially in the form of, and containing the information called for in, the downloadable form of the “Collateral Summary File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Certificate Administrator.

“CREFC® Comparative Financial Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Comparative Financial Status Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Delinquent Loan Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Delinquent Loan Status Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Financial File”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Financial File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Bond/Collateral Realized Loss Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Liquidation Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Liquidation Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Intellectual Property Royalty License Fee”: A fee, payable on a monthly basis, computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on each Trust Loan computed at a rate of 0.0005% per annum and shall be prorated for partial periods.

“CREFC® Interest Shortfall Reconciliation Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Interest Shortfall Reconciliation Template” available and effective from time to time on the CREFC® Website.

“CREFC® Reports”: Collectively refers to the following reports as such may be amended, updated or supplemented from time to time as part of the CREFC® “IRP” (Investor Reporting Package), and any additional reports that become part of the CREFC® IRP from time to time (if agreed to by the parties hereto):

(i)      the following seven electronic files: (i) CREFC® Bond Level File, (ii) CREFC® Collateral Summary File, (iii) CREFC® Property File, (iv) CREFC® Loan Periodic Update File, (v) CREFC® Loan Setup File, (vi) CREFC® Financial File, and (vii) CREFC® Special Servicer Loan File; and

(ii)     the following nineteen supplemental reports and templates: (i) CREFC® Comparative Financial Status Report, (ii) CREFC® Delinquent Loan Status Report, (iii) CREFC® Historical Loan Modification/Forbearance and Corrected Mortgage Loan Report, (iv) CREFC® Operating Statement Analysis Report, (v) CREFC® NOI Adjustment Worksheet, (vi) CREFC® REO Status Report, (vii) CREFC® Servicer Watch List, (viii) CREFC® Loan Level Reserve/LOC Report, (ix) CREFC® Advance Recovery Report, (x) CREFC® Total Loan Report, (xi) CREFC® Appraisal Reduction Template, (xii) CREFC® Servicer Realized Loss Template, (xiii) CREFC® Reconciliation of Funds Template, (xiv) CREFC® Historical Bond/Collateral Realized Loss Reconciliation Template, (xv) CREFC® Historical Liquidation Loss Template,

(xvi)  CREFC® Interest Shortfall Reconciliation Template, (xvii) CREFC® Loan Liquidation Report, (xviii) CREFC® REO Liquidation Report and (xix) CREFC® Loan Modification Report, as such reports may be amended, updated or supplemented from time to time.

“CREFC® REO Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Status Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® License Agreement”: The License Agreement, in the form set forth on the website of CREFC® on the Closing Date, relating to the use of the CREFC® trademarks and trade names.

“CREFC® Loan Level Reserve LOC Report”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Level Reserve LOC Report” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer.

“CREFC® Loan Liquidation Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Liquidation Report” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Loan Periodic Update File”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Periodic Update File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer, the Special Servicer and the Certificate Administrator.

“CREFC® Loan Setup File”: The report substantially in the form of, and containing the information called for in, the downloadable form of the “Loan Setup File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer, the Special Servicer and the Certificate Administrator.

“CREFC® NOI Adjustment Worksheet”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Commercial NOI

Adjustment Worksheet” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is acceptable to the Servicer or the Special Servicer, as applicable, and in any event, shall present the computations made in accordance with the methodology described in such form to “normalize” the full year net operating income and debt service coverage numbers used in the other reports required by this Agreement.

“CREFC® Operating Statement Analysis Report”: A report prepared with respect to each Mortgaged Property and/or in the aggregate for the portfolio of Mortgaged Properties (depending on whether the loan parties deliver the related financial statements and operating statements on a per-property basis or an aggregate basis) substantially in the form of, and containing the information called for in, the downloadable form of the “Commercial Operating Statement Analysis Report” available as of the Closing Date on the CREFC® Website or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Property File”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Property File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Reconciliation of Funds Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Reconciliation of Funds Template” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® REO Status Report”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “REO Status Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Servicer Realized Loss Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Realized Loss Template” available and effective from time to time on the CREFC® Website.

“CREFC® Servicer Remittance to Certificate Administrator Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Remittance to Certificate Administrator Template” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Servicer Watch List”: For any Determination Date, a report substantially in the form of, and containing the information called for in, the downloadable form of the “Servicer Watch List” available as of the Closing Date on the CREFC® Website, or in such other final form for the presentation of such information and containing such additional information as may from time to time be promulgated as recommended by the CREFC® for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the “Servicer Watch List” available as of the Closing Date on the CREFC® Website, is reasonably acceptable to the Servicer.

“CREFC® Significant Insurance Event Report Template”: A report substantially in the form of, and containing the information called for in, the downloadable form of the “Significant Insurance Event Report Template” available and effective from time to time on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally.

“CREFC® Special Servicer Loan File”: The monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Special Servicer Loan File” available as of the Closing Date on the CREFC® Website, or such other form for the presentation of such information and containing such additional information as may from time to time be recommended by the CREFC® for commercial mortgage securities transactions generally and is reasonably acceptable to the Servicer and the Special Servicer.

“CREFC® Total Loan Report”: A monthly report substantially in the form of, and containing the information called for in, the downloadable form of the “Total Loan Report” available as of the Closing Date on the CREFC® Website, or in such other form for the presentation of such information and containing such additional information as may from time to time be adopted by the CREFC® for commercial mortgage-backed securities transactions and is reasonably acceptable to the Servicer.

“CREFC® Website”: The CREFC®’s Internet website located at “www.crefc.org” or such other primary Internet website as the CREFC® may establish for dissemination of its report forms.

“Custodian”: Any Custodian appointed pursuant to Section 3.21. The Custodian may (but need not) be the Certificate Administrator, in its capacity as the Custodian, performing its role through the document custody division, the Trustee or the Servicer or any Affiliate of the Certificate Administrator, the Trustee or the Servicer, but may not be the Depositor or any Affiliate of the Depositor. The Certificate Administrator will be the initial Custodian.

“Cut-off Date”: April 1, 2019.

“Debt Service Reduction Amount”: With respect to a Payment Date and the related Determination Date, the amount of the reduction of the Scheduled Monthly Payment that a Borrower is obligated to pay on such Payment Date with respect to a Mortgage Loan as a result of any proceeding under bankruptcy law or any similar proceeding; provided, however, that in the case of an amount that is deferred, but not forgiven, such reduction shall include only the net present value (calculated at the related Mortgage Rate) of the reduction.

“Default Interest”: With respect to any Mortgage Loan, interest accrued on such Mortgage Loan at the excess of the Default Rate over the Mortgage Rate.

“Default Rate”: With respect to each Mortgage Loan, the per annum rate at which interest accrues on such Mortgage Loan following any Mortgage Loan Event of Default on such Mortgage Loan, including without limitation, a default in the payment of a Scheduled Monthly Payment or a Balloon Payment, as such rate is set forth in the related Mortgage Loan Documents.

“Defaulted Mortgage Loan”: A Mortgage Loan (i) that is delinquent at least sixty days in respect of its Scheduled Monthly Payments or more than sixty days delinquent in respect of its Balloon Payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Note and without regard to any acceleration of payments under the related Mortgage and Note or (ii) as to which the Servicer or Special Servicer has, by written notice to the related Borrower, accelerated the maturity of the indebtedness evidenced by the related Note.

“Defect”: As defined in Section 2.02(a).

“Deficient Exchange Act Deliverable”: With respect to the Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor and each Servicing Function Participant and Additional Servicer retained by it (other than a Sub-Servicer set forth on Exhibit V), any item (x) regarding such party, (y) prepared by such party or any registered public accounting firm, attorney or other agent retained by such party to prepare such information and (z) delivered by or on behalf of such party pursuant to the delivery requirements under Article XII of this Agreement that does not conform to the applicable reporting requirements under the Act, the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

“Definitive Certificates”: Certificates issued in definitive physical form.

“Denomination”: As defined in Section 5.01(a).

“Depositor”: J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, and its successors and assigns.

“Depository”: The Depository Trust Company or a successor appointed by the Certificate Registrar (which appointment shall be at the direction of the Depositor if the Depositor is legally able to do so).

“Depository Participant”: A Person for whom, from time to time, the Depository effects book entry transfers and pledges of securities deposited with the Depository.

“Determination Date”: With respect to each Distribution Date, the 1st day of the calendar month in which such Distribution Date occurs or, if such day is not a Business Day, the preceding Business Day.

“Directing Certificateholder”: The initial Directing Certificateholder shall be CRE Fund Investments III LLC, a Delaware limited liability company. Thereafter, the Directing Certificateholder shall be the Controlling Class Certificateholder (or its representative) as identified to the Certificate Administrator selected by the Majority Controlling Class Certificateholders, as determined by the Certificate Registrar from time to time. No Borrower Affiliate may be appointed as or act as a Directing Certificateholder.

“Directing Certificateholder Asset Status Report Approval Process”: As defined in Section 3.26(k).

“Directly Operate”: With respect to any REO Property, the furnishing or rendering of services to the tenants thereof that are not customarily provided to tenants in connection with the rental of space for occupancy only within the meaning of Treasury Regulations Section 1.512(b)-1(c)(5), the management or operation of such REO Property, the holding of such REO Property primarily for sale to customers in the ordinary course of a trade or business, any use of such REO Property in a trade or business conducted by the Trust, or the performing of any construction work on the REO Property other than through an Independent Contractor; provided, however, that the Special Servicer, on behalf of the Trust, shall not be considered to Directly Operate an REO Property solely because the Special Servicer, on behalf of the Trust, establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, makes decisions as to repairs or capital expenditures with respect to such REO Property or takes other actions consistent with Treasury Regulations Section 1.856-4(b)(5)(ii).

“Disclosable Special Servicer Fees”: With respect to any Mortgage Loan or any REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, or rebates, or as a result of any other fee-sharing arrangement) received or retained by the Special Servicer or any of its Affiliates that is paid by any Person (including, without limitation, the Trust, the Manager, any guarantor, any indemnitor or any other Borrower Affiliate in respect of the Mortgage Loans or any of their Affiliates and any purchaser of a Mortgage Loan, a Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of a Mortgage Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such Affiliate of any other special servicing duties under this Agreement, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the Special Servicer is entitled pursuant to Section 3.12 of this Agreement; provided, that any compensation and other remuneration that the Servicer or Certificate Administrator is permitted to receive or retain pursuant to this Agreement in connection with its duties in such capacity will not be Disclosable Special Servicer Fees.

“Disclosure Parties”: As defined in Section 8.15(b).

“Disqualified Non-U.S. Person”: With respect to the Class R Certificates, any Non U.S. Person or agent thereof other than (i) a Non-U.S. Person that holds a Class R Certificate in connection with the conduct of a trade or business within the United States and has furnished the transferor and the Certificate Registrar with an effective IRS Form W-8ECI (or successor form) or (ii) a Non-U.S. Person that has delivered to both the transferor and the Certificate Registrar an opinion of a nationally recognized tax counsel to the effect that the transfer of a Class R Certificate to it is in accordance with the requirements of the Code and the regulations promulgated thereunder and that such transfer of the Class R Certificate will not be disregarded for federal income tax purposes under Treasury Regulations Section 1.860G-3.

“Disqualified Organization”: Either (a) the United States, a State, or any agency or instrumentality of any of the foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except for the Federal Home Loan Mortgage Corporation, a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, international organization or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to the Class R Certificates (except certain farmers’ cooperatives described in Section 521 of the Code), (d) rural electric and telephone cooperatives described in Section 1381(a)(2) of the Code, or (e) any other Person so designated by the Certificate Administrator based upon an Opinion of Counsel to the effect that any transfer to such Person may cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms “United States,” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

“Distribution Account”: A trust account or subaccount created and maintained as a separate trust account or subaccount by the Certificate Administrator pursuant to Section 3.05(f), which shall be entitled, “Wells Fargo Bank, National Association, as Certificate Administrator, for the benefit of the Trustee and the Holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON, Distribution Account” and which must be an Eligible Account or subaccount of an Eligible Account.

“Distribution Date”: The 4th Business Day after the Determination Date, commencing in May 2019.

“Distribution Date Statement”: A monthly distribution statement prepared by the Certificate Administrator pursuant to Section 4.02(a).

“Domestic Global Certificate”: Any of the single, permanent global certificates that represents the Regular Certificates sold in reliance on Rule 144A.

“DTC”: The Depository Trust Company.

“Eligible Account”: A separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts (or subaccounts thereof)

maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution, (b) a segregated trust account or accounts (or subaccounts thereof) maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has an S&P rating of (and whose long term unsecured debt obligations are rated) at least “BBB” and a Moody’s rating of at least “Baa3” and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authorities, or (c) such other account or accounts not listed in clauses (a) or (b) above with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument. If the holding institution for an account ceases to meet the requirements of this definition for an “Eligible Account”, then the party responsible for administering such account hereunder shall move such account to a holding institution meeting such requirements within 30 days.

“Eligible Institution”: (a) PNC Bank, National Association, provided that the long-term unsecured debt obligations or deposit accounts of PNC Bank, National Association are rated at least “BBB+” by S&P and “A2” by Moody’s if the deposits are to be held in the account for more than 30 days or the short-term unsecured debt or deposit obligations of PNC Bank, National Association are rated at least “A-1” by S&P and “P-1” by Moody’s (or “A-2” by S&P so long as the long-term unsecured debt obligations or deposit accounts of such depository institution or trust company are rated no less than “BBB” by S&P) if the deposits are to be held in the account for 30 days or less; (b)  Wells Fargo Bank, National Association, provided that the long-term unsecured debt obligations of Wells Fargo Bank, National Association are rated at least “BBB+” by S&P and “A2” by Moody’s if the deposits are to be held in the account for more than 30 days or the short-term unsecured debt or deposit obligations of Wells Fargo Bank, National Association are rated at least “A-1” by S&P and “P-1” by Moody’s (or “A-2” by S&P so long as the long-term unsecured debt obligations of such depository institution or trust company are rated no less than “BBB” by S&P) if the deposits are to be held in the account for 30 days or less; (c) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, (i) the short term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P and “P-1” by Moody’s and in the case of letters of credit or accounts in which funds are held for thirty (30) days or less or (ii) in the case of accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt or deposit obligations of which are rated at least “A-” by S&P and “A2” by Moody’s in the case of letters of credit or accounts in which funds are held for more than thirty (30) days (and the equivalent rating by Morningstar or, if not rated by Morningstar, an equivalent or higher rating by at least two NRSROs (which may include S&P, and/or Moody’s)); or (d) an account maintained with any other insured depository institution that is the subject of a Rating Agency Confirmation from each Rating Agency.

“Eligible Operating Advisor”: An entity (a) that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the Operating Advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action; (b) that can and will make the representations and warranties of the Operating Advisor set forth in Section 2.05, and possesses sufficient financial strength to fulfill its duties and responsibilities pursuant to this Agreement over the life of the Trust; (c) that is not (and is not Risk Retention Affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Trust Loan Seller, any Borrower Affiliate, the Third Party Purchaser, the Directing Certificateholder, or any of their respective Risk Retention Affiliates; (d) that has not been paid by the Special Servicer or a successor special servicer any fees, compensation or other remuneration (x) in respect of such entity’s obligations hereunder or (y) for the appointment or recommendation for replacement of a successor special servicer to become a special servicer under this Agreement; (e) that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five (5) years of experience in collateral analysis and loss projections and (y) has at least five (5) years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and (f) that does not directly or indirectly, through one or more Affiliates or otherwise, own or have derivative exposure in any interest in any Certificates, any Mortgage Loan or otherwise have any financial interest in the securitization transaction to which this Agreement relates, other than in fees from its role as Operating Advisor.

“Environmental Indemnity”: As defined in the related Loan Agreement.

“Environmental Report”: The environmental audit report or reports with respect to each Mortgaged Property delivered to the Trust Loan Seller in connection with the related Mortgage.

“ERISA”: The Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

“ERISA Restricted Certificate”: Any Class F, Class G or Class HRR Certificate; provided that any such Certificate: (a) will cease to be considered an ERISA Restricted Certificate and (b) will cease to be subject to the transfer restrictions contained in Section 5.02(m) of this Agreement if, as of the date of a proposed transfer of such Certificate, either (i) it is rated in one of the four highest generic ratings categories by a Rating Agency or (ii) relevant provisions of ERISA would permit the transfer of such Certificate to a Plan.

“Escrow Account”: A segregated custodial account established by the Servicer to hold all funds collected and received by it pursuant to any Mortgage Loan constituting Escrow Payments separate and apart from its own funds and general assets pursuant to Section 3.04(b). Any Escrow Account may be a subaccount of the related Cash Collateral Account.

“Escrow Payment”: Any payment made by any Borrower to the Servicer pursuant to the related Mortgage, Cash Collateral Account Agreement, Lock Box Agreement or Loan Agreement for the account of such Borrower for application toward the payment of taxes, insurance premiums, assessments and similar items in respect of the related Mortgaged Property.

“Euroclear”: Euroclear Banking, société anonyme, or its successor in such capacity.

“Excess Modification Fees”: With respect to any Mortgage Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Mortgage Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and Companion Loan Advances and Advance Interest Amounts on such Advances and Companion Loan Advances to the extent not otherwise paid or reimbursed by the related Borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Trust or Other Securitization Trust with respect to the related Mortgage Loan and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related Borrower or otherwise.

“Excess Prepayment Interest Shortfall”: With respect to any Trust Loan and any Distribution Date, the shortfall that results when the amount of any Prepayment Interest Shortfall allocable in respect of such Trust Loan exceeds the related Compensating Interest allocated to such Trust Loan as of such Distribution Date. For the purpose of determining whether any Excess Prepayment Interest Shortfall exists on a Trust Loan, Compensating Interest will be allocated pro rata among the Trust Loans with Prepayment Interest Shortfalls in accordance with the amounts of such Prepayment Interest Shortfalls entitled to Compensating Interest.

“Excess Servicing Fee Right”: With respect to the Mortgage Loans (and any REO Property with respect thereto), the right to receive Excess Servicing Fees. In the absence of any transfer of the Excess Servicing Fee Right, the Servicer shall be the owner of such Excess Servicing Fee Right.

“Excess Servicing Fees”: With respect to the Mortgage Loans (and any REO Property with respect thereto), that portion of the Servicing Fees that accrue at a per annum rate equal to the Servicing Fee Rate applicable to the Mortgage Loan minus 0.00125%; provided that such rate shall be subject to reduction at any time following any resignation of a Servicer pursuant to Section 6.4 (if no successor is appointed in accordance with Section 6.4) or any termination of a Servicer pursuant to Section 7.1, to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Servicer (which successor may include the Trustee) that meets the requirements of Section 7.2.

“Exchange Act”: The Securities Exchange Act of 1934, as it may be amended from time to time.

“Exemption”: The prohibited transaction exemption issued by the United States Department of Labor to JP Morgan Securities Inc., Prohibited Transaction Exemption 2002-19, 67 Fed. Reg. 14,979 (March 28, 2002), as most recently amended by Prohibited Transaction Exemption 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013), and as may be subsequently amended.

“Extended Resolution Period”: As set forth in the Trust Loan Purchase Agreement.

“FDIC”: The Federal Deposit Insurance Corporation, or any successor thereto.

“Final Asset Status Report”: With respect to the Specially Serviced Mortgage Loan, the initial Asset Status Report (together with such other data or supporting information provided by the Special Servicer to the Directing Certificateholder that does not include any communication (other than the related Asset Status Report) between the Special Servicer and the Directing Certificateholder with respect to such Specially Serviced Mortgage Loan) required to be delivered by the Special Servicer by the Initial Delivery Date or any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Approval Process following completion of the ASR Consultation Process. For the avoidance of doubt, the Special Servicer may issue more than one Final Asset Status Report with respect to the Specially Serviced Mortgage Loan in accordance with the procedures described in Section 3.26(b). Each Final Asset Status Report will be labeled or otherwise identified or communicated as being final.

“Final Recovery Determination”: A reasonable determination by the Special Servicer with respect to any Defaulted Mortgage Loan or Rehabilitated Mortgage Loan or REO Property (other than a Trust Loan or REO Property, as the case may be, that was purchased by the Trust Loan Seller pursuant to the Trust Loan Purchase Agreement, or by the Special Servicer pursuant to Section 3.19) that there has been a recovery of all Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, REO Income and other payments or recoveries that, in the Special Servicer’s judgment, which judgment was exercised without regard to any obligation of the Special Servicer to make payments from its own funds pursuant to Section 3.08(b), will ultimately be recoverable.

“Form 8-K Disclosure”: The information described in the Form 8-K items set forth under the “Item on Form 8-K” column on Exhibit R hereto.

“Global Certificates”: As defined in Section 5.04(b) of this Agreement.

“Guarantor”: Terrence Lowenberg and Todd Cohen, jointly and severally.

“Hazardous Materials”: Any dangerous, toxic or hazardous pollutants, chemicals, wastes, or substances, including, without limitation, those so identified pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601, et seq., or any other U.S. environmental laws now existing, and specifically including, without limitation, asbestos and asbestos containing materials, polychlorinated biphenyls, radon gas, petroleum and petroleum products, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“IAI”: Institutional “accredited investors” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D or any entity in which all the equity holders fall within any such subsections.

“Impermissible Operating Advisor Affiliate”: As defined in Section 2.08.

“Impermissible Risk Retention Affiliate”: As defined in Section 2.08.

“Impermissible TPP Affiliate”: As defined in Section 2.08.

“Indemnified Party”: As defined in Section 8.05(c).

“Indemnifying Party”: As defined in Section 8.05(c).

“Independent”: When used with respect to any specified Person, any such Person who (i) does not have any direct financial interest, or any material indirect financial interest, in any of the Depositor, the Trust Loan Seller, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor, any Borrower or Manager or any Affiliate thereof, and (ii) is not connected with any such Person thereof as an officer, employee, promoter, underwriter, trustee, partner, director, member or Person performing similar functions.

“Independent Appraiser”: An Independent professional real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which a Mortgaged Property or REO Property is located certifies or licenses appraisers, is certified or licensed in such state, and (iii) has a minimum of five (5) years’ experience in the appraisal of comparable properties in the geographic area in which the applicable Mortgaged Property is located.

“Independent Contractor”: Either (i) any Person that would be an “independent contractor” with respect to the Trust Fund within the meaning of Section 856(d)(3) of the Code if the Trust Fund were a real estate investment trust (except that the ownership tests set forth in that section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of any Class or 35% or more of the aggregate value of all Classes of Certificates), provided that the Trust Fund does not receive or derive any income from such Person and the relationship between such Person and the Trust Fund is at arm’s length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5) (except neither the Servicer nor the Special Servicer shall be considered to be an Independent Contractor under the definition in this clause (i) unless an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) addressed to the Servicer, the Operating Advisor, the Certificate Administrator and the Trustee has been delivered to the Certificate Administrator and the Trustee to that effect) or (ii) any other Person (including the Servicer and the Special Servicer) if the Servicer, on behalf of itself, the Certificate Administrator and the Trustee, has received an Opinion of Counsel (at the expense of the party seeking to be deemed an Independent Contractor) to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property (provided that such income would otherwise so qualify).

“Initial Pass-Through Rate”: With respect to any Class of Certificates (other than the Class R Certificates), the initial Pass-Through Rate for such Class, in each case as specified in the Preliminary Statement.

“Initial Purchasers”: J.P. Morgan Securities LLC, Drexel Hamilton, LLC and Academy Securities, Inc.

“Inquiry” and “Inquiries”: As each is defined in Section 4.06(a).

“Insurance Policies”: Collectively, any “all risk” or fire and casualty extended coverage insurance policy, or flood insurance policy, or title insurance policy relating to the Mortgage Loans or the related Mortgaged Properties, required to be in effect as of the Closing Date or thereafter during the term of this Agreement.

“Insurance Proceeds”: Amounts paid by the insurer under any Insurance Policy (and including any amounts paid by the Servicer (if it self-insures) pursuant to Section 3.08).

“Interest Accrual Amount”: With respect to any Distribution Date and any Class of Regular Certificates or Uncertificated Lower-Tier Interests, an amount equal to interest accrued during the related Interest Accrual Period at the Pass-Through Rate for such Class on the Certificate Balance or Notional Amount of such Class, as applicable, outstanding immediately prior to such Distribution Date, in each case, minus such Class’s allocable portion of any Excess Prepayment Interest Shortfalls with respect to such Distribution Date. Interest on the Regular Certificates and the Uncertificated Lower-Tier Interests will be computed on the basis of a 360-day year consisting of twelve 30 day months. For purposes of accruing interest and calculating Pass-Through Rates, the Regular Certificates and each Class of Uncertificated Lower-Tier Interests will be deemed to have a Certificate Balance or Notional Amount on the first day of the Interest Accrual Period equal to the Certificate Balance or Notional Amount of such Class as of the day immediately following the Distribution Date that occurs in the calendar month in which such Interest Accrual Period commences, or as of the Closing Date in the case of the first Interest Accrual Period. For purposes of accruing interest and calculating Pass-Through Rates, the Trust Loans will be deemed to have a Principal Balance on the first day of the Interest Accrual Period equal to the Principal Balance of such Trust Loan as of the Payment Date of such Trust Loan that occurs in the calendar month in which such Interest Accrual Period commences (after giving effect to all payments received in respect of such Trust Loan on or before such Payment Date).

“Interest Accrual Period”: With respect to any Distribution Date and each Class of Regular Certificates and Uncertificated Lower-Tier Interests, the Interest Accrual Period is the calendar month preceding the month in which the related Distribution Date occurs.

“Interest Distribution Amount”: With respect to any Distribution Date for any Class of Regular Certificates or Uncertificated Lower-Tier Interests is equal to the sum of (i) the Interest Accrual Amount for such Class on such Distribution Date and (ii) any Interest Shortfalls for such Class on such Distribution Date.

“Interest Reserve Account”: As defined in Section 3.05(g).

“Interest Shortfall”: On any Distribution Date for any Class of Regular Certificates or Uncertificated Lower-Tier Interests is the excess, if any, of (i) the Interest Distribution Amount for such Class for the immediately preceding Distribution Date, over (ii) all distributions of interest made with respect to such Class on the immediately preceding Distribution Date.

“Interested Person”: As of any date of determination, the Depositor, the Servicer, the Special Servicer, the Directing Certificateholder, the Operating Advisor, any Borrower Affiliate, any Manager, an Other Depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer) or the trustee for an Other Securitization Trust, a Companion Loan Holder, any independent contractor engaged by the Special Servicer, or any Person actually known to a Responsible Officer of the Certificate Administrator or the Trustee to be a known Affiliate of any of such party described above.

“Investment Account”: As defined in Section 3.07(a).

“Investor Certification”: A certificate representing that such Person executing the certificate is a Certificateholder, a Beneficial Owner of a Certificate, a prospective purchaser of a Certificate, a Companion Loan Holder or the Directing Certificateholder, and that either (i) such Person is not a Borrower Affiliate, a Manager, or an agent or Affiliate of any of the foregoing, in which case such person will have access to all the reports and information made available to Privileged Persons hereunder or (ii) such Person is a Borrower Affiliate or a Manager, or an agent or Affiliate of the foregoing, in which case such person will be permitted to receive access only to the Distribution Date Statements prepared by the Certificate Administrator, in each case, as evidenced by such Person’s execution and delivery of a certificate in the form of Exhibit L-1 (for Persons other than Borrower Parties) or Exhibit L-2 (for Borrower Parties), as applicable, to the Certificate Administrator. The Investor Certification is required to be substantially in the form of Exhibit L-1 or Exhibit L-2 hereto, as applicable, or may be in the form of an electronic certification contained on the Certificate Administrator’s Website. Investor Certifications may be submitted electronically via the Certificate Administrator’s Website containing the same information as Exhibit L-1 or L-2, as applicable. The Certificate Administrator may require that Investor Certifications be resubmitted from time to time in accordance with its policies and procedures.

“Investment Representation Letter”: A letter substantially in the form attached hereto as Exhibit P.

“Investors”: Each direct purchaser of the Certificates from the Initial Purchasers and each subsequent transferee thereof.

“IRS”: The Internal Revenue Service.

“Late Collections”: With respect to any Mortgage Loan, all amounts received during any Collection Period, whether as late payments or as Liquidation Proceeds, Net Condemnation Proceeds, Net Insurance Proceeds or otherwise, that represent late payments or collections of Scheduled Monthly Payments due (or Assumed Scheduled Monthly Payments deemed due) or late collections of Balloon Payments due, but delinquent for a previous Collection Period and not previously recovered.

“Liquidation Expenses”: Expenses incurred by the Trustee, the Certificate Administrator, the Servicer or the Special Servicer in connection with the enforcement and liquidation of any Mortgage Loan or REO Property acquired in respect thereof, as applicable (including, without limitation, legal fees and expenses, committee or referee fees, appraisal fees, property manager fees, environmental site assessment fees, and, if applicable, brokerage commissions and conveyance taxes) and any Liquidation Fee for such Mortgage Loan.

“Liquidation Fee”: A fee with respect to each Specially Serviced Mortgage Loan as to which the Special Servicer obtains a full, partial or discounted payoff or receives unscheduled payments from the related Borrower and, except as otherwise described below, with respect to any Specially Serviced Mortgage Loan or REO Property as to which the Special Servicer receives any Liquidation Proceeds, that is equal to the product of the Liquidation Fee Rate and the Net Liquidation Proceeds (other than any portion thereof that represents a recovery of Default Interest); provided, that any such Liquidation Fee shall be reduced by any Excess Modification Fees received and retained by Special Servicer but only to the extent those Excess Modification Fees have not previously been deducted from a Workout Fee or Liquidation Fee, and provided, further however, that no Liquidation Fee shall be payable with respect to or in connection with:

(i)      the repurchase of any Trust Loan by the Trust Loan Seller for a material breach of representation or warranty or because of a material document defect, provided that such repurchase occurs prior to the end of the Extended Resolution Period; or

(ii)     a sale of all or any portion of a Mortgage Loan or REO Property by the Special Servicer to the Servicer or the Special Servicer or any Affiliate thereof.

“Liquidation Fee Rate”: A rate equal to 0.50%.

“Liquidation Proceeds”: The amounts received by the Servicer or the Special Servicer in connection with the whole, partial or discounted liquidation or discounted payoff of a Mortgage Loan or an REO Disposition, whether through judicial foreclosure, sale (including without limitation a sale pursuant to exercise of a purchase option pursuant to Section 3.19) or otherwise, including payments in connection with such Mortgage Loan received from the related Borrower or otherwise, including Net REO Income to the extent that any Net REO Income is received in connection with the whole, partial or discounted liquidation of such Mortgage Loan or such REO Disposition (other than amounts required to be paid to the related Borrower pursuant to the terms of the applicable Mortgage or otherwise pursuant to law).

“Loan Agreement”: With respect to any Mortgage Loan, the loan agreement, if any, between the Trust Loan Seller and the Borrower, pursuant to which such Mortgage Loan was made.

“Loan Number”: With respect to any Trust Loan, the loan number by which such Trust Loan was identified on the books and records of the Trust Loan Seller or any sub-servicer for the Trust Loan Seller, as set forth in the Trust Loan Schedule.

“Lock Box Account”: With respect to any Mortgaged Property, if applicable, any lock box and related bank account created pursuant to any documents relating to a Mortgage Loan to receive income therefrom. Any Lock Box Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan and Section 3.07. The Servicer shall be permitted to make withdrawals therefrom, to the extent not inconsistent with the terms of the related Mortgage Loan, for deposit into the related Cash Collateral Accounts, if any, or to make payments due under such Mortgage Loan, or as is otherwise provided in the related Mortgage Loan Documents.

“Lock Box Agreement”: With respect to any Mortgage Loan, the lock box agreement, if any, between the Trust Loan Seller and the related Borrower, pursuant to which the related Lock Box Account, if any, may have been established.

“Lower-Tier Distribution Account”: A trust account or sub-account created and maintained as a separate trust account or a sub-account of a separate trust account by the Certificate Administrator pursuant to Section 3.05(d), which shall be entitled, “Wells Fargo Bank, National Association, as Certificate Administrator, for the benefit of the Trustee and the Holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON, Lower-Tier Distribution Account” and which must be an Eligible Account or a sub-account of an Eligible Account.

“Lower-Tier Principal Amount”: With respect to any Class of Uncertificated Lower-Tier Interests, (i) on or prior to the first Distribution Date, an amount equal to the Original Lower-Tier Principal Amount of such Class as specified in the Preliminary Statement to this Agreement, and (ii) as of any date of determination after the first Distribution Date an amount equal to the Certificate Balance of the Class of Related Certificates on the preceding Distribution Date (after giving effect to distribution of principal and allocation of Realized Losses to such Class of Related Certificates on such Distribution Date).

“Lower-Tier REMIC”: A segregated asset pool within the Trust Fund consisting of the Trust Loans, collections thereon and the Trust’s interest in any REO Property acquired in respect thereof and related amounts held from time to time in the Collection Account, the Lower-Tier Distribution Account, the Interest Reserve Account and the REO Account.

“MAI”: Member of the Appraisal Institute.

“Major Decision”: Any of the following:

(i)      any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of a REO Property) of the ownership of a Mortgaged Property;

(ii)     any modification, consent to a modification or waiver of any monetary term (other than late fees and Default Interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan or any extension of the maturity date of a Mortgage Loan;

(iii)    any sale of a defaulted Mortgage Loan or REO Property for less than the applicable Purchase Price;

(iv)    any determination to bring a Mortgaged Property or any REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a REO Property;

(v)     any release of Collateral (excluding letters of credit) or any acceptance of substitute or additional collateral for a Mortgage Loan, or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan and for which there is no material lender discretion;

(vi)    any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan or any consent to such a waiver or consent to a transfer of a Mortgaged Property or interests in a Borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related Loan Agreement;

(vii)   any property management company changes or modifications, waivers or amendments to any Management Agreement or franchise agreement (if any) (in each case, with respect to a Mortgage Loan for which the lender is required to consent or approve under the related Mortgage Loan Documents);

(viii)  releases of any escrow accounts, reserve accounts or letters of credit held as performance escrows or reserves other than those required pursuant to the specific terms of the related Mortgage Loan and for which there is no material lender discretion;

(ix)     any acceptance of an assumption agreement releasing a Borrower from liability under the related Mortgage Loan other than pursuant to the specific terms of the related Mortgage Loan;

(x)      any determination of an Acceptable Insurance Default;

(xi)     approval of any Borrower plan of bankruptcy;

(xii)    the execution, termination or renewal of any lease, to the extent lender approval is required under the Mortgage Loan Documents and to the extent such lease constitutes a “Major Lease” as defined in the Mortgage Loan Documents, including entering into any subordination, non-disturbance and attornment agreement;

(xiii)   approving annual budgets (to the extent lender approval is required) if the debt service coverage ratio on the basis of a Mortgage Loan is below 2.0x that provide for operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year; or

(xiv)  approval of casualty/condemnation insurance settlements, any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the related Property other than pursuant to the specific terms of the related Mortgage Loan.

“Management Agreement”: With respect to any Mortgage Loan, the Management Agreement, if any, by and between the Manager and the related Borrower, or any successor Management Agreement between such parties.

“Major Decision Reporting Package”: As defined in Section 9.03(a).

“Majority Controlling Class Certificateholders”: With respect to the Controlling Class, the Holder(s) of Certificates representing more than fifty percent (50%) of such Controlling Class, by Certificate Balance, as determined by the Certificate Registrar.

“Manager”: With respect to any Mortgage Loan, any property manager for the related Mortgaged Property.

“Maturity Date”: With respect to each Trust Loan, the maturity date as set forth on the Trust Loan Schedule.

“Midland”: Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, and it successors-in-interest.

“Modification Fees”: With respect to a Mortgage Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan Documents (as evidenced by a signed writing) agreed to by the Servicer or the Special Servicer (other than all assumption fees, assumption application fees, defeasance fees (if any), consent fees, Special Servicing Fees, Liquidation Fees or Workout Fees). With respect to each of the Servicer and the Special Servicer, the Modification Fees collected and earned by such Person from the Borrowers (taken in the aggregate with any other Modification Fees collected and earned by such Person from the Borrowers) will be subject to an aggregate cap of $2,000,000 for all of the Mortgage Loans.

“Modification Loss”: A decrease in the Principal Balance of a Mortgage Loan as a result of a modification thereof in accordance with the terms hereof.

“Monthly Advance”: Any advance of interest and/or principal made in respect of any Trust Loan by the Servicer or the Trustee pursuant to Section 4.07.

“Moody’s”: Moody’s Investors Service, Inc., and its successors in interest. If neither Moody’s nor any successor remains in existence, “Moody’s” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Operating Advisor and specific ratings of Moody’s herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Morningstar”: Morningstar Credit Ratings, LLC, and its successors-in-interest. If neither Morningstar nor any successor remains in existence, “Morningstar” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer, the Directing Certificateholder, the Operating Advisor and the Special Servicer and specific ratings of Morningstar herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Mortgage”: The mortgage, deed of trust or other instrument creating a first lien on or first priority security interest in a Mortgaged Property securing a Mortgage Loan.

“Mortgage File”: With respect to any Mortgage Loan, the mortgage documents listed in Section 2.01(b)(i) through (xxii) pertaining to such particular Mortgage Loan and any other additional documents required to be added to such Mortgage File pursuant to the express provisions of this Agreement.

“Mortgage Loan Documents”: With respect to any Mortgage Loan, the documents executed or delivered in connection with the origination of such Mortgage Loan or subsequently added to the related Mortgage File or required to be added pursuant to the terms hereof or thereof.

“Mortgage Loan Event of Default”: An Event of Default under a Mortgage Loan as defined in the related Mortgage Loan Documents.

“Mortgage Loan Interest Accrual Period”: With respect to each Mortgage Loan and each related Payment Date, the interest accrual period during which interest accrues for such Payment Date, as defined in the related Mortgage Loan Documents.

“Mortgage Rate”: The per annum rate at which interest accrues on each Trust Loan, in the absence of a default, as set forth on the Trust Loan Schedule. For purposes of determining the Pass-Through Rates of the Regular Certificates, any adjustments to a Mortgage Rate or Net Mortgage Rate due to any modification of the related Mortgage Loan after the date hereof (including any change in interest rate in connection with a bankruptcy of the related Borrower) shall be ignored.

“Mortgaged Property”: The underlying property securing a Mortgage Loan, including any REO Property, consisting of a fee simple estate, and, with respect to certain Mortgage Loans, a leasehold estate or both a leasehold estate and fee estate, or a leasehold estate in a portion of the property and a fee simple estate in the remainder, in a parcel of land improved by a commercial or multi-family property, together with any personal property, fixtures, leases and other property or rights pertaining thereto.

“Net Condemnation Proceeds”: Condemnation Proceeds, to the extent such Condemnation Proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the related Borrower in accordance with the express requirements of the Mortgage or Note or other documents included in the Mortgage File or in accordance with Accepted Servicing Practices.

“Net Insurance Proceeds”: Insurance Proceeds, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the related Borrower in accordance with the express requirements of the Mortgage or Note or other documents included in the Mortgage File or in accordance with the Accepted Servicing Practices.

“Net Liquidation Proceeds”: (i) Amounts received by the Servicer or the Special Servicer in connection with the whole, partial or discounted liquidation or discounted payoff of a Mortgage Loan or the disposition of an REO Property, whether through judicial foreclosure, sale or otherwise, including payments in connection with such Mortgage Loan received from the related Borrower or otherwise (other than amounts required to be paid to the related Borrower pursuant to the terms of the applicable Mortgage or otherwise pursuant to law), minus (ii) expenses incurred by the Certificate Administrator, the Trustee, the Servicer or the Special Servicer in connection with the enforcement and liquidation of the related Mortgage Loan or related REO Property (including, without limitation, legal fees and expenses, committee or referee fees, appraisal fees, property manager fees, environmental site assessment fees, and, if applicable, brokerage commissions and conveyance taxes) and any Liquidation Fee for such Mortgage Loan, and minus (iii) any Servicing Advances (including Advance Interest payable to the Servicer or the Trustee on outstanding Advances) with respect to the related Mortgage Loan or REO Property not included in (ii) above.

“Net Mortgage Rate”: With respect to any Trust Note and any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Trust Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest (net of interest at the Administrative Cost Rate and exclusive of Default Interest) actually accrued on such Trust Loan during the related Mortgage Loan Interest Accrual Period; provided, however, that for purposes of calculating Pass-Through Rates on the Regular Certificates and the interest rate on the Uncertificated Lower-Tier Interests, the Net Mortgage Rate will be determined without regard to any modification, waiver or amendment of the terms of a Mortgage Loan, whether agreed to by the Servicer, the Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related Borrower, or otherwise; provided, further, however, that (i) the Net Mortgage Rate for the Mortgage Loan Interest Accrual Period preceding the Payment Dates in (a) January and February in each year that is not a leap year or (b) in February only in each year that is a leap year (unless the related Distribution Date is the final Distribution Date), will be the annualized rate at which interest would have to accrue on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest (net of interest at the Administrative Cost Rate and exclusive of Default Interest) actually accrued on such Trust Loan during such Mortgage Loan Interest Accrual Period, minus the applicable Withheld Amount and (ii) the Net Mortgage Rate for the Mortgage Loan Interest Accrual Period preceding the Payment Date in March (or February, if the related Distribution Date is the final Distribution Date), will be the annualized rate at which interest would have to accrue on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest (net of interest at the Administrative Cost Rate and exclusive of Default Interest) actually accrued on such Trust Loan during such Mortgage Loan Interest Accrual Period, plus the applicable Withheld Amounts.

“Net REO Income”: With respect to any REO Property, all REO Income received in connection with such REO Property, less any operating expenses, including, but not limited to, utilities, real estate taxes, management fees, insurance premiums, expenses for maintenance and repairs and any other capital expenses directly related to such REO Property and permitted to be paid therefrom pursuant to Section 3.18(b), and after satisfaction of all Liquidation Expenses incurred to date.

“Net WAC Rate”: With respect to any Distribution Date and the Trust Loans is the weighted average of the Net Mortgage Rates for the Trust Loans, as of the first day of the related Mortgage Loan Interest Accrual Period (weighted on the basis of their respective Principal Balances on such day).

“New Lease”: Any lease of REO Property entered into on behalf of the Trust Fund, including any lease renewed or extended on behalf of the Trust Fund if the owner of the REO Property has the right to renegotiate the terms of such lease.

“Non-Book Entry Certificates”: As defined in Section 5.04(c).

“Non-U.S. Beneficial Ownership Certification”: As defined in Section 5.02(f).

“Non-U.S. Person”: A person that is not a U.S. Person.

“Nonrecoverable Advance”: Any portion of an Advance proposed to be made or previously made that has not been previously reimbursed to the Servicer or the Trustee, as applicable, and that, in the sole discretion of the Servicer or the Trustee, as applicable, in each case, with respect to the Servicer in accordance with Accepted Servicing Practices and with respect to the Trustee, in its good faith judgment will not or, in the case of a proposed Advance, would not, be ultimately recoverable from late payments, Net Insurance Proceeds, Net Condemnation Proceeds, Liquidation Proceeds, REO Income and other collections on or in respect of a Mortgage Loan or a Mortgaged Property (in the case of Servicing Advances) or a Trust Loan (in the case of Monthly Advances). The Servicer or the Trustee, as applicable shall consider Unliquidated Advances in respect of prior Advances for purposes of nonrecoverability determinations as if such Unliquidated Advances were unreimbursed Advances. The judgment or determination by the Servicer or the Trustee that it has made a Nonrecoverable Advance or that any proposed Advance, if made, would constitute a Nonrecoverable Advance shall be evidenced, in the case of the Servicer, by a certificate of a Servicing Officer thereof delivered to the Trustee, the Depositor and the 17g-5 Information Provider, and if not the same, the Servicer or the Special Servicer, as applicable, and, in the case of the Trustee, by a certificate of a Responsible Officer of the Trustee delivered to the Depositor and the Rating Agencies and if not the same, the Servicer or the Special Servicer, as applicable, that sets forth such judgment or determination and the procedures and considerations of the Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (including, but not limited to, information selected by the Person making such judgment or determination in its reasonable business judgment as described above, such as related income and expense statements, rent rolls, occupancy status, property inspections, Servicer, Special Servicer or Trustee inquiries, third party engineering and environmental reports, and an Appraisal thereof conducted within the past six months); provided, however, that the Special Servicer may, at its option make a determination in accordance with Accepted Servicing Practices, that any Servicing Advance previously made or proposed to be made is a Nonrecoverable Advance and shall deliver to the Servicer, the Trustee, the Certificate Administrator and the 17g-5 Information Provider notice of such determination. Notwithstanding the above, the Trustee shall be entitled to conclusively rely upon any determination by the Servicer or the Special Servicer, as the case may be, that any Advance previously made is a Nonrecoverable Advance or that any proposed Advance would, if made, constitute a Nonrecoverable Advance and the Servicer shall be entitled to conclusively rely upon any determination by the Special Servicer that any Advance previously made is a Nonrecoverable Advance or that any proposed Advance would, if made, constitute a Nonrecoverable Advance (but this statement shall not be construed to entitle the Special Servicer to reverse any determination that may have been made by the Servicer or the Trustee or to prohibit the Servicer or the Trustee from making a determination, that any Advance constitutes or would constitute a Nonrecoverable Advance). Any request by the Special Servicer that the Servicer advance a Servicing Advance shall be deemed to be a determination by the Special Servicer that such requested Servicing Advance is not a Nonrecoverable Advance, and the Servicer (and the Trustee, if applicable) shall be entitled to rely on such determination, provided that such determination shall not be binding upon the Servicer and the Trustee, if applicable.

In making such nonrecoverability determination, the Servicer, Special Servicer or Trustee, as applicable, will be entitled to (i) give due regard to the existence of any Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Trust Loans, the recovery of which, at the time of such consideration, is being deferred or delayed by the Servicer or the Trustee, as applicable, in light of the fact that proceeds on the related Mortgage Loan are a source of recovery not only for the Servicing Advance under consideration, but also as a potential source of recovery of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amount which is being or may be deferred or delayed and (ii) consider (among other things) the obligations of each Borrower under the terms of the related Trust Loan or Mortgage Loan, as applicable, as it may have been modified, (iii) consider (among other things) the related Mortgaged Properties in their “as is” or then current conditions and occupancies, as modified by such party’s assumptions (consistent with Accepted Servicing Practices in the case of the Servicer or the Special Servicer, or in its good faith judgment in the case of the Trustee, solely in its capacity as Trustee) regarding the possibility and effects of future adverse changes with respect to such Mortgaged Properties, (iv) estimate and consider (consistent with Accepted Servicing Practices in the case of the Servicer or the Special Servicer) (among other things) future expenses, (v) estimate and consider (among other things) the timing of recoveries and (vi) with respect to Monthly Advances to be made with respect to the related Trust Loan, take into account the subordinate nature of the related B Note. In addition, any such Person may update or change its recoverability determinations at any time (but not reverse any other Person’s determination that an Advance is a Nonrecoverable Advance) and, consistent with the Accepted Servicing Practices, in the case of the Servicer or in its good faith judgment in the case of the Trustee (solely in its capacity as Trustee), may obtain, promptly upon request, from the Special Servicer any reasonably required analysis, Appraisals or market value estimates or other information in the Special Servicer’s possession for making a recoverability determination. Absent bad faith, the Servicer’s, Special Servicer’s or the Trustee’s determination as to the recoverability of any Advance shall be conclusive and binding on the Certificateholders. The determination by the Servicer, the Special Servicer or the Trustee, as applicable, that the Servicer or the Trustee, as applicable, has made a Nonrecoverable Advance or that any proposed Advance, if made, would constitute a Nonrecoverable Advance, or any updated or changed recoverability determination, shall be evidenced by an Officer’s Certificate delivered by either the Special Servicer or the Servicer to the other and to the Trustee, the Certificate Administrator, the Depositor, or by the Trustee to the Depositor, the Servicer, the Special Servicer and the Certificate Administrator (and the Companion Loan Holders). The Officer’s Certificate shall set forth such determination of nonrecoverability and the considerations of the Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination (which shall be accompanied by, to the extent available, income and expense statements, rent rolls, occupancy status, property inspections and any other information used by the Servicer, the Special Servicer or the Trustee, as applicable, to make such determination and shall include any existing Appraisal of the related Trust Loan or Mortgaged Property). The Trustee shall be entitled to conclusively rely on the Servicer’s or Special Servicer’s determination that an Advance is or would be nonrecoverable, and the Servicer shall be entitled to conclusively rely on the Special Servicer’s determination that an Advance is or would be nonrecoverable. Notwithstanding the foregoing, the Servicer may, but will not be obligated to, make a Servicing Advance, even if such Advance would be nonrecoverable, if the Servicer determines in its sole discretion, exercised in accordance with Accepted Servicing Practices, that making such Advance would be in the best interest of the Certificateholders (and the Companion Loan Holders, as applicable) (taking into account the subordination of each B Note to the related A Notes).

“Note”: With respect to any Mortgage Loan as of any date of determination, the note or other evidence of indebtedness and/or agreements evidencing the indebtedness of a Borrower under such Mortgage Loan, including any amendments or modifications, or any renewal or substitution notes, as of such date.

“Notice of Termination”: Any of the notices given to the Certificate Administrator and the Trustee pursuant to Section 9.01(b).

“Notional Amount”: In the case of the Class X-A Certificates, the Class X-A Notional Amount; and in the case of the Class X-B Certificates, the Class X-B Notional Amount.

“NRSRO”: Any nationally recognized statistical ratings organization, including the Rating Agencies.

“NRSRO Certification”: A certification substantially in the form of Exhibit L-3 that may be provided in hard form or electronically by means of a “click-through” confirmation on the 17g-5 Information Provider’s Website, in favor of the 17g-5 Information Provider stating that such certifying party is a Rating Agency or that such certifying party is an NRSRO that has provided the Depositor with the appropriate certifications under Rule 17g-5(e), has access to the Depositor’s 17g-5 website and will keep any information obtained from the Certificate Administrator’s and 17g-5 Information Provider’s Website confidential.

“OCC”: Office of the Comptroller of the Currency

“Offered Certificates”: Collectively, the Class A, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F and Class G Certificates.

“Offering Circular”: The Offering Circular, dated April 15, 2019 for the Offered Certificates.

“Officer’s Certificate”: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Vice President (however denominated), any Responsible Officer or Servicing Officer customarily performing functions similar to those performed by any of the above designated officers and also with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, or an authorized officer of the Depositor, and delivered to the Depositor, the Certificate Administrator, the Trustee or the Servicer, as the case may be.

“Operating Advisor”: Park Bridge Lender Services LLC, a New York limited liability company, and its successors in interest and assigns, or any successor operating advisor appointed as herein provided.

“Operating Advisor Annual Report”: As defined in Section 3.29(c).

“Operating Advisor Consultation Event”: The event that occurs when the Certificate Balance of the Class HRR Certificates (as notionally reduced by any Trust Appraisal Reduction allocable to such Class in accordance with Section 3.10(a) of this Agreement) are equal to or less than 25% of the initial Certificate Balance of such Class.

“Operating Advisor Consulting Fee”: A fee for each Asset Status Report and Major Decision as to which the Operating Advisor has consultation obligations and performed its duties with respect to such Asset Status Report or Major Decision equal to $10,000 (or such lesser amount as the related Borrower agrees to pay with respect to such Mortgage Loan), payable pursuant to Section 3.29(h) of this Agreement; provided, however, that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Asset Status Report or Major Decision; provided, further, that the Servicer or Special Servicer, as applicable, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by a Borrower if it determines that such full or partial waiver is in accordance with Accepted Servicing Practices, but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection (provided that the Servicer or the Special Servicer, as applicable, shall consult, on a non-binding basis, with the Operating Advisor prior to any such waiver or reduction).

“Operating Advisor Expenses”: With respect to any Distribution Date, an amount equal to any unreimbursed indemnification amounts or Additional Trust Fund Expenses payable to the Operating Advisor pursuant to this Agreement (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

“Operating Advisor Fee”: With respect to each Mortgage Loan, the fee payable to the Operating Advisor pursuant to Section 3.29(h).

“Operating Advisor Fee Rate”: With respect to each Mortgage Loan, a per annum rate of 0.01106%.

“Operating Advisor Standard”: The requirement that the Operating Advisor must act solely on behalf of the Trust and in the best interest of, and for the benefit of, the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender), and not for any particular Class of Certificateholders, as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment, but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its Affiliates may have with a Borrower, the Manager, the Guarantor, the Borrower Sponsor, the Trust Loan Seller, the Depositor, the Servicer, the Special Servicer, the Directing Certificateholder, any Certificateholder or any of their respective Affiliates.

“Operating Advisor Termination Event”: Any of the following events, whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)      any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under this Agreement, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given to the Operating Advisor by any party to this Agreement or to the Operating Advisor, the Certificate Administrator and the Trustee by the holders of Certificates having greater than 25% of the aggregate Voting Rights, provided that with respect to any such failure which is not curable within such thirty (30) day period, the Operating Advisor will have an additional cure period of thirty (30) days to effect such cure so long as it has commenced to cure such failure within the initial thirty (30) day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)      any failure by the Operating Advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the Operating Advisor by any party to this Agreement;

(c)      any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the Operating Advisor by any party to this Agreement;

(d)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the Operating Advisor, and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days;

(e)      the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)       the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

“Opinion of Counsel”: A written opinion of counsel, who may, without limitation, be counsel for the Depositor, the Operating Advisor, the Special Servicer or the Servicer, as the case may be, acceptable to the Trustee and the Certificate Administrator, except that any opinion of counsel relating to (a) qualification of either Trust REMIC as a REMIC or the imposition of tax under the REMIC Provisions on any income or property of any such REMIC, (b) compliance with the REMIC Provisions (including application of the definition of “Independent Contractor”) or (c) a resignation of the Servicer pursuant to Section 6.04, must be an opinion of counsel who is Independent of the Depositor and the Servicer.

“Original Certificate Balance”: With respect to any Class of Principal Balance Certificates, the initial aggregate principal amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

“Original Lower-Tier Principal Amount”: With respect to any Class of Uncertificated Lower-Tier Interests, the initial Lower-Tier Principal Amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement to this Agreement.

“Original Notional Amount”: With respect to any Class of Class X Certificates, the initial aggregate notional amount thereof as of the Closing Date, in each case as specified in the Preliminary Statement.

“Other Depositor”: With respect to any Other Securitization Trust, the related “depositor” (within the meaning of Item 1101(e) of Regulation AB).

“Other Exchange Act Reporting Party”: With respect to any Other Securitization Trust that is subject to the reporting requirements of the Exchange Act, the trustee, certificate administrator, master servicer, special servicer, operating advisor or depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or filing of Form 8-K, Form 10-D and Form 10-K with respect to such Other Securitization Trust, as identified in writing to the parties to this Agreement; and, with respect to any Other Securitization Trust that is not subject to the reporting requirements of the Exchange Act and for the purposes of Sections 12.7, 12.8, 12.9 and 12.16 only, the trustee, certificate administrator, master servicer, special servicer, operating advisor or depositor under the related Other Pooling and Servicing Agreement that is responsible for the preparation and/or dissemination of periodic distribution date statements or similar reports, as identified in writing to the parties to this Agreement.

“Other Pooling and Servicing Agreement”: The applicable pooling and servicing agreement or other applicable comparable agreement governing the creation of any Other Securitization Trust and the issuance of securities with respect to any Companion Loan (or any portion thereof or interest therein).

“Other Securitization Trust”: Any “issuing entity” (within the meaning of Item 1101(f) of Regulation AB) that holds a Companion Loan or Foreclosed Companion Loan (or any portion thereof or interest therein), as identified in writing to the parties to this Agreement.

“Pass-Through Rate”: With respect to (i) the Class A Certificates, the Class A Pass-Through Rate; (ii) the Class X-A Certificates, the Class X-A Pass-Through Rate; (iii) the

Class X-B Certificates, the Class X-B Pass-Through Rate; (iv) the Class B Certificates, the Class B Pass-Through Rate; (v) the Class C Certificates, the Class C Pass-Through Rate; (vi) the Class D Certificates, the Class D Pass-Through Rate; (vii) the Class E Certificates, the Class E Pass-Through Rate; (viii) the Class F Certificates, the Class F Pass-Through Rate; (ix) the Class G Certificates, the Class G Pass-Through Rate; (x) the Class HRR Certificates, the Class HRR Pass-Through Rate; and (xi) each Uncertificated Lower-Tier Interest, the Net WAC Rate, at which, in each case, interest accrues on the Certificate Balance, Notional Balance or Lower-Tier Principal Amount, as applicable, of such Class as set forth in the Preliminary Statement to this Agreement.

“Payment Date”: With respect to a Mortgage Loan, the date on which a Scheduled Monthly Payment or Balloon Payment is due, or an Assumed Scheduled Monthly Payment is deemed due and payable, as the case may be, and with respect to any REO Mortgage Loan, the day of each month set forth in the related Note or Loan Agreement on which a Scheduled Monthly Payment would be due and payable under such Note or Loan Agreement or an Assumed Scheduled Monthly Payment is deemed due and payable, as the case may be.

“PCAOB”: The Public Company Accounting Oversight Board.

“Percentage Interest”: As to any Certificate, the percentage interest evidenced thereby in distributions required to be made with respect to the related Class. With respect to any Certificate, the percentage interest is equal to the initial denomination of such Certificate divided by the initial Certificate Balance or Notional Amount, as applicable, of such Class of Certificates. With respect to the Class R Certificates, the Percentage Interest will be equal to the specific percentage set forth on such Certificate.

“Permitted Investments”: Any one or more of the following obligations or securities (including obligations or securities of the Certificate Administrator, or managed by the Certificate Administrator or any Affiliate of the Certificate Administrator, if otherwise qualifying hereunder), regardless whether issued by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Trustee, or any of their respective Affiliates and having the required ratings, if any, provided for in this definition and which shall not be subject to liquidation prior to maturity:

(i)       direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, Fannie Mae, Freddie Mac or any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America that mature in one (1) year or less from the date of acquisition; provided that any obligation of, or guarantee by, any agency or instrumentality of the United States of America shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by the Rating Agencies to any Certificate as evidenced in writing, other than (a) unsecured senior debt obligations of the U.S. Treasury (direct or fully funded obligations), U.S. Department of Housing and Urban Development public housing agency bonds, Federal Housing Administration debentures, Government National Mortgage Association guaranteed mortgage-backed securities or participation certificates, RefCorp debt obligations and SBA-guaranteed participation certificates and guaranteed pool certificates and (b) Farm Credit System consolidated systemwide bonds and notes, Federal Home Loan Banks’ consolidated debt obligations, Freddie Mac debt obligations, and Fannie Mae debt obligations rated at least “A-1” by S&P, if such obligations mature in 60 days or less, or rated  at least “AA-,” “A-1+” or “AAAm” by S&P, if such obligations mature in 365 days or less; provided that any obligation of, or guarantee by, Fannie Mae or Freddie Mac, other than an unsecured senior debt obligation of Fannie Mae or Freddie Mac, shall be a Permitted Investment only if such investment would not result in the downgrading, withdrawal or qualification of the then-current rating assigned by Moody’s to any Certificate as evidenced in writing;

(ii)       federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 365 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations or deposits of which are rated (a) in the case of such investments with maturities of 60 days or less, the short term obligations or deposits of which are rated at least “A-1” by S&P and “A2” by Moody’s, (b) in the case of such investments with maturities of three months or less, but more than 60 days, the short term obligations or deposits of which are rated “A-1+” by S&P and “A1” by Moody’s or the long term obligations or deposits of which are rated at least “AA-” by S&P and “Aa3” by Moody’s, (c) in the case of such investments with maturities of six months or less, but more than three months, the short term obligations or deposits of which are rated “A-1+” by S&P and in the highest short-term rating category by Moody’s and the long term obligations or deposits of which are rated at least “AA-” by S&P and “Aa3” by Moody’s and (d) in the case of such investments with maturities of more than six months, the short term obligations or deposits of which are rated “A-1+” by S&P and in the highest short-term rating category by Moody’s and the long term obligations or deposits of which are rated at least “AA-” by S&P and “Aaa” by Moody’s (or, in each case, if permitted by the Loan Agreements, if not rated by S&P or Moody’s, otherwise acceptable to S&P, Morningstar and Moody’s, as applicable, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates);

(iii)      deposits that are fully insured by the FDIC;

(iv)      commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days, (A) (1) which is rated in the highest applicable rating category of S&P and (2) (a) in the case of such investments with maturities of 30 days or less, the short-term obligations of which corporation are rated at least in the highest short-term debt rating category of Moody’s, or the long-term obligations of which corporation are rated at least “A2” by Moody’s, (b) in the case of such investments with maturities of three months or less, but more than 30 days, the short-term obligations of which are rated at least in the highest short-term debt rating category of Moody’s, or the long-term obligations of which are rated at least “A2” by Moody’s, (c) in the case of such investments with maturities of six months or less, but more than three months, the short-term obligations of which are rated at least “P1” by Moody’s, and the long-term obligations of which corporation are rated at least “Aa3” by Moody’s and (d) in the case of such investments with maturities of more than six months, the short-term obligations of which are rated at least “P1” by Moody’s, and the long-term obligations of which are rated at least “Aaa” by Moody’s or (B) have such other ratings as confirmed in a Rating Agency Confirmation;

(v)       units of money market funds, which seek to maintain a constant net asset value (including the Wells Fargo Money Market Funds) so long as any such fund is rated in the highest category by S&P and Moody’s or otherwise acceptable to S&P and Morningstar as confirmed in a No Downgrade Confirmation, relating to the Certificates;

(vi)      any other demand, money market or time deposit, obligation, security or investment, but for the failure to satisfy one or more of the minimum rating(s) set forth in the applicable clause, would be listed in clauses (i)-(vi) above with respect to which a Rating Agency Confirmation has been obtained from each Rating Agency for which the minimum ratings set forth in the applicable clause is not satisfied with respect to such demand, money market or time deposit, obligation, security or investment; and

(vii)     such other investments as to which each Rating Agency shall have delivered a Rating Agency Confirmation;

provided, however, that with respect to any Permitted Investment for which a rating by S&P is required as set forth above, such rating must be an unqualified rating (i.e., one with no qualifying suffix), with the exception of ratings with regulatory indicators, such as the (sf) subscript, and unsolicited ratings; provided, further, however, that each Permitted Investment qualifies as a “cash flow investment” pursuant to Section 860G(a)(6) of the Code, and that (a) it shall have a predetermined fixed dollar of principal due at maturity that cannot vary or change and (b) any such investment that provides for a variable rate of interest must have an interest rate that is tied to a single interest rate index plus a fixed spread, if any, and move proportionately with such index; and provided, further, however, that no such instrument shall be a Permitted Investment (a) if such instrument evidences principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity at the time of acquisition of greater than 120% of the yield to maturity at par of such underlying obligations or (b) if such instrument may be redeemed at a price below the purchase price; and provided, further, however, that no amount beneficially owned by either Trust REMIC (even if not yet deposited in the Trust) may be invested in investments (other than money market funds) treated as equity interests for federal income tax purposes, unless the Servicer receives an Opinion of Counsel, at its own expense, to the effect that such investment will not adversely affect the REMIC status of either Trust REMIC. Permitted Investments that are subject to prepayment or call may not be purchased at a price in excess of par. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Special Servicer/Affiliate Fees”: Any commercially reasonable treasury management fees, banking fees, insurance commissions or fees, property condition report fees and appraisal fees received or retained by the Special Servicer or any of its Affiliates in connection with any services performed by such party with respect to any Trust Loan, Companion Loan or REO Property in accordance with this Agreement.

“Permitted Transferee” is any Person or agent of such Person other than (a) a Disqualified Organization, (b) any other Person so designated by the Certificate Administrator who is unable to provide an Opinion of Counsel (provided at the expense of such Person or the Person requesting the transfer) to the effect that the transfer of an ownership interest in any Class R Certificate to such Person will not cause either Trust REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding, (c) a Person that is a Disqualified Non-U.S. Person, (d) any partnership if any of its interests are (or under the partnership agreement are permitted to be) owned, directly or indirectly (other than through a U.S. corporation), by a Disqualified Non-U.S. Person or (e) a U.S. Person with respect to whom income from the Class R Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the transferee or any other U.S. Person.

“Person”: Any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof or any other entity.

“Plan”: As defined in Section 5.02(m).

“Pre-close Information”: As defined in Section 8.15(a).

“Prepayment Interest Excess”: For any Distribution Date and with respect to any Mortgage Loan that was subject to a Principal Prepayment in full or in part during the related Collection Period, which Principal Prepayment was applied to such Mortgage Loan after the related Payment Date and prior to the following Determination Date, the amount of interest (net of the related Servicing Fees), to the extent collected from the related Borrower (without regard to any Yield Maintenance Premium actually collected), that would have accrued at a rate per annum equal to the sum of (x) the related Net Mortgage Rate for such Mortgage Loan and (y) the Certificate Administrator Fee Rate on the amount of such Principal Prepayment from and after such Payment Date and ending on the date of such prepayment.

“Prepayment Interest Shortfall”: With respect to any Trust Loan that is not related to a Specially Serviced Mortgage Loan and any Distribution Date, the amount of any shortfall in collections of interest resulting from a Principal Prepayment or any involuntary payment of principal on such Trust Loan during the related Collection Period and prior to the related Payment Date, which Principal Prepayment is not accompanied by interest accrued for the period on or after such payment is made through the end of the related Mortgage Loan Interest Accrual Period, in any case, to the extent allocated to the Trust Loan.

“Prepayment Rate”: The bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Maturity Date as most recently published in “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as the lender may reasonably select.

“Prepayment Rate Determination Date”: The date which is five (5) Business Days prior to the date that a prepayment will be applied in accordance with the related Loan Agreement.

“Principal Balance”: With respect to any Mortgage Loan, including, without limitation, an REO Mortgage Loan, at any date of determination, the principal balance of such Mortgage Loan outstanding as of the Closing Date, and with respect to any REO Property, the principal balance of the related Mortgage Loan as of the Closing Date, minus the sum of (i) all related payments, Net Insurance Proceeds, Net Condemnation Proceeds, Net Liquidation Proceeds and Net REO Income, in each case if any, to the extent identified and applied by the Servicer as recoveries of principal of such Mortgage Loan in accordance with the provisions of this Agreement through the date of determination, and (ii) any Bankruptcy Loss or Modification Loss on such Mortgage Loan that occurs on or prior to the date of determination. The Principal Balance of a Specially Serviced Mortgage Loan or REO Mortgage Loan with respect to which Special Servicer has made a Final Recovery Determination is zero (provided that all the Net Liquidation Proceeds, Net Condemnation Proceeds and Net Insurance Proceeds from such Specially Serviced Mortgage Loan have been distributed in accordance with Section 4.01). The Principal Balance of any Mortgage Loan that was repurchased from the Trust Fund in connection with a material breach of a representation or warranty pursuant to Section 2.03 or pursuant to the Trust Loan Purchase Agreement or with respect to any Mortgage Loan that was purchased from the Trust Fund pursuant to Section 2.02 or Section 3.19 is zero (provided that the purchase price thereof has been distributed in accordance with Section 4.01). With respect to each Mortgage Loan, for the purposes of calculating Realized Losses with respect to the Regular Certificates pursuant to the second sentence of the definition of Realized Loss, the Principal Balance of a Mortgage Loan shall not be reduced by the amount of any principal collections on such Mortgage Loan applied to the payment of Workout Delayed Reimbursement Amounts pursuant to Section 3.06(b) unless the related Unliquidated Advance is determined to be a Nonrecoverable Advance.

“Principal Balance Certificates”: The Class A, Class B, Class C, Class D, Class E, Class F, Class G and Class HRR Certificates.

“Principal Distribution Amount”: For any Trust Loan and any Distribution Date, an amount equal to the sum of (i) all payments of principal, including the Balloon Payment and any voluntary Principal Prepayment, received on such Trust Loan during the related Collection Period, or advanced with respect to such Collection Period, (ii) the portion of any Net Liquidation Proceeds, Net Insurance Proceeds and Net Condemnation Proceeds allocable to principal of such Trust Loan received during such Collection Period, or advanced with respect to such Collection Period; and (iii) to the extent not included in the preceding clauses (i) and (ii) above, any other full or partial recoveries allocable to principal of such Trust Loan, including Net REO Income allocable as a principal recovery, received during such Collection Period.

“Principal Prepayment”: With respect to any Mortgage Loan, any payment of principal by a Borrower that is received or recovered in advance of its scheduled Maturity Date and applied to reduce the Principal Balance of such Mortgage Loan in advance of its scheduled Maturity Date.

“Privileged Information”: Any (i) correspondence between the Directing Certificateholder, on the one hand, and the Trustee, the Servicer or the Special Servicer, on the other hand, related to the Specially Serviced Mortgage Loan or the exercise of the Directing Certificateholder’s consent or consultation rights under this Agreement, (ii) strategically sensitive information that the Special Servicer has reasonably determined could compromise the Trust Fund’s position in any ongoing or future negotiations with the Borrower or other interested party or (iii) information subject to attorney-client privilege; provided, however, that the Certificate Administrator shall not be under any obligation to review whether any inquiry or response contains such direct communication with the Directing Certificateholder.

“Privileged Information Exception”: With respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, as evidenced by written advice of counsel (which will be an additional expense of the Trust) delivered to each of the Servicer, the Special Servicer, the Directing Certificateholder, the Operating Advisor, the Certificate Administrator and the Trustee), required by law, rule, regulation, order, judgment or decree to disclose such information.

“Privileged Person”: Any of (i) the Depositor and its designees, (ii) the Initial Purchasers, (iii) the Servicer, (iv) the Special Servicer, (v) the Operating Advisor, (vi) the Trustee, (vii) the Certificate Administrator, (viii) the Directing Certificateholder (but only prior to the occurrence and continuance of a Control Termination Event), (ix) the Trust Loan Seller or (x) any Companion Loan Holder or Person who provides the Certificate Administrator with an Investor Certification and any NRSRO that delivers substantially in the form of Exhibit L-1 (for Persons other than Borrower Parties) or Exhibit L-2 (for Borrower Parties) hereto, as applicable, or an NRSRO Certification, or in the form of an electronic certification, which may be submitted electronically via the Certificate Administrator’s Website. Any Privileged Person that provides the certificate set forth in the form of Exhibit L-2 shall not be entitled to any information under this Agreement, and will not be deemed a Privileged Person for the purpose of obtaining information from the Certificate Administrator, the Servicer or the Special Servicer, except with respect to the Distribution Date Statement.

“Property Protection Expenses”: All customary and reasonable out of pocket costs and expenses incurred by the Servicer or the Special Servicer in the performance of its respective servicing obligations, including, but not limited, to the costs and expenses incurred in connection with (i) the preservation, restoration, operation and protection of the Mortgaged Properties which, in the Servicer’s sole discretion, exercised in accordance with Accepted Servicing Practices, are necessary to prevent an immediate or material loss to the Trust Fund’s interest in the Mortgaged Properties, (ii) the payment of (A) real estate taxes, assessments, ground rents and governmental charges that may be levied or assessed against any Borrower or the Mortgaged Properties or revenues therefrom or which become liens on such Mortgaged

Properties, (B) ground lease rents or other amounts due under any ground lease, (C) insurance premiums and (D) the out of pocket costs and expenses of the Servicer or the Special Servicer, as applicable (including, without limitation, reasonable attorneys’ fees and expenses) to the extent not paid by the applicable Borrower that are incurred in connection with a sale of a Mortgage Loan, the negotiation of a workout of a Mortgage Loan, an assumption of a Mortgage Loan or a release of a Mortgaged Property from the lien of a Mortgage, (iii) any enforcement or judicial proceedings, including foreclosures and including, but not limited to, court costs, reasonable attorneys’ fees and expenses and costs for third party experts, including Appraisers, environmental and engineering consultants, (iv) the management, operation and liquidation of a Mortgaged Property if such Mortgaged Property is acquired by the Trust or (v) otherwise indicated herein as being a cost or expense of the Trust Fund to be advanced by the Servicer or the Trustee, as applicable, and that are “unanticipated,” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(ii). Property Protection Expenses shall not include allocable overhead of the Servicer or the Special Servicer, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs and expenses or costs and expenses incurred by any such party in connection with its purchase of a Mortgage Loan or REO Property.

“Pro Rata and Pari Passu Basis”: As defined in the Co-Lender Agreements.

“Purchase Price”: With respect to any Mortgage Loan (or REO Mortgage Loan) to be purchased pursuant to Section 3.19, a price, without duplication, equal to:

(i)       the outstanding principal balance of such Mortgage Loan, as applicable, (or related REO Mortgage Loan) as of the date of purchase; plus

(ii)       all accrued and unpaid interest on such Mortgage Loan, as applicable, (or the related REO Mortgage Loan at the related Mortgage Rate in effect from time to time (exclusive of Default Interest) to but not including the Payment Date immediately preceding the Determination Date for the related Distribution Date in which such Purchase Price is included in the Available Funds; plus

(iii)      all related Servicing Advances that are unreimbursed out of collections from the related Mortgage Loan, as applicable, and accrued and unpaid Advance Interest Amounts on all related Advances at the Advance Interest Rate, and any Servicing Fees, Special Servicing Fees whether paid or then owing allocable to such Mortgage Loan and all Additional Trust Fund Expenses in respect of such Trust Loan and Mortgage Loan (or REO Mortgage Loan) and any amounts owed to the parties to any Other Pooling and Servicing Agreement with respect to the related Companion Loan; plus

(iv)      Liquidation Fees, if any, payable with respect to such Mortgage Loan.

With respect to any REO Property to be sold pursuant to Section 3.19(b), “Purchase Price” shall mean the amount calculated in accordance with the preceding sentence in respect of the related REO Mortgage Loan. With respect to any sale pursuant to Section 3.19(a)(iv), the “Purchase Price” shall be allocated between the related Trust Loan and

Companion Loan in accordance with, and shall be equal to the amount provided pursuant to, the provisions of the related Co-Lender Agreement.

“Qualified Bidder”: As defined in Section 7.01(e).

“Qualified Institutional Buyer”: A qualified institutional buyer within the meaning of Rule 144A.

“Qualified Insurer”: As used in Section 3.08, (i) with respect to a fire and extended perils insurance policy, an insurer with an insurance financial strength rating of “A” or better by S&P and “A-” or an equivalent rating by Morningstar (if then rated by Morningstar, or, if not rated by Morningstar, an equivalent rating by at least one NRSRO (which may include S&P and/or Moody’s), (ii) in the case of public liability insurance policies required to be maintained with respect to REO Properties in accordance with Section 3.08(a), an insurance financial strength rating of “A” or better by S&P or “A-” and an equivalent rating by Morningstar (if then rated by Morningstar, or, if not rated by Morningstar, an equivalent rating by at least one NRSRO (which may include S&P and/or Moody’s), (iii) in the case of the fidelity bond and the errors and omissions insurance required to be maintained pursuant to Section 3.08(c), a claims paying ability of at least (a) “A-” by S&P (or, if such company is not rated by S&P, is rated at least its equivalent by one other nationally recognized statistical rating agency), (b) “A3” by Moody’s, (c) “A(low)” by DBRS, Inc. (or, if such company not rated by DBRS, Inc., is rated at least its equivalent by at least two other nationally recognized statistical rating agencies, which may include S&P), (d) “A-” by Fitch Ratings, Inc. or (e) “A-:X” by A.M. Best, or any other insurer acceptable to the Rating Agencies, as evidenced by a Rating Agency Confirmation.

“Qualified Replacement Special Servicer”: A replacement special servicer that (i) satisfies all of the eligibility requirements applicable to the Special Servicer contained in this Agreement, (ii) is not the Operating Advisor or an Affiliate of the Operating Advisor, (iii) is not obligated to pay the Operating Advisor (x) any fees or otherwise compensate the Operating Advisor in respect of its obligations under this Agreement, and (y) for the appointment of the successor special servicer or the recommendation by the Operating Advisor for the replacement special servicer to become a Special Servicer, (iv) is not entitled to receive any compensation from the Operating Advisor other than compensation that is not material and is unrelated to the Operating Advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the Operating Advisor for its appointment as successor special servicer, in each case, unless such fee is expressly approved by 100% of the Certificateholders, (vi) such successor Special Servicer is not a Borrower Affiliate or any manager of a Mortgaged Property, (vii) is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer, and (viii) has a ranking by Morningstar higher than or equal to “MOR CS3”.

“RAC Decision”: Any of the following actions:

(i)        any action described in clauses (v), (vi), (vii) or (ix) of the definition of “Major Decision”;

(ii)       to the extent not required pursuant to clause (i) above, any acceptance of an assumption agreement releasing a Borrower from liability under a Mortgage Loan other than pursuant to the specific terms of a Mortgage Loan; and

(iii)       any incurrence of direct or indirect additional debt by a Borrower or any additional mezzanine financing (or issuance of preferred equity that is substantially equivalent to a mezzanine loan) by any beneficial owner of a Borrower other than pursuant to the specific terms of the related Mortgage Loan and for which there is no material lender discretion.

“Rated Final Distribution Date”: With respect to each Class of Regular Certificates, the Distribution Date occurring in January 2034.

“Rating Agency”: Each of S&P and Morningstar. If no such rating agency nor any successor thereof remains in existence, “Rating Agency” shall be deemed to refer to such nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Operating Advisor, the Special Servicer and the Servicer and specific ratings of S&P and/or Morningstar herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Rating Agency Confirmation”: With respect to any matter, confirmation in writing (which may be in electronic form) by each Rating Agency that a proposed action, failure to act or other event so specified will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that a written waiver or other acknowledgment from a Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought shall be deemed to satisfy the requirement for the Rating Agency Confirmation from such Rating Agency with respect to such matter.

“Real Property”: Land or improvements thereon such as buildings or other inherently permanent structures thereon (including items that are structural components of the buildings or structures), in each such case as such terms are used in the REMIC Provisions.

“Realized Loss”: With respect to any Trust Loan and any Distribution Date, the amount, if any, by which the aggregate Principal Balance of such Trust Loan, after giving effect to distributions thereon made with respect to such Distribution Date, exceeds the Principal Balance of such Trust Loan after giving effect to any payments or collections of principal received on such Trust Loan during the related Collection Period and any Modification Loss or Bankruptcy Loss to such Trust Loan that occurred during such Collection Period. With respect to the Principal Balance Certificates and any Distribution Date, the amount, if any, by which the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions thereon made on such Distribution Date, exceeds the aggregate Principal Balance of the Trust Loans, after giving effect to any distributions of principal received on such Trust Loans on such Distribution Date pursuant to Section 4.01(b).

“Reassignment of Assignment of Leases”: As defined in Section 2.01(b)(vii).

“Record Date”: For each Distribution Date, the close of business on the last Business Day of the Interest Accrual Period relating to the month in which such Distribution Date occurs.

“Recovered Amount”: As defined in Section 1.04(c).

“Regular Certificates”: Collectively, the Senior Certificates and the Subordinate Certificates.

“Regulation AB”: Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Securities and Exchange Commission or by the staff of the Securities and Exchange Commission, or as may be provided by the Securities and Exchange Commission or its staff from time to time.

“Regulation D”: Regulation D under the Securities Act.

“Regulation S”: Regulation S under the Securities Act.

“Regulation S Global Certificate”: A global certificate representing interests in a Class of Regular Certificates as provided and defined in Section 5.04(a), initially sold in offshore transactions in reliance on Regulation S in fully registered form without interest coupons.

“Rehabilitated Mortgage Loan”: Any Mortgage Loan that was once a Specially Serviced Mortgage Loan, but, in accordance with its original terms or as modified in accordance with this Agreement, becomes performing for at least 3 consecutive Scheduled Monthly Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the Special Servicer and no other event or circumstance exists that causes such Mortgage Loan to otherwise constitute a Specially Serviced Mortgage Loan).

“Related Certificates” and “Related Uncertificated Lower-Tier Interest”: For the following Classes of Uncertificated Lower-Tier Interests, the related Class of Certificates set forth below and for the following Classes of Certificates, the related Class of Uncertificated Lower-Tier Interest set forth below:

Related Certificates	Related Uncertificated Lower-Tier Interest
Class A Certificates	Class LA Uncertificated Interest
Class B Certificates	Class LB Uncertificated Interest
Class C Certificates	Class LC Uncertificated Interest
Class D Certificates	Class LD Uncertificated Interest

Class E Certificates	Class LE Uncertificated Interest
Class F Certificates	Class LF Uncertificated Interest
Class G Certificates	Class LG Uncertificated Interest
Class HRR Certificates	Class LHRR Uncertificated Interest

“Release Date”: The 40th day after the later of (i) commencement of the offering of the Regular Certificates and (ii) the Closing Date.

“Relevant Servicing Criteria” means the Servicing Criteria applicable to a specific party, as set forth on Exhibit N attached hereto. For clarification purposes, multiple parties can have responsibility for the same Relevant Servicing Criteria. With respect to a Servicing Function Participant engaged by the Servicer or the Special Servicer, the term “Relevant Servicing Criteria” may refer to a portion of the Relevant Servicing Criteria applicable to the Servicer or the Special Servicer.

“REMIC”: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

“REMIC Provisions”: Provisions of the federal income tax law relating to real estate mortgage investment conduits that appear at Sections 860A through 860G of subchapter M of chapter 1 of the Code, and related provisions, and regulations (including any applicable proposed regulations) and rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“Rents from Real Property”: With respect to any REO Property, gross income of the character described in Section 856(c)(3)(A) of the Code, which income, subject to the terms and conditions of that Section of the Code in its present form, does not include:

(i)       except as provided in Section 856(d)(4) or (6) of the Code, any amount received or accrued, directly or indirectly, with respect to such REO Property, if the determination of such amount depends in whole or in part on the income or profits derived by any Person from such property (unless such amount is based on a fixed percentage or percentages of receipts or sales and otherwise constitutes Rents from Real Property);

(ii)       any amount received or accrued, directly or indirectly, from any Person if the Trust Fund owns directly or indirectly (including by attribution) a 10 percent or greater interest in such Person determined in accordance with Sections 856(d)(2)(B) and (d)(5) of the Code;

(iii)      any amount received or accrued, directly or indirectly, with respect to such REO Property if any Person Directly Operates such REO Property;

(iv)      any amount charged for services that are not customarily furnished in connection with the rental of property to tenants in buildings of a similar class in the same geographic market as such REO Property within the meaning of Treasury Regulations Section 1.856-4(b)(1) (whether or not such charges are separately stated); and

(v)       rent attributable to personal property unless such personal property is leased under, or in connection with, the lease of such REO Property and, for any taxable year of the Trust Fund, such rent is no greater than 15 percent of the total rent received or accrued under, or in connection with, the lease.

“REO Account”: As defined in Section 3.18(b).

“REO Disposition”: The receipt by the Servicer or the Special Servicer of Liquidation Proceeds and other payments and recoveries (including proceeds of a final sale) from the sale or other disposition of REO Property.

“REO Income”: With respect to any REO Property and the related REO Mortgage Loan, all revenues, proceeds and other income received by the Special Servicer with respect to such REO Property or REO Mortgage Loan that do not constitute Liquidation Proceeds.

“REO LLC”: As defined in Section 3.18(b).

“REO Mortgage Loan”: Any Mortgage Loan as to which the related Mortgaged Property has become an REO Property.

“REO Property”: A Mortgaged Property to which title has been acquired on behalf of the Trust Fund through foreclosure, deed in lieu of foreclosure or otherwise.

“Reporting Servicer”: The Servicer, the Special Servicer or any Servicing Function Participant engaged by such parties, as the case may be.

“Repurchase Price”: An amount (a) with respect to a Trust Loan, (without duplication) generally equal to the sum of (i) the unpaid principal balance of such Trust Loan, (ii) accrued and unpaid interest on the Trust Loan at the Mortgage Rate (exclusive of the Default Rate) to and including the last day of the related Trust Loan Interest Accrual Period in which the repurchase is to occur (or, in the case of a repurchase of a portion of a Trust Loan, an amount equal to the aggregate accrued and unpaid interest at the Mortgage Rate (exclusive of the Default Rate) on the portion(s) of the amount in clause (i) being reduced from the principal balance of such Trust Loan), (iii) unreimbursed Servicing Advances together with Advance Interest thereon, (iv) an amount equal to all Advance Interest on outstanding Monthly Advances, (v) any unpaid Additional Trust Fund Expenses and (vi) any other out-of-pocket expenses reasonably incurred or expected to be incurred by the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee arising out of the enforcement of the repurchase obligation, and (b) with respect to any repurchase by the Trust Loan Seller of the Trust Notes, with respect to each such Trust Note, an amount (without duplication) generally equal to the sum of (i) the unpaid principal balance of such Trust Note, (ii) accrued and unpaid interest on such

Trust Note at the related Mortgage Rate (exclusive of the Default Rate) to and including the last day of the Mortgage Loan Interest Accrual Period in which the repurchase is to occur, (iii) unreimbursed Servicing Advances together with Advance Interest thereon, (iv) an amount equal to all Advance Interest on outstanding Monthly Advances, (v) any unpaid trust expenses, and (vi) any other out-of-pocket expenses reasonably incurred or expected to be incurred by the Servicer, the Special Servicer, the Operating Advisor, the Trust, the Certificate Administrator or the Trustee arising out of the enforcement of the repurchase obligation. No Liquidation Fee shall be payable by the Trust Loan Seller in connection with a repurchase of any such Trust Loan due to a material breach or a material document defect pursuant to the Trust Loan Purchase Agreement (so long as such repurchase occurs within the 90 day time period required by the Trust Loan Purchase Agreement for the Trust Loan Seller to cure or repurchase its interest in such Trust Loan (including any applicable Extended Resolution Periods)).

“Repurchase Request”: As defined in Section 2.02(b).

“Repurchase Request Recipient”: As defined in Section 2.02(b).

“Request for Release”: A request for a release signed by a Servicing Officer, substantially in the form of Exhibit D.

“Requesting Holders”: As defined in Section 4.08(d).

“Requesting Party”: As defined in Section 3.31.

“Required Appraisal Mortgage Loan”: A Mortgage Loan for which an Appraisal Reduction Event has occurred. With respect to each Mortgage Loan as to which an Appraisal Reduction Event has occurred and which has become current and has remained current for three consecutive Scheduled Monthly Payments, and with respect to which no other event that would cause it to be a Specially Serviced Mortgage Loan has occurred and is continuing, such Mortgage Loan will cease to be a Required Appraisal Mortgage Loan.

“Reserve Accounts”: With respect to any Mortgage Loan, reserve accounts, if any, established by the Servicer, pursuant to the Mortgage or the Loan Agreement and any Escrow Account. Any Reserve Account may be a subaccount of a related Cash Collateral Account. Any Reserve Account shall be beneficially owned for federal income tax purposes by the Person who is entitled to receive the reinvestment income or gain thereon in accordance with the terms and provisions of the related Mortgage Loan and Section 3.07. The Servicer shall be permitted to make withdrawals therefrom, to the extent not inconsistent with the terms of the related Mortgage Loan, for deposit into the related Cash Collateral Account, if applicable, or the Collection Account or for the purposes set forth under the related Mortgage Loan.

“Residual Ownership Interest”: Any record or beneficial interest in the Class R Certificates.

“Responsible Officer”: When used with respect to (i) the Trustee, any officer of the Corporate Trust Office of the Trustee with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject, and

(ii) the Certificate Administrator, any officer assigned to the Corporate Trust Services group, with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other officer to whom a particular matter is referred by the Certificate Administrator because of such officer’s knowledge of and familiarity with the particular subject, and in the case of any certification or other document required to be signed by a Responsible Officer, an authorized signatory whose name and specimen signature appears on a list furnished to the Servicer or the Special Servicer, as applicable, by the Trustee or the Certificate Administrator, as applicable, as such list may from time to time be amended.

“Restricted Group”: The Depositor, the Initial Purchasers, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, the Operating Advisor, any Borrower, any party considered a “sponsor” under the Exemption, any sub-servicer, or any Affiliate of any of such parties.

“Restricted Period”: The 40 day period prescribed by Regulation S commencing on the later of (a) the date upon which the Regular Certificates are first offered to persons other than the managers and any other distributor (as defined in Regulation S) of the Regular Certificates, and (b) the Closing Date.

“Risk Retention Certificates”: The Class HRR Certificates.

“Risk Retention Period”: The period from the Closing Date until the date that is the earliest of (i) the latest of (A) the date on which the aggregate unpaid principal balance of the Trust Loans has been reduced to 33% of the total unpaid principal balance of the Trust Loans as of the Cut-off Date; (B) the date on which the total outstanding Certificate Balance of the Certificates has been reduced to 33% of the total outstanding Certificate Balance of the Certificates as of the Closing Date; and (C) two years after the Closing Date; (ii) subject to the consent of the Retaining Sponsor (which consent shall not be unreasonably withheld), the date on which the Credit Risk Retention Rules have been officially repealed or abolished in their entirety or officially determined by the relevant regulatory agencies to be no longer applicable to the transaction or the Risk Retention Certificates; or (iii) the date on which all of the Trust Loans have been defeased in accordance with §244.7(b)(8)(i) under the Credit Risk Retention Rules.

“Rule 144A”: Rule 144A under the Securities Act.

“Rule 144A Global Certificate”: As defined in Section 5.04(b).

“Rule 144A Information”: As defined in Section 5.01(c).

“Sarbanes Oxley Act” means the Sarbanes Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission’s staff).

“Sarbanes-Oxley Certification”: With respect to an Other Securitization Trust, the certification required to be filed together with such Other Securitization Trust’s Exchange Act report on Form 10-K pursuant to Rule 13a-14 and Rule 15d-14 of the Exchange Act.

“S&P”: S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, and its successors-in-interest. If neither S&P nor any successor remains in existence, “S&P” shall be deemed to refer to such other nationally recognized statistical rating agency or other comparable Person reasonably designated by the Depositor, notice of which designation shall be given to the Trustee, the Certificate Administrator, the Master Servicer, the Directing Certificateholder, the Operating Advisor and the Special Servicer and specific ratings of S&P herein referenced shall be deemed to refer to the equivalent ratings of the party so designated.

“Scheduled Monthly Payments”: With respect to any Trust Loan or Mortgage Loan and any Payment Date, each scheduled payment of interest on such Trust Loan or Mortgage Loan, respectively, required to be paid on such Payment Date by the Borrower in accordance with the terms of the related Note or Loan Agreement.

“Securities Act”: The Securities Act of 1933, as it may be amended from time to time.

“Senior Certificates”: Collectively, the Class A and Class X Certificates.

“Servicer”: Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, or its successor in interest, or any successor servicer appointed as herein provided.

“Servicer Remittance Date”: With respect to any Distribution Date, the Business Day preceding such Distribution Date.

“Servicer Termination Event”: As defined in Section 7.01(a).

“Servicing Advance”: As to any Mortgage Loan, any advance made by the Servicer or the Trustee in respect of Property Protection Expenses or any expenses incurred to protect and preserve the security for such Mortgage Loan, pursuant to Section 3.04 or Section 3.24, as applicable.

“Servicing Compensation”: With respect to any Distribution Date, the related Servicing Fee and any other fees, charges or other amounts payable to the Servicer for such Distribution Date.

“Servicing Criteria”: The criteria set forth in paragraph (d) of Item 1122 of Regulation AB as such may be amended from time to time and which as of the Closing Date are listed on Exhibit N hereto.

“Servicing Fee”: With respect to each Trust Loan and each Companion Loan and any Distribution Date, an amount (which includes the Excess Servicing Fee) accrued during the related Interest Accrual Period (or in the case of the first Distribution Date, accrued for a period equal to the initial Interest Accrual Period) at the Servicing Fee Rate on the Principal Balance of such Trust Loan or Companion Loan, as the case may be, as of the first day of the related Collection Period. The Servicing Fee will be calculated on the same basis as the Mortgage Rate is calculated.

“Servicing Fee Rate”: With respect to the Trust Loans, 0.0025% per annum; and with respect to the Companion Loans, 0.00125% per annum.

“Servicing File”: A copy of all items required to be included in the Mortgage File, together with each of the following, to the extent such items were actually delivered to the Trust Loan Seller with respect to a Mortgage Loan and (to the extent that the identified documents existed on or before the Closing Date and the applicable reference to Servicing File relates to any period after the Closing Date) delivered by the Trust Loan Seller to the Servicer: (i) a copy of any engineering reports or property condition reports; (ii) other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll and, for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the Trust Loan Seller; (iii) copies of related financial statements or operating statements; (iv) all legal opinions (excluding attorney-client communications between the Trust Loan Seller, the Servicer, the Special Servicer and its counsel that are privileged communications or constitute legal or other due diligence analyses), Borrower’s certificates and certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies, if any, delivered in connection with the closing of the Mortgage Loan; (v) a copy of the Appraisal for the related Mortgaged Property(ies); (vi) the documents that were delivered by or on behalf of the Borrower, which documents were required to be delivered in connection with the closing of such Mortgage Loan; (vii) for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease; and (viii) a copy of all environmental reports that were received by the Trust Loan Seller relating to the relevant Mortgaged Property.

“Servicing Function Participant”: Any Additional Servicer, Sub-Servicer, Subcontractor or any other Person, other than the Trustee, the Certificate Administrator, the Operating Advisor, the Servicer and the Special Servicer, that is performing activities that address the Applicable Servicing Criteria as of any date of determination.

“Servicing Officer”: Any officer or employee of the Servicer or the Special Servicer, as applicable, involved in, or responsible for, the administration and servicing of the Mortgage Loans or this Agreement and also, with respect to a particular matter, any other officer or employee to whom such matter is referred because of such officer’s or employee’s knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Certificate Administrator and the Trustee by the Servicer or the Special Servicer, as applicable, as such list may from time to time be amended.

“Servicing-Released Bid”: As defined in Section 7.01(e).

“Servicing-Retained Bid”: As defined in Section 7.01(e).

“Special Servicing Loan Event”: With respect to any Mortgage Loan, the occurrence of any of the following events:

(i)       in the case of a Balloon Payment, if the Balloon Payment is delinquent and the related Borrower has not provided the Servicer, on or prior to the related Maturity Date, with a bona fide written commitment for refinancing reasonably satisfactory in form and substance to the Servicer, which provides that such refinancing will occur within 120 days of such related Maturity Date, provided that such Mortgage Loan will become a Specially Serviced Mortgage Loan immediately if the related Borrower fails to diligently pursue such financing or to pay any Assumed Scheduled Monthly Payment on the related due date (subject to any applicable grace period) at any time before the refinancing or, if such refinancing does not occur, such Mortgage Loan will become a Specially Serviced Mortgage Loan at the end of such 120-day period (or for such shorter period beyond the date on which the related Balloon Payment was due within which the refinancing is scheduled to occur pursuant to the commitment for refinancing or on which such commitment terminates);

(ii)      as to which any Monthly Payment, including the failure to make any required escrow or reserve deposit (other than a Balloon Payment or other payment due at maturity) is more than 60 days delinquent;

(iii)     as to which the related Borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or the related Borrower has become the subject of a decree or order for that proceeding (provided that if the appointment, decree or order is stayed or discharged, or the case dismissed within 60 days that Mortgage Loan will not be considered a Specially Serviced Mortgage Loan during that period), or the related Borrower has admitted in writing its inability to pay its debts generally as they become due;

(iv)     as to which the Servicer or Special Servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the related Mortgaged Property;

(v)      as to which, in the judgment of the Servicer or the Special Servicer, as applicable, that a payment default is imminent or reasonably foreseeable and is not likely to be cured by the related Borrower within 60 days;

(vi)     as to which a default that the Servicer or Special Servicer has notice (other than a failure by the related Borrower to pay principal or interest) and which the Servicer or Special Servicer determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders or the Companion Loan Holders has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan Documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default which are capable of cure, 60 days (provided that such 60-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the related Mortgage Loan)); or

(vii)    as to which the Servicer or Special Servicer determines that (A) a default (other than as described in clause (v) above) under the related Mortgage Loan is imminent or reasonably foreseeable, (B) such default will materially impair the value of the corresponding Mortgaged Property as security for the related Mortgage Loan or otherwise materially adversely affect the interests of Certificateholders or the Companion Loan Holders, and (C) the default will continue unremedied for the applicable cure period under the terms of the related Mortgage Loan or, if no cure period is specified and the default is capable of being cured, for 30 days (provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan); provided that any determination that a Special Servicing Loan Event has occurred under this clause (vii) with respect to any Mortgage Loan solely by reason of the failure (or imminent failure) of the related Borrower to maintain or cause to be maintained insurance coverage against damages or losses arising from acts of terrorism may only be made by the Special Servicer.

“Similar Law”: As defined in Section 5.02(m).

“Special Servicer”: Situs Holdings, LLC, or its successor in interest, or if any successor special servicer is appointed as herein provided in Section 3.25, such successor.

“Special Servicer Termination Event”: As defined in Section 7.01(b).

“Special Servicing Compensation”: With respect to any Mortgage Loan, any of the Special Servicing Fee, the Workout Fee, Liquidation Fee and any other fees, charges or other amounts that are due to the Special Servicer hereunder.

“Special Servicing Fee”: With respect to each Specially Serviced Mortgage Loan and any Distribution Date, an amount accrued during the related Collection Period at the Special Servicing Fee Rate on the Principal Balance of such Specially Serviced Mortgage Loan as of the first day of such Special Servicing Period. The Servicing Fee will be calculated on the same basis as the Mortgage Rate is calculated.

“Special Servicing Fee Rate”: A rate equal to 0.250% per annum.

“Special Servicing Period”: Any Interest Accrual Period during which a Mortgage Loan is at any time a Specially Serviced Mortgage Loan.

“Specially Serviced Mortgage Loan”: Any Mortgage Loan and REO Mortgage Loan as to which a Special Servicing Loan Event has occurred and is continuing.

“Startup Day”: The Closing Date.

“Subcontractor”: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage backed securities industry) of any Mortgage Loan but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to such Mortgage Loan under the direction or authority of the Servicer (or a sub-servicer of the Servicer), the Special Servicer or an Additional Servicer (or a sub-servicer of an Additional Servicer).

“Subordinate Certificates”: Collectively, the Class B, Class C, Class D, Class E, Class F, Class G and Class HRR Certificates.

“Successful Bidder”: As defined in Section 7.01(e).

“Tax Returns”: The federal income tax returns on IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interestholders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of each of the Trust REMICs due to its classification as a REMIC under the REMIC Provisions, together with any and all other information, reports or returns that may be required to be furnished to the Certificateholders or filed with the IRS or any other governmental taxing authority under any applicable provisions of federal tax law or applicable state and local tax law.

“Temporary Regulation S Global Certificate”: As defined in Section 5.04(a).

“Terminated Party”: As defined in Section 7.01(d).

“Terminating Party”: As defined in Section 7.01(d).

“Termination Date”: The Distribution Date on which the Trust Fund is terminated pursuant to Section 9.01.

“Termination Event”: A Servicer Termination Event or Special Servicer Termination Event, as applicable.

“Third Party Purchaser”: CRE Fund Investments III LLC, a Delaware limited liability company, or any Person that purchases the Risk Retention Certificates in accordance with this Agreement and applicable laws and regulations.

“Third Party Purchaser Agreement”: As defined in Section 3.35(a).

“Third Party Purchaser Safekeeping Account”: An account maintained by the Certificate Administrator, which account shall be established at the direction of the Retaining Sponsor for the benefit of the Holders of the Risk Retention Certificates.

“Title Insurance Policy”: As defined in Section 2.01(b)(x).

“Trust”: The trust created hereby and to be administered hereunder. The Trust shall be named “J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON”.

“Trust Assets”: As defined in the Introductory Statement.

“Trust Appraisal Reduction”: Any portion of the Appraisal Reduction allocated to the Trust Notes.

“Trust Fund”: The corpus of the trust created hereby and to be administered hereunder, consisting of: (i) such Trust Loans as from time to time are subject to this

Agreement, together with the Mortgage Files relating thereto; (ii) all scheduled or unscheduled payments on or collections in respect of the Trust Loans; (iii) the Trust’s interest in any REO Property or other security; (iv) the Trust’s interest in all revenues, income or proceeds received in respect of any REO Property; (v) the Servicer’s, the Special Servicer’s and the Trustee’s rights under the insurance policies with respect to the Trust Loans required to be maintained pursuant to this Agreement and any proceeds thereof; (vi) the Trust’s interest in any Assignments of Leases and any security agreements; (vii) the Trust’s interest in any indemnities or guaranties given as additional security for any Trust Loans; (viii) the Trust’s interest in any environmental indemnity agreements relating to the Mortgaged Properties; (ix) the rights and remedies of the Depositor under the Trust Loan Purchase Agreement; (x) the rights of the Trustee in any Lock Box Accounts, Cash Collateral Accounts, Reserve Accounts and Escrow Accounts; (xi) the Uncertificated Lower-Tier Interests, (xii) the Collection Account, the Interest Reserve Account, the Lower-Tier Distribution Account and the Upper-Tier Distribution Account; and (xiii) the proceeds of any of the foregoing.

“Trust Loan”: As defined in the Introductory Statement.

“Trust Loan Purchase Agreement”: That certain Trust Loan Purchase Agreement dated as of April 15, 2019, between the Trust Loan Seller and the Depositor.

“Trust Loan Schedule”: The list of Trust Loans included in the Trust Fund as of the Closing Date being attached as Exhibit B, which list shall set forth the following information with respect to each Trust Loan:

(i)       the Loan Number of the related Trust Loan;

(ii)      the property name, type, city and state where each related Mortgaged Property is located;

(iii)     the Mortgage Rate of the related Trust Loan;

(iv)     the Maturity Date of the related Trust Loan, whether there are any extensions beyond the Maturity Date and the terms of such extensions;

(v)      the nature of the interest in the related Mortgaged Property (e.g., fee/leasehold);

(vi)     the name of the original Borrower;

(vii)    the origination date of the related Trust Loan; and

(viii)   whether or not such Trust Loan has a related letter of credit.

“Trust Loan Seller”: JPMorgan Chase Bank, National Association and its successors in interest.

“Trust REMICs”: The Lower-Tier REMIC and the Upper-Tier REMIC, individually or collectively as the context may require.

“Trustee”: Wells Fargo Bank, National Association, in its capacity as trustee of the Trust Fund, or its successor in interest, or any successor trustee appointed as herein provided.

“Trustee Fee”: The monthly fee, if any, which the Trustee is to be paid from the Certificate Administrator Fee.

“Uncertificated Lower-Tier Interests”: Any of the Class LA, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG and Class LHRR Uncertificated Interests.

“Underwriter Exemption”: Department of Labor Final Authorization Number 97-03E, as most recently amended by Prohibited Transaction Exemption 2013-08 and as further amended by the Department of Labor from time to time.

“Unliquidated Advance”: Any Advance previously made by a party hereto that has been previously reimbursed, as between the Person that made the Advance hereunder, on the one hand, and the Trust Fund, on the other, as part of a Workout-Delayed Reimbursement Amount pursuant to Section 3.06(b) but that has not been recovered from the Borrower or otherwise from collections on or the proceeds of a Mortgage Loan or related REO Property in respect of which the Advance was made.

“Unscheduled Payments”: With respect to a Mortgage Loan, all Net Liquidation Proceeds, Net Condemnation Proceeds and Net Insurance Proceeds payable under such Mortgage Loan, the Purchase Price of any Mortgage Loan that is repurchased or purchased pursuant to the Trust Loan Purchase Agreement and any other payments under or with respect to such Mortgage Loan not scheduled to be made, including Principal Prepayments received by the Servicer, but excluding Yield Maintenance Premiums during such Collection Period.

“Upper-Tier Distribution Account”: A trust account or subaccount created and maintained as a separate trust account or a subaccount of a separate trust account by the Certificate Administrator pursuant to Section 3.05(e), which shall be entitled, “Wells Fargo Bank, National Association, as Certificate Administrator, for the benefit of the Trustee and the Holders of JP Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON, Upper-Tier Distribution Account” and which must be an Eligible Account or a subaccount of an Eligible Account.

“Upper-Tier REMIC”: A segregated asset pool within the Trust Fund consisting of the Uncertificated Lower-Tier Interests, payments made with respect to such interests and amounts held from time to time in the Upper-Tier Distribution Account.

“U.S. Person”: Any of (i) a citizen or resident alien of the United States, (ii) a corporation, partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in or under the laws of the United States, any State of the United States or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, (iii) an estate that is subject to United States federal income tax regardless of the source of its income, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons) or (v) any other person that is disregarded as separate from its ownership for U.S. federal income tax purposes and whose owner is described in clauses (i) through (iv) above.

“Voting Rights”: The portion of the voting rights of all of the Certificates that is allocated to any Certificate or Class of Certificates. At all times during the term of this Agreement, the percentage of the Voting Rights assigned to each Class shall be (a) 0.0% in the case of the Class R Certificates, (b) (x) except as described in clause (y) of this clause (b), 4% in the case of the Class X-A and Class X-B Certificates (for so long as the Notional Amount of each such Class has not been reduced to zero) allocated to such Classes pro rata based on their respective Notional Amounts and (y) 0% in the case of the Class X Certificates in the case of votes pertaining to terminating and replacing the Special Servicer, and (c) in the case of any other Class of Regular Certificates, a percentage equal to the product of the percentage of Voting Rights remaining after allocations in (b) above multiplied by a fraction, the numerator of which is equal to the outstanding Certificate Balance of such Class of Certificates (and solely in connection with any vote for purposes of determining whether to remove the Special Servicer pursuant to Section 7.01(c), taking into account any notional reduction in the Certificate Balance for Trust Appraisal Reductions allocated to the Certificates pursuant to Section 4.08(b) hereof), in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the sum of the aggregate outstanding Certificate Balances of all such Classes of Certificates (and solely in connection with any vote for purposes of determining whether to remove the Special Servicer pursuant to Section 7.01(c), taking into account any notional reduction in the Certificate Balance for Trust Appraisal Reductions allocated to the Certificates pursuant to Section 4.08(b) hereof), in each case, determined as of the prior Distribution Date. The Voting Rights of any Class of Certificates shall be allocated among Holders of Certificates of such Class in proportion to their respective Percentage Interests. Any Person exercising Voting Rights, will be required to submit a certification in the form of Exhibit L-4 that, such person is not a Borrower, Borrower Affiliate, a Manager, the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator or an Affiliate of any of the foregoing or an agent, principal, partner, member, joint venturer, limited partner, employee, representative, director, trustee, advisor of or investor or an agent of any Borrower.

“Withheld Amounts”: As defined in Section 3.05(g).

“Workout-Delayed Reimbursement Amount”: With respect to any Specially Serviced Mortgage Loan, the amount of any Advance made with respect to such Mortgage Loan on or before the date such Mortgage Loan becomes (or, but for the making of three consecutive full and timely monthly payments under its modified terms, would then constitute) a Rehabilitated Mortgage Loan, together with (to the extent accrued and unpaid) interest on such Advances, to the extent that (i) such Advance (and accrued and unpaid Advance Interest) is not reimbursed to the Person who made such Advance on or before the date, if any, on which such Mortgage Loan becomes (or, but for the making of three consecutive full and timely monthly payments under its modified terms, would then constitute) a Rehabilitated Mortgage Loan and (ii) the amount of such Advance (and accrued and unpaid Advance Interest) becomes an obligation of the Borrower to pay such amount under the terms of the modified Mortgage Loan Documents. That any amount constitutes all or a portion of any Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine that such amount instead constitutes a Nonrecoverable Advance reimbursable in the same manner as any other Nonrecoverable Advance.

“Workout Fee”: A fee equal to the product of the Workout Fee Rate and the amount of each payment of principal and interest (other than Default Interest) made on each Rehabilitated Mortgage Loan, provided, that any such Workout Fee shall be reduced by any Excess Modification Fees received and retained by the Special Servicer but only to the extent those Excess Modification Fees have not previously been deducted from a Workout Fee or Liquidation Fee (each amount of the Workout Fee shall be reduced (but not to an amount less than zero) until the aggregate amount of such reductions equals such Excess Modification Fees).

“Workout Fee Rate”: A rate equal to 0.50% with respect to each Mortgage Loan.

“Yield Maintenance Premiums”: All prepayment premiums, yield maintenance charges, spread maintenance charges or penalties payable in connection with the repayment of the Principal Balance of any Mortgage Loan prior to a date specified in the related Loan Agreement.

“YM Group”: The YM Group A, the YM Group B or the YM Group C, as applicable, and collectively, the “YM Groups”.

“YM Group A”: Collectively, the Class A Certificates and the Class X-A Certificates.

“YM Group B”: Collectively, the Class X-B, Class B, Class C and Class D Certificates.

“YM Group C”: Collectively, the Class E, Class F, Class G and Class HRR Certificates.

Section 1.02        Other Definitional Provisions. All terms defined directly or by reference in this Agreement shall have the defined meanings set forth herein when used in any certificate or other document delivered pursuant hereto. For purposes of this Agreement and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (c) references to any Section, Article, Schedule or Exhibit are references to Sections, Articles, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made), and references to any paragraph, Section, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (f) references to any Person include that Person’s successors and permitted assigns; (g) references to any agreement refer to that agreement as amended, supplemented or otherwise modified from time to time; and (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

Section 1.03        Certain Calculations. Unless otherwise specified herein, the following provisions shall apply:

(a)        All calculations of interest with respect to the Mortgage Loans provided for herein shall be made as set forth in such Mortgage Loans with respect to the calculation of the related Mortgage Rate.

(b)       Any Mortgage Loan payment is deemed to be received on the date such payment is actually received in immediately available funds by the Servicer, the Special Servicer or the Certificate Administrator; provided, however, that for purposes of calculating distributions on the Certificates, Principal Prepayments with respect to any Mortgage Loan are deemed to be received on the date they are applied in accordance with Section 3.01(b) to reduce the outstanding principal balance of such Mortgage Loan on which interest accrues.

(c)        Absent express provisions in the Mortgage Loan Documents, all amounts collected by or on behalf of the Trust in respect of any Mortgage Loan in the form of payments from the Borrowers, Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds in the absence of such express provisions and in any event after a Mortgage Loan Event of Default under the related Mortgage Loan (to the extent not cured or waived) that are not required to be distributed to the Companion Loan Holders pursuant to the related Co-Lender Agreement will be deemed allocated for purposes of collecting amounts due under such Trust Loan, in each case only to the extent such amount is an obligation of the related Borrower in the related Loan Documents, in the following order of priority: first, as a recovery of any unreimbursed Advances with respect to the related Trust Loan and unpaid Advance Interest Amount and, if applicable, unreimbursed and unpaid Servicing Fees, Operating Advisor Fees, Certificate Administrator Fees, which includes the Trustee Fee, and expenses of the Trust with respect to the related Trust Loan; second, as a recovery of Nonrecoverable Advances and any Advance Interest Amount on those Nonrecoverable Advances, to the extent previously allocated from principal collections with respect to the related Trust Loan; third, to the extent not previously allocated pursuant to clause first, as a recovery of accrued and unpaid interest on such Trust Loan (exclusive of default interest) to the extent of the excess of (i) accrued and unpaid interest on such Trust Loan at the related Mortgage Rate through and including the end of the related Mortgage Loan Interest Accrual Period, over (ii) the cumulative amount of the reductions (if any) in the amount of related Monthly Advances for such Trust Loan that have occurred in connection with related Trust Appraisal Reductions (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause fifth below on earlier dates) (such accrued and unpaid interest to be applied sequentially to accrued and unpaid interest on the related Trust A Note and the related B Note, in that order); fourth, to the extent not previously allocated pursuant to clause first, as a recovery of principal of such Trust Loan then due and owing, including by reason of acceleration of such related Mortgage Loan following a default thereunder (or, if the Trust Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance), first, to the related Trust A Note, and, then, to the related B Note, in each case until their respective principal balances have been reduced to zero; fifth, as a recovery of accrued and unpaid interest on such Trust Loan to the extent of the cumulative amount of the reductions (if any) in the amount of the interest portion of the related Monthly Advances for such Trust Loan that have occurred in connection with related Trust Appraisal Reductions (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause fifth on earlier dates) (such accrued and unpaid interest to be applied sequentially to accrued and unpaid interest on the related Trust A Note and the related B Note, in that order); sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Trust Loan; seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Trust Loan; eighth, as a recovery of any Yield Maintenance Premium then due and owing under such Trust Loan; ninth, as a recovery of any assumption fees, assumption application fees, Modification Fees or consent fees then due and owing under such Trust Loan; tenth, as a recovery of any default interest and late payment charges then due and owing under such Trust Loan; eleventh, as a recovery of any other amounts then due and owing under such Trust Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees, and, then, allocated to Operating Advisor Consulting Fees); and twelfth, as a recovery of any remaining principal of such Trust Loan to the extent of its entire remaining unpaid principal balance; provided that, to the extent required under the REMIC Provisions, payments or proceeds received with respect to any partial release of a Mortgaged Property (including for these purposes, following a casualty or condemnation) if, immediately following such release, the loan-to-value ratio of the related Trust Loan (or the related Mortgage Loan) exceeds 125% (based on the value of the related real property only, and excluding the value of any personal property and going concern value), must be allocated to reduce the Principal Balance of the related Trust Loan in the manner required by such REMIC Provisions.

(d)       Collections by or on behalf of the Trust in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable) and that are not required to be distributed to the Companion Loan Holders pursuant to the Co-Lender Agreements, will be deemed allocated for purposes of collecting amounts due under the deemed REO Mortgage Loan, in each case only to the extent such amount is or was an obligation of the related Borrower in the related Mortgage Loan Documents, in the following order of priority: first, as a recovery of any unreimbursed Advances with respect to the related Trust Loan and interest on all Advances and, if applicable, unreimbursed and unpaid expenses and fees of the Trust with respect to the related Trust Loan; second, as a recovery of Nonrecoverable Advances or interest on those Nonrecoverable Advances, to the extent previously allocated from principal collections with respect to the related Trust Loan; third, to the extent not previously allocated pursuant to clause first, as a recovery of accrued and unpaid interest on such Trust Loan (exclusive of default interest) to the extent of the excess of (i) accrued and unpaid interest on such Trust Loan at the related Mortgage Rate through and including the end of the related Mortgage Loan Interest Accrual Period, over (ii) the cumulative amount of the reductions (if any) in the amount of the interest portion of the related Monthly Advances for such Trust Loan that have occurred in connection with related Trust Appraisal Reductions (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause fifth below on earlier dates) (such accrued and unpaid interest to be applied sequentially to accrued and unpaid interest on the related Trust A Note and the related B Note, in that order); fourth, to the extent not previously allocated pursuant to clause first, as a recovery of principal of such Trust Loan to the extent of its entire unpaid principal balance (or, if the related Trust Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance) first, to the related Trust A Note, and, then, to the related B Note, in each case until their respective principal balances have been reduced to zero; fifth, as a recovery of accrued and unpaid interest on such Trust Loan to the extent of the cumulative amount of the reductions (if any) in the amount of the interest portion of the related Monthly Advances for such Trust Loan that have occurred in connection with related Trust Appraisal Reductions (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause fifth on earlier dates); sixth, as a recovery of any Yield Maintenance Premium then due and owing under such Trust Loan; seventh, as a recovery of any default interest and late payment charges then due and owing under such Mortgage Loan; eighth, as a recovery of any assumption fees, assumption application fees, Modification Fees or consent fees then due and owing under such Trust Loan; and ninth, as a recovery of any other amounts then due and owing under such Trust Loan (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees).

(e)       For purposes of accruing interest, Servicing Fees, Special Servicing Fees, Certificate Administrator Fees, and calculating Pass-Through Rates, each Trust Loan and Companion Loan will be deemed to have a Principal Balance or Notional Amount on the first day of the Interest Accrual Period equal to the Principal Balance or Notional Amount of such Trust Loan and Companion Loan, as of the Payment Date of such Trust Loan and Companion Loan that occurs in the calendar month in which such Interest Accrual Period commences (after giving effect to all payments received in respect of such Trust Loan and Companion Loan on or before such Payment Date).

(f)        All net present value calculations and determinations made under this Agreement with respect to a Mortgage Loan or a Mortgaged Property or REO Property (including for purposes of the definition of “Accepted Servicing Practices”) shall be made using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on such Mortgage Loan or sale of such Mortgage Loan by the Special Servicer the higher of (1) the rate determined by the Servicer or Special Servicer, as applicable, that approximates the market rate that would be obtainable by the related Borrower on similar debt of the related Borrower as of such date of determination and (2) the weighted average Mortgage Rate on such Mortgage Loan, the related Trust Loan or the related Companion Loan, as the case may be, based on its outstanding principal balance and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent Appraisal (or update of such Appraisal).

Section 1.04       Certain Adjustments to the Principal Distributions on the Certificates. (a) To the extent not specifically provided otherwise elsewhere in this Agreement, if any party hereto is reimbursed out of general collections on the Mortgage Loans on deposit in the Collection Account for any unreimbursed Advances that have been or are determined to be Nonrecoverable Advances (together with interest accrued and payable thereon pursuant to Section 3.06, Section 3.24 or Section 4.07, as applicable, to the extent such interest was paid hereunder from a source other than Default Interest or late payment charges), then (for purposes of calculating distributions on the Certificates) each such reimbursement and payment of interest shall be deemed to have been made:

first, out of any amounts then on deposit in the Collection Account that represent payments or other collections of principal received by the Trust Fund with respect to the Mortgage Loans that, but for their application to reimburse a Nonrecoverable Advance and/or to pay interest thereon, would be included in the Available Funds for the related Distribution Date;

second, out of any amounts then on deposit in the Collection Account that represent any other payments or other collections received by the Trust Fund with respect to the Mortgage Loans, but for their application to reimburse a Nonrecoverable Advance and/or to pay interest thereon, would be included in the Available Funds for the related Distribution Date; and

third, out of any other amounts then on deposit in the Collection Account that may be available to reimburse the subject Nonrecoverable Advance and/or to pay interest thereon.

(b)       If and to the extent that any payment or other collection of principal of any Mortgage Loan or REO Mortgage Loan is deemed to be applied in accordance with clause first of Section 1.04(a) to reimburse a Nonrecoverable Advance or to pay interest thereon, and further if and to the extent that such payment or other collection of principal would constitute part of the Certificate Principal Distribution Amount for any Distribution Date, then the Certificate Principal Distribution Amount for such Distribution Date shall be reduced by and exclude such payment or other collection of principal.

(c)       If and to the extent that any Advance is determined to be a Nonrecoverable Advance, such Advance is reimbursed out of general principal collections on the Mortgage Loans as contemplated by Section 1.04(a) and the particular item for which such Advance was originally made is subsequently collected out of payments or other collections in respect of the related Mortgage Loan or REO Mortgage Loan (such item, if and to the extent so collected, a “Recovered Amount”), then (without duplication of any amounts already included therein) the Adjusted Certificate Principal Distribution Amount for the Distribution Date that corresponds to the Interest Accrual Period in which such item was recovered shall be increased by an amount equal to the lesser of (i) the amount of such recovery and (ii) any previous reduction in the Adjusted Certificate Principal Distribution Amount for a prior Distribution Date pursuant to Section 1.04(b) resulting from the reimbursement of the subject Advance. If and to the extent that any Advance is determined to be a Nonrecoverable Advance, and interest on such Advance is paid out of general principal collections on the Mortgage Loans as contemplated by Section 1.04(a) and such interest on such Advance is subsequently reimbursed to the Trust Fund out of Default Interest or late payment charges collected on the Mortgage Loans, then the Adjusted Certificate Principal Distribution Amount for the Distribution Date that corresponds to the Interest Accrual Period in which such reimbursement to the Trust Fund occurred shall be increased by an amount equal to the lesser of (i) the amount of such reimbursement to the Trust Fund and (ii) any previous reductions in the Adjusted Certificate Principal Distribution Amount for prior Distribution Dates pursuant to Section 1.04(b) resulting from the payment of such interest on such Advance. All Recovered Amounts shall be allocated first to the Class A Certificates, then to the Class B, Class C, Class D, Class E, Class F, Class G and Class HRR Certificates, in that order, in each case as an increase in the Certificate Balance of such Class up to the amount of Realized Losses previously allocated to such Class and not otherwise reimbursed hereunder.

Nothing contained in this Section 1.04 is intended to limit the ability of any party hereto that is entitled to reimbursement hereunder for any unreimbursed Advances that have been or are determined to be Nonrecoverable Advances (together with interest accrued and payable thereon pursuant to Section 3.06, Section 3.24 or Section 4.07) to collections of principal received by the Trust Fund with respect to the Mortgage Loans; instead the order of priority set forth in Section 1.04(a) is a deemed allocation only for purposes of calculating distributions on the Certificates.

ARTICLE II

CONVEYANCE OF TRUST LOANs;
ORIGINAL ISSUANCE OF CERTIFICATES

Section 2.01        Conveyance of Trust Loans; Assignment of Trust Loan Purchase Agreement (a) The Depositor, concurrently with the execution and delivery hereof, does hereby establish the Trust Fund, appoint the Trustee as trustee of the Trust Fund, and hereby sells, transfers, assigns, sets over and otherwise conveys to the Trustee (on behalf of the Lower-Tier REMIC) for the benefit of the Upper-Tier REMIC and the Certificateholders, without recourse (except to the extent the Depositor has undertaken specific obligations with respect to any of the Trust Loans hereunder), all the right, title and interest of the Depositor in, to and under the respective Trust Loans, including all rights to payment in respect thereof and all security interests thereunder (whether in real or personal property and whether tangible or intangible) in favor of the Trust Loan Seller or the Depositor and all other assets included or to be included in the Trust Fund for the benefit of the Certificateholders, including, without limitation, Permitted Investments, REO Properties, Unscheduled Payments, Yield Maintenance Premiums, and proceeds of any escrow or reserve accounts. The Depositor does also hereby transfer, assign, set over and otherwise convey to the Trustee without recourse (except to the extent the Depositor has undertaken specific obligations with respect to any of the Trust Loans hereunder) all the right, title and interest of the Depositor in, to and under the Trust Loan Purchase Agreement as assignee of the Trust Loan Seller’s rights with respect to any Mortgage Loan including, without limitation, all rights of the Depositor with respect to the representations, warranties and covenants of the Trust Loan Seller made under the Trust Loan Purchase Agreement. The Depositor shall (to the extent not inconsistent with the Mortgage Loan Documents) cause the Reserve Accounts, Cash Collateral Accounts and Lock Box Accounts to be transferred to and held in the name of the Servicer on behalf of the Trustee, as successor to the Trust Loan Seller.

(b)       In connection with such transfer and assignment, the Depositor does hereby deliver to, and deposit with the Certificate Administrator, in its capacity as the Custodian, with copies to the Servicer, the following documents or instruments with respect to each Mortgage Loan:

(i)        (A) the original of the Note or a lost note affidavit with a customary indemnification provision together with a copy of such Note, endorsed by the Trust Loan Seller without recourse in blank or to the order of the Trustee in the following form: “Pay to the order of Wells Fargo Bank, National Association, as Trustee for the benefit of the Holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON without recourse or warranty except as set forth in the Pooling and Servicing Agreement, dated as of April 2, 2019, among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor”, which Notes and all endorsements thereon shall show a complete chain of endorsement from the original payee(s) to the Trustee and (B) on or before the fifth day after the Closing Date (the “Delivery Date”), the following documents or instruments with respect to the Trust Loans (collectively with the original Trust Notes required under clause (A) above, the “Mortgage File”), in each case executed by the parties thereto;

(ii)        each original recorded Mortgage or copy thereof showing the Trust Loan Seller as mortgagee, with evidence of recording thereon, and, if the Mortgage was executed pursuant to a power of attorney, a true copy of the power of attorney certified by the public recorder’s office, with evidence of recording thereon, or certified by a title insurance company or escrow company to be a true and complete copy thereof;

(iii)       the originals of all modifications, consolidation and extension agreements or copies thereof, if any, with evidence of recording thereon, and the originals of all assumption agreements, if any, each executed in blank or in favor of the Trustee, or certified by a title insurance company or escrow company to be a true and complete copy thereof;

(iv)       an original Assignment of Mortgage for each Trust Loan, in form and substance acceptable for recording, executed in blank or to “Wells Fargo Bank, National Association, as Trustee for the benefit of the holders of JP Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON”, without recourse;

(v)        the originals of all intervening Assignments of Mortgage with evidence of recording thereon, or an original blanket intervening Assignment of Mortgage with evidence of recording thereon retained by the Trust Loan Seller, or in each case, a copy thereof with evidence of recording thereon certified by the Trust Loan Seller to be a true and complete copy of the original thereof;

(vi)       if the related Assignment of Leases is separate from the Mortgage, an original or a certified copy of such Assignment of Leases with evidence of recording thereon and showing a complete recorded chain of assignment from the named assignee;

(vii)       if the related Assignment of Leases is separate from the Mortgage, an original assignment of such Assignment of Leases (a “Reassignment of Assignment of Leases”), in recordable form, executed in blank or in favor of the Trustee, which assignment may be effected in the related Assignment of Mortgage;

(viii)      where applicable, a copy of each UCC-1 financing statement (and an original thereof shall have been sent for filing), together with a UCC-3 financing statement, in a form that is complete and suitable for filing, disclosing the assignment from the secured party named in such UCC-1 financing statement to the Trustee of the security interest in the personal property and other UCC collateral constituting security for repayment of the Mortgage Loan;

(ix)       the original of each guaranty agreement, if any, together with (A) each original intervening assignment (or a copy thereof) of each such item of additional security showing a complete chain of assignment from the original beneficiary of such item of additional security, and (B) an original assignment (or a copy thereof) of each such item of additional security signed by the record holder of the Mortgage in blank or in favor of the Trustee for the benefit of the Certificateholders;

(x)        the original lender’s title insurance policies or copies thereof issued in connection with the origination of a Mortgage Loan, together with all endorsements or riders that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a lien on the contract vendee and fee interests in the related Mortgaged Property, which may be electronically issued, or if such policy has not yet been issued (a) an original or copy of a marked up commitment, interim binder, preliminary title report or the pro forma title insurance policy marked as binding and countersigned by the title insurance company or otherwise agreed to as binding by the title insurance company and (b) upon issuance, the original title insurance policy or a copy thereof (such title insurance policies for each Mortgage Loan, each, a “Title Insurance Policy” and, collectively, the “Title Insurance Policies”);

(xi)       if the related security agreement is separate from the Mortgage, the original executed version or counterpart thereof of such security agreement and the assignment thereof to Trustee;

(xii)       the original of the Loan Agreement relating to such Mortgage Loan, if any;

(xiii)      copies of the original Management Agreements for the Mortgaged Properties and any related assignment agreements;

(xiv)      if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof to the Trustee;

(xv)       if any related Lock Box Agreement or Cash Collateral Account Agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the Reserve Accounts, Cash Management Accounts and Lock Box Accounts, if any, a copy of the UCC-1 (or its successor form) financing statements, if any, submitted for filing with respect to the Trust Loan Seller’s security interest in the Reserve Accounts, Cash Collateral Accounts and Lock Box Accounts and all funds contained therein and UCC-3 (or its successor form) financing statements assigning such security interest to the Trustee on behalf of the Certificateholders;

(xvi)      an original of the related Environmental Indemnity;

(xvii)     an original or copy of any related environmental insurance policy with respect to such Mortgage Loan;

(xviii)    a copy of each letter of credit, if any, related to such Mortgage Loan, with the original letter of credit to be delivered to the Servicer;

(xix)      an original of the related Cash Management Agreement;

(xx)       an original or copy of each Co-Lender Agreement;

(xxi)      a copy of all other material documents delivered at the closing of such Mortgage Loan, including any escrow agreement, as evidenced by the related closing list prepared by originating counsel in connection with the closing, which list may be an index to a closing binder; and

(xxii)     any and all amendments, modifications and supplements to, and waivers related to, any of the foregoing, as applicable.

In addition, the Depositor shall deliver to the Servicer, copies of the original Environmental Reports of the Mortgaged Properties made in connection with origination of the Mortgage Loans.

(c)       In addition to the documents enumerated above, the Depositor will, from time to time, deliver to the Servicer copies or originals, as applicable, of all financial statements, rent rolls, third party reports, stacking plans and other similar documents as the Servicer may request in order for the Servicer to comply with its obligations hereunder; provided that in no event will the Depositor be required to deliver, or cause the Trust Loan Seller to deliver, any information reasonably considered by the Depositor to be proprietary.

(d)       Promptly after the Closing Date (and, in any event, within 90 days from the Closing Date), the Trust Loan Seller (with respect to each Mortgage Loan sold to the Depositor by such Trust Loan Seller) shall, to the extent possession thereof has been delivered to it along with any related information, at the expense of the Depositor (1) submit for recording (a) each Assignment of Mortgage referred to in Section 2.01(b)(iv) that has not yet been submitted for recording and (b) each Reassignment of Assignment of Leases referred to in Section 2.01(b)(vii) (if not otherwise included in the related Assignment of Mortgage) that has not yet been submitted for recording; and (2) submit for filing each UCC-2 or UCC-3 (or successor forms thereof) financing statement referred to in Section 2.01(b)(viii) and (b)(xv) (at the cost of the Trust Loan Seller in the case of financing statements referred to in clause (b)(xv)) that has not yet been submitted for filing. If any such document is lost or returned unrecorded because of a defect therein, the Custodian will return such documents to the Depositor and the Depositor shall promptly prepare or cause to be prepared a substitute document for signature by the Trust Loan Seller and the Trust Loan Seller shall promptly execute, submit for recording, and re-deliver such substitute recorded documents to the Custodian. The Custodian shall, promptly upon receipt of the original recorded copy of each recorded Assignment of Mortgage or Reassignment of Assignment of Leases (and in no event later than five Business Days following such receipt) deliver such original to the Custodian, with copies to the Servicer. Notwithstanding anything to the contrary contained in this Section 2.01, in those instances where the public recording office retains the original Mortgage, Assignment of Mortgage or Reassignment of Assignment of Leases, if applicable, after any has been recorded, the obligations hereunder of the Depositor shall be deemed to have been satisfied upon delivery to the Custodian of a copy of such Mortgage, Assignment of Mortgage or Reassignment of Assignment of Leases, if applicable, certified by the public recording office to be a true and complete copy of the recorded original thereof. The Trust Loan Seller shall promptly submit the UCC financing statements referred to in Section 2.01(b)(viii) and (b)(xv) to be filed in the applicable public recording office and upon receipt of an acknowledgement copy of such financing statement will promptly deliver such copy to the Custodian, with evidence of filing thereon. Copies of recorded or filed Assignments of Mortgages, Reassignments of Assignment of Leases and UCC financing statements shall be delivered to the Custodian by the Depositor or Servicer, as applicable to the extent received by them.

(e)        The Depositor shall promptly deliver to the Custodian any documents relating to any Mortgage Loan that come into its possession after the Closing Date (other than copies of documents previously delivered to the Custodian) and such documents will constitute part of the Mortgage File.

(f)         Notwithstanding the fact that the Notes are endorsed “Pay to the Order of Wells Fargo Bank, National Association, as Trustee for the benefit of the Holders of JP Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON” without recourse, the Depositor acknowledges that the form of such endorsement shall not limit any of its obligations hereunder or any rights or remedies of the parties hereto for breach of such obligations.

Section 2.02        Acceptance by Certificate Administrator and the Trustee. (a) By its execution and delivery of this Agreement, the Trustee acknowledges the assignment to it of the Mortgage Loans in good faith without notice of adverse claims and declares, subject to any exceptions noted in an exception report to the provisions of Section 2.01 and to the further review provided herein, and the Custodian declares that it holds and will hold such documents and all others delivered to it constituting the Mortgage File in trust, subject to the conditions set forth herein, for the use and benefit of all present and future Certificateholders, and the use and benefit of the Trustee as holder of the Uncertificated Lower-Tier Interests. The Custodian hereby acknowledges the receipt of the documents described in Section 2.01(b)(i) and certifies that it has examined the Notes and that they appear on their faces to be what they purport to be, subject to an exception report delivered with respect to those items as of the Closing Date. The Custodian agrees to review each Mortgage File the later of 90 days after (i) the Custodian’s receipt of such Mortgage File or (ii) the Closing Date to ascertain that all documents referred to in Section 2.01(b)(i), (ii), (iv), (viii) and (x) and, to the extent identified to it in writing by the Depositor, the documents referred to in Section 2.01(b)(iii), (v), (vi), (vii), (ix) and (xi) through (xx) have been received, have been executed, appear to be what they purport to be, purport to be recorded or filed (if applicable) and have not been torn, mutilated or otherwise defaced, and that such documents appear on their faces to relate to the Trust Loans identified in the Trust Loan Schedule. The Custodian shall have no responsibility for reviewing the Mortgage File except as expressly set forth in this Section 2.02(a). Neither the Certificate Administrator nor the Custodian is under any duty or obligation to inspect, review or examine any of the documents, instruments, certificates or other papers relating to the Mortgage Loans delivered to it to determine that the same are valid, legal, effective, genuine, enforceable, in recordable form, sufficient, duly authorized, or appropriate for the represented purpose, whether the text of any assignment or endorsement is in proper or recordable form (except to determine if the endorsement conforms to the requirements of Section 2.01(b), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, to independently determine that any document has actually been filed or recorded in the appropriate office, that any document is or that they are other than what it purports to be on its face. In performing the tasks expressly provided for above, the Custodian may conclusively rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon.

If at the conclusion of the Custodian’s 90 day review any document or documents constituting a part of a Mortgage File have not been executed or received, have not been recorded or filed (if required), appear to be unrelated to the Trust Loans identified in the Trust Loan Schedule, appear not to be what they purport to be or have been torn, mutilated or otherwise defaced (each, a “Defect”), and in either case such omission or defect materially and adversely affects either (i) in the case of a Specially Serviced Mortgage Loan or a Rehabilitated Mortgage Loan, the value of the related Mortgage Loan or (ii) the interests of the Certificateholders in the related Mortgage Loan, the Custodian shall promptly so notify the Depositor, the Servicer, the Special Servicer and the Trust Loan Seller by providing a written report, setting forth for each affected Mortgage Loan, the nature of the defective or missing document.

Following notification by the Custodian pursuant to the preceding paragraph, pursuant to the Trust Loan Purchase Agreement, the Trust Loan Seller shall promptly cure or repurchase such Mortgage Loan in accordance with Section 2.03(c). None of the Servicer, the Special Servicer, the Certificate Administrator or the Trustee shall be responsible for any loss, cost, damage or expense to the Trust Fund resulting from any failure to receive any document constituting a portion of a Mortgage File or for any failure by the Depositor to use its best efforts to deliver any such document, as long as in each case such document is noted on the exception report delivered by the Custodian pursuant to this Section 2.02. In acknowledging the receipt of the Mortgage Files pursuant to the preceding paragraph, the Custodian will have no responsibility to determine whether any document or opinion is legal, valid, binding or enforceable, whether the text of any assignment or endorsement is in proper or recordable form (except, if applicable, to determine if the Certificate Administrator is the assignee or endorsee), whether any document has been recorded in accordance with the requirements of any applicable jurisdiction, whether a blanket assignment is permitted in any applicable jurisdiction, or whether any Person executing any document or rendering any opinion is authorized to do so or whether any signature thereon is genuine.

Upon the first anniversary of the Closing Date, the Custodian shall deliver a final exception report in the form of Exhibit O attached hereto as to any remaining documents that are not in the Mortgage File, whereupon, within 90 days, the Depositor shall either:  (i) cause such document deficiency to be cured; or (ii) use commercially reasonable efforts to cause the Trust Loan Seller to repurchase a Mortgage Loan pursuant to the Trust Loan Purchase Agreement if such exception is a material Defect.

The Custodian shall hold that portion of the Trust Fund delivered to the Certificate Administrator consisting of “instruments” (as such term is defined in Section 9-102(47) of the Uniform Commercial Code as in effect in Minnesota, on the date hereof) in Minneapolis, Minnesota, and, except as otherwise specifically provided in this Agreement, shall not remove such instruments from Minneapolis, Minnesota, or such other state in which the Custodian may at any time hold the Mortgage Files, unless it receives an Opinion of Counsel (obtained by and delivered at the expense of the Person requesting the removal of such instruments) that if the transfer of the Mortgage Loans to the Trustee is deemed not to be a sale, after such removal, the Trustee will possess a first priority perfected security interest in such instruments.

(b)       If the Servicer or the Special Servicer, as applicable, (i) receives any request or demand for repurchase of a Mortgage Loan because of a breach of or alleged breach of a representation or warranty or a Defect (any such request or demand for repurchase or replacement, a “Repurchase Request”, and the Servicer or the Special Servicer, as applicable, to the extent it receives a Repurchase Request, the “Repurchase Request Recipient” with respect to such Repurchase Request); or (ii) receives any withdrawal of a Repurchase Request by the Person making such Repurchase Request (or such a Repurchase Request is forwarded to the Servicer or Special Servicer by another party hereto), then the Repurchase Request Recipient shall deliver notice of such Repurchase Request or withdrawal of a Repurchase Request (each, a “15Ga-1 Notice”) to the Depositor and the Trust Loan Seller, in each case within ten Business Days from such party’s receipt thereof. Each Rule 15Ga-1 Notice may be delivered by electronic means.

Each 15Ga-1 Notice shall include (i) the identity of the related Mortgaged Property, (ii) the date the Repurchase Request is received or the date any withdrawal of the Repurchase Request is received (or elected), as applicable, (iii) if known, the basis for the Repurchase Request (as asserted in the Repurchase Request) and (iv) a statement from the Repurchase Request Recipient as to whether it currently plans to pursue such Repurchase Request.

A Repurchase Request Recipient shall not be required to provide any information in a 15Ga-1 Notice protected by the attorney-client privilege or attorney work product doctrines. The Trust Loan Purchase Agreement will provide that (i) any 15Ga-1 Notice provided pursuant to this Section 2.02(b) is so provided only to assist the Trust Loan Seller and Depositor or their respective Affiliates to comply with Rule 15Ga-1 under the Exchange Act, Items 1104 and 1121 of Regulation AB and any other requirement of law or regulation and (ii) (A) no action taken by, or inaction of, a Repurchase Request Recipient and (B) no information provided pursuant to this Section 2.02(b) by a Repurchase Request Recipient, shall be deemed to constitute a waiver or defense to the exercise of any legal right the Repurchase Request Recipient may have with respect to the Trust Loan Purchase Agreement, including with respect to any Repurchase Request that is the subject of a 15Ga-1 Notice.

In the event that the Depositor, the Certificate Administrator or the Trustee receives a Repurchase Request, such party shall promptly forward or otherwise provide written notice of such Repurchase Request to the Servicer or to the Special Servicer, if relating to a Mortgage Loan while a Special Servicing Loan Event has occurred and is continuing, and include the following statement in the related correspondence: “This is a “Repurchase Request” under Section 2.02 of the Pooling and Servicing Agreement relating to the J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON requiring action by you as the “Repurchase Request Recipient” thereunder. Upon receipt of such Repurchase Request by the Servicer or the Special Servicer, as applicable pursuant to the prior sentence, such party shall be deemed to be the Repurchase Request Recipient in respect of such Repurchase Request, and such party shall comply with the procedures set forth in this Section 2.02(b) with respect to such Repurchase Request.

If the Depositor, the Certificate Administrator or the Trustee receives notice or has knowledge of a withdrawal of a Repurchase Request of which notice has been previously received or given, and such notice was not received from or copied to the Servicer or the Special Servicer, then such party shall promptly give notice of such withdrawal to the Servicer or the Special Servicer, as applicable.

Section 2.03        Representations, Warranties and Covenants of the Depositor.
(a) The Depositor hereby represents and warrants to the Trustee for its own benefit and the benefit of the Certificateholders, the Certificate Administrator, the Operating Advisor, the Servicer and the Special Servicer, as of the date hereof and as of Closing Date, that:

(i)         The Depositor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own its assets and conduct its business, and the Depositor has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the Trust Loan Purchase Agreement by it, and has the full corporate power, legal right and authority to execute, deliver and perform this Agreement and the Trust Loan Purchase Agreement and all the transactions contemplated hereby and thereby, including, but not limited to, the power and authority to sell, assign and transfer the Mortgage Loans in accordance with this Agreement;

(ii)        Both this Agreement and the Trust Loan Purchase Agreement have been duly and validly authorized, executed and delivered by the Depositor and, assuming due authorization, execution and delivery by the other parties hereto and thereto, constitute the legal, valid and binding obligations of the Depositor, enforceable against the Depositor in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, liquidation, receivership, moratorium or other laws relating to or affecting creditors’ rights generally, or by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and all requisite corporate action has been taken by the Depositor to make this Agreement, the Trust Loan Purchase Agreement and all agreements contemplated hereby valid and binding upon the Depositor in accordance with their terms;

(iii)       The execution and delivery of this Agreement and the Trust Loan Purchase Agreement by the Depositor and the performance and compliance with the terms of this Agreement and the Trust Loan Purchase Agreement by the Depositor will not conflict with any provision of any law or regulation to which the Depositor is subject, or conflict with or result in a breach of any of the terms, conditions or provisions of any of the Depositor’s organizational documents or any material agreement, material contract or instrument to which the Depositor is a party or by which it is bound, or any order or decree applicable to the Depositor, or result in the creation or imposition of any lien on any of the Depositor’s assets or property, in each case that would materially and adversely affect the ability of the Depositor to carry out the transactions contemplated by this Agreement and the Trust Loan Purchase Agreement;

(iv)       There is no action, suit, proceeding or investigation pending or threatened against the Depositor that, either in any one instance or in the aggregate, if adversely determined, would draw into question the validity of this Agreement or the Trust Loan Purchase Agreement or of any action taken or to be taken in connection with the obligations of the Depositor contemplated herein or therein, or that would be likely to impair materially the ability of the Depositor to perform under the terms of this Agreement or the Trust Loan Purchase Agreement;

(v)       The Depositor is not in violation of, and the execution and delivery of this Agreement and the Trust Loan Purchase Agreement by the Depositor and its performance and compliance with the terms of this Agreement and the Trust Loan Purchase Agreement will not constitute a violation with respect to, any order or decree of any court binding on the Depositor or any order or regulation of any federal, state or municipal or governmental agency having jurisdiction over the Depositor, or result in the creation or imposition of any lien, charge or encumbrance that, in any such event, would have consequences that would materially and adversely affect the financial condition of the Depositor;

(vi)       No consent, approval, authorization or order of, or registration or filing with, or notice to any court or governmental agency or body, is required for the execution, delivery and performance by the Depositor of or compliance by the Depositor with this Agreement and the Trust Loan Purchase Agreement or the consummation of the transactions contemplated by this Agreement and the Trust Loan Purchase Agreement, other than those that have been obtained by the Depositor;

(vii)       The transfer by the Depositor of the Mortgage Loans to the Trustee on behalf of the Certificateholders hereunder is not made with any intent to hinder, delay or defraud any creditors of the Depositor and the Depositor has received reasonably equivalent value and fair consideration for the assignment of the Mortgage Loans; the Depositor is solvent and will not be rendered insolvent by such transfer and, immediately before and after giving effect to such transfer, is able to pay its debts as they become due;

(viii)      There has been no material adverse change in the financial position of the Depositor since its date of creation;

(ix)       The Depositor is not involved in any litigation or arbitration proceeding relating to claims on amounts that are material in the context of the issue of the Offered Certificates, nor, so far as the Depositor is aware, is any such litigation or arbitration involving it pending or threatened; and

(x)        The transfer, assignment and conveyance of the Mortgage Loans by the Depositor to the Trustee is not subject to bulk transfer laws or any similar statutory provisions in effect in any applicable jurisdiction.

(b)        It is understood and agreed that the representations and warranties set forth in this Section 2.03 shall survive delivery of the respective Mortgage Files to the Certificate Administrator until the termination of this Agreement and full distribution of funds in accordance herewith, and shall inure to the benefit of the Certificateholders and the Servicer and the Special Servicer.

(c)        Upon discovery by the Depositor, the Custodian, the Servicer, the Special Servicer, a Responsible Officer of either the Trustee or the Certificate Administrator (without implying any duty of any such Person to make, or attempt to make, such a discovery) of a material breach of any representation, warranty or covenant of the Trust Loan Seller in the Trust Loan Purchase Agreement with respect to any Mortgage Loan, or that a material Defect exists, such Person shall give prompt written notice thereof to the other parties hereto, and upon receipt of such notice the Servicer or Special Servicer, as applicable, shall use commercially reasonable efforts to cause the Trust Loan Seller, to the extent obligated to do so under the Trust Loan Purchase Agreement, to cure such default or defect or repurchase a Mortgage Loan under the terms of and within the time period specified by the Trust Loan Purchase Agreement, it being understood and agreed that none of such Persons has an obligation to conduct any investigation with respect to such matters; provided, that any breach or document defect that would cause such Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), will be deemed to materially and adversely affect the value of the related Mortgage Loan and the interests of the Certificateholders in the related Mortgage Loan, and with respect to any such material breach or material document defect, the Trust Loan Seller will be required to cure such defect or breach or to repurchase the related Mortgage Loan at the Repurchase Price within ninety (90) days of the discovery of such defect or breach.

(d)        Upon receipt by the Servicer from the Trust Loan Seller of the Repurchase Price for a repurchased Mortgage Loan, the Servicer shall deposit such amount in the Collection Account, and the Certificate Administrator, pursuant to Section 3.11, shall, upon receipt of a certificate of a Servicing Officer certifying as to the receipt by the Servicer of the Repurchase Price and the deposit of the Repurchase Price into the Collection Account pursuant to this Section 2.03(d), release or cause to be released to the Trust Loan Seller the related Mortgage File and shall execute and deliver such instruments of transfer or assignment, in each case without recourse, representation or warranty, as shall be prepared by the Servicer to vest in the Trust Loan Seller any Mortgage Loan released pursuant hereto, and the Certificate Administrator, the Trustee and the Servicer shall have no further responsibility with regard to such Mortgage Loan.

(e)        Any of the following will cause a document in the Mortgage File to be deemed to have a “Defect” and to be conclusively presumed to materially and adversely affect the interests of Certificateholders in a Mortgage Loan and to be deemed to materially and adversely affect the interest of the Certificateholders in and the value of a Mortgage Loan: (a) the absence from the Mortgage File of the original signed Note, unless the Mortgage File contains a signed lost note affidavit and indemnity that appears to be regular on its face; (b) the absence from the Mortgage File of the original signed Mortgage that appears to be regular on its face, unless there is included in the Mortgage File either a copy of the Mortgage with evidence of recording thereon or a copy of the Mortgage and a certificate from the Trust Loan Seller stating that the original signed Mortgage was sent for recordation; (c) the absence from the Mortgage File of the item called for by clause (x) of the definition of Mortgage File; (d) the absence from the Mortgage File of any intervening assignments required to create a complete chain of assignments to the Trustee on behalf of the Trust, unless there is included in the Mortgage File either a copy of the assignment with evidence of recording thereon or a copy of the intervening assignment and a certificate from the Trust Loan Seller stating that the original intervening assignments were sent for filing or recordation, as applicable; or (e) the absence from the Mortgage File of any required letter of credit; provided, however, that no Defect (except the Defects previously described in clauses (a) through (e) or a Defect that causes a Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3)) shall be considered to materially and adversely affect the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of the Trustee or Certificateholders unless the document with respect to which the Defect exists is required in connection with an imminent enforcement of the mortgagee’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any Borrower or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or for any immediate significant servicing obligation. Notwithstanding the foregoing, the delivery of executed escrow instructions or a binding commitment to issue a lender’s title insurance policy, as provided in clause (x) of the definition of Mortgage File herein, in lieu of the delivery of the actual policy of lender’s title insurance, shall not be considered a Defect or breach with respect to any Mortgage File if such actual policy is delivered to the Certificate Administrator or a Custodian on its behalf not later than 18 months following the Closing Date.

Section 2.04        Representations, Warranties and Covenants of the Servicer and the Special Servicer. (a) Midland, as Servicer, hereby represents and warrants to the other parties hereto that as of the Closing Date:

(i)         it is a national banking association duly organized, validly existing, and in good standing under the laws of the United States; it is, and throughout the term of this Agreement shall remain, duly authorized and qualified to transact business in the jurisdiction where any Mortgaged Property is located to the extent required by applicable law and necessary to ensure the enforceability of each Mortgage Loan in accordance with the terms thereof and hereof; it possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise, and approvals to conduct its business and to execute, deliver, and comply with its obligations under this Agreement;

(ii)        the execution and delivery of this Agreement and its performance of and compliance with the terms hereof in the manner contemplated by this Agreement will not violate its articles of association or by-laws, or any other material instrument governing its operations, or any laws, regulations, orders or decrees of any governmental authority applicable to it and will not constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under any material contract, agreement, or other instrument to which it is a party or which may be applicable to any of its assets, which violation or default would have consequences that would materially and adversely affect its financial condition or operations or its properties taken as a whole or its ability to perform its obligations hereunder, or materially impair the ability of the Trust to realize on the Trust Fund;

(iii)       this Agreement constitutes its valid, legal, and binding obligation enforceable against it in accordance with its terms, subject to bankruptcy and receivership laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance;

(iv)       it has the full power and authority to enter into and consummate the transactions contemplated by this Agreement; this Agreement has been duly executed and delivered by it;

(v)        all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by it have been obtained or made;

(vi)       there is no pending action, suit or proceeding, arbitration or governmental investigation against it, the outcome of which, in its reasonable judgment, could reasonably be expected to prohibit it from entering into this Agreement or materially and adversely affect its ability to perform its obligations under this Agreement; and

(vii)       it has errors and omissions insurance and fidelity bond coverage which is in full force and effect or is self-insuring with respect to such risk and complies with the requirements of Section 3.08(c) hereof.

(b)        Situs Holdings, LLC, as the Special Servicer, hereby represents and warrants to the other parties hereto that as of the Closing Date:

(i)         it is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Delaware; it is, and throughout the term of this Agreement shall remain, duly authorized and qualified to transact business in the jurisdiction where any Mortgaged Property is located to the extent required by applicable law and necessary to ensure the enforceability of each Mortgage Loan in accordance with the terms thereof and hereof; it possesses and shall continue to possess all requisite authority, power, licenses, permits, franchise, and approvals to conduct its business and to execute, deliver, and comply with its obligations under this Agreement;

(ii)        the execution and delivery of this Agreement and its performance of and compliance with the terms hereof in the manner contemplated by this Agreement will not violate its articles of association or by-laws, or any other material instrument governing its operations, or any laws, regulations, orders or decrees of any governmental authority applicable to it and will not constitute a default (or any event which, with notice or lapse of time or both, would constitute a default) under any material contract, agreement, or other instrument to which it is a party or which may be applicable to any of its assets, which violation or default would have consequences that would materially and adversely affect its financial condition or operations or its properties taken as a whole or its ability to perform its obligations hereunder, or materially impair the ability of the Trust to realize on the Trust Fund;

(iii)       this Agreement constitutes its valid, legal, and binding obligation enforceable against it in accordance with its terms, subject to bankruptcy and receivership laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance;

(iv)       it has the full power and authority to enter into and consummate the transactions contemplated by this Agreement; this Agreement has been duly executed and delivered by it;

(v)        all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required for the execution, delivery and performance of this Agreement by it have been obtained or made;

(vi)       there is no pending action, suit or proceeding, arbitration or governmental investigation against it, the outcome of which, in its reasonable judgment, could reasonably be expected to prohibit it from entering into this Agreement or materially and adversely affect its ability to perform its obligations under this Agreement; and

(vii)       it has errors and omissions insurance and fidelity bond coverage which is in full force and effect and complies with the requirements of Section 3.08(c) hereof.

(c)        It is understood and agreed that the representations and warranties of the Servicer and Special Servicer set forth in this Section shall survive delivery of the respective Mortgage Files to the Certificate Administrator or the Custodian on behalf of the Certificate Administrator until the termination of this Agreement and full distribution of all funds in accordance herewith, and shall inure to the benefit of the Trustee, the Certificate Administrator, the Certificateholders and the Depositor. Upon discovery by the Depositor, the Servicer, the Special Servicer or a Responsible Officer of the Trustee or the Certificate Administrator (or upon written notice thereof from any Certificateholder) of a breach of any of the representations and warranties of the Servicer or Special Servicer set forth in this Section, the party discovering such breach shall give prompt written notice to the other parties hereto.

(d)        The Certificate Administrator hereby represents and warrants to the Depositor, the Servicer, the Operating Advisor, the Trustee and the Special Servicer, and for the benefit of the Certificateholders, as of the Closing Date, that:

(i)         The Certificate Administrator is a national banking association duly organized under the laws of United States of America, duly organized, validly existing and in good standing under the laws thereof;

(ii)        The execution and delivery of this Agreement by the Certificate Administrator, and the performance and compliance with the terms of this Agreement by the Certificate Administrator, will not violate the Certificate Administrator’s charter and by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the violation of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets, which violation or default, in the good faith and reasonable judgment of the Certificate Administrator is likely to materially and adversely affect the ability of the Certificate Administrator to perform its obligations under this Agreement;

(iii)       The Certificate Administrator has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)       This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Certificate Administrator, enforceable against the Certificate Administrator in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium and other laws affecting the enforcement of creditors’ rights generally and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws;

(v)        The Certificate Administrator is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Certificate Administrator’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Certificate Administrator to perform its obligations under this Agreement or the financial condition of the Certificate Administrator;

(vi)       No litigation is pending or, to the best of the Certificate Administrator’s knowledge, threatened against the Certificate Administrator which would prohibit the Certificate Administrator from entering into this Agreement or, in the Certificate Administrator’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Certificate Administrator to perform its obligations under this Agreement or the financial condition of the Certificate Administrator; and

(vii)       No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Certificate Administrator, or compliance by the Certificate Administrator with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Certificate Administrator of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Certificate Administrator to perform its obligations hereunder.

(e)        The Trustee hereby represents and warrants to the Depositor, the Servicer, the Operating Advisor, the Certificate Administrator and the Special Servicer for the benefit of the Certificateholders, as of the Closing Date, that:

(i)         The Trustee is a national banking association duly organized under the laws of United States of America, duly organized, validly existing and in good standing under the laws thereof;

(ii)        The execution and delivery of this Agreement by the Trustee, and the performance and compliance with the terms of this Agreement by the Trustee, will not violate the Trustee’s charter and by-laws or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the violation of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets, which violation or default, in the good faith and reasonable judgment of the Trustee is likely to materially and adversely affect the ability of the Trustee to perform its obligations under this Agreement;

(iii)       The Trustee has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)       This Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the Trustee, enforceable against the Trustee in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium and other laws affecting the enforcement of creditors’ rights generally and, to the extent applicable, the rights of creditors of national banks or of “financial companies” (as defined in Section 201 of the Dodd-Frank Act) or their Affiliates, (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law and (C) public policy considerations regarding the enforceability of provisions providing or purporting to provide indemnification or contribution with respect to violations of securities laws;

(v)        The Trustee is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, any order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Trustee’s good faith and reasonable judgment, is likely to affect materially and adversely either the ability of the Trustee to perform its obligations under this Agreement or the financial condition of the Trustee;

(vi)       No litigation is pending or, to the best of the Trustee’s knowledge, threatened against the Trustee which would prohibit the Trustee from entering into this

Agreement or, in the Trustee’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Trustee to perform its obligations under this Agreement or the financial condition of the Trustee; and

(vii)       No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Trustee, or compliance by the Trustee with, this Agreement or the consummation of the transactions contemplated by this Agreement, except for any consent, approval, authorization or order which has not been obtained or cannot be obtained prior to the actual performance by the Trustee of its obligations under this Agreement, and which, if not obtained would not have a materially adverse effect on the ability of the Trustee to perform its obligations hereunder.

Section 2.05        Representations and Warranties of the Operating Advisor.

(a) The Operating Advisor hereby represents and warrants to the other parties hereto that as of the Closing Date:

(i)         it is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of New York, and the Operating Advisor is in compliance with the laws of the State in which the Mortgaged Properties are located to the extent necessary to perform its obligations under this Agreement;

(ii)        the execution and delivery of this Agreement by the Operating Advisor, and the performance and compliance with the terms of this Agreement by the Operating Advisor, do not (A) violate the Operating Advisor’s organizational documents, (B) constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other material instrument to which it is a party or which is applicable to it or any of its assets, or (C) violate any law, rule, regulation, order, judgment or decree to which the Operating Advisor or its property is subject, which, in the case of either (B) or (C), is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or its financial condition;

(iii)       the Operating Advisor has the full power and authority to enter into and consummate all transactions to be performed by it contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

(iv)       this Agreement, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid, legal and binding obligation of the Operating Advisor, enforceable against the Operating Advisor in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors’ rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

(v)        the Operating Advisor is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect either the ability of the Operating Advisor to perform its obligations under this Agreement or the financial condition of the Operating Advisor;

(vi)       the Operating Advisor has errors and omissions insurance coverage that is in full force and effect or is self-insuring with respect to such risks, which in either case complies with the requirements of Section 3.11 hereof;

(vii)       no litigation is pending or, to the best of the Operating Advisor’s knowledge, threatened against the Operating Advisor, which would prohibit the Operating Advisor from entering into this Agreement or, in the Operating Advisor’s good faith and reasonable judgment, is likely to materially and adversely affect the ability of the Operating Advisor to perform its obligations under this Agreement;

(viii)       no consent, approval, authorization or order of any court or governmental agency or body is required under federal or state law for the execution, delivery and performance by the Operating Advisor of, or compliance by the Operating Advisor with, this Agreement or the consummation of the transactions of the Operating Advisor contemplated by this Agreement, except for any consent, approval, authorization or order which has been obtained or can be obtained prior to the actual performance by the Operating Advisor of its obligations under this Agreement, or which, if not obtained would not have a materially adverse effect on the ability of the Operating Advisor to perform its obligations hereunder; and

(ix)        the Operating Advisor is an Eligible Operating Advisor.

Section 2.06        Execution and Delivery of the Certificates and Uncertificated Lower-Tier Interests. The Certificate Administrator acknowledges the assignment to the Trustee of the Mortgage Loans and the delivery of the Mortgage Files to the Custodian subject to the provisions of Section 2.01 and Section 2.02 and, concurrently with such delivery, (i) acknowledges the contribution by the Depositor of, and hereby declares that it holds, the Mortgage Loans and other property comprising the assets of the Lower-Tier REMIC on behalf of the Lower-Tier REMIC, (ii) acknowledges the issuance of the Uncertificated Lower-Tier Interests and the Class LT-R Interest to the Depositor in exchange for the assets comprising the Lower-Tier REMIC, (iii) acknowledges the contribution by the Depositor of, and hereby declares that it holds, the Uncertificated Lower-Tier Interests and other property comprising the assets of the Upper-Tier REMIC on behalf of the Upper-Tier REMIC, (iv) acknowledges the issuance of the Regular Certificates and the Class UT-R Interest to the Depositor in exchange for the assets comprising the Upper-Tier REMIC, and (v) pursuant to the written request of the Depositor executed by an officer of the Depositor, has executed and caused to be authenticated and delivered to or upon the order of the Depositor, or as directed by the terms of this Agreement, the Regular Certificates and the Class R Certificates in authorized denominations, in each case registered in the names set forth in such order or so directed in this Agreement and duly authenticated by the Authenticating Agent, which Certificates and Uncertificated Lower-Tier Interests evidence ownership of the entire Trust Fund.

Section 2.07        Miscellaneous REMIC Provisions. (a) The Class LA, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG and Class LHRR Uncertificated Interests are hereby designated as “regular interests” in the Lower-Tier REMIC within the meaning of Section 860G(a)(1) of the Code.

(b)        The Class A, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G and Class HRR Certificates are hereby designated as “regular interests” in the Upper-Tier REMIC within the meaning of Section 860G(a)(1) of the Code.

The Class LT-R Interest and Class UT-R Interest are hereby designated as representing the sole Classes of “residual interests” in the Lower-Tier REMIC and the Upper-Tier REMIC, respectively, within the meaning of Section 860G(a)(2) of the Code.

The Closing Date is hereby designated as the “Startup Day” of each Trust REMIC within the meaning of Section 860G(a)(9) of the Code. The “latest possible maturity date” of the Uncertificated Lower-Tier Interests and the Regular Certificates for purposes of Section 860G(a)(1) of the Code is the date that is the Rated Final Distribution Date.

(c)        None of the Depositor, the Trustee, the Certificate Administrator, the Servicer or the Special Servicer shall enter into any arrangement by which the Trust Fund will receive a fee or other compensation for services other than as specifically contemplated herein.

Section 2.08        Resignation Upon Prohibited Risk Retention Affiliation.

Upon the occurrence of (i) a Servicing Officer of the Servicer or a Responsible Officer of the Certificate Administrator or the Trustee, as applicable, obtaining actual knowledge that the Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become a Risk Retention Affiliate of the Third Party Purchaser (an “Impermissible TPP Affiliate”), (ii) the Servicer, the Certificate Administrator, or the Trustee receiving written notice by any other party to this Agreement, the Third Party Purchaser, the Trust Loan Seller, the Initial Purchasers, the Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the Operating Advisor obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Third Party Purchaser or any other party to this Agreement (an “Impermissible Operating Advisor Affiliate”; and either of an Impermissible TPP Affiliate and an Impermissible Operating Advisor Affiliate being an “Impermissible Risk Retention Affiliate”), then in each such case the Impermissible Risk Retention Affiliate shall be required to promptly notify the Retaining Sponsor and the other parties to this Agreement and resign in accordance with Section 3.29(m), Section 6.04 or Section 8.07. The resigning Impermissible Risk Retention Affiliate shall be required to bear all reasonable out-of-pocket costs and expenses of each other party to this Agreement, the Trust and each Rating Agency in connection with such resignation as and to the extent required under this Agreement; provided, however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Third Party Purchaser acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses shall be an expense of the Trust.

ARTICLE III

ADMINISTRATION AND SERVICING
OF THE TRUST LOANS

Section 3.01        Servicer to Act as Servicer; Administration of the Trust Loans. (a) The Servicer and the Special Servicer, each as an independent contract servicer, shall service and administer, either directly or through sub-servicers, the Mortgage Loans, as a collective whole, on behalf of the Trust Fund and the Trustee (as trustee for Certificateholders and as holder of the Uncertificated Lower-Tier Interests), in accordance with Accepted Servicing Practices, applicable law and the terms of the Mortgage Loan Documents. References herein to the servicing or special servicing of Mortgage Loans shall be deemed to include the servicing of the related REO Mortgage Loans, unless the context otherwise requires in accordance with the provisions of Section 3.10(d).

The Servicer’s or Special Servicer’s liability for actions and omissions in its capacity as Servicer or Special Servicer, as the case may be, hereunder is limited as provided herein (including, without limitation, pursuant to Section 6.03). Subject to any express limitations set forth in this Agreement and consistent with Accepted Servicing Practices, the Servicer and Special Servicer shall seek to maximize the timely and complete recovery of principal and interest on the Mortgage Loans; provided, however, that nothing herein contained shall be construed as an express or implied guarantee by the Servicer or Special Servicer of the collectability of the Mortgage Loans. Subject only to Accepted Servicing Practices, the Servicer and Special Servicer shall each have full power and authority, acting alone or through sub-servicers (subject to paragraph (c) of this Section 3.01 and to Section 3.02), to do or cause to be done any and all things in connection with such servicing and administration that are consistent with Accepted Servicing Practices and in the best interests of the Certificateholders and the Companion Loan Holders as a collective whole as if they constituted one lender (taking into account the subordination of each B Note to the related A Notes), including, without limitation, with respect to each Mortgage Loan, to prepare, execute and deliver, on behalf of the Certificateholders, the Certificate Administrator and the Trustee or any of them: (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien on each Mortgaged Property and related collateral; (ii) subject to Section 3.28, any modifications, waivers, consents or amendments to or with respect to any documents contained in, or that should have been contained in the related Mortgage File; and (iii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Mortgage Loans and the Mortgaged Properties. The Servicer or the Special Servicer, as applicable, shall deliver the originals of all instruments entered into pursuant to the preceding sentence to the Custodian for inclusion in the Mortgage File. Subject to Section 3.11, the Trustee shall, at closing, execute and deliver to the Servicer and Special Servicer a limited power of attorney in a form mutually agreeable to Servicer or Special Servicer, on the one hand, and the Trustee on the other and upon request by a Servicing Officer such other documents prepared by the Servicer and Special Servicer and necessary or appropriate to enable the Servicer and Special Servicer to carry out their servicing and administrative duties hereunder; provided, however, that the Trustee shall not be held liable for any negligence with respect to, or any misuse of any such power of attorney by the Servicer or Special Servicer. The Servicer shall indemnify the Trustee for all costs, liabilities and expenses (including attorneys’ fees) incurred by the Trustee and any director, officer, employee or agent of the Trustee for any loss, liability or expense, including for any costs or expenses incurred by the Trustee in bringing any type of suit or action against the Servicer in a court of law or in any other forum to enforce remedies, in connection with any negligent or intentional misuse of any such powers of attorney by the Servicer. Notwithstanding anything contained herein to the contrary, neither the Servicer nor the Special Servicer shall, without the Trustee’s and the Certificate Administrator’s written consent: (i) initiate any action, suit or proceeding directly relating to the servicing of a Mortgage Loan solely under the Trustee’s name without indicating the Servicer’s or Special Servicer’s, as applicable, representative capacity (unless prohibited by any requirement of the applicable jurisdiction in which any such action, suit or proceeding is brought and if so prohibited, in the manner required by such jurisdiction (provided that the Servicer or Special Servicer, as applicable, shall then provide five (5) Business Days’ written notice to the Trustee of the initiation of such action, suit or proceeding (or such shorter time period as is reasonably required in the judgment of the Servicer or the Special Servicer, as applicable, made in accordance with the Accepted Servicing Practices) prior to filing such action, suit or proceeding), and shall not be required to obtain the Trustee’s consent or indicate the Servicer’s or Special Servicer’s, as applicable, representative capacity), or (ii) take any action with the intent to cause, and that actually causes, the Trustee or the Certificate Administrator to be registered to do business in any state.

(b)        Unless the related Note or Loan Agreement requires a different application, the Servicer shall apply any Unscheduled Payment received on a Mortgage Loan on a date other than a Payment Date first to interest accrued through the end of the Mortgage Loan Interest Accrual Period in which such Unscheduled Payment occurs and then, the remainder of such Unscheduled Payment to the principal balance of such Mortgage Loan as of the Payment Date immediately following the date of receipt of such Unscheduled Payment.

(c)         Each of the Servicer and the Special Servicer may enter into subservicing agreements with third parties with respect to any of its respective obligations hereunder; provided, that (i) any such agreement shall be consistent with the provisions of this Agreement; (ii) no sub-servicer retained by the Servicer or the Special Servicer, as applicable, shall grant any modification, waiver or amendment to any Mortgage Loan or foreclose on any Mortgage Loan or sell any Mortgage Loan or REO Property without the approval of the Servicer or the Special Servicer, as applicable, which approval shall be given or withheld in accordance with the procedures set forth in Section 3.28; (iii) such agreement shall be consistent with Accepted Servicing Practices and no subservicing agreement shall relieve Servicer or Special Servicer of its obligations hereunder; and (iv) the terms of this Agreement, including any restrictions on the Servicer or Special Servicer, as applicable, shall apply to such sub-servicer. The Servicer or the Special Servicer, as applicable, shall be responsible for all costs in connection with employing any sub-servicer. No such third party shall be entitled to receive any amounts from the Trust Fund. Any such subservicing agreement may permit the sub-servicer to delegate its duties to agents or Subcontractors so long as the related agreements or arrangements with such agents or Subcontractors are consistent with the provisions of this Section 3.01(c).

Any subservicing agreement entered into by the Servicer or the Special Servicer, as applicable, shall provide that it may be assumed or terminated without cause by the Trustee if the Trustee has assumed the duties of the Servicer or the Special Servicer, respectively, or any successor Servicer or Special Servicer, as applicable, without any cost, liability, obligation, penalty or termination fee to the assuming or terminating party, the Trust Fund, upon the assumption by such party of the obligations of the Servicer or the Special Servicer, as applicable, pursuant to Section 7.02. Notwithstanding the foregoing, the delegation of certain limited functions (including appraisals, inspections, and insurance consultations) by the Servicer or Special Servicer shall not be considered subservicing agreements and shall not be subject to the provisions of this paragraph.

Any subservicing agreement, and any other transactions or services relating to the Mortgage Loans involving a sub-servicer, shall be deemed to be between the Servicer or the Special Servicer, as applicable, and such sub-servicer alone, and the Trustee, the Certificate Administrator, the Trust Fund and the Certificateholders shall not be deemed parties thereto and shall have no claims, rights, obligations, duties or liabilities with respect to the sub-servicer, except as set forth in Section 3.01(d).

(d)        If the Trustee or any successor Servicer assumes the obligations of the Servicer, or if the Trustee or any successor Special Servicer assumes the obligations of the Special Servicer, in each case in accordance with Section 7.02, the Trustee or such successor, as applicable, to the extent necessary to permit the Trustee or such successor, as applicable, to carry out the provisions of Section 7.02, shall, without act or deed on the part of the Trustee or such successor, as applicable, succeed to all of the rights and obligations of the Servicer or the Special Servicer, as applicable, under any subservicing agreement entered into by the Servicer or the Special Servicer, as applicable, pursuant to Section 3.01(c), subject to the right of termination by the Trustee or such successor, as applicable, set forth in Section 3.01(c). In such event, the Trustee or the successor Servicer or Special Servicer, as applicable, shall be deemed to have assumed all of the Servicer’s or the Special Servicer’s interest, as applicable, therein (but not any liabilities or obligations in respect of acts or omissions of the Servicer or the Special Servicer, as applicable, prior to such deemed assumption) and to have replaced the Servicer or the Special Servicer, as applicable, as a party to such subservicing agreement to the same extent as if such subservicing agreement had been assigned to the Trustee or such successor Servicer or Special Servicer, as applicable, except that the terminated Servicer or terminated Special Servicer, as applicable, shall not thereby be relieved of any liability or obligations under such subservicing agreement that accrued prior to the succession of the Trustee or the successor Servicer or Special Servicer, as applicable.

If the Trustee or any successor Servicer or Special Servicer, as applicable, assumes the servicing obligations of the Servicer or the Special Servicer, as applicable, upon request of the Trustee or such successor Servicer or Special Servicer, as applicable, the terminated Servicer or terminated Special Servicer shall at its own expense deliver to the Trustee or such successor Servicer or Special Servicer, as applicable, all documents and records relating to any subservicing agreement and the Mortgage Loans then being serviced thereunder and an accounting of amounts collected and held by it, if any, and will otherwise use its best efforts to effect the orderly and efficient transfer of any subservicing agreement to the Trustee or the successor Servicer or Special Servicer, as applicable. No appointment of a sub-servicer shall result in any additional expense to the Trustee, the Certificateholders or the Trust Fund.

(e)        The relationship of each of the Servicer and Special Servicer to the Trustee and Certificate Administrator under this Agreement is intended by the parties to be that of an independent contractor and not that of a joint venturer, partner or agent.

Section 3.02       Liability of the Servicer and the Special Servicer. Notwithstanding any subservicing agreement, any of the provisions of this Agreement relating to agreements or arrangements between the Servicer or Special Servicer and any Person acting as sub-servicer (or its agents or Subcontractors) or any reference to actions taken through any Person acting as sub-servicer or otherwise, the Servicer and the Special Servicer, as applicable, shall remain obligated and primarily liable to the Certificate Administrator, the Trustee and the Certificateholders for the servicing and administering of the Mortgage Loans serviced thereby in accordance with the provisions of this Agreement without diminution of such obligation or liability by virtue of such subservicing agreements or arrangements or by virtue of indemnification from the Depositor or any other Person acting as sub-servicer (or its agents or Subcontractors) to the same extent and under the same terms and conditions as if the Servicer or Special Servicer, as applicable, alone were servicing and administering the Mortgage Loans. Each of the Servicer and the Special Servicer shall be entitled to enter into an agreement with any sub-servicer providing for indemnification of the Servicer or Special Servicer, as applicable, by such sub-servicer. Nothing contained in this Agreement shall be deemed to limit or modify such indemnification and no such agreement for indemnification shall be deemed to limit or modify this Agreement.

Section 3.03       Collection of Certain Mortgage Loan Payments. The Servicer (with respect to each Mortgage Loan that is not a Specially Serviced Mortgage Loan) or the Special Servicer (with respect to each Specially Serviced Mortgage Loan), as applicable, shall use its reasonable efforts, consistent with Accepted Servicing Practices, to collect all payments called for under the terms and provisions of the Mortgage Loans and to collect income statements, rent rolls and other property related information from the related Borrowers, as required by the Mortgage Loan Documents and the terms hereof and the Special Servicer shall provide copies thereof to the Servicer as provided herein. The Servicer shall provide reasonable advance notice to the Special Servicer and Borrowers of Balloon Payments coming due. The Servicer or Special Servicer, as applicable, may waive any late payment charge in accordance with Accepted Servicing Practices.

Section 3.04       Collection of Taxes, Assessments and Similar Items; Escrow Accounts. (a) With respect to each Mortgage Loan (other than any REO Mortgage Loan), the Servicer shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of taxes, assessments and other similar items that are or may become a lien on the related Mortgaged Property and the status of insurance premiums payable with respect thereto. From time to time, the Servicer shall (i) use reasonable efforts to obtain all bills for the payment of such items (including renewal premiums), and (ii) effect payment of all such bills with respect to such Mortgaged Properties prior to the applicable penalty or termination date (or with respect to Mortgage Loans with no Escrow Accounts for such purpose, upon determining (using efforts consistent with Accepted Servicing Practices) that the Borrower has not made such payment), in each case employing for such purpose Escrow Payments as allowed under the terms of the related Mortgage Loan. If a Borrower fails to make any such payment on a timely basis or collections from the Borrower are insufficient to pay any such item before the applicable penalty or termination date, the Servicer shall advance the amount of any shortfall as a Servicing Advance unless the Servicer determines in accordance with Accepted Servicing Practices that such Advance would be a Nonrecoverable Advance. The Servicer shall be entitled to reimbursement of Advances, with Advance Interest Amounts, that it makes pursuant to the preceding sentence from amounts received on or in respect of the related Mortgage Loan in respect of which such Advance was made or if such Advance has become a Nonrecoverable Advance, from amounts received on the other Trust Loans, in each case to the extent permitted by Section 3.06. No costs incurred by the Servicer in effecting the payment of taxes and assessments on a Mortgaged Property shall, for the purpose of calculating distributions to Certificateholders, be added to the amount owing under the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit.

(b)        The Servicer shall segregate and hold all funds collected and received by it pursuant to any Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more segregated custodial accounts (each, an “Escrow Account”), which may be subaccounts of the related Lock Box Accounts or Cash Collateral Account, into which all Escrow Payments shall be deposited within two Business Days after receipt of properly identified funds. The Servicer shall also deposit into each Escrow Account any amounts representing losses on Permitted Investments pursuant to Section 3.07(c) and into the applicable Escrow Account any Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds that are required to be applied to the restoration or repair of any Mortgaged Property pursuant to the related Mortgage Loan. Escrow Accounts shall be Eligible Accounts (except to the extent the related Mortgage Loan requires Escrow Payments to be held elsewhere) and shall be entitled “Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, on behalf of Wells Fargo Bank, National Association, as Trustee, for the benefit of Holders of JP Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON and Various Borrowers’ Escrow Account.” Withdrawals from an Escrow Account may be made by the Servicer only:

(i)         to effect timely payments of items constituting Escrow Payments for the related Mortgage;

(ii)        to transfer funds to the Collection Account (or sub-account thereof) to reimburse the Servicer or the Trustee (or the Trust, in the case of a Nonrecoverable Advance reimbursed from general collections on the Mortgage Loans), as applicable, for any Advance relating to Escrow Payments, but only from amounts received with respect to the related Mortgage Loan that represent late collections of Escrow Payments thereunder and only to the extent consistent with the terms of the related Mortgage Loan and this Agreement;

(iii)       for application to the restoration or repair of the related Mortgaged Property in accordance with the related Mortgage Loan and Accepted Servicing Practices;

(iv)       to pay from time to time to the related Borrower any interest or investment income earned on funds deposited in the Escrow Account if such income is required to be paid to the related Borrower under law or by the terms of the related Mortgage Loan, or otherwise to the Servicer;

(v)        to remove any funds deposited in the Escrow Account that were not required to be deposited therein;

(vi)       to clear and terminate the Escrow Account upon the termination of this Agreement; and

(vii)       as may otherwise be required or permitted by terms of the related Mortgage Loan.

Section 3.05        Collection Account; Companion Loan Distribution Account; Lower-Tier Distribution Account; Upper-Tier Distribution Account; and Interest Reserve Account.

(a)        The Servicer shall establish and maintain (i) a deposit account in the Trustee’s name, for the benefit of the Certificateholders and the Trustee as the Holder of the Uncertificated Lower-Tier Interests and (ii) a deposit account in the Trustee’s name, for the benefit of the Companion Loan Holders (the “Companion Loan Distribution Account”), which may be a subaccount of the Collection Account, and funds in such account shall be remitted to the Companion Loan Holders (collectively, the “Collection Account”). The Collection Account shall be established and maintained as an Eligible Account. Amounts attributable to the Mortgage Loans will be assets of the Lower-Tier REMIC. The Servicer shall deposit or cause to be deposited within two (2) Business Days of receipt of properly identified available funds (in the case of payments by Borrowers or other collections on the Mortgage Loans), except as otherwise specifically provided herein, the following payments and collections received or made by or on behalf of it on or after the Closing Date:

(i)         all payments on account of principal on the Mortgage Loans, including the principal component of Unscheduled Payments;

(ii)        all payments on account of interest on the Mortgage Loans and the interest portion of all Unscheduled Payments, including Default Interest, and all Yield Maintenance Premiums;

(iii)       any other amounts payable for the benefit of the Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificateholders under the Mortgage Loans;

(iv)       any amounts required to be deposited pursuant to Section 3.07(c), in connection with net losses realized on Permitted Investments with respect to funds held in the Collection Account;

(v)        all Net REO Income transferred from an REO Account pursuant to Section 3.18(b) and all other Net Insurance Proceeds, Net Condemnation Proceeds and

Net Liquidation Proceeds not otherwise deposited pursuant to clauses (i) and (ii) above together with any amounts representing recoveries of Workout-Delayed Reimbursement Amounts (or Unliquidated Advances) or Nonrecoverable Advances and interest thereon in respect of the related Mortgage Loans;

(vi)       any amounts received from Borrowers that represent recoveries of Servicing Advances and interest thereon, to the extent not permitted to be retained by the Servicer as provided herein;

(vii)      all Insurance Proceeds and Condemnation Proceeds and Liquidation Proceeds received in respect of any Mortgage Loan or REO Property together with any recovery of Unliquidated Advances in respect of the related Mortgage Loans not otherwise deposited pursuant to clauses (i), (ii) and (iv) above;

(viii)     any Compensating Interest; and

(ix)        any other amounts collected or received in respect of any Mortgage Loan that are not contemplated hereunder to be paid to the Servicer or Special Servicer.

Notwithstanding the foregoing requirements, the Servicer need not deposit into the Collection Account any amount that the Servicer would be authorized to withdraw immediately from such account in accordance with the terms of Section 3.12 and shall be entitled to instead immediately pay such amount directly to the Person(s) entitled thereto; provided that such amounts shall be applied in accordance with the terms hereof and shall be reported as if deposited in such Collection Account and then withdrawn.

The foregoing requirements for deposit in the Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, actual payments from Borrowers in the nature of Escrow Payments, extension fees (if any), charges for beneficiary statements or demands, Assumption Fees, assumption application fees, consent fees, Modification Fees, defeasance fees (if any), loan transaction fees or amounts collected for Borrower checks returned for insufficient funds or similar fees need not be deposited by the Servicer in the Collection Account. If the Servicer deposits in the Collection Account any amount not required to be deposited therein, it may at any time withdraw such amount from the Collection Account, any provision herein to the contrary notwithstanding. Charges for beneficiary statements or demands, extension fees (if any), Assumption Fees, assumption application fees, consent fees, Modification Fees or amounts collected for Borrower checks returned for insufficient funds and actually received from Borrowers on Specially Serviced Mortgage Loans shall be promptly delivered to the Special Servicer as additional servicing compensation.

(b)        [Reserved]

(c)         [Reserved]

(d)        The Certificate Administrator shall be deemed to establish and maintain the Lower-Tier Distribution Account in the name of the Certificate Administrator, for the benefit of the Trustee, the Certificateholders and the Trustee as the Holder of the Uncertificated

Lower-Tier Interests. The Lower-Tier Distribution Account shall be established and maintained as an Eligible Account or a subaccount thereof. With respect to each Distribution Date, the Certificate Administrator shall first withdraw or be deemed to withdraw from the Lower-Tier Distribution Account and deposit or be deemed to deposit in the Upper-Tier Distribution Account on or before such date, in each case, the amounts of Available Funds and Yield Maintenance Premiums to be distributed in respect of the Uncertificated Lower-Tier Interests, pursuant to Section 4.01(a) on such Distribution Date or distributed to the Class R Certificates (in respect of the Class LT-R Interest), as applicable, pursuant to Section 4.01(a). Any amounts paid by any party hereto to indemnify the Trust Fund pursuant to any provision hereof shall be delivered to the Certificate Administrator and deemed to be deposited in the Lower-Tier Distribution Account.

(e)        The Certificate Administrator shall be deemed to establish and maintain the Upper-Tier Distribution Account in the name of the Trustee, for the benefit of the Certificateholders. The Upper-Tier Distribution Account shall be established and maintained as an Eligible Account or a sub-account thereof. The Certificate Administrator shall withdraw or be deemed to withdraw from the Upper-Tier Distribution Account amounts distributable in respect of the Regular Certificates or the Class UT-R Interest pursuant to Section 4.01(b) and Section 4.01(j).

(f)         The Certificate Administrator shall establish and maintain the Distribution Account in the name of the Trustee, for the benefit of the Certificateholders. Notwithstanding anything herein to the contrary, the Lower-Tier Distribution Account and the Upper-Tier Distribution Account may be maintained as subaccounts of the Distribution Account; provided, that accounts shall be maintained in a manner sufficient to identify the deposits made or deemed made thereto and withdrawals made or deemed made therefrom.

(g)        The Certificate Administrator shall establish and maintain a reserve account (which may be a subaccount of the Distribution Account) (the “Interest Reserve Account”) on behalf of the Trustee for the benefit of the holders of the Regular Certificates. Funds on deposit in the Interest Reserve Account shall be uninvested. On each Distribution Date occurring in any February and on any Distribution Date occurring in any January that occurs in a year that is not a leap year (unless, in either case, such Distribution Date is the final Distribution Date), the Certificate Administrator shall deposit into the Interest Reserve Account an amount equal to one day’s net interest collected on the principal balance of the Trust Loans as of the Payment Date occurring in the month preceding the month in which such Distribution Date occurs at the Mortgage Rate (net of the Administrative Cost Rate payable therefrom and exclusive of Default Interest) to the extent a full Scheduled Monthly Payment in respect of each Trust Loan or a Monthly Advance is made in respect thereof (all amounts so deposited in any consecutive January and February, “Withheld Amounts”). On each Distribution Date occurring in March (or February, if the related Distribution Date is the final Distribution Date), the Certificate Administrator shall withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January and February, if any, and transfer such amounts into the Distribution Account.

(h)        Funds in the Collection Account may be invested in Permitted Investments in accordance with the provisions of Section 3.07. The Servicer shall give written notice to the

Trustee and the Certificate Administrator of the location and account number of the Collection Account and shall notify the Trustee and the Certificate Administrator in writing prior to any subsequent change thereof.

(i)         For the avoidance of doubt, the Collection Account, the Lower-Tier Distribution Account, the Interest Reserve Account and each REO Account (including interest, if any, earned on the investment of funds in such accounts) will be owned by the Lower-Tier REMIC and the Upper-Tier Distribution Account (including interest, if any, earned on the investment of funds in such account) will be owned by the Upper-Tier REMIC, each for federal income tax purposes.

Section 3.06        Permitted Withdrawals from the Collection Account. (a) The Servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount thereof) for any of the following purposes (without duplication of the same payment or reimbursement), the order below not constituting an order of priority for such withdrawals:

(i)         by 4:00 p.m. (New York City time) on each Servicer Remittance Date to remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account, the amounts in the Collection Account that are included in the Available Funds and any Yield Maintenance Premiums received during the prior Collection Period in respect of the Trust Loans;

(ii)        to pay or reimburse the Trustee and the Servicer (in that order), as applicable, for Servicing Advances and Advance Interest Amounts thereon in each case out of amounts received with respect to the applicable Mortgage Loan first, out of any Default Interest and late payment charges collected during the Collection Period immediately preceding such Distribution Date, second, from any late payments or collections from the related Borrower, Net Liquidation Proceeds, Net Insurance Proceeds, Net Condemnation Proceeds or Net REO Income on or in respect of such Mortgage Loan or the related REO Property respecting which such Advance was made;

(iii)       to pay or reimburse the Trustee (and the trustee with respect to each Other Securitization Trust) and the Servicer (and the master servicer with respect to each Other Securitization Trust), in that order, in respect of any Trust Loan for Monthly Advances and Advance Interest Amounts thereon or Companion Loan Advances on the related A Note and interest thereon, on a Pro Rata and Pari Passu basis as between such A Notes, then to reimburse for Monthly Advances on the related B Note and interest thereon; and then to reimburse the master servicer with respect to each Other Securitization Trust for its pro rata share of Companion Loan Advances previously paid from general collections on the related Other Securitization Trust, in each case out of amounts related to such Mortgage Loan first, out of any Default Interest and late payment charges collected during the Collection Period immediately preceding such Distribution Date, second, from any late payments or collections from the related Borrower, Net Liquidation Proceeds, Net Insurance Proceeds, Net Condemnation Proceeds or Net REO Income on or in respect of such Mortgage Loan or the related REO Property respecting which such Advance was made;

(iv)       to remit to the Certificate Administrator for deposit into the Lower-Tier Distribution Account, an amount equal to the Certificate Administrator Fee for such Mortgage Loan;

(v)        to pay on or before each Servicer Remittance Date to the Servicer as compensation, any aggregate unpaid Servicing Compensation; provided that the Servicer’s rights to payment of Servicing Fees pursuant to this clause (v) with respect to any Trust Loan or REO Mortgage Loan, as applicable, are limited to amounts received on or in respect of such Trust Loan (whether in the form of payments, Liquidation Proceeds, Net Insurance Proceeds or REO Income), that are allocable as recovery of interest thereon;

(vi)       to pay on or before each Servicer Remittance Date to the Special Servicer, as compensation, the aggregate unpaid Special Servicing Compensation (if any, including any Workout Fee or portion of a Liquidation Fee due to a previous Special Servicer) with respect to any Trust Loan, Specially Serviced Mortgage Loan, Rehabilitated Mortgage Loan or REO Mortgage Loan, remaining unpaid first, out of related REO Income, Liquidation Proceeds, Net Insurance Proceeds and Net Condemnation Proceeds received on the related Trust Loan or REO Property, and then from other collections received on the related Trust Loan or REO Property, and then out of general collections on the Trust Loans and REO Properties (the Servicer may rely on a certification of the Special Servicer as to amounts of Special Servicing Compensation to be withdrawn pursuant to this clause (vi));

(vii)      Reserved;

(viii)     Reserved;

(ix)        to reimburse the Trustee and itself, as applicable (in that order) for Nonrecoverable Advances and Advance Interest Amounts thereon first, out of REO Income, Liquidation Proceeds, Net Insurance Proceeds and Net Condemnation Proceeds received on the related Trust Loan or Mortgage Loan, as applicable, then, out of general collections on the Trust Loans, Mortgage Loans and REO Properties, as applicable; provided, however that notwithstanding the foregoing and subject to Section 3.06(b), if the Servicer or the Trustee believes that it is in the best interest of the holders of the Certificates, as a collective whole, it may, at its sole option, reimburse itself or request that it be reimbursed, as applicable, for Advances that are Nonrecoverable Advances in installments over time and such Advance will continue to earn Advance Interest Amounts until reimbursed; provided, further, however, if the Servicer or the Trustee reimburses itself out of general collections on deposit in the Collection Account for any Advance and/or Advance Interest Amounts that it has determined is a Nonrecoverable Advance, then such reimbursement shall be subject to Section 1.04 and with respect to the Workout-Delayed Reimbursement Amounts, out of the principal portion of the general collections on the related Trust Loans and REO Properties net of such amounts being reimbursed pursuant to this clause;

(x)         to pay itself, with respect to any Trust Loan or REO Property any related earned Servicing Fee that remained unpaid in accordance with clause (v) above following a Final Recovery Determination made with respect to such Trust Loan or REO Property and the deposit into the Collection Account of all amounts received in connection therewith;

(xi)        to the extent not reimbursed or paid pursuant to any other clause of this Section 3.06(a), to reimburse or pay the Servicer, the Trustee, the Special Servicer, the Depositor, the Certificate Administrator or CREFC®, as applicable, for Additional Trust Fund Expenses and other unpaid items specified in any other provision of this Agreement pursuant to which such Person is entitled to reimbursement or payment, to the extent provided herein, it being acknowledged that this clause (xi) shall not be deemed to modify the substance of any such provisions, including the provisions that set forth the extent to which one of the foregoing Persons is or is not entitled to payment or reimbursement;

(xii)       to pay, in accordance with Section 3.12(f), certain servicing expenses with respect to such Trust Loan or Mortgage Loan, as applicable, that would, if advanced, constitute Nonrecoverable Advances;

(xiii)      to transfer to the Certificate Administrator for deposit in one or more separate, non-interest bearing accounts any amount reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on the Lower-Tier REMIC or the Upper-Tier REMIC under the circumstances and to the extent described in Section 4.05;

(xiv)      to pay from time to time to the Servicer in accordance with Section 3.07(c) any interest or investment income earned on funds deposited in the Collection Account;

(xv)       to reimburse the Certificate Administrator, the Custodian and the Trustee, and then to reimburse itself and the Special Servicer, as the case may be, for any unreimbursed expenses reasonably incurred by such Person in respect of any material breach or material Defect giving rise to a repurchase obligation or cure of a material breach or material document defect on the part of the Trust Loan Seller, including, without limitation, any expenses arising out of the enforcement of the repurchase or cure obligation, together with Advance Interest Amounts thereon, each such Person’s right to reimbursement pursuant to this clause (xv) that results in the repurchase of such Mortgage Loan being limited to that portion of the Repurchase Price paid for such Mortgage Loan that represents such expense in accordance with the definition of Repurchase Price to the extent the Trust Loan Seller has repurchased such Mortgage Loan;

(xvi)      to withdraw or debit any amount deposited into the Collection Account that was not required to be deposited therein;

(xvii)     [Reserved]

(xviii)    to remit to CREFC®, the CREFC® Intellectual Property Royalty License Fee;

(xix)      to clear and terminate the Collection Account pursuant to Section 9.01; and

(xx)       to pay the Companion Loan Holders any portion of such collections that are required to be distributed to the Companion Loan Holders in respect of a Companion Loan pursuant to the terms of the related Co-Lender Agreements;

provided that in no event shall the Servicer be permitted to apply any portion of collections that are required to be distributed to the Companion Loan Holders in respect of the Companion Loans pursuant to the terms of the related Co-Lender Agreements to pay or reimburse any CREFC® Intellectual Property Royalty License Fee, the Certificate Administrator Fee, the Operating Advisor Fee, any Monthly Advance on the Trust Loan (or interest accrued and payable on such Monthly Advance) or any Trust Fund Expenses that are not related to the servicing and administration of the Mortgage Loans or the Mortgaged Properties.

(b)       Upon the determination that a previously made Advance is a Nonrecoverable Advance, to the extent that the reimbursement thereof would exceed the full amount of the principal portion of general collections on the Mortgage Loans deposited in the Collection Account and available for distribution on the next Distribution Date, the Servicer or the Trustee, each at its own option and in its sole discretion, as applicable, instead of obtaining reimbursement for the remaining amount of such Nonrecoverable Advance pursuant to Section 3.06(a)(ix) immediately, as an accommodation may elect to refrain from obtaining such reimbursement for such portion of the Nonrecoverable Advance during the one month collection period ending on the then-current Determination Date, for successive one-month periods for a total period not to exceed 12 months, and any election to so defer or not to defer shall be deemed to be in accordance with Accepted Servicing Practices or, with respect to the Trustee, in good faith and none of the Servicer, the Trustee or the other parties to this Agreement shall have any liability to one another or to any of the Certificateholders for any such election that such party makes as contemplated by this section or for any losses, damages or other adverse economic or other effects that may arise from such an election. Notwithstanding the foregoing, at any time after such a determination to obtain reimbursement over time, the Servicer or the Trustee, as applicable, may, in its sole discretion, decide to obtain reimbursement immediately. If the Servicer or the Trustee makes such an election at its sole option and in its sole discretion to defer reimbursement with respect to all or a portion of a Nonrecoverable Advance (together with interest thereon), then such Nonrecoverable Advance (together with interest thereon) or portion thereof shall continue to be fully reimbursable in the subsequent collection period (subject, again, to the same sole option to defer; it is acknowledged that, in such a subsequent period, such Nonrecoverable Advance shall again be payable first from principal collections as described above prior to payment from other collections). In connection with a potential election by the Servicer or the Trustee to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the one month collection period ending on the related Determination Date for any Distribution Date, the Servicer or the Trustee shall further be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of a particular Nonrecoverable Advance or portion thereof). The fact that a decision to recover such Nonrecoverable Advances over time, or not to do so, benefits some Classes of Certificateholders to the detriment of other Classes shall not, with respect to the Servicer, constitute a violation of Accepted Servicing Practices and/or, with respect to the Trustee, constitute a violation of any fiduciary duty to Certificateholders or contractual duty hereunder.

If the Servicer or the Trustee, as applicable, is reimbursed out of general collections for any unreimbursed Advances that are determined to be Nonrecoverable Advances (together with any Advance Interest Amounts), then (for purposes of calculating distributions on the Certificates) such reimbursement and payment of interest shall be deemed to have been made: first, out of the Adjusted Certificate Principal Distribution Amount that, but for its application to reimburse a Nonrecoverable Advance and/or to pay the Advance Interest Amounts, would be included in the Adjusted Certificate Principal Distribution Amount for any subsequent Distribution Date, and second, out of other amounts that, but for their application to reimburse a Nonrecoverable Advance and/or to pay the Advance Interest Amounts, would be included in the Available Funds for any subsequent Distribution Date.

If one or more unreimbursed Workout-Delayed Reimbursement Amounts exist, then such Workout-Delayed Reimbursement Amounts will be reimbursable only from amounts in the Collection Account that represent collections of principal on the Mortgage Loans net of any amounts applied to pay any Nonrecoverable Advances or interest thereon.

If and to the extent that any payment is deemed to be applied as contemplated in the paragraph above to reimburse a Workout-Delayed Reimbursement Amount, then the Adjusted Certificate Principal Distribution Amount for such Distribution Date shall be reduced, to not less than zero, by the amount of such reimbursement. If and to the extent (i) such Workout-Delayed Reimbursement Amount is reimbursed out of the Adjusted Certificate Principal Distribution Amount as contemplated above and (ii) the particular item for which such Workout-Delayed Reimbursement Amount was originally made is subsequently collected out of payments or other collections in respect of the related Mortgage Loan, then the Adjusted Certificate Principal Distribution Amount for the Distribution Date that corresponds to the Collection Period in which such item was recovered shall be increased by an amount equal to the lesser of (A) the amount of such item and (B) any previous reduction in the Adjusted Certificate Principal Distribution Amount for a prior Distribution Date as contemplated in the paragraph above resulting from the reimbursement of the subject Workout-Delayed Reimbursement Amount.

(c)        The Servicer shall pay to the Special Servicer, the Certificate Administrator, the Custodian or the Trustee from the Collection Account amounts permitted to be paid to it therefrom monthly upon receipt of a certificate of a Servicing Officer of the Special Servicer or a Responsible Officer of the Certificate Administrator or the Trustee describing the item and amount to which the Special Servicer, the Certificate Administrator or the Trustee is entitled so long as such certificate is received on or prior to the Determination Date for such month. The Servicer may rely conclusively on any such certificate and shall have no duty to re-calculate the amounts stated therein. The Special Servicer shall keep and maintain separate accounting for each Specially Serviced Mortgage Loan and REO Mortgage Loan, on a loan-by-loan and property-by-property basis, for the purpose of justifying any request for withdrawal from the Collection Account.

The Certificate Administrator, the Trustee, the Special Servicer and the Servicer shall in all cases have a right prior to the holders of the Certificates to any funds on deposit in the Collection Account from time to time for the reimbursement or payment of the Servicing Compensation (including investment income), Certificate Administrator Fees (including the Trustee Fee), Special Servicing Compensation, Advances, Advance Interest Amounts and their respective expenses hereunder to the extent such fees and expenses are to be reimbursed or paid from amounts on deposit in the Collection Account pursuant to this Agreement. In addition, the Certificate Administrator, the Trustee, the Special Servicer and the Servicer shall in all cases have a right prior to the Certificateholders to any funds on deposit in the Collection Account from time to time for the reimbursement or payment of any federal, state or local taxes imposed on the Lower-Tier REMIC or the Upper-Tier REMIC.

Section 3.07       Investment of Funds in the Collection Account, the REO Account, the Lock Box Accounts, the Cash Collateral Accounts and the Reserve Accounts. (a) The Servicer (or with respect to any REO Account, the Special Servicer), may direct any depository institution maintaining the Collection Account, any Borrower Accounts (subject to the second succeeding sentence) and any REO Account (each, for purposes of this Section 3.07, an “Investment Account”), to invest the funds in such Investment Account in one or more Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day preceding the date on which such funds are required to be withdrawn from such Investment Account pursuant to this Agreement. Any direction by the Servicer or the Special Servicer to invest funds on deposit in an Investment Account shall be in writing to the depository institution maintaining such Investment Account. In the case of any Escrow Account, Lock Box Account, Cash Collateral Account or Reserve Account (the “Borrower Accounts”), the Servicer (to the extent not inconsistent with the related Mortgage Loan Documents) shall act upon the written request of the related Borrower or Manager to the extent the Servicer is required to do so under the terms of the respective Mortgage Loan or related documents, provided that in the absence of appropriate written instructions from the related Borrower or Manager meeting the requirements of this Section 3.07, the Servicer shall have no obligation to, but will be entitled to, direct the investment of funds in such accounts in Permitted Investments; provided, further, to the extent any Borrower is required to obtain the Servicer’s consent to the investment of funds in any Borrower Account, the Servicer shall permit such accounts to be invested only in Permitted Investments or as permitted in the related Mortgage Loan Documents. To the extent not inconsistent with the terms of the related Mortgage Loan, each Borrower Account shall be an Eligible Account. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in an Investment Account shall be made in the name of the Trustee (in its capacity as such) or in the name of a nominee of the Trustee. The Servicer (or the Special Servicer, with respect to the REO Account), acting on behalf of the Trustee, shall (and Trustee hereby designates the Servicer (or the Special Servicer, with respect to the REO Account) as the Person that shall) (i) be the “entitlement holder” of any Permitted Investment of amounts in an Investment Account that is a “security entitlement” and (ii) maintain “control” of any Permitted Investment of amounts in an Investment Account that constitutes either a “certificated security” or an “uncertificated security.” For purposes of this Section 3.07(a), the terms “entitlement holder,” “security entitlement,” “control,” “certificated security” and “uncertificated security” shall have the meanings given such terms in Revised Article 8 (1994 Revision) of the UCC, and “control” of any Permitted Investment by the Servicer (or the Special Servicer, with respect to the REO Account) shall constitute “control” by a Person designated by, and acting on behalf of, the Trustee for purposes of Revised Article 8 (1994 Revision) of the UCC.

(b)        The Certificate Administrator may invest funds on deposit in the Lower-Tier Distribution Account or the Upper-Tier Distribution Account (each a “Certificate Administrator Investment Account”) in the Permitted Investments that bear interest or are sold at a discount, and that mature, unless payable on demand, no later than the Business Day before the Business Day that such funds are required to be withdrawn from such Certificate Administrator Investment Account and distributed to the Certificateholders pursuant to this Agreement. All income and gain (net of losses) realized from investment of funds deposited in the Certificate Administrator Investment Accounts shall be for the benefit of the Certificate Administrator and, if held in the Certificate Administrator Investment Accounts shall be subject to withdrawal by the Certificate Administrator, in accordance with Section 3.06. The Certificate Administrator shall deposit from its own funds into the Distribution Account, the amount of any loss incurred in respect of any investment of funds in a Certificate Administrator Investment Account immediately upon realization of such loss; provided, however, that the Certificate Administrator may reduce the amount of such payment to the extent of any investment income and gain in such Certificate Administrator Investment Account that would be otherwise payable to it. All such Permitted Investments shall be held to maturity, unless payable on demand. Any investment of funds in a Certificate Administrator Investment Account shall be made in the name of the Certificate Administrator (in its capacity as such) or in the name of a nominee of the Certificate Administrator. The Certificate Administrator shall (i) be the “entitlement holder” of any Permitted Investment of amounts in a Certificate Administrator Investment Account that is a “security entitlement” and (ii) maintain “control” of any Permitted Investment of amounts in a Certificate Administrator Investment Account that constitutes either a “certificated security” or an “uncertificated security.” For purposes of this Section 3.07(b), the terms “entitlement holder,” “security entitlement,” “control,” “certificated security” and “uncertificated security” shall have the meanings given such terms in Revised Article 8 (1994 Revision) of the UCC, and “control” of any Permitted Investment by the Certificate Administrator shall constitute “control” for purposes of Revised Article 8 (1994 Revision) of the UCC. Notwithstanding the foregoing, the Certificate Administrator in its capacity as Certificate Administrator, shall not be responsible for any loss from any such investment if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that holds such investment, so long as such account is an Eligible Account at the time such investment was made. Notwithstanding the foregoing, for so long as Wells Fargo Bank, National Association is acting as the Certificate Administrator, all amounts on deposit in accounts held by the Certificate Administrator shall be uninvested.

(c)        All income and gain (net of losses) realized from investment of funds deposited in any Investment Account shall be for the benefit of the Servicer (except with respect to the investment of funds deposited in (i) any Borrower Account, which shall be for the benefit of the related Borrower to the extent required under a Mortgage Loan or applicable law, and (ii) any REO Account, which shall be for the benefit of the Special Servicer) and, if held in the

Collection Account or REO Account shall be subject to withdrawal by the Servicer or the Special Servicer, as applicable, in accordance with Section 3.06 or Section 3.18(b), as applicable. The Servicer (or with respect to any REO Account, the Special Servicer) shall deposit from its own funds into the Collection Account or any REO Account, as applicable, the amount of any loss incurred in respect of any investment of funds therein immediately upon realization of such loss; provided, however, that the Servicer or Special Servicer, as applicable, may reduce the amount of such payment to the extent of any investment income and gain in such Investment Account that would be otherwise payable to it. The Servicer shall also deposit from its own funds in any Borrower Account the amount of any loss incurred in respect of the investment of funds therein, except to the extent that amounts are invested for the benefit of the Borrower under the terms of a Mortgage Loan or applicable law. Notwithstanding the foregoing 2 sentences, neither the Servicer nor the Special Servicer, in their respective capacities as Servicer and Special Servicer, shall be responsible for any loss from any such investment if such loss is incurred solely as a result of the insolvency of the federal or state chartered depository institution or trust company that was not an Affiliate that holds such investment, so long as such account is an Eligible Account at the time such investment was made, except where the Servicer or the Special Servicer fails to move funds to another Eligible Account within 30 days of the date of such insolvency.

(d)        The Certificate Administrator and the Trustee shall have no responsibility or liability with respect to the investment directions of the Servicer, the Special Servicer or the Depositor or any losses resulting therefrom, whether from Permitted Investments or otherwise. The Servicer or the Special Servicer, as applicable, shall have no responsibility or liability with respect to the investment directions of the Depositor, the Trustee, the Certificate Administrator, the Servicer (with respect to the Special Servicer only), the Special Servicer (with respect to the Servicer only), any Borrower or Manager, as applicable, or any losses resulting therefrom, whether from Permitted Investments or otherwise. If amounts on deposit in an Investment Account are at any time invested in a Permitted Investment payable on demand, the Servicer (or the Special Servicer or the Depositor, as applicable) shall:

(x)         consistent with any notice required to be given thereunder, demand that payment thereon be made on the last day such Permitted Investment may otherwise mature hereunder in an amount equal to the lesser of (1) all amounts then payable thereunder and (2) the amount required to be withdrawn on such date; and

(y)        demand payment of all amounts due thereunder promptly upon determination by the Servicer (or the Special Servicer or Depositor, as applicable) that such Permitted Investment would not constitute a Permitted Investment in respect of funds thereafter on deposit in the related Investment Account.

(e)         Except as otherwise expressly provided in this Agreement, if any default occurs in the making of a payment due under any Permitted Investment, or if a default occurs in any other performance required under any Permitted Investment, the Servicer shall take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings. If the Servicer takes any such action, the Certificateholders requesting such action shall pay or reimburse the Servicer, pursuant to Section 3.06(a) for all reasonable out of pocket expenses (including legal expenses and costs or expenses incurred by the Servicer in bringing any action in a court of law or other form), disbursements and advances incurred or made by the Servicer in connection therewith.

Section 3.08        Maintenance of Insurance Policies and Errors and Omissions and Fidelity Coverage.

(a)         The Servicer (with respect to the Mortgage Loans) shall use its efforts consistent with Accepted Servicing Practices to cause the Borrower to maintain, to the extent required by the terms of the related Mortgage Loan Documents and taking into account the insurance in place at closing, all insurance coverage as is required under the related Mortgage Loan except to the extent that the failure of the related Borrower to do so is an Acceptable Insurance Default. If any Borrower does not so maintain such insurance coverage, subject to its recoverability determination with respect to any required Servicing Advance, the Servicer (with respect to the Mortgage Loans) shall maintain all insurance coverage as is required under the related Mortgage, but only in the event the Trustee has an insurable interest therein and such insurance is available to the Servicer and, if available, can be obtained at commercially reasonable rates, as determined by the Servicer (with respect to the Mortgage Loans) except to the extent that the failure of the related Borrower to do so is an Acceptable Insurance Default as determined by the Special Servicer; provided, however, that if any Mortgage permits the holder thereof to dictate to the Borrower the insurance coverage to be maintained on such Mortgaged Property, the Servicer shall impose such insurance requirements as are consistent with Accepted Servicing Practices taking into account the insurance in place at the closing of the related Mortgage Loan, provided that, with respect to the immediately preceding proviso, the Servicer will be obligated to use efforts consistent with Accepted Servicing Practices to cause the related Borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the related Borrower’s failure is an Acceptable Insurance Default (as determined by the Special Servicer and, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder) and only in the event the Trustee has an insurable interest therein and such insurance is available to the Servicer and, if available, can be obtained at commercially reasonable rates. The Servicer and Special Servicer will be entitled to rely on insurance consultants (at the Servicer’s expense, or with respect to the Special Servicer, as an expense of the Trust) in determining whether any insurance is available at commercially reasonable rates. Subject to Section 3.18 and the costs of such insurance being reimbursed or paid to the Special Servicer as provided in the second-to-last sentence of this paragraph, the Special Servicer shall maintain for each REO Property no less insurance coverage than was previously required of the related Borrower under the related Mortgage Loan, unless the Special Servicer determines that such insurance is not available at commercially reasonable rates or that the Trustee does not have an insurable interest, in which case the Servicer shall be entitled to conclusively rely on the Special Servicer’s determination. All Insurance Policies maintained by the Servicer or the Special Servicer shall (i) contain a “standard” mortgagee clause, with loss payable to the Servicer on behalf of the Trustee (in the case of insurance maintained in respect of Mortgage Loans other than REO Properties) or to the Special Servicer on behalf of the Trustee (in the case of insurance maintained in respect of REO Properties), (ii) be in the name of the Trustee (in the case of insurance maintained in respect of REO Properties), (iii) include coverage in an amount not less than the lesser of (x) the full replacement cost of the improvements securing Mortgaged Property or the REO Property, as applicable, or (y) the outstanding principal balance owing on the related Mortgage Loan or REO Mortgage

Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions, (iv) include a replacement cost endorsement providing no deduction for depreciation (unless such endorsement is not permitted under the related Mortgage Loan Documents), (v) be noncancelable without 30 days prior written notice to the insured party (except in the case of nonpayment, in which case such policy shall not be cancelled without 10 days prior notice) and (vi) subject to the first proviso in the second sentence of this Section 3.08(a), be issued by a Qualified Insurer authorized under applicable law to issue such Insurance Policies. Any amounts collected by the Servicer or Special Servicer, as applicable, under any such Insurance Policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or REO Property or amounts to be released to the related Borrower, in each case in accordance with Accepted Servicing Practices and the provisions of the related Mortgage Loan) shall be deposited in the Collection Account, subject to withdrawal pursuant to Section 3.06. Any costs incurred by the Servicer in maintaining any such Insurance Policies in respect of Mortgage Loans (other than REO Properties) (i) if the related Borrower defaults on its obligation to do so, shall be advanced by the Servicer as a Servicing Advance (so long as such Advance would not be a Nonrecoverable Advance and if such Advance would be a Nonrecoverable Advance then it shall instead be paid out of the Collection Account) and will be charged to the related Borrower and (ii) shall not, for purposes of calculating monthly distributions to Certificateholders, be added to the unpaid principal balance of the related Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so permit. Any cost incurred by the Special Servicer in maintaining any such Insurance Policies with respect to REO Properties shall be an expense of the Trust payable out of the related REO Account pursuant to Section 3.18 or, if the amount on deposit therein is insufficient therefor, advanced by the Servicer as a Servicing Advance (so long as such Advance would not be a Nonrecoverable Advance and if such Advance would be a Nonrecoverable Advance then it shall instead be paid out of the Collection Account). Notwithstanding any provision to the contrary, the Servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless such insurance was required at the time of origination of the related Mortgage Loan and is available at commercially reasonable rates and the Trustee has an insurable interest.

Notwithstanding the foregoing, with respect to the Mortgage Loans that either (x) require the related Borrower to maintain “all risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable Borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan reasonably requires from time to time in order to protect its interests, the Servicer will be required to, consistent with Accepted Servicing Practices, (A) monitor, in accordance with Accepted Servicing Practices, whether the insurance policies for the related Mortgaged Property contain Additional Exclusions, (B) request the related Borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance and (C) notify the Special Servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge (such knowledge to be based upon the Servicer’s compliance with the immediately preceding clauses (A) and (B) above) that any Borrower fails to purchase the insurance requested to be purchased by the Servicer pursuant to clause (B) above. If the Special Servicer determines in accordance with Accepted Servicing Practices that such failure is not an Acceptable Insurance Default, the Special Servicer shall notify the Servicer and the Servicer shall use efforts consistent with Accepted Servicing Practices to cause such insurance to be maintained. The Special Servicer (at the expense of the Trust) shall be entitled to rely on insurance consultants in making such determinations. The Servicer shall be entitled to rely on insurance consultants (at the expense of such Servicer) in determining whether Additional Exclusions exist. During the period that the Special Servicer is evaluating the availability of such insurance, neither the Servicer nor the Special Servicer will be liable for any loss related to its failure to require the related Borrower to maintain such insurance and will not be in default of its obligations as a result of such failure and the Servicer will not itself maintain such insurance or cause such insurance to be maintained.

(b)        (i)  If the Servicer or the Special Servicer, as applicable, shall obtain and maintain a blanket Insurance Policy with a Qualified Insurer insuring against fire and hazard losses on all of the Mortgage Loans or REO Properties, as the case may be, required to be serviced and administered hereunder, then, to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, the Servicer or the Special Servicer shall conclusively be deemed to have satisfied its respective obligations concerning the maintenance of insurance coverage set forth in Section 3.08(a). Such Insurance Policy may contain a deductible clause, in which case the Servicer or the Special Servicer, as applicable, shall, if there shall not have been maintained on the related Mortgaged Property or REO Property a fire and hazard Insurance Policy complying with the requirements of Section 3.08(a), and there shall have been one or more losses which would have been covered by such Insurance Policy, promptly deposit into the Collection Account from its own funds the amount of such loss or losses that would have been covered under the individual policy but are not covered under the blanket Insurance Policy because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan, or in the absence of such deductible limitation, the deductible limitation which is consistent with Accepted Servicing Practices. In connection with its activities as administrator and Servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of itself, the Trustee and Certificateholders, claims under any such blanket Insurance Policy in a timely fashion in accordance with the terms of such policy. The Special Servicer, to the extent consistent with Accepted Servicing Practices, may maintain, earthquake insurance on REO Properties, provided coverage is available at commercially reasonable rates, the cost of which shall be a Servicing Advance advanced by the Servicer.

(ii)        If the Servicer or the Special Servicer shall cause any Mortgaged Property or REO Property to be covered by a master single interest or force-placed insurance policy with a Qualified Insurer naming the Servicer or the Special Servicer, as applicable, as the loss payee, then to the extent such Insurance Policy provides protection equivalent to the individual policies otherwise required, the Servicer or the Special Servicer shall conclusively be deemed to have satisfied its obligation to cause such insurance to be maintained on the related Mortgaged Properties and REO Properties. In the event the Servicer or the Special Servicer shall cause any Mortgaged Property or REO Property to be covered by such master single interest or force-placed insurance policy, the incremental costs of such insurance applicable to such Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property or REO Property is covered thereby) shall, subject to a nonrecoverability determination, be paid by the Servicer as a Servicing Advance. Such master single interest or force-placed policy may contain a deductible clause, in which case the Servicer or the Special Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of Section 3.08(a), and there shall have been one or more losses which would have been covered by such policy had it been maintained, deposit into the Collection Account from its own funds the amount not otherwise payable under the master single or force-placed interest policy because of such deductible clause, to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with Accepted Servicing Practices.

(c)         Each of the Servicer and the Special Servicer shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement a blanket fidelity bond and an errors and omissions Insurance Policy with a Qualified Insurer covering the Servicer’s and the Special Servicer’s, as applicable, officers and employees acting on behalf of the Servicer and the Special Servicer in connection with its activities under this Agreement in accordance with Accepted Servicing Practices. Notwithstanding the foregoing, so long as the long term debt or the deposit obligations or claims-paying ability of the Servicer or the Special Servicer, as applicable, is rated at least “A-” by S&P or its equivalent rating by Morningstar (if then rated by Morningstar or another NRSRO), the Servicer (or its public parent) or the Special Servicer (or its public parent), as applicable, shall be allowed to provide self-insurance with respect to a fidelity bond and an “errors and omissions” Insurance Policy. Such amount of coverage shall be in such form and amount as are consistent with Accepted Servicing Practices. Coverage of the Servicer or the Special Servicer under a policy or bond obtained by an Affiliate of the Servicer or the Special Servicer and providing the coverage required by this Section 3.08(c) shall satisfy the requirements of this Section 3.08(c). The Special Servicer and the Servicer will promptly report in writing to the Trustee any material changes that may occur in their respective fidelity bonds, if any, and/or their respective errors and omissions Insurance Policies, as the case may be.

(d)        At the time the Servicer determines in accordance with Accepted Servicing Practices that any Mortgaged Property is in a federally designated special flood hazard area (and such flood insurance has been made available), the Servicer will use efforts consistent with Accepted Servicing Practices to cause the related Borrower (in accordance with applicable law and the terms of the Mortgage Loan Documents) to maintain, and, if the related Borrower shall default in its obligation to so maintain, shall itself maintain to the extent available at commercially reasonable rates (as determined by the Servicer in accordance with Accepted Servicing Practices and to the extent the Trustee, as mortgagee, has an insurable interest therein), flood insurance in respect thereof, but only to the extent the related Mortgage Loan permits the mortgagee to require such coverage and the maintenance of such coverage is consistent with Accepted Servicing Practices. Such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan, and (ii) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended. If the cost of any insurance described above is not borne by the related Borrower, the Servicer shall promptly make a Servicing Advance for such costs, subject to a nonrecoverability determination.

(e)         During all such times as any REO Property shall be located in a federally designated special flood hazard area, the Special Servicer will cause to be maintained, to the extent available at commercially reasonable rates (as determined by the Special Servicer in accordance with Accepted Servicing Practices and to the extent the Trustee, as mortgagee, has an insurable interest therein), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended. The cost of any such flood insurance with respect to an REO Property shall be an expense of the Trust payable out of the related REO Account pursuant to Section 3.18 or, if the amount on deposit therein is insufficient therefor, paid by the Servicer as a Servicing Advance, subject to a nonrecoverability determination.

(f)         The Operating Advisor shall obtain and maintain at its own expense and keep in full force and effect throughout the term of this Agreement an “errors and omissions” insurance policy with an insurance company with a claims-paying ability rating at least equal to “A-” by S&P or its equivalent rating by Morningstar (if then rated by Morningstar) (or such other rating as to which a Rating Agency Confirmation has been obtained) covering the directors, officers and employees of the Operating Advisor in connection with its activities under this Agreement.

Section 3.09        Enforcement of Due-On-Sale Clauses; Assumption Agreements. (a) If any Mortgage Loan contains a provision in the nature of a “due-on-sale” clause that by its terms:

(i)         provides that such Mortgage Loan shall (or may at the mortgagee’s option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property or equity interests in the Borrower or principals of the Borrower, or

(ii)         provides that such Mortgage Loan may not be assumed without the consent of the related mortgagee in connection with any such sale or other transfer,

then, the Servicer (with respect to non-Specially Serviced Mortgage Loans) or the Special Servicer (with respect to Specially Serviced Mortgage Loans), as applicable, shall not be required to enforce such due-on-sale clause and in connection therewith shall not be required to (x) accelerate payments thereon or (y) withhold its consent to such an assumption if (A) the due-on-sale clause is not enforceable under applicable law or enforcing the due on sale clause is reasonably likely to result in meritorious legal action by the related Borrower and (B) the Servicer (as to non-Specially Serviced Mortgage Loans) or the Special Servicer (as to Specially Serviced Mortgage Loans) determines, in accordance with Accepted Servicing Practices, that such enforcement or the withholding of such consent would not be likely to result in a greater recovery to Certificateholders and the Companion Loan Holders as a collective whole as if they constituted one lender (taking into account the subordination of each B Note to the related A Notes) on a net present value basis in accordance with Section 1.03(f) than would a waiver of such clause, provided that, with respect to all non-Specially Serviced Mortgage Loans, the Servicer has obtained the prior written consent (or deemed consent) of the Special Servicer, which consent shall be deemed given 15 Business Days after receipt (unless earlier objected to) by the Special Servicer from the Servicer of the Servicer’s written analysis and recommendation with respect to such waiver or exercise of such right together with such other information reasonably required by the Special Servicer. Subject to the next sentence, if the Servicer or the Special Servicer determines that such enforcement or the withholding of such consent would not be likely to result in a greater recovery to Certificateholders on a net present value basis in accordance with Section 1.03(f) than would a waiver of such clause, the Servicer or the Special Servicer, as applicable is authorized to take or enter into an assumption agreement from or with the Person to whom the related Mortgaged Property has been or is about to be conveyed, and to release an original Borrower from liability upon the related Mortgage Loan and, unless otherwise provided in the related Mortgage Loan Documents, substitute the new Borrower as obligor thereon only if the credit status of the prospective new Borrower is in compliance with (x) the Servicer’s (or the Special Servicer’s with respect to Specially Serviced Mortgage Loans) regular commercial mortgage origination or servicing standards and criteria, (y) the terms of the related Mortgage Loan and (z) Accepted Servicing Practices (as evidenced by the delivery by the Servicer or the Special Servicer, as the case may be, of its written evaluation of the new Borrower). In connection with each such assumption or substitution relating to a Specially Serviced Mortgage Loan, (i) the Special Servicer shall give prior notice thereof to the Servicer and (ii) the terms of the related Mortgage Loan shall not be changed in a manner that would constitute a “significant modification” pursuant to Treasury Regulations Section 1.860G-2(b) unless the related Mortgage Loan is in default or default with respect thereto is reasonably foreseeable or cause either Trust REMIC to fail to qualify as a REMIC. Notwithstanding anything to the contrary contained in this Section 3.09, neither the Servicer nor the Special Servicer, as applicable, will be permitted to waive any due on sale clause unless they have received a Rating Agency Confirmation. The Servicer or Special Servicer, as applicable, shall promptly notify the other and shall promptly notify the Trustee and the Certificate Administrator that any such assumption or substitution agreement has been completed and forward to the Certificate Administrator the original copy of such agreement, which copy shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.

(b)        If any Mortgage Loan contains a provision in the nature of a “due-on- encumbrance” clause that by its terms:

(i)         provides that such Mortgage Loan shall (or may at the mortgagee’s option) become due and payable upon the creation of any lien or other encumbrance on the related Mortgaged Property or equity interests in the Borrower or principals of the Borrower, or

(ii)         requires the consent of the related mortgagee to the creation of any such lien or other encumbrance on the related Mortgaged Property or equity interests in the Borrower or principals of the Borrower, then the Servicer or Special Servicer, as applicable, on behalf of the Trust Fund, shall not be required to enforce such due-on-encumbrance clause and in connection therewith will not be required to (i) accelerate the payments on the related Mortgage Loan or (ii) withhold its consent to such lien or encumbrance, if the Servicer or Special Servicer, as applicable, (x) determines, in accordance with Accepted Servicing Practices, that such consent would be in the best interests of the Trust Fund, and (y) receives Rating Agency Confirmation with respect to granting such consent. With respect to all non-Specially Serviced Mortgage Loans, the Servicer shall obtain the prior written consent (or deemed consent) of the Special Servicer, which consent shall be deemed given 15 Business Days after receipt (unless earlier objected to) by the Special Servicer from the Servicer of the Servicer’s written analysis and recommendation with respect to such waiver or exercise of such right together with such other information reasonably required by the Special Servicer.

(c)         Nothing contained in this Section 3.09 shall constitute a waiver of the Trustee’s right, as the mortgagee of record, to receive notice of any assumption of a Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any lien or other encumbrance with respect to such Mortgaged Property.

(d)        In connection with the taking of, or the failure to take, any action pursuant to this Section 3.09, neither the Servicer nor the Special Servicer shall agree to modify, waive or amend, and no assumption or substitution agreement entered into pursuant to Section 3.09(a) shall contain any terms that are different from, any term of any Mortgage Loan or the related Note, other than pursuant to Section 3.28.

(e)         If a Rating Agency shall charge a fee in connection with providing a Rating Agency Confirmation related to such proposed assumption, the Servicer shall require the related Borrower to pay such fee to the full extent permitted under the Mortgage Loan Documents.

Section 3.10        Appraisals; Realization Upon Defaulted Mortgage Loans. (a) If any Mortgage Loan becomes a Required Appraisal Mortgage Loan, the Special Servicer shall promptly order an Appraisal of the related Mortgaged Property unless, with respect to such Mortgaged Property, an Appraisal was performed within nine (9) months prior to the Appraisal Reduction Event and the Special Servicer is not aware of any material change in the market or condition or value of such Mortgaged Property since the date of such Appraisal that would materially and adversely affect the value of such Mortgaged Property, in which case such Appraisal with respect to such Mortgaged Property is required to be used by the Special Servicer. The Servicer or the Special Servicer, as applicable, shall promptly notify the other of the occurrence of any Appraisal Reduction Event. If no Appraisal has been received within 60 days after the date as of which an Appraisal Reduction Event has occurred in respect of any Mortgage Loan (or, in the case of an Appraisal in connection with an Appraisal Reduction Event described in clauses (i) and (vi) of the definition of Appraisal Reduction Event, within 120 days (in the case of clause (i)) or 90 or 120 days (in the case of clause (vi)), respectively, after the initial delinquency), the Appraisal Reduction for such Mortgage Loan (the “Automatic Appraisal Reduction”) will be 25% of the Principal Balance of such Mortgage Loan as of the date of the related Appraisal Reduction Event. For the first Distribution Date occurring after the first Determination Date that is at least 10 Business Days following the date that the Special Servicer receives delivery of such Appraisal (or any letter update or new Appraisal obtained pursuant to the next two paragraphs), the Special Servicer shall adjust the Appraisal Reduction (and allocate such Appraisal Reduction between the related Trust Loan and the related Companion Loan) to take into account such Appraisal (regardless of whether the adjusted Appraisal Reduction is higher or lower than the Automatic Appraisal Reduction (or the Appraisal Reduction determined pursuant to the previous Appraisal)).

The Special Servicer shall send all such letter updates, and all new Appraisals obtained pursuant to the next paragraph via electronic delivery, to the Servicer, the Certificate Administrator and the Trustee, the Operating Advisor, the Companion Loan Holders (or in the case of a Companion Loan that is part of an Other Securitization Trust, the master servicer, the special servicer and trustee with respect to such Other Securitization Trust) and so long as no Consultation Termination Event has occurred, the Directing Certificateholder.

During the continuance of an Appraisal Reduction Event, the Special Servicer shall obtain a new Appraisal as set forth in Section 4.08(d). The cost of such new or updated Appraisal shall be advanced by the Servicer as a Servicing Advance, absent a determination that such Servicing Advance would be a Nonrecoverable Advance pursuant to Section 3.24(f). The Special Servicer shall not be required to obtain a new Appraisal pursuant to the second preceding paragraph if there is an existing Appraisal for such Mortgaged Property that was obtained within the prior nine (9) months and no material change in the circumstances surrounding such Mortgaged Property has occurred since the date of the most recent Appraisal that would materially adversely affect the value of such Mortgaged Property.

(b)        Upon the occurrence or continuance of a material default under a Specially Serviced Mortgage Loan (and, without intending to preclude other defaults from being deemed material, for purposes hereof, a default described in either clause (i) or clause (vi) of the definition of Special Servicing Loan Event shall be deemed a material default), except as otherwise specifically provided in Sections 3.09(a) and 3.09(b), the Special Servicer shall, consistent with Accepted Servicing Practices, and subject to Section 3.19, accelerate such Specially Serviced Mortgage Loan and commence a foreclosure or other acquisition with respect to the related Mortgaged Property unless the Special Servicer determines that forbearance of acceleration and foreclosure is more likely to produce a greater recovery to Certificateholders and the Companion Loan Holders as a collective whole as if they constituted one lender (taking into account the subordination of each B Note to the related A Notes), on a net present value basis in accordance with Section 1.03(f) than would such acceleration and foreclosure. In connection with any foreclosure or other acquisition, the Servicer or the Special Servicer, as applicable, shall cause the Servicer to pay the out of pocket costs and expenses in any such proceedings as a Servicing Advance unless the Servicer or Special Servicer determines, in its sole discretion exercised in accordance with Accepted Servicing Practices, that such Advance would constitute a Nonrecoverable Advance. The Servicer shall be entitled to reimbursement of Advances (with any Advance Interest Amount) made pursuant to the preceding sentence in accordance with Section 3.06. Subject to Section 9.03(a), for so long as a Control Termination Event is not continuing, while negotiating a workout with the related Borrower, the Special Servicer shall pursue any such foreclosure action to but not including actual foreclosure until such negotiations, in the judgment of the Special Servicer and in accordance with Accepted Servicing Practices and subject to Section 9.03(a), are not reasonably likely to produce a greater recovery on a net present value basis than foreclosure.

(c)         If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Properties are located, the Special Servicer shall not be required to pursue a deficiency judgment against the related Borrower or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in its reasonable judgment and

Accepted Servicing Practices, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an Officer’s Certificate delivered to the Certificate Administrator and the Trustee.

(d)        If title to any Mortgaged Property is acquired by the Special Servicer (on behalf of the Certificateholders and the Companion Loan Holders) in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be issued to the Trustee, or to its nominee (which shall not include the Special Servicer) or a separate trustee or co-trustee on behalf of Certificateholders and the Trustee, as holder of the Uncertificated Lower-Tier Interests. Notwithstanding any such acquisition of title and cancellation of the related Mortgage Loan, such Mortgage Loan shall (except for purposes of Section 9.01) be considered to be an REO Mortgage Loan held on behalf of such holder until such time as the related REO Property shall be sold on behalf of the Trust Fund and the principal balance of such REO Mortgage Loan shall be reduced only by collections net of (i) expenses and (ii) payment of interest accrued on the REO Mortgage Loan. Consistent with the foregoing, for purposes of all calculations hereunder, so long as such REO Mortgage Loan shall be considered to be an outstanding Mortgage Loan:

(i)         it shall be assumed that, notwithstanding that the indebtedness evidenced by the related Note shall have been discharged, such Note, for purposes of determining the Principal Balance thereof, remains in effect and the Balloon Payment thereon has not been made (provided that, in accordance with Section 1.03(c), any amounts received in connection with such Mortgage Loan in excess of expenses and accrued interest will be applied towards principal amounts on such Note); and

(ii)         Net REO Income received in any month shall be applied as provided in Section 1.03(d).

(e)         Notwithstanding any provision herein to the contrary, the Special Servicer shall not acquire for the benefit of the Trust Fund any personal property pursuant to this Section 3.10 unless either:

(i)         such personal property is incidental to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by the Special Servicer for the benefit of the Trust Fund; or

(ii)         the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Lower-Tier REMIC) to the effect that the holding of such personal property by the Lower-Tier REMIC or the Upper-Tier REMIC will not cause the imposition of a tax on the Lower-Tier REMIC or the Upper-Tier REMIC under the REMIC Provisions or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

(f)         Notwithstanding any provision to the contrary in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund, obtain title to any direct or indirect partnership interest or other equity interest in any Borrower or other entity, or any personal property that is not incidental to real property (as provided in Section 3.10(e)(i)), or any subordinate financing in respect of any Borrower pledged pursuant to any pledge agreement unless the Special Servicer shall have requested and received an Opinion of Counsel (which opinion shall be an expense of the Trust Fund) to the effect that the holding of such partnership interest, other equity interest, personal property or subordinate financing by the Trust Fund will not cause the imposition of a tax on the Lower-Tier REMIC or the Upper-Tier REMIC under the REMIC Provisions, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC at any time that any Certificate is outstanding.

(g)        Notwithstanding any provision to the contrary contained in this Agreement, the Special Servicer shall not, on behalf of the Trust Fund, obtain title to a Mortgaged Property as a result of or in lieu of foreclosure or otherwise, obtain title to any direct or indirect partnership interest in any Borrower pledged pursuant to a pledge agreement and thereby be the beneficial owner of a Mortgaged Property, and shall not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, for the Trust Fund, the Certificateholders, would be considered to hold title to, to be a “mortgagee in possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, or any comparable law, unless the Special Servicer has previously determined in accordance with Accepted Servicing Practices, based on an updated environmental assessment report prepared by an Independent Person within the last 12 months who regularly conducts environmental audits, that:

(i)         such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Trust Fund to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, and

(ii)         there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any Hazardous Materials for which investigation, testing, monitoring, containment, clean up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such Hazardous Materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Trust to take such actions with respect to the affected Mortgaged Property.

If the environmental assessment first obtained by the Special Servicer with respect to a Mortgaged Property indicates that such Mortgaged Property may not be in compliance with applicable environmental laws or that Hazardous Materials may be present but does not definitively establish such fact, the Special Servicer shall cause such further environmental tests to be conducted by an Independent Person who regularly conducts such tests as the Special Servicer shall deem prudent to protect the interests of Certificateholders. Any such tests shall be deemed part of the environmental assessment obtained by the Special Servicer for purposes of this Section 3.10.

(h)        The environmental assessment contemplated by Section 3.10(g) shall be prepared within three months of the determination that such assessment is required by any

Independent Person who regularly conducts environmental audits for purchasers of commercial property where the Mortgaged Properties are located, as determined by the Special Servicer in a manner consistent with Accepted Servicing Practices. The Servicer shall advance the cost of preparation of such environmental assessments unless the Servicer determines, in its reasonable judgment, that such Advance would be a Nonrecoverable Advance. The Servicer shall be entitled to reimbursement of Advances (with interest at the Advance Interest Rate) made pursuant to the preceding sentence in the manner set forth in Section 3.06.

(i)          If the Special Servicer determines pursuant to Section 3.10(g)(i) that a Mortgaged Property is not in compliance with applicable environmental laws but that it is in the best economic interest of the Trust Fund to take such actions as are necessary to bring such Mortgaged Property in compliance therewith, or if the Special Servicer determines pursuant to Section 3.10(g)(ii) that the circumstances referred to therein relating to Hazardous Materials are present but that it is in the best economic interest of the Trust Fund to take such action with respect to the containment, clean up or remediation of Hazardous Materials affecting such Mortgaged Property as is required by law or regulation, the Special Servicer shall take such action as it deems to be in the best economic interest of the Trust Fund. Notwithstanding the foregoing, if the Special Servicer reasonably determines that it is likely that prior to such consultation irreparable environmental harm to such Mortgaged Property would result from the presence of such Hazardous Materials and provides a prior written statement to the Trustee and the Certificate Administrator setting forth the basis for such determination, then the Special Servicer may take such action to remedy such condition as may be consistent with Accepted Servicing Practices. The Servicer shall advance the cost of any such compliance, containment, clean up or remediation unless the Servicer determines, in its reasonable judgment, that such Advance would constitute a Nonrecoverable Advance.

(j)          The Special Servicer shall report to the IRS and to the related Borrower, in the manner required by applicable law, the information required to be reported regarding any Mortgaged Property that is abandoned or foreclosed upon or regarding any cancellation of indebtedness with respect to any Mortgage Loan. The Special Servicer shall deliver a copy of any such report to the Trustee and the Certificate Administrator.

(k)        The costs of any Appraisal obtained pursuant to this Section 3.10 shall be paid by the Servicer as a Servicing Advance and shall be reimbursable from the Collection Account.

Section 3.11        Certificate Administrator and Trustee to Cooperate; Release of Mortgage Files. Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer or the Special Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes, the Servicer or the Special Servicer, as applicable, shall promptly notify the Trustee, the Certificate Administrator and the Custodian by a certification of a Servicing Officer and shall request delivery to it of the related Mortgage File, such notice and request to be effected by delivering to the Custodian a Request for Release, which Request for Release shall include a statement to the effect that all amounts received in connection with such payment that are required to be deposited in the Collection Account pursuant to Section 3.05 have been or will be deposited. No customary expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Trustee, the Custodian, the Certificate Administrator or the Trust Fund.

From time to time upon request of the Servicer or Special Servicer and delivery to the Certificate Administrator and the Custodian of a Request for Release, and in accordance with the other terms of this Agreement, the Certificate Administrator shall promptly cause the Custodian to release the Mortgage File (or any portion thereof) designated in such Request for Release to the Servicer or Special Servicer, as applicable.

Upon written certification of a Servicing Officer, the Trustee shall execute and deliver to the Servicer or Special Servicer, as applicable, in the form supplied to the Trustee by the Servicer or Special Servicer, as applicable, any court pleadings, requests for trustee’s sale or other documents prepared by the Servicer or Special Servicer, as applicable, its agents or attorneys, necessary for the foreclosure or trustee’s sale of a Mortgaged Property or necessary to any legal action brought to obtain judgment against any Borrower on the Note or Mortgage or to obtain a deficiency judgment, or to enforce any other remedies or rights provided by the Note or Mortgage or otherwise available at law or in equity provided that the Trustee may alternatively execute and deliver to the Special Servicer, in the form supplied to the Trustee by the Special Servicer, a limited power of attorney issued in favor of the Special Servicer and empowering the Special Servicer to execute and deliver any or all of such pleadings or documents on behalf of the Trustee. Each such certification shall include a request that such pleadings or documents be executed by the Trustee and a statement as to the reason such documents or pleadings are required, and that the execution and delivery thereof by the Trustee will not invalidate or otherwise affect the lien of the Mortgage, except for the termination of such a lien upon completion of foreclosure or trustee’s sale.

Section 3.12        Servicing Fees, Certificate Administrator Fees and Special Servicing Compensation. (a) As compensation for its activities hereunder, the Servicer shall be entitled with respect to each Mortgage Loan (including at any time such Mortgage Loan is a Specially Serviced Mortgage Loan or REO Mortgage Loan) to the Servicing Fee, which shall be payable from amounts on deposit in the Collection Account as set forth in Section 3.06. Except as provided herein, the Servicer’s rights to the Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Servicer’s responsibilities and obligations under this Agreement. In addition, the Servicer shall be entitled to receive, as additional Servicing Compensation, to the extent permitted by applicable law and the related Mortgage Loans, (i) all investment income earned (net of losses incurred) on amounts on deposit in the Collection Account and investment income earned on amounts on deposit in the Borrower Accounts (to the extent consistent with the related Mortgage Loan Documents and not payable to the related Borrower under the related Mortgage Loan or applicable law), to the extent provided in Sections 3.07; (ii) to the extent not prohibited by applicable law and the Mortgage Loans (other than a Specially Serviced Mortgage Loan) Prepayment Interest Excesses (to the extent not netted against Prepayment Interest Shortfalls), any consent fees, defeasance fees (if any), Excess Modification Fees, assumption application fees or Assumption Fees, as applicable, earnout fees, loan service transaction fees, beneficiary statement charges (unless same is precluded pursuant to the terms of such Mortgage Loan) or similar items (but excluding Yield Maintenance Premiums) (if the Special Servicer’s consent is required, then the Servicer shall be entitled to 50% of the consent fees, Excess Modification Fees, earnout fees, Assumption Fees (but not assumption application fees), loan service transaction fees, or similar items); and (iii) insufficient check charges on all Mortgage Loans. Subject to Section 3.12(g) and Section 1.03(c), the Servicer shall also be entitled to additional servicing compensation in the form of Default Interest and late payment charges received with respect to any Mortgage Loan and accrued during such time as the related Mortgage Loan was not a Specially Serviced Mortgage Loan but only to the extent actually paid by the related Borrower or from the related Mortgaged Property and to the extent that all amounts then due and payable with respect to the related Mortgage Loan (including Advance Interest Amounts) and all unpaid Advances and Additional Trust Fund Expenses (other than Special Servicing Fees, Liquidation Fees and Workout Fees) with respect to such Mortgage Loan have been paid.

The Servicing Fee shall be reduced by the amount of Compensating Interest in respect of Prepayment Interest Shortfalls but shall not exceed the related monthly Servicing Fee amount calculated at a per annum rate of 0.00125%. No later than the Servicer Remittance Date, the Servicer shall deposit into the Collection Account, from its own funds, such Compensating Interest.

Except as otherwise expressly provided herein, the Servicer shall pay, without right of reimbursement, all expenses incurred by it in connection with its servicing activities hereunder, including all fees of any sub-servicers retained by it.

(b)        As compensation for its activities hereunder on each Distribution Date, the Certificate Administrator shall be entitled with respect to each Mortgage Loan to the Certificate Administrator Fee (and the Trustee shall be entitled to the Trustee Fee therefrom), each of which shall be withdrawn from amounts on deposit in the Collection Account and remitted to the Lower-Tier Distribution Account on each Servicer Remittance Date, as set forth in Section 3.06(a)(iv). The Certificate Administrator shall be entitled to withdraw any accrued but unpaid Certificate Administrator Fee from the Lower-Tier Distribution Account on each Distribution Date. The Certificate Administrator shall pay the routine fees and expenses of the Certificate Registrar, the Custodian and the Authenticating Agent without right of reimbursement therefor. The Trustee’s rights to the Trustee Fee may not be transferred in whole or in part except in connection with the transfer of all of the Trustee’s responsibilities and obligations under this Agreement. The Certificate Administrator’s rights to the Certificate Administrator Fee may not be transferred in whole or in part except in connection with the transfer of all of the Certificate Administrator’s (but not necessarily the Trustee’s) responsibilities and obligations under this Agreement. Except as otherwise expressly provided herein and except with respect to any unanticipated expenses pursuant to Section 3.12(d), the Trustee shall pay, without right of reimbursement, all routine expenses incurred by it in connection with its activities hereunder.

(c)         As compensation for its activities hereunder, the Special Servicer shall be entitled with respect to each Specially Serviced Mortgage Loan to the Special Servicing Fee, which shall be payable from amounts on deposit in the Collection Account. Except as provided herein, the Special Servicer’s rights to the Special Servicing Fee may not be transferred in whole or in part except in connection with the transfer of all of the Special Servicer’s responsibilities and obligations under this Agreement. In addition, the Special Servicer shall be entitled to receive, as additional servicing compensation, to the extent not prohibited by applicable law and the related Mortgage Loan Documents, (i) any Liquidation Fees, (ii) any Workout Fees, (iii) to

the extent not prohibited by applicable law and the Specially Serviced Mortgage Loans, any consent fee, Excess Modification Fees, assumption application fees or Assumption Fees, as applicable, loan service transaction fees, beneficiary statement charges (to the extent not precluded by the related Mortgage Loan Documents) or similar items (but not including Yield Maintenance Premiums, to the extent payable on such Specially Serviced Mortgage Loan) related to the Specially Serviced Mortgage Loans, (iv) for non-Specially Serviced Loan, then for any action for which the Special Servicer’s consent is required, the Special Servicer shall be entitled to 50% of the consent fees, Excess Modification Fees, Assumption Fees, earnout fees, loan service transaction fees or similar items and (v) any investment income earned (net of losses incurred) on amounts on deposit in any REO Account to the extent provided in Section 3.07. Subject to Section 3.12(g) and Section 1.03(c), the Special Servicer shall also be entitled to additional fees in the form of Default Interest and late payment charges allocated to each Mortgage Loan relating to any Specially Serviced Mortgage Loan that accrued during such time as the related Mortgage Loan was a Specially Serviced Mortgage Loan, but only to the extent actually collected from the related Borrower and to the extent that all amounts then due and payable with respect to the related Mortgage Loan (including Advance Interest Amounts) and all unpaid Advances and Additional Trust Fund Expenses (other than Special Servicing Fees, Liquidation Fees and Workout Fees) payable with respect to such Mortgage Loan have been paid.

If a Specially Serviced Mortgage Loan becomes a Rehabilitated Mortgage Loan and then again becomes a Specially Serviced Mortgage Loan, any right to the Workout Fee with respect to such Mortgage Loan earned in connection with the initial rehabilitation thereof shall terminate and a Liquidation Fee or a new Workout Fee for such Specially Serviced Mortgage Loan shall be calculated upon resolution of the subsequent event that causes such Mortgage Loan to be a Specially Serviced Mortgage Loan or the sale, repurchase or liquidation of such Specially Serviced Mortgage Loan or related REO Property to the extent provided in the definition thereof. A Liquidation Fee will be payable with respect to each Specially Serviced Mortgage Loan or REO Property as to which the Special Servicer receives any Liquidation Proceeds, subject to the exceptions set forth in the definition of Liquidation Fee (such Liquidation Fee to be paid out of such Liquidation Proceeds, Insurance Proceeds and Condemnation Proceeds). If, however, Liquidation Proceeds or Insurance Proceeds and Condemnation Proceeds are received with respect to any Rehabilitated Mortgage Loan and the Special Servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds and Insurance Proceeds and Condemnation Proceeds that constitute principal and/or interest on such Mortgage Loan. Notwithstanding anything herein to the contrary, the Special Servicer shall only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to proceeds on any Mortgage Loan. If the Special Servicer is terminated or resigns, it will retain the right to receive any and all Workout Fees payable in respect to (i) Mortgage Loans that became Rehabilitated Mortgage Loans during the period that it acted as Special Servicer and remained Rehabilitated Mortgage Loans at the time of that termination or resignation or (ii) any Specially Serviced Mortgage Loan for which the Special Servicer has cured the event of default under such Specially Serviced Mortgage Loan through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but that had not as of the time the Special Servicer was terminated become a Rehabilitated Mortgage Loan solely because it had not been a performing loan for three (3) consecutive months that subsequently becomes a Rehabilitated Mortgage Loan as a result of the loan being a performing loan for such three (3) consecutive month period (and the successor Special Servicer shall not be entitled to any portion of such Workout Fees), in each case until the Workout Fees cease to be payable if the Rehabilitated Mortgage Loan again becomes a Specially Serviced Mortgage Loan. The successor Special Servicer shall not be entitled to any portion of those Workout Fees payable to the prior Special Servicer.

If the Special Servicer is terminated and a Liquidation Fee or Workout Fee is subsequently payable with respect to a Specially Serviced Mortgage Loan or related REO Property that was being administered by the Special Servicer at the time of termination, then the terminated Special Servicer and the successor Special Servicer shall apportion the Liquidation Fee or Workout Fee between themselves in a manner that reflects the relative contribution of each such servicer in obtaining the Liquidation Proceeds or effecting the workout.

Except as otherwise provided herein, the Special Servicer shall pay all expenses incurred by it in connection with its servicing activities hereunder.

(d)        The Servicer, the Special Servicer, the Certificate Administrator and the Trustee shall be entitled to reimbursement from the Trust Fund for the costs and expenses incurred by them in the performance of their duties under this Agreement that are “unanticipated expenses incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(iii) in a manner consistent with Section 3.06. Such expenses shall include, by way of example and not by way of limitation, environmental assessments, Appraisals and appraisals in connection with foreclosure, the fees and expenses of any administrative or judicial proceeding and expenses expressly identified as reimbursable in Section 3.06. Notwithstanding anything to the contrary herein, neither the Servicer nor the Special Servicer shall be entitled to be reimbursed for or indemnified against the costs and expenses that are attributable to overhead or personnel of the Servicer or Special Servicer under any circumstances.

(e)         Except for the obligation to pay losses incurred with respect to Permitted Investments as further set forth in Section 3.07, and the payment of Compensating Interest, no provision of this Agreement or of the Certificates shall require the Servicer, the Special Servicer, the Certificate Administrator or the Trustee to expend or risk their own funds or otherwise incur any financial liability in the performance of any of their duties hereunder or thereunder in connection with the pursuit of remedies against any Borrower or in the exercise of any of their rights or powers if, in the reasonable business judgment of the Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, such amounts would be a Nonrecoverable Advance; provided, however, that, notwithstanding the foregoing, neither the Servicer nor the Special Servicer shall be entitled to be reimbursed for or indemnified against the costs and expenses that are attributable to overhead or personnel of the Servicer or Special Servicer under any circumstances.

If the Servicer, the Special Servicer, the Certificate Administrator or the Trustee receives a request or inquiry from a Borrower, any Certificateholder or any other Person the response to which would require the assistance of Independent legal counsel or other consultant to the Servicer, the Special Servicer, the Certificate Administrator or the Trustee (as determined in accordance with Accepted Servicing Practices, in the case of a determination by the Servicer or the Special Servicer, or as determined in its good faith business judgment, in the case of a determination by the Certificate Administrator or the Trustee), the cost of which would not be an expense of the Trust Fund hereunder, then the Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, shall not be required to take any action in response to such request or inquiry unless the Borrower or such Certificateholder or such other Person, as applicable, makes arrangements for the payment of the Servicer’s, the Special Servicer’s, the Certificate Administrator’s or the Trustee’s expenses associated with such counsel (including, without limitation, posting an advance payment for such expenses) satisfactory to the Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, in its sole discretion. Unless such arrangements have been made, the Servicer, the Special Servicer, the Certificate Administrator or the Trustee, as the case may be, shall have no liability to any Person for the failure to respond to such request or inquiry.

(f)         Notwithstanding anything to the contrary set forth herein, the Servicer shall pay directly out of the Collection Account any servicing expense that, if paid by the Servicer or the Special Servicer, would constitute a Nonrecoverable Advance; provided that the Servicer or Special Servicer, as applicable, has determined in accordance with the Accepted Servicing Practices that making such payment is in the best interests of the Certificateholders, as evidenced by an Officer’s Certificate delivered promptly to the Certificate Administrator, the Trustee, the Depositor and the Rating Agencies, and to the Servicer if such determination is made by the Special Servicer, setting forth the basis for such determination and accompanied by any information that the Servicer or the Special Servicer may have obtained that supports such determination.

(g)        In determining the compensation of the Servicer or Special Servicer, as applicable, with respect to Default Interest or late payment charges, on any Distribution Date, the aggregate Default Interest and late payment charges collected on any Mortgage Loan during the related Collection Period shall be applied (in such order) to reimburse (i) the Trustee and the Servicer (in that order) for interest on Advance Interest Amounts on the related Mortgage Loan due on such Distribution Date, (ii) the Trust Fund for all Advance Interest Amounts previously paid to the Servicer or the Trustee with respect to the related Mortgage Loan and not previously reimbursed pursuant to this clause and (iii) the Trust Fund for all unpaid interest on Advances and Additional Trust Fund Expenses previously incurred with respect to the related Mortgage Loan and not previously reimbursed pursuant to this clause and any Default Interest or late payment charges remaining thereafter shall be distributed pro rata to the Servicer and the Special Servicer based upon the amount of Default Interest or late payment charges the Servicer or the Special Servicer would otherwise have been entitled to receive during such period without any such application.

(h)        Pursuant to the CREFC® License Agreement, CREFC® shall be paid (according to the payment instructions set forth on Exhibit S hereto or such other payment instructions as CREFC® may provide from to the Servicer in writing at least two Business Days prior to the Remittance Date) the CREFC® Intellectual Property Royalty License Fee on a monthly basis. The Servicer shall withdraw from the Collection Account and, to the extent sufficient funds are on deposit therein, pay the CREFC® Intellectual Property Royalty License Fee to CREFC® in accordance with Section 3.06(a)(xviii) on a monthly basis, from funds on deposit in the Collection Account.

(i)          The Special Servicer and its Affiliates shall be prohibited from receiving or retaining any Disclosable Special Servicer Fees and any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates shall be remitted to the Servicer to be deposited by the Servicer into the Collection Account within two (2) Business Days of the receipt of such Disclosable Special Servicer Fees by the Special Servicer or its Affiliates.

(j)          With respect to each Distribution Date, the Special Servicer shall deliver or cause to be delivered to the Servicer on the Determination Date related to such Distribution Date, and the Servicer shall deliver to the Certificate Administrator, without charge, two Business Days prior to the Distribution Date an electronic report (which may be a CREFC report), which may include HTML, word or excel compatible format, clean and searchable PDF format or such other format as mutually agreeable between the Certificate Administrator, the Servicer and the Special Servicer that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates, if any, with respect to such Distribution Date. However, the Servicer will have no obligation to deliver such report if there are no Disclosable Special Servicer Fees.

(k)        Midland and any successor holder of the Excess Servicing Fee Rights shall be entitled, at any time, at its own expense, to transfer, sell, pledge or otherwise assign such Excess Servicing Fee Rights in whole (but not in part), to a QIB or Institutional Accredited Investor (other than a Plan), provided that no such transfer, sale, pledge or other assignment shall be made unless (i) that transfer, sale, pledge or other assignment is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws and is otherwise made in accordance with the Securities Act and such state securities laws, (ii) the prospective transferor shall have delivered to the Depositor a certificate substantially in the form attached as Exhibit DD-1 hereto, and (iii) the prospective transferee shall have delivered to Midland and the Depositor a certificate substantially in the form attached as Exhibit DD-2 hereto. None of the Depositor, the Trustee or the Certificate Registrar is obligated to register or qualify an Excess Servicing Fee Right under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer, sale, pledge or assignment of an Excess Servicing Fee Right without registration or qualification. Midland and each holder of an Excess Servicing Fee Right desiring to effect a transfer, sale, pledge or other assignment of such Excess Servicing Fee Right shall, and Midland hereby agrees, and each such holder of an Excess Servicing Fee Right by its acceptance of such Excess Servicing Fee Right shall be deemed to have agreed, in connection with any transfer of such Excess Servicing Fee Right effected by such Person, to indemnify the Certificateholders, the Trust, the Depositor, the Initial Purchasers, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer and the Operating Advisor against any liability that may result if such transfer is not exempt from registration and/or qualification under the Securities Act or other applicable federal and state securities laws or is not made in accordance with such federal and state laws or in accordance with the foregoing provisions of this paragraph. By its acceptance of an Excess Servicing Fee Right, the holder thereof shall be deemed to have agreed not to use or disclose such information in any manner that could result in a violation of any provision of the Securities Act or other applicable securities laws or that would require registration of such Excess Servicing Fee Right or any Certificate pursuant to the Securities Act. Following any transfer, sale, pledge or assignment of an Excess Servicing Fee Right or the termination of Midland as the Servicer, the Person then acting as the Servicer, shall pay, out of each amount paid to such

Servicer as Servicing Fees, the related Excess Servicing Fees to the holder of such Excess Servicing Fee Right within one Business Day following the payment of such Servicing Fees to such Servicer, in each case in accordance with payment instructions provided by such holder in writing to such Servicer. The holder of an Excess Servicing Fee Right shall not have any rights under this Agreement except as set forth in the preceding sentences of this paragraph. None of the Depositor, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor shall have any obligation whatsoever regarding payment of the Excess Servicing Fee or the assignment or transfer of the Excess Servicing Fee Right.

Section 3.13        Reports to the Certificate Administrator; Collection Account Statements. (a) The Servicer shall prepare, or cause to be prepared, and deliver to the Certificate Administrator, in an electronic format reasonably acceptable to the Certificate Administrator, consistent with Accepted Servicing Practices, not later than (i) 3:00 p.m. (New York time) two (2) Business Days prior to each Distribution Date, the CREFC® Loan Periodic Update File and CREFC® Appraisal Reduction Template, (ii) 4:00 p.m. (New York time) two (2) Business Days prior to each Distribution Date, any updated CREFC® Loan Periodic Update File, if applicable, and (iii) 3:00 p.m. (New York time) one (1) Business Day prior to each Distribution Date, the remaining CREFC® Reports.

The Servicer shall make the CREFC® Reports (except the CREFC® Bond Level Files, the CREFC® Collateral Summary File, the CREFC® Special Servicer File, the CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheet) available (i) prior to the securitization of the Companion Loan, to the Companion Loan Holders on each Distribution Date; and (ii) following securitization of the Companion Loan, to the master servicer of the Other Securitization Trust no later than two (2) Business Days after the Determination Date.

The CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheet shall be delivered to the Certificate Administrator by the Servicer (or by the Special Servicer, with respect to Specially Serviced Mortgage Loans or REO Property) on a quarterly and annual basis (commencing with the quarter ending September 30, 2019 and year ending December 31, 2019, each within 30 days after receipt by the Servicer or the Special Servicer, as applicable), within 30 days after receipt by the Servicer or the Special Servicer, as applicable, of the financial statements, operating statements, rent rolls, or other information required to prepare (or, if previously prepared, update) the CREFC® Operating Statement Analysis Report and the CREFC® NOI Adjustment Worksheet, but will not be deemed to have been received by the Certificate Administrator until such time as it is actually received; provided, however, that any analysis or report with respect to the first calendar quarter of each year shall not be required to the extent provided in the then-current applicable CREFC® guidelines.

Additionally, the Servicer shall deliver the CREFC® Operating Statement Analysis Report and CREFC® NOI Adjustment Worksheet on a monthly basis to the Certificate Administrator; provided, however, the Servicer shall have no obligation to update such reports except as set forth in the immediately preceding paragraphs, and no analysis or update shall be required to the extent such analysis or update is not required to be provided under the then-current applicable CREFC® guidelines.

(b)        The Servicer shall furnish to the Certificate Administrator in electronic format the CREFC® Reports produced by it pursuant to this Agreement not later than the time period specified in Section 3.13(a), and thereafter to the 17g-5 Information Provider, who shall make such reports available to the Rating Agencies on its website.

(c)         The Servicer shall produce the reports described in this Section 3.13 solely from information provided to the Servicer by the Borrowers pursuant to the Loan Agreements (without modification, interpretation or analysis) or by the Special Servicer, the Trust Loan Seller or Depositor pursuant to this Agreement. None of the Trustee, the Certificate Administrator, the Servicer or the Special Servicer shall be responsible for the completeness or accuracy of such information (except that the Servicer shall use efforts consistent with Accepted Servicing Practices to correct patent errors).

(d)        The Certificate Administrator and the Trustee shall be entitled to rely conclusively on and shall not be responsible for the content or accuracy of any information provided to it by the Servicer or the Special Servicer pursuant to this Agreement.

Section 3.14        [Reserved].

Section 3.15        [Reserved].

Section 3.16       [Reserved]. Access to Certain Documentation. The Servicer and Special Servicer shall provide or cause to be provided to the Certificate Administrator and the Certificate Administrator shall afford access to the Trustee and to any Certificateholders who are Privileged Persons, that are federally insured financial institutions, the Federal Reserve Board, the FDIC and the OCC and the supervisory agents and examiners of such boards and such corporations, and any other governmental or regulatory body to the jurisdiction of which any Certificateholder who are Privileged Persons is subject, the documentation regarding the Mortgage Loans required by applicable regulations of the Federal Reserve Board, FDIC, OCC or any such governmental or regulatory body, such access being afforded without charge but only upon reasonable request and during normal business hours. Nothing in this Section 3.17 shall detract from the obligation of the Servicer and Special Servicer to observe any applicable law or comply with any agreement prohibiting disclosure of information with respect to the Borrowers, and the failure of the Servicer and Special Servicer to provide information as provided in this Section 3.17 as a result of such obligation shall not constitute a breach of this Section 3.17.

Section 3.18        Title and Management of REO Properties and REO Account.

(a) The Special Servicer, on behalf of the Trust Fund, shall dispose of any REO Property prior to the close of the third calendar year beginning after the year in which the Trustee acquires ownership of such REO Property for purposes of Section 860G(a)(8) of the Code, unless (i) the Special Servicer on behalf of the Lower-Tier REMIC has applied for an extension of such period pursuant to Sections 856(e)(3) and 860G(a)(8)(A) of the Code, and such application has been granted (or not denied) in which case the Special Servicer shall sell such REO Property within the applicable extension period or (ii) the Special Servicer seeks and subsequently receives an Opinion of Counsel (which opinion shall be an expense of the Trust Fund, allocable as provided in Section 3.06), addressed to the Special Servicer, the Certificate

Administrator and the Trustee, to the effect that the holding by the Trustee of such REO Property for an additional specified period will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that any Certificate is outstanding, in which event such period shall be extended by such additional specified period subject to any conditions set forth in such Opinion of Counsel. Title may be taken in the name of a limited liability company wholly-owned by the Trust (such limited liability company, the “REO LLC”) and which is managed by the Special Servicer (the costs of which shall be advanced by the Servicer, provided that such Advance would not be a Nonrecoverable Advance). The Special Servicer shall cause such REO Property to be managed and operated by an Independent Contractor. Notwithstanding the foregoing, the Special Servicer shall use its reasonable efforts to sell any REO Property prior to the Rated Final Distribution Date for the Regular Certificates. The Special Servicer, on behalf of the Trust Fund, shall dispose of any REO Property held by the Trustee prior to the last day of such period (taking into account extensions) by which such REO Property is required to be disposed of pursuant to the provisions of this Section 3.18(a) in a manner provided under Section 3.19. The Special Servicer shall manage, conserve, protect and operate each REO Property for the Certificateholders solely for the purpose of its prompt disposition and sale in a manner that does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a)).

(b)        The Special Servicer shall have full power and authority, subject only to the specific requirements and prohibitions of this Agreement, to do any and all things in connection with any REO Property as are consistent with Accepted Servicing Practices and otherwise consistent with the manner in which the Special Servicer manages and operates similar property owned or managed by the Special Servicer or any of its Affiliates, all on such terms and for such period as the Special Servicer deems in accordance with Accepted Servicing Practices to be in the best interests of Certificateholders and, in connection therewith, the Special Servicer shall agree to the payment of management fees that are consistent with general market standards. Consistent with the foregoing, the Special Servicer shall cause or permit to be earned with respect to such REO Property any “net income from foreclosure property,” within the meaning of Section 860G(c) of the Code, that is subject to tax under the REMIC Provisions only if it has determined, and has so advised the Certificate Administrator and the Trustee in writing, that the earning of such income on a net after tax basis could reasonably be expected to result in a greater recovery on behalf of Certificateholders than an alternative method of operation or rental of such REO Property that would not be subject to such a tax. The Special Servicer shall segregate and hold all revenues, income or proceeds received by it with respect to any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any REO Property a segregated custodial account (each, an “REO Account”), each of which shall be an Eligible Account and shall be (A) entitled “Situs Holdings, LLC, as Special Servicer, on behalf of Wells Fargo Bank, National Association, as Trustee, on behalf of the Holders of JP Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON REO Account” or (B) in the name of the REO LLC. The Special Servicer shall maintain separate books and records for each REO Property. The Special Servicer shall be entitled to withdraw for its account any interest or investment income earned on funds deposited in an REO Account to the extent provided in Section 3.07(c).

The Special Servicer shall deposit or cause to be deposited in the REO Account within one Business Day after receipt all revenues received by it with respect to any REO Property (other than Liquidation Proceeds), and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of such REO Property and for other Property Protection Expenses with respect to such REO Property, including:

(i)         all insurance premiums due and payable in respect of any REO Property;

(ii)        all real estate taxes and assessments in respect of any REO Property that may result in the imposition of a lien thereon;

(iii)       all costs and expenses reasonable and necessary to protect, maintain, manage, operate, repair and restore any REO Property; and

(iv)       any taxes imposed on either Trust REMIC in respect of net income from foreclosure property in accordance with Section 4.05.

To the extent that such REO Income is insufficient for the purposes set forth in clauses (i) through (iv) above and the Special Servicer has provided written notice of such shortfall to the Servicer at least five Business Days prior to the date that such amounts are due, the Servicer shall advance the amount of such shortfall unless the Servicer determines that such Advance would be a Nonrecoverable Advance. If the Servicer does not make any such Advance in violation of the immediately preceding sentence, the Trustee shall make such Advance, unless the Trustee determines in its good faith judgment that such Advance would be a Nonrecoverable Advance. The Trustee shall be entitled to rely, conclusively, on any determination by the Servicer that an Advance, if made, would be a Nonrecoverable Advance. The Servicer and the Trustee, as applicable, shall be entitled to reimbursement of such Advances (with interest at the Advance Interest Rate) made pursuant to the preceding sentence, to the extent set forth in Section 3.06. The Special Servicer shall withdraw from each REO Account and remit to the Servicer for deposit into the Collection Account on a monthly basis on or prior to the related Determination Date the Net REO Income received or collected from each REO Property, except that in determining the amount of such Net REO Income, the Special Servicer may retain in each REO Account reasonable reserves for repairs, replacements and necessary capital improvements and other related expenses.

Notwithstanding the foregoing, the Special Servicer shall not:

(i)          permit the Trust Fund to enter into, renew or extend any New Lease, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

(ii)         permit any amount to be received or accrued under any New Lease, other than amounts that will constitute Rents from Real Property;

(iii)       authorize or permit any construction on any REO Property, other than the repair or maintenance thereof or the completion of a building or other improvement thereon, and then only if more than 10 percent of the construction of such building or other improvement was completed before default on the related Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

(iv)       Directly Operate or allow any Person to Directly Operate any REO Property on any date more than 90 days after its date of acquisition by the Trust Fund, unless such Person is an Independent Contractor;

unless, in any such case, the Special Servicer has requested and received an Opinion of Counsel addressed to the Special Servicer, the Certificate Administrator and the Trustee (which opinion shall be an expense of the Trust Fund) to the effect that such action will not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code) at any time that it is held by the Trust Fund, in which case the Special Servicer may take such actions as are specified in such Opinion of Counsel.

The Special Servicer shall contract with an Independent Contractor for the operation and management of the REO Property, the fees and expenses of which shall be an expense of the Trust Fund and payable out of REO Income, within 90 days of the Trust Fund’s acquisition thereof (unless the Special Servicer shall have provided the Trustee and the Certificate Administrator with an Opinion of Counsel that the operation and management of any REO Property other than through an Independent Contractor shall not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code) (which opinion shall be an expense of the Trust, allocable as provided in Section 3.06), provided that:

(i)         the terms and conditions of any such contract shall be reasonable and customary for the area and type of property and shall not be inconsistent herewith;

(ii)        any such contract shall require, or shall be administered to require, that the Independent Contractor pay all costs and expenses incurred in connection with the operation and management of such REO Property, including those listed above, and remit all related revenues (net of such costs and expenses) to the Special Servicer as soon as practicable, but in no event later than thirty days following the receipt thereof by such Independent Contractor;

(iii)       none of the provisions of this Section 3.18(b) relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve the Special Servicer of any of its duties and obligations to the Trust Fund, the Trustee on behalf of the Certificateholders with respect to the operation and management of any such REO Property; and

(iv)       the Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

The Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for it related to its duties and obligations hereunder for indemnification of the Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification.

(c)         Promptly following any acquisition by the Special Servicer on behalf of the Trust Fund of an REO Property, the Special Servicer shall obtain an Appraisal thereof, but only if any existing Appraisal with respect thereto is more than nine months old or the Special Servicer is aware of any change in circumstances that might affect the validity of such existing Appraisal, to determine the fair market value of such REO Property and shall notify the Depositor, the Trustee the Special Servicer and the Certificate Administrator (and the Certificate Administrator shall notify Certificateholders of the results of such Appraisal). The cost of such Appraisal shall be paid by the Servicer as a Servicing Advance, allocable as provided in Sections 3.06(c).

(d)        When and as necessary, the Special Servicer shall send to the Certificate Administrator and the Trustee a statement prepared by the Special Servicer setting forth the amount of net income or net loss, as determined for federal income tax purposes, resulting from the operation and management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any other amount not constituting Rents from Real Property in respect of, any REO Property in accordance with Sections 3.18(a) and 3.18(b).

(e)         [Reserved].

Section 3.19        Sale of Defaulted Mortgage Loans and REO Properties. (a)  (i)  Within thirty (30) days after a Mortgage Loan has become a Specially Serviced Mortgage Loan, the Special Servicer shall order (but shall not be required to have received) an Appraisal of the related Mortgaged Property and within thirty (30) days of receipt of the Appraisal shall determine the fair value of such Defaulted Mortgage Loan in accordance with the Accepted Servicing Practices and notify the Servicer of such determination; provided, however, that if the Special Servicer is then in the process of obtaining an Appraisal with respect to the related Mortgaged Property, the Special Servicer shall make its fair value determination as soon as reasonably practicable (but in any event within thirty (30) days) after its receipt of such an Appraisal. Notwithstanding the foregoing, if an Appraisal has been obtained pursuant to Section 3.10 that is not more than nine months old, and Special Servicer has no knowledge of any event that would question the validity of such Appraisal, no new Appraisal will be required under this Section. The Special Servicer may, from time to time, adjust its fair value determination based upon changed circumstances, new information and other relevant factors, in each instance in accordance with a review of such circumstances and new information in accordance with Accepted Servicing Practices.

(ii)        [Reserved]

(iii)       [Reserved]

(iv)       If any Mortgage Loan becomes a Specially Serviced Mortgage Loan that is a Defaulted Mortgage Loan, the Special Servicer, subject to the rights of the Directing Certificateholder and the Operating Advisor, may offer to sell to any Person any such

Specially Serviced Mortgage Loan or may offer to purchase any Specially Serviced Mortgage Loan, if and when the Special Servicer determines, consistent with Accepted Servicing Practices, that no satisfactory arrangements can be made for collection of delinquent payments thereon and such a sale would be in the best economic interests of the Trust Fund and the Companion Loan Holders as a collective whole (taking into account the subordination of each B Note to the related A Notes) on a net present value basis. The Special Servicer is required to give the Certificate Administrator, the Operating Advisor, the Companion Loan Holders, the Trustee and, so long as no Consultation Termination Event is continuing, the Directing Certificateholder, not less than five (5) Business Days’ prior written notice of its intention to sell any Specially Serviced Mortgage Loan, in which case the Special Servicer is required to accept the highest offer received from any person for such Specially Serviced Mortgage Loan in an amount at least equal to the Purchase Price or, at its option, if it has received no offer at least equal to the Purchase Price therefor, purchase such Specially Serviced Mortgage Loan at such Purchase Price.

(v)           (A)  In the absence of any offer at least equal to the Purchase Price pursuant to clause (iv) above (or purchase by the Special Servicer for such price), the Special Servicer shall, subject to subclause (B) below, accept the highest offer received from any Person that is determined by the Special Servicer to be a fair price for such Specially Serviced Mortgage Loan, if the highest offeror is a Person other than an Interested Person. The Trustee (based upon updated Appraisals (the cost of which shall be paid by the Servicer as a Servicing Advance) received by the Trustee and copied or otherwise delivered to the Trustee together with any other information reasonably requested by the Trustee) shall determine if the highest offer is a fair price; provided, that no offer from an Interested Person shall constitute a fair price unless (x) it is the highest offer received and (y) if the offer is less than the applicable Purchase Price, at least two other offers are received from independent third parties. Any such determination by the Trustee will be binding on all parties. Any such determination by the Trustee will be binding on all parties. The Directing Certificateholder may submit bids on any Specially Serviced Mortgage Loan in the same manner and at the same time and place as any other bidder. Neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any Specially Serviced Mortgage Loan.

(B) The Special Servicer will not be obligated to accept the highest offer if the Special Servicer determines, in accordance with Accepted Servicing Practices, that the rejection of such offer would be in the best interests of the Certificateholders and the Companion Loan Holders as a collective whole as if they constituted one lender (taking into account the subordination of each B Note to the related A Notes). In addition, the Special Servicer may accept a lower offer if it determines, in accordance with Accepted Servicing Practices, that the acceptance of such offer would be in the best interests of the Certificateholders and the Companion Loan Holders as a collective whole as if they constituted one lender (taking into account the subordination of each B Note to the related A Notes) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable); provided that the offeror is not the Special Servicer or a Person that is an Affiliate of the Special Servicer. The Special Servicer shall use efforts consistent with Accepted Servicing Practices to sell all Specially Serviced Mortgage Loans prior to the Rated Final Distribution Date. For the avoidance of doubt, the Trustee shall have no obligation to make any fair value determination, to the extent required to do so pursuant to this Section 3.19, on the basis of anything other than the related Appraisal and the evaluation by an independent third party expert.

(vi)         If the Trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the Trustee may (at its option and at the expense of the Trust) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject mortgage loan, that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such mortgage loan. If the Trustee designates such a third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. The reasonable fees and costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party shall be paid as a Servicing Advance by the Servicer, and otherwise as an expense of the Trust. The Trustee may reasonably request such information as is reasonably required from the Servicer or the Special Servicer, as applicable, in making its determination and may rely on any Appraisals and other information given to the Trustee by the Servicer or the Special Servicer, as applicable. The Directing Certificateholder may submit bids on any Specially Serviced Mortgage Loan in the same manner and at the same time and place as any other bidder. Neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any Specially Serviced Mortgage Loan.

(vii)         Unless and until any Specially Serviced Mortgage Loan is sold pursuant to this Section 3.19, the Special Servicer shall pursue such other resolution strategies with respect to such Specially Serviced Mortgage Loan, including, without limitation, workout and foreclosure, as the Special Servicer may deem appropriate, consistent with the Asset Status Report and Accepted Servicing Practices and the REMIC Provisions.

(b)        (i)  (A)  The Special Servicer may purchase any REO Property (at the Purchase Price therefor). The Special Servicer may also offer to sell to any Person any REO Property, if and when the Special Servicer determines, consistent with Accepted Servicing Practices, that such a sale would be in the best economic interest of the Trust and the Companion Loan Holders as a collective whole (taking into account the subordination of each B Note to the related A Notes). The Special Servicer shall give the Certificate Administrator, the Operating Advisor, the Companion Loan Holders, the Trustee and, so long as no Consultation Termination Event is continuing, the Directing Certificateholder, not less than five (5) Business Days’ prior written notice of the Purchase Price and its intention to (i) purchase any REO Property at the Purchase Price therefor or (ii) sell any REO Property, in which case the Special Servicer shall accept the highest bid received from any Person for any REO Property in an amount at least equal to the Purchase Price therefor. To the extent permitted by applicable law, and subject to Accepted Servicing Practices, the Servicer, an Affiliate of the Servicer, the Special Servicer or an Affiliate of the Special Servicer, or an employee of either of them may act as broker in connection with the sale of any REO Property and may retain from the proceeds of such sale a brokerage commission that does not exceed the commission that would have been earned by an independent broker pursuant to a brokerage agreement entered into at arm’s length.

(B)        In the absence of any such bid as set forth in subclause (A) above, the Special Servicer shall, subject to subclause (C) below, accept the highest bid received from any Person that is determined by the Special Servicer to be a fair price for such REO Property, if the highest bidder is a Person other than an Interested Person, or if such price is determined to be such a price by the Trustee, if the highest bidder is an Interested Person. Notwithstanding anything to the contrary herein, neither the Trustee, in its individual capacity, nor any of its Affiliates may make an offer for or purchase any REO Property pursuant hereto. If the Trustee is required to determine whether a cash bid by an Interested Person constitutes a fair price, the Trustee may (at its option and at the expense of the Trust) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan, that has been selected with reasonable care by the Trustee to determine if such cash bid constitutes a fair price for such Specially Serviced Mortgage Loan. If the Trustee designates such a third party to make such determination, the Trustee shall be entitled to rely conclusively upon such third party’s determination. The reasonable fees and costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party shall be paid as a Servicing Advance, subject to the Servicer’s determination of recoverability, by the Servicer, and otherwise as an expense of the Trust.

(C)        The Special Servicer shall not be obligated by either of the foregoing paragraphs or otherwise to accept the highest offer if the Special Servicer determines, in accordance with Accepted Servicing Practices, that rejection of such offer would be in the best interests of the Certificateholders and the Companion Loan Holders as a collective whole as if they constituted one lender (taking into account the subordination of each B Note to the related A Notes). In addition, the Special Servicer may accept a lower offer if it determines, in accordance with Accepted Servicing Practices, that acceptance of such offer would be in the best interests of the Certificateholders and the Companion Loan Holders as a collective whole as if they constituted one lender (taking into account the subordination of each B Note to the related A Notes) (for example, if the prospective buyer making the lower offer is more likely to perform its obligations, or the terms offered by the prospective buyer making the lower offer are more favorable).

(D)        In determining whether any offer received from an Interested Person represents a fair price for any REO Property, the Trustee shall obtain and may conclusively rely on the opinion of an Independent Appraiser or other Independent expert in real estate matters retained by the Trustee, the cost of which shall be covered by, and shall be reimbursable as, a Servicing Advance, and otherwise as an expense of the Trust. In determining whether any offer constitutes a fair price for any REO Property, the Special Servicer or the Trustee (or, if applicable, such appraiser) shall take into account, and any appraiser or other expert in real estate matters shall be instructed to take into account, as applicable, among other factors, the physical (including environmental)

condition of such REO Property, the state of the local economy and the Trust Fund’s obligation to comply with REMIC Provisions.

(ii)           Subject to Accepted Servicing Practices, the Special Servicer shall act on behalf of the Trustee (and the related Companion Loan Holder) in negotiating and taking any other action necessary or appropriate in connection with the sale of any REO Property, including the collection of all amounts payable in connection therewith. A sale of any REO Property shall be without recourse to, or representation or warranty by, the Trustee, the Certificate Administrator, the Depositor, the Servicer, the Special Servicer or the Trust Fund (except that any contract of sale and assignment and conveyance documents may contain customary warranties of title, so long as the only recourse for breach thereof is to the Trust Fund) and, if consummated in accordance with the terms of this Agreement, none of the Servicer, the Special Servicer, the Depositor, the Certificate Administrator nor the Trustee shall have any liability to the Trust Fund or any Certificateholder with respect to the purchase price therefor accepted by the Special Servicer, the Certificate Administrator or the Trustee.

(c)           Any sale of a Defaulted Mortgage Loan or any REO Property shall be for cash only (unless changes in the REMIC Provisions or authoritative interpretations thereof made or issued subsequent to the Startup Day allow a sale for other consideration).

(d)           Prior to the occurrence and continuance of a Control Termination Event, any sale of a Specially Serviced Mortgage Loan will be subject to the consent rights of the Directing Certificateholder and after the occurrence and continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, any sale of a Specially Serviced Mortgage Loan will be subject to the consultation rights of the Directing Certificateholder. In addition, if an Operating Advisor Consultation Event has occurred, any sale of a Specially Serviced Mortgage Loan will be subject to the consultation rights of the Operating Advisor.

Section 3.20        Additional Obligations of the Servicer and Special Servicer; Inspections; Successor Manager. (a) The Servicer (or with respect to Specially Serviced Mortgage Loans and REO Properties, the Special Servicer) shall inspect or cause to be inspected (at their respective expense) each Mortgaged Property in such manner as is consistent with Accepted Servicing Practices, commencing with the calendar year 2020, each Mortgaged Property at least once every calendar year, provided, that if any Mortgage Loan becomes a Specially Serviced Mortgage Loan, then each related Mortgaged Property shall be inspected at the expense of the Trust Fund (allocable as provided in Section 3.06) by the Special Servicer as soon as practicable.

(b)          With respect to each Mortgage Loan, the Servicer or the Special Servicer shall enforce the Trustee’s rights with respect to the Manager under the related Mortgage Loan Documents and Management Agreement. If the Servicer or Special Servicer, as applicable, is entitled to terminate the Manager on any Mortgaged Property due to a default by such Manager under the terms of its management agreement or otherwise intends to terminate the Manager, the Servicer or Special Servicer, as applicable, shall promptly give notice to the Trustee and the Certificate Administrator (who shall copy the Certificateholders), the Trust Loan Seller, the 17g-

5 Information Provider and the Depositor. To the extent Servicer or Special Servicer, as applicable, is entitled, to appoint a successor manager in accordance with the terms of the Mortgage Loan Documents, the Servicer or Special Servicer, as applicable, shall decide whether to effect such recommendation based upon Accepted Servicing Practices.

Section 3.21        Appointment of Custodians. The Certificate Administrator may, with notice to the Servicer, appoint one or more third-party Custodians to hold all or a portion of the Mortgage Files as agent for the Certificate Administrator. Each such Custodian shall be a depository institution subject to supervision by federal or state authority, shall have combined capital and surplus of at least $15,000,000 and shall be qualified to do business in the jurisdiction in which it holds any Mortgage File and shall not be the Depositor or any Affiliate of the Depositor. Each such Custodian shall be subject to the same obligations and standard of care as would be imposed on the Certificate Administrator hereunder in connection with the retention of Mortgage Files directly by the Certificate Administrator. The appointment of one or more third-party Custodians shall not relieve the Certificate Administrator from any of its obligations hereunder, and the Certificate Administrator shall remain responsible for all acts and omissions of any such Custodian. Any such Custodian appointed hereunder must maintain a fidelity bond and errors and omissions policy in an amount customary for Custodians that serve in such capacity in commercial mortgage loan securitization transactions and in lieu of the foregoing, the Custodian may self-insure.

Section 3.22        [Reserved].

Section 3.23        Lock Box Accounts, Cash Collateral Accounts, Escrow Accounts and Reserve Accounts. The Servicer shall administer each Lock Box Account, Cash Collateral Account, Escrow Account and Reserve Account in accordance with the related Mortgage or Loan Agreement, Cash Collateral Account Agreement or Lock Box Agreement, if any. The Servicer shall seek to enforce any provisions of any Mortgage or Loan Agreement that provide for the establishment of a lock box or other collateral account under certain circumstances, and the Depositor and the Trust Loan Seller will take all reasonable action to assist with such enforcement. Any expenses involved in the enforcement of such agreements shall be an expense of the Trust Fund (allocable as provided in Section 3.06). In addition, the Servicer (or, with respect to any Specially Serviced Mortgage Loan, the Special Servicer), is required to make certain, in accordance with Accepted Servicing Practices, that all maintenance and repairs required to be made by the related Borrower relating to any Escrow Account are completed in the manner set forth, and within the time requirements specified, in the related Mortgage Loan Documents.

Section 3.24        Servicing Advances. (a) The Servicer (or, to the extent specifically provided in this Section 3.24, the Trustee) shall make any Servicing Advances as and to the extent required pursuant to the terms hereof. The Servicer shall make such Servicing Advances as are necessary to protect and preserve the security for each Mortgage Loan, as determined by the Servicer or Special Servicer in accordance with Accepted Servicing Practices (subject to the limitations regarding Nonrecoverable Advances). For purposes of distributions to Certificateholders and compensation to the Servicer, the Certificate Administrator or the Trustee, Servicing Advances shall not be considered to increase the principal balance of any Mortgage Loan, notwithstanding that the terms of such Mortgage Loan so provide. With respect to any

Specially Serviced Mortgage Loan, the Special Servicer shall give the Servicer and the Trustee not less than five (5) Business Days’ written notice before the date on which the Servicer is requested to make any Servicing Advance with respect to a Mortgage Loan or any REO Property; provided, however, that only three (3) Business Days’ written notice shall be required in respect of Servicing Advances required to be made on an urgent or emergency basis (which may include, without limitation, Servicing Advances required to make tax or insurance payments). If the Special Servicer requests that the Servicer make an Advance, the Servicer may conclusively rely on such request as evidence that such advance is not a Nonrecoverable Advance; provided, however, that the Special Servicer shall not be entitled to make such a request more frequently than once per calendar month with respect to Advances other than emergency Advances (although such request may relate to more than one Advance). In addition, the Special Servicer shall provide the Servicer with such information in its possession as the Servicer may reasonably request to enable the Servicer to determine whether a requested Servicing Advance would constitute a Nonrecoverable Advance.

(b)        [Reserved]

(c)        Neither the Servicer nor the Trustee shall be obligated to make a Servicing Advance as to any Mortgage Loan or REO Property if the Special Servicer, the Servicer or the Trustee, as applicable, determines (in its sole discretion) that such Advance will be a Nonrecoverable Advance. The Servicer shall consider an Unliquidated Advance in respect of prior Servicing Advances for the purpose of recoverability determinations as if such Unliquidated Advance were an unreimbursed Servicing Advance. The Trustee shall be entitled to rely, conclusively, on any determination by the Servicer or the Special Servicer, as the case may be, that a Servicing Advance, if made, would be a Nonrecoverable Advance. The Servicer shall be entitled to rely, conclusively, on any determination by Special Servicer that a Servicing Advance, if made, would be a Nonrecoverable Advance. Notwithstanding the foregoing, the Servicer may, but shall not be obligated to, make a Servicing Advance, even if such Advance would be nonrecoverable, if the Servicer determines in its sole discretion that making such Advance would be in the best interest of the Certificateholders.

(d)        The Servicer or the Trustee, as applicable, shall be entitled to the reimbursement of Servicing Advances made by any of them in accordance with Section 3.06, together with any related Advance Interest Amount in respect of such Servicing Advances, and the Servicer hereby covenants and agrees to promptly seek and effect the reimbursement of such Servicing Advances from the related Borrowers to the extent permitted by applicable law and the related Mortgage Loan Documents. With respect to Advances made on all Mortgage Loans, the Trustee shall be entitled to recover all of its respective Advances (and interest accrued thereon) before the Servicer is entitled to recover any of its aggregate Advances (and interest accrued thereon).

(e)        Each reference to the payment or reimbursement of a Servicing Advance shall be deemed to include, whether or not specifically referred to, payment or reimbursement of Advance Interest Amounts from and including the date of the making of such Advance through and including the date of payment or reimbursement.

(f)         Notwithstanding anything to the contrary contained in this Agreement, if the Special Servicer is required under any other provision of this Agreement to direct the Servicer to make a Servicing Advance or is otherwise aware a reasonable period in advance that it is reasonably likely that the Special Servicer will incur a cost or expense that will, when incurred, constitute a Servicing Advance, the Special Servicer shall request that the Servicer make such Servicing Advance, such request to be made in writing and in a timely manner that does not materially and adversely affect the interest of any Certificateholder and at least five Business Days (or three (3) Business Days’ with respect to Servicing Advances required to be made on an urgent or emergency basis) prior to the date on which failure to make such Servicing Advance would (with notice from the Trustee regardless of whether such notice is actually received) constitute a Termination Event pursuant to Section 7.01(a)(vi). The Servicer shall have the obligation to make any such Servicing Advance that it is requested by the Special Servicer to make within five Business Days (or three (3) Business Days’ with respect to Servicing Advances required to be made on an urgent or emergency basis) of the Servicer’s receipt of such request and such information and documents as are reasonably necessary for the Servicer to make such Servicing Advance. The Servicer shall be entitled to reimbursement for any Servicing Advance made by it at the direction of the Special Servicer, together with Advance Interest Amounts, at the same time, in the same manner and to the same extent as the Servicer is entitled with respect to any other Servicing Advance made thereby.

Notwithstanding the foregoing provisions of this Section 3.24(f) or any other provision of this Agreement to the contrary, the Servicer shall not be required to make, at the Special Servicer’s direction, any Servicing Advance if the Servicer determines in its reasonable judgment that the Servicing Advance that the Special Servicer is directing the Servicer to reimburse it for hereunder, although not characterized by the Special Servicer as a Nonrecoverable Advance, is or would be, if made, a Nonrecoverable Advance. The Servicer shall notify the Special Servicer, the Certificate Administrator and the Trustee in writing of such determination.

Section 3.25        Appointment of Special Servicer. (a) Situs Holdings, LLC, will act as the initial Special Servicer to service each Specially Serviced Mortgage Loan and perform the other obligations of the Special Servicer hereunder.

(b)        If there is a Special Servicer Termination Event with respect to the Special Servicer, the Special Servicer may be removed and replaced pursuant to Sections 7.01(c) and 7.02. The Certificate Administrator shall, promptly after receiving notice of any such removal, so notify the Servicer and the Rating Agencies. The termination of the Special Servicer and appointment of a successor Special Servicer pursuant to this Section 3.25(b) shall not be effective until (i) Rating Agency Confirmation is provided to the Trustee and the Certificate Administrator regarding such appointment, (ii) the successor Special Servicer has assumed all of its responsibilities, duties and liabilities hereunder pursuant to a writing reasonably satisfactory to the Trustee and the Certificate Administrator and (iii) receipt by the Trustee and the Certificate Administrator of an Opinion of Counsel to the effect that (x) the designation of such replacement to serve as Special Servicer is in compliance with this Agreement, (y) such replacement will be bound by the terms of this Agreement and (z) this Agreement will be enforceable against such replacement in accordance with its terms. The Certificate Administrator shall promptly provide copies to the terminated Special Servicer of the documents referred to in the preceding sentence. Any successor Special Servicer shall make the representations and warranties provided for in Section 2.04(b) mutatis mutandis.

The existing Special Servicer shall be deemed to have been removed simultaneously with such designated Person’s becoming the Special Servicer hereunder; provided, however, that the Special Servicer removed pursuant to this Section (i) shall be entitled to receive, and shall have received, all amounts accrued or owing to it under this Agreement on or prior to the effective date of such removal and shall continue to be entitled to any rights that accrued prior to the date of such removal (including the right to receive all fees, expenses and other amounts accrued or owing to it under this Agreement, plus interest at the Advance Interest Rate on all such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such removal) notwithstanding any such removal and (ii) notwithstanding any such removal, shall be entitled (and the successor Special Servicer shall not be entitled) to receive any and all Workout Fees payable with respect to such Mortgage Loan, provided (A) such Mortgage Loan became a Rehabilitated Mortgage Loan during the period in which such removed Special Servicer was acting as Special Servicer thereof and (B) such Mortgage Loan was a Rehabilitated Mortgage Loan at the time of removal of the Special Servicer or the Special Servicer has cured the event of default under such Mortgage Loan through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but that had not as of the time the Special Servicer was terminated become a Rehabilitated Mortgage Loan solely because it had not been a performing loan for 3 consecutive months and that subsequently becomes a Rehabilitated Mortgage Loan as a result of the loan being a performing loan for such 3 consecutive month period (such entitlement to continue until the Workout Fee for such Mortgage Loan ceases to be payable hereunder). In addition, if the Special Servicer is terminated for any reason hereunder and a Liquidation Fee or Workout Fee is subsequently payable with respect to a Specially Serviced Mortgage Loan or related REO Property that was being administered by the Special Servicer at the time of termination, then the terminated Special Servicer and the successor Special Servicer shall apportion the Liquidation Fee or Workout Fee between themselves in a manner that reflects the relative contribution of each such servicer in obtaining the Liquidation Proceeds. Such removed Special Servicer shall cooperate with the Trustee and the Certificate Administrator and the replacement Special Servicer in effecting the termination of the resigning Special Servicer’s responsibilities and rights hereunder, including without limitation the transfer within two Business Days to the successor Special Servicer for administration by it of all cash amounts that are thereafter received with respect to the Mortgage Loans.

(c)        The appointment of any such successor Special Servicer shall not relieve the Servicer or the Trustee of their respective obligations to make Advances as set forth herein; provided, however, neither the Servicer nor the Trustee shall be liable for any actions or any inaction of such successor Special Servicer.

Section 3.26        Transfer of Servicing Between Servicer and Special Servicer; Record Keeping. (a)  Upon determining that a Special Servicing Loan Event has occurred with respect to any Mortgage Loan, the Servicer or the Special Servicer, as applicable, shall promptly give notice to the Servicer or the Special Servicer, as applicable, and the Servicer shall deliver an electronic copy of the related Servicing File to the Special Servicer and shall use its reasonable efforts to provide the Special Servicer with all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Mortgage Loan in the Servicer’s possession, and reasonably requested by the Special Servicer to enable it to assume its functions hereunder with respect thereto (and concurrently provide a copy of such Mortgage File, exclusive of all Privileged Communications, to the Operating Advisor). The Servicer shall use its reasonable efforts to comply with the preceding sentence within 5 Business Days of the occurrence of each related Special Servicing Loan Event and in any event shall continue to act as Servicer and administrator of such Mortgage Loan until the Special Servicer has commenced the servicing of such Mortgage Loan. The Servicer shall deliver to the Certificate Administrator and the Trustee a copy of the notice of such Special Servicing Loan Event provided by the Servicer to the Special Servicer, or by the Special Servicer to the Servicer, pursuant to this Section 3.26.

Upon determining that a Specially Serviced Mortgage Loan (other than an REO Mortgage Loan) has become current and has remained current for three consecutive Monthly Payments (provided that (i) no additional Special Servicing Loan Event is foreseeable in the reasonable judgment of the Special Servicer, and (ii) for such purposes taking into account any modification or amendment of such Mortgage Loan, and that no other Special Servicing Loan Event is continuing with respect thereto, the Special Servicer shall immediately give notice thereof to the Companion Loan Holders and each other party hereto, and shall return the related Mortgage File to the Certificate Administrator (if applicable) and Servicing File to the Servicer (or copies thereof if copies only were delivered to the Special Servicer) and upon giving such notice, and returning such Mortgage File to the Certificate Administrator (if applicable) and Servicing File to the Servicer, the Special Servicer’s obligation to service such Rehabilitated Mortgage Loan shall terminate and the obligations of the Servicer to service and administer such Mortgage Loan shall recommence.

In making a Major Decision or in servicing any Mortgage Loan during the continuance of a Special Servicing Loan Event, the Special Servicer shall provide to the Custodian originals of documents entered into in connection therewith that are required to be included within the definition of “Mortgage File” for inclusion in the Mortgage File (to the extent such documents are in the possession of the Special Servicer) and copies of any additional related Mortgage Loan information, including correspondence with a Borrower Party, and the Special Servicer shall promptly provide copies of all of the foregoing to the Servicer as well as copies of any analysis or internal review prepared by or for the benefit of the Special Servicer; provided that, such materials shall not include any Privileged Information.

(b)        Not later than sixty (60) days after a Special Servicing Loan Event occurs (the “Initial Delivery Date”), the Special Servicer shall deliver in electronic format (i) a report (an “Asset Status Report”) for such Specially Serviced Mortgage Loan and the related Mortgaged Property and (ii) one or more additional Asset Status Reports with respect to such Specially Serviced Mortgage Loan subsequent to the issuance of a Final Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Mortgage Loan changes in the strategy reflected in the initial Final Asset Status Report (or subsequent Final Asset Status Reports) are necessary to reflect the then current recommendation as to how the Specially Serviced Mortgage Loan might be returned to performing status or otherwise liquidated in accordance with the Accepted Servicing Practices (each such report a “Subsequent Asset Status Report”). The Special Servicer shall deliver each Asset Status Report in electronic form to: (i) the Servicer, (ii) the Directing Certificateholder (but only so long as no Consultation Termination Event has occurred), (iii) the Operating Advisor (but only after the occurrence and during the continuance of an Operating Advisor Consultation Event), (iv) the 17g-5 Information Provider in accordance with Section 8.14(b) (who shall promptly post it to the 17g-5 Information Provider’s Website pursuant to Section 8.14(b)) and (v) the Companion Loan Holders. Such Asset Status Report shall set forth the following information (other than Privileged Information) to the extent reasonably determinable:

(i)         summary of the status of such Specially Serviced Mortgage Loan and any negotiations with the related Borrower;

(ii)        a discussion of the legal and environmental considerations reasonably known to the Special Servicer, consistent with Accepted Servicing Practices, that are applicable to the exercise of remedies as aforesaid and to the enforcement of any related guaranties or other collateral for the related Mortgage Loan and whether outside legal counsel has been retained;

(iii)       the most current rent roll and income or operating statement available for the related Mortgaged Property;

(iv)       the Special Servicer’s recommendations on how such Specially Serviced Mortgage Loan might be returned to performing status and returned to the Servicer for regular servicing or otherwise realized upon;

(v)        a copy of the last obtained Appraisal of the related Mortgaged Property;
the status of any foreclosure actions or other proceedings undertaken with respect thereto, any proposed workouts with respect thereto and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional Mortgage Loan Events of Default;

(vi)       a description of any proposed actions;

(vii)      the alternative courses of action considered by the Special Servicer in connection with the proposed actions;

(viii)     the decision that the Special Servicer intends or proposes to make, including a narrative analysis setting forth the Special Servicer’s rationale for its proposed decision, including its rejection of the alternatives; and an analysis of whether or not taking such action is reasonably likely to produce a greater recovery on a net present value basis than not taking such action, setting forth (x) the basis on which the Special Servicer made such determination and (y) the net present value calculation (including the applicable discount rate used) and all related assumptions;

(ix)        a summary of the status of any action that was described in the most recent prior Asset Status Report and subsequently effected by the Special Servicer; and

(x)         such other information as the Special Servicer deems relevant in light of Accepted Servicing Practices.

The Special Servicer shall (x) deliver to the 17g-5 Information Provider (which shall post to the 17g-5 Information Provider’s Website pursuant to Section 8.14(b)) the Final Asset Status Report, (y) deliver to the Certificate Administrator a proposed notice to Certificateholders that will include a summary of the Final Asset Status Report in an electronic format, which format is reasonably acceptable to the Certificate Administrator (which will be a brief summary of the current status of the related Mortgaged Property and current strategy with respect to the resolution and workout of the related Mortgage Loan), and the Certificate Administrator shall post such summary (but not the Final Asset Status Report itself) on the Certificate Administrator’s Website pursuant to Section 8.14(b) and (z) implement the Final Asset Status Report in the form delivered to the 17g-5 Information Provider. Subject to the consent and consultation rights of the Directing Certificateholder described in this Section 3.26(b), the Special Servicer shall not be required to deliver a summary of any interim or draft Asset Status Report. The Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered. Upon such modification, the Special Servicer shall prepare an updated summary and deliver the updated summary to the Certificate Administrator and deliver the modified Asset Status Report to the 17g-5 Information Provider. The 17g-5 Information Provider shall post such modified Asset Status Report on the 17g-5 Information Provider’s Website pursuant to Section 8.14(b), and the Certificate Administrator shall post such summary on the Certificate Administrator’s Website.

The Servicer and the Special Servicer shall comply with applicable law, the Accepted Servicing Practices, this Agreement and the Mortgage Loan Documents.

(c)        Upon receiving notice of (A) the occurrence of the events described in clause (iii) or clause (ix) of the definition of Special Servicing Loan Event (without regard to the 60-day or 30-day period, respectively, set forth therein), or (B) the request by a Borrower for the amendment or modification of a Mortgage Loan which is not a Specially Serviced Mortgage Loan for which the Special Servicer is responsible for such amendment or modification pursuant to Section 3.09 and Section 3.28, the Servicer shall with reasonable promptness give notice thereof, and shall use its reasonable efforts to provide the Special Servicer with all information relating to such Mortgage Loan and reasonably requested by the Special Servicer to enable it to negotiate with the related Borrower and prepare for any such proceedings. The Servicer shall use its reasonable efforts to comply with the preceding sentence within 5 Business Days of the occurrence of each such event.

(d)        Upon determining that a Specially Serviced Mortgage Loan has become a Rehabilitated Mortgage Loan, the Special Servicer shall promptly give notice thereof to the Servicer, and upon giving such notice, such Mortgage Loan shall cease to be a Specially Serviced Mortgage Loan, the Special Servicer’s obligation to service such Mortgage Loan shall terminate and the obligations of the Servicer to service and administer such Mortgage Loan shall resume. In addition, if the related Borrower has been instructed, pursuant to subsection (a) above, to make payments to the Special Servicer, the Special Servicer shall instruct the related Borrower to remit all payments in respect of such Mortgage Loan directly to the Servicer.

(e)        In servicing any Specially Serviced Mortgage Loan, the Special Servicer shall provide to the Certificate Administrator originals of documents included within the definition of “Mortgage File” for inclusion in the related Mortgage File (to the extent such documents are in the possession of the Special Servicer) and copies of any additional related Mortgage Loan information, including correspondence with the related Borrower, and the Special Servicer shall promptly provide copies of all of the foregoing to the Servicer as well as copies of any analysis or internal review prepared by or for the benefit of the Special Servicer.

(f)         Notwithstanding the provisions of the preceding subsection (a), the Servicer shall maintain ongoing payment records with respect to each of the Specially Serviced Mortgage Loans and shall provide the Special Servicer with any information reasonably required by the Special Servicer to perform its duties under this Agreement. The Special Servicer shall provide the Servicer with any information reasonably required by the Servicer to perform its duties under this Agreement.

(g)        While any Mortgage Loan is a Specially Serviced Mortgage Loan, not later than 4:00 p.m. (New York Time) on each Determination Date, the Special Servicer shall deliver to the Servicer (i) the CREFC® Special Servicer Loan File with respect to the Specially Serviced Mortgage Loan, (ii) to the extent not included in the CREFC® Special Servicer Loan File, a written statement describing the amount of all payments on account of interest received on the Specially Serviced Mortgage Loan, the amount of all payments on account of principal received on the Specially Serviced Mortgage Loan, the amount of Insurance Proceeds, Condemnation Proceeds and Net Liquidation Proceeds received, the amount of any REO Income received with respect to any Mortgaged Property, and the amount of net income or net loss, as determined from management of a trade or business on, the furnishing or rendering of a non-customary service to the tenants of, or the receipt of any rental income that does not constitute Rents from Real Property with respect to, any REO Property, in each case in accordance with Section 3.18 and (iii) such additional information relating to the Specially Serviced Mortgage Loan as the Servicer or Certificate Administrator reasonably requests to enable it to perform its duties under this Agreement.

(h)        Subject to the last paragraph of Section 9.03(a), prior to the occurrence and continuance of a Control Termination Event, if within ten (10) Business Days of receiving an Asset Status Report, the Directing Certificateholder does not disapprove such Asset Status Report in writing, the Special Servicer shall implement the recommended action as outlined in such Asset Status Report. In addition, so long as no Control Termination Event has occurred or is continuing, if the Directing Certificateholder disapproves such Asset Status Report within ten (10) Business Days of receipt and the Special Servicer has not made the determination described below, the Special Servicer shall revise such Asset Status Report and deliver a new Asset Status Report as soon as practicable, but in no event later than thirty (30) days after such disapproval, to the Directing Certificateholder, the Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Companion Loan Holders and the 17g-5 Information Provider (which shall promptly post such revised Asset Status Report on the 17g-5 Information Provider’s Website in accordance with Section 8.14(b)). Prior to the occurrence and continuance of a Control Termination Event, the Special Servicer shall continue to revise such Asset Status Report as described above in this Section 3.26 until the Directing Certificateholder shall fail to disapprove such revised Asset Status Report in writing within ten (10) Business Days of receiving such revised Asset Status Report, until the Directing Certificateholder’s approval is no longer required or until the Special Servicer makes the determination described below. Notwithstanding the foregoing, the Special Servicer (A) may, following the occurrence of an extraordinary event with respect to the Mortgaged Properties or the Mortgage Loans or, if a failure to take any such action at such time would be inconsistent with Accepted Servicing Practices, take any action set forth in such Asset Status Report before the expiration of a ten (10) Business Day period and (B) shall implement the action recommended in the Asset Status Report, in each case if it makes a determination in accordance with Accepted Servicing Practices that such affirmative disapproval is not in the best interest of all the Certificateholders; provided, however, that, if the Directing Certificateholder does not approve or is not deemed to have approved an Asset Status Report within ninety (90) days from the first submission of an Asset Status Report, then the Special Servicer and the Directing Certificateholder shall use reasonable efforts to negotiate a mutually agreeable Asset Status Report during the next thirty (30) days, and if they are unable to reach an agreement within such 30-day period, the Special Servicer shall take the action recommended in its most recently submitted Asset Status Report; provided, further, that such Asset Status Report is not intended to replace or satisfy any other specific consent or approval right which the Directing Certificateholder may have pursuant to Section 9.03.

(i)         Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the Special Servicer shall be required to deliver each Final Asset Status Report to the Operating Advisor following completion of the Directing Certificateholder Asset Status Report Approval Process. The Operating Advisor’s review of a Final Asset Status Report shall only provide background information to support the Operating Advisor’s duties concerning the Special Servicer’s compliance with the Accepted Servicing Practices, and the Operating Advisor shall not provide comments to the Special Servicer in respect of such Final Asset Status Report. After the occurrence and during the continuance of an Operating Advisor Consultation Event, the Operating Advisor shall consult with and provide comments to the Special Servicer in respect of each Asset Status Report, if any, within ten (10) Business Days following the later of (i) receipt of such Asset Status Report or (ii) receipt of such additional information reasonably requested by the Operating Advisor related thereto, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Controlling Class Certificates), as a collective whole. The Special Servicer shall consider such alternative courses of action, if any, and any other feedback provided by the Operating Advisor (and if no Consultation Termination Event has, the Directing Certificateholder) in connection with the Special Servicer’s preparation of any Asset Status Report that is provided while an Operating Advisor Consultation Event has occurred and is continuing. The Special Servicer shall revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the Operating Advisor (and if no Consultation Termination Event has occurred, the Directing Certificateholder), to the extent the Special Servicer determines that the Operating Advisor’s and/or the Directing Certificateholder’s input and/or recommendations are consistent with Accepted Servicing Practices and in the best interest of the Certificateholders as a collective whole. Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the Operating Advisor or the Directing Certificateholder, the Special Servicer shall deliver to the Operating Advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued) or notice that the Special Servicer has decided not to revise such Asset Status Report, as applicable.

(j)         In connection with the approval or consultation rights of the Directing Certificateholder and the consultation rights of the Operating Advisor with respect to any Asset Status Report, if the Special Servicer determines that any action recommended in an Asset Status Report is necessary to protect the Mortgaged Properties or the interests of the Certificateholders from potential harm if such action is not taken, or if a failure to take any such action at such time would be inconsistent with Accepted Servicing Practices, the Special Servicer may take actions with respect to the Mortgaged Properties before the expiration of the 10 Business Day period if the Special Servicer reasonably determines in accordance with Accepted Servicing Practices that failure to take such actions before the expiration of the 10 Business Day period would materially adversely affect the interest of the Certificateholders, and the Special Servicer has made a reasonable effort to contact the Directing Certificateholder or the Operating Advisor, as applicable.

(k)        After the occurrence and during the continuance of a Control Termination Event, the Directing Certificateholder shall have no right to consent to any Asset Status Report under this Section 3.26. After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, and after the occurrence and during the continuance of an Operating Advisor Consultation Event, the Operating Advisor, shall consult with the Special Servicer (telephonically or electronically) and may propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Certificateholder (other than in its capacity as a Certificateholder) shall have no right to receive any Asset Status Report or otherwise consult with the Special Servicer with respect to Asset Status Reports and the Special Servicer shall only be obligated to consult with the Operating Advisor with respect to any Asset Status Report as described above. The Special Servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with Accepted Servicing Practices to take into account any input and/or recommendations of the Operating Advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the Operating Advisor or the Directing Certificateholder. The consultation process with the Operating Advisor and any revisions to the Asset Status Report made by the Special Servicer in response to such consultation described in this section are collectively referred to as the “ASR Consultation Process”. The consent or consultation process with the Directing Certificateholder and any revisions to the Asset Status Report made by the Special Servicer in response to such consultation described in this section are collectively referred to as the “Directing Certificateholder Asset Status Report Approval Process”.

(l)         Notwithstanding anything herein to the contrary: (i) the Servicer or Special Servicer shall have no right or obligation to consult with or to seek and/or obtain consent, approval or direction from any Directing Certificateholder prior to or after acting or making any determination (and provisions of this Agreement requiring such consultation, consent or approval shall be of no effect) during the period following any resignation or removal of a Directing Certificateholder and before a replacement is selected and/or identified; and (ii) no advice, direction or objection from or by the Directing Certificateholder, Operating Advisor or any other Person, as contemplated by Section 9.03, or pursuant to any other provision of this Agreement, as contemplated by this Agreement or a Co-Lender Agreement, may (and the Special Servicer may ignore and act without regard to any such advice, direction or objection that the Special Servicer has determined, in its reasonable, good faith judgment, would): (A) require or cause such Servicer or Special Servicer to violate applicable law, the terms of the Mortgage Loan Documents, a Co-Lender Agreement or this Agreement, including the Special Servicer’s obligation to act in accordance with Accepted Servicing Practices, (B) result in an Adverse REMIC Event, (C) expose the Trust, the Depositor, the Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or any of their respective Affiliates, members, managers, officers, directors, employees or agents, to any claim, suit or liability or (D) materially expand the scope of the Servicer’s or Special Servicer’s responsibilities under this Agreement.

Section 3.27        Limitations on and Authorizations of the Servicer and Special Servicer with Respect to Certain Mortgage Loans. (a) Prior to taking any action with respect to a Mortgage Loan secured by Mortgaged Properties located in a “one action” or “election of remedies” state, the Servicer or Special Servicer, as applicable, shall consult with legal counsel, the fees and expenses of which shall be an expense of the Trust Fund (allocable as provided in Section 3.06).

(b)        The Servicer shall send written notice to each Borrower and the related Manager and clearing bank (countersigned by the Depositor) to the effect that, if applicable, the Servicer and/or the Trustee have been appointed as the “designee” of the lender under any related Lock Box Agreement.

(c)        [Reserved]

(d)        [Reserved]

(e)        [Reserved]

(f)        The Servicer or Special Servicer shall waive any or all of the Yield Maintenance Premiums collected on the Mortgage Loans only if it determines, in accordance with Accepted Servicing Practices, that such action would be in the best interests of the Certificateholder, and is in compliance with the REMIC Provisions.

(g)        [Reserved]

(h)        With respect to the Mortgage Loans, to the extent the related Mortgage Loan Documents permit transfers of more than 49% of the interests in the related Borrower or Mortgaged Property, and such transfers are subject to Rating Agency Confirmation if required by the lender, the Servicer or Special Servicer, as applicable, shall obtain such Rating Agency Confirmation prior to consenting to any such transfer.

(i)         To the extent consistent with the related Mortgage Loan Documents, the Servicer or the Special Servicer, as applicable, shall, in accordance with Accepted Servicing Practices, require the related Borrower to pay all expenses associated with obtaining any Rating Agency Confirmation required hereunder or under the related Mortgage Loan Documents.

If the related Borrower does not pay such fee, such fee shall, subject to a nonrecoverability determination, be paid as a Servicing Advance and shall be borne by the Trust

Fund as provided in Section 3.06. The Servicer or the Special Servicer, as applicable, shall, to the extent consistent with Accepted Servicing Practices, use reasonable efforts to collect any such amounts from the related Borrower.

Section 3.28        Modification, Waiver, Amendment and Consents. (a) The Servicer (with respect to a non-Specially Serviced Mortgage Loan) or the Special Servicer (with respect to a Specially Serviced Mortgage Loan) subject to (x) the consent of the Directing Certificateholder prior to the occurrence and continuance of a Control Termination Event, (y) the consultation and review rights of the Directing Certificateholder after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event and (z) the consultation and review rights of the Operating Advisor after the occurrence and during the continuance of an Operating Advisor Consultation Event, may modify, waive or amend any term of any Mortgage Loan if such modification, waiver or amendment (a) is consistent with Accepted Servicing Practices, (b) does not either (i) cause either the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC or (ii) constitute a significant modification of such Mortgage Loan under Treasury Regulations Section 1.860G-2(b) (and the Servicer or the Special Servicer, as applicable, may obtain and be entitled to rely upon an Opinion of Counsel in connection with such determination) and (c) would not adversely affect in any material respect the interest of any Certificateholder not consenting thereto. Notwithstanding anything herein to the contrary, in no event may the Servicer or the Special Servicer permit an extension of any Maturity Date beyond the date that is three years after the final Maturity Date of that Mortgage Loan. In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage Loan (including following a casualty) or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan Documents require the Servicer or the Special Servicer, as applicable, to calculate (or to approve the calculation of the related Borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation shall exclude the value of personal property and going concern value, if any.

(b)        All modifications, waivers or amendments of any Mortgage Loan shall be in writing and shall be effected in a manner consistent with Accepted Servicing Practices and the REMIC Provisions. The Servicer or the Special Servicer, as applicable, shall notify the Trustee, the Certificate Administrator, the Operating Advisor, the Companion Loan Holders, the Depositor, the Directing Certificateholder (so long as no Consultation Termination Event has occurred) and the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Event) in writing, of any modification, waiver or amendment of any term of any Mortgage Loan and the date thereof, and shall deliver to the Custodian (with a copy to the Trustee and the Companion Loan Holders) an original recorded counterpart of the agreement relating to such modification, waiver or amendment within ten (10) Business Days following the execution and recordation thereof. In the event the Servicer or Special Servicer, or a court of competent jurisdiction in connection with a workout or proposed workout of any Mortgage Loan, adversely modifies the interest rate applicable to such Mortgage Loan, the aggregate economic effect of the modification (if any) required to be borne by the holders of the Trust Notes pursuant to the Co-Lender Agreements shall be applied to the Certificates, in reverse order of seniority. If any Mortgage Loan is modified, the related Net Mortgage Rate shall not change for purposes of distributions on the Certificates.

(c)        [Reserved].

(d)        Subject to Section 3.31 of this Agreement, the Servicer or Special Servicer shall obtain a Rating Agency Confirmation from each Rating Agency prior to implementing any of the actions under the definition of “RAC Decision”.

(e)        Notwithstanding the foregoing, the Servicer or the Special Servicer, as applicable, may, in accordance with Accepted Servicing Practices (without any Rating Agency Confirmation), grant a Borrower’s request for consent to subject the related Mortgaged Property to an easement, right-of-way or similar agreement for utilities, access, parking, public improvements or another similar purpose and may consent to subordination of the related Mortgage Loan to such easement, right-of-way or similar agreement and may not condition the granting of any of the above on receipt of Rating Agency Confirmation if such condition would not be consistent with or permitted by the Mortgage Loan Documents.

Section 3.29     The Operating Advisor.

(a)        The Operating Advisor shall, as provided in this Agreement, review (i) the actions of the Special Servicer with respect to each Mortgage Loan when it is a Specially Serviced Mortgage Loan and the actions of the Special Servicer with respect to Major Decisions relating to each Mortgage Loan when it is not a Specially Serviced Mortgage Loan, and with respect to which a Major Decision Reporting Package has been delivered to the Operating Advisor, (ii) all reports by the Special Servicer made available to Privileged Persons that are posted on the Certificate Administrator’s Website and (iii) each Asset Status Report and Final Asset Status Report delivered to the Operating Advisor by the Special Servicer via electronic delivery. The Operating Advisor shall perform its duties hereunder in accordance with the Operating Advisor Standard.

(b)        The Operating Advisor and its Affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the Special Servicer or the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of its rights under this Agreement (including, without limitation, in connection with the review and/or approval of any Asset Status Report or Final Asset Status Report) or otherwise in connection with this transaction, except under the circumstances described in Section 3.29(f) and subject to any law, rule, regulation, order, judgment or decree requiring the disclosure of such Privileged Information. Subject to the terms and conditions in this Agreement related to Privileged Information, the Operating Advisor agrees that it shall use information received from the Special Servicer pursuant to the terms of this Agreement solely for purposes of complying with its duties and obligations hereunder.

(c)        (i) Based on the Operating Advisor’s review of (x) any assessment of compliance, attestation report and other information delivered to the Operating Advisor by the Special Servicer made available to Privileged Persons that are posted on the Certificate Administrator’s Website during the prior calendar year, (y) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to a Mortgage Loan when it is a Specially Serviced Mortgage Loan, any Final Asset Status Report or Major Decision Reporting Package, and (z) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package, the Operating Advisor shall (if, at any time during the prior calendar year, (A) a Mortgage Loan was a Specially Serviced Mortgage Loan or (B) there existed an Operating Advisor Consultation Event) deliver to the Certificate Administrator (which shall promptly post such report on the Certificate Administrator’s Website in accordance with Section 8.14(b)), the 17g-5 Information Provider (who shall post it to the 17g-5 Information Provider’s Website in accordance with Section 8.14(b)) and the Depositor within 120 days of the end of the prior calendar year, an annual report (the “Operating Advisor Annual Report”), substantially in the form of Exhibit Z (which form may be modified or altered as to either its organization or content by the Operating Advisor, subject to compliance of such form with the terms and provisions of this Agreement including, without limitation, provisions herein relating to Privileged Information; provided, however, that in no event shall the information or any other content included in the Operating Advisor Annual Report contravene any provision of this Agreement), setting forth whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is operating in compliance with Accepted Servicing Practices with respect to its performance of its duties under this Agreement during the prior calendar year and identifying (1) which, if any, standards the Operating Advisor believes, in its sole discretion exercised in good faith, the Special Servicer has failed to comply and (2) any deviations from the Special Servicer’s obligation hereunder with respect to the resolution or liquidation of any Specially Serviced Mortgage Loan or REO Property; provided, however, that in the event the Special Servicer is replaced, the Operating Advisor Annual Report shall only relate to the Special Servicer that was acting as Special Servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. Subject to the restrictions in this Agreement, including, without limitation, Section 3.29(d) hereof, each such Operating Advisor Annual Report shall (A) identify any material deviations from (i) Accepted Servicing Practices and (ii) the Special Servicer’s obligations under this Agreement with respect to the resolution or liquidation of any Specially Serviced Mortgage Loan or REO Property and (B) comply with all of the confidentiality requirements described in this Agreement regarding Privileged Information (subject to a Privileged Information Exception). Such Operating Advisor Annual Report shall be delivered to the Certificate Administrator (which shall promptly post such Operating Advisor Annual Report on the Certificate Administrator’s Website in accordance with Section 8.14(b)) and the 17g-5 Information Provider (who shall post it to the 17g-5 Information Provider’s Website in accordance with Section 8.14(b)); provided, however, that the Special Servicer shall be given an opportunity to review the Operating Advisor Annual Report at least five (5) Business Days prior to its delivery to the Certificate Administrator and the 17g-5 Information Provider. In preparing the Operating Advisor Annual Report, the Operating Advisor shall not be required to report on instances of non-compliance with, or deviations from, the Accepted Servicing Practices or the Special Servicer’s obligations under this Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial. The Operating Advisor shall have no obligation to adopt any comments to the Operating Advisor Annual Report that are provided by the Special Servicer.

(ii)       In the event the Operating Advisor’s ability to perform its obligations in respect of the Operating Advisor Annual Report is limited or prohibited due to the failure of a party hereto to timely deliver information required to be delivered to the Operating Advisor or because such information is inaccurate or incomplete, the Operating Advisor shall set forth such limitations or prohibitions in the related Operating Advisor Annual Report and the Operating Advisor shall not be subject to any liability arising from such limitations or prohibitions. The Operating Advisor shall be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance hereunder.

(d)        (i) After the calculation but prior to the utilization by the Special Servicer of any of the calculations related to (i) Appraisal Reductions or (ii) net present value in accordance with Section 1.03(c) used in the Special Servicer’s determination of that course of action to take in connection with the workout or liquidation of a Mortgage Loan when it is a Specially Serviced Mortgage Loan, the Special Servicer shall forward such calculations, together with any supporting material or additional information necessary in support thereof (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information), to the Operating Advisor promptly, but in any event no later than two (2) Business Days after preparing such calculations, and the Operating Advisor shall promptly, but no later than three (3) Business Days after receipt of such calculations and any supporting or additional materials, recalculate the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion(s) of the applicable formulas required to be utilized in connection with any such calculation.

(ii)        In connection with this Section 3.29(d), in the event the Operating Advisor does not agree with the mathematical calculations of the Appraisal Reductions (as calculated by the Special Servicer) or net present value or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer shall consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement within five (5) Business Days of delivery of such calculations. The Servicer shall cooperate with the Special Servicer and provide any information reasonably requested by the Special Servicer necessary for the calculation of the Appraisal Reductions that is in the Servicer’s possession or reasonably obtainable by the Servicer. In the event the Operating Advisor and the Special Servicer are not able to resolve such inaccuracies or disagreement prior to the end of such five (5) Business Day period, the Operating Advisor shall promptly notify the Certificate Administrator of such disagreement and the Certificate Administrator shall examine the calculations and supporting materials provided by the Operating Advisor and the Special Servicer and determine which calculation is to apply (and shall provide prompt written notice of such determination to the Operating Advisor and the Special Servicer).

(e)        Notwithstanding the foregoing, prior to the occurrence and continuance of an Operating Advisor Consultation Event, the Operating Advisor will be limited to an after-the-action review of any assessment of compliance, attestation report, Major Decision Reporting Package, Asset Status Report, Final Asset Status Report and other information delivered to the Operating Advisor by the Special Servicer or made available to Privileged Persons that are posted on the Certificate Administrator’s Website during the prior calendar year (together with any additional information and material reviewed by the Operating Advisor), and, therefore, it shall have shall have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, lockbox management, insurance policies, borrower substitutions, lease changes, additional borrower debt, property management changes, releases from escrow, assumptions and other similar actions that the Special Servicer may perform under this Agreement. In addition, with respect to the Operating Advisor’s review of net present value or Appraisal Reduction calculations, as applicable, as described above, the Operating Advisor’s recalculation shall not take into account the reasonableness of the Special Servicer’s property and borrower-performance assumptions or other similar discretionary portions of the net present value or Appraisal Reduction calculation, as applicable.

(f)        The Operating Advisor and its Affiliates shall keep all information appropriately labeled as “Privileged Information” confidential and shall not, without the prior written consent of the Special Servicer and (for so long as no Consultation Termination Event is continuing) the Directing Certificateholder, disclose such information to any other Person (including any Certificateholders other than the Directing Certificateholder), other than (i) to the extent expressly set forth herein, to the other parties to this Agreement with a notice indicating that such information is Privileged Information, (ii) pursuant to a Privileged Information Exception or (iii) where necessary to support specific findings or conclusions concerning allegations of deviations from Accepted Servicing Practices (A) in the Operating Advisor Annual Report or (B) in connection with a recommendation by the Operating Advisor to replace the Special Servicer. Each party to this Agreement that receives information that is appropriately labeled as “Privileged Information” from the Operating Advisor with a notice stating that such information is Privileged Information shall not, without the prior written consent of the Special Servicer and (for so long as no Consultation Termination Event is continuing) the Directing Certificateholder, disclose such Privileged Information to any Person other than pursuant to a Privileged Information Exception. Notwithstanding the foregoing, the Operating Advisor shall be permitted to share Privileged Information with its Affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor.

(g)        Subject to the requirements of confidentiality imposed on the Operating Advisor herein (including without limitation in respect of Privileged Information), the Operating Advisor shall respond to Inquiries proposed by Privileged Persons from time to time in accordance with the terms of Section 4.5.

(h)        As compensation for its activities hereunder, the Operating Advisor shall be entitled to receive the Operating Advisor Fee on each Distribution Date with respect to the Mortgage Loans. As to the Mortgage Loans, the Operating Advisor Fee shall accrue from time to time at the Operating Advisor Fee Rate and shall be computed on the basis of the same principal amount, in the same manner and for the same Mortgage Loan Interest Accrual Period respecting which any related interest payment on the Mortgage Loans is computed.

The Operating Advisor shall be entitled to reimbursement of any Operating Advisor Expenses provided for pursuant to Section 3.29(i) hereof, such amounts to be reimbursed from amounts on deposit in the Collection Account as provided by Section 3.05. Each successor Operating Advisor shall be required to acknowledge and agree to the terms of the preceding sentence.

In addition, the Operating Advisor Consulting Fee shall be payable to the Operating Advisor with respect to each Asset Status Report or Major Decision for which the Operating Advisor has consultation obligations hereunder. The Operating Advisor Consulting Fee shall be payable from funds on deposit in the Collection Account as provided in Section 3.05 of this Agreement, but only to the extent such Operating Advisor Consulting Fee is actually received from the Borrower. When the Operating Advisor has consultation obligations with respect to an Asset Status Report or Major Decision under this Agreement, the Servicer or the Special Servicer, as the case may be, shall use efforts to collect the applicable Operating Advisor Consulting Fee from the related Borrower in connection with such Asset Status Report or Major Decision that are consistent with the efforts that the Servicer or the Special Servicer, as applicable, would use to collect any Borrower-paid fees not specified in the related Loan Agreement owed to it in accordance with Accepted Servicing Practices, but only to the extent not prohibited by the related Mortgage Loan Documents. The Servicer or Special Servicer, as the case may be, may waive or reduce the amount of any Operating Advisor Consulting Fee payable by a Borrower if it determines that such full or partial waiver is in accordance with the Accepted Servicing Practices, but in no event shall the Servicer or the Special Servicer take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Servicer or Special Servicer, as applicable, shall consult, on a non-binding basis, with the Operating Advisor prior to any such waiver or reduction.

(i)         The Operating Advisor may be removed upon (i) the written direction of Holders of Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Trust Appraisal Reductions to notionally reduce the Certificate Balance of the Classes of Certificates) requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor (provided that the proposed successor Operating Advisor is an Eligible Operating Advisor), and (ii) payment by such Holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote. The Certificate Administrator shall promptly provide written notice to all Certificateholders and the Operating Advisor of such request by posting such notice on the Certificate Administrator’s Website in accordance with Section 8.14(b), and concurrently by mail at their addresses appearing on the Certificate Register. Upon the written direction of Holders of more than 50% of the Voting Rights that exercise their right to vote (provided that holders of at least 50% of the Voting Rights exercise the right to vote), the Trustee shall terminate all of the rights and obligations of the Operating Advisor under this Agreement (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor operating advisor will be appointed.

(j)         After the occurrence of an Operating Advisor Termination Event, the Trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Trust Appraisal Reductions to notionally reduce the Certificate Balance of the Classes of Certificates), the Trustee shall promptly terminate the Operating Advisor for cause and appoint a replacement Operating Advisor that is an Eligible Operating Advisor; provided, that no such termination shall be effective until a successor Operating Advisor has been appointed and has assumed all of the obligations of the Operating Advisor under this Agreement. The Trustee may rely on a certification by the replacement Operating Advisor that it is an Eligible Operating Advisor. If the Trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within thirty (30) days of the termination of the Operating Advisor, the Depositor shall be permitted to find a replacement. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee shall give written notice, as soon as possible, of the termination and appointment to the Special Servicer, the Servicer, the Certificate Administrator, the Depositor, the Directing Certificateholder (only for so long as no Consultation Termination Event has occurred), the Certificateholders and the 17g-5 Information Provider.

(k)        The Holders of Certificates representing at least 25% of the Voting Rights (taking into account the application of any Trust Appraisal Reductions to notionally reduce the Certificate Balance of the Classes of Certificates) affected by any Operating Advisor Termination Event hereunder may waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the Certificate Administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event shall cease to exist and shall be deemed to have been remedied for every purpose hereunder. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the Trustee and the Certificate Administrator shall be entitled to recover from the Trust all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver.

(l)         Prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder shall have the right to consent, such consent not to be unreasonably withheld, conditioned or delayed, to the identity of any replacement Operating Advisor appointed pursuant to this Section 3.29; provided, further, that such consent will be deemed to have been granted if no objection is made within ten (10) Business Days following the Directing Certificateholder’s receipt of the request for consent and, if granted or deemed granted, such consent cannot thereafter be revoked or withdrawn.

(m)       The Operating Advisor may resign from its obligations and duties hereby imposed on it (a) upon thirty (30) days prior written notice to the Depositor, the Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Directing Certificateholder, if applicable, if the Operating Advisor has secured a replacement that is an Eligible Operating Advisor and (b) upon the appointment of, and the acceptance of such appointment by, a successor Operating Advisor that is an Eligible Operating Advisor and receipt by the Trustee of Rating Agency Confirmation from each Rating Agency. No such resignation by the Operating Advisor shall become effective until the replacement Operating Advisor shall have assumed the resigning Operating Advisor’s responsibilities and obligations. If no successor Operating Advisor has been so appointed and accepted the appointment within thirty (30) days after the notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning Operating Advisor shall pay all reasonable costs and expenses (including costs and expenses incurred by the Trustee and the Certificate Administrator) associated with a transfer of its duties pursuant to this Section 3.29.

(n)        In the event the Operating Advisor resigns or is otherwise terminated for any reason it shall remain entitled to any accrued and unpaid Operating Advisor Fees and Operating Advisor Consulting Fees and reimbursement of accrued and unpaid Operating Advisor Expenses pursuant to Section 3.29(h) and shall also remain entitled to any rights of indemnification provided hereunder.

(o)        The parties hereto agree, and the Certificateholders by their acceptance of their Certificates shall be deemed to have agreed, that (i) subject to Section 6.03, the Operating Advisor shall have no liability to any Certificateholder for any actions taken or for refraining from taking any actions under this Agreement, (ii) the Operating Advisor shall act solely as a contracting party to the extent set forth in this Agreement, (iii) the Operating Advisor shall have no (A) fiduciary duty, or (B) other duty except with respect to its specific obligations under this Agreement, and shall have no duty to any particular Class of Certificates or particular Certificateholders, and (iv) the Operating Advisor does not constitute an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended.

(p)        The Operating Advisor shall not make any investment in any Class of Certificates.

(q)        The Operating Advisor may delegate its duties to agents or subcontractors to the extent such agents or subcontractors satisfy clauses (c), (d) and (f) of the definition of “Eligible Operating Advisor” and so long as the related agreements or arrangements with such agents or subcontractors are consistent with the provisions of this Section 3.29. Notwithstanding the foregoing sentence, the Operating Advisor shall remain obligated and primarily liable for any actions required to be performed hereunder in accordance with the provisions of this Agreement without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any Person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Operating Advisor alone were performing its obligations under this Agreement.

For the avoidance of doubt, while the Operating Advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or Borrowers involved in this securitization, any experience or knowledge gained by the Operating Advisor from such other engagements may not be imputed to the Operating Advisor for this transaction; provided, however, the Operating Advisor may consider such experience or knowledge as pertinent information for discussion with the Special Servicer during its periodic meetings.

Section 3.30        [Reserved].

Section 3.31       Rating Agency Confirmation. Notwithstanding the terms of any related Mortgage Loan Documents or other provisions of this Agreement, if any action under any Mortgage Loan Documents or this Agreement requires Rating Agency Confirmation as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation from each Rating Agency has made a request to any Rating Agency for such Rating Agency Confirmation and, within ten (10) Business Days of the Rating Agency Confirmation request being posted to the 17g-5 Information Provider’s Website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party shall be required to confirm that such Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this Agreement as a “RAC No-Response Scenario”.

If there is no response to such Rating Agency Confirmation request within five (5) Business Days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan Document requiring such Rating Agency Confirmation or with respect to any other matter under this Agreement relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation shall be considered satisfied with respect to such Rating Agency and the Servicer or the Special Servicer, as the case may be, may then take such action if the Servicer or the Special Servicer, as applicable, determines that taking the action with respect to which it requested the Rating Agency Confirmation would be consistent with Accepted Servicing Practices, and (y) with respect to a replacement of the Servicer or the Special Servicer, such condition shall be considered satisfied if the replacement servicer or special servicer (i) is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency and (ii) has a then-current ranking by Morningstar equal to or higher than “MOR CS3” as a master servicer or special servicer, as applicable, if Morningstar is the non-responding Rating Agency.

Any Rating Agency Confirmation requests made by the Certificate Administrator, the Servicer, the Special Servicer, the Trustee or the Operating Advisor, as applicable, pursuant to this Agreement, shall be made in writing (and email shall be sufficient as a writing), which writing shall contain a cover page indicating the nature of the Rating Agency Confirmation request, and shall contain all back-up material the Servicer, Special Servicer, Certificate Administrator, Trustee or Operating Advisor, as applicable, reasonably deems necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation request shall be provided in electronic format to the 17g-5 Information Provider, and the 17g-5 Information Provider shall post such request on the 17g-5 Information Provider’s Website within 2 Business Days in accordance with Section 8.14.

Promptly following the Servicer or Special Servicer’s determination to take any action discussed in this Section 3.31 without receiving Rating Agency Confirmation, the Servicer or Special Servicer shall provide written notice to the 17g-5 Information Provider of the action taken for the particular item at such time, and the 17g-5 Information Provider shall post such notice on the 17g-5 Information Provider’s Website in accordance with Section 8.14.

Section 3.32        Miscellaneous Provisions.

(a)        Without limiting any other obligation of the Servicer or the Special Servicer under each Loan Agreement to respond to certain Borrower requests, the Servicer and the Special Servicer each hereby agree and acknowledge that the Servicer and the Special

Servicer, as applicable, shall respond to any request by the Borrower under Section 5.1.11(d) of each Loan Agreement for written approval of the Annual Budget.

(b)        Notwithstanding the terms of the related Mortgage Loan Documents, the other provisions of this Agreement or any Co-Lender Agreement, with respect to any Companion Loan as to which there exists Companion Loan Securities, if any action relating to the servicing and administration of a Mortgage Loan or any REO Property, any amendment to this Agreement or replacement of the Servicer, the Special Servicer, the Certificate Administrator, the Trustee or the Operating Advisor (a “Relevant Action”) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to this Agreement, then, except as set forth below in this paragraph, such action shall also require delivery of a Companion Loan Rating Agency Confirmation to the master servicer, the special servicer, the certificate administrator or the operating advisor to any Other Securitization Trust as a condition precedent to such action from each Companion Loan Rating Agency. Each Companion Loan Rating Agency Confirmation shall be sought by the Servicer or the Special Servicer, as applicable, depending on whichever such party is seeking the corresponding Rating Agency Confirmation(s) in connection with a Relevant Action. The requirement to obtain a Companion Loan Rating Agency Confirmation with respect to any Companion Loan Securities may be waived by the Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as set forth in this Agreement; provided, that the Servicer or Special Servicer, as applicable, depending on which is seeking the subject Companion Loan Rating Agency Confirmation, shall forward to one or more of its counterparts (i.e., the master servicer or special servicer, as applicable), the 17g-5 Information Provider’s counterpart, or such other party or parties (as are agreed to by the Servicer or the Special Servicer, as applicable, and the applicable parties for the related Other Securitization Trust), at the expense of the Other Securitization Trust to the extent not borne by the Borrower, and in such format as the sender and recipient may reasonably agree, (i) the request for such Companion Loan Rating Agency Confirmation all materials forwarded to the 17g-5 Information Provider under this Agreement in connection with seeking the Rating Agency Confirmation(s) for the applicable Relevant Action at approximately the same time that such materials are forwarded to the 17g-5 Information Provider, and (ii) any other materials that the applicable Companion Loan Rating Agency may reasonably request in connection with such Companion Loan Rating Agency Confirmation promptly following such request.

Section 3.33        Companion Loan Intercreditor Matters.

(a)        If, pursuant to Section 2.02, or Section 3.19 of this Agreement, a Trust Loan is, in its entirety, purchased or repurchased from the Trust Fund, the subsequent holder thereof shall be bound by the terms of the related Co-Lender Agreement and shall assume the rights and obligations of the holder of the related Trust Notes under the related Co-Lender Agreement. All portions of the Mortgage File and (to the extent provided under the Trust Loan Purchase Agreement) other documents pertaining to such Trust Loan shall be endorsed or assigned to the extent necessary or appropriate to the purchaser of such Trust Loan in its capacity as the holder of the related Trust Notes (as a result of such purchase, repurchase or substitution) and (except for the original Companion Notes) on behalf of the holders of the related Companion Notes. Thereafter, such Mortgage File shall be held by the holder of the related Trust Notes or a custodian appointed thereby for the benefit thereof, on behalf of itself and the related Companion

Loan Holders as their interests appear under the related Co-Lender Agreement. If the related servicing file is not already in the possession of such party, it shall be delivered to the master servicer or special servicer, as the case may be, under any separate servicing agreement for the Mortgage Loan.

(b)        With respect to any Companion Loan that becomes the subject of an “asset review” (or such analogous term defined in the related Other Pooling and Servicing Agreement) pursuant to the related Other Pooling and Servicing Agreement, the Servicer, the Special Servicer, the Trustee and the Certificate Administrator shall reasonably cooperate with the asset representations reviewer or any other party to the Other Pooling and Servicing Agreement in connection with such asset review by providing the asset representations reviewer or such other requesting party with any documents reasonably requested by the asset representations reviewer or such other requesting party (at the expense of the Trust Loan Seller or requesting party), but only to the extent (i) the requesting party or asset representations reviewer has not been able to obtain such documents from the Trust Loan Seller or a party to the Other Pooling and Servicing Agreement and (ii) such documents are in the possession of the Servicer, the Special Servicer, the Trustee or the Certificate Administrator, as the case may be. For the avoidance of doubt, none of the Servicer, the Special Servicer or the Trustee shall (i) have further obligations for such asset review or be bound by it or shall (ii) be obligated to provide such documents if providing such documents would, in its reasonable determination, be a violation of this Agreement or the related Co-Lender Agreement.

(c)        Notwithstanding anything in this Agreement to the contrary, but only to the extent required under the related Co-Lender Agreement, the Servicer with respect to a Mortgage Loan when it is not a Specially Serviced Mortgage Loan or Special Servicer with respect to a Mortgage Loan when it is a Specially Serviced Mortgage Loan, as applicable, shall consult with the related Companion Loan Holders with respect to any matters with respect to the servicing of the related Companion Loans to the extent required under the related Co-Lender Agreement. In addition, notwithstanding anything to the contrary, the Servicer or Special Servicer, as applicable, shall deliver reports and notices to each Companion Loan Holder to the extent required under the related Co-Lender Agreement.

(d)        At any time after any Companion Loan has become part of an Other Securitization Trust and provided that the applicable parties hereto have received written notice (which may be by email) thereof including contact information for the master servicer and special servicer with respect to such Other Securitization Trust, all notices, reports, information or other deliverables required to be delivered to the related Companion Loan Holder pursuant to this Agreement or the related Co-Lender Agreement shall be delivered to the master servicer and special servicer with respect to such Other Securitization Trust (who then may forward such items to the party entitled to receive such items as and to the extent provided in the related Other Pooling and Servicing Agreement) and, when so delivered to such master servicer and special servicer, the party hereto that is obligated under this Agreement or the related Co-Lender Agreement to deliver such notices, reports, information or other deliverables shall be deemed to have satisfied its delivery obligations with respect to such items hereunder or under the related Co-Lender Agreement.

Section 3.34        Miscellaneous Provisions.

(a)        In the event that the Trust Loan Seller repurchases a Note (each, a “Repurchased Note”) in accordance with Section 2.02 of this Agreement and Section 8 of the Trust Loan Purchase Agreement, and one or more Companion Notes remain outstanding and are held by one or more Other Securitization Trusts, the Servicer and Special Servicer agree that pursuant to Sections 2 and 5 of the related Co-Lender Agreement, the provisions of this Agreement and the related Co-Lender Agreement shall continue to apply with respect to the servicing and administration of the related Mortgage Loan (and the Trust Loan Seller has agreed to such provisions in the Trust Loan Purchase Agreement) until such time all of the Trust Notes are repurchased by the Trust Loan Seller or otherwise no longer part of the Trust, and the related successor holders thereof and the related Companion Loan Holders have entered into a replacement servicing agreement with respect to such Mortgage Loan or the related Companion Notes are repurchased from their respective Other Securitization Trusts.

(b)        Custody of the respective Mortgage Loan Documents shall be held exclusively by the Custodian, and record title under the respective Mortgage Loan Documents shall be held exclusively by the Trustee, on behalf of the Certificateholders, as provided under this Agreement, except that the Trust Loan Seller shall hold and retain title to the original Repurchased Note and any related endorsements thereof.

(i)         Payments from the related Borrower or any other amounts received with respect to each Note shall be collected as provided in this Agreement by the Servicer and shall be applied to each related Note in accordance with the related Co-Lender Agreement, subject to Section 3.34(b)(ii). In the event that a Mortgaged Property becomes REO Property, payments or any other amounts received with respect to the related Mortgage Loan shall be collected and shall be applied to each Note in accordance with the related Co-Lender Agreement and this Agreement, subject to Section 3.34(b)(ii). Payments or any other amounts received with respect to the related Repurchased Note shall be held in trust by the Servicer for the benefit of the Trust Loan Seller and remitted (net of the Servicing Fees, Special Servicing Fees, Certificate Administrator Fees (including that portion of the Certificate Administrator Fees that represents the Trustee Fees, which are payable to the Trustee), Operating Advisor Fees and any Trust Fund Expenses, Servicing Advances and any interest accrued thereon at the Advance Rate that are allocable to or attributable to such Repurchased Note in accordance with the related Co-Lender Agreement and Section 3.34(b)(ii)) to the Trust Loan Seller or its designee by the Servicer on or before each Distribution Date pursuant to instructions provided by the Trust Loan Seller and deposited and applied in accordance with this Agreement.

(ii)        In the event that the Servicer or the Special Servicer, as applicable, receives an aggregate payment of less than the aggregate amount due under a Mortgage Loan at any particular time, the Trust Loan Seller shall be entitled to receive from the Servicer an amount equal to the Trust Loan Seller’s allocable share of such payment as determined in accordance with the related Co-Lender Agreement and this Section 3.34(b)(ii). All expenses, losses and shortfalls including, without limitation, losses of principal or interest, Advances that have been declared Nonrecoverable Advances, interest on Advances, Special Servicing Fees, Work-out Fees and Liquidation Fees (including any such fees related to the related Notes) and other Trust Fund Expenses relating to the servicing and administration of such Mortgage Loan will be allocated to the holders of the Notes in accordance with the related Co-Lender Agreement. All expenses, losses and shortfalls including, without limitation, losses of principal or interest, Advances that have been declared Nonrecoverable Advances, interest on Advances, Special Servicing Fees, Work-out Fees and Liquidation Fees (including any such fees related to the related Notes) and other Trust Fund Expenses that are allocated to the Repurchased Notes shall be borne by the applicable Trust Loan Seller and shall reduce the amount of collections in respect of the Repurchased Notes that are distributable to the Trust Loan Seller.

(iii)       For so long as the Mortgage Loans shall be serviced by the Servicer or the Special Servicer in accordance with this Agreement, the Servicer or the Special Servicer, as applicable, on behalf of the holders thereof shall administer the Mortgage Loans consistent with the terms of this Agreement. The Trust Loan Seller shall not be permitted to terminate the Servicer or Special Servicer as servicer or special servicer of the related Repurchased Note. All rights of the mortgagee under the Mortgage Loans will be exercised by the Servicer or Special Servicer, on behalf of the Trust, the Trust Loan Seller and the Companion Loan Holders to the extent of their respective interest therein (as a collective whole) in accordance with this Agreement, taking into account the interests of each of the holders of the Notes and the subordination of each B Note to the related A Notes. Neither the Servicer nor the Trustee shall have any obligation to make Monthly Advances with respect to the repurchased portion.

(iv)       Funds collected by the Servicer or the Special Servicer, as applicable, and applied to the Notes shall be deposited and disbursed in accordance with the provisions hereof. Compensation shall be paid to the Trustee, the Certificate Administrator, the Servicer, the Special Servicer, the Operating Advisor and CREFC® with respect to the related Repurchased Note as provided in this Agreement. None of the Trustee, the Certificate Administrator, the Servicer, the Special Servicer or the Operating Advisor shall have any obligation to make any Monthly Advance with respect to the related Repurchased Note. The Servicer, Certificate Administrator, the Special Servicer and the Operating Advisor shall have no reporting requirement with respect to the related Repurchased Note other than that the holder of the related Repurchased Note, subject to delivery by such holder of an Investor Certification, shall be entitled to receive any and all reports and have access to any and all information that a Certificateholder would otherwise have under the terms of this Agreement.

(c)        If any Note is considered a Specially Serviced Mortgage Loan, then each Note with respect to the related Mortgage Loan shall be a Specially Serviced Mortgage Loan under this Agreement. The Special Servicer shall cause such related Repurchased Note to be specially serviced for the benefit of the Trust Loan Seller in accordance with the terms and provisions set forth in this Agreement and shall be entitled to any Special Servicing Fee, Work-out Fee or Liquidation Fee that would be payable to the Special Servicer under this Agreement.

(d)        If (A) the Servicer shall pay any amount to the Trust Loan Seller pursuant hereto in the belief or expectation that a related payment has been made or will be received or collected and (B) such related payment is not received or collected by the Servicer, then the Trust Loan Seller will promptly on demand by the Servicer return such amount to the Servicer.

If the Servicer determines at any time that any amount received or collected by the Servicer in respect of a Mortgage Loan must be returned to the related Borrower or paid to any other Person or entity pursuant to any insolvency law or otherwise, notwithstanding any other provision of this Agreement, the Servicer shall not be required to distribute any portion thereof to the Trust Loan Seller, and the Trust Loan Seller will promptly on demand by the Servicer repay, which obligation shall survive the termination of this Agreement, any portion thereof that the Servicer may have distributed to the Trust Loan Seller, together with interest thereon at such rate, if any, as the Servicer may pay to the related Borrower or such other Person or entity with respect thereto.

(e)        Subject to this Agreement, the Servicer, or the Special Servicer, as applicable, on behalf of the holders of the Repurchased Note, shall have the exclusive right and obligation to (i) administer, service and make all decisions and determinations regarding the related Mortgage Loan, and (ii) enforce the Mortgage Loan Documents as provided hereunder. Without limiting the generality of the preceding sentence, the Servicer, or Special Servicer, as applicable, may provide consent to any action or inaction under the Mortgage Loan Documents, agree to any modification, waiver or amendment of any term of, forgive interest on and principal of, capitalize interest on, permit the release, addition or substitution of collateral securing, and/or permit the release of a Borrower on or any guarantor of a Mortgage Loan without the consent of the Trust Loan Seller, subject, however, to Section 3.28.

(f)         In taking or refraining from taking any action permitted hereunder, the Servicer and the Special Servicer shall each be subject to the same degree of care with respect to the administration and servicing of the Mortgage Loans as is consistent with this Agreement; and shall only be liable to the Trust Loan Seller to the same extent as set forth herein as it is liable to the Trust.

(g)        If the Trustee or the Servicer has made a Servicing Advance with respect to a Mortgage Loan that would otherwise be reimbursable to such advancing party under this Agreement, and such Advance is determined to be a Nonrecoverable Advance, the Trust Loan Seller shall reimburse the Trustee, the Certificate Administrator, the Servicer or the Special Servicer, as applicable, in an amount equal to its allocable share of such Nonrecoverable Advance and accrued interest thereon at the Advance Rate as determined in accordance with Section 2(b) of the related Co-Lender Agreement and Section 3.34(b)(ii).

(h)        The Trust Loan Seller shall have the right to assign the related Repurchased Note; provided that the assignee of the related Repurchased Note shall agree in writing to be bound by the terms of this Agreement.

(i)         The Servicer and the Special Servicer shall, in connection with their servicing and administrative duties under this Agreement, exercise efforts consistent with the Accepted Servicing Practices to execute and deliver, on behalf of the Trust Loan Seller as a holder of the related Repurchased Note, any and all documents and instruments necessary to maintain the lien created by the Mortgage or other security document related to a Mortgage Loan on a Mortgaged Property and related collateral, any and all modifications, waivers, amendments or consents to or with respect to the Mortgage Loan Documents, and any and all instruments of satisfaction or cancellation, or of full release or discharge, and all other comparable instruments with respect to the related Repurchased Note or related Repurchased Notes and the related Mortgaged Property all in accordance with, and subject to, the terms of this Agreement. The Trust Loan Seller agrees to furnish, or cause to be furnished, to the Servicer and the Special Servicer any powers of attorney or other documents necessary or appropriate to enable the Servicer or the Special Servicer, as the case may be, to carry out its servicing and administrative duties under this Agreement related to such Mortgage Loan; provided, however, that the Trust Loan Seller shall not be liable, and shall be indemnified by the Servicer or the Special Servicer, as applicable, for any negligence with respect to, or misuse of, any such power of attorney by the Servicer or the Special Servicer, as the case may be; and further provided that the Servicer or the Special Servicer, without the written consent of the Trust Loan Seller, shall not initiate any action in the name of the Trust Loan Seller without indicating its representative capacity that actually causes the Trust Loan Seller to be registered to do business in any state.

(j)         The Trust Loan Seller agrees to deliver to the Servicer or the Special Servicer, as applicable the Mortgage Loan Documents related to the related Repurchased Note or related Repurchased Notes, as applicable, any receipt for release and any court pleadings, requests for trustee’s sale or other documents necessary to the foreclosure or trustee’s sale in respect of a Mortgaged Property or to any legal action or to enforce any other remedies or rights provided by the Note(s) or the Mortgage or otherwise available at law or equity with respect to the related Repurchased Note.

(k)        The rights granted to the Trust Loan Seller under this Section 3.34 shall in all respects be subject to the general rights, indemnification in favor of the Certificate Administrator, Trustee, Servicer, Special Servicer and the Operating Advisor, protections, limitations on liability and immunities granted to the parties in this Agreement (including, but not limited to, Section 6.03) and this Section 3.34 shall not be construed to limit such indemnification in favor of the Certificate Administrator, Trustee, Servicer, Special Servicer and Operating Advisor rights, protections, limitations on liability and immunities which shall apply to all the Notes, including the Repurchased Note.

Section 3.35        Credit Risk Retention.

(a)        The Third Party Purchaser, prior to its acquisition of the Risk Retention Certificates, will be required to enter into an agreement with the Depositor and the Retaining Sponsor (the “Third Party Purchaser Agreement”).

(b)        None of the Trustee, the Certificate Administrator, the Custodian, the Servicer, the Special Servicer or the Operating Advisor shall be obligated to monitor, supervise or enforce the performance of any party under the Third Party Purchaser Agreement.

ARTICLE IV

DISTRIBUTIONS TO CERTIFICATEHOLDERS

Section 4.01        Distributions. (a) On each Distribution Date, the Certificate Administrator shall be deemed to withdraw amounts deposited in the Lower-Tier Distribution Account for such Distribution Date and be deemed to distribute such funds in respect of the

Uncertificated Lower-Tier Interests to the Upper-Tier REMIC pursuant to Sections 4.01(a)(ii) and 4.01(j) by depositing such amounts in the Upper-Tier Distribution Account. The amounts specified in the preceding sentence shall be held in the Upper-Tier Distribution Account in respect of the Regular Certificates until distributed to the Holders thereof.

(i)         [Reserved]

(ii)        With respect to such Distribution Date, the timing and amounts of distributions of interest and principal and the reimbursement of Realized Losses on each Uncertificated Lower-Tier Interest will be identical to such amounts, reimbursements and timing on the Related Certificates (and in the case of (A) the Class LA Uncertificated Interest, will include interest amounts in respect of the Class X-A Certificates and (B) the Class LB, Class LC and Class LD Uncertificated Interests, will include a pro rata portion of the interest amounts in respect of the Class X-B Certificates (pro rata based on the proportion of the interest accrued at the Class X Strip Rate of the Class of Related Certificates), in each case, to the extent actually distributable thereon as provided in this Section 4.01), except that, solely for this purpose, all calculations of interest with respect to the Class LA, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG and Class LHRR Uncertificated Interests shall be made at their related Pass-Through Rates, with the portion thereof corresponding to the Pass-Through Rates of the Related Certificates paid in the same priority as such Related Certificates, as applicable, and pro rata as among the Class LA, Class LB, Class LC, Class LD, Class LE, Class LF, Class LG and Class LHRR Uncertificated Interests (based on the interest accrued on each such Class of Uncertificated Lower-Tier Interest) at an interest rate equal to the difference between the Net WAC Rate of the Mortgage Loans and the Pass-Through Rate of such Related Certificates, as applicable. Any amounts remaining in the Lower-Tier Distribution Account on any Distribution Date after the distributions described in this Section 4.01(a)(ii) and the distributions of any Yield Maintenance Premiums pursuant to Section 4.01(j) shall be distributed to the Holders of the Class R Certificates in respect of the Class LT-R Interest.

(b)        The Certificate Administrator shall distribute to each Class of Certificates the amounts on deposit in the Distribution Account in respect of the Available Funds in the amounts and in the order of priority set forth below:

(i)         First, to the Class A, Class X-A and Class X-B Certificates, pro rata, based on their respective Interest Distribution Amounts, up to an amount equal to the aggregate of the Interest Distribution Amounts of such Classes with respect to such Distribution Date;

(ii)        Second, to the Class A Certificates, in reduction of the Certificate Balance thereof, in an amount up to the Adjusted Certificate Principal Distribution Amount for such Distribution Date, until the Certificate Balance thereof has been reduced to zero;

(iii)        Third, to the Class A Certificates in an amount up to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the related Pass-Through Rate thereon in effect from time to time, compounded monthly from the date the related Realized Loss was allocated to such Class;

(iv)        Fourth, to the Class B Certificates, in an amount up to such Class’s Interest Distribution Amount with respect to such Distribution Date;

(v)        Fifth, to the Class B Certificates, in reduction of the Certificate Balance thereof, in an amount up to the Adjusted Certificate Principal Distribution Amount for such Distribution Date less any portion of such Adjusted Certificate Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance thereof has been reduced to zero;

(vi)       Sixth, to the Class B Certificates, in an amount up to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the related Pass-Through Rate thereon in effect from time to time, compounded monthly from the date the related Realized Loss was allocated to such Class;

(vii)      Seventh, to the Class C Certificates, in an amount up to such Class’s Interest Distribution Amount with respect to such Distribution Date;

(viii)     Eighth, to the Class C Certificates, in reduction of the Certificate Balance thereof, in an amount up to the Adjusted Certificate Principal Distribution Amount for such Distribution Date less any portion of such Adjusted Certificate Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance thereof has been reduced to zero;

(ix)        Ninth, to the Class C Certificates, in an amount up to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the related Pass-Through Rate thereon in effect from time to time, compounded monthly from the date the related Realized Loss was allocated to such Class;

(x)        Tenth, to the Class D Certificates, in an amount up to such Class’s Interest Distribution Amount with respect to such Distribution Date;

(xi)       Eleventh, to the Class D Certificates, in reduction of the Certificate Balance thereof, in an amount up to the Adjusted Certificate Principal Distribution Amount for such Distribution Date less any portion of such Adjusted Certificate Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance thereof has been reduced to zero;

(xii)      Twelfth, to the Class D Certificates, in an amount up to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the related Pass-Through Rate thereon in effect from time to time, compounded monthly from the date the related Realized Loss was allocated to such Class;

(xiii)     Thirteenth, to the Class E Certificates, in an amount up to such Class’s Interest Distribution Amount with respect to such Distribution Date;

(xiv)      Fourteenth, to the Class E Certificates, in reduction of the Certificate Balance thereof, in an amount up to the Adjusted Certificate Principal Distribution Amount for such Distribution Date less any portion of such Adjusted Certificate Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance thereof has been reduced to zero;

(xv)       Fifteenth, to the Class E Certificates, in an amount up to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the related Pass-Through Rate thereon in effect from time to time, compounded monthly from the date the related Realized Loss was allocated to such Class;

(xvi)      Sixteenth, to the Class F Certificates, in an amount up to such Class’s Interest Distribution Amount with respect to such Distribution Date;

(xvii)     Seventeenth, to the Class F Certificates, in reduction of the Certificate Balance thereof, in an amount up to the Adjusted Certificate Principal Distribution Amount for such Distribution Date less any portion of such Adjusted Certificate Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance thereof has been reduced to zero;

(xviii)    Eighteenth, to the Class F Certificates, in an amount up to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the related Pass-Through Rate thereon in effect from time to time, compounded monthly from the date the related Realized Loss was allocated to such Class;

(xix)       Nineteenth, to the Class G Certificates, in an amount up to such Class’s Interest Distribution Amount with respect to such Distribution Date;

(xx)       Twentieth, to the Class G Certificates, in reduction of the Certificate Balance thereof, in an amount up to the Adjusted Certificate Principal Distribution Amount for such Distribution Date less any portion of such Adjusted Certificate Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance thereof has been reduced to zero;

(xxi)       Twenty-first, to the Class G Certificates, in an amount up to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the related Pass-Through Rate thereon in effect from time to time, compounded monthly from the date the related Realized Loss was allocated to such Class;

(xxii)     Twenty-second, to the Class HRR Certificates, in an amount up to such Class’s Interest Distribution Amount with respect to such Distribution Date;

(xxiii)    Twenty-third, to the Class HRR Certificates, in reduction of the Certificate Balance thereof, in an amount up to the Adjusted Certificate Principal Distribution Amount for such Distribution Date less any portion of such Adjusted Certificate Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance thereof has been reduced to zero;

(xxiv)    Twenty-fourth, to the Class HRR Certificates, in an amount up to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest thereon at the related Pass-Through Rate thereon in effect from time to time, compounded monthly from the date the related Realized Loss was allocated to such Class;

(xxv)     Twenty-fifth, to pay interest on any Interest Shortfalls allocated to any Class of Regular Certificates at the related Pass-Through Rate from the date the Interest Shortfall was allocated to such Class to but not including the date such Interest Shortfall was repaid in the following order: (A) the Class A and Class X Certificates, pro rata, based on the amount of such Interest Shortfall, (B) the Class B Certificates, (C) the Class C Certificates, (D) the Class D Certificates, (E) the Class E Certificates, (F) the Class F Certificates, (G) the Class G Certificates and (H) the Class HRR Certificates; and

(xxvi)    Twenty-sixth, to the Class R Certificates (in respect of the Class UT-R Interest).

All references to pro rata in the preceding clauses with respect to interest and Interest Shortfalls shall mean pro rata based on the amount distributable pursuant to such clauses.

While the Certificate Balance of any Class of Certificates has been reduced to zero, such Class will not be entitled to any further distributions in respect of interest or principal other than reimbursements of Realized Losses (including by application of Recovered Amounts as set forth in Section 1.04(c)), Interest Shortfalls and interest on such Interest Shortfalls and Realized Losses.

(c)        Reserved.

(d)        Reserved.

(e)        Reserved.

(f)         Reserved.

(g)        All amounts distributable to a Class of Certificates pursuant to this Section 4.01 on each Distribution Date shall be allocated pro rata among the outstanding Certificates in each such Class based on their respective Percentage Interests. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first Class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Certificate Administrator or its agent (which may be the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

(h)        Realized Losses allocated to the Mortgage Loans shall be applied with respect to the Principal Balance Certificates dollar for dollar, without a principal distribution, as a reduction of the Certificate Balances of the Class HRR, Class G, Class F, Class E, Class D, Class C, Class B and Class A Certificates, in that order. Allocations of Realized Losses to any Class of Certificates shall be deemed to result in a corresponding reduction of the Lower-Tier Principal Amount of the Related Uncertificated Lower-Tier Interest.

The Notional Amount of the Class X-A Certificates will be reduced by the aggregate amount of Realized Losses allocated to the Class A Certificates. The Notional Amount of the Class X-B Certificates will be reduced by the aggregate amount of Realized Losses allocated to the Class B, Class C and Class D Certificates.

Shortfalls in principal caused by Additional Trust Fund Expenses shall be applied dollar for dollar, without a principal distribution, as a reduction to the Certificate Balances of the Class HRR, Class G, Class F, Class E, Class D, Class C, Class B and Class A Certificates, in that order, and if allocable to interest, (1) to the Class HRR Certificates, (2) to the Class G Certificates, (3) to the Class F Certificates, (4) to the Class E Certificates, (5) to the Class D Certificates, (6) to the Class C Certificates, (7) to the Class B Certificates and then (8) to the Class A Certificates and Class X Certificates, pro rata based on interest accrued. Such shortfalls shall be allocable first to principal distributions, if any, on the applicable Class, and then to interest distributions, if any, on the applicable Class.

(i)         The Certificate Administrator shall, as many days as is reasonably practicable prior to the date on which the final distribution with respect to any Class of Certificates is expected to be made, post a notice on the Certificate Administrator’s Website pursuant to Section 8.14(b) and mail to each Holder of such Class of Certificates, on such date a notice to the effect that:

(A)        the Certificate Administrator reasonably expects, based upon information previously provided to it, that the final distribution with respect to such Class of Certificates will be made on such Distribution Date, but only upon presentation and surrender of such Certificates at the office of the Certificate Administrator therein specified, and

(B)         if such final distribution is made on such Distribution Date, no interest shall accrue on such Certificates from and after such Distribution Date;

provided, however, that the Class R Certificates shall remain outstanding until there is no other Class of Certificates outstanding.

Any funds not distributed to any Holder or Holders of Certificates of such Class on such Distribution Date because of the failure of such Holder or Holders to tender their Certificates shall, on such date, be set aside and held in trust for the benefit of the appropriate non tendering Holder or Holders. If any Certificates as to which notice has been given pursuant to this Section 4.01(i) shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall deliver a second notice to the remaining non tendering Certificateholders to surrender their Certificates for cancellation to receive the final distribution with respect thereto. If within one year after the second notice not all of such Certificates shall have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining non tendering Certificateholders concerning surrender of their Certificates. The costs and expenses of holding such funds in trust and of contacting such Certificateholders shall be paid out of such funds. If within two years after the second notice any such Certificates shall not have been surrendered for cancellation, the Certificate Administrator shall, to the extent permitted by law, distribute such amounts as provided in Section 9.01(e). No interest shall accrue or be payable to any Certificateholder on any amount held in trust hereunder or by the Certificate Administrator as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 4.01(i). Any such amounts transferred to the Certificate Administrator shall not be invested.

(j)         On any Distribution Date, the portion of any Yield Maintenance Premium amounts, if any, collected in respect of each Trust Loan during the related Collection Period shall be distributed by the Certificate Administrator to the holders of each Class of Regular Certificates in the following manner: (1) pro rata, between (x) the Certificates in the YM Group A, (y) the Certificates in the YM Group B and (z) the Certificates in the YM Group C, based upon the total amount of principal distributed to all of the Classes of Principal Balance Certificates in each such YM Group on such Distribution Date, (2) among the Classes of Certificates in each YM Group, in the following manner: (i) with respect to each YM Group (other than the YM Group C), (A) the holders of each Class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of Yield Maintenance Premiums equal to the sum, for all Trust Loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such Class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in such YM Group representing principal payments in respect of the Trust Loans on such Distribution Date, (b) the Base Interest Fraction for the related Principal Prepayment and such Class of Principal Balance Certificates, and (c) the Yield Maintenance Premiums collected during the related Collection Period and allocated to such YM Group and (B) any Yield Maintenance Premium amounts allocated to such YM Group collected during the related Collection Period remaining after such distributions will be distributed to Class of Class X Certificates in such YM Group and (ii) with respect to the YM Group C, the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Premiums equal to the sum, for all Trust Loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group representing principal payments in respect of the Trust Loans on such Distribution Date, and (b) the prepayment premiums or Yield Maintenance Premiums collected during the related Collection Period and allocated to such YM Group. If there is more than one such Class of Certificates entitled to distributions of principal on any particular Distribution Date on which Yield Maintenance Premiums relating to the Trust Loans are distributable, the aggregate amount of such Yield Maintenance Premiums will be allocated among all such Classes of Certificates up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with the first sentence of this Section 4.01(j).

All Yield Maintenance Premiums distributable pursuant to this Section 4.01(j) shall first be deemed to have been distributed from the Lower-Tier REMIC to the Upper-Tier REMIC in respect of the Uncertificated Lower-Tier Interests, pro rata based upon the amount of principal distributed in respect of each such Class of Uncertificated Lower-Tier Interests for such Distribution Date pursuant to Section 4.01(b) above. No Yield Maintenance Premium shall be distributed to the Holders of the Class R Certificates.

(k)        Trust Appraisal Reductions shall be applied for the purpose of determining the amount of any Monthly Advance on any Trust Loan pursuant to Section 4.07(b), to the related Trust Loan, with any such amounts to be allocated to the Class HRR, Class G, Class F, Class E, Class D, Class C, Class B and Class A Certificates, in that order (provided in each case that no Certificate Balance in respect of any such Class shall be notionally reduced below zero). Once a Final Recovery Determination has been made with respect to any Trust Loan, any applicable Trust Appraisal Reduction applied to the Certificates shall be reversed in its entirety. In addition, when a Trust Loan is no longer a Required Appraisal Mortgage Loan, any applicable Trust Appraisal Reduction applied to the Certificates, shall be reversed in its entirety.

(l)         To the extent an Excess Prepayment Interest Shortfall is allocated to any Mortgage Loan, it will be allocated pro rata (based on what would otherwise be their respective Interest Accrual Amounts), to each Class of Regular Certificates , in each case as a reduction of the amount otherwise distributable to such Class in respect of interest on such Distribution Date. Excess Prepayment Interest Shortfalls allocated to the Class A, Class B, Class C, Class D, Class E, Class F, Class G and Class HRR Certificates pursuant to the preceding sentence will be allocated in an equivalent amount to the Related Uncertificated Lower-Tier Interest and Excess Prepayment Interest Shortfalls allocated to (i) the Class X-A Certificates will be allocated to the Class LA Uncertificated Interest and (ii) the Class X-B Certificates will be allocated to the Class LB, Class LC and Class LD Uncertificated Interest. Such reductions shall not be recoverable on future Distribution Dates.

(m)        [Reserved].

Section 4.02        Statements to Certificateholders. (a) On each Distribution Date, based on information provided by the Servicer and the Special Servicer, as applicable, the Certificate Administrator shall make available pursuant to Section 8.14 on the Certificate Administrator’s Website to any Privileged Person (including a Privileged Person who provides the Certificate Administrator with an Investor Certification in the form of Exhibit L-2 hereto) a statement (substantially in the form set forth as Exhibit Q hereto) as to such distribution (a “Distribution Date Statement”) setting forth the information set forth on Exhibit Q, and including among other things, for each Class, as applicable:

(i)         for each Class of Regular Certificates (1) the amount of the distributions made on such Distribution Date allocable to interest at the Pass-Through Rate and/or the amount allocable to principal (separately identifying the amount of any principal payments (and specifying the source of such payments)), (2) the amount of any Yield Maintenance Premiums collected on the Trust Loans allocable to each Class of Certificates and (3) the amount of interest paid on Advances from Default Interest and allocable to such Class;

(ii)        if the amount of the distributions to the Holders of any Class of Certificates was less than the full amount that would have been distributable to such Holders if there had been sufficient Available Funds, the amount of the shortfall allocable to such Class, stating separately the amounts allocable to interest and principal;

(iii)        the amount of any Monthly Advance for such Distribution Date;

(iv)        the Certificate Balance or Notional Amount of each Class of Regular Certificates after giving effect to any distribution in reduction of the Certificate Balance or Notional Amount on such Distribution Date and the allocation of Realized Losses on such Distribution Date;

(v)        the aggregate principal balance of the Trust Loans and the Certificate Balance or Notional Amount of each Class of Certificates as of the end of the Collection Period for such Distribution Date and the amount of Realized Losses allocated to each Class;

(vi)        the aggregate amount of Unscheduled Payments (and the source of such payments) made with respect to the Mortgage Loans during the related Collection Period, and the aggregate amount of such payments allocable to the Trust Loans;

(vii)       identification of any Mortgage Loan Event of Default, any Special Servicing Loan Event, any Servicer Termination Event (with respect to the Servicer or the Special Servicer) or any Operating Advisor Termination Event under this Agreement that in either case has been declared as of the close of business on the second Business Day prior to the end of the preceding calendar month;

(viii)     the amount of the servicing compensation (other than the Servicing Fee) paid to the Servicer and the Special Servicer with respect to such Distribution Date, separately listing any Liquidation Fees or Workout Fees and any other Borrower charges retained by the Servicer or the Special Servicer and the amount of compensation paid to the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and CREFC®, separately listing the Certificate Administrator Fee (including the portion that is the Trustee Fee), the Special Servicing Fee, the Operating Advisor Fee and the CREFC® Intellectual Property Royalty License Fee with respect to such Distribution Date;

(ix)        the number of days a Borrower is delinquent in the event that such Borrower is delinquent at least thirty (30) days and the date upon which any foreclosure proceedings have been commenced;

(x)        whether a Mortgaged Property, as of the close of business on the Payment Date preceding such Distribution Date had become an REO Property, together with an identification of same;

(xi)        information with respect to any declared bankruptcy of any Borrower or the Guarantor;

(xii)       as to any item of Collateral released, liquidated or disposed of during the preceding Collection Period, the identity of such item and the amount of proceeds of any liquidation or other amounts, if any, received during the related Collection Period;

(xiii)      a list of conveyances or transfers of any portion of a Mortgaged Property by the related Borrower reported to the Certificate Administrator to the extent not already reported on the CREFC® Reports provided by the Servicer and posted on the Certificate Administrator’s Website;

(xiv)      the aggregate amount of all Advances, if any, not yet reimbursed;

(xv)       the amount of any reimbursement of Nonrecoverable Advances paid to the Servicer or the Trustee;

(xvi)      any Appraisal Reductions and any Trust Appraisal Reductions;

(xvii)     the amount of Default Interest, if any, and late payment charges, if any, paid by a Borrower during the related Collection Period;

(xviii)    an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its Affiliates with respect to the related Distribution Date;

(xix)      the aggregate amount of any Additional Trust Fund Expenses reimbursable or payable by the Guarantor or the related Borrower under each Loan Agreement, and the amount collected from such parties in respect of such Additional Trust Fund Expenses;

(xx)       the amount and type of Yield Maintenance Premiums, if any, collected in respect of any Trust Loan during the related Collection Period and distributed on such Distribution Date to the Certificateholders; and

(xxi)      the Mortgage Rate and Net Mortgage Rate for each Trust Note and the related Mortgage Loan Interest Accrual Period.

The Depositor, the Trustee, the Certificate Administrator, the Servicer and the Special Servicer may agree to enhance the reporting requirements of the Distribution Date Statement without Certificateholder approval.

Within a reasonable period of time after the end of each calendar year, the Certificate Administrator shall furnish to each Person who at any time during the calendar year was a Holder of a Certificate a statement containing the information set forth in subclauses (i) and (ii) above, aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder, together with such other information required by applicable law, or that Certificateholder or Beneficial Owner of a Certificate reasonably requests, to enable Certificateholders to prepare their tax returns for such calendar year or as otherwise required by law. Such obligation of the Certificate Administrator shall be deemed to have been satisfied to the extent that it has provided substantially comparable information pursuant to any requirements of the Code as from time to time are in force.

(b)        On each Distribution Date, the Certificate Administrator shall make available pursuant to Section 8.14 to each Privileged Person via the Certificate Administrator’s Website (i) the related Distribution Date Statement, (ii) the CREFC Investor Reporting Package® and (iii) as a convenience to the parties (and not in furtherance of the distribution thereof under the securities laws), the Offering Circular and this Agreement. In addition, if the Depositor so directs the Certificate Administrator, and on terms acceptable to the Certificate Administrator, the Certificate Administrator shall make certain other information and reports related to the Mortgage Loans available through the Certificate Administrator’s internet website. The information that pertains to Specially Serviced Mortgage Loans and REO Properties reflected in such reports shall be based in part upon the reports delivered by the Special Servicer to the Servicer as provided herein. Absent manifest error (on its face), neither the Servicer nor the Special Servicer shall be responsible for the accuracy or completeness of any information supplied to it by a Borrower or third party that is included in any reports, statements, materials or information prepared or provided by the Servicer or the Special Servicer, as applicable. The Certificate Administrator shall not be responsible for the accuracy or completeness of any information supplied to it by the Servicer or Special Servicer that is included in any reports, statements, materials or information prepared or provided by the Servicer or Special Servicer, as applicable. The Certificate Administrator shall be entitled to conclusively rely on such information provided to it by the Servicer or the Special Servicer without independent verification. The Servicer shall not be responsible for the accuracy or completeness of any information supplied to it by the Special Servicer that is included in any reports, statements, materials or information prepared or provided by the Special Servicer. The Servicer shall be entitled to conclusively rely upon the Special Servicer’s reports without any duty or obligation to recompute, verify or re-evaluate any of the amounts or other information stated therein.

If, in connection with any Distribution Date, the Certificate Administrator has reported the amount of an anticipated distribution to DTC based on a report received from the Servicer, and the final report from the Servicer changes the initial amounts forwarded by the Servicer to the Certificate Administrator, the Certificate Administrator shall use commercially reasonable efforts to notify DTC to make a revised distributions on a timely basis on such Distribution Date. The Certificate Administrator shall not be liable or held responsible for any resulting delay (or claim by DTC resulting therefrom) in the making of such distribution to the Certificateholders and shall be indemnified and entitled to reimbursement by the Trust Fund for any loss, cost or expenses resulting therefrom.

(c)        The Certificate Administrator shall make available at its offices, during normal business hours, upon not less than two Business Days prior notice, for review by any Privileged Person, upon submission of an Investor Certification at its location, and any other Person to whom the Depositor believes such disclosure is appropriate, originals or copies of documents relating to the Mortgage Loans and any related REO Properties, to the extent in its possession, including, without limitation, the following items (except to the extent prohibited by applicable law or by the terms of any of the Mortgage Loan Documents and provided that any such person shall be required by the Certificate Administrator to provide the Certificate Administrator with an Investor Certification): (i) this Agreement and any amendments thereto; (ii) all Distribution Date Statements prepared by the Certificate Administrator since the Closing Date; (iii) all Officer’s Certificates delivered by the Servicer or Special Servicer to the Certificate Administrator since the Closing Date; (iv) all accountants’ reports delivered by the Servicer or

Special Servicer to the Certificate Administrator since the Closing Date; (v) the most recent property inspection report prepared by or on behalf of the Servicer or the Special Servicer in respect of each Mortgaged Property; (vi) the most recent annual (or more frequent, if available) operating statements, rent rolls (to the extent such rent rolls have been made available by the related Borrower) and/or lease summaries, if any, collected by or on behalf of the Servicer or the Special Servicer and delivered to the Certificate Administrator; (vii) any and all modifications, waivers and amendments of the terms of a Mortgage Loan entered into by the Servicer and/or the Special Servicer and delivered to the Certificate Administrator; (viii) any and all Officer’s Certificates and other evidence delivered to or by the Certificate Administrator to support the Servicer’s, the Special Servicer’s or the Trustee’s, as the case may be, determination that any Advance, if made, would be a Nonrecoverable Advance; (ix) any other materials relating in any manner to the Mortgage Loans, the Mortgaged Properties (including REO Properties) or the Certificates and not otherwise required to be provided hereunder that are in the possession of the Certificate Administrator and (x) any Rule 144A Information pursuant to Section 5.01(c). Copies of any and all of the foregoing items will be available from the Certificate Administrator upon request. The Certificate Administrator may require payment by the requesting party (other than the Rating Agencies) of a sum sufficient to cover the reasonable costs and expenses of providing such copies. The Certificate Administrator’s obligation under this Section 4.02(c) to make available any document is subject to the Certificate Administrator’s receipt of such document.

(d)        Reserved.

(e)        The Certificate Administrator shall be obligated to deliver or make available the statements, reports and information contemplated by Sections 4.02(a) through 4.02(c) only to the extent it receives the necessary underlying information from the Servicer or the Special Servicer and shall not be liable for any failure to deliver any thereof on the prescribed Payment Dates, to the extent caused by failure to receive timely such underlying information and, if the Servicer is not the Special Servicer, the Servicer shall not be liable for any failure of the Special Servicer to provide such underlying information. Nothing herein shall obligate the Certificate Administrator, the Servicer or the Special Servicer to violate any applicable law prohibiting disclosure of information with respect to any Borrower and the failure of the Certificate Administrator, the Servicer or the Special Servicer to disseminate information for such reason shall not be a breach hereof. The Servicer and the Special Servicer shall not be required to confirm, represent or warrant the accuracy or completeness of any other Person’s information or report included in any communication from the Servicer or the Special Servicer under this Section 4.02.

Section 4.03        Compliance with Withholding Requirements. Notwithstanding any other provision of this Agreement, the Certificate Administrator shall comply with all federal withholding requirements with respect to payments to Certificateholders of interest or original issue discount that the Certificate Administrator reasonably believes are applicable under the Code. The consent of Certificateholders or payees shall not be required for any such withholding. The Certificate Administrator agrees that it will not withhold with respect to payments of interest or original issue discount in the case of a Certificateholder or payee that is a Non-U.S. Person that has furnished or caused to be furnished (i) an effective Form W-8IMY (with applicable attachments), Form W-8BEN , Form W-8BEN-E or Form W-9 or an acceptable substitute form or a successor form and who is not a “10 percent shareholder” within the meaning of Section 871(h)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code with respect to the Trust Fund, the Depositor or a Borrower, or (ii) an effective Form W-8ECI or an acceptable substitute form or a successor form. If the Certificate Administrator or its agent withholds any amount from interest or original issue discount payments or advances thereof to any Certificateholder or payee pursuant to federal withholding requirements, the Certificate Administrator shall indicate the amount withheld to such Person. Any amount so withheld shall be treated as having been distributed to such Certificateholder or payee for all purposes of this Agreement.

Section 4.04        REMIC Compliance. (a) The parties intend that each Trust REMIC shall constitute, and that the affairs of each Trust REMIC shall be conducted so as to qualify it as, a “real estate mortgage investment conduit” as defined in, and in accordance with, the REMIC Provisions, and the provisions hereof shall be interpreted consistently with this intention. In furtherance of such intention, the Certificate Administrator shall, to the extent permitted by applicable law, act as agent, and is hereby appointed to act as agent, of each Trust REMIC and shall on behalf of each Trust REMIC: (i) prepare, timely deliver to the Trustee to sign (and the Trustee shall timely sign) and file, or cause to be prepared and filed, all required Tax Returns for each such REMIC, using the accrual method of accounting and a calendar year as the taxable year for each such REMIC when and as required by the REMIC Provisions and other applicable federal, state or local income tax laws; (ii) make an election, on behalf of such REMIC, to be treated as a REMIC on IRS Form 1066 for its first taxable year, in accordance with the REMIC Provisions; (iii) prepare and forward, or cause to be prepared and forwarded, to the Certificateholders and the IRS and applicable state and local tax authorities all information reports as and when required to be provided to them in accordance with the REMIC Provisions of the Code and Section 4.05; (iv) if the filing or distribution of any documents of an administrative nature not addressed in clauses (i) through (iii) of this Section 4.04(a) is then required by the REMIC Provisions to maintain the status of each such REMIC as a REMIC or is otherwise required by the Code, prepare, sign and file or distribute, or cause to be prepared and signed and filed or distributed, such documents with or to such Persons when and as required by the REMIC Provisions or the Code or comparable provisions of state and local law; (v) within thirty days of the Closing Date, apply for a tax payer identification number for each such REMIC on Form SS-4, and furnish or cause to be furnished to the IRS, on Form 8811 or as otherwise may be required by the Code, the name, title and address of the Person that the Holders of the Certificates may contact for tax information relating thereto (and the Certificate Administrator shall act as the representative of the related REMIC for this purpose), together with such additional information as may be required by such Form, and shall update such information at the time or times and in the manner required by the Code (and the Depositor agrees within 10 Business Days of the Closing Date to provide any information reasonably requested by the Servicer, the Special Servicer, the Trustee or the Certificate Administrator and necessary to make such filing); and (vi) maintain such records relating to each of such REMIC as may be necessary to prepare the foregoing returns, schedules, statements or information, such records, for federal income tax purposes, to be maintained on a calendar year and on an accrual basis. The Certificate Administrator shall be designated as the “representative” of each Trust REMIC within the meaning of Section 6223 of the Code and each Holder of a Percentage Interest in the Class R Certificates, by acceptance hereof, is deemed to have consented to the Certificate Administrator’s designation in such capacity and agrees to execute any documents required to give effect thereto, and any fees and expenses incurred by the Certificate Administrator in connection with any audit or administrative or judicial proceeding as to the Trust REMICs shall be paid by the Trust Fund. The Certificate Administrator shall not intentionally take any action or intentionally omit to take any action if, in taking or omitting to take such action, the Certificate Administrator knows that such action or omission (as the case may be) would cause the termination of the REMIC status of either Trust REMIC or the imposition of tax on either Trust REMIC (other than a tax on income expressly permitted or contemplated to be received by the terms of this Agreement). Notwithstanding any provision of this paragraph to the contrary, the Certificate Administrator shall not be required to take any action that the Certificate Administrator in good faith believes to be inconsistent with any other provision of this Agreement, nor shall the Certificate Administrator be deemed in violation of this paragraph if it takes any action expressly required or authorized by any other provision of this Agreement, and the Certificate Administrator shall have no responsibility or liability with respect to any act or omission of the Depositor, the Servicer or the Special Servicer that prevents the Certificate Administrator from complying with any of clauses (i) through (vi) of the sixth preceding sentence or that results in any action contemplated by clauses (i) or (ii) of the next succeeding sentence. In this regard, the Certificate Administrator shall (i) exercise reasonable care not to allow the occurrence of any “prohibited transactions” within the meaning of Section 860F(a) of the Code, unless the party seeking such action shall have delivered to the Certificate Administrator an Opinion of Counsel (at such party’s expense) that such occurrence would not (A) result in a taxable gain, (B) otherwise subject either Trust REMIC to tax (other than a tax at the highest marginal corporate tax rate on net income from foreclosure property), or (C) cause either Trust REMIC to fail to qualify as a REMIC; and (ii) exercise reasonable care not to allow either Trust REMIC to receive income from the performance of services or from assets not permitted under the REMIC Provisions to be held by a REMIC (provided, however, that the receipt of any income expressly permitted or contemplated by the terms of this Agreement shall not be deemed to violate this clause). None of the Servicer, the Special Servicer and the Depositor shall be responsible or liable (except in connection with any act or omission referred to in the two preceding sentences and then only to the extent provided for in Section 4.05) for any failure by the Certificate Administrator to comply with the provisions of this Section 4.04. The Depositor, the Trustee, the Servicer and the Special Servicer shall cooperate in a timely manner with the Certificate Administrator in supplying any information within the Depositor’s, the Trustee’s, the Servicer’s or the Special Servicer’s control (other than any confidential information) that is reasonably necessary to enable the Certificate Administrator to perform its duties under this Section 4.04.

(b)        The following assumptions are to be used for purposes of determining the anticipated payments of principal and interest for calculating the original yield to maturity and original issue discount with respect to the Regular Certificates: (i) each Mortgage Loan will pay principal and interest in accordance with its terms and scheduled payments will be timely received on their Payment Dates; provided that all the Mortgage Loans will pay in full on their initial Maturity Dates; provided, further, that no Mortgage Loan is repurchased by the Trust Loan Seller pursuant to Article II.

Section 4.05        Imposition of Tax on the Trust REMICs. If any tax, including interest, penalties or assessments, additional amounts or additions to tax, is imposed on either Trust REMIC, such tax shall be charged against amounts otherwise distributable to the Holders of the Certificates (in each case only as provided in Section 3.06); provided, that any taxes imposed on any net income from foreclosure property pursuant to Section 860G(d) of the Code or any similar tax imposed by a state or local jurisdiction shall instead be treated as an expense of the related REO Property in determining Net REO Income with respect to the REO Property (and until such taxes are paid, the Special Servicer from time to time shall withdraw from the REO Account and transfer to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay such taxes, and the Certificate Administrator shall promptly pay therefrom any such taxes owed); provided that any such tax imposed on net income from foreclosure property that exceeds the amount in any such reserve shall be retained from amounts in the Collection Account as provided in Section 3.06(a) and the next sentence, in the case of the Trust REMICs. Except as provided in the preceding sentence, the Certificate Administrator is hereby authorized to and shall retain or cause to be retained from funds allocated to the related Mortgage Loans sufficient funds to pay or provide for the payment of, and to actually pay, such tax as is legally owed by either Trust REMIC (but such authorization shall not prevent the Certificate Administrator from contesting, at the expense of the Trust Fund, any such tax in appropriate proceedings, and withholding payment of such tax, if permitted by law, pending the outcome of such proceedings). The Certificate Administrator is hereby authorized to and shall segregate or cause to be segregated, into a separate non-interest bearing account, (i) the net income from any “prohibited transaction” under Section 860F(a) of the Code of either Trust REMIC or (ii) the amount of any contribution to either Trust REMIC after the Startup Day that is subject to tax under Section 860G(d) of the Code and use such income or amount, to the extent necessary, to pay such tax. To the extent that any such tax is paid to the IRS, the Certificate Administrator shall retain an equal amount from future amounts otherwise distributable to the Holders of the Class R Certificates in respect of the Class UT-R and Class LT-R Interests, and shall distribute such retained amounts in the case of the Trust REMICs to reimburse any shortfalls to the Holders of Regular Certificates until they are fully reimbursed, and then to the Holders of the Class R Certificates in respect of the Class UT-R and Class LT-R Interests. None of the Servicer, the Special Servicer, the Trustee or the Certificate Administrator shall be responsible for any taxes imposed on either Trust REMIC except to the extent such tax is attributable to a breach of a representation or warranty of the Servicer, the Special Servicer, the Trustee or the Certificate Administrator) or an act or omission of the Servicer, the Special Servicer, the Trustee or the Certificate Administrator, as applicable, in contravention of this Agreement, provided, that such breach, act or omission could result in liability under Section 6.03, in the case of the Servicer or Special Servicer or Section 4.04 or 8.01, in the case of the Certificate Administrator. Notwithstanding anything in this Agreement to the contrary, in each such case, the Servicer and the Special Servicer shall not be responsible for Trustee’s and Certificate Administrator’s breaches, acts or omissions, and the Trustee and the Certificate Administrator shall not be responsible for the breaches, acts or omissions of the Servicer or the Special Servicer.

Section 4.06        Investor Q&A Forum and Investor Registry. (a)  The Certificate Administrator shall make available, only to Privileged Persons, the Investor Q&A Forum. The “Investor Q&A Forum” shall be a service available on the Certificate Administrator’s Website, where (i) Certificateholders or Beneficial Owners of Certificates may submit questions to (1) (A) the Certificate Administrator relating to the Distribution Date Statement, or (B) the Servicer or the Special Servicer, as applicable, relating to the reports being made available pursuant to Section 8.14 and regarding the Mortgage Loans or the Mortgaged Properties, and (2) the

Operating Advisor relating to annual or other reports (including recommendations to replace the Special Servicer) prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports (each an “Inquiry” and collectively, “Inquiries”), and (ii) Privileged Persons may view Inquiries that have been previously submitted and answered, together with the answers thereto. Upon receipt of an Inquiry for the Servicer or the Special Servicer, as applicable, the Certificate Administrator or the Operating Advisor shall forward the Inquiry, via electronic delivery, to the appropriate person, in each case within a commercially reasonable period of time following receipt thereof. Following receipt of an Inquiry, the Certificate Administrator, the Operating Advisor, the Servicer or the Special Servicer, as applicable, unless such party determines not to answer such Inquiry as provided below, shall reply to the Inquiry, which reply of the Servicer, the Special Servicer or the Operating Advisor, as applicable, shall be delivered to the Certificate Administrator by electronic delivery. The Certificate Administrator shall post (within a commercially reasonable period of time following preparation or receipt of such answer, as the case may be) such Inquiry and the related answer to the Certificate Administrator’s Website. If the Certificate Administrator, the Servicer, the Special Servicer or the Operating Advisor, as applicable, determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of topics described above, (ii) answering any Inquiry would not be in the best interests of the Trust Fund and/or the Certificateholders, (iii) answering any Inquiry would be in violation of applicable law, the applicable Mortgage Loan Documents or this Agreement (iv) answering any Inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Operating Advisor, the Servicer or the Special Servicer, as applicable, (v) answering any Inquiry would, or is reasonably expected to, result in a waiver of attorney client privilege or the disclosure of attorney work product, or would result in the disclosure of communications between the Directing Certificateholder and the Special Servicer, (vi) answering any Inquiry would require the disclosure of Privileged Information, or (vii) answering any Inquiry is otherwise, for any reason, not advisable to answer, it shall not be required to answer such Inquiry and, in the case of the Servicer or the Special Servicer, shall promptly notify the Certificate Administrator of such decision. The Certificate Administrator shall notify the Person who submitted such Inquiry in the event that the Inquiry will not be answered. Any notice by the Certificate Administrator to the Person who submitted an Inquiry that will not be answered shall include the following statement: “Because the Pooling and Servicing Agreement provides that the Certificate Administrator, the Servicer, the Special Servicer or the Operating Advisor shall not answer an Inquiry if it determines, in its respective sole discretion, that (i) any Inquiry is beyond the scope of the topics described in the Pooling and Servicing Agreement, (ii) answering any Inquiry would not be in the best interests of the Trust and/or the Certificateholders, (iii) answering any Inquiry would be in violation of applicable law or the applicable Mortgage Loan Documents, (iv) answering any Inquiry would materially increase the duties of, or result in significant additional costs or expenses to the Certificate Administrator, the Operating Advisor, the Servicer or the Special Servicer, as applicable, (v) answering any Inquiry would require the disclosure of Privileged Information, (vi) answering any Inquiry would, or is reasonably expected to, result in a waiver of attorney client privilege or the disclosure of attorney work product or (vii) answering any Inquiry is otherwise, for any reason, not advisable to answer, no inference should or may be drawn from the fact that the Certificate Administrator, the Servicer, the Special Servicer and/or the Operating Advisor has declined to answer the Inquiry.” Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and shall not be deemed to be answers from any of the Depositor or the Initial Purchasers or any of their respective Affiliates. None of the Initial Purchasers, Depositor, the Servicer, the Special Servicer, the Operating Advisor or the Certificate Administrator or any of their respective Affiliates will certify to any of the information posted in the Investor Q&A Forum and no such party shall have any responsibility or liability for the content of any such information. The Certificate Administrator shall not be required to post to the Certificate Administrator’s Website any Inquiry or answer thereto that the Certificate Administrator determines, in its sole discretion, is administrative or ministerial in nature. The Investor Q&A Forum will not reflect questions, answers and other communications that are not submitted via the Certificate Administrator’s Website.

(b)        The Certificate Administrator shall make available to any Certificateholder and any Beneficial Owner, the Investor Registry. The “Investor Registry” shall be a voluntary service available on the Certificate Administrator’s Website, where Certificateholders and Beneficial Owners can register and thereafter obtain information with respect to any other Certificateholder or Beneficial Owner that has so registered. Any person registering to use the Investor Registry will be required to certify that (a) it is a Certificateholder or a Beneficial Owner and (b) it grants authorization to the Certificate Administrator to make its name and contact information available on the Investor Registry for at least 45 days from the date of such certification to persons entitled to access to the Investor Registry. Such Person shall then be asked to enter certain mandatory fields such as the individual’s name, the company name and email address, as well as certain optional fields such as address, phone, and Class(es) of Certificates owned. If any Certificateholder or Beneficial Owner notifies the Certificate Administrator that it wishes to be removed from the Investor Registry (which notice may not be within 45 days of its registration), the Certificate Administrator shall promptly remove it from the Investor Registry. The Certificate Administrator will not be responsible for verifying or validating any information submitted on the Investor Registry, or for monitoring or otherwise maintaining the accuracy of any information thereon. The Certificate Administrator may require acceptance of a waiver and disclaimer for access to the Investor Registry.

Section 4.07        Remittances; Monthly Advances. (a)  “Monthly Advance” shall mean for any Mortgage Loan with respect to any Collection Period (i) the delinquent Scheduled Monthly Payments on the related Trust Loan and (ii) in the case of a Trust Loan delinquent in respect of its Balloon Payment and any Trust Loan as to which the related Mortgaged Property has become an REO Property, an amount equal to the excess, if any, of the Assumed Scheduled Monthly Payment for the related Collection Period over any amounts collected with respect to such Trust Loan or REO Property during the Collection Period and applied to amounts due as principal and/or interest on the related Trust Loan, in each case, net of the Servicing Fee (which shall not be paid to the Servicer until funds in the Collection Account are available for payment of such fee). Subject to a determination of nonrecoverability, a Monthly Advance shall be required under this Section 4.07 if the amount set forth in the preceding sentence was not received on the applicable Trust Loan as of the close of business on the Determination Date on or prior to the Servicer Remittance Date.

(b)        Notwithstanding the foregoing, in the case of any Required Appraisal Mortgage Loan, the interest portion of any Monthly Advance for such Trust Loan for any Collection Period shall be limited to the amount of any interest that otherwise would be advanced on such Trust Loan, multiplied by a fraction, the numerator of which is the Principal

Balance of such Trust Loan minus the related Trust Appraisal Reduction, and the denominator of which is the Principal Balance of the Trust Loan related to such Required Appraisal Mortgage Loan. The Servicer shall report to the Certificate Administrator on or before each Determination Date all Appraisal Reductions.

(c)        No later than the Servicer Remittance Date immediately preceding each Distribution Date, the Servicer shall:

(i)         remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account, an amount equal to the aggregate of the related applicable portion of the Available Funds and the amount of any applicable related Yield Maintenance Premiums received during the related Collection Period;

(ii)        make a Monthly Advance, by remittance to the Certificate Administrator for deposit into Lower-Tier Distribution Account, in an amount equal to the sum of the required Monthly Advance pursuant to Section 4.07(a) above for each Trust Loan, to the extent such amount was not received on such Trust Loan as of the close of business on the Determination Date on or prior to the Servicer Remittance Date (and therefore are not included in the remittance described in the preceding clause (i)); provided, that if any such amount is received by close of business on the Servicer Remittance Date, the Servicer shall reimburse itself for such Advance from such receipt and no Advance Interest Amount shall be charged with respect thereto; and

(iii)        remit to the Certificate Administrator for deposit in the Lower-Tier Distribution Account, an amount equal to the Certificate Administrator Fee (including the Trustee Fee) and any other reimbursement owing to the Certificate Administrator and the Trustee in respect of the immediately preceding month to be paid in accordance with Section 3.06(c);

provided, that to the extent the Servicer receives a Principal Prepayment on the related Servicer Remittance Date that is also the Payment Date, the Servicer is not required to remit such payment on such Servicer Remittance Date but shall use its best efforts to remit such amount to the Certificate Administrator by 5:00 p.m. (New York City time) on such Servicer Remittance Date and shall remit such Principal Prepayment in any event no later than 2:00 p.m. (New York City time) on the next Business Day, accompanied by interest for the benefit of the Certificate Administrator on such Principal Prepayment at the “bank rate” from and including the Servicer Remittance Date to but excluding such next Business Day, such interest to be paid from the Servicer’s own funds and not from the assets of the Trust.

(d)        The Servicer shall not make an advance for Prepayment Interest Shortfalls, Yield Maintenance Premiums, Default Interest or Balloon Payments. For the avoidance of doubt, the Servicer shall have no obligation to make Monthly Advances on the Companion Loans or any repurchased non-Trust Loan.

(e)        If as of 11:00 a.m. (New York City time), on any Distribution Date the Servicer shall not have made the Monthly Advance required to have been made on the related

Servicer Remittance Date pursuant to Section 4.07(c)(ii), the Trustee shall no later than 1:00 p.m. (New York City time), on such Business Day deposit into the Lower-Tier Distribution Account (to the extent described in clause (i) or (ii) of the first sentence of Section 4.07(a)), in immediately available funds an amount equal to the Monthly Advance otherwise required to have been made by the Servicer.

(f)        The Servicer or the Trustee, as applicable, shall be entitled to the reimbursement of Monthly Advances it makes to the extent permitted pursuant to Section 3.06 together with any related Advance Interest Amount in respect of such Monthly Advances to the extent permitted pursuant to Section 3.06.

(g)        None of the Servicer or the Trustee shall be obligated to make a Monthly Advance on any date on which a Monthly Advance is otherwise required to be made by this Section 4.07 if the Servicer, Special Servicer or the Trustee, as applicable, determines that such advance will be a Nonrecoverable Advance. The Servicer shall be required to provide notice to the Trustee on or prior to the Servicer Remittance Date of any such non recoverability determination made on or prior to such date, together with the documents described in the definition of Nonrecoverable Advance. The Servicer shall consider an Unliquidated Advance in respect of prior Monthly Advances for the purpose of recoverability determinations as if such Unliquidated Advance were an unreimbursed Monthly Advance. The Trustee shall be entitled to rely, conclusively, on any determination by the Servicer that a Monthly Advance, if made, would be a Nonrecoverable Advance; provided, however, that if the Servicer has failed to make a Monthly Advance for reasons other than a determination by the Servicer that such Advance would be a Nonrecoverable Advance, the Trustee shall make such Advance within the time periods required by Section 4.07(e) unless the Trustee, in good faith, makes a determination prior to the times specified in Section 4.07(e) that such Advance would be a Nonrecoverable Advance. On each Determination Date, the Special Servicer shall report to the Servicer the Special Servicer’s determination as to whether each Monthly Advance made with respect to any previous Distribution Date or required to be made with respect to such Distribution Date with respect to any Specially Serviced Mortgage Loan or REO Mortgage Loan is a Nonrecoverable Advance. The Servicer and the Trustee shall be entitled to conclusively rely on such determination.

(h)        If the Servicer fails to remit to the Certificate Administrator any amount for deposit into the Lower-Tier Distribution Account when required pursuant to this Agreement (notwithstanding Section 7.01(a)(i)), the Servicer shall pay to the Certificate Administrator for the account of the Certificate Administrator interest on any amount not timely remitted at the bank rate from and including the day such remittance was required to be made to, but not including, the day on which such remittance was actually made. Notwithstanding the foregoing, the portion of any Monthly Advance equal to the CREFC® Intellectual Property Royalty License Fee for the related Trust Loans shall not be remitted to the Certificate Administrator for deposit into the Lower-Tier Distribution Account, but shall be deposited into the Collection Account for payment to CREFC® on such Distribution Date.

Section 4.08        Appraisal Reductions. (a)  [Reserved]

(b)        For purposes of determining the Voting Rights of the related Classes for purposes of removal of the Special Servicer, Trust Appraisal Reductions will be allocated to each

Class of Certificates (other than the Class X and Class R Certificates) in reverse sequential order to notionally reduce the related Certificate Balances until the Certificate Balance of each such Class is reduced to zero (i.e., first, to the Class HRR Certificates, second, to the Class G, third, to the Class F Certificates, fourth, to the Class E Certificates, fifth, to the Class D Certificates, sixth, to the Class C Certificates, and seventh, to the Class B Certificates). The Servicer shall notify the Certificate Administrator of the amount of any Appraisal Reduction with respect to each Mortgage Loan.

(c)        [Reserved]

(d)        With respect to each Mortgage Loan as to which an Appraisal Reduction has occurred (unless such Mortgage Loan has become a Rehabilitated Mortgage Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan), the Special Servicer shall promptly order an Appraisal (which may be an update of a prior Appraisal), the cost of which shall be paid by the Servicer as a Servicing Advance and to the extent it would be a Nonrecoverable Advance, a Trust expense, promptly following receipt of any such Appraisal, shall deliver a copy thereof to the Servicer and the Trustee. Based upon such Appraisal, the Special Servicer shall redetermine and report to the Servicer, the Certificate Administrator and the Trustee, the amount and calculation of the Appraisal Reduction with respect to such Mortgage Loan, and such redetermined Appraisal Reduction shall replace the prior Appraisal Reduction with respect to such Mortgage Loan. Notwithstanding the foregoing, the Special Servicer will not be required to obtain an Appraisal with respect to a Mortgage Loan as to which an Appraisal Reduction Event has occurred to the extent the Special Servicer has obtained an Appraisal (in accordance with requirements of this Agreement), as applicable, with respect to the related Mortgaged Property within the nine-month period immediately prior to the occurrence of such Appraisal Reduction Event. Instead, the Special Servicer may use such prior Appraisal in calculating any Appraisal Reduction with respect to such Mortgage Loan; provided that the Special Servicer is not aware of any material change to the related Mortgaged Property, its earnings potential or risk characteristics, or marketability, or market conditions having occurred and affecting the validity of such Appraisal or valuation, as applicable. The Special Servicer is required, within 30 days of each annual anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Servicing Advance.

If the Certificate Balance of the Class HRR Certificates (taking into account the application of any Trust Appraisal Reductions to notionally reduce the Certificate Balance of such Class (other than any Automatic Appraisal Reduction allocable to the related Trust Loan)) has been reduced to less than 25% of its Initial Certificate Balance, such Class will be referred to as the “Appraised-Out Class”. The Holders of the majority (by Certificate Balance) of the Appraised-Out Class shall have the right, at their sole expense, to require the Special Servicer to order a second Appraisal of a Mortgaged Property (such Holders, the “Requesting Holders”). The Special Servicer shall use commercially reasonable efforts to ensure that such Appraisal is delivered within 60 days from receipt of the Requesting Holders’ written request and shall ensure that such Appraisal is prepared by an Independent Appraiser).

In addition, if subsequent to the Class HRR Certificates becoming an Appraised-Out Class there is a material change with respect to a Mortgaged Property related to the

Appraisal Reduction amounts that caused such Class to become an Appraised-Out Class, the Requesting Holders shall have the right to request, in writing, that the Special Servicer obtain an additional Appraisal, which request shall set forth the Requesting Holder’s belief of what constitutes a material change to a Mortgaged Property (including any related documentation). The costs of obtaining such additional Appraisal shall be paid by the Requesting Holders. Subject to the Special Servicer’s confirmation, determined in accordance with Accepted Servicing Practices, that there has been a change with respect to such Property and such change was material, the Special Servicer shall order another Appraisal from an Independent Appraiser, the identity of which shall be determined by the Special Servicer in accordance with Accepted Servicing Practices (provided that such Independent Appraiser may not be the same Independent Appraiser that provided the Appraisal in respect of which the Requesting Holders are requesting the Special Servicer to obtain an additional Appraisal). Appraisals that are permitted to be requested by any Appraised-Out Class shall be in addition to any Appraisals that the Special Servicer may otherwise be required to obtain in accordance with Accepted Servicing Practices upon the occurrence of such material change or that the Special Servicer is otherwise required or permitted to order under this Agreement without regard to any Appraisal requests made by any Requesting Holder.

Upon receipt of any supplemental Appraisal pursuant to the two preceding paragraphs, the Special Servicer shall recalculate the Appraisal Reduction amount and the Trust Appraisal Reduction amount based upon such second Appraisal. If required by any such recalculation, the Appraised-Out Class shall be reinstated as the Controlling Class and the Appraised-Out Class shall have its Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction amount and the Trust Appraisal Reduction amount.

Any Appraised-Out Class for which the Requesting Holders are challenging the Special Servicer’s Appraisal Reduction determination may not exercise any rights of the related Controlling Class until such time, if any, as such Class is reinstated as the Controlling Class.

(e)        Any Mortgage Loan previously subject to an Appraisal Reduction, which has become a Rehabilitated Mortgage Loan (for such purposes taking into account any amendment or modification of such Mortgage Loan), and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction.

ARTICLE V

THE CERTIFICATES

Section 5.01        The Certificates. (a) The Certificates consist of the Class A, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G, Class HRR and Class R Certificates. The Certificates will be substantially in the forms annexed as Exhibits A-1 through A-10, as set forth in the Table of Exhibits hereto.

The Certificates of each Class (other than Class R) will be issuable in registered form only, in authorized minimum denominations of Certificate Balance or Notional Amount, as applicable as described in the succeeding table, and multiples of (a) $1,000 in excess thereof in the case of the Principal Balance Certificates and (b) $1 in excess thereof in the case of the Class X Certificates. With respect to any Certificate or any beneficial interest in a Certificate, the “Denomination” thereof shall be (i) the amount (A) set forth on the face thereof or (B) in the case of any Global Certificate, set forth on a schedule attached thereto or, in the case of any beneficial interest in a Global Certificate, the amount set forth on the books and records of the related Depository Participant or an indirect Depository Participant, as applicable, (ii) expressed in terms of initial Certificate Balance or Notional Amount and (iii) be in an authorized denomination, as set forth below:

Class	Minimum Denomination
A	$10,000
X-A	$1,000,000	*
X-B	$1,000,000	*
B	$10,000
C	$10,000
D	$10,000
E	$10,000
F	$10,000
HRR	$10,000

* Notional

The Class R Certificates shall be issued in registered form only in minimum denominations of 10% Percentage Interests, and in integral multiples of 1% in excess thereof.

(b)        Each Certificate shall, on original issue, be executed by the Certificate Administrator and authenticated by the Certificate Administrator or the Authenticating Agent upon the order of the Depositor. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein, executed by an authorized officer of the Certificate Administrator or the Authenticating Agent, if any, by manual signature, and such certification upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication. At any time and from time to time after the execution and delivery of this Agreement, the Depositor may deliver Certificates to the Certificate Administrator for execution and authentication and the Certificate Administrator shall execute and the Certificate Administrator or the Authenticating Agent shall authenticate and deliver such Certificates as in this Agreement provided and not otherwise. If additional Certificates need to be prepared at any time subsequent to the Closing Date, the Depositor shall prepare, or cause to be prepared, and deliver, or cause to be delivered, at the Depositor’s expense, any such additional Certificates. With respect to the Class A, Class X, Class B, Class C, Class D, Class E, Class F and Class G Certificates, on the Closing Date the Certificate Administrator shall execute and the Certificate Administrator or the Authenticating Agent upon the order of the Depositor shall authenticate Book Entry Certificates that are issued in the name of Cede & Co., in which the Beneficial Owners will hold an interest and in definitive form to investors that are IAIs. The Class HRR and Class R Certificates will be issued only in definitive form.

(c)        So long as the Certificates constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and the Depositor is not subject to the information requirements of the Exchange Act, the Holder or Beneficial Owner of any Certificate and any prospective purchaser of such Certificate or an interest therein designated by such Holder or Beneficial Owner, will have the right to obtain from the Depositor and the Certificate Administrator information required under Rule 144A(d)(4) of the Securities Act (“Rule 144A Information”). The Trustee, the Servicer and the Special Servicer shall each be required to furnish to the Certificate Administrator, upon request, any such information in the possession of the Servicer or the Special Servicer, as applicable. The Trustee, the Servicer, the Special Servicer and the Certificate Administrator shall cooperate with the Depositor in furnishing such information pursuant to this Section, but none of them shall be responsible for the sufficiency of the information so furnished and none of them shall be obligated to deliver any Rule 144A Information under this Section 5.01(c) if such information is not in its possession.

The Certificate Administrator initially shall be the Certificate Registrar and transfer agent in respect of the Certificates and shall, in such capacities, (i) maintain a record (the “Certificate Register”) of the aggregate holdings of Certificates represented by each Regulation S Global Certificate and each Domestic Global Certificate and accept Certificates for exchange and registration of transfer, (ii) register the names and addresses of all Certificateholders and the names and addresses of the transferees of any Certificates in the Certificate Register; provided, however, in no event shall the Certificate Registrar be required to maintain in the Certificate Register the names of the individual participants holding beneficial interests through the Depository and (iii) transmit to the Depositor, the Servicer and the Special Servicer any notices from Certificateholders. The Certificate Registrar may resign or be discharged or removed by the Certificate Administrator, the Trustee, the Depositor, the Servicer or the Certificateholders, and a new successor may be appointed, in accordance with the procedures and requirements set forth in Sections 8.07 and 8.08 with respect to the resignation, discharge or removal of the Certificate Administrator and the appointment of a successor certificate administrator. The Certificate Registrar may appoint, by a written instrument delivered to the Certificateholders, the Certificate Administrator and the Trustee, any trust company to act as co-registrar under such conditions as the Certificate Registrar may prescribe; provided that the Certificate Registrar shall not be relieved of any of its duties or responsibilities hereunder by reason of such appointment.

(d)        To the extent that under the terms of this Agreement, it is necessary to determine whether any Person is a Beneficial Owner, the Certificate Administrator shall make such determination based on an Investor Certification; provided, however, that the Certificate Administrator is not to knowingly recognize such Person as a Beneficial Owner if such Person, to the actual knowledge of a Responsible Officer of the Certificate Administrator, acquired its interest in a Certificate in violation of the transfer restrictions herein. Nothing in this paragraph shall be construed to require the Certificate Administrator to confirm, at its own expense, with any Clearing Agency or Clearing Agency Participants, the identity of a Beneficial Owner. The Certificate Administrator may conclusively rely on such Investor Certification.

(e)        During the Risk Retention Period, the Risk Retention Certificates shall only be held as a Definitive Certificate in the Third Party Purchaser Safekeeping Account by the Certificate Administrator (and the Holder of the Risk Retention Certificates shall be registered on the Certificate Register), unless otherwise consented to by the Retaining Sponsor. During the

Risk Retention Period, the Certificate Administrator shall hold the Risk Retention Certificates in safekeeping and shall release the same only upon receipt of written instructions in accordance with this Agreement delivered to Wells Fargo Bank, National Association, 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Risk Retention Custody (CMBS)– JPMCC 2019-ICON from the Holder of the Risk Retention Certificates and the Retaining Sponsor’s consent and the Depositor’s consent, and in accordance with any authentication procedures as may be utilized by the Certificate Administrator and in accordance with this Agreement. There shall be, and hereby is, established by the Certificate Administrator an account which will be designated the “Third Party Purchaser Safekeeping Account” and into which the Risk Retention Certificates shall be held and which shall be governed by and subject to this Agreement. In addition, on and after the date hereof, the Certificate Administrator may establish any number of subaccounts to the Third Party Purchaser Safekeeping Account for the Holder of the Risk Retention Certificates. The Risk Retention Certificates to be delivered in physical form to the Certificate Administrator shall be delivered as set forth herein. No amounts distributable to the Risk Retention Certificates shall be remitted to the Third Party Purchaser Safekeeping Account, but shall be remitted directly to the Holder of the Risk Retention Certificates in accordance with written instructions (which shall be in the form of Exhibit P to this Agreement) provided separately by the Holder of the Risk Retention Certificates to the Certificate Registrar. Under no circumstances by virtue of safekeeping the Risk Retention Certificates shall the Certificate Administrator (i) be obligated to bring legal action or institute proceedings against any Person on behalf of the Holder of the Risk Retention Certificates or (ii) have any obligation to monitor, supervise or enforce the performance of any party under the Third Party Purchase Agreement (or any similar successor agreement). The Certificate Administrator shall be entitled to conclusively rely with no obligation to verify, confirm or otherwise monitor the accuracy of any information included in any written instructions provided in connection with this Third-Party Purchaser Safekeeping Account and shall have no liability in connection therewith, other than, subject to Section 5.01(f), with respect to the Certificate Administrator’s obligation to obtain the Retaining Sponsor’s consent prior to any release of the Risk Retention Certificates. The Certificate Administrator shall hold the Definitive Certificate representing the Risk Retention Certificates at the below location, or any other location; provided the Certificate Administrator has given notice to the Holder of the Risk Retention Certificates of such new location:

Wells Fargo Bank, National Association

Attention: Security Control and Transfer (SCAT)

MAC: N9345-010

425 E. Hennepin Avenue

Minneapolis, Minnesota 55414

On the Closing Date and upon completion of any transfer during the Risk Retention Restriction Period, the Certificate Administrator shall deliver written confirmation to the Depositor, the Retaining Sponsor and the Third Party Purchaser substantially in the form of Exhibit BB to this Agreement evidencing its receipt of the Risk Retention Certificates.

The Certificate Administrator shall make available to the Holder of the Risk Retention Certificates a statement of Third Party Purchaser Safekeeping Account as mutually agreed upon by the Certificate Administrator and the Holder of the Risk Retention Certificates,

and in accordance with the Certificate Administrator’s policies and procedures. Any transfer of the Risk Retention Certificates shall be subject to Article V of this Agreement.

(f)        In the event the Third Party Purchaser seeks to cause the release of any Risk Retention Certificates from the Third Party Safekeeping Account, either (A) upon the termination of the Risk Retention Period, the Third Party Purchaser shall deliver to the Certificate Administrator (i) a written request for such release, (ii) a written request for the Retaining Sponsor’s consent to such release substantially in the form of Exhibit C-9 and (iii) the address of the recipient of the Class HRR Certificates, or (B) in connection with a transfer, the Third Party Purchaser shall deliver to the Certificate Administrator those documents as set forth in Section 5.02(p). Promptly upon receipt of such request for the Retaining Sponsor’s consent, the Certificate Administrator shall forward such request to the Retaining Sponsor, the Depositor and counsel via electronic mail to the addresses listed on such form (or such other method and/or address(es) as may hereafter be furnished by the Retaining Sponsor to the Certificate Administrator in writing). The Certificate Administrator may not consent to, or otherwise permit, any such release without obtaining the Retaining Sponsor’s countersigned request for consent; provided that if the Retaining Sponsor fails to respond (which response, for the avoidance of doubt, may include an acknowledgement of such request (other than an automated email response)) in writing to the Certificate Administrator within 10 Business Days after the Retaining Sponsor’s receipt of any such written request for the Retaining Sponsor’s consent, such release will be deemed to have been approved by the Retaining Sponsor. The Certificate Administrator shall be indemnified and held harmless for any release in connection with the preceding, in accordance with the terms set forth in Section 8.03.

Section 5.02        Registration of Transfer and Exchange of Certificates. (a)  The Certificate Administrator shall keep or cause to be kept at the its principal offices the Certificate Register in which, subject to such reasonable regulations as it may prescribe, it shall provide for the registration of Certificates and of transfers and exchanges of Certificates as herein provided (the Certificate Administrator, in such capacity, being the “Certificate Registrar”). The Certificate Registrar shall be responsible for, among other things, (i) maintaining the Certificate Register and a record of the aggregate holdings of Certificates of each Class represented by a Temporary Regulation S Global Certificate, a Regulation S Global Certificate and a Rule 144A Global Certificate and accepting Certificates for exchange and registration of transfer and (ii) transmitting to the Depositor, the Servicer and the Special Servicer any notices from the Certificateholders.

(b)        Subject to the restrictions on transfer set forth in this Article V, upon surrender for registration of transfer of any Certificate, the Certificate Administrator shall execute, authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations, in like aggregate interest and of the same Class.

(c)        Rule 144A Global Certificate to Temporary Regulation S Global Certificate. If a holder of a beneficial interest in the Rule 144A Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Rule 144A Global Certificate for an interest in the Temporary Regulation S Global Certificate of the same Class, or to transfer its interest in such Rule 144A Global

Certificate to a Person who is required to take delivery thereof in the form of an interest in the Temporary Regulation S Global Certificate of the same Class, such holder may, subject to the rules and procedures of the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in such Temporary Regulation S Global Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.02 of this Agreement, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit, or cause to be credited, a beneficial interest in the Temporary Regulation S Global Certificate in an amount equal to the beneficial interest in the Rule 144A Global Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the Euroclear or Clearstream account to be credited with such increase and the name of such account and (3) a certificate in the form of Exhibit E to this Agreement given by the holder of such beneficial interest stating that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Certificates and pursuant to and in accordance with Regulation S, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Global Certificate and to increase, or cause to be increased, the Certificate Balance of the Temporary Regulation S Global Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Global Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions (who shall be the agent member of Euroclear or Clearstream, or both) a beneficial interest in the Temporary Regulation S Global Certificate equal to the reduction in the Certificate Balance of the Rule 144A Global Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Global Certificate that is being exchanged or transferred.

(d)        Rule 144A Global Certificate to Regulation S Global Certificate. If a holder of a beneficial interest in the Rule 144A Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Rule 144A Global Certificate for an interest in the Regulation S Global Certificate of the same Class, or to transfer its interest in such Rule 144A Global Certificate to a Person who is required to take delivery thereof in the form of an interest in a Regulation S Global Certificate, such holder may, subject to the rules and procedures of the Depository, exchange, or cause the exchange of, such interest for an equivalent beneficial interest in such Regulation S Global Certificate. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.02 of this Agreement, of (1) instructions given in accordance with the Depository’s procedures from a Depository Participant directing the Certificate Registrar to credit or cause to be credited a beneficial interest in the Regulation S Global Certificate in an amount equal to the beneficial interest in the Rule 144A Global Certificate to be exchanged, (2) a written order given in accordance with the Depository’s procedures containing information regarding the participant account of the Depository to be credited with such increase and (3) a certificate in the form of Exhibit F to this Agreement given by the holder of such beneficial interest stating (A) that the transfer of such interest has been made in compliance with the transfer restrictions applicable to the Global Certificates and pursuant to and in accordance with Regulation S, (B) that the Certificate being transferred is not a “restricted security” as defined in Rule 144 under the Act or (C) that the transferee is otherwise entitled to hold its interest in the applicable Certificates in the form of an interest in the Regulation S Global Certificate, without any registration of such Certificates under the Act (in which case such certificate shall enclose an Opinion of Counsel to such effect and such other documents as the Certificate Registrar may reasonably require), then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Rule 144A Global Certificate and to increase, or cause to be increased, the Certificate Balance of the Regulation S Global Certificate by the aggregate Certificate Balance of the beneficial interest in the Rule 144A Global Certificate to be exchanged, to credit or cause to be credited to the account of the Person specified in such instructions a beneficial interest in the Regulation S Global Certificate equal to the reduction in the Certificate Balance of the Rule 144A Global Certificate, and to debit, or cause to be debited, from the account of the Person making such exchange or transfer the beneficial interest in the Rule 144A Global Certificate that is being exchanged or transferred.

(e)        Temporary Regulation S Global Certificate or Regulation S Global Certificate to Rule 144A Global Certificate. If a holder of a beneficial interest in a Temporary Regulation S Global Certificate or Regulation S Global Certificate deposited with the Certificate Registrar as custodian for the Depository wishes at any time to exchange its interest in such Temporary Regulation S Global Certificate or Regulation S Global Certificate for an interest in the Rule 144A Global Certificate of the same Class, or to transfer its interest in such Temporary Regulation S Global Certificate or Regulation S Global Certificate to a Person who is required to take delivery thereof in the form of an interest in the Rule 144A Global Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, as the case may be, and the Depository, exchange or cause the exchange of such interest for an equivalent beneficial interest in the Rule 144A Global Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.02 of this Agreement, of (1) instructions from Euroclear or Clearstream, if applicable, and the Depository, directing the Certificate Registrar, as registrar, to credit or cause to be credited a beneficial interest in the Rule 144A Global Certificate equal to the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase, (2) with respect to a transfer of an interest in the Regulation S Global Certificate, information regarding the participant account of the Depository to be debited with such decrease and (3) with respect to a transfer of an interest in the Temporary Regulation S Global Certificate (but not the Regulation S Global Certificate) for an interest in the Rule 144A Global Certificate, a certificate in the form of Exhibit G to this Agreement given by the holder of such beneficial interest and stating that the Person transferring such interest in the Temporary Regulation S Global Certificate reasonably believes that the Person acquiring such interest in the Rule 144A Global Certificate is a Qualified Institutional Buyer and is obtaining such beneficial interest in a transaction meeting the requirements of Rule 144A, then the Certificate Registrar shall instruct the Depository to reduce, or cause to be reduced, the Certificate Balance of the Temporary Regulation S Global Certificate or Regulation S Global Certificate and to increase, or cause to be increased, the Certificate Balance of the Rule 144A Global Certificate by the aggregate Certificate Balance of the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate to be exchanged, and the Certificate Registrar shall instruct the Depository, concurrently with such reduction, to credit, or cause to be credited, to the account of the Person specified in such instructions, a beneficial interest in the Rule 144A Global Certificate equal to the reduction in the Certificate Balance of the Temporary Regulation S Global Certificate or Regulation S Global Certificate and to debit, or cause to be debited, from the account of the

Person making such transfer the beneficial interest in the Temporary Regulation S Global Certificate or Regulation S Global Certificate that is being transferred.

(f)        Temporary Regulation S Global Certificate to Regulation S Global Certificate. Interests in a Temporary Regulation S Global Certificate as to which the Certificate Registrar has received from Euroclear or Clearstream, as the case may be, a certificate (a “Non-U.S. Beneficial Ownership Certification”) to the effect that Euroclear or Clearstream, as applicable, has received a certificate substantially in the form of Exhibit H to this Agreement from the holder of a beneficial interest in such Temporary Regulation S Global Certificate, shall be exchanged after the Restricted Period, for interests in the Regulation S Global Certificate of the same Class. The Certificate Registrar shall effect such exchange by delivering to the Depository for credit to the respective accounts of such holders, a duly executed and authenticated Regulation S Global Certificate, representing the aggregate Certificate Balance of interests in the Temporary Regulation S Global Certificate initially exchanged for interests in the Regulation S Global Certificate. The delivery to the Certificate Registrar by Euroclear or Clearstream of the certificate or certificates referred to above may be relied upon by the Depositor and the Certificate Registrar as conclusive evidence that the certificate or certificates referred to therein has or have been delivered to Euroclear or Clearstream pursuant to the terms of this Agreement and the Temporary Regulation S Global Certificate. Upon any exchange of interests in the Temporary Regulation S Global Certificate for interests in the Regulation S Global Certificate, the Certificate Registrar shall endorse the Temporary Regulation S Global Certificate to reflect the reduction in the Certificate Balance represented thereby by the amount so exchanged and shall endorse the Regulation S Global Certificate to reflect the corresponding increase in the amount represented thereby. Until so exchanged in full and except as provided therein, the Temporary Regulation S Global Certificate, and the Certificates evidenced thereby, shall in all respects be entitled to the same benefits under this Agreement as the Regulation S Global Certificate and Rule 144A Global Certificate authenticated and delivered hereunder.

(g)        Non-Book Entry Certificate to Global Certificate. If a holder of a Non-Book Entry Certificate wishes at any time to exchange its interest in such Non-Book Entry Certificate for an interest in a Global Certificate of the same Class, or to transfer all or part of such Non-Book Entry Certificate to a Person who is entitled to take delivery thereof in the form of an interest in a Global Certificate, such holder may, subject to the rules and procedures of Euroclear or Clearstream, if applicable, and the Depository, cause the exchange of all or part of such Non-Book Entry Certificate for an equivalent beneficial interest in the appropriate Global Certificate of the same Class. Upon receipt by the Certificate Registrar, as registrar, at its office designated in Section 5.02 of this Agreement, of (1) such Non-Book Entry Certificate, duly endorsed as provided herein, (2) instructions from such holder directing the Certificate Registrar, as registrar, to credit, or cause to be credited, a beneficial interest in the applicable Global Certificate equal to the portion of the Certificate Balance of the Non-Book Entry Certificate to be exchanged, such instructions to contain information regarding the participant account with the Depository to be credited with such increase and (3) a certificate in the form of Exhibit I to this Agreement (in the event that the applicable Global Certificate is the Temporary Regulation S Global Certificate), in the form of Exhibit J to this Agreement (in the event that the applicable Global Certificate is the Regulation S Global Certificate) or in the form of Exhibit K to this Agreement (in the event that the applicable Global Certificate is the Rule 144A Global Certificate), then the Certificate Registrar, as registrar, shall cancel, or cause to be canceled, all or part of such Non-Book Entry Certificate, and shall, if applicable, direct the Certificate Administrator to execute, authenticate and deliver to the transferor a new Non-Book Entry Certificate equal to the aggregate Certificate Balance of the portion retained by such transferor and shall instruct the Depository to increase, or cause to be increased, such Global Certificate by the aggregate Certificate Balance of the portion of the Non-Book Entry Certificate to be exchanged and to credit, or cause to be credited, to the account of the Person specified in such instructions a beneficial interest in the applicable Global Certificate equal to the Certificate Balance of the portion of the Non-Book Entry Certificate so canceled.

(h)        Exchanges of Non-Book Entry Certificates. If a holder of a Rule 144A Global Certificate, Regulation S Global Certificate or Non-Book Entry Certificate wishes at any time to transfer its interest in such Rule 144A Global Certificate, Regulation S Global Certificate or Non-Book Entry Certificate to a Person who is required to take delivery thereof in the form of a Non-Book Entry Certificate, then the Certificate Registrar shall refuse to register such transfer unless it receives (and upon receipt, may conclusively rely upon): (i) an investment representation letter from the proposed transferee substantially in the form attached as Exhibit L-4 to this Agreement and (ii) if required by the Certificate Registrar, an opinion of counsel satisfactory to the Certificate Registrar to the effect that such transfer shall be made without registration under the Securities Act, together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or the proposed transferee on which such opinion of counsel is based (such opinion of counsel shall not be an expense of the Trust or of the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Certificate Administrator or the Certificate Registrar in their respective capacities as such).

(i)         Other Exchanges. In the event that a Global Certificate is exchanged for a Definitive Certificate, such Certificates may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of clauses (c) through (f) and (h) above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S under the Securities Act, at the case may be) and such other procedures as may from time to time be adopted by the Certificate Registrar.

(j)         Restricted Period. Prior to the termination of the Restricted Period with respect to the issuance of the Certificates, transfers of interests in the Temporary Regulation S Global Certificate to U.S. persons (as defined in Regulation S) shall be limited to transfers made pursuant to the provisions of clause (e) above.

(k)        If Certificates are issued upon the transfer, exchange or replacement of Certificates bearing a restrictive legend relating to compliance with the Act, or if a request is made to remove such legend on Certificates, the Certificates so issued shall bear the restrictive legend, or such legend shall not be removed, as the case may be, unless there is delivered to the Certificate Registrar such satisfactory evidence, which may include an Opinion of Counsel that neither such legend nor the restrictions on transfer set forth therein are required to ensure that transfers thereof comply with the provisions of Rule 144A, Rule 144 or Regulation S under the Act or, with respect to Non-Book Entry Certificates, that such Certificates are not “restricted” within the meaning of Rule 144 under the Act. Upon provision of such satisfactory evidence, the Certificate Registrar shall authenticate and deliver Certificates that do not bear such legend.

(l)         All Certificates surrendered for registration of transfer and exchange shall be canceled and subsequently destroyed by the Certificate Registrar in accordance with the Certificate Registrar’s customary procedures.

(m)        No Risk Retention Certificate, ERISA Restricted Certificate or Class R Certificate may be purchased by or transferred to any prospective purchaser or transferee that is or will be an employee benefit plan or other plan subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 or a governmental plan (as defined in Section 3(32) of ERISA) or other plan that is subject to any federal, state or local law that is, to a material extent, similar to the foregoing provisions of ERISA or the Code (“Similar Law”) (each, a “Plan”), or any person acting on behalf of any such plan or using the assets of a Plan to purchase such Risk Retention Certificate, ERISA Restricted Certificate or Class R Certificate, other than, in the case of the ERISA Restricted Certificates, an insurance company using the assets of its general account under circumstances whereby the purchase and holding of such Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60 (or, in the case of a governmental plan subject to Similar Law, the acquisition, holding and disposition of such Certificates will not constitute or otherwise result in a non-exempt violation of Similar Law). Except in connection with the transfer thereof by any of the Initial Purchasers, each prospective transferee of a Risk Retention Certificate, an ERISA Restricted Certificate or a Class R Certificate in Non-Book Entry Certificate form shall deliver to the transferor, the Certificate Registrar, the Certificate Administrator and the Trustee a representation letter, substantially in the form of Exhibit C-8 to this Agreement, stating that the prospective transferee is not a Plan or a person acting on behalf of or using the assets of a Plan, other than, in the case of the ERISA Restricted Certificates, an insurance company using the assets of its general account under circumstances whereby the purchase and holding of such Certificates by such insurance company would be exempt from the prohibited transaction provisions of ERISA and the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60 (or, in the case of a governmental plan subject to Similar Law, the acquisition, holding and disposition of such Certificates will not constitute or otherwise result in a non-exempt violation of Similar Law). No Class A, Class X-A, Class X-B, Class B, Class C, Class D or Class E Certificate and no Certificate which has ceased to be an ERISA Restricted Certificate (because of the proviso in the definition of “ERISA Restricted Certificate”) may be purchased by or transferred to any prospective purchaser or transferee that is or will be a Plan, or any person acting on behalf of any such plan or using the assets of a Plan to purchase such Certificate, unless (A) the purchaser is an accredited investor, as defined in Rule 501(a)(1) of Regulation D under the Securities Act, (B) the purchaser is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by any member of the Restricted Group, and (C) the purchaser agrees that it will obtain the following from each prospective transferee that is a retirement plan or other employee benefit plan or arrangement subject to Title I of ERISA, Section 4975 of the Code or Similar Law: (x) a written representation that such transferee satisfies the requirements described in the immediately foregoing clauses (A) and (B), and (y) a written agreement of the type described in this clause (C). Each beneficial owner of a Certificate (other than a Class R Certificate) or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Certificate or interest therein, that (i) it is not a Plan and is not acting on behalf of or using the assets of a Plan to purchase the Certificates, (ii) in the case of a Certificate that meets the rating requirements of the Underwriter Exemption at the time of purchase, that (w) it has acquired and is holding such Certificate or an interest therein in reliance on the Underwriter Exemption, (or, in the case of a Plan subject to Similar Law, its acquisition, holding and disposition of the Certificate will not result in a non-exempt violation of Similar Law), (x) its acquisition, holding and disposition of the ERISA Eligible Certificate or interest therein will not constitute or result in a non-exempt violation of Section 406 of ERISA or Section 4975 of the Code (or, in the case of a Plan subject to Similar Law, will not result in a non-exempt violation of Similar Law) and (y) it is an “accredited investor” as defined in Rule 501(a)(1) of Regulation D, or (iii) it is an insurance company general account and all requirements of Sections I and III of Department of Labor Prohibited Transaction Exemption 95-60 will be met with respect to its acquisition, holding and disposition of the Certificates (or, in the case of a Plan subject to Similar Law, that its acquisition, holding and disposition of the Certificates will not result in a non-exempt violation of Similar Law). Any attempted or purported transfer in violation of these transfer restrictions shall be null and void ab initio and shall vest no rights in any purported transferee and shall not relieve the transferor of any obligations with respect to the applicable Certificates.

(n)        Each Person who has or acquires any Residual Ownership Interest shall be deemed by the acceptance or acquisition of such Residual Ownership Interest to have agreed to be bound by the following provisions and the rights of each Person acquiring any Residual Ownership Interest are expressly subject to the following provisions:

(i)         Each Person acquiring or holding any Residual Ownership Interest shall be a Permitted Transferee and shall not acquire or hold such Residual Ownership Interest as agent (including a broker, nominee or other middleman) on behalf of any Person that is not a Permitted Transferee. Any such Person shall promptly notify the Certificate Registrar of any change or impending change in its status (or the status of the beneficial owner of such Residual Ownership Interest) as a Permitted Transferee. Any acquisition described in the first sentence of this Section 5.02(n) by a Person who is not a Permitted Transferee or by a Person who is acting as an agent of a Person who is not a Permitted Transferee shall be void ab initio and of no effect, and the immediately preceding owner who was a Permitted Transferee shall be restored to registered and beneficial ownership of the Residual Ownership Interest as soon and as fully as possible.

(ii)        No Residual Ownership Interest may be Transferred, and no such Transfer shall be registered in the Certificate Register, without the express written consent of the Certificate Registrar, and the Certificate Registrar shall not recognize the Transfer, and such proposed Transfer shall not be effective, without such consent with respect thereto. In connection with any proposed Transfer of any Residual Ownership Interest, the Certificate Registrar shall, as a condition to such consent, (x) require the proposed transferee to deliver, and the proposed transferee shall deliver to the Certificate Registrar and to the proposed transferor, an affidavit in substantially the form attached as Exhibit C-3 to this Agreement (a “Transferee Affidavit”) of the proposed transferee (A) that such proposed transferee is a Permitted Transferee and (B) stating that (1) the proposed transferee historically has paid its debts as they have come due and intends to do so in the future, (2) the proposed transferee understands that, as the holder of a Residual Ownership Interest, it may incur tax liabilities in excess of cash flows generated by the residual interest, (3) the proposed transferee intends to pay taxes associated with holding the Residual Ownership Interest as they become due, (4) the proposed transferee will not cause income with respect to the Residual Ownership Interest to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such proposed transferee or any other U.S. Person, (5) the proposed transferee will not transfer the Residual Ownership Interest to any Person that does not provide a Transferee Affidavit or as to which the proposed transferee has actual knowledge that such Person is not a Permitted Transferee or is acting as an agent (including a broker, nominee or other middleman) for a Person that is not a Permitted Transferee, and (6) the proposed transferee expressly agrees to be bound by and to comply with the provisions of this Section 5.02(n) and (y) other than in connection with the initial issuance of a Class R Certificate, require a statement from the proposed transferor substantially in the form attached as Exhibit C-4 to this Agreement (the “Transferor Letter”), that the proposed transferor has no actual knowledge that the proposed transferee is not a Permitted Transferee and has no actual knowledge or reason to know that the proposed transferee’s statements in the Transferee Affidavit are false.

(iii)        Notwithstanding the delivery of a Transferee Affidavit by a proposed transferee under clause (n)(ii) above, if a Responsible Officer of the Certificate Registrar has actual knowledge that the proposed transferee is not a Permitted Transferee, no Transfer to such proposed transferee shall be effected and such proposed Transfer shall not be registered on the Certificate Register; provided, however, that the Certificate Registrar shall not be required to conduct any independent investigation to determine whether a proposed transferee is a Permitted Transferee. Upon notice to the Certificate Registrar that there has occurred a Transfer to any Person that is a Disqualified Organization or an agent thereof (including a broker, nominee or middleman) in contravention of the foregoing restrictions, and in any event not later than 60 days after a request for information from the transferor of such Residual Ownership Interest or such agent, the Certificate Registrar and the Certificate Administrator agree to furnish to the IRS and the transferor of such Residual Ownership Interest or such agent such information necessary to the application of Code Section 860E(e) as may be required by the Code, including, but not limited to, the present value of the total anticipated excess inclusions with respect to such Class R Certificate (or portion thereof) for periods after such Transfer. At the election of the Certificate Registrar, the Certificate Registrar may charge a reasonable fee for computing and furnishing such information to the transferor or to such agent referred to above; provided, however, such Persons shall in no event be excused from furnishing such information.

(iv)       The Class R Certificates may only be transferred to and owned by Qualified Institutional Buyers.

(o)        No transfer, sale, pledge or other disposition of any Certificate or interest therein shall be made unless that transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Act and any applicable state securities laws, or is otherwise made in accordance with the Act and such state securities laws. None of the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Certificate Administrator nor the Certificate Registrar are obligated to register or qualify the Certificates under the Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of such Certificates without registration or qualification.

(p)        At all times during the Risk Retention Period if a transfer of the Risk Retention Certificates is to be made, then the following documents shall be submitted to the Certificate Administrator at Wells Fargo Bank, National Association, 9062 Old Annapolis Road, Columbia, Maryland 21045, Attention: Risk Retention Custody (CMBS) – JPMCC 2019-ICON, who shall facilitate such transfer with the Certificate Registrar who shall refuse to register such transfer unless it receives (and, upon receipt, may conclusively rely upon) each of the following: (A) an executed written request for the Sponsor’s consent to such release for the purposes of transfer substantially in the form attached hereto as Exhibit C-9, (B) a certification from such Certificateholder’s prospective transferee substantially in the form attached hereto as Exhibit C-7, (C) a certification from the Certificateholder desiring to effect such transfer substantially in the form attached hereto as Exhibit C-6, (D) a W-9 completed by the prospective transferee and (E) wire instructions and contact information of the prospective transferee. Upon receipt of the foregoing documents, the Certificate Registrar shall, subject to Section 5.01(e), Section 5.01(f) and Section 5.02, reflect the Risk Retention Certificates in the name of the prospective transferee and shall deliver written confirmation to the transferee with a copy via email to each of the Retaining Sponsor, and the transferor, of such transfer and the safekeeping of such Class HRR Certificates in the form of Exhibit BB to this Agreement. After the termination of the Risk Retention Period, if a transfer of the Risk Retention Certificates is to be made, then the Certificate Registrar shall refuse to register such transfer unless it receives (and upon receipt may conclusively rely upon) each of the following: (A) either (x) the original Risk Retention Certificates released to the Certificate Registrar or (y) an executed written request for the Sponsor’s consent to such release for the purposes of transfer substantially in the form attached hereto as Exhibit C-9, (B) a certification from such Certificateholder’s prospective transferee substantially in the form attached hereto as Exhibit C-7 and (C) a certification from the Certificateholder desiring to effect such transfer substantially in the form attached hereto as Exhibit C-6. For the avoidance of doubt, in no event shall the Risk Retention Certificates be held as a Global Certificate during the Risk Retention Period.

Section 5.03        [Reserved].

Section 5.04        Form and Registration. (a) Each Class of the Regular Certificates sold to an institution that is not a U.S. Person in offshore transactions in reliance on Regulation S under the Act shall initially be represented by a temporary global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each a “Temporary Regulation S Global Certificate”), which shall be deposited on the Closing Date on behalf of the purchasers of the Regular Certificates represented thereby with the Certificate Registrar, at its principal trust office, as custodian, for the Depository, and registered in the name of the Depository or the nominee of the Depository for the account of designated agents holding on behalf of Euroclear and/or Clearstream. Prior to the expiration of the 40-day period commencing on the later of the commencement of the offering and the Closing Date (the “Restricted Period”), beneficial interests in each Temporary Regulation S Global Certificate may be held only through Euroclear or Clearstream. After the expiration of the Restricted Period, a beneficial interest in a Temporary Regulation S Global Certificate may be exchanged for an interest in the related permanent global certificate of the same Class (a “Regulation S Global Certificate”) in the applicable form set forth as an exhibit hereto in accordance with the procedures set forth in Section 5.02(f) of this Agreement. During the Restricted Period, distributions due in respect of a beneficial interest in a Temporary Regulation

S Global Certificate shall only be made upon delivery to the Certificate Registrar by Euroclear or Clearstream, as applicable, of a Non-U.S. Beneficial Ownership Certification. After the expiration of the Restricted Period, distributions due in respect of any beneficial interests in a Temporary Regulation S Global Certificate shall not be made to the holders of such beneficial interests unless exchange for a beneficial interest in the Regulation S Global Certificate of the same Class is improperly withheld or refused. The aggregate Certificate Balance of a Temporary Regulation S Global Certificate or a Regulation S Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

On the Closing Date, the Certificate Administrator shall execute, the Authenticating Agent shall authenticate, and the Certificate Administrator shall deliver to the Certificate Registrar the Regulation S Global Certificates, which shall be held by the Certificate Registrar for purposes of effecting the exchanges contemplated by the preceding paragraph.

(b)        The Regular Certificates of each Class offered and sold to Qualified Institutional Buyers in reliance on Rule 144A shall be represented by a single, global certificate in definitive, fully registered form without interest coupons, substantially in the applicable form set forth as an exhibit hereto (each, a “Rule 144A Global Certificate” and, together with the Temporary Regulation S Global Certificates and the Regulation S Global Certificates, the “Global Certificates”), which shall be deposited with the Certificate Registrar or an agent of the Certificate Registrar, as custodian for the Depository, and registered in the name of the Depository or a nominee of the Depository. The aggregate Certificate Balance of a Rule 144A Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Certificate Registrar, as custodian for the Depository, as hereinafter provided.

(c)        The Certificates of each Regular Class offered and sold in the United States to investors that are Institutional Accredited Investors that are not Qualified Institutional Buyers and the Class R Certificates (collectively, the “Non-Book Entry Certificates”) shall be in the form of Definitive Certificates, substantially in the applicable form set forth as an exhibit hereto, and shall be registered in the name of such investors or their nominees by the Certificate Registrar who shall deliver the certificates for such Non-Book Entry Certificates to the respective beneficial owners or owners.

(d)        Owners of beneficial interests in Global Certificates of any Class shall not be entitled to receive physical delivery of certificated Certificates unless: (i) the Depository advises the Certificate Registrar in writing that the Depository is no longer willing or able to discharge properly its responsibilities as depository with respect to the Global Certificates of such Class or ceases to be a Clearing Agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Certificate Administrator has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Holders of such Class and the Certificate Administrator has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Certificate Administrator to obtain possession of the Certificates of such Class; provided, however, that under no circumstances will certificated Certificates be issued to beneficial owners of a Temporary Regulation S Global Certificate. Upon notice of the occurrence of any of the events described in clause (i) or (ii) above with respect to any Certificates of a Class that are in the form of Global Certificates and upon surrender by the Depository of any Global Certificate of such Class and receipt from the Depository of instructions for reregistration, the Certificate Registrar shall issue Certificates of such Class in the form of Definitive Certificates (bearing, in the case of a Definitive Certificate issued for a Rule 144A Global Certificate, the same legends regarding transfer restrictions borne by such Global Certificate), and thereafter the Certificate Registrar shall recognize the holders of such Definitive Certificates as Certificateholders under this Agreement.

(e)        If any Beneficial Owner wishes to transfer its interest in a Rule 144A Global Certificate to an Institutional Accredited Investor that is not a Qualified Institutional Buyer, or wishes to transfer its interest in a Regulation S Global Certificate to a “U.S. person” (as that term is defined in Rule 902(k) under the Securities Act) that is an Institutional Accredited Investor but not a Qualified Institutional Buyer, then the transferee shall take delivery in the form of a Non-Book Entry Certificate, subject to the restrictions on the transfer of such Non-Book Entry Certificate in Section 5.02(h) of this Agreement. No such transfer shall be made and the Certificate Registrar shall not register any such transfer unless such transfer complies with the provisions of Section 5.02(h) of this Agreement applicable to transfers of Non-Book Entry Certificates. Upon acceptance for exchange or transfer of a beneficial interest in a Global Certificate for a Non-Book Entry Certificate, as provided herein, the Certificate Registrar shall endorse on the schedule affixed to the related Global Certificate (or on a continuation of such schedule affixed to such Global Certificate and made a part thereof) an appropriate notation evidencing the date of such exchange or transfer and a decrease in the denomination of such Global Certificate equal to the denomination of such Non-Book Entry Certificate issued in exchange therefor or upon transfer thereof.

Section 5.05        Notices to Clearing Agency. Whenever notice or other communication to the Certificateholders is required under this Agreement, unless and until Definitive Certificates shall have been issued to Beneficial Owners pursuant to Section 5.06, the Certificate Administrator shall give all such notices and communications specified herein to be given to Certificateholders of the Regular Certificates to the Clearing Agency for distribution to Certificateholders of such Classes of Certificates. Any beneficial owner of a Certificate who does not receive information through DTC or its participants may request that Certificate Administrator reports be mailed directly to it by written request to the Certificate Administrator (accompanied by evidence of such beneficial ownership) at the Corporate Trust Office of the Certificate Administrator. The Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the Certificate Registrar.

Section 5.06        Definitive Certificates. (a) All of the Class R Certificates will be issued in the form of Definitive Certificates. In the case of Definitive Certificates issued in exchange for a Domestic Global Certificate, such Definitive Certificates shall bear the appropriate legend referred to in Section 5.02(k) (unless the Certificate Administrator and the Depositor determine otherwise in accordance with applicable law) and shall be subject to the provisions of such legend. The Holder of a Definitive Certificate may transfer such Definitive Certificate, subject to compliance with the provisions of such legend, by surrendering it at (i) the office or agency maintained by the Certificate Administrator for such purpose, or (ii) the office of any transfer agent appointed by the Depositor. Upon the transfer, exchange or replacement of

Definitive Certificates bearing the legend, or upon specific request for removal of the legend on a Definitive Certificate, the Certificate Administrator will deliver only Definitive Certificates that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to the Certificate Administrator and the Depositor such satisfactory evidence, which may include an Opinion of Counsel, as may reasonably be required by the Certificate Administrator and the Depositor that neither the legend nor the restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act.

(b)        Any beneficial interest in a Global Certificate that is registered in the name of an IAI that is not a Qualified Institutional Buyer is required to be delivered in the form of a Definitive Certificate and shall cease to be an interest in such Domestic Global Certificate and, thereafter, will be subject to all transfer restrictions and other procedures applicable to Regular Certificates in definitive form. Accordingly, such proposed transferees will be required to deliver to the Certificate Registrar a transferee’s certificate in the form included as Exhibit C-2. The Class R Certificates shall be issued only in the form of Definitive Certificates, and proposed transferees thereof shall also be required to deliver to the Certificate Registrar a transferee’s certificate in the form of Exhibit C-5. Notwithstanding the foregoing, no transfer of a beneficial interest in a Regulation S Global Certificate to a Definitive Certificate pursuant to this Section 5.06 shall be made prior to the Release Date.

(c)        With respect to the registration and transfer of any Definitive Certificate, in addition to the requirements of Section 5.06(b) above, the Certificate Registrar shall register the transfer of any such Definitive Certificate if prior to transfer (i) two years have expired after the later of the Closing Date or the last date on which the Depositor or any affiliate of the Depositor held such Certificate or (ii) the transferee furnishes to the Certificate Registrar (A) an Opinion of Counsel acceptable to the Certificate Registrar that such transfer is in compliance with the Securities Act and (B) a written undertaking by the transferor to reimburse the Trust Fund for any costs incurred by it in connection with the proposed transfer.

(d)        If a Holder of a Definitive Certificate wishes at any time to transfer such Certificate to a Person who wishes to take delivery thereof in the form of a beneficial interest in a Regulation S Global Certificate or the Domestic Global Certificate, such transfer may be effected only upon receipt by the Certificate Registrar of (x) a certificate in the form of Exhibit J (if delivery is to be taken in the form of a beneficial interest in the Regulation S Global Certificate) or (y) a certificate in the form of Exhibit C-1 from the transferee to the effect that such transferee is a Qualified Institutional Buyer (if delivery is to be taken in the form of a beneficial interest in the Domestic Global Certificate).

The certificate provided in the form of Exhibit J shall include a certification to the effect that: (i) (1) the offer of the Certificates was not made to a person in the United States; and (2) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, that the Certificates being transferred are not “restricted securities” as defined in Rule 144 under the Securities Act.

(e)        Definitive Certificates will be issued to Certificateholders or their nominees if (i) any depositary notifies the Depositor and the Certificate Administrator in writing that it is at any time unwilling or unable to discharge properly its responsibilities as depositary with respect to a Global Certificate, or ceases to be a “clearing agency” registered under the Exchange Act (such depositary hereinafter referred to as the “withdrawing depositary”), and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days after such notice; (ii) the Certificate Administrator has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders and the Certificate Administrator has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Certificate Administrator to obtain possession of the Certificates; or (iii) a Certificateholder requests that its interest in a Global Certificate be exchanged for a Definitive Certificate or Certificates. Upon notice of the occurrence of any of the events described in the preceding sentence (other than clause (iii) thereof) the withdrawing depositary is required to notify all Depository Participants of the availability of Definitive Certificates. Upon surrender by the withdrawing depositary of any Global Certificate and receipt from the withdrawing depositary of any Global Certificates and instructions for re registration, the Certificate Administrator shall issue such Certificates in the form of Definitive Certificates, and thereafter the Certificate Administrator shall recognize the Holders of such Definitive Certificates as Certificateholders under this Agreement. Neither the Depositor nor the Certificate Administrator shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates of such Class, all references herein to obligations imposed upon or to be performed by the applicable Clearing Agency shall be deemed to be imposed upon and performed by the Certificate Administrator, to the extent applicable with respect to such Definitive Certificates, and the Certificate Administrator shall recognize the Certificateholders of the Definitive Certificates of such Class as Certificateholders of such Class hereunder.

(f)         Distributions of principal and interest on the Definitive Certificates will be made by the Certificate Administrator directly to Holders of Definitive Certificates in accordance with the procedures set forth in this Agreement.

(g)        Should any Certificate be lost, stolen, destroyed, mutilated or defaced, then, in the absence of actual notice to the Certificate Administrator that the Certificate has been acquired by a bona fide purchaser, it may be replaced at the specified office of the Certificate Administrator, acting as “replacement agent,” upon payment by the claimant of the expenses incurred in connection therewith and on such terms as to evidence and indemnity (which may provide, in the case of a lost, stolen or destroyed Certificate, inter alia, that, if such Certificate is subsequently presented for redemption or payment, there will be paid by such claimant to the Depositor on demand the principal amount of such Certificate in United States dollars) as the Depositor and the Certificate Administrator reasonably require. Mutilated or defaced Certificates must be surrendered before replacements will be issued. The Depositor reserves the right at any time to vary or terminate the appointment of such replacement agent and to appoint another replacement agent. Any replacement Certificate issued pursuant to this Section 5.06 shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 5.07        Responsibility for Transfer Restrictions. None of the Certificate Administrator, the Certificate Registrar or the Trustee shall have any obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer imposed under Article V or under applicable law with respect to any transfer of any Certificate, or any interest therein, other than to require delivery of the certification(s) and/or Opinions of Counsel described in Article V applicable with respect to changes in registration of record ownership of Certificates in the Certificate Register. The Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Trustee, the Certificate Administrator and the Certificate Registrar shall have no liability for transfers made through the book entry facilities of the Depository or between or among Depository Participants or beneficial owners of the Certificates in violation of applicable restrictions.

Section 5.08        Authenticating Agent. The Certificate Administrator may appoint an Authenticating Agent to execute and to authenticate Certificates. The Authenticating Agent must be acceptable to the Depositor and the Servicer and must be a national banking association or corporation organized and doing business under the laws of the United States of America or any state, having a principal office and place of business in a state and city acceptable to the Depositor and the Servicer, having a combined capital and surplus of at least $15,000,000, authorized under such laws to do a trust business and subject to supervision or examination by federal or state authorities. The Certificate Administrator shall serve as the initial Authenticating Agent and the Certificate Administrator hereby accepts such appointment.

Any national banking association or corporation into which the Authenticating Agent may be merged or converted or with which it may be consolidated, or any national banking association or corporation resulting from any merger, conversion or consolidation to which the Authenticating Agent shall be party, or any national banking association or corporation succeeding to the corporate agency business of the Authenticating Agent, shall be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Certificate Administrator or the Authenticating Agent.

The Authenticating Agent may at any time resign by giving at least 30 days’ advance written notice of resignation to the Certificate Administrator, the Trustee, the Depositor and the Servicer. The Certificate Administrator may at any time terminate the agency of the Authenticating Agent by giving written notice of termination to the Authenticating Agent, the Depositor and the Servicer. Upon receiving a notice of resignation or upon such a termination, or in case at any time the Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 5.08, the Certificate Administrator promptly shall appoint a successor Authenticating Agent, which shall be acceptable to the Depositor, and shall mail notice of such appointment to all Certificateholders. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent herein. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 5.08.

The Authenticating Agent shall have no responsibility or liability for any action taken by it as such at the direction of the Certificate Administrator; provided that the Certificate Administrator shall in no event be relieved of any liability in connection with any failure in the performance of its obligations hereunder. Any compensation paid to the Authenticating Agent shall be an unreimbursable expense of the Certificate Administrator.

Section 5.09        Access to List of Certificateholders’ Names and Addresses; Special Notices. The Certificate Registrar shall maintain in as current form as is reasonably practicable the most recent list available to it of the names and addresses of the Certificateholders. If any Certificateholder that has provided an Investor Certification (a) requests in writing from the Certificate Registrar a list of the names and addresses of Certificateholders, (b) states that such Certificateholder desires to communicate with other Certificateholders with respect to its rights under this Agreement or under the Certificates and (c) provides a copy of the communication which such Certificateholder proposes to transmit, then the Certificate Registrar shall, within 10 Business Days after the receipt of such request, afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to a current list of the Certificateholders related to the Class of Certificates held by such Certificateholder. Every Certificateholder, by receiving and holding a Certificate, agrees that the Certificate Registrar shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived. The Servicer, the Special Servicer and the Depositor shall be entitled to a list of the names and addresses of Certificateholders from time to time upon request therefor.

Upon the written request of any Certificateholder that (a) has provided an Investor Certification, (b) states that such Certificateholder desires the Certificate Administrator to transmit a notice to all Certificateholders stating that such Certificateholder wishes to be contacted by other Certificateholders, setting forth the relevant contact information and briefly stating the reason for the requested contact (a “Special Notice”) and (c) provides a copy of the Special Notice which such Certificateholder proposes to transmit, the Certificate Administrator shall deliver such Special Notice to all Certificateholders at their respective addresses appearing on the Certificate Register. The costs and expenses of the Certificate Administrator associated with delivering any such Special Notice shall be borne by the party requesting such Special Notice. Every Certificateholder, by receiving and holding a Certificate, agrees that neither the Certificate Administrator nor the Certificate Registrar shall be held accountable by reason of the disclosure of any such Special Notice to Certificateholders, regardless of the information set forth in such Special Notice.

Section 5.10        Persons Deemed Owners. The Servicer, the Special Servicer, the Certificate Administrator, the Trustee and the Certificate Registrar, and any agent of any of them, may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and neither the Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Certificate Registrar, nor any agent of any of them shall be affected by any notice to the contrary; provided, however, that to the extent that a party to this Agreement responsible for distributing any report, statement or other information required to be distributed to Certificateholders has been provided an Investor Certification by a Beneficial Owner (or prospective transferee of a Certificate), such party to this Agreement shall distribute such report, statement or other information to such Beneficial Owner (or such prospective transferee).

ARTICLE VI

THE DEPOSITOR, THE SERVICER
AND THE SPECIAL SERVICER

Section 6.01        Liability of the Depositor, the Servicer and the Special Servicer. The Depositor, the Servicer and the Special Servicer each shall be liable in accordance herewith only to the extent of the obligations specifically imposed by this Agreement.

Section 6.02        Merger or Consolidation of the Servicer or the Special Servicer. Subject to the following paragraph, each of the Servicer and the Special Servicer shall keep in full effect its existence and rights as an entity under the laws of the jurisdiction of its organization, and shall be in compliance with the laws of all jurisdictions to the extent necessary to perform its duties under this Agreement.

Each of the Servicer, the Special Servicer, the Operating Advisor or the Depositor may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person into which it may be merged or consolidated, or any Person resulting from any merger or consolidation to which it shall be a party, or any Person succeeding to its business (including by assignment or sale), shall be the successor of the Servicer, the Special Servicer, the Operating Advisor or the Depositor (which, in the case of the Servicer or Special Servicer, may be limited to its commercial mortgage servicing business or, in the case of the Operating Advisor, may be limited to all or substantially all of its assets related to acting as a trust advisor or operating advisor for commercial mortgage securitizations), as applicable, hereunder, and shall be deemed to have assumed all of the liabilities and obligations of the Servicer, the Special Servicer, the Operating Advisor or the Depositor, as applicable, hereunder, if the surviving entity is a Qualified Replacement Servicer, Qualified Replacement Special Servicer or an Eligible Operating Advisor or a Rating Agency Confirmation has been obtained with respect to such merger or consolidation or transfer of assets and succession; provided, however, that if the successor or surviving Person is the Servicer, the Special Servicer or the Operating Advisor, as applicable, the obligation to provide a Rating Agency Confirmation shall not apply.

Section 6.03        Limitation on Liability of the Depositor, the Servicer, the Special Servicer, the Operating Advisor and Others. None of the Depositor, the Servicer, the Special Servicer, the Operating Advisor nor any of the directors, officers, members, managers, shareholders, employees or agents of the Depositor, the Servicer, the Special Servicer or the Operating Advisor shall be under any liability to the Trust, Certificateholders, the Companion Loan Holders or the Directing Certificateholder for its decision pursuant to the terms of this Agreement for any action taken or refraining from the taking of any action in good faith pursuant to this Agreement or for errors in judgment; provided, however, that none of the Depositor, the Servicer, the Special Servicer, the Operating Advisor nor any such Person shall be protected against any breach of its representations and warranties made in Section 2.03, Section 2.04 or Section 2.05, as applicable, or any liability which would otherwise be imposed by reason of willful misfeasance, bad faith, fraud or negligence in the performance of its duties hereunder. The Depositor, the Servicer, the Special Servicer, the Operating Advisor and any director, member, shareholder, manager, officer, employee or agent of the Depositor, the Servicer, the

Special Servicer or Operating Advisor may rely on any document of any kind that, prima facie, is properly executed and submitted by any Person respecting any matters arising hereunder. The Depositor, the Servicer, the Special Servicer, the Operating Advisor and any director, officer, member, manager, employee or agent of the Depositor, the Servicer, the Special Servicer or the Operating Advisor shall be indemnified and held harmless by the Trust Fund against any loss, liability, claim, damage, judgment, cost, fee, penalty, fine, forfeiture or expense (including reasonable legal fees and expenses, including costs of enforcing such indemnification) (i) incurred in connection with any legal action or claim relating to this Agreement, the Certificates or the Co-Lender Agreements, other than any loss, liability, penalty, fee, damage, claim, judgment, cost, fine, forfeiture or expense (including reasonable legal fees and expenses) incurred by reason of willful misfeasance, bad faith, fraud or negligence in the performance of its duties hereunder or by reason of reckless disregard of obligations or duties hereunder, in each case by any such Person. Any amount payable under the foregoing indemnification shall be payable solely from distributions owing hereunder in accordance with Section 3.06. None of the Depositor, the Servicer, the Special Servicer or the Operating Advisor shall be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its respective duties under this Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured. The Depositor, the Servicer, the Special Servicer or the Operating Advisor may, however, in its discretion undertake any such action that it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund and the Depositor, the Servicer, the Special Servicer and the Operating Advisor will be entitled to be reimbursed therefor from the Collection Account as provided in Section 3.06.

Section 6.04        Limitation on Resignation of the Servicer and the Special Servicer; Termination of the Servicer and the Special Servicer. (a) Each of the Servicer and the Special Servicer may assign their respective rights and delegate their respective duties and obligations under this Agreement provided that: (i) the purchaser or transferee accepting such assignment and delegation (A)  shall be consented to by the Depositor (which consent shall be evidenced in writing and shall not be unreasonably withheld or delayed), (B) shall (in the case of a successor to the Servicer or the Special Servicer) be an established mortgage finance institution, bank or mortgage servicing institution, organized and doing business under the laws of the United States, any state of the United States or the District of Columbia, authorized under such laws to perform the duties of the Servicer or Special Servicer or a Person resulting from a merger, consolidation or succession that is permitted under Section 6.02, (C) shall be acceptable to each Rating Agency as evidenced by a Rating Agency Confirmation, and (D) shall execute and deliver to the Certificate Administrator and the Trustee an agreement, in form and substance reasonably satisfactory to the Certificate Administrator and the Trustee (such satisfaction provided in writing), that contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the Servicer or Special Servicer, as the case may be, under this Agreement from and after the date of such agreement; (ii) the Servicer or the Special Servicer, as the case may be, shall not be released from its obligations under this Agreement that arose prior to the effective date of such assignment and delegation under this Section 6.04; (iii) the rate at which the Servicing Compensation or Special Servicing Fee, as applicable (or any component thereof) is calculated shall not exceed the rate then in effect; and (iv) the Servicer or the Special Servicer (or such successor Person), as applicable, pays all costs and expenses in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee shall be the successor Servicer or Special Servicer, as applicable, hereunder.

(b)           (i) The Servicer or the Special Servicer may resign from its obligations and duties hereby imposed on it upon determination that such duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it. Any such determination permitting the resignation of the Servicer or the Special Servicer, as applicable, shall be evidenced by an Opinion of Counsel (obtained at the resigning Servicer’s or Special Servicer’s sole and unreimbursable expense) to such effect delivered to the Trustee and the Certificate Administrator. In addition, the Servicer and the Special Servicer will each have the right to resign at any other time; provided the conditions set forth in the proviso to Section 6.04(a) are satisfied and a proposed successor agrees to accept the same or lower compensation.

(ii) Notwithstanding anything to the contrary herein, in the event the Special Servicer becomes a Borrower Affiliate, the Special Servicer shall resign as Special Servicer and use reasonable efforts to replace itself with a special servicer that is a Qualified Replacement Special Servicer, subject to the satisfaction of the conditions set forth in the proviso to Section 6.04(a) and the agreement of a proposed successor to accept the same or lower compensation; provided that if no such appointment is made within thirty (30) days of the Special Servicer becoming a Borrower Affiliate, such failure shall be a default under this Agreement and the Trustee shall promptly deliver written notice to the Special Servicer of the Special Servicer’s failure to perform the foregoing obligation.

(c)        No such resignation or assignment of the Servicer or Special Servicer under this Section 6.04 shall be effective unless and until (i) the Servicer or the Special Servicer has been paid any unpaid Servicing Compensation or Special Servicing Fee, as applicable, unreimbursed Advances (including Advance Interest Amounts thereon to which it is entitled) and all other amounts to which the Servicer or the Special Servicer is entitled hereunder to the extent such amounts accrue prior to such effective date and (ii) with respect to a resignation or assignment by the Servicer, the successor Servicer has deposited into the Collection Account from which amounts were withdrawn to reimburse the resigning or assigning Servicer, an amount equal to the amounts so withdrawn, to the extent such amounts would not have been permitted to be withdrawn except pursuant to this paragraph, in which case the successor Servicer shall, immediately upon deposit, have the same right of reimbursement or payment as the resigning or assigning Servicer had immediately prior to its resignation or assignment without regard to the operation of this paragraph.

(d)        No resignation or removal of the Servicer or the Special Servicer as contemplated by Section 6.04(b) shall become effective until the conditions precedent specified in Section 6.04(a) shall have been satisfied. The Trustee or any successor Servicer or Special Servicer under this Agreement will be entitled to the compensation to which the Servicer or Special Servicer would have been entitled (but not to any compensation earned and due to the departing Servicer or Special Servicer). If no successor Servicer or Special Servicer can be obtained to perform such obligations for the same compensation to which the resigning or assigning Servicer or Special Servicer would have been entitled, additional amounts payable to such successor Servicer or Special Servicer shall be treated as Realized Losses.

(e)        If at any time the Operating Advisor determines, in its sole discretion exercised in good faith, that (i) the Special Servicer is not performing its duties as required hereunder or is otherwise not acting in accordance with Accepted Servicing Practices, and (ii) the replacement of the Special Servicer would be in the best interest of the Certificateholders as a collective whole, then the Operating Advisor shall have the right to recommend the replacement of the Special Servicer. In such event, the Operating Advisor shall deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written report in the form of Exhibit AA attached hereto (which form may be modified or supplemented from time to time to cure any ambiguity or error or to incorporate any additional information, subject to compliance of such form with the terms and provisions of this Agreement; provided, further, that in no event shall the information or any other content included in such written report contravene any provision of this Agreement) detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which shall be a Qualified Replacement Special Servicer). In such event, the Certificate Administrator shall promptly notify each Certificateholder of the recommendation and post such notice and report on the Certificate Administrator’s Website in accordance with Section 8.14(b), and concurrently by mail conduct the solicitation of votes of all Certificates in such regard. Upon (i) the affirmative vote of Holders of Sequential Pay Certificates evidencing at least a majority of a quorum of Certificateholders (which, for this purpose, is the Holders of Certificates that (A) evidence at least 20% of the Voting Rights (taking into account the application of any Trust Appraisal Reduction amounts to notionally reduce the respective Certificate Balances) of all Sequential Pay Certificates on an aggregate basis, and (B) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliates) and (ii) receipt of Rating Agency Confirmation from each Rating Agency with respect to the termination of the Special Servicer and the appointment of a successor special servicer recommended by the Operating Advisor following satisfaction of the foregoing clause (i), the Trustee shall (1) terminate all of the rights and obligations of the Special Servicer under this Agreement and appoint such successor Special Servicer and (2) promptly notify such outgoing Special Servicer of the effective date of such termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering such vote and the Operating Advisor’s identification of a Qualified Replacement Special Servicer shall be Additional Trust Fund Expenses. In the event that the Certificate Administrator does not receive the affirmative vote of at least a majority of the quorum described in clause (i) of the preceding sentence within 180 days of after the notice is posted to the Certificate Administrator’s Website, then the Trustee shall have no obligation to remove the Special Servicer. Prior to the appointment of any replacement special servicer, such replacement special servicer shall have agreed to succeed to the obligations of the Special Servicer under this Agreement and to act as the Special Servicer’s successor hereunder. In the event the Special Servicer is terminated pursuant to this Section 6.04, the Directing Certificateholder may not subsequently reappoint such terminated Special Servicer or any Risk Retention Affiliate thereof. For the sake of clarity, the recommendation of replacement of the Special Servicer by the Operating Advisor and the approval of the Certificateholders of such Qualified Replacement Special Servicer shall not preclude the

Directing Certificateholder from appointing a replacement special servicer, provided that such replacement may not be the removed Special Servicer or its Affiliate.

(f)         Neither the Operating Advisor nor its Affiliates may be appointed as a successor Servicer or Special Servicer.

Section 6.05        Rights of the Depositor in Respect of the Servicer and the Special Servicer. The Servicer and the Special Servicer shall afford the Depositor, upon reasonable notice, during normal business hours reasonable access to all non-confidential, non-proprietary records, including those in electronic form, documentation, records or any other information regarding the Mortgage Loans that are in its possession or control hereunder and access to its officers responsible therefor. None of the Depositor, the Certificate Administrator or the Trustee shall not have any responsibility or liability for any action or failure to act by the Servicer or the Special Servicer. The Depositor is not obligated to monitor or supervise the performance of the Servicer, the Special Servicer, the Certificate Administrator or the Trustee under this Agreement or otherwise. The Depositor may, but is not obligated to enforce the obligations of the Servicer or the Special Servicer under this Agreement and is not obligated to perform or cause a designee to perform any defaulted obligation of the Servicer or Special Servicer or exercise any right of the Servicer or the Special Servicer under this Agreement. If the Depositor undertakes any such action, it will be reimbursed by the Trust Fund from the Collection Account to the extent not recoverable from the Servicer or Special Servicer, as applicable. Any such action by the Depositor shall not relieve the Servicer or the Special Servicer of its obligations under this Agreement.

Section 6.06        Servicer or Special Servicer as Owner of a Certificate. The Servicer, the Special Servicer or any Affiliate thereof may become the Holder of (or, in the case of a Book-Entry Certificate, Beneficial Owner with respect to) any Certificate with (except as otherwise set forth in the definition of “Certificateholder”) the same rights it would have if it were not the Servicer, the Special Servicer or an Affiliate thereof.

Section 6.07        Confidential and Proprietary Information. Neither the Servicer nor the Special Servicer shall be under any obligation to disclose any information that was not acquired by the Servicer or Special Servicer as the servicer of the Mortgage Loans. Neither the Servicer nor the Special Servicer shall be under any obligation to disclose any information related to its servicing data base, products developed in connection with its loan servicing activities or any similar proprietary information.

Section 6.08        Rating Agency Fees. The Depositor shall pay, from its own funds, the annual fees of each Rating Agency.

Section 6.09        Indemnification by the Servicer, the Special Servicer, the Operating Advisor and the Depositor. (a) Each of the Servicer, the Special Servicer, the Operating Advisor and the Depositor, severally and not jointly, shall indemnify and hold harmless the Trust from and against any claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Trust that arise out of or are based upon (i) a breach by the Servicer, the Special Servicer, the Operating Advisor or the Depositor, as applicable, of its representations and warranties, as applicable, under this Agreement or (ii) negligence, bad faith or willful misconduct on the part of the Servicer, the Special Servicer, the Operating Advisor or the Depositor in the performance of such obligations or its negligent disregard of its obligations and duties under this Agreement.

(b)        Each of the Servicer and the Special Servicer, severally and not jointly, shall indemnify and hold harmless the Companion Loan Holders from and against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and any other costs, fees and expenses that the Companion Loan Holders may sustain in connection with this Agreement that arise out of or are based upon the Servicer’s or the Special Servicer’s, as the case may be, willful misconduct, bad faith or negligence in the performance of its obligations and duties hereunder or by reason of negligent disregard of its obligations and duties hereunder.

ARTICLE VII

DEFAULT

Section 7.01        Termination Events. (a) “Servicer Termination Event,” wherever used herein, means any one of the following events:

(i)        (A) any failure by the Servicer to remit to the Collection Account or any failure by the Servicer to remit to the Certificate Administrator for deposit into the Lower-Tier Distribution Account any amount required to be so remitted by the Servicer pursuant to, and at the time specified by the terms of this Agreement, and such failure continues unremedied until 4:00 p.m. (New York City time), with respect to amounts required to be remitted to the Collection Account, and 11:00 a.m. (New York City time), with respect to amounts required to be remitted to the Certificate Administrator for deposit into the applicable Distribution Account on the next Business Day after the date on which the remittance was due and (B) any failure by the Special Servicer to remit to the Collection Account any amount required to be so remitted by the Special Servicer that continues unremedied until 1:00 p.m. (New York City time) on the next Business Day after the date on which the remittance was due; or

(ii)        any failure on the part of the Servicer to observe or perform in any material respect any other of the covenants or agreements of the Servicer under this Agreement or the material breach of any representations or warranties on the part of the Servicer contained in this Agreement that continues unremedied for a period of 30 days (or 60 days, so long as the Servicer is in good faith diligently pursuing a cure) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Depositor, the Certificate Administrator or the Trustee, or to the Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates evidencing Percentage Interests of at least 25% of any affected Class or, with respect to a Companion Loan affected by such failure, by the related Companion Loan Holder; or

(iii)        a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

(iv)       the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer, or of or relating to all or substantially all of its property; or

(v)        the Servicer shall fail to pay its debts when due or shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi)       the Servicer shall fail to make any Servicing Advance required to be made by the Servicer hereunder (whether or not the Trustee makes such Advance), which failure continues unremedied for a period of 15 days after the date on which such Servicing Advance was first due (or for any shorter period (not less than 1 Business Day) as may be required, if applicable, to avoid any lapse in insurance coverage required under any Mortgage or Loan Agreement or this Agreement with respect to any Mortgaged Property or to avoid any foreclosure or similar action with respect to any Mortgaged Property by reason of a failure to pay real estate taxes and assessments); or

(vii)      the Servicer is no longer listed on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer in connection therewith and the Servicer is not reinstated to such status on such list within sixty (60) days of such event; or

(viii)    either (i) the Servicer has failed to maintain a ranking by Morningstar equal to or higher than “MOR CS3” as a master servicer and such ranking is not reinstated within 60 days of such event (if the Servicer has or had a Morningstar ranking on or after the Closing Date) or (ii) if the Servicer has not been ranked by Morningstar on or after the Closing Date, Morningstar has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or (B) within the prior 12 months, placed one or more classes of certificates on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (A) or (B), has publicly cited servicing concerns with the Servicer as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by Morningstar within 60 days of such event); or

(ix)        a Companion Loan Rating Agency has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of Companion Loan Securities, or (B) placed one or more classes of Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (A)

or (B), citing servicing concerns with the Servicer as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Companion Loan Rating Agency within sixty (60) days of such event); or

(x)        so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Servicer or any primary servicer, Sub-Servicer or Servicing Function Participant (such entity, the “Sub-Servicing Entity”) retained by the Servicer shall fail to deliver the items required to be delivered to such Other Securitization Trust as required by this Agreement to enable such Other Securitization Trust to comply with its reporting obligations under the Exchange Act within 5 Business Days of such failure to comply with the requirements set forth in Article XII, including any applicable grace periods (and any Sub-Servicing Entity that defaults in accordance with this Section 7.01(a)( x) shall be terminated at the direction of the Depositor);

then, and in each and every such case, so long as a Servicer Termination Event shall not have been remedied, the Trustee may, and at the written direction of the Holders of at least 25% of the aggregate Voting Rights of all Certificates (taking into account the application of the Trust Appraisal Reduction amounts to notionally reduce the Certificate Balances of the Certificates) shall, terminate the Servicer.

(b)        “Special Servicer Termination Event”, wherever used herein, means any one of the following events:

(i)          any failure by the Special Servicer to remit to the Collection Account any amount required to be so remitted by the Special Servicer pursuant to and at the time specified by the terms of this Agreement, and such failure continues unremedied until 1:00 p.m. (New York City time) on the next Business Day after the date on which the remittance was due; or

(ii)        any failure on the part of the Special Servicer to observe or perform in any material respect any other of the covenants or agreements of the Special Servicer under this Agreement or the material breach of any representations or warranties on the part of the Special Servicer contained in this Agreement that continues unremedied for a period of 30 days (or 60 days, so long as the Special Servicer is in good faith diligently pursuing a cure) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Special Servicer by the Servicer, the Depositor, the Certificate Administrator or the Trustee, or to the Special Servicer, the Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates evidencing Percentage Interests of at least 25% of any affected Class or, with respect to a Companion Loan affected by such failure, by the related Companion Loan Holder; or

(iii)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, shall have been entered against the Special Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

(iv)        the Special Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Special Servicer, or of or relating to all or substantially all of its property; or

(v)        the Special Servicer fails to pay its debts when due, or shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi)       the Special Servicer is no longer listed on S&P’s Select Servicer List as a U.S. Commercial Mortgage Special Servicer in connection therewith and the Special Servicer is not reinstated to such status on such list within sixty (60) days; or

(vii)      either (i) the Special Servicer has failed to maintain a ranking by Morningstar equal to or higher than “MOR CS3” as a special servicer and such ranking is not reinstated within 60 days of such event (if the Special Servicer has or had a Morningstar ranking on or after the Closing Date) or (ii) if the Special Servicer has not been ranked by Morningstar on or after the Closing Date, Morningstar has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or (B) within the prior 12 months, placed one or more classes of certificates on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (A) or (B), has publicly cited servicing concerns with the Special Servicer as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by Morningstar within 60 days of such event); or

(viii)     a Companion Loan Rating Agency has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of Companion Loan Securities, or (B) placed one or more classes of Companion Loan Securities on “watch status” in contemplation of rating downgrade or withdrawal and, in the case of either of clauses (A) or (B), citing servicing concerns with the Special Servicer as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Companion Loan Rating Agency within sixty (60) days of such event); or

(ix)        so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Special Servicer or any primary servicer, Sub-Servicer or Servicing Function Participant (such entity, the “Sub-Servicing Entity”) retained by the Special Servicer shall fail to deliver the items required to be delivered to such Other Securitization Trust as required by this Agreement to enable such Other Securitization Trust to comply with its reporting obligations under the Exchange Act within 5 Business Days of such failure to comply with the requirements set forth in Article XII, including any applicable grace periods (and any Sub-Servicing Entity that defaults in accordance with this Section 7.01(b)(ix) shall be terminated at the direction of the Depositor);

then, and in each and every such case, so long as a Special Servicer Termination Event shall not have been remedied, the Trustee may, and (x) at the written direction of the Holders of at least 25% of the aggregate Voting Rights of all Certificates (taking into account the application of the Trust Appraisal Reduction amounts to notionally reduce the Certificate Balances of the Certificates) or if affected thereby, the Companion Loan Holders, or (y) at all times, with respect to clause (ii) of a Special Servicer Termination Event that is based upon the failure of the Special Servicer to resign and replace itself after becoming a Borrower Affiliate as required pursuant to Section 6.04(b)(ii), shall, terminate the Special Servicer. Notwithstanding the foregoing, if a Special Servicer Termination Event under clauses (i), (ii), (vii) and/or (viii) of Section 7.01(b) only has an adverse effect on a Companion Loan, a Companion Loan Holder or a rating on any Companion Loan Securities, but has no adverse effect on a Trust Loan, the Certificateholders or a rating on any of the Certificates, then (A) the Special Servicer shall not be terminated by the Trustee pursuant to clause (x) above of this sentence without the written direction of the affected Companion Loan Holders or upon the written direction of the Holders of Certificates pursuant to clause (y) above of this sentence, and (B) (x) with respect to a Special Servicer Termination Event under clause (viii) of Section 7.01(b), the related Other Depositor shall be able to require termination of the Special Servicer pursuant to clause (y) above of this sentence.

In addition, (A) if any Servicer Termination Event on the part of the Servicer affects a Companion Loan, a Companion Loan Holder or a rating on any Companion Loan Securities, and if the Servicer is not otherwise terminated or (B) if a Servicer Termination Event on the part of the Servicer affects only a Companion Loan, a Companion Loan Holder or a rating on any Companion Loan Securities, then the Servicer may not be terminated by or at the direction of the related Companion Loan Holder or the holder of any Companion Loan Securities, but upon the written direction of the related Companion Loan Holder, the Servicer will be required to appoint a sub-servicer that will be responsible for servicing the Mortgage Loan.

(c)        Prior to the occurrence and continuance of a Control Termination Event, and subject to the right of the Operating Advisor to recommend the termination of the Special Servicer and recommend a Qualified Replacement Special Servicer and the right of the Certificateholders to approve the replacement of the Special Servicer with such Qualified Replacement Special Servicer pursuant to this Section 7.01(c), the Directing Certificateholder shall have the right to direct the Trustee to terminate the Special Servicer (subject to such terminated Special Servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances, and other rights set forth in this Agreement which survive termination) at any time, with or without cause, and the Directing Certificateholder shall have the right to, and shall, appoint a successor special servicer who shall execute and deliver to the other parties hereto an agreement, in form and substance reasonably satisfactory to the Trustee, whereby the successor Special Servicer agrees to assume and perform punctually the duties of the Special Servicer specified in this Agreement; provided that the Trustee shall have received a Rating Agency Confirmation from each Rating Agency prior to the termination of the Special Servicer. The Special Servicer shall not be terminated pursuant to this paragraph until a successor special servicer shall have been appointed. The Directing Certificateholder shall pay any costs and expenses incurred by the Trustee or the Trust in connection with the removal and appointment of a Special Servicer pursuant to this paragraph (unless such removal is based on any of the events or circumstances set forth in Section 7.01(a)). Notwithstanding anything to the contrary in this Agreement, no successor special servicer appointed by the Directing Certificateholder (including, without limitation, the initial Special Servicer) pursuant to Section 6.04, Section 7.01(c) or this Section 7.01(d) or otherwise pursuant to this Agreement shall be required to meet any independent net worth or similar financial covenant; provided, however, that notwithstanding the foregoing, any successor special servicer may not be a Borrower Affiliate, shall be a Qualified Replacement Special Servicer and shall satisfy any Rating Agency conditions set forth in the Rating Agency Confirmation delivered by such Rating Agency with respect to such successor special servicer and any other conditions as set forth in this Agreement.

Notwithstanding the foregoing, if a Servicer Termination Event occurs and such Servicer Termination Event only has an adverse effect on a Companion Loan or the rating of a Companion Loan Security and the Servicer is not otherwise terminated, then the Trustee, at the direction of the Companion Loan Holder or the Depositor (in the case of clause (ix) of the definition “Servicer Termination Event”), will be required to direct the Servicer to (and the Servicer shall) appoint a sub-servicer that will be responsible for servicing any Mortgage Loan, or if a Mortgage Loan is currently being sub-serviced, then the Trustee will be required to direct the Servicer to (and the Servicer shall) replace such sub-servicer with a new sub-servicer (but only if such original sub-servicer is in default (beyond any applicable cure periods) under the related sub-servicing agreement, and the Servicer is permitted to terminate the sub-servicing agreement due to such default); provided that the Servicer shall be required to obtain a Rating Agency Confirmation from each Rating Agency (including a Companion Loan Rating Agency Confirmation) with respect to the appointment of such sub-servicer (at the expense of the Servicer). If any Special Servicer Termination Event occurs and such Special Servicer Termination Event only has an adverse effect on the Companion Loan or a Companion Loan Security and the Special Servicer is not otherwise terminated, then the Trustee, at the direction of the Companion Loan Holder, will be required to terminate the Special Servicer. In addition, in the event that a Special Servicer Termination Event under clause (viii) of the definition thereof occurs and the Special Servicer is not otherwise terminated, the Trustee will be required to terminate the Special Servicer at the direction of the Depositor.

(d)        During the continuance of a Control Termination Event, with respect to each Mortgage Loan, upon (a) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Trust Appraisal Reductions to notionally reduce the Certificate Balances of the Certificates pursuant to Section 4.08(b) hereof) of the Principal Balance Certificates to request a vote to replace the Special Servicer with a new special servicer designated in such written direction, (b) payment by such holders to the Certificate Administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the Certificate Administrator in connection with administering such vote and which will not be additional Trust Fund expenses and (c) delivery by such holders to the Certificate Administrator of Rating Agency Confirmation from each Rating Agency (which Rating Agency Confirmation shall be obtained at the expense of such holders), the Certificate Administrator shall promptly post notice to all Certificateholders of such request on the Certificate Administrator’s Website in accordance with Section 8.14 and by mail, and conduct the solicitation of votes of all Certificates in such regard. Upon the written direction of holders of Principal Balance Certificates evidencing at least 66-2/3% of the Voting Rights of a Certificateholder Quorum, which must be received within 180 days of the date the Certificate Administrator posted such request, the Certificate Administrator shall notify the Trustee and the Trustee shall terminate all of the rights and obligations of the Special Servicer under this Agreement and appoint the successor Special Servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders. The Certificate Administrator shall include on each statement to Certificateholders a statement that each Certificateholder may (i) access such notices via the Certificate Administrator’s Website and (ii) register to receive electronic mail notifications when such notices are posted thereon.

No penalty or fee shall be payable to the terminated Special Servicer with respect to any termination pursuant to this Section 7.01(c).

(e)        If the Servicer or the Special Servicer is terminated pursuant to this Section 7.01, the Trustee (the “Terminating Party”) shall, by notice in writing to the Servicer or the Special Servicer, as the case may be (the “Terminated Party”), terminate all of its rights and obligations under this Agreement (subject to this Section 7.01(d)) and in and to the Trust Fund, the Mortgage Loans and the proceeds thereof, other than any rights it may have hereunder as a Certificateholder, to the Excess Servicing Fee Right, and any rights or obligations that accrued prior to the date of such termination (including the right to receive all amounts accrued or owing to it under this Agreement, plus Advance Interest Amounts on such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination and the right to the benefits of Section 6.03 notwithstanding any such termination). On or after the receipt by the Terminated Party of such written notice, all of its authority and power under this Agreement, whether with respect to the Certificates (except that the Terminated Party shall retain its rights as a Certificateholder if and to the extent that it is a Certificateholder) or the Mortgage Loans or otherwise, shall pass to and be vested in the Terminating Party pursuant to and under this Section and, without limitation, the Terminating Party is hereby authorized and empowered to execute and deliver, on behalf of and at the expense of the Terminated Party, as attorney in fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. The Servicer and the Special Servicer each agree that if it is terminated pursuant to this Section 7.01 to promptly (and in any event no later than 10 Business Days subsequent to such notice) provide, at its own expense, the Terminating Party with all documents and records requested by the Terminating Party to enable the Terminating Party to assume its functions hereunder, and to cooperate with the Terminating Party and the successor to its responsibilities hereunder in effecting the termination of its responsibilities and rights hereunder, including, without limitation, the transfer to the successor Servicer or Special Servicer or the Terminating Party, as applicable, for administration by it of all cash amounts that shall at the time be or should have been credited by the Servicer or the Special Servicer to the Collection Account, and any REO Account, Lock Box Account or Cash Collateral Account with respect to the Mortgage Loans, and shall promptly provide the Terminating Party or such successor Servicer or Special Servicer (which may include the Trustee), as applicable, all documents and records reasonably requested by it, such documents and records to be provided in such form as the Terminating Party or such successor Servicer or Special Servicer shall reasonably request (including electromagnetic form) to enable it to assume the Servicer’s or Special Servicer’s function hereunder. All reasonable out of pocket costs and expenses of the Terminating Party or the successor Servicer or successor Special Servicer incurred in connection with transferring the Mortgage Files to the successor Servicer or Special Servicer and amending this Agreement to reflect such succession as successor Servicer or successor Special Servicer pursuant to this Section 7.01 shall be paid solely by the predecessor Servicer or the Special Servicer, as applicable, without any right to reimbursement therefor, upon presentation of reasonable documentation of such costs and expenses. If the predecessor Servicer or Special Servicer (as the case may be) has not reimbursed the Terminating Party or the successor Servicer or Special Servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense shall be reimbursed by the Trust Fund (to be allocated as provided in Section 4.01(h)); provided that the Terminated Party shall not thereby be relieved of its liability for such expenses. If and to the extent that the Terminated Party has not reimbursed such costs and expenses, the Terminating Party shall have an affirmative obligation to take all reasonable actions to collect such expenses on behalf of the Trust Fund.

(f)        If the Servicer is terminated because of the events specified in Section 7.01(a)(vii), (viii) or (ix), and the terminated Servicer provides the Trustee with the appropriate “request for proposal” materials within five (5) Business Days after such termination, then such Servicer shall continue to serve as Servicer, and the Trustee shall promptly thereafter (using such “request for proposal” materials provided by the terminated Servicer) solicit good faith bids for the rights to master service the Mortgage Loans from at least three (3) Persons qualified to act as successor servicer hereunder in accordance with Section 6.04 and Section 7.02 for which the Trustee has received Rating Agency Confirmation (any such Person so qualified, a “Qualified Bidder”) or, if three (3) Qualified Bidders cannot be located, then from as many Persons as the Trustee can determine are Qualified Bidders; provided, however, that (i) at the Trustee’s request, the terminated Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids; and (ii) the Trustee shall not be responsible if less than three (3) or no Qualified Bidders submit bids for the right to master service the Mortgage Loans under this Agreement. The bid proposal shall require any Successful Bidder (as defined below), as a condition of such bid, to enter into this Agreement as successor servicer with respect to the Mortgage Loans, and to agree to be bound by the terms hereof, within forty-five (45) days after the receipt by the terminated Servicer of a notice of termination. The Trustee shall solicit bids (i) on the basis of such successor servicer entering into a sub-servicing agreement with the terminated Servicer to service the Mortgage Loans at a sub-servicing fee rate per annum equal to the Servicing Fee Rate minus the Excess Servicing Fee Rate (each, a “Servicing-Retained Bid”) and (ii) on the basis of having no obligation to enter into a sub-servicing agreement with the terminated Servicer (each, a “Servicing-Released Bid”). The Trustee shall select the Qualified Bidder with the highest cash Servicing-Retained Bid (or, if none, the highest cash Servicing-Released Bid) (the “Successful Bidder”) to act as successor servicer hereunder. The Trustee shall direct the Successful Bidder to enter into this Agreement as successor servicer pursuant to the terms hereof (and, if the successful bid was a Servicing-Retained Bid, to enter into a sub-servicing agreement with the terminated Servicer as contemplated above), no later than forty-five (45) days after the termination of the terminated Servicer. Upon the assignment and acceptance of the servicing rights hereunder to and by the Successful Bidder, the Certificate Administrator shall remit or cause to be remitted to the terminated Servicer the amount of such cash bid received from the Successful Bidder (net of “out of pocket” expenses incurred in connection with obtaining such bid and transferring servicing).

If the Trustee or an Affiliate acts pursuant to this Section 7.2 as successor to the resigning or terminated Servicer, it may reduce such terminated Servicer’s Excess Servicing Fee Rate to the extent that its or such Affiliate’s compensation as successor Servicer would otherwise be below market rate servicing compensation. If the Trustee elects to appoint a successor to the resigning or terminated Servicer other than itself or an Affiliate pursuant to this Section 7.2, it may reduce such Servicer’s Excess Servicing Fee Rate to the extent reasonably necessary (in the sole discretion of the Trustee) for the Trustee to appoint a qualified successor Servicer that meets the requirements of this Section 7.2.

(g)        Upon the occurrence of any Servicer Termination Event or Special Servicer Termination Event, the Trustee shall, upon actual knowledge by a Responsible Officer or receipt of notice from the Servicer or the Special Servicer, promptly notify the Certificate Administrator in writing. The Certificate Administrator shall, upon receipt of such notice (or receipt of a notice from the Servicer or the Special Servicer of the occurrence of a Servicer Termination Event or Special Servicer Termination Event), (i) post such notice on the Certificate Administrator’s Website pursuant to Section Section 8.14(b), (ii) provide such notice to the 17g-5 Information Provider who shall post written notice thereof to the 17g-5 Information Provider’s Website pursuant to Section Section 8.14(b), (iii) provide notice to the Companion Loan Holders, and (iv) provide notice of the same to the Certificateholders by mail, to the addresses set forth on the Certificate Register, unless the related Servicer Termination Event or Special Servicer Termination Event, as applicable, shall have been cured or waived. For avoidance of doubt, (i) the occurrence of a Servicer Termination Event with respect to the Servicer shall not cause there to have occurred a Special Servicer Termination Event with respect to the Special Servicer unless the relevant event also constitutes a Special Servicer Termination Event and (ii) the occurrence of a Special Servicer Termination Event with respect to the Special Servicer shall not cause there to have occurred a Servicer Termination Event with respect to the Servicer unless the relevant event also constitutes a Servicer Termination Event. Notwithstanding anything herein to the contrary, the Depositor shall have the right, but not the obligation, to notify the Trustee of any Servicer Termination Event or Special Servicer Termination Event of which the Depositor becomes aware. Prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder shall have the right to select the successor special servicer following any Special Servicer Termination Event.

Section 7.02        Trustee to Act; Appointment of Successor. On and after the time the Servicer or the Special Servicer receives a notice of termination pursuant to Section 7.01, the Terminating Party shall be its successor in all respects in its capacity as Servicer and/or Special Servicer including a successor appointed under Section 6.04(a) in connection with a resignation of the Servicer or the Special Servicer under Section 6.04(b) shall, unless prohibited by law, be the successor to the Terminated Party (which term shall include, for the purposes of the remainder of this Section 7.02, the resigning party in connection with a resignation of the Servicer or the Special Servicer under Section 6.04(b) in all respects under this Agreement and the transactions set forth or provided for herein and, except as provided herein, shall be subject to all the responsibilities, duties, limitations on liability, and liabilities relating thereto and arising thereafter imposed on the Servicer and/or Special Servicer by the terms and provisions of this

Agreement; provided, however, that (i) the Terminating Party shall have no responsibilities, duties, liabilities or obligations with respect to any act or omission of the Servicer or Special Servicer (provided that such Terminating Party shall not be relieved of any duty hereunder to act in the Servicer’s or Special Servicer’s stead) and (ii) any failure to perform, or delay in performing, such duties or responsibilities caused by the Terminated Party’s failure to provide, or delay in providing, records, tapes, disks, information or monies shall not be considered a default by such successor hereunder. The Trustee, as successor Servicer or successor Special Servicer, shall be indemnified to the full extent provided to the Servicer or Special Servicer, as applicable, under this Agreement prior to the Servicer’s or the Special Servicer’s termination. The appointment of a successor Servicer or successor Special Servicer shall not affect any liability of the predecessor Servicer or Special Servicer that may have arisen prior to its termination as Servicer or Special Servicer. The Terminating Party shall not be liable for any of the representations and warranties of the Servicer or Special Servicer herein or in any related document or agreement, for any acts or omissions of the predecessor Servicer or Special Servicer or for any losses incurred in respect of any Permitted Investment by the Servicer pursuant to Section 3.07 hereunder nor shall the Trustee be required to purchase any Mortgage Loan hereunder. As compensation therefor, the Terminating Party as successor Servicer or Special Servicer shall be entitled to the Servicing Compensation or Special Servicing Compensation, as applicable, and all funds relating to the Mortgage Loans that accrue after the date of the Terminating Party’s succession to which the Servicer or Special Servicer would have been entitled if the Servicer or Special Servicer, as applicable, had continued to act hereunder; provided, however, that the terminated Special Servicer will continue to be entitled to receive Workout Fees and Liquidation Fees pursuant to this Agreement. If any Advances made by the Servicer or the Trustee shall at any time be outstanding, or any Advance Interest Amounts shall have accrued and remain unpaid, all amounts available to repay Advances and Advance Interest Amounts shall be applied entirely to the Advances made by the Trustee (and the accrued and unpaid Advance Interest Amounts thereon) and then to the Servicer, in that order, until such Advances and Advance Interest Amounts shall have been repaid in full. Notwithstanding the above, if the Trustee shall be unwilling to so act, or if the Trustee is unable to so act, or if after the occurrence and during the continuance of a Control Termination Event, the Certificateholders entitled to at least 50% of the aggregate Voting Rights (taking into account the application of the Trust Appraisal Reductions to notionally reduce the Certificate Balances of the Certificates) so request in writing to the Trustee, or if the long term unsecured debt rating of the Trustee is not at least “AA” by S&P and the equivalent rating by Morningstar (if then rated by Morningstar or, if such institution is not rated by Morningstar by at least two NRSROs), or if each Rating Agency does not provide Rating Agency Confirmation with respect to the succession of the Trustee as Servicer or Special Servicer, as the case may be, the Trustee must promptly appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution as the successor to the Servicer or Special Servicer, as applicable, hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer or Special Servicer hereunder. No appointment of a successor to the Servicer or Special Servicer hereunder shall be effective until the assumption by such successor of all the Servicer’s or Special Servicer’s responsibilities, duties and liabilities hereunder that arise thereafter and upon receipt of Rating Agency Confirmation from each Rating Agency. Pending appointment of a successor to the Servicer (and the Special Servicer if the Special Servicer is also the Servicer) hereunder, unless the Trustee shall be prohibited by law from so acting, the Trustee shall act in such capacity as herein above provided. Pending the appointment of a successor to the Special Servicer, unless the Servicer is also the Special Servicer, the Servicer shall act in such capacity. In connection with such appointment and assumption described herein, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree (subject to the rights of the Special Servicer to receive Workout Fees and Liquidation Fees as provided in this Section 7.02); provided, however, that no such compensation shall be in excess of that permitted the Terminated Party hereunder unless consented to by the holders of Certificates evidencing at least 66-2/3% of the aggregate Voting Rights, provided, further, that if no successor to the Terminated Party can be obtained to perform the obligations of such Terminated Party hereunder, additional amounts shall be paid to such successor and such amounts in excess of that permitted the Terminated Party shall be treated as Additional Trust Fund Expenses. The Depositor, the Trustee, the Certificate Administrator, the Servicer or Special Servicer and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any succession to the Servicer or the Special Servicer.

Section 7.03       Notification to Certificateholders. Upon any termination pursuant to Section 7.01 above or appointment of a successor to the Servicer or the Special Servicer, the Certificate Administrator shall post such notice on its Website and give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register, and to the Rating Agencies.

Within 30 days after the occurrence of any Termination Event of which a Responsible Officer of the Trustee has actual knowledge, the Trustee shall transmit by mail to all Certificateholders and the Rating Agencies notice of such Termination Event, unless such Termination Event shall have been cured or waived pursuant to Section 7.05.

Section 7.04       Other Remedies of Trustee. During the continuance of any Servicer Termination Event or a Special Servicer Termination Event, so long as such Servicer Termination Event or Special Servicer Termination Event, if applicable, shall not have been remedied, the Trustee, in addition to the rights specified in Section 7.02, shall have the right, in its own name as trustee of an express trust, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Certificateholders (including the institution and prosecution of all judicial, administrative and other proceedings and the filing of proofs of claim and debt in connection therewith). In such event, the reasonable legal fees, expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Trustee shall be entitled to be reimbursed therefor from the Collection Account as provided in Section 3.06. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Servicer Termination Event or Special Servicer Termination Event.

Section 7.05        Waiver of Past Events of Default; Termination. Certificateholders possessing not less than 66-2/3% of the aggregate Voting Rights of the Certificates other than any Certificates held by the Servicer or the Special Servicer, as the case may be, may, on behalf of all Certificateholders, waive any default by the Servicer or Special Servicer, as the case may be, in the performance of its obligations hereunder and its consequences, except a default in making any required deposits (including Monthly Advances) to or payments from the Collection Account, the Distribution Account or the Lower-Tier Distribution Account or in remitting payments as received, in each case in accordance with this Agreement. Upon any such waiver of a past default, such default shall cease to exist, and any Termination Event arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

Section 7.06        Trustee as Maker of Advances. In the event that the Servicer fails to fulfill its obligations hereunder to make any Advances, the Servicer shall notify the Trustee of its failure to make such Advances as promptly as possible, but in the case of any Monthly Advances no later than 3:00 p.m. (New York time) on the related Remittance Date, and the Certificate Administrator shall notify the Trustee of the Servicer’s failure to make any Advances as promptly as possible, but in the case of any Monthly Advances no later than 6:00 p.m. (New York time) on the related Remittance Date. The Trustee shall, subject to its own determination of recoverability (made in the same manner as required of the Servicer pursuant to the terms of this Agreement), perform such obligations (w) within five (5) Business Days (or such shorter period (but not less than one (1) Business Day) as may be required, if applicable, to avoid any lapse in insurance coverage required under the Mortgage Loan Documents or this Agreement with respect to a Mortgaged Property or to avoid any foreclosure or similar action with respect to such Mortgaged Property by reason of failure to pay real estate taxes, assessments, ground rents or governmental charges) of a Responsible Officer of the Trustee obtaining knowledge of such failure by the Servicer or the Special Servicer with respect to Servicing Advances and (x) by 12:00 noon New York time on the related Distribution Date with respect to Monthly Advances provided that the Trustee has received notice from the Servicer or the Certificate Administrator by 6:00 p.m. (New York time) on the Remittance Date of the failure of the Servicer to make a required Monthly Advance. With respect to any such Advance made by the Trustee, the Trustee shall succeed to all of the Servicer’s rights with respect to Advances hereunder, including, without limitation, the rights of reimbursement and interest on each Advance at the Advance Rate, and rights to determine that a proposed Advance is a Nonrecoverable Advance (without regard to any impairment of any such rights of reimbursement caused by such Servicer’s default in its obligations hereunder and further subject to the Trustee’s standard of good faith judgment); provided, however, that if Advances made by the Trustee and/or the Servicer shall at any time be outstanding, or any interest on any Advance shall be accrued and unpaid, all amounts available to repay such Advances and the interest thereon hereunder shall be applied entirely to the Advances outstanding to the Trustee until such Advances shall have been repaid in full, together with all interest accrued thereon, prior to reimbursement of the Servicer for such Advances and interest accrued thereon. The Trustee shall be entitled to conclusively rely on any notice given by the Servicer with respect to a Nonrecoverable Advance hereunder. The Trustee shall notify the master servicer and trustee with respect to each Other Securitization Trust of the amount of any Monthly Advance made by it pursuant to this Section 7.06 within two (2) Business Days of making such advance.

ARTICLE VIII

CONCERNING THE TRUSTEE AND THE CERTIFICATE ADMINISTRATOR

Section 8.01        Duties of Trustee and the Certificate Administrator. (a) Each of the Trustee and the Certificate Administrator, prior to the occurrence of a Termination Event of which a Responsible Officer of the Trustee or the Certificate Administrator has actual knowledge and after the curing or waiver of all Termination Events that may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no permissive right of the Trustee or the Certificate Administrator shall be construed as a duty. During the continuance of a Termination Event of which a Responsible Officer of the Trustee has actual knowledge, the Trustee, subject to the provisions of Sections 7.02 and 7.04, shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Any permissive right of the Trustee or the Certificate Administrator set forth in this Agreement shall not be construed as a duty. The Trustee (or the Servicer or the Special Servicer on its behalf) and the Certificate Administrator (or the Servicer or the Special Servicer on its behalf), as applicable, shall have the power to exercise all the rights of a holder of a Mortgage Loan on behalf of the Certificateholders and the Companion Loan Holders (or, if a Companion Loan Holder is an Other Securitization Trust, the related Other Depositor and any other party to any Other Pooling and Servicing Agreement), subject to the terms of the Mortgage Loan Documents, the related Co-Lender Agreement; provided, however, that the Lender’s obligations under the Mortgage Loan Documents shall be exercised by the Servicer or Special Servicer, as the case maybe, pursuant to this Agreement.

(b)        Each of the Trustee and the Certificate Administrator, upon receipt of any resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Certificate Administrator that are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform on their face to the requirements of this Agreement; provided, however, that, neither the Certificate Administrator nor the Trustee shall be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument provided to it hereunder. If any such instrument is found not to conform on its face to the requirements of this Agreement in a material manner, the Trustee and the Certificate Administrator shall take action as it deems appropriate to have the instrument corrected, and if the instrument is not corrected to the Trustee’s or the Certificate Administrator’s reasonable satisfaction, the Trustee or the Certificate Administrator, as applicable, may or may not act upon same.

(c)        Neither the Trustee, the Certificate Administrator nor any of their officers, directors, employees, agents or “control” persons within the meaning of the Securities Act shall have any liability arising out of or in connection with this Agreement, provided, that, subject to Section 8.02, no provision of this Agreement shall be construed to relieve the Trustee or Certificate Administrator, or any such person, from liability for its own negligent action, its own negligent failure to act or its own willful misconduct or its negligent failure to perform its obligations in compliance with this Agreement, or any liability which would be imposed by reason of its negligence, willful misconduct or bad faith; and provided, further, that:

(i)         Prior to the occurrence of a Termination Event of which a Responsible Officer of the Trustee or Certificate Administrator has actual knowledge, and after the curing or waiver of all such Termination Events that may have occurred, the duties and obligations of the Trustee and Certificate Administrator shall be determined solely by the express provisions of this Agreement, each of the Trustee and the Certificate Administrator shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee or the Certificate Administrator and, in the absence of bad faith on the part of the Trustee or the Certificate Administrator, the Trustee and the Certificate Administrator may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any resolutions, certificates, statements, reports, opinions, documents, orders or other instruments furnished to the Trustee and/or the Certificate Administrator and conforming to the requirements of this Agreement which it reasonably believes in good faith to be genuine and to have been duly executed by the proper authorities respecting any matters arising hereunder;

(ii)        neither the Trustee nor the Certificate Administrator shall be liable for an error of judgment made in good faith by a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, unless it shall be proved that the Trustee, the Certificate Administrator or such Responsible Officer was negligent in ascertaining the pertinent facts;

(iii)       neither the Trustee nor the Certificate Administrator shall be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with this Agreement or at the direction of Certificateholders entitled to greater than 25% of the Percentage Interests (or such other percentage as is specified herein) of each affected Class, or of the aggregate Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, under this Agreement;

(iv)       None of the Trustee, the Certificate Administrator or any of their respective directors, officers, employees, agents or control persons shall be responsible for any act or omission of any Custodian or Certificate Registrar that is not an Affiliate of the Trustee or the Certificate Administrator, as applicable, and that is selected other than by the Trustee or the Certificate Administrator, performed or omitted in compliance with any custodial or other agreement, or any act or omission of the Servicer, the Special

Servicer, the Depositor or any other Person, including, without limitation, in connection with actions taken pursuant to this Agreement;

(v)        Neither the Trustee nor the Certificate Administrator shall be charged with knowledge of a Mortgage Loan Event of Default or any failure by the Servicer or the Special Servicer to comply with any of their respective obligations referred to in Section 7.01 or any other act or circumstance upon the occurrence of which the Trustee or the Certificate Administrator, as applicable, may be required to take action unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, obtains actual knowledge of such failure, act or circumstance or the Trustee or the Certificate Administrator, as applicable, receives written notice of such failure from the Servicer, the Special Servicer, the Depositor or Holders of the Certificates evidencing, in the aggregate, not less than 25% of the Voting Rights of the Regular Certificates;

(vi)       Neither the Trustee nor the Certificate Administrator shall be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its respective duties as Trustee or Certificate Administrator in accordance with this Agreement and which in its opinion may involve it in any expense or liability and for which it would not be indemnified pursuant to this Agreement (and, if it does, all reasonable legal expenses and costs of such action shall be expenses and costs of the Trust Fund), and each of the Trustee and the Certificate Administrator shall be entitled to be reimbursed therefor from the Collection Account, unless such legal action arises out of willful misconduct, bad faith or negligence in the performance of the Trustee’s or the Certificate Administrator’s, respectively, obligations and duties hereunder, or by reason of negligent disregard of such obligations or duties, or as may arise from a breach of any representation or warranty of the Trustee specified in Section 2.04(e) or the Certificate Administrator specified in Section 2.04(d), respectively, made herein;

(vii)      Neither the Trustee nor the Certificate Administrator shall be charged with knowledge of any act, failure to act or breach of any Person (other than its own Affiliates and employees) upon the occurrence of which the Trustee or the Certificate Administrator may be required to act, unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable, obtains actual knowledge of such failure; and

(viii)     Neither the Trustee nor the Certificate Administrator shall be required to post any kind of bond or surety in connection with the execution and performance of its duties hereunder.

None of the provisions contained in this Agreement shall require the Trustee, in its capacity as Trustee, or the Certificate Administrator in its capacity as Certificate Administrator, to expend or risk its own funds, or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if in the opinion of the Trustee or the Certificate Administrator, as applicable, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee or the Certificate Administrator to perform, or be responsible for the manner of performance of, any of the obligations of the Servicer or the Special Servicer under this Agreement, except, with respect to the Trustee, during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Servicer or the Special Servicer in accordance with the terms of this Agreement.

Notwithstanding anything contained herein, neither the Trustee nor the Certificate Administrator shall be responsible and shall have liability in connection with the duties assumed by the Authenticating Agent, and the Certificate Registrar hereunder, unless the Trustee or the Certificate Administrator is acting in any such capacity hereunder; provided further that in any such capacity each of the Trustee and the Certificate Administrator shall have all of the rights, protections and indemnities provided to it as Trustee and Certificate Administrator hereunder, as applicable.

Section 8.02        Certain Matters Affecting the Trustee and the Certificate Administrator. (a) Except as otherwise provided in Section 8.01:

(i)         each of the Trustee and the Certificate Administrator may request and/or conclusively rely upon and shall be protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, written advice of counsel, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee and the Certificate Administrator shall have no responsibility to ascertain or confirm the genuineness of any such party or parties;

(ii)        each of the Trustee and the Certificate Administrator may consult with counsel and any advice of such counsel or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

(iii)        neither the Trustee nor the Certificate Administrator shall be under any obligation to exercise any of the trusts or powers vested in it by this Agreement or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders, pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee or the Certificate Administrator security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities, including reasonable legal fees, which may be incurred therein or thereby; provided, however, that nothing contained herein shall relieve the Trustee or the Certificate Administrator of the obligation, upon the occurrence of a Servicer Termination Event (with respect to the Servicer or the Special Servicer), that a Responsible Officer of the Trustee or the Certificate Administrator, as the case may be, has actual knowledge of (which has not been cured or waived), to exercise such of the rights and powers vested in it by this Agreement, and with respect to the Trustee, to use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs;

(iv)       None of the Trustee, the Certificate Administrator nor any of their directors, officers, employees, Affiliates, agents or “control” persons within the meaning of the Securities Act shall be personally liable for any action taken, suffered or omitted by it in good faith and reasonably believed by the Trustee or the Certificate Administrator to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)        Neither of the Trustee nor the Certificate Administrator shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document that appears on its face to be what it purports to be unless requested in writing to do so by Certificateholders entitled to at least 25% (or such other percentage as is specified herein) of the Percentage Interests of any affected Class; provided, however, that if the payment within a reasonable time to the Trustee or the Certificate Administrator of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee or the Certificate Administrator, not reasonably assured to the Trustee or the Certificate Administrator by the security afforded to it by the terms of this Agreement, each of the Trustee and the Certificate Administrator may require indemnity reasonably satisfactory to it against such expense or liability as a condition to taking any such action. The reasonable expense of every such investigation shall be paid by the Servicer or the Special Servicer if a Termination Event shall have occurred and be continuing relating to the Servicer, or the Special Servicer, respectively, and otherwise by the Certificateholders requesting the investigation;

(vi)       Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, but the Certificate Administrator and the Trustee shall not be relieved of any of its duties or obligations by virtue of the appointment of any agents or attorneys;

(vii)      Neither the Trustee nor the Certificate Administrator shall be required to give any bond or surety in respect of the execution of the Trust Fund created hereby or the powers granted hereunder;

(viii)     Neither the Trustee nor the Certificate Administrator shall be responsible for any act or omission of the Servicer or the Special Servicer (unless the Trustee is acting as Servicer or Special Servicer, as the case may be) or of the Depositor; provided, however, that the foregoing shall not relieve Trustee or the Certificate Administrator of its duties with respect to a Termination Event pursuant to the second sentence of Section 8.01(a);

(ix)        for as long as the Person that serves as the Trustee or the Certificate Administrator hereunder also serves as Custodian, Authenticating Agent, paying agent, 17g-5 Information Provider and/or Certificate Registrar, the protections, immunities and indemnities afforded to that Person in its capacity as Trustee or Certificate Administrator, as applicable, hereunder shall also be afforded to such Person in its capacity as Custodian and/or Certificate Registrar, as the case may be;

(x)         in no event shall the Trustee or the Certificate Administrator be liable for any failure or delay in the performance of its obligations hereunder due to force majeure or acts of God;

(xi)        neither the Trustee nor the Certificate Administrator shall be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or the Certificate Administrator has been advised of the likelihood of such loss or damage and regardless of the form of action; and

(xii)       no provision of this Agreement or any other transaction document shall be deemed to impose any duty or obligation on the Trustee or the Certificate Administrator to take or omit to take any action, or suffer any action to be taken or omitted, in the performance of its duties or obligations under the transaction documents, or to exercise any right or power thereunder, to the extent that taking or omitting to take such action or suffering such action to be taken or omitted would violate applicable law binding upon it (which determination may be based on the advice or opinion of counsel), or which shall be beyond the corporate powers, authorization or qualification of the Trustee or Certificate Administrator.

(xiii)     except as otherwise expressly set forth in this Agreement, Wells Fargo Bank, National Association, acting in any particular capacity hereunder will not be deemed to be imputed with knowledge of (a) Wells Fargo Bank, National Association, acting in a capacity that is unrelated to the transactions contemplated by this Agreement, or (b) Wells Fargo Bank, National Association, acting in any other capacity hereunder, except, in the case of either clause (a) or (b), where some or all of the obligations performed in such capacities are performed by one or more employees within the same group or division of Wells Fargo Bank, National Association, or where the groups or divisions responsible for performing the obligations in such capacities have one or more of the same Responsible Officers; provided, however, the knowledge of employees performing special servicing functions shall not be imputed to employees performing master servicing functions, and the knowledge of employees performing master servicing functions shall not be imputed to employees performing special servicing functions.

(xiv)     nothing herein shall be construed as an obligation of the parties to this Agreement to advise the Certificateholders with respect to their rights and protections relative to the Trust; and

(xv)      nothing herein shall require the Trustee or the Certificate Administrator to net in any manner that is contrary to applicable law.

Except as otherwise specifically provided herein, each of the Trustee and the Certificate Administrator shall be entitled to all of the same rights, protections, immunities and indemnities afforded to it as Trustee and Certificate Administrator, as the case may be, in each capacity for which it serves hereunder (including, without limitation, as Custodian, Certificate Registrar, 17g-5 Information Provider, paying agent and Authenticating Agent).

(b)        Following the Startup Day, neither the Trustee nor the Certificate Administrator shall, except as expressly required by any provision of this Agreement, accept any contribution of assets to the Trust Fund unless the Trustee or the Certificate Administrator shall have received an Opinion of Counsel (the costs of obtaining such opinion to be borne by the Person requesting such contribution) to the effect that the inclusion of such assets in the Trust Fund will not cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding, or subject the Upper-Tier REMIC or the Lower-Tier REMIC to any tax under the REMIC Provisions or other applicable provisions of federal, state and local law or ordinances.

(c)        All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee or the Certificate Administrator, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or other proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee or the Certificate Administrator shall be brought in its name for the benefit of all such Certificateholders, subject to the provisions of this Agreement.

(d)        In order to comply with laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those related to the funding of terrorist activities and money laundering (“Applicable Banking Law”), the Certificate Administrator and the Trustee, as the case may be, are required to obtain, verify and record certain information relating to individuals and entities that maintain a business relationship with the Certificate Administrator or the Trustee. Accordingly, each of the parties hereto agrees to provide to the Certificate Administrator and the Trustee, upon its respective request from time to time, such identifying information and documentation as may be available for such party in order to enable the Certificate Administrator and the Trustee to compile with Applicable Banking Law.

Without limiting the Certificate Administrator’s obligations under Section 2.02(b), neither the Trustee nor the Certificate Administrator shall have any duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by the Trust Loan Seller pursuant to this Agreement or the eligibility of any Mortgage Loan for purposes of this Agreement.

Section 8.03        Neither the Trustee nor the Certificate Administrator is Liable for Certificates, Mortgage Loans. The recitals contained herein and in the Certificates shall not be taken as the statements of the Trustee, the Certificate Administrator, the Operating Advisor, the Servicer or the Special Servicer, and the Trustee, the Certificate Administrator, the Operating Advisor, the Servicer and the Special Servicer assume no responsibility for their correctness. The Trustee, the Certificate Administrator, the Operating Advisor, the Servicer and the Special Servicer make no representations or warranties (except as provided in Section 2.04) as to the validity or sufficiency of this Agreement, of the Certificates or any Offering Circular used to offer the Certificates for sale or the validity, enforceability or sufficiency of any Mortgage Loan or related document. Neither the Trustee nor the Certificate Administrator shall at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage, Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders under this Agreement.

Without limiting the foregoing, the Trustee and the Certificate Administrator shall not be liable or responsible for: the existence, condition and ownership of any Mortgaged Property; the existence and enforceability of any hazard or other insurance thereon (other than if the Trustee shall assume the duties of the Servicer or the Special Servicer pursuant to Section 7.02) or the enforceability thereof; the existence of any Mortgage Loan or the contents of the related Mortgage File on any computer or other record thereof (other than if the Trustee shall assume the duties of the Servicer or the Special Servicer pursuant to Section 7.02); the validity of the assignment of any Mortgage Loan to the Trust Fund or of any intervening assignment; the completeness of any Mortgage File (except to the extent of the documents contained therein at the time the Certificate Administrator or Custodian took possession thereof or subsequently delivered to the Certificate Administrator or Custodian to be added thereto); the performance or enforcement (other than if the Trustee shall assume the duties of the Servicer or the Special Servicer pursuant to Section 7.02) of any Mortgage Loan; the compliance by the Depositor, the Servicer or the Special Servicer with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation prior to the Trustee’s or the Certificate Administrator’s receipt of notice or other discovery of any non-compliance therewith or any breach thereof (other than if the Trustee shall assume the duties of the Servicer or the Special Servicer pursuant to Section 7.02); any investment of monies by or at the direction of the Servicer or any loss resulting therefrom (other than if the Trustee shall assume the duties of the Servicer or the Special Servicer pursuant to Section 7.02), it being understood that the Trustee or the Certificate Administrator, as applicable, shall remain responsible for any Trust Fund property that it may hold in its individual capacity; the acts or omissions of any of the Depositor, the Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Servicer or Special Servicer pursuant to Section 7.02) or any sub-servicer or any Borrower; any action of the Servicer (other than if the Trustee shall assume the duties of the Servicer pursuant to Section 7.02) or any sub-servicer taken in the name of the Trustee or the Certificate Administrator except to the extent such action is taken at the express written direction of the Trustee or the Certificate Administrator, as applicable; the failure of the Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Servicer or the Special Servicer pursuant to Section 7.02) or any sub-servicer to act or perform any duties required of it on behalf of the Trust Fund or the Trustee or the Certificate Administrator hereunder; or any action by or omission of the Trustee or the Certificate Administrator taken at the instruction of the Servicer or the Special Servicer (other than if the Trustee shall assume the duties of the Servicer or the Special Servicer pursuant to Section 7.02) unless the taking of such action is not permitted by the express terms of this Agreement; provided, however, that the foregoing shall not relieve the Trustee or the Certificate Administrator of its obligation to perform its duties as specifically set forth in this Agreement. Except with respect to a claim based on either the Trustee’s or the Certificate Administrator’s negligent action, negligent failure to act or willful misconduct (or such other standard of care as may be provided herein with respect to any particular matter), no recourse shall be had for any claim based on any provision of this Agreement, the Certificates, the Mortgage, the Property or the Trust Loan or assignment thereof against the Trustee or the Certificate Administrator, as applicable, in its respective individual capacity, and neither the Trustee nor the Certificate Administrator shall have any personal obligation, liability or duty whatsoever to any Certificateholder or any other Person with respect to any such claim, and any such claim shall be asserted solely against the Trust Fund or any indemnitor who shall furnish indemnity as provided in this Agreement. The Trustee and the Certificate Administrator shall not be accountable for the use or application by the Depositor, the Servicer or the Special Servicer of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor, the Servicer or the Special Servicer in respect of the assignment of the Mortgage Loans or deposited in or withdrawn from the Collection Account, Lower-Tier Distribution Account, Upper-Tier Distribution Account, Lock Box Account, Cash Collateral Account or Reserve Account, any other account maintained by or on behalf of the Servicer or the Special Servicer, other than any funds held by the Certificate Administrator. Except as provided in Section 11.08, the Trustee and the Certificate Administrator shall not have any responsibility for filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder (unless the Trustee shall have become the successor Servicer) or to record this Agreement. In making any calculation hereunder that includes as a component thereof the payment or distribution of interest for a stated period at a stated rate “to the extent permitted by applicable law,” the Trustee and the Certificate Administrator shall assume that such payment is so permitted unless a Responsible Officer of the Trustee or the Certificate Administrator, as applicable has actual knowledge, or receives an Opinion of Counsel (at the expense of the Person asserting the impermissibility) to the effect, that such payment is not permitted by applicable law.

The Trustee and the Certificate Administrator, by reason of the action or inaction of a responsible officer or officers of the Trustee or the Certificate Administrator, as applicable, nor any of its directors, officers, members, managers, partners, employees, Affiliates or agents shall have no liability to the Trust, the Certificateholders, the Companion Loan Holders or the Directing Certificateholder for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment other than any liability incurred by reason of willful misconduct, bad faith or negligence or by reason of negligent disregard of the Trustee, the Certificate Administrator or any such Person, as applicable, of the obligations and duties of the Trustee or the Certificate Administrator, as applicable. The Trustee, the Certificate Administrator (in each of its capacities under this Agreement) and any of their respective directors, officers, members, managers, partners, employees, Affiliates, agents or Controlling Persons shall be indemnified by the Trust pursuant to Section 3.06(a) out of amounts on deposit in the Collection Account, and held harmless against any loss, liability, claim, demand or expense (including reasonable legal fees and expenses and costs of enforcement) incurred in connection with any legal action or other claims, losses, penalties, fines, foreclosures, judgments or liabilities relating to or related to the Trustee’s or the Certificate Administrator’s performance of their respective powers and duties under this Agreement (including, without limitation, performance under Section 8.01 hereof) other than any liability incurred by reason of willful misconduct, bad faith or negligence by or by reason of negligent disregard by the Certificate Administrator or Trustee, as applicable, of its obligations and duties hereunder as determined by a court of competent jurisdiction. The indemnification provided hereunder shall survive the resignation or removal of the Trustee or the Certificate Administrator and the termination of this Agreement. Notwithstanding anything herein to the contrary, the Trustee shall be responsible for its acts or failure to act as the Servicer and/or the Special Servicer (in accordance with Accepted Servicing Practices) during the time and to the extent the Trustee is serving as Servicer to the same extent that the Servicer or Special Servicer would be liable for the Servicer’s or Special Servicer’s, as applicable, acts or failures to act under the terms of this Agreement.

Section 8.04        Trustee and Certificate Administrator May Not Own Certificates. None of the Trustee, the Certificate Administrator nor any agent or the Trustee or the Certificate Administrator may become the owner or pledgee of Certificates. The Trustee or the Certificate Administrator may deal with the Depositor, the Servicer and the Special Servicer in banking transactions, with the same rights it would have if it were not Trustee or the Certificate Administrator or such agent.

Section 8.05        Payment of Trustee’s and Certificate Administrator’s Fees and Expenses; Indemnification. (a) The Trustee and the Certificate Administrator or any successor Trustee or Certificate Administrator shall be entitled, on each Distribution Date, to the Certificate Administrator Fee (including the portion of which is the Trustee Fee) (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) for all services rendered by the Trustee or the Certificate Administrator in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties hereunder of the Trustee and the Certificate Administrator, which Certificate Administrator Fee shall be paid to the Certificate Administrator by itself from funds on deposit in the Lower-Tier Distribution Account prior to the distribution on such Distribution Date of amounts to the Certificateholders. If the Trustee assumes the servicing responsibilities of the Servicer or the Special Servicer hereunder pursuant to or otherwise arising from the resignation or removal of the Servicer or the Special Servicer, the Trustee shall be entitled to the compensation to which the Servicer or the Special Servicer, as the case may be, would have been entitled.

(b)        The Trustee and the Certificate Administrator shall be paid or reimbursed by the Trust Fund upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee or the Certificate Administrator pursuant to and in accordance with the performance of its obligations and/or the exercise of its rights pursuant to any of the provisions of this Agreement (including those incurred in connection with any claim or legal action commenced by the Trustee or the Certificate Administrator and including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ) to the extent such payments are “unanticipated expenses incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(iii) except any such expense, disbursement or advance as may arise from its willful misconduct, negligence or bad faith; provided, however, that, subject to the last paragraph of Section 8.01, the Trustee and the Certificate Administrator shall not refuse to perform any of its respective duties hereunder solely as a result of the failure to be paid (a) the Certificate Administrator Fee (and the allocable portion to the Trustee) and (b) the Trustee’s or the Certificate Administrator’s expenses, so long as the payment of such fees and expenses are reasonably assured to it.

The Servicer and the Special Servicer covenant and agree to pay or reimburse the Trustee and the Certificate Administrator for the reasonable losses, expenses, disbursements and advances incurred or made by the Trustee or the Certificate Administrator in connection with any transfer of the servicing responsibilities of the Servicer or the Special Servicer, respectively, hereunder, pursuant to or otherwise arising from the resignation or removal of the Servicer and/or the Special Servicer, in accordance with any of the provisions of this Agreement (and including the reasonable fees and expenses and disbursements of its counsel and all other persons not regularly in its employ), except any such expense, disbursement or advance as may arise from the willful misconduct, negligence or bad faith of the Trustee or the Certificate

Administrator; provided, that if the Servicer or the Special Servicer is terminated pursuant to Section 7.01(a) or 7.01(b), as applicable, expenses incurred in connection with such transfer shall be paid as provided in Section 7.01(c).

(c)        Each of the Trustee, the Certificate Administrator, the Certificate Registrar, the Custodian, the Depositor, the Operating Advisor, the Servicer and the Special Servicer (each, an “Indemnifying Party”) shall, severally and not jointly, indemnify the Trustee, the Certificate Administrator, the Certificate Registrar, the Custodian, the Depositor, the Operating Advisor, the Servicer, the Special Servicer, the Trust and their Affiliates (provided that no such party will be required to indemnify itself), and each of the directors, officers, employees and agents of the Trustee, the Certificate Administrator, the Certificate Registrar, the Custodian, the Depositor, the Operating Advisor, the Servicer, the Special Servicer, and their Affiliates (whether in their respective capacities or individually) (each, an “Indemnified Party”), and hold each of them harmless against any and all claims, losses, damages, liabilities, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Party may sustain in connection with this Agreement (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding (including any enforcement action) between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise whether in a court of law or in any other forum) related to each such Indemnifying Party’s respective willful misconduct, bad faith, fraud and/or negligence in the performance of each of its respective duties hereunder or by reason of reckless disregard of its respective obligations and duties hereunder (including in the case of the Servicer, any agent of the Servicer or sub-servicer).

(d)        The Trust Fund shall indemnify each Indemnified Party from, and hold it harmless against, any and all losses, liabilities, damages, claims or unanticipated expenses (including, without limitation, reasonable fees and disbursements of counsel incurred by the Indemnified Party in any action or proceeding between the Indemnifying Party and the Indemnified Party or between the Indemnified Party and any third party or otherwise) arising in respect of this Agreement, the Mortgage Loans, the Certificates or any act or omission of the Indemnified Party relating to the exercise and performance of any of the powers and duties of such Indemnified Party hereunder, in each case to the extent, and only to the extent, such payments are expressly reimbursable under this Agreement or are “unanticipated expenses incurred by the REMIC” within the meaning of Treasury Regulations Section 1.860G-1(b)(3)(iii), other than (i) those resulting from the negligence, fraud, bad faith or willful misconduct of any Indemnified Party and (ii) those as to which any Indemnified Party is entitled to and has received payment with respect to indemnification pursuant to Section 8.05(c). The term “unanticipated expenses incurred by a REMIC” shall include any fees, expenses and disbursement of any separate trustee or co-trustee appointed hereunder, only to the extent such fees, expenses and disbursements were not reasonably anticipated as of the Closing Date and the losses, liabilities, damages, claims or expenses (including reasonable attorneys’ fees) incurred or advanced by an Indemnified Party in connection with any litigation arising out of this Agreement, including, without limitation, under Section 2.03, Section 3.10, the third paragraph of Section 3.11 and Section 7.01. The right of reimbursement of the Indemnified Parties under this Section 8.05(d) shall be senior to the rights of all Certificateholders. To the extent not otherwise paid to the Trustee pursuant to the terms hereof, the Certificate Administrator may withdraw such amounts from the Lower-Tier Distribution Account to pay such amounts to the Trustee.

(e)        Reserved.

(f)         Notwithstanding anything herein to the contrary, this Section 8.05 shall survive the termination or maturity of this Agreement or the resignation or removal of the Trustee or the Certificate Administrator, as the case may be, as regards rights accrued prior to such resignation or removal and (with respect to any acts or omissions during their respective tenures) the resignation, removal or termination of the Servicer, the Special Servicer, the Certificate Registrar or the Custodian.

(g)        This Section 8.05 shall be expressly construed to include, but not be limited to, such indemnities, compensation, expenses, disbursements, advances, losses, liabilities, damages and the like, as may pertain or relate to any environmental law or environmental matter.

Section 8.06        Eligibility Requirements for Trustee and the Certificate Administrator.Each of the Trustee and the Certificate Administrator hereunder shall at all times be a corporation or association organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under this Agreement, (x) having a combined capital and surplus of at least $50,000,000 and (y) having a rating on its unsecured long term debt of at least “A-” by S&P and, if rated by Morningstar, the equivalent rating by Morningstar; provided, that a Rating Agency Confirmation has been obtained with respect to such different standards, and subject to supervision or examination by federal or state authority and shall not be an Affiliate of the Servicer or the Special Servicer (except during any period when the Trustee has assumed the duties of the Servicer and/or Special Servicer pursuant to Section 7.02). If a corporation or association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for purposes of this Section the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If the place of business from which the Trustee or the Certificate Administrator, as applicable, administers the Trust Fund is a state or local jurisdiction that imposes a tax on the Trust Fund or the net income of a Trust REMIC (other than a tax corresponding to a tax imposed under the REMIC Provisions), the Trustee or the Certificate Administrator, as applicable, shall elect either to (i) resign immediately in the manner and with the effect specified in Section 8.07, (ii) pay such tax and continue as Trustee or Certificate Administrator or (iii) administer the Trust Fund from a state and local jurisdiction that does not impose such a tax. In case at any time the Trustee or the Certificate Administrator, as applicable, shall cease to be eligible in accordance with the provisions of this Section, the Trustee shall resign immediately in the manner and with the effect specified in Section 8.07.

(b)        The Certificate Administrator shall obtain and maintain at its own expense, and keep in full force and effect throughout the term of this Agreement, a blanket fidelity bond and an errors and omissions insurance policy covering the Certificate Administrator’s directors, officers and employees in connection with its activities under this

Agreement. Such insurance policy shall protect the Certificate Administrator against losses, forgery, theft, embezzlement, fraud, errors and omissions of such covered Persons. The amount of coverage shall be at least equal to the coverage that is required by applicable governmental authorities having regulatory power over the Certificate Administrator. In the event that any such bond or policy ceases to be in effect, the Certificate Administrator shall obtain a comparable replacement bond or policy. In lieu of the foregoing, the Certificate Administrator shall be entitled to self-insure with respect to such risks so long as the long term debt obligations of the Certificate Administrator is rated at least “A-” by S&P or its equivalent rating by Morningstar (if then rated by Morningstar).

(c)        The Trustee shall obtain and maintain at its own expense, and keep in full force and effect throughout the term of this Agreement, a blanket fidelity bond and an errors and omissions insurance policy covering the Trustee’s directors, officers and employees in connection with its activities under this Agreement. Such insurance policy shall protect the Trustee against losses, forgery, theft, embezzlement, fraud, errors and omissions of such covered Persons. The amount of coverage shall be at least equal to the coverage that is required by applicable governmental authorities having regulatory power over the Trustee. In the event that any such bond or policy ceases to be in effect, the Trustee shall obtain a comparable replacement bond or policy. In lieu of the foregoing, the Trustee shall be entitled to self-insure with respect to such risks so long as the long term debt obligations of the Trustee is rated at least “A-” by S&P or its equivalent rating by Morningstar (if then rated by Morningstar).

Section 8.07        Resignation and Removal of the Trustee or the Certificate Administrator.Each of the Trustee and the Certificate Administrator may at any time resign and be discharged from the Trust by giving written notice thereof to the Depositor, the Initial Purchasers, the Servicer, the Special Servicer, the Certificate Administrator, the Operating Advisor, the Rating Agencies and the Certificate Registrar (if other than the Certificate Administrator), as applicable, and by mailing notice of resignation to the Certificateholders at their addresses appearing on the certificate register not less than 60 days before the date specified in such notice; provided that no such resignation shall be effective until a successor has been appointed. Upon such notice of resignation, the Depositor shall promptly appoint a successor Trustee or Certificate Administrator, as applicable, the appointment of which shall require Rating Agency Confirmation, which instrument shall be delivered to the resigning Trustee or Certificate Administrator and the successor Trustee or Certificate Administrator. If no successor Trustee or Certificate Administrator shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator may petition any court of competent jurisdiction for the appointment of a successor Trustee or Certificate Administrator, as applicable, which such petition will be made at the expense of the Trust.

If at any time any of the following occur: (x) the Trustee or the Certificate Administrator shall cease to be eligible in accordance with the provisions of Section 8.6 and shall fail to resign after written request for the Trustee’s or the Certificate Administrator’s resignation by the Depositor, the Servicer or the Special Servicer, as applicable; (y) the Trustee or the Certificate Administrator shall materially default in the performance of its obligations under this Agreement; or (z) if at any time the Trustee or the Certificate Administrator shall become incapable of action, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or the Certificate Administrator or of either of their property shall be appointed, or any public officer shall take charge or control of the Trustee or Certificate Administrator or of its property or affairs for the purpose of rehabilitation, conservation or liquidation then, in any such case, (1) the Depositor may remove the Trustee or the Certificate Administrator, as applicable, and appoint a successor Trustee or Certificate Administrator, as applicable, by written instrument, in duplicate, executed by an authorized officer of the Depositor, one copy of which instrument shall be delivered to the Trustee or the Certificate Administrator, as applicable, so removed and one copy to the successor Trustee or Certificate Administrator, as applicable, or (2) any Certificateholder who has been a bona fide Certificateholder for at least six (6) months may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee or the Certificate Administrator and the appointment of a successor Trustee or Certificate Administrator, as applicable. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Trustee or Certificate Administrator, as applicable, which removal and appointment shall become effective upon acceptance of appointment by the successor Trustee or Certificate Administrator, as applicable, as provided in Section 8.08. The successor Trustee or Certificate Administrator, as applicable, so appointed by such court shall immediately and without further act be superseded by any successor Trustee or Certificate Administrator, as applicable, appointed by the Certificateholders as provided below within one (1) year from the date of appointment by such court. Holders of Certificates evidencing, in the aggregate, not less than a majority of the Voting Rights of the outstanding Certificates, may at any time and without cause, upon 30 days’ notice to the Trustee or Certificate Administrator remove the Trustee or the Certificate Administrator and appoint a successor Trustee or Certificate Administrator, as applicable, by written instrument or instruments, in triplicate, signed by such Holders or their attorney-in-fact duly authorized, one complete set of which instrument or instruments shall be delivered to the Depositor (with a copy to the Servicer and Special Servicer), one complete set to the Trustee or the Certificate Administrator, as applicable, so removed and one complete set to the successor(s) so appointed. Notice of any removal of the Trustee or the Certificate Administrator and acceptance of appointment by the successor Trustee or Certificate Administrator shall be given to the Companion Loan Holders, the Rating Agencies (through the successor 17g-5 Information Provider’s website, as applicable) and the Initial Purchasers by the successor Trustee or Certificate Administrator, as applicable. No removal of the Trustee or the Certificate Administrator shall be effective until all reasonable fees, costs, expenses and Advances (including interest thereon) have been paid to the Trustee or Certificate Administrator, as applicable, in full.

If the Trustee or the Certificate Administrator is terminated or removed pursuant to this Section 8.07, all of its rights and obligations under this Agreement and in and to the Mortgage Loans shall be terminated, other than any rights or obligations that accrued prior to the date of such termination or removal (including the right to receive all fees, indemnities, expenses and other amounts accrued or owing to it under this Agreement, plus interest at the Advance Interest Rate on all such amounts until received to the extent such amounts bear interest as provided in this Agreement, with respect to periods prior to the date of such termination or removal). Notwithstanding the foregoing, upon any termination of the Trustee or the Certificate Administrator hereunder, the Trustee or the Certificate Administrator, as applicable, shall continue to be entitled to receive all accrued and unreimbursed expenses and unpaid compensation accrued through the date of termination plus all Advances and interest thereon.

Any resignation or removal of the Trustee or the Certificate Administrator and appointment of a successor Trustee or Certificate Administrator shall not become effective until acceptance of the appointment by the successor Trustee or Certificate Administrator as provided in Section 8.08 and the Trustee or the Certificate Administrator, as applicable, has paid all costs and expenses incurred by the Trust Fund and the Servicer in connection with such resignation and appointment of a successor Trustee or successor Certificate Administrator.

In the event of any resignation or removal of the Trustee or the Certificate Administrator (in any of its capacities) under this Agreement (other than a resignation of the Trustee that is required solely due to a change in law or a conflict of interest arising after the Closing Date that is not waived by all of the parties in conflict or is unwaivable), such resignation or removal shall be effective with respect to each of such party’s other capacities hereunder (including, without limitation, such party’s capacities as Trustee, Certificate Administrator, Certificate Registrar and 17g-5 Information Provider, as the case may be).

Section 8.08        Successor Trustee or Successor Certificate Administrator. (a)  Any successor Trustee or Certificate Administrator appointed as provided in Section 8.07 shall execute, acknowledge and deliver to the Depositor, to the Servicer and to the predecessor Trustee or Certificate Administrator instruments accepting their appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or Certificate Administrator shall become effective and such successor Trustee or Certificate Administrator, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as Trustee or Certificate Administrator herein, provided that the appointment of such successor Trustee or Certificate Administrator shall not, as evidenced in writing, result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates. The predecessor Trustee or Certificate Administrator shall deliver to the successor Trustee or Certificate Administrator, as applicable, all Mortgage Files and related documents and statements held by it hereunder, and the Depositor and the predecessor Trustee or Certificate Administrator shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Trustee or Certificate Administrator all such rights, powers, duties and obligations. No successor Trustee or Certificate Administrator shall accept appointment as provided in this Section 8.08 unless at the time of such acceptance such successor Trustee or Certificate Administrator shall be eligible under the provisions of Section 8.06.

Upon acceptance of appointment by a successor Trustee or Certificate Administrator as provided in this Section 8.08, the Depositor shall mail notice of the succession of such Trustee or Certificate Administrator hereunder to all Certificateholders at their addresses as shown in the Certificate Register. If the Depositor fails to mail such notice within 10 days after acceptance of appointment by the successor Trustee or Certificate Administrator, the successor Trustee or Certificate Administrator shall cause such notice to be mailed at the expense of the Depositor.

(b)        Any successor Trustee or Certificate Administrator appointed pursuant to this Agreement shall satisfy the eligibility requirements set forth in Section 8.06.

Section 8.09        Merger or Consolidation of Trustee or the Certificate Administrator. Any corporation into which the Trustee or Certificate Administrator may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Trustee or Certificate Administrator shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee or Certificate Administrator, shall be the successor of the Trustee or Certificate Administrator hereunder, provided that such corporation shall be eligible under the provisions of Section 8.06 without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 8.10        Appointment of Co-Trustee or Separate Trustee. (a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing the same may at the time be located, the Depositor and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act (at the expense of the Trustee) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity, such title to the Trust Fund, or any part thereof, and, subject to the other provisions of this Section 8.10, such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. If the Depositor shall not have joined in such appointment within 15 days after the receipt by it of a request so to do, or in case a Termination Event shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. Except as required by applicable law, the appointment of a co-trustee or separate trustee shall not relieve the Trustee of its responsibilities, obligations and liabilities hereunder; provided that the Trustee shall have no liability for the acts or omissions of any co-trustee or separate trustee that fall outside of the express authority of such co-trustee or separate trustee. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor Trustee under Section 8.06 and no notice to Certificateholders of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 8.08.

(b)        The Trustee shall execute, acknowledge and deliver all such instruments as may be required by the legal requirements of any jurisdiction or by any such separate trustee or separate trustees or co-trustee for the purpose of more fully conferring such title, rights or duties to such separate trustee or separate trustees or co-trustee, it, he, she or they shall be vested with such title to the Property or any part thereof, and with such rights, powers, duties and obligations as shall be specified in the instrument of appointment, and such rights, powers, duties and obligations shall be conferred or imposed upon and exercised or performed by the Trustee, or the Trustee and such separate trustee or separate trustees or co-trustees jointly with the Trustee subject to all the terms of this Agreement, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed shall be exercised and performed by such separate trustee or separate trustees or co-trustee, as the case may be. Any separate trustee or separate trustees or co-trustee may, at any time by an instrument in writing, constitute the Trustee, its attorney-in-fact and agent with full power and authority to do all acts and things and to exercise all discretion on its behalf and in its, her or his name. In the event that any such separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, the title to any applicable Property and all assets, property, rights, powers, duties and obligations of such separate trustee or co-trustee shall, so far as permitted by law, vest in and be exercised by the Trustee, without the appointment of a successor to such separate trustee or co-trustee unless and until a successor is appointed.

(c)        All provisions of this Agreement which are for the benefit of the Trustee and Certificate Administrator shall extend to and apply to each separate trustee or co-trustee appointed pursuant to the foregoing provisions of this Section 8.10, and to the Trustee and Certificate Administrator in each capacity that it may assume hereunder, including, without limitation, its capacity as Certificate Administrator, Certificate Registrar, Authenticating Agent, Custodian, paying agent and 17g-5 Information Provider, as applicable.

In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 8.10, all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee solely at the direction of the Trustee.

No trustee under this Agreement shall be personally liable by reason of any act or omission of any other trustee under this Agreement. The Depositor and the Trustee acting jointly may at any time accept the resignation of or remove any separate trustee or co-trustee, or if the separate trustee or co-trustee is an employee of the Trustee, the Trustee acting alone may accept the resignation of or remove any separate trustee or co-trustee.

Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article VIII. Every such instrument shall be filed with the Trustee. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. In no event shall any such separate trustee or co-trustee be entitled to any provision relating to the conduct of, affecting the liability of or affording protection to such separate trustee or co-trustee that imposes a standard of conduct less stringent than that imposed by the Trustee hereunder, affording greater protection than that afforded to the Trustee hereunder or providing a greater limit on liability than that provided to the Trustee hereunder.

Any separate trustee or co-trustee may, at any time, constitute the Trustee’s agent or attorney in fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

Section 8.11       Maintenance of Office or Agency. The Certificate Administrator shall maintain or cause to be maintained an office or offices or agency or agencies where Certificates may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Certificate Administrator in respect of the Certificates and this Agreement may be served. The Certificate Administrator initially appoints the offices of the Certificate Registrar designated in Section 5.02 for transfer and exchange of Certificates and designates the Corporate Trust Office as its office for purposes of receipt of such notices and demands. The Certificate Registrar will give prompt written notice to the Certificateholders of any change in the location of the Certificate Register or any such office or agency.

Section 8.12       Indemnification by the Trustee and the Certificate Administrator. The Trustee and the Certificate Administrator, as applicable, severally and not jointly, shall indemnify and hold harmless the Trust from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Trust that arise out of or are based upon (i) a breach by the Trustee or the Certificate Administrator (including in its capacity as 17g-5 Information Provider) of its representations and warranties, as applicable, under this Agreement or (ii) negligence, bad faith or willful misconduct on the part of the Trustee or the Certificate Administrator (including in its capacities as Custodian, Certificate Registrar, Authenticating Agent, paying agent and 17g-5 Information Provider), as applicable, in the performance of its obligations or its negligent disregard of such obligations under this Agreement.

The Certificate Administrator shall indemnify and hold harmless the Depositor from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by the Depositor or its Affiliates that arise out of or are based upon (i) a breach by the Certificate Administrator, in its capacity as 17g-5 Information Provider, of its obligations under this Agreement or (ii)  negligence, bad faith or willful misconduct on the part of the Certificate Administrator, in its capacity as 17g-5 Information Provider, in the performance of such obligations or its negligent disregard of its obligations and duties under this Agreement.

Section 8.13       Certificate Administrator and Servicer Not Responsible for Inconsistent Payment Information. In connection with any Distribution Date and a voluntary prepayment or the payment at maturity by the Borrower Parties of the Trust Loan or any portion thereof, the Certificate Administrator shall report the amount of such prepayment or payment to the Depository based on information received from the Servicer or the Special Servicer in reliance on notices received from the Borrower Parties. In the event of any inconsistencies in payments or prepayments made by the Borrower Parties with the previously delivered notices by the Borrower Parties, all costs and expenses incurred as a result of a failure by the Borrower Parties to make any such payments or prepayment, shall be paid by the Borrower Parties in accordance with the Loan Agreements provided that the amount of payment reported to the Depository by the Certificate Administrator was consistent with the information received from the Servicer or the Special Servicer. If the Borrower Parties fail to do so, such costs and expenses shall be reimbursed to the Certificate Administrator and to the Servicer or the Special Servicer, as applicable, by the Trust pursuant to Section 3.06(a) from funds on deposit in the Collection Account. Neither the Certificate Administrator, the Servicer nor the Special Servicer shall be liable for any inability or delay of the Depository to make a distribution as a result of such inconsistencies. Notwithstanding the foregoing, the Certificate Administrator shall notify the Depository on the Remittance Date or as soon as reasonably possible of any such inconsistencies.

Section 8.14        Access to Certain Information. (a)  The Certificate Administrator shall afford to any Privileged Person (which for this purpose excludes a Privileged Person who provides the Certificate Administrator with an Investor Certification substantially in the form of Exhibit L-2 hereto) (other than a Rating Agency) and to the Office of the Comptroller of the Currency, the FDIC and any other banking or insurance regulatory authority that may exercise authority over any Certificateholder, access to any documentation regarding the Mortgage Loans or the other assets of the Trust Fund that are in its possession or within its control, including without limitation:

(i)         the Mortgage Loan files, including any and all modifications, waivers and amendments to the terms of the Mortgage Loans entered into or consented to by the Servicer or the Special Servicer and delivered to the Certificate Administrator;

(ii)        the annual, quarterly and monthly operating statements, if any, collected by or on behalf of the Servicer or Special Servicer, as applicable, and delivered to the Certificate Administrator for each Mortgaged Property, and

(iii)        all notices and reports delivered to the Certificate Administrator with respect to any Mortgaged Property as to which environmental testing revealed any failure of such Mortgaged Property to comply with any applicable law, including any environmental law, or which revealed an environmental condition present at a Mortgaged Property requiring further investigation, testing, monitoring, containment, clean up, or remediation.

Such access shall be afforded without charge but only upon reasonable prior written request and during normal business hours at the offices of the Certificate Administrator.

The Certificate Administrator will provide copies of the items described in this Section 8.14(a), to the extent such items are in its possession, to, and above upon reasonable written request to the Certificateholders (other than a Borrower Affiliate, the Manager or any of their respective agents or affiliates who provides the Certificate Administrator with an Investor Certification substantially in the form of Exhibit K-2 hereto). The Certificate Administrator may require payment for the reasonable costs and expenses of providing the copies and may also require a confirmation executed by the requesting Person, in a form reasonably acceptable to the Certificate Administrator, to the effect that the Person making the request is a Beneficial Owner or prospective purchaser of Certificates, is requesting the information solely for use in evaluating its investment in the Certificates and will otherwise keep the information confidential. Certificateholders, by the acceptance of their Certificates, will be deemed to have agreed to keep this information confidential.

(b)        The Certificate Administrator shall make available to Privileged Persons, via the Certificate Administrator’s Website, the following items (to the extent such items were prepared by or delivered to the Certificate Administrator in electronic format to trustadministrationgroup@wellsfargo.com):

(i)        The following “deal documents”:

(A)        the Offering Circular and any other disclosure document relating to the Certificates, in the form most recently provided to the Certificate Administrator by the Depositor or by any Person designated by the Depositor;

(B)         this Agreement, each sub-servicing agreement delivered to the Certificate Administrator since the Closing Date (if any) and any amendments and exhibits hereto or thereto; and

(C)         the CREFC® Loan Setup File prepared by the Servicer and delivered to the Certificate Administrator;

(ii)        The following “periodic reports”:

(A)        all Distribution Date Statements prepared by the Certificate Administrator pursuant to Section 4.02; and

(B)         all CREFC® Reports (other than the CREFC® loan setup file and CREFC® special servicer loan file) prepared by, or delivered to, the Certificate Administrator pursuant to Section 3.18(a); and

(C)         any Operating Advisor Annual Reports;

(iii)        The following “additional documents”:

(A)        summaries of Asset Status Reports delivered to the Certificate Administrator pursuant to Section 3.26(b);

(B)         all inspection reports delivered to the Certificate Administrator pursuant to Section 3.20, environmental reports delivered to the Certificate Administrator pursuant to Section 3.10, and any updates to such reports;

(C)         all Appraisals and any updates to Appraisals delivered to the Certificate Administrator pursuant to Section 3.10; and

(D)        CREFC® Appraisal Reduction Template;

(iv)        The following “special notices”:

(A)        any notice of final payment on the Certificates delivered to the Certificate Administrator pursuant to Section 9.01;

(B)         any notice of termination of the Servicer, the Special Servicer or the Operating Advisor delivered to the Certificate Administrator pursuant to Section 7.01;

(C)         any notice of a Servicer Termination Event, Special Servicer Termination Event or Operating Advisor Termination Event delivered to the Trustee pursuant to Section 7.01 or the Operating Advisor pursuant to Section 3.29(j);

(D)        any request by the Certificateholders representing at least 25% of the Voting Rights to terminate the Special Servicer pursuant to Section 7.01(c) or the Operating Advisor pursuant to Section 3.29(j);

(E)         any notice of resignation of the Trustee, the Certificate Administrator or the Operating Advisor and any notice of the acceptance of appointment by the successor Trustee, successor Certificate Administrator or the successor pursuant to Section 8.07 or Section 8.08 or the successor Operating Advisor pursuant to Section 3.29;

(F)        any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;

(G)        any and all Officer’s Certificates and other evidence delivered to the Certificate Administrator to support the Trustee’s, the Servicer’s or the Special Servicer’s, as the case may be, determination that any Advance was (or, if made, would be) a Nonrecoverable Advance, pursuant to Section 3.06, Section 3.24 or Section 4.07;

(H)        any Special Notice delivered to the Certificate Administrator pursuant to Section 5.09;

(I)         any annual statements as to compliance and related Officer’s Certificates delivered to the Certificate Administrator under Section 12.7; and

(J)         any annual independent public accountants’ servicing reports delivered to the Certificate Administrator pursuant to Section 12.9;

(K)        notice of any request by the holders of Certificates evidencing at least 25% of the Voting Rights of the Certificates (taking into account the application of Trust Appraisal Reductions to notionally reduce the Certificate Balance of the Certificates) to terminate and replace the Special Servicer;

(L)         any amendment to this Agreement pursuant to Section 11.07; and

(M)       all Officers’ Certificates and accountants’ reports delivered to the Certificate Administrator since the Closing Date;

(N)        notice of the occurrence or cessation of a Control Termination Event, a Consultation Termination Event or Operating Advisor Consultation Event; and

(O)        any notice sent by the Trustee requesting the resignation of the Special Servicer or providing notice of the appointment of a replacement Special Servicer in the event that the Special Servicer becomes a Borrower Affiliate;

(v)        the “Investor Q&A Forum” pursuant to Section 4.06;

(vi)       solely to Certificateholders and Beneficial Owner of Certificates, the “Investor Registry” pursuant to Section 4.06; and

(vii)      subject to Section 3.31(b), the following “US Risk Retention Special Notices” to the extent delivered by the Retaining Sponsor, if any, shall be posted to the “Investor Notices” tab on the Certificate Administrator’s Website:

(A)        the disclosure required pursuant to Section 244.4(c)(1)(ii) of the Credit Risk Retention Rules; and

(B)         any noncompliance of the applicable credit risk retention requirements under Section 15G of the Exchange Act by the Third Party Purchaser or a successor third party purchaser as and to the extent the Retaining Sponsor is required under the credit risk retention requirements under Section 15G of the Exchange Act.

The Certificate Administrator shall, in addition to posting the applicable notices on the “US Risk Retention Special Notices” tab described in clause (vii) above, provide email notification to any Privileged Person (other than Financial Market Publishers) that has registered to receive access to the Certificate Administrator’s Website that a notice has been posted to the “US Risk Retention Special Notices” tab.

The foregoing information shall be made available by the Certificate Administrator on the Certificate Administrator’s Website promptly following receipt. The Certificate Administrator shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. In the event that any such information is delivered or posted in error, the Certificate Administrator may remove it from the Certificate Administrator’s Website. The Certificate Administrator has not obtained and shall not be deemed to have obtained actual knowledge of any information posted to the Certificate Administrator’s Website to the extent such information was not produced by the Certificate Administrator. In connection with providing access to the Certificate Administrator’s Website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator shall not be liable for the dissemination of information in accordance with the terms of this Agreement, makes no representations or warranties as to the accuracy or completeness of such information being made available, and assumes no responsibility for such information, other than such information prepared by the Certificate Administrator. Assistance in using the Certificate Administrator’s Website may be obtained by calling (866) 846-4526. The Certificate Administrator shall provide a mechanism to notify each Person that has signed-up for access to the Certificate Administrator’s Website in respect of the transaction governed by this Agreement each time an additional document is posted to the Certificate Administrator’s Website.

Section 8.15        Rule 17g-5 Information Provider

(a) The 17g-5 Information Provider shall make available solely to the Depositor and NRSROs (including the Rating Agencies) who have submitted an NRSRO Certification to the 17g-5 Information Provider, the following items to the extent such items are delivered to it via email at 17g5informationprovider@wellsfargo.com, specifically with a subject reference of “J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON” and an identification of the type of information being provided in the body of the email, or via any alternate email address following notice to the parties hereto or any other delivery method established or approved by the 17g-5 Information Provider if or as may be necessary or beneficial:

(i)         any Asset Status Report delivered by the Special Servicer under Section 3.26(b);

(ii)        any environmental reports delivered by the Special Servicer under Section 3.10;

(iii)       any annual statements as to compliance and related Officer’s Certificates delivered under Sections 12.07 and 12.08;

(iv)       any annual independent public accountants’ servicing reports delivered pursuant to Section 12.09;

(v)        any Appraisals delivered to the 17g-5 Information Provider;

(vi)       any information requested by the Depositor or a Rating Agency (it being understood the 17g-5 Information Provider shall not disclose on the 17g-5 Information Provider’s Website which Rating Agency requested such information);

(vii)      any notice to the Rating Agencies relating to the Servicer’s or Special Servicer’s determination to take action without receiving Rating Agency Confirmation as set forth in Section 3.31;

(viii)     any requests for Rating Agency Confirmation that are delivered to the 17g-5 Information Provider;

(ix)        any summary of oral communications with a Rating Agency that are delivered to the 17g-5 Information Provider pursuant to Section 8.15; provided that the summary of such oral communications shall not attribute which Rating Agency the communication was with;

(x)         any amendment to this Agreement pursuant to Section 11.07;

(xi)        notice of final payments on the Certificates;

(xii)       notice of any resignation of the Trustee or the Certificate Administrator or the acceptance of appointment by the successor Trustee or Certificate Administrator;

(xiii)      Officer’s Certificates supporting nonrecoverable determinations relating to Advances;

(xiv)      notice of any amendments to the Trust Loan Purchase Agreement;

(xv)       notices of Servicer Termination Events and Special Servicer Termination Events;

(xvi)     notices pursuant to Section 11.06;

(xvii)    notice of any change to a Manager;

(xviii)   any notice sent by the Trustee requesting the resignation of the Special Servicer or providing notice of the appointment of a replacement Special Servicer in the event that the Special Servicer becomes a Borrower Affiliate; and

(xix)      the Rating Agency Q&A Forum and Document Request Tool pursuant to Section 8.15(c).

The foregoing information shall be made available by the 17g-5 Information Provider on the 17g-5 Information Provider’s Website. Information will be posted on the same Business Day of receipt provided that such information is received by 12:00 p.m. (eastern time) or, if received after 12:00 p.m., on the next Business Day. The 17g-5 Information Provider shall have no obligation or duty to verify, confirm or otherwise determine whether the information being delivered is accurate, complete, conforms to the transaction, or otherwise is or is not anything other than what it purports to be. In the event that any information is delivered or posted in error, the 17g-5 Information Provider may remove it from the 17g-5 Information Provider’s Website. The Certificate Administrator and the 17g-5 Information Provider have not obtained and shall not be deemed to have obtained actual knowledge of any information posted to the 17g-5 Information Provider’s Website to the extent such information was not produced by the Certificate Administrator. Access will be provided by the 17g-5 Information Provider to (i) the NRSROs upon receipt of an NRSRO Certification and (ii) the Depositor. If a Rating Agency requests access to the 17g-5 Information Provider’s Website, access shall be granted by the 17g-5 Information Provider on the same Business Day, provided that such request is made prior to 2:00 p.m. (eastern time), on the following Business Day substantially in the form of Exhibit L-3 hereto (which certification may be submitted electronically via the Certificate Administrator’s Website). Questions regarding delivery of information to the 17g-5 Information Provider may be directed to www.ctslink.com or 17g5informationprovider@wellsfargo.com. Access shall be provided by the 17g-5 Information Provider to the NRSROs upon receipt of an NRSRO Certification substantially in the form of Exhibit L-3 hereto.

Upon delivery by the Depositor to the 17g-5 Information Provider of information designated by the Depositor as pre-closing information from the Depositor’s 17g-5 Website (the

“Pre-Close Information”), the 17g-5 Information Provider shall make such information available only to the Depositor and to NRSROs via the 17g-5 Information Provider’s Website pursuant to this Section 8.15(a). Such information shall be provided to the 17g-5 Information Provider via electronic media and delivered to the 17g-5 Information Provider as mutually agreed. The Depositor shall not be entitled to direct the 17g-5 Information Provider to provide access to the Pre-close Information or any other information on the 17g-5 Information Provider’s Website to any designee or third party.

In connection with the delivery by the Servicer or the Special Servicer to the 17g-5 Information Provider of any information, report, notice or document for posting to the 17g-5 Information Provider’s Website, the 17g-5 Information Provider shall notify the Servicer or the Special Servicer when such information, report, notice or document has been posted. The Servicer or the Special Servicer, as applicable, may, but shall not be obligated to, send such information, report, notice or other document to the Rating Agencies so long as such information, report, notice or document (i) was previously provided to the 17g-5 Information Provider or (ii) is simultaneously provided to the 17g-5 Information Provider.

The 17g-5 Information Provider shall provide a mechanism to promptly notify each Person that has signed-up for access to its website in respect of the transaction governed by this Agreement each time an additional document is posted to the 17g-5 Information Provider’s Website and such notice shall specifically identify such document in the subject line or otherwise in the body of the email. The 17g-5 Information Provider shall send such notice to such Person’s email address provided by and used by such Person for the purpose of accessing the 17g-5 Information Provider’s Website, including a general email address if such general email address has been provided to the 17g-5 Information Provider in connection with a completed NRSRO Certification in the form of Exhibit L-3 hereto. In connection with providing access to the Certificate Administrator’s Website or the 17g-5 Information Provider’s Website, the 17g-5 Information Provider may require registration and the acceptance of a disclaimer. The 17g-5 Information Provider shall not be liable for the dissemination of information in accordance with the terms of this Agreement, make no representations or warranties as to the accuracy or completeness of such information being made available, and assume no responsibility for such information. The 17g-5 Information Provider shall not be liable for making any information available to NRSROs unless same was delivered to it at its email address set forth above, with the proper subject heading. Assistance in using the Certificate Administrator’s Website or the 17g-5 Information Provider can be obtained by calling its customer service desk at (866) 846-4526.

If any of the parties to this Agreement receives a Form ABS Due Diligence-15E from any party in connection with any third-party due diligence services, as defined in Rule 17g-10 under the Exchange Act, such party may have provided with respect to the Mortgage Loan (“Due Diligence Service Provider”), such receiving party shall promptly forward such Form ABS Due Diligence-15E to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website. The 17g-5 Information Provider shall post on the 17g-5 Information Provider’s Website any Form ABS Due Diligence-15E it receives directly from a Due Diligence Service Provider or from another party to this Agreement, promptly upon receipt thereof.

(b)           Each of the Servicer and the Special Servicer may, in accordance with such reasonable rules and procedures as it may adopt, also make available through its website or otherwise, any additional information relating to the Mortgage Loans, the Mortgaged Properties or the Borrowers, for review by the Depositor, the Initial Purchasers, the Trustee, the Certificate Administrator and any other Privileged Person (collectively, the “Disclosure Parties”), in each case, except to the extent doing so is prohibited by this Agreement, applicable law or by the Mortgage Loan Documents. Each of the Servicer and the Special Servicer shall be entitled to (i) indicate the source of such information and affix thereto any disclaimer it deems appropriate in its discretion and/or (ii) require that the recipient of such information (A) except for the Depositor, the Certificate Administrator or the Trustee, enter into an Investor Certification or other confidentiality agreement acceptable to the Servicer or the Special Servicer, as the case may be, and (B) acknowledge that the Servicer or the Special Servicer may contemporaneously provide such information to any other Disclosure Party. In addition, to the extent access to such information is provided via the Servicer’s or the Special Servicer’s website, the Servicer and the Special Servicer may require registration and the acceptance of a reasonable and customary disclaimer and/or an additional or alternative agreement as to the confidential nature of such information. In connection with providing access to or copies of the information described in this Section 8.14(b) to current or prospective Certificateholders the form of confidentiality agreement used by the Servicer or the Special Servicer, as applicable, shall be: (i) in the case of a Certificateholder, an Investor Certification in the form of Exhibit L-1 executed by the requesting Person indicating that such Person is a Holder of Certificates and will keep such information confidential (except that such Certificateholder may provide such information (x) to its auditors, legal counsel and regulators and (y) to any other Person that holds or is contemplating the purchase of any Certificate or interest therein (provided that such other Person confirms in writing such ownership interest or prospective ownership interest and agrees to keep such information confidential)); and (ii) in the case of a prospective purchaser of Certificates or interests therein, an Investor Certification in the form of Exhibit L-1 indicating that such Person is a prospective purchaser of a Certificate or an interest therein and is requesting the information for use in evaluating a possible investment in Certificates and will otherwise keep such information confidential. In the case of a licensed or registered investment advisor acting on behalf of a current or prospective Certificateholder, the Investor Certification shall be executed and delivered by both the investment advisor and such current or prospective Certificateholder.

Neither the Servicer nor the Special Servicer shall be liable for the dissemination of information in accordance with this Agreement. Neither the Servicer nor the Special Servicer shall be responsible or have any liability for the completeness or accuracy of the information delivered, produced or otherwise made available pursuant to this Section 8.14(b) unless such information was produced by the Servicer or Special Servicer, as applicable.

The Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall be permitted (but are not required) to orally communicate with the Rating Agencies provided that such party summarizes the information provided to the Rating Agencies in such communication and provides the 17g-5 Information Provider with such summary in accordance with the procedures set forth in Section 8.14(a) on the same day such communication takes place; provided that the summary of such oral communications shall not be attributed to the Rating Agency the communication was with. The 17g-5 Information Provider shall post such summary on the 17g-5 Information Provider’s Website in accordance with the procedures set forth in Section 8.14(a).

None of the foregoing restrictions in this Section 8.14 or otherwise in this Agreement shall prohibit or restrict oral or written communications, or providing information, between the Servicer or the Special Servicer, on the one hand, and any Rating Agency or NRSRO, on the other hand, with regard to (i) the Rating Agency’s or NRSRO’s review of the ratings it assigns to the Servicer or the Special Servicer, as applicable, (ii) the Rating Agency’s or NRSRO’s approval of the Servicer or the Special Servicer, as applicable, as a commercial mortgage master, special or primary servicer or (iii) the Rating Agency’s or NRSRO’s evaluation of the Servicer’s or the Special Servicer’s, as applicable, servicing operations in general; provided, that the Servicer or the Special Servicer, as applicable, shall not provide any information relating to the Certificates or the Mortgage Loans to any Rating Agency or NRSRO in connection with such review and evaluation by the Rating Agency or NRSRO unless (x) borrower, property and other deal specific identifiers are redacted; or (y) such information has already been provided to the 17g-5 Information Provider and has been uploaded on to the 17g-5 Information Provider’s Website.

In connection with the delivery by the Servicer or the Special Servicer to the 17g-5 Information Provider of any information, report, notice or document for posting to the 17g-5 Information Provider’s Website, the 17g-5 Information Provider shall notify the Servicer or the Special Servicer when such information, report, notice or document has been posted. The Servicer or the Special Servicer, as applicable, may, but shall not be obligated to, send such information, report, notice or other document to the Rating Agencies so long as such information, report, notice or document (i) was previously provided to the 17g-5 Information Provider or (ii) is simultaneously provided to the 17g-5 Information Provider.

Each of the Servicer and the Special Servicer (each, a “17g-5 Indemnifying Party”) hereby expressly agrees to indemnify and hold harmless the Depositor and its respective officers, directors, shareholders, members, managers, employees, agents, Affiliates and controlling persons, and the Trust Fund (each, a “17g-5 Indemnified Party”), from and against any and all losses, liabilities, damages, claims, judgments, costs, fees, penalties, fines, forfeitures or other expenses (including reasonable legal fees and expenses) to which any such 17g-5 Indemnified Party may become subject, under the Securities Act, the Exchange Act or otherwise, pursuant to a third-party claim, insofar as such losses, liabilities, damages, claims, judgments, costs, fees, penalties, fines, forfeitures or other expenses (including reasonable legal fees and expenses) arise out of or are based upon such 17g-5 Indemnifying Party’s breach of (i) any obligation relating to the provision of information to the Rating Agencies set forth in the first paragraph of Section 8.15(c) or (ii) any obligation set forth in the third, fourth and fifth paragraphs  of  Section 8.15(c), and shall reimburse such 17g-5 Indemnified Party for any legal or other expenses reasonably incurred by such 17g-5 Indemnified Party in connection with investigating or defending any such action or claim, as such expenses are incurred.  The foregoing indemnity obligation shall be in addition to the indemnity obligation of any 17g-5 Indemnifying Party under Section 6.09 and shall not be construed as limiting such 17g-5 Indemnifying Party’s indemnity obligations under Section 6.09.

(c)            The 17g-5 Information Provider will make the “Rating Agency Q&A Forum and Document Request Tool” available to NRSROs via the 17g-5 Information Providers internet website, where NRSROs may (i) submit inquiries to the Certificate Administrator relating to the Distribution Date Statement, (ii) submit inquiries to the Servicer or the Special Servicer relating to reports, the Mortgage Loans, or the Mortgaged Properties, (iii) submit requests for loan-level reports and information, and (iv) view previously submitted inquiries and related answers or reports, as the case may be. The 17g-5 Information Provider shall promptly forward such inquiries to the applicable party. The Certificate Administrator, the Servicer or the Special Servicer, as applicable, will be required to answer each inquiry, unless it determines that (a) answering the inquiry would be in violation of applicable law, Accepted Servicing Practices, this Agreement, or the applicable Mortgage Loan Documents, (b) answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product, or (c) answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, such party, and the performance of such additional duty or the payment of such additional cost or expense is beyond the scope of its duties under this Agreement. If the event any of the Certificate Administrator, the Servicer or the Special Servicer declines to answer an inquiry, it shall promptly email the 17g-5 Information Provider with the basis of such declination. The 17g-5 Information Provider will be required to post the inquiries and the related answers (or reports, as applicable) on the Rating Agency Q&A Forum and Document Request Tool promptly upon receipt, or in the event that an inquiry is unanswered, the inquiry and the basis for which it was unanswered. The Rating Agency Q&A Forum and Document Request Tool may not reflect questions, answers, or other communications which are not submitted through the 17g-5 Information Provider’s Website. Answers and information posted on the Rating Agency Q&A Forum and Document Request Tool will be attributable only to the respondent, and will not be deemed to be answers from any other person. No such other person will have any responsibility or liability for, and will not be deemed to have knowledge of, the content of any such information. None of the Initial Purchasers, the Depositor, or any of their respective affiliates will certify to any of the information posted on the Rating Agency Q&A Forum and Document Request Tool. The 17g-5 Information Provider shall not be required to post to the 17g-5 Information Provider’s Website any Rating Agency inquiry or answer thereto that the 17g-5 Information Provider determines, in its sole discretion, is administrative or ministerial in nature.

(d)           Certain information concerning the Mortgage Loans and the Certificates, including the Distribution Date Statements, the CREFC Investor Reporting Package® and supplemental notices, shall be provided by the Certificate Administrator to certain market data providers upon the consent of the Depositor, and upon receipt by the Certificate Administrator from such person of a certification in the form of Exhibit M hereto, which certification may be submitted electronically via the Certificate Administrator’s Website. The Depositor hereby consents to the provision of such information to Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, Thomson Reuters, CMBS.com, Moody’s Analytics, Markit Group Limited and MBS Data, LLC, and the provision of such information shall not constitute a breach of this Agreement by the Certificate Administrator.

ARTICLE IX

CERTAIN MATTERS RELATING TO THE DIRECTING CERTIFICATEHOLDER

Section 9.01    Selection and Removal of the Directing Certificateholder.

(a)            The Majority Controlling Class Certificateholders may elect the Directing Certificateholder.

(b)           The Directing Certificateholder shall be selected by the Majority Controlling Class Certificateholders, as determined by the Certificate Registrar from time to time. Each Holder of the Certificates of the Controlling Class shall be entitled to vote in each election of the Directing Certificateholder. Notwithstanding anything to the contrary herein, the (x) Directing Certificateholder cannot be any Borrower Affiliate or the Manager or any of their servicers or respective agents or Affiliates and (y) for purposes of determining the Majority Controlling Class Certificateholders and/or appointing the Directing Certificateholder, any Borrower Affiliate, the Manager or any of their servicers or respective agents or Affiliates shall be deemed not to be a Certificateholder and shall not be entitled to exercise such right. Notwithstanding anything to the contrary herein, each of the Trustee and the Certificate Administrator may conclusively rely on any Investor Certification provided to it in connection with the foregoing and may require that Investor Certifications are resubmitted from time to time in accordance with its policies and procedures.

(c)            The identity of the initial Directing Certificateholder is set forth in the definition of “Directing Certificateholder”. The Majority Controlling Class Certificateholders shall give written notice to the Trustee, the Certificate Administrator, the Operating Advisor, the Servicer and the Special Servicer of the appointment of any subsequent Directing Certificateholder (in order to receive notices hereunder). Any Controlling Class Certificateholder that owns, and is identified (with contact information) to the Servicer, the Special Servicer, the Operating Advisor, the Trustee and the Certificate Administrator as owning, the largest aggregate Certificate Balance of Certificates of the Controlling Class, shall give written notice to the Trustee, the Certificate Administrator, the Operating Advisor, the Servicer and the Special Servicer of the appointment of a Directing Certificateholder (if any) (in order to receive notices hereunder) by such Controlling Class Certificateholder for so long as such Controlling Class Certificateholder owns the largest aggregate Certificate Balance of the Controlling Class and shall also state that such Directing Certificateholder is not a Borrower or Borrower Affiliate.

(d)           The Directing Certificateholder may be removed at any time by the written vote of the Majority Controlling Class Certificateholders, and a copy of the results of such vote shall be delivered to the Certificate Administrator, the Trustee, the Operating Advisor, the Servicer and the Special Servicer.

(e)            Each Controlling Class Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to provide its name and address to the Certificate Administrator and the Trustee and to notify the Certificate Administrator and all the parties hereto of the selection of a Directing Certificateholder or the resignation or removal thereof. Any

Certificateholder or its designee at any time appointed Directing Certificateholder is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the Certificate Administrator when such Certificateholder or its designee is appointed Directing Certificateholder and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator shall notify the Trustee, the Operating Advisor, the Special Servicer and the Servicer of the identity of the Directing Certificateholder and any resignation or removal thereof. In addition, upon the request of the Servicer or the Special Servicer, as applicable, the Certificate Administrator shall provide the name of the then-current Directing Certificateholder and a list of the Certificateholders (or Beneficial Owners, if applicable, at the expense of the requesting party) of the Controlling Class to such requesting party. In addition, (i) any Holder owning more than fifty percent (50%) of the applicable Controlling Class (by Certificate Balance) is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the Trustee and the Certificate Administrator when it no longer holds the majority of the Controlling Class Certificates (by Certificate Balance), and (ii) each of the Holders of the Controlling Class Certificates who collectively own more than fifty percent (50%) of the applicable Controlling Class (by Certificate Balance) is hereby deemed to have agreed by virtue of its purchase of a Certificate to notify the Trustee and the Certificate Administrator when it transfers its Controlling Class Certificate (or its beneficial interest in the Controlling Class Certificates) and, as a result of such transfer, such Holders who collectively appointed the Directing Certificateholder no longer collectively own more than the applicable percentage of the Controlling Class Certificates (by Certificate Balance) set forth above, provided in no event with respect to either clause (i) or (ii) shall any Controlling Class Certificateholder have any liability to any Person for the failure to provide any such notices.

(f)            Once a Directing Certificateholder has been selected, each of the Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Trustee and each other Certificateholder (or Beneficial Owner, if applicable) shall be entitled to rely on such selection unless the Majority Controlling Class Certificateholders shall have notified each other party to this Agreement and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Directing Certificateholder or the selection of a new Directing Certificateholder.

(g)           Until it receives notice to the contrary, each party to this Agreement shall be entitled to rely on the most recent notification with respect to the identity of the Certificateholders of the Controlling Class and the Directing Certificateholder.

(h)           The Directing Certificateholder shall be responsible for its own expenses.

Notwithstanding any other provision to this Agreement, in the event that no Directing Certificateholder has been appointed or identified to the Servicer or the Special Servicer, as applicable, and the Servicer or Special Servicer, as applicable, has attempted to obtain such information from the Certificate Administrator and no such entity has been identified to the Servicer or the Special Servicer, as applicable, then the Servicer or the Special Servicer, as applicable, shall have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be until such time as a Directing Certificateholder meeting the definition thereof is so appointed or identified. Upon request, the

Certificate Administrator shall provide such information as is then in its possession to identify the Directing Certificateholder to the Servicer and the Special Servicer.

Section 9.02    Limitation on Liability of Directing Certificateholder; Acknowledgements of the Certificateholders.

Neither the Controlling Class nor the Directing Certificateholder shall have any liability to the Trust or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.

By its acceptance of a Certificate, each Certificateholder acknowledges and agrees that the Directing Certificateholder and/or the Controlling Class Certificateholders (i) may have special relationships and interests that conflict with those of Holders of one or more Classes of the Certificates, including owning securities backed by the Companion Loans or any interest in the Companion Loans, (ii) may act solely in the interests of the Holders of the Controlling Class, including the Directing Certificateholder, (iii) does not have any duties or liability to the Holders of any Class of Certificates, (iv) may take actions that favor the interests of one or more Classes of the Certificates, including the Holders of the Controlling Class, over the interests of the Holders of one or more other Classes of the Certificates, and (v) shall have no liability whatsoever to the Trust, any other party to this Agreement, any Certificateholder or any other Person (including any Borrower Affiliate) for having so acted as set forth in clauses (i) through (iv) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder, the Controlling Class Certificateholders or any director, officer, employee, partner, member, shareholder, agent or principal of the Directing Certificateholder or the Controlling Class Certificateholders, as applicable, as a result of the Directing Certificateholder or the Controlling Class Certificateholders having so acted.

Section 9.03    Rights and Powers of the Directing Certificateholder.

(a)            Notwithstanding anything herein to the contrary, but subject to the next sentence, except as set forth in, and in any event subject to, Section 3.24(d), Section 9.03(b), Section 9.03(c) and the second (2nd) and third (3rd) paragraphs of this Section 9.03(a), (i) the Servicer shall not be permitted to take any of the actions constituting a Major Decision unless it has obtained the consent of the Special Servicer, which consent will be deemed given if the Special Servicer does not object within fifteen (15) Business Days (after delivery of a written recommendation and analysis to the Special Servicer and information reasonably requested by the Special Servicer) unless such actions are part of an Asset Status Report approved by the Directing Certificateholder under Section 3.10(i) or is otherwise implemented by the Special Servicer in accordance with the terms of this Agreement and (ii) prior to the occurrence and continuance of a Control Termination Event, the Special Servicer shall not be permitted to (A) consent to the Servicer’s taking any of the actions constituting a Major Decision, or (B) itself take any of the actions constituting a Major Decision, but subject to Section 3.10(i) if, in either case, the Directing Certificateholder has objected to the action in writing within ten (10) Business Days after receipt of a written report by the Special Servicer describing in reasonable detail (i) the background and circumstances requiring action of the Special Servicer, (ii) the proposed course of action recommended, and (iii) any direct or indirect conflict of interest in the action (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the Special Servicer within such ten (10) Business Day period, then the Directing Certificateholder shall be deemed to have approved such action). In the event that the Special Servicer or Servicer, as applicable, determines that immediate action, with respect to a Major Decision, or any other matter requiring consent of the Directing Certificateholder prior to the occurrence and continuance of a Control Termination Event under this Agreement (or consultation with the Directing Certificateholder after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence of a Consultation Termination Event), is necessary to protect the interests of the Certificateholders, the Special Servicer or Servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without such consultation) so long as the Servicer or the Special Servicer, as applicable, has made a reasonable effort to contact the Directing Certificateholder to inform it of such need. The Special Servicer is not required to obtain the consent of the Directing Certificateholder for any Major Decision upon the occurrence and during the continuance of a Control Termination Event; provided, however, that after the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Special Servicer shall not be required to obtain the consent of the Directing Certificateholder but shall consult with the Directing Certificateholder in connection with any Major Decision (and such other matters that are subject to consent, approval, direction or consultation rights of the Directing Certificateholder hereunder) and to consider alternative actions recommended by the Directing Certificateholder in respect of such matters. With respect to any action requiring the Directing Certificateholder’s consent, if the Directing Certificateholder does not respond to a request for its consent within ten (10) Business Days (or such other length of time as specified in this Agreement with respect to any particular action requiring consent), such consent will be deemed to have been given. In the event that no Directing Certificateholder has been appointed or identified to the Servicer or the Special Servicer, as applicable, and the Servicer or Special Servicer, as applicable, has attempted to obtain such information from the Certificate Administrator and no such entity has been identified to the Servicer or the Special Servicer, as applicable, then until such time as the new Directing Certificateholder is identified, the Servicer or the Special Servicer, as applicable, shall have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

In addition, for so long as no Control Termination Event has occurred and is continuing, but subject to the second sentence of the preceding paragraph, Section 9.03(b), Section 9.03(c) and the immediately following paragraph, the Directing Certificateholder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to the Trust Loan as the Directing Certificateholder may reasonably deem advisable.

Notwithstanding anything to the contrary contained herein, if the Special Servicer or Servicer, as applicable, determines that a refusal to consent by the Directing Certificateholder or any objection, consultation or direction or advice from the Directing Certificateholder, the Controlling Class Certificateholders or any other Person would (A) otherwise require or cause the Special Servicer or Servicer, as applicable, to violate the terms of the Mortgage Loan Documents, a Co-Lender Agreement, applicable law, provisions of the Code resulting in an Adverse REMIC Event or this Agreement, (including without limitation, actions inconsistent with Accepted Servicing Practices), (B) expose any Certificateholder, the Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Trust or their respective Affiliates, officers, directors or agent to any claim, suit or liability, (C) result in the imposition of a tax upon the Trust (other than a tax on “net income from foreclosure property”) or loss of REMIC status or (D) materially expand the scope of the Special Servicer’s, the Servicer’s, the Operating Advisor’s, the Trustee’s or the Certificate Administrator’s responsibilities hereunder, then the Special Servicer or Servicer, as applicable, shall disregard such refusal to consent, direction or advice and notify the Directing Certificateholder, the Trustee, the Certificate Administrator and the 17g-5 Information Provider of its determination, including a reasonably detailed explanation of the basis therefor. The taking of, or refraining from taking, any action by the Servicer or Special Servicer in accordance with the direction of or approval of the Directing Certificateholder that does not violate the Mortgage Loan Documents, the related Co-Lender Agreement, this Agreement, any applicable law, provisions of the Code resulting in an Adverse REMIC Event or Accepted Servicing Practices or any other provisions of this Agreement, shall not result in any liability on the part of the Servicer or the Special Servicer.

(b)           Notwithstanding anything to the contrary contained herein (i) after the occurrence and during the continuance of a Control Termination Event, the Directing Certificateholder shall have no right to consent to or direct any action taken or not taken by any party to this Agreement; (ii) after the occurrence and during the continuance of a Control Termination Event but so long as no Consultation Termination Event is continuing, the Directing Certificateholder shall remain entitled to receive any notices, reports or information to which it is entitled pursuant to this Agreement, and the Servicer, Special Servicer and any other applicable party shall consult with the Directing Certificateholder in connection with any action to be taken or refrained from taking to the extent set forth herein; and (iii) during the continuance of a Consultation Termination Event, the Directing Certificateholder shall have no direction, consultation or consent rights hereunder and no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder, and the Controlling Class will not be entitled to appoint a Directing Certificateholder; provided that the Directing Certificateholder (if and to the extent that it is a Certificateholder) and a holder of a Controlling Class Certificate will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under this Agreement. No Borrower Affiliate may be appointed as or act as the Directing Certificateholder.

If a Control Termination Event no longer exists, then the Directing Certificateholder shall regain all the consent and direction rights of the Directing Certificateholder set forth in this Agreement and the Controlling Class will regain the right to appoint a Directing Certificateholder.

The Special Servicer shall provide each Major Decision Reporting Package to the Operating Advisor simultaneously upon providing such Major Decision Reporting Package to the Directing Certificateholder. With respect to any particular Major Decision and related Major Decision Reporting Package and any Asset Status Report, the Special Servicer shall make available to the Operating Advisor servicing officers with relevant knowledge regarding the Mortgage Loan and such Major Decision, Major Decision Reporting Package and/or Asset Status Report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or Asset Status Report and potential conflicts of interest and compensation with respect to such Major Decision, Major Decision Reporting Package and/or Asset Status Report.

In addition, after the occurrence and during the continuance of an Operating Advisor Consultation Event, the Special Servicer shall consult with the Operating Advisor (telephonically or electronically) in connection with any proposed Major Decision for which the Special Servicer has delivered to the Operating Advisor a Major Decision Reporting Package and consider alternative actions recommended by the Operating Advisor, in respect thereof, provided that such consultation is on a non-binding basis. If the Special Servicer receives no response from the Operating Advisor within ten (10) Business Days following the later of (i) its written request for input (which such initial request shall include a Major Decision Reporting Package) on any required consultation and (ii) delivery of all such additional information reasonably requested by the Operating Advisor related to the subject matter of such consultation, the Special Servicer shall not be obligated to consult with the Operating Advisor on the specific matter; provided, however, that the failure of the Operating Advisor to respond on any specific matters shall not relieve the Special Servicer from its obligation to consult with the Operating Advisor on any future matter with respect to the Mortgage Loan.

In connection with the Directing Certificateholder’s right to consent or consult and the Operating Advisor’s right to consult with respect to a Major Decision, as applicable, if the Special Servicer determines that action is necessary to protect a Mortgaged Property or the interests of the Certificateholders from potential harm if such action is not taken, or if a failure to take any such action at such time would be inconsistent with Accepted Servicing Practices, the Special Servicer may take actions with respect to a Mortgaged Property before the expiration of the applicable period for the Operating Advisor or the Directing Certificateholder to respond as described in this section, if the Special Servicer reasonably determines in accordance with Accepted Servicing Practices that failure to take such actions before the expiration of such period would materially adversely affect the interest of the Certificateholders, and the Special Servicer has made a reasonable effort to contact the Operating Advisor or the Directing Certificateholder, as applicable.

After the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholder shall have no consultation or consent rights hereunder and shall have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder. However, the Directing Certificateholder shall maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder.

(c)            For purposes of determining the Directing Certificateholder, exercising any rights of the Controlling Class or receiving Asset Status Reports or any other information under this Agreement other than Distribution Date Statements, any holder of any interest in a Controlling Class Certificate who is a Borrower Affiliate, the Manager or an agent or Affiliate of the foregoing shall not be deemed to be a Holder or Beneficial Owner of the related Controlling Class and shall not be entitled to exercise such rights or receive such information. If, as a result of the preceding sentence, no Holder or Beneficial Owner of Controlling Class Certificates would be eligible to exercise such rights, there will be no Controlling Class.

(d)           The Certificate Administrator shall, within five (5) Business Days after its determination that a Control Termination Event or a Consultation Termination Event has occurred or ceased to exist, post a notice of such occurrence or cessation of a Control Termination Event or Consultation Termination Event on the Certificate Administrator’s Website.

(e)            For so long as no Consultation Termination Event has occurred and is continuing, the Special Servicer shall provide notice to the Directing Certificateholder of any annual meeting with the Borrower and the Manager pursuant to the Mortgage Loan Documents, consult with the Directing Certificateholder regarding an agenda for such meeting, and invite the Directing Certificateholder to attend such meeting (which invitation the Directing Certificateholder may accept or decline in its discretion). The Special Servicer shall provide advance notice to the Borrower and the Manager that the Directing Certificateholder has no authority to act on behalf of the holder of the Trust Loan.

(f)            For so long as no Consultation Termination Event has occurred, the Special Servicer shall provide notice to the Directing Certificateholder of any material notices that the Special Servicer has received under or related to any franchise agreement, management agreement, comfort letter, subordination, non-disturbance and attornment agreement, recognition agreement or similar agreement and the Special Servicer is required to consult with the Directing Certificateholder with respect to the contents of such notices.

Section 9.04    Directing Certificateholder Contact with Servicer and Special Servicer.

Upon reasonable request, each of the Servicer and the Special Servicer shall, without charge, make a Servicing Officer available to answer questions from the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) regarding the performance and servicing of the Trust Loan (or, in the case of the Special Servicer, the Special Servicer’s operational activities on a platform level basis related to the servicing of the Trust Loan after a Special Servicing Loan Event and the servicing of any REO Property) for which the Servicer or the Special Servicer, as the case may be, is responsible.

Notwithstanding any provision of this Agreement to the contrary, the failure of the Servicer or the Special Servicer to disclose any information otherwise required to be disclosed by it pursuant to this Agreement shall not constitute a breach of this Agreement if the Servicer or the Special Servicer, as applicable, determines, in its reasonable and good faith judgment and consistent with Accepted Servicing Practices, that such disclosure would constitute a waiver of the attorney-client privilege on behalf of the Trust or the Trust Fund or otherwise materially harm the Trust or the Trust Fund.

ARTICLE X

TERMINATION

Section 10.01   Termination. (a) The respective obligations and responsibilities of the Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate

Administrator and the Trustee created hereby with respect to the Certificates (other than the obligation to make certain payments to the Companion Loan Holders, other than the obligation of the Certificate Administrator to make certain payments to Certificateholders after the final Distribution Date to the extent set forth in this Agreement and other than the obligation of the Certificate Administrator to file final tax returns for the Upper-Tier REMIC and the Lower-Tier REMIC, to maintain books and records of the Trust Fund for such period of time as it maintains its own books and records, and the indemnification rights and obligations of the parties hereto) shall terminate immediately following the occurrence of the last action required to be taken by the Certificate Administrator pursuant to this Article IX on the Termination Date; provided, however, that in no event shall the trusts created hereby continue beyond the expiration of twenty-one years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

(b)           The Trust Fund, including the Upper-Tier REMIC and the Lower-Tier REMIC shall be terminated and the assets of the Lower-Tier REMIC shall be sold or otherwise disposed of in connection therewith, only pursuant to a “qualified liquidation” within the meaning of Section 860F(a)(4)(A) of the Code providing for the actions contemplated by the provisions hereof pursuant to which the applicable Notice of Termination is given by the Depositor or the Servicer and requiring that the Trust Fund, including the Upper-Tier REMIC and the Lower-Tier REMIC (if not previously terminated) shall terminate on a Distribution Date occurring not more than 90 days following the date of adoption of the plan of qualified liquidation. The notice mailed by the Certificate Administrator pursuant to Section 9.01(d) shall constitute such plan of complete liquidation and the date of such notice shall be specified in the final return of each Trust REMIC as the date of adoption of such plan of complete liquidation. Notwithstanding the termination of the Trust REMICs, the Certificate Administrator shall be responsible for filing the final tax returns for the Trust REMICs for the period ending with such termination, and shall retain books and records with respect to the Trust REMICs for the same period of retention for which it maintains its own tax returns or other reasonable period.

(c)            The obligations of the parties to this Agreement with respect to the Trust REMICs will terminate upon the earliest of: (i) the final payment or other liquidation of the last outstanding Trust Loan remaining in the Trust Fund and the disposition of all property acquired upon the foreclosure or deed in lieu of foreclosure with respect to the last outstanding Trust Loan and the remittance to the Certificateholders of all funds due under this Agreement; or (ii) after the Certificate Balance of all Certificates has been reduced to zero under circumstances set forth in this Agreement; or (iii) mutual consent of the parties to this Agreement and all Certificateholders. The Certificate Administrator will give or cause to be given written Notice of Termination of this Agreement to each Certificateholder and the final distribution under this Agreement will be made only upon surrender and cancellation of the related Certificates at an office or agency specified in the Notice of Termination.

(d)           Notice of any termination of the Trust Fund pursuant to this Section 9.01 shall be mailed by the Certificate Administrator to Certificateholders, with a copy to the Servicer, the Special Servicer and the Rating Agencies at their addresses shown in the Certificate Registrar, as soon as practicable after the Certificate Administrator shall have received, or been given a Notice of Termination but in any event not more than 30 days, and not less than 10 days, prior to the Anticipated Termination Date. The notice mailed by the Certificate Administrator to affected Certificateholders shall:

(i)            specify the Anticipated Termination Date on which the final distribution is anticipated to be made to Holders of Certificates of the Classes specified therein;

(ii)           specify the amount of any such final distribution, if known; and

(iii)          state that the final distribution to Certificateholders will be made only upon presentation and surrender of Certificates or affidavits meeting the requirement of Section 5.06(g) that such Certificates have been lost or destroyed at the office of the paying agent therein specified.

If the Trust Fund is not terminated on the Anticipated Termination Date for any reason, the Certificate Administrator shall promptly mail notice thereof to each affected Certificateholder.

(e)            Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates or deliver an affidavit in accordance with Section 5.06(g) shall be set aside and held in trust for the account of the appropriate non tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to this Section 9.01 shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets that remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the paying agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall, subject to escheatment law, thereafter distribute such amounts to the Class R Certificateholders in respect of the Trust Fund. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with this Section 9.01. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Certificate Administrator.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01   Counterparts. This Agreement may be executed simultaneously in any number of counterparts, all of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Agreement

Section 11.02   Limitation on Rights of Certificateholders. The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust Fund, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder shall have any right to vote (except as expressly provided for herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder, solely by virtue of its status as a Certificateholder, shall have any right to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement or with respect to the Certificates or any Mortgage Loan, unless, with respect to this Agreement, such Certificateholder previously shall have given to the Trustee a written notice of a Servicer Termination Event and of the continuance thereof, as hereinbefore provided, and unless also the Holders of Certificates representing 25% of the aggregate Voting Rights of any affected Class of Certificates (excluding any Certificates owned by the Special Servicer if such suit is against the Special Servicer) shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred therein or thereby (unless this Agreement or the Certificates obligates or obligate the Trustee to take such action without such an indemnity), and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding. It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates of any Class shall have any right in any manner whatever by virtue of any provision of this Agreement or the Certificates to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Agreement or the Certificates, except in the manner herein or therein provided and for the equal, ratable and common benefit of all Holders of Certificates of such Class. For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity. By virtue of its purchase of a certificate, each Certificateholder will be deemed to have acknowledged that it will make its own decisions regarding its rights and protections relevant to the Trust and will not be relying on the Trustee or any other deal party.

Section 11.03   Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS

AGREEMENT, THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES THEREOF. THE PARTIES HERETO INTEND THAT THE PROVISIONS OF SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW SHALL APPLY TO THIS AGREEMENT.

THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OF THE TRANSACTIONS CONTEMPLATED HEREBY.

EACH OF THE PARTIES HERETO IRREVOCABLY (I) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT; (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT; (III) AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING IN ANY SUCH COURT SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW; AND (IV) CONSENTS TO SERVICE OF PROCESS UPON IT BY MAILING A COPY THEREOF BY CERTIFIED MAIL ADDRESSED TO IT AS PROVIDED FOR NOTICES HEREUNDER.

Section 11.04   Notices. All demands, notices and communications hereunder shall be in writing, shall be deemed to have been given upon receipt as follows:

If to the Certificate Administrator or Trustee, to:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS)
JPMCC 2019-ICON

with a copy to be sent contemporaneously via email to: cts.cmbs.bond.admin@wellsfargo.com, and to trustadministrationgroup@wellsfargo.com, except as otherwise set forth herein

If to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s Website: 17g5informationprovider@wellsfargo.com

If to the Certificate Registrar, with respect to Certificate transfers other than the Class HRR Certificates to:

Wells Fargo Bank, N.A.
600 South 4th Street, 7th Floor
MAC: N9300-070
Minneapolis, Minnesota 55479
Attention: Certificate Transfer Services – CTS – JPMCC 2019-ICON

or in the case of a transfer of the Class HRR Certificates:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Risk Retention Custody (CMBS) – JPMCC 2019-ICON

with a copy to:

riskretetentioncustody@wellsfargo.com

If to the Custodian, to:

Wells Fargo Bank, N.A.
1055 10th Avenue SE
Minneapolis, Minnesota 55414
Attention: Document Custody Group JPMCC 2019-ICON

with a copy to:

cmbscustody@wellsfargo.com

If to the Operating Advisor, to:

Park Bridge Lender Services LLC

600 Third Avenue, 40th Floor

New York, New York 10016

Attention: J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON – Surveillance Manager (with a copy sent contemporaneously via email to cmbs.notices@parkbridgefinancial.com)

If to the Depositor, to:

..P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 8th Floor
New York, New York  10179
Attention:  Kunal K. Singh
Email:  US_CMBS_Notice@jpmorgan.com

with a copy to:

J.P. Morgan Chase Commercial Mortgage Securities Corp.

4 New York Plaza, 21st Floor

New York, New York  10004

Attention:  Bianca A. Russo, Esq.
Email: US_CMBS_Notice@jpmorgan.com

If to the Trust Loan Seller, to:

JPMorgan Chase Bank, National Association
383 Madison Avenue, 8th Floor
New York, New York 10179
Attention:  Kunal K. Singh
Email:  US_CMBS_Notice@jpmorgan.com

with a copy to:

JPMorgan Chase Bank, National Association
4 New York Plaza, 21st Floor
New York, New York  10004
Attention:  Bianca A. Russo, Esq.
Email: US_CMBS_Notice@jpmorgan.com

If to the Servicer, to:

Midland Loan Services, a Division of PNC Bank, National Association
10851 Mastin Street, Suite 700
Overland Park, Kansas 66210
Attention: Executive Vice President – Division Head
Fax Number: (888) 706-3565

with a copy to:

Eversheds Sutherland (US) LLP
700 Sixth Street, NW
Washington, DC 20001
Fax Number: (202) 637-3593
Attention: Lisa A. Rosen

If to the Special Servicer, to:

Situs Holdings, LLC
2 Embarcadero Center, Suite 1300
San Francisco, California 94111

If to J.P. Morgan Securities LLC, as one of the Initial Purchasers:

J.P. Morgan Securities LLC
383 Madison Avenue, 8th Floor
New York, New York 10179
Attention:  SPG Syndicate
Email:  ABS_Synd@jpmorgan.com

with a copy to:

J.P. Morgan Securities LLC

4 New York Plaza, 21st Floor

New York, New York 10004

Attention:  Bianca A. Russo, Esq.

Email: US_CMBS_Notice@jpmorgan.com

If to Drexel Hamilton, LLC, as one of the Initial Purchasers:

Drexel Hamilton, LLC
77 Water Street
New York, New York 10005
Fax: (646) 412-1500

Attention: John D. Kerin, Director of Debt Syndicate

If to Academy Securities, Inc., as one of the Initial Purchasers:

Academy Securities, Inc.

277 Park Avenue, 35th Floor

New York, New York 10172

Attention: Michael Boyd, Chief Compliance Officer

Facsimile: (646) 791-5945

If to any Certificateholder, to:

the applicable address set forth in the
Certificate Register as of the related Record Date,

or, in the case of the parties to this Agreement, to such other address as such party shall specify by written notice to the other parties hereto.

Section 11.05   Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then, to the extent permitted by applicable law, such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 11.06   Notice to the Depositor and The Rating Agencies. (a) The Certificate Administrator shall use reasonable efforts promptly to provide notice to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 8.15, with respect to each of the following of which it has actual knowledge:

(i)            any material change or amendment to this Agreement;

(ii)            the occurrence of any Termination Event that has not been cured;

(iii)          the merger, consolidation, resignation or termination of the Servicer, the Special Servicer, the Certificate Administrator or the Trustee;

(iv)          the final payment to any Class of Certificateholders;

(v)           any change in the location of the Upper-Tier Distribution Account or the Lower-Tier Distribution Account; and

(vi)          each report to Certificateholders described in Section 3.13 and Section 4.02.

(b)           The Servicer shall use reasonable efforts to promptly provide notice to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 8.15 with respect to each of the following of which it has actual knowledge:

(i)            each of its annual statements as to compliance described in Sections 12.07 and 12.08;

(ii)           each of its annual independent public accountants’ servicing reports described in Section 12.09;

(iii)           upon request, a copy of each rent roll and each operating and other financial statement and occupancy reports, to the extent such information is required to be delivered under a Mortgage Loan, in each case to the extent collected pursuant to Section 3.03;

(iv)          a copy of any notice with respect to a breach of a representation or warranty with respect to any Mortgage Loan;

(v)           the repurchase of Mortgage Loans pursuant to Section 2.03(c);

(vi)         any notice required in connection with the written consent of the Rating Agencies, as set forth in Section 6.02 as to the merger or consolidation, transfer of assets and succession of either the Servicer or the Special Servicer, as applicable, in each case, such merger or consolidation subject to Rating Agency Confirmation;

(vii)        any notice to the Rating Agencies required in connection with the consent required to be obtained by the Rating Agencies in connection with the assumption of a

Mortgage Loan, as provided in Section 3.09; any change in the lien priority of a Mortgage Loan;

(viii)         any material damage to a Mortgaged Property;

(ix)            any amendment, modification, consent or waiver to or of any material provision of a Mortgage Loan;

(x)             any material amendments to or termination of any Management Agreement; and

(xi)            notice in connection with the release or substitution of any collateral in accordance with the terms of this Agreement.

(c)            The Trustee, the Certificate Administrator, the Servicer and the Special Servicer, as applicable, shall furnish to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s Website pursuant to Section 8.14, with respect to each Mortgage Loan such information as a Rating Agency shall reasonably request and which the Trustee, the Certificate Administrator, the Servicer or Special Servicer, can reasonably provide in accordance with applicable law and without waiving any attorney-client privilege relating to such information or violating the terms of this Agreement or any Mortgage Loan Documents. The Trustee, the Certificate Administrator, the Servicer and Special Servicer, as applicable, may include any reasonable disclaimer it deems appropriate with respect to such information. Notwithstanding anything to the contrary herein, nothing in this Section 11.06 shall require a party to provide duplicative notices or copies to the Rating Agencies with respect to any of the above listed items or to the extent that a Rating Agency requested the information via the Rating Agency Q&A Forum and Document Request Tool.

(d)           Notices to the Rating Agencies shall be addressed as follows:

S&P Global Ratings, acting through

Standard & Poor’s Financial Services LLC

55 Water Street, 41st Floor

New York, New York 10041

Attention: Commercial Mortgage Surveillance Manager

Email: cmbs_info_17g5@standardandpoors.com

Morningstar Credit Ratings, LLC
4 World Trade Center, 48th Floor
150 Greenwich Street
New York, New York 10007
Attention: CMBS Surveillance – Group Head
Email: cmbsratings@morningstar.com

or in each case to such other address as either Rating Agency shall specify by written notice to the parties hereto. In addition, with respect to any request for Rating Agency Confirmation pursuant to any of the provisions of this Agreement, the party seeking such Rating Agency Confirmation shall deliver a copy of such request to the Depositor.

Section 11.07   Amendment.

(a)          This Agreement may be amended from time to time by the parties hereto, without the consent of any of the Certificateholders or the Companion Loan Holders:

(i)            to correct any inconsistency, defect or ambiguity in this Agreement or to correct any manifest error in any provision of this Agreement;

(ii)           to cause the provisions in this Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or this Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)          to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts, the Interest Reserve Account or any REO Account, provided that (a) the Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder or the Companion Loan Holders, as evidenced by (1) an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) or (2) if the related Class of Certificates or Companion Loan Securities is rated by a Rating Agency or a Companion Loan Rating Agency, as applicable, a Rating Agency Confirmation or Companion Loan Rating Agency Confirmation, as applicable, is obtained;

(iv)          to modify, eliminate or add to any of its provisions (A) to such extent as shall be necessary to maintain the qualification of any of the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC, at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or any of the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against the Trust Fund or any of the Lower-Tier REMIC or the Upper-Tier REMIC; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (1) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (2) such action will not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Holder or (B) to the extent necessary for the Trust or any Other Securitization Trust to comply with the Investment Company Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, the Exchange Act, Regulation AB, and/or any related regulatory actions and/or interpretations;

(v)          to modify, eliminate or add to the provisions of Article V or any other provision hereof restricting transfer of the Class R Certificates; provided the Depositor has determined that such change shall not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, provided that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

(vi)         to make any other provisions with respect to matters or questions arising under this Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder or the Companion Loan Holders not consenting thereto as evidenced by (x) an Opinion of Counsel or (y) receipt of Rating Agency Confirmation from each Rating Agency; provided, further, prior to the occurrence of a Consultation Termination Event, any amendment pursuant to this clause (vi) that would adversely affect the rights of the Controlling Class Certificateholder or the Directing Certificateholder shall be subject to the consent of such affected party or parties;

(vii)        to amend or supplement any provision hereof to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by the Rating Agencies, as evidenced by Rating Agency Confirmation from each Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder or Companion Loan Holder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)       to modify the provisions of Section 3.06(b) (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Servicer, the Certificate Administrator and the Trustee determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and (c) each Rating Agency has delivered a Rating Agency Confirmation; provided, that prior to the occurrence of a Consultation Termination Event, any amendment pursuant to this clause (viii) that would adversely affect the rights of the Controlling Class Certificateholder or the Directing Certificateholder will be subject to the consent of such affected party or parties;

(ix)          to modify the procedures of this Agreement relating to compliance with Rule 15Ga-1 or Rule 17g-5 of the Exchange Act; provided that such amendment does not materially increase the responsibilities of any of the Servicer, the Special Servicer, the Certificate Administrator, the 17g-5 Information Provider, the Operating Advisor or the Trustee, unless such party consents thereto; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency for the rating on such Certificates; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholders or the Companion Loan Holders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate or Companion Loan Securities is then rated, receipt of Rating Agency Confirmation from each Rating Agency or Companion Loan Rating Agency, as applicable;

(x)            to modify, eliminate or add to any of the provisions of this Agreement to such extent as will be necessary for any Other Securitization Trust to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); and

(xi)          to modify, eliminate or add to any of its provisions in the event the Credit Risk Retention Rules, Regulation RR or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal; provided that no such modification, elimination or addition may change in any manner the rights or obligations of the Third Party Purchaser under this Agreement or the related third party purchaser agreement without the consent of the Third Party Purchaser.

Notwithstanding the foregoing, no such amendment may change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as a third party beneficiary hereunder, without the consent of the Trust Loan Seller.

(b)          This Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)             reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

(ii)            reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding; or

(iii)           adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)          change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as a third party beneficiary hereunder, without the consent of the Trust Loan Seller; or

(v)           amend Accepted Servicing Practices without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from each Rating Agency.

(c)            Notwithstanding the foregoing, none of the Certificate Administrator, the Trustee, the paying agent, the Depositor, the Operating Advisor, the Servicer nor the Special Servicer will be required to consent to any amendment hereto without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted hereunder and that such amendment or the exercise of any power granted to the Servicer, the

Special Servicer, the Depositor, the Operating Advisor, the Trustee, the Certificate Administrator, the paying agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

(d)           Promptly after the execution of any amendment to this Agreement, the Certificate Administrator shall post a copy of the same to the Certificate Administrator’s Website, deliver a copy of the same to the 17g-5 Information Provider who shall post a copy of the same on the Certificate Administrator’s Website, and thereafter, the Certificate Administrator shall furnish written notification of the substance of such amendment to each Certificateholder, the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Borrowers, the Initial Purchasers and the Rating Agencies.

(e)            In the event that neither the Depositor nor any successor thereto is in existence, any amendment under this Section 11.07 shall be effected with the consent of the Trustee, the Certificate Administrator, the Operating Advisor and the Servicer or Special Servicer, as applicable, and, to the extent required by this Section 11.07, the required Certificateholders, Companion Loan Holders, Trust Loan Seller and/or Initial Purchasers, as applicable.

(f)            The costs and expenses associated with any such amendment, including without limitation, Opinions of Counsel and Rating Agency Confirmations, shall be borne by the party requesting such amendment or as otherwise provided in Section 11.07(a) (or, if such amendment is required by a Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator (which do not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator), then at the expense of the Depositor and, if neither the Depositor nor any successor thereto is in existence, the Trust Fund).

No other amendment to this Agreement may be made without the consent of the Companion Loan Holders if such amendment materially adversely affects the rights of the Companion Loan Holders under this Agreement.

No amendment to this Agreement may alter the definition of Accepted Servicing Practices in a manner that would materially adversely affect Certificateholders without a Rating Agency Confirmation.

If neither the Depositor nor any successor thereto, if any, is in existence, any amendment under this Section 11.07 shall be effective with the consent of the Certificate Administrator and the Servicer, in writing, and to the extent required by this Section, the Certificateholders. Promptly after the execution of any amendment, the Certificate Administrator shall furnish written notification of the substance of such amendment to each Certificateholder.

It shall not be necessary for the consent of Certificateholders under this Section 11.07 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The method of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholder shall be subject to such reasonable regulations as the Certificate Administrator may prescribe; provided, however, that such method shall always be by affirmation and in writing.

Section 11.08   Confirmation of Intent. It is the express intent of the parties hereto that the conveyance of the Trust Fund (including the Trust Loans), collectively, by the Depositor to the Trustee on behalf of Certificateholders as contemplated by this Agreement and the sale by the Depositor of the Certificates be, and be treated for all purposes as, a sale by the Depositor of the undivided portion of the beneficial interest in the Trust Fund represented by the Certificates. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Trust Fund by the Depositor to the Trustee to secure a debt or other obligation of the Depositor. However, if, notwithstanding the intent of the parties, the Trust Fund is held to continue to be property of the Depositor then (a) this Agreement shall also be deemed to be a security agreement under applicable law; (b) the transfer of the Trust Fund provided for herein shall be deemed to be a grant by the Depositor to the Trustee on behalf of Certificateholders of a first priority security interest in all of the Depositor’s right, title and interest in and to the Trust Fund and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including, without limitation, all amounts from time to time held or invested in the Collection Account, the Lower-Tier Distribution Account and the Upper-Tier Distribution Account, the Interest Reserve Account and, if established, the REO Account, whether in the form of cash, instruments, securities or other property; (c) the possession by the Trustee (or the Custodian on its behalf) of Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 9-305 of the Minnesota and New York Uniform Commercial Code; and (d) notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Trustee pursuant to any provision hereof shall also be deemed to be an assignment of any security interest created hereby. The Depositor shall, and upon the request of the Servicer, the Trustee shall, to the extent consistent with this Agreement (and at the expense of the Trust Fund), take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of this Agreement. It is the intent of the parties that such a security interest would be effective whether any of the Certificates are sold, pledged or assigned.

Section 11.09   Streit Act. Any provisions required to be contained in this Agreement by Section 126 and/or Section 130k or Article 4A of the New York Real Property Law are hereby incorporated herein, and such provisions shall be in addition to those conferred or imposed by this Agreement; provided, however, that to the extent that such Section 126 and/or Section 130k shall not have any effect, and if said Section 126 and/or Section 130k should at any time be repealed or cease to apply to this Agreement or be construed by judicial decision to be inapplicable, said Section 126 and/or Section 130k shall cease to have any further effect upon the provisions of this Agreement. In case of a conflict between the provisions of this Agreement and any mandatory provisions of Article 4A of the New York Real Property Law, such mandatory provisions of said Article 4A shall prevail, provided that if said Article 4A shall not apply to this Agreement, should at any time be repealed, or cease to apply to this Agreement or be construed by judicial decision to be inapplicable, such mandatory provisions of such Article 4A shall cease to have any further effect upon the provisions of this Agreement.

Section 11.10   No Intended Third Party Beneficiaries. No Person other than a party to this Agreement and any Certificateholder (and the Initial Purchasers, with respect to their right to receive certain reports and other information as set forth in this Agreement) shall have any rights with respect to the enforcement of any of the rights or obligations hereunder. Without limiting the foregoing, the parties to this Agreement specifically state that no Borrower, property manager or other party to a Mortgage Loan is an intended third party beneficiary of this Agreement.

Section 11.11   Cooperation with the Trust Loan Seller with Respect to Rights Under the Loan Agreements. It is expressly agreed and understood that, notwithstanding the assignment of the Mortgage Loan Documents, the Trust Loan Seller shall get the benefit of the provisions of Section 9.2 of each Loan Agreement.  Therefore, the Depositor and Trustee hereby agree to cooperate with the Trust Loan Seller with respect to the benefits of such provisions of each Loan Agreement with respect to securitization indemnification, including, without limitation, reassignment to the Trust Loan Seller of such sections, but no other portion of the Mortgage Loan Documents, to permit the Trust Loan Seller and its affiliates to enforce such provisions for their respective benefits.

Section 11.12   Compliance with the Patriot Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including those relating to the funding of terrorist activities and money laundering (“Applicable Laws”), each of the Servicer and the Special Servicer may be required to obtain, verify and record certain information relating to individuals and entities which maintain a business relationship with the Servicer or the Special Servicer, as applicable.  Accordingly, each of the parties to this Agreement agrees to provide to the Servicer and the Special Servicer, upon its respective request from time to time such identifying information and documentation as may be available for such party in order to enable the Servicer and the Special Servicer to comply with Applicable Laws.

Section 11.13   PNC Bank, National Association. PNC Bank, National Association, by execution hereof by its division, Midland Loan Services, a Division of PNC Bank, National Association, acknowledges and agrees that this Agreement is binding upon and enforceable against PNC Bank, National Association to the full extent of the obligations set forth herein with respect to Midland Loan Services, a Division of PNC Bank, National Association.

ARTICLE XII

EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 12.01 Intent of the Parties; Reasonableness. The parties hereto acknowledge and agree that the purpose of Article XII of this Agreement is, among other things, to facilitate compliance by any Other Depositor with the provisions of Regulation AB and the related rules and regulations of the Commission. Except as expressly required by Sections 12.07, 12.08 and 12.09, the Depositor shall not, and no Other Depositor may, exercise its rights to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Act, the Exchange Act and the Sarbanes-Oxley Act. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time due to interpretive guidance provided by the Commission or its staff, and agree to comply with reasonable requests made by the Depositor, or any Other Depositor, in good faith for delivery of information under these provisions on the basis of such evolving interpretations of Regulation AB. In connection with the J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON, and any Companion Loan Securities, each of the parties to this Agreement shall cooperate fully with the Depositor, the Certificate Administrator, any Other Depositor and any Other Exchange Act Reporting Party, as applicable, to deliver to the Depositor or Other Depositor, as applicable (including any of its assignees or designees), any and all statements, reports, certifications, records and any other information in its possession or reasonably available to it and necessary in the reasonable good faith determination of the Depositor, the Certificate Administrator, any Other Depositor or any Other Exchange Act Reporting Party, as applicable, to permit the Depositor or any Other Depositor, as applicable, to comply with the provisions of Regulation AB, together with such disclosures relating to the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, as applicable, and any Sub-Servicer, or the servicing of a Mortgage Loan, reasonably believed by the Depositor or any Other Depositor, as applicable, in good faith to be necessary in order to effect such compliance.

Section 12.02 Succession; Sub-Servicers; Subcontractors. (a)  For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act (in addition to any requirements contained in Section 12.07 of this Agreement), in connection with the succession to the Servicer and Special Servicer or any Sub-Servicer as servicer or sub-servicer (to the extent such Sub-Servicer is a “servicer” meeting the criteria contemplated by Item 1108(a)(2) of Regulation AB) under this Agreement by any Person (i) into which the Servicer and Special Servicer or such Sub-Servicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer and Special Servicer or any such Sub-Servicer, the Servicer or Special Servicer, as applicable (depending on whether such succession involves it or one of its Sub-Servicers), shall provide (other than in the case of a succession pursuant to an appointment under Section 7.01 or 7.02, in which case the successor Servicer or successor Special Servicer, as applicable, shall provide) to any Other Depositor as to which the applicable Companion Loan is affected, at least five (5) Business Days prior to the effective date of such succession or appointment as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement (and as long as such notice is not given by a successor Servicer or successor Special Servicer appointed under Section 7.01 or

7.02), and otherwise no later than one (1) Business Day after such effective date of succession, (x) written notice to the Depositor and each such Other Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to each such Other Depositor, all information relating to such successor Servicer reasonably requested by any such Other Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K pursuant to the Exchange Act (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(b)           For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, each of the Servicer, the Special Servicer, any Sub-Servicer, the Operating Advisor, the Trustee and the Certificate Administrator (each of the Servicer, the Special Servicer, the Operating Advisor, the Trustee and the Certificate Administrator and each Sub-Servicer, for purposes of this Section 12.02(b) and Section 12.02(c), a “Servicing Party”) is permitted to utilize one or more Subcontractors to perform certain of its obligations hereunder. Such Servicing Party shall promptly upon request provide to any Other Depositor as to which the applicable Companion Loan is affected, a written description (in form and substance satisfactory to each such Other Depositor) of the role and function of each Subcontractor that is a Servicing Function Participant utilized by such Servicing Party during the preceding calendar year, specifying (i) the identity of such Subcontractor, and (ii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each such Subcontractor. Each Servicing Party shall cause any Subcontractor utilized by such Servicing Party that is determined to be a Servicing Function Participant to comply with the provisions of Section 12.08 and Section 12.09 of this Agreement to the same extent as if such Subcontractor were such Servicing Party. Such Servicing Party shall obtain from each such Subcontractor (or, in the case of each Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to obtain from such Sub-Servicer) and deliver to the applicable Persons any assessment of compliance report and related accountant’s attestation required to be delivered by such Subcontractor under Section 12.08 and Section 12.09 of this Agreement, in each case, as and when required to be delivered.

(c)            For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, notwithstanding the foregoing, if a Servicing Party engages a Subcontractor in connection with the performance of any of its duties under this Agreement, such Servicing Party shall be responsible for determining whether such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and whether such Subcontractor meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB. If a Servicing Party determines, pursuant to the preceding sentence, that such Subcontractor is a “servicer” within the meaning of Item 1101 of Regulation AB and meets the criteria in Item 1108(a)(2)(i), (ii) or (iii) of Regulation AB, then such Subcontractor shall be deemed to be a Sub-Servicer for purposes of this Agreement, and the engagement of such Sub-Servicer shall not be effective unless and until notice is given to the Depositor and the Certificate Administrator, as well as any Other Depositor as to which the applicable Companion Loan is affected, of any such Sub-Servicer and Subservicing Agreement. No Subservicing Agreement (other than such agreements set forth on Exhibit S hereto) shall be effective until five (5) Business Days after such written notice is received by the Depositor, the Certificate Administrator and each such Other Depositor. Such notice shall contain all information reasonably necessary, and in such form as may be necessary, to enable each Other Exchange Act Reporting Party as to which the applicable Companion Loan is affected, to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the related Other Pooling and Servicing Agreement or otherwise (if such reports under the Exchange Act are required to be filed under the Exchange Act).

(d)           For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, in connection with the succession to the Trustee or Certificate Administrator under this Agreement by any Person (i) into which the Trustee or Certificate Administrator may be merged or consolidated, or (ii) which may be appointed as a successor to the Trustee or Certificate Administrator, the Trustee or Certificate Administrator, as applicable, shall notify the Depositor and each Other Depositor, at least ten (10) Business Days prior to the effective date of such succession or appointment (or if such prior notice would be violative of applicable law or any applicable confidentiality agreement, no later than the time required under Section 12.06 of this Agreement) and shall furnish pursuant to Section 12.06 of this Agreement to each Other Depositor in writing and in form and substance reasonably satisfactory to the Depositor and each Other Depositor, all information reasonably necessary for each Other Exchange Act Reporting Party to accurately and timely report the event under Item 6.02 of Form 8-K pursuant to the related Other Pooling and Servicing Agreement or otherwise (if such reports under the Exchange Act are required to be filed under the Exchange Act).

Section 12.03 Other Securitization Trust’s Filing Obligations. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall (and shall cause (or, in the case of each Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to cause) each Additional Servicer and Servicing Function Participant utilized thereby to) reasonably cooperate with each Other Depositor in connection with the satisfaction of each Other Securitization Trust’s reporting requirements under the Exchange Act.

Section 12.04 Form 10-D Disclosure. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, within one Business Day after the related Distribution Date (using commercially reasonable efforts), but in no event later than noon (New York City time) on the third Business Day after the related Distribution Date, (i) the parties as set forth on Exhibit R to this Agreement, shall be required to provide to each Other Exchange Act Reporting Party and each Other Depositor to which the particular Additional Form 10-D Disclosure is relevant for Exchange Act reporting purposes, to the extent a Servicing Officer or Responsible Officer thereof has knowledge thereof (other than information required by Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in-house legal department of such party), in EDGAR-compatible format (to the extent available to such party in such format), or in such other format as otherwise agreed upon by each such Other Exchange Act Reporting Party, each such Other Depositor and such parties, the form and substance of the Additional Form 10-D Disclosure, if applicable, and (ii) the parties listed on Exhibit R to this Agreement shall include with such Additional Form 10-D Disclosure application to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached as Exhibit U to this Agreement. The

Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit R to this Agreement of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-D Disclosure information.

Section 12.05 Form 10-K Disclosure. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, no later than March 1, commencing in March 2020, (i) the parties listed on Exhibit S to this Agreement shall be required to provide (and with respect to any Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to provide) to each Other Exchange Act Reporting Party and each Other Depositor to which the particular Additional Form 10-K Disclosure is relevant for Exchange Act Reporting purposes, to the extent a Servicing Officer or a Responsible Officer, as the case may be, thereof has actual knowledge (other than information required by Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in house legal department of such party), in EDGAR compatible format (to the extent available to such party in such format) or in such other format as otherwise agreed upon by each such Other Exchange Act Reporting Party, each such Other Depositor and such providing parties, the form and substance of any Additional Form 10-K Disclosure described on Exhibit S to this Agreement applicable to such party, and (ii) the parties listed on Exhibit S to this Agreement shall include with such Additional Form 10-K Disclosure applicable to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached as Exhibit U to this Agreement. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit S to this Agreement of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information.

Section 12.06 Form 8-K Disclosure. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, to the extent a Servicing Officer or Responsible Officer thereof has actual knowledge of such event (other than Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in-house legal department of such party), within one Business Day after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”) (using commercially reasonable efforts), but in no event later than the close of business (New York City time) on the second Business Day after the occurrence of a Reportable Event, (i) the parties set forth on Exhibit T to this Agreement shall be required to provide (and (i) with respect to any Servicing Function Participant of such party that is a Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to cause such Servicing Function Participant to provide, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to provide) to each Other Depositor and each Other Exchange Act Reporting Party to which the particular Form 8-K Disclosure Information is relevant for Exchange Act reporting purposes, in EDGAR-compatible format (to the extent available to such party in such format) or in such other format as otherwise agreed upon by each such Other Depositor, each such Other Exchange Act Reporting Party and such providing parties, any Form 8-K Disclosure Information described on Exhibit T to this Agreement as applicable to such party, if applicable, and (ii) the parties listed on Exhibit T to this Agreement shall include with such Form 8-K Disclosure Information applicable to such party and shall cause each Sub-Servicer (or, in the case of each Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to cause such Sub-Servicer) and Subcontractor of such party to the extent required under Regulation AB to provide, and if received, include, an Additional Disclosure Notification in the form attached hereto as Exhibit U. The Certificate Administrator has no duty under this Agreement to monitor or enforce the performance by the parties listed on Exhibit T of their duties under this paragraph or proactively solicit or procure from such parties any Form 8-K Disclosure Information.

Section 12.07 Annual Compliance Statements. On or before March 1 of each year, commencing in 2020, each of the Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of the Mortgage Loan) and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator and the Trustee (provided, however, that the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Applicable Servicing Criteria applicable to it), at its own expense, shall furnish (and each such party, (i) with respect to each Servicing Function Participant that is a Sub-Servicer set forth on Exhibit V with which it has entered into a servicing relationship with respect to a Mortgage Loan, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish) (each such Servicing Function Participant and each of the Servicer, Special Servicer and the Certificate Administrator, a “Certifying Servicer”) to the Certificate Administrator (who shall post it to the Certificate Administrator’s Website pursuant to Section 8.14(b)), the Trustee, the Depositor and the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party), an Officer’s Certificate stating, as to the signer thereof, that (A) a review of such Person’s activities during the preceding calendar year or portion thereof and of such Person’s performance under this Agreement or the applicable sub-servicing agreement, as applicable, has been made under such officer’s supervision and (B) to the best of such officer’s knowledge, based on such review, such Person has fulfilled all its obligations under this Agreement or the applicable sub-servicing agreement, as applicable, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, promptly after receipt of each such Officer’s Certificate, the Depositor (and, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party) may review each such Officer’s Certificate and, if applicable, consult with the Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer, respectively, or any related Servicing Function Participant with which the Servicer or the Special Servicer, as applicable, has entered into a servicing relationship with respect to the Trust Loan or the Companion Loans in the fulfillment of any Certifying Servicer’s obligations hereunder or under the applicable sub-servicing or primary servicing agreement. The obligations of each Certifying Servicer under this Section apply to each such Certifying Servicer that serviced the Trust Loan or a Companion Loan during the applicable period, whether or not the Certifying Servicer is acting in such capacity at the time such Officer’s Certificate is required to be delivered. Copies of all Officer’s Certificates delivered pursuant to this Section 12.07 shall be made available to any Privileged Person by the Certificate Administrator by posting such Compliance Report to the Certificate Administrator’s Website pursuant to Section 8.14(b).

Section 12.08 Annual Reports on Assessment of Compliance with Servicing Criteria. (a) On or before March 1 of each year, commencing in 2020, the Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of the Mortgage Loan) and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Operating Advisor, the Certificate Administrator and the Trustee (provided, however, that the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Applicable Servicing Criteria applicable to it), each at its own expense, shall furnish (and each such party, (i) with respect to each Servicing Function Participant that is a Sub-Servicer set forth on Exhibit V with which it has entered into a servicing relationship with respect to a Mortgage Loan, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, and (ii) with respect to any other Servicing Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish) (each Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and any Servicing Function Participant, as the case may be, a “Reporting Servicer”) to the Certificate Administrator and the 17g-5 Information Provider (who shall post it to the Certificate Administrator’s Website and the 17g-5 Information Provider’s Website, as applicable, pursuant to Section 8.14(b)) (and, with respect to the Special Servicer, also to the Operating Advisor), the Trustee, the Depositor and the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party), a report on an assessment of compliance with the Applicable Servicing Criteria that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Applicable Servicing Criteria, (B) a statement that, to the best of such Reporting Servicer’s knowledge, such Reporting Servicer used the Servicing Criteria to assess compliance with the Applicable Servicing Criteria, (C) such Reporting Servicer’s assessment of compliance with the Applicable Servicing Criteria as of the end of and for the preceding calendar year, including, if there has been any material instance of noncompliance with the Applicable Servicing Criteria, a discussion of each such failure and the nature and status thereof and (D) a statement that a registered public accounting firm that is a member of the American Institute of Certified Public Accountants has issued an attestation report on such Reporting Servicer’s assessment of compliance with the Applicable Servicing Criteria as of and for such period. Copies of all compliance reports delivered pursuant to this Section 12.08 shall be provided to any Certificateholder, upon the written request therefor and submission of an Investor Certification in the form of Exhibit K-1, by the Certificate Administrator.

Each such report shall be addressed to the Depositor and each Other Depositor (if addressed) and signed by an authorized officer of the applicable company, and shall address each of the Applicable Servicing Criteria. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, promptly after receipt of each such report, the Depositor and each Other Depositor may review each such report and, if applicable, consult with the each Reporting Servicer as to the nature of any material instance of noncompliance with the Applicable Servicing Criteria.

(b)           On the Closing Date, the Servicer, the Special Servicer, the Operating Advisor, the Trustee and the Certificate Administrator each acknowledge and agree that Exhibit N to this Agreement sets forth the Applicable Servicing Criteria for such party.

(c)            No later than 30 days after the end of each fiscal year for the Trust, the Servicer, the Special Servicer and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator and the Operating Advisor shall notify the Certificate Administrator, the Depositor, each Other Exchange Act Reporting Party and each Other Depositor as to the name of each Servicing Function Participant utilized by it, in each case, and each such notice will specify what specific Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Servicing Function Participant. When the Servicer, the Special Servicer and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator and the Operating Advisor submit their assessments pursuant to Section 12.08(a) of this Agreement, such parties, as applicable, will also at such time include the assessment (and related attestation pursuant to Section 12.09) of each Servicing Function Participant engaged by it. The fiscal year for the Trust shall be January 1 through and including December 31 of each calendar year.

(d)           In the event the Servicer, the Special Servicer or, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator and the Operating Advisor is terminated or resigns pursuant to the terms of this Agreement, such party shall provide, and each such party shall cause (or, if the Servicing Function Participant is a Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to cause) any Servicing Function Participant engaged by it to provide (and the Servicer, the Special Servicer and the Certificate Administrator shall, with respect to any Servicing Function Participant that resigns or is terminated under any applicable servicing agreement, cause such Servicing Function Participant to provide) an annual assessment of compliance pursuant to this Section 12.08, coupled with an attestation as required in Section 12.09 in respect of the period of time that the Servicer, the Special Servicer or, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator and the Operating Advisor was subject to this Agreement or the period of time that the Servicing Function Participant was subject to such other servicing agreement.

Section 12.09 Annual Independent Public Accountants’ Servicing Report. On or before March 1 of each year, commencing in 2020, the Servicer, the Special Servicer and, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator, the Operating Advisor and the Trustee (provided, however, that the Trustee shall not be required to deliver an assessment of compliance with respect to any period during which there was no Applicable Servicing Criteria applicable to it), each at its own expense, shall cause (and each such party, (i) with respect to each Servicing Function Participant that is a Sub-Servicer set forth on Exhibit V with which it has entered into a servicing relationship with respect to a Mortgage Loan, shall use commercially reasonable efforts to cause such Servicing Function Participant to furnish, and (ii) with respect to any other Servicing

Function Participant of such party (other than any party to this Agreement), shall cause such Servicing Function Participant to furnish) a registered public accounting firm (which may also render other services to the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee or the applicable Servicing Function Participant, as the case may be) and that is a member of the American Institute of Certified Public Accountants to furnish a report to the Certificate Administrator (who shall post it to the Certificate Administrator’s Website pursuant to Section 8.14(b)), the Depositor, the Companion Loan Holders (or, in the case of a Companion Loan that is part of an Other Securitization Trust, the applicable Other Depositor and Other Exchange Act Reporting Party) and the 17g-5 Information Provider (who shall post it to the 17g-5 Information Provider’s Website pursuant to Section 8.14(b)), to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assessment from such Reporting Servicer of its compliance with the Applicable Servicing Criteria and (ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the Public Company Accounting Oversight Board, it is expressing an opinion as to whether such Reporting Servicer’s assessment of compliance with the Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such party’s assessment of compliance with the Applicable Servicing Criteria. In the event that an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Each accountant’s attestation report required hereunder shall be made in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Act and the Exchange Act. Such report must be available for general use and not contain restricted use language. Copies of all statements delivered pursuant to this Section 12.09 shall be made available to any Privileged Person by the Certificate Administrator posting such statement on the Certificate Administrator’s Website pursuant to Section 8.14(b).

For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, promptly after receipt of such report from the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee or any Servicing Function Participant, the Depositor and each Other Depositor may review the report and, if applicable, consult with the Servicer, the Special Servicer or, for so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator, the Operating Advisor or the Trustee as to the nature of any defaults by the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee or any Servicing Function Participant with which it has entered into a servicing relationship with respect to the Trust Loan or any Companion Loan, as the case may be, in the fulfillment of any of the Servicer’s, the Special Servicer’s, the Operating Advisor’s, the Certificate Administrator’s, the Trustee’s or the applicable Servicing Function Participants’ obligations hereunder or under the applicable sub-servicing agreement.

Section 12.10 Significant Obligor. With respect to any Property that secures a Companion Loan that the applicable Other Depositor has notified the Servicer and Special Servicer in writing is a “significant obligor” (within the meaning of Item 1101(k) of Regulation AB) (together with notification of the Relevant Distribution Date) with respect to an Other Securitization Trust that includes such Companion Loan, to the extent that the Servicer is in receipt of the updated financial statements of such “significant obligor” for any calendar quarter (other than the fourth calendar quarter of any calendar year) from the Borrower or Special

Servicer, beginning with the first calendar quarter following receipt of such notice from the Other Depositor, or the updated financial statements of such “significant obligor” for any calendar year, beginning for the calendar year following such notice from the Other Depositor, as applicable, the Servicer shall deliver to the Other Depositor, on or prior to the day that occurs two (2) Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seven (7) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, (A) if such financial statement receipt occurs twelve (12) or more Business Days prior to the related Significant Obligor NOI Quarterly Filing Deadline or seventeen (17) or more Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of the “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as calculated by the Servicer in accordance with CREFC® guidelines and (B) if such financial statement receipt occurs less than twelve (12) Business Day prior to the related Significant Obligor NOI Quarterly Filing Deadline or less than seventeen (17) Business Days prior to the related Significant Obligor NOI Yearly Filing Deadline, as applicable, such financial statements of the “significant obligor”, together with the net operating income of such “significant obligor” for the applicable period as reported by the Borrower in such financial statements.

If the Servicer does not receive financial information satisfactory to comply with Item 6 of Form 10-D or Item 1112(b)(1) of Form 10-K, as the case may be, of such “significant obligor” within ten (10) Business Days after the date such financial information is required to be delivered under the Mortgage Loan Documents, the Servicer shall notify the Other Depositor with respect to such Other Securitization Trust that includes the related Companion Loan (and shall cause each applicable sub-servicing agreement to require any related Sub-Servicer to notify such Other Depositor) that it has not received such financial information. The Servicer shall use efforts consistent with Accepted Servicing Practices (taking into account, in addition, the ongoing reporting obligations of such Other Depositor under the Exchange Act) to obtain the periodic financial statements of the Borrower under the Mortgage Loan Documents.

The Servicer shall (and shall cause each applicable sub-servicing agreement entered into after receipt of written notice from the Other Depositor that such Companion Loan is a significant obligor to require any related Sub-Servicer to) retain written evidence of each instance in which it (or a Sub-Servicer) attempts to contact the Borrower related to any such “significant obligor” (identified to it as such by the Other Depositor in accordance with the second preceding paragraph) to obtain the required financial information and is unsuccessful and, within five (5) Business Days prior to the date in which a Form 10-D or Form 10-K, as applicable, is required to be filed by the Other Securitization Trust, shall forward an Officer’s Certificate evidencing its attempts to obtain this information to the Other Exchange Act Reporting Party and Other Depositor related to such Other Securitization Trust. This Officer’s Certificate should be addressed to the certificate administrator at its corporate trust office, as specified in the related Other Pooling and Servicing Agreement.

Section 12.11 Sarbanes-Oxley Backup Certification. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the Certificate Administrator, the Servicer, the Special Servicer, the Operating Advisor and the Trustee shall provide (and with respect to any other Servicing Function Participant of such party, shall cause such Servicing Function Participant to provide) to the Person who signs the Sarbanes-Oxley

Certification with respect to such Other Securitization Trust (the “Certifying Person”) no later than March 1 of the year following the year to which the Form 10-K of such Other Securitization Trust relates or, if March 1 is not a Business Day, on the immediately following Business Day, a certification in the form attached to this Agreement as Exhibit Y-1, Exhibit Y-2, Exhibit Y-3, Exhibit Y-4 and Exhibit Y-5, as applicable, on which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. In the event any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a certification to the Certifying Person pursuant to this Section 12.11 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing or primary servicing agreement, as the case may be.

Section 12.12 Indemnification. For so long as the other Trust is subject to the reporting requirements of the Exchange Act, each of the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall indemnify and hold harmless the Depositor, each Other Depositor and any employee, director or officer of the Depositor or any Other Depositor from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such indemnified party arising out of (i) an actual breach by the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee, as the case may be, of its obligations under this Article XII, (ii) negligence, bad faith or willful misconduct on the part of the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee, as applicable, in the performance of such obligations or (iii) delivery of any Deficient Exchange Act Deliverable regarding such party and delivered by or on behalf of such party.

The Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall cause each Servicing Function Participant of such party that is not a Sub-Servicer set forth on Exhibit V (and with respect to any Servicing Function Participant of such party that is a Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to cause such Servicing Function Participant) to indemnify and hold harmless the Depositor, each Other Depositor and any employee, director or officer of the Depositor or any Other Depositor from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and any other costs, fees and expenses incurred by such indemnified party arising out of (i) a breach of its obligations to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports pursuant to the applicable sub-servicing agreement, (ii) negligence, bad faith or willful misconduct its part in the performance of such obligations, (iii) any failure by a Servicing Party (as defined in Section 12.02(b)) to identify a Servicing Function Participant pursuant to Section 12.02(b) or (iv) delivery of any Deficient Exchange Act Deliverable regarding such party and delivered by or on behalf of such party.

If the indemnification provided for in, or contemplated by, either of the prior two paragraphs is unavailable or insufficient to hold harmless the Depositor, any Other Depositor or any employee, director or officer of the Depositor or any Other Depositor, then the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee, the

Additional Servicer or other Servicing Function Participant (the “Performing Party”) shall contribute to the amount paid or payable to the indemnified party as a result of the losses, claims, damages or liabilities of the indemnified party in such proportion as is appropriate to reflect the relative fault of the indemnified party on the one hand and the Performing Party on the other in connection with a breach of the Performing Party’s obligations pursuant to this Article XII (or breach of its obligations under the applicable sub-servicing agreement to provide any of the annual compliance statements or annual servicing criteria compliance reports or attestation reports) or the Performing party’s negligence, bad faith or willful misconduct in connection therewith.

The Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall cause each Servicing Function Participant of such party that is not a Sub-Servicer set forth on Exhibit V (and with respect to any Servicing Function Participant of such party that is a Sub-Servicer set forth on Exhibit V, shall use commercially reasonable efforts to cause such Servicing Function Participant) to agree to the foregoing indemnification and contribution obligations. This Section 12.12 shall survive the termination of this Agreement or the earlier resignation or removal of the Servicer, the Special Servicer, the Operating Advisor or the Certificate Administrator.

Section 12.13 Amendments. This Article XII may be amended by the parties hereto pursuant to Section 11.1 of this Agreement for purposes of complying with Regulation AB, the Act or the Exchange Act and/or to conform to standards developed within the commercial mortgage-backed securities market and the Sarbanes-Oxley Act without any Opinions of Counsel, Officer’s Certificates, Rating Agency Confirmations or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement.

Section 12.14 Termination of the Certificate Administrator. Notwithstanding anything to the contrary contained in this Agreement, the Depositor or any Other Depositor may terminate the Certificate Administrator upon five Business Days’ notice if the Certificate Administrator fails to comply with any of its obligations under this Article XII; provided that such termination shall not be effective until a successor Certificate Administrator shall have accepted the appointment.

Section 12.15 Termination of Sub-Servicing Agreements. For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, each of the Servicer, the Certificate Administrator and the Trustee, as applicable, shall (i) cause each Sub-Servicing Agreement to which it is a party to entitle the Depositor or any Other Depositor to terminate such agreement (without compensation, termination fee or the consent of any other Person) at any time following any failure of the applicable Sub-Servicer to any deliver any Exchange Act reporting items that such Sub-Servicer is required to deliver under Regulation AB or as otherwise contemplated by this Article XII and (ii) promptly notify the Depositor and any Other Depositor following any failure of the applicable Sub-Servicer to deliver any Exchange Act reporting items that such Sub-Servicer is required to deliver under Regulation AB or as otherwise contemplated by this Article XII. The Depositor and any Other Depositor is hereby authorized to exercise the rights described in clause (i) of the preceding sentence in its sole discretion. The rights of the Depositor and any Other Depositor to terminate a Sub-Servicing

Agreement as aforesaid shall not limit any right the Servicer, the Certificate Administrator or the Trustee, as applicable, may have to terminate such Sub-Servicing Agreement.

Section 12.16 Notification Requirements and Deliveries in Connection with Securitization of a Companion Loan. (a)  Any other provision of this Article XII to the contrary notwithstanding, including, without limitation, any deadlines for delivery set forth in this Article XII, in connection with the requirements contained in this Article XII that provide for the delivery of information and other items to, and the cooperation with, the Other Depositor and Other Exchange Act Reporting Party of any Other Securitization Trust that includes a Companion Loan, no party hereunder shall be obligated to provide any such items to or cooperate with such Other Depositor or Other Exchange Act Reporting Party (i) until the Other Depositor or Other Exchange Act Reporting Party of such Other Securitization Trust has provided each party hereto with not less than 30 days written notice (which shall only be required to be delivered once and each party shall be entitled to rely on such notice), setting forth the contact information for such Person(s) and, except as regards the deliveries and cooperation contemplated by Section 12.07, Section 12.08 and Section 12.09 of this Agreement, stating that such Other Securitization Trust is subject to the reporting requirements of the Exchange Act, and (ii) specifying in reasonable detail the information and other items not otherwise specified in this Agreement that are requested to be delivered; provided that if Exchange Act reporting is being requested, such Other Depositor or Other Exchange Act Reporting Party is only required to provide a single written notice to such effect. Any reasonable cost and expense of the Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator in cooperating with such Other Depositor or Other Exchange Act Reporting Party of such Other Securitization Trust (above and beyond their expressed duties hereunder) shall be the responsibility of such Other Depositor or Other Securitization Trust. The parties hereto shall have the right to confirm in good faith with the Other Depositor of such Other Securitization Trust as to whether applicable law requires the delivery of the items identified in this Article XII to such Other Depositor and Other Exchange Act Reporting Party of such Other Securitization Trust prior to providing any of the reports or other information required to be delivered under this Article XII in connection therewith and (i) upon such confirmation, the parties shall comply with the deadlines for delivery set forth in this Article XII with respect to such Other Securitization Trust or (ii) in the absence of such confirmation, the parties shall not be required to deliver such items; provided that no such confirmation shall be required in connection with any delivery of the items contemplated by Section 12.07, Section 12.08 and Section 12.09 of this Agreement. Such confirmation shall be deemed given if the Other Depositor or Other Exchange Act Reporting Party for the Other Securitization Trust provides a written statement to the effect that the Other Securitization Trust is subject to the reporting requirements of the Exchange Act and the appropriate party hereto receives such written statement. The parties hereunder shall also have the right to require that such Other Depositor provide them with the contact details of such Other Depositor, Other Exchange Act Reporting Party and any other parties to the Other Pooling and Servicing Agreement relating to such Other Securitization Trust.

(b)           Each of the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee shall, upon reasonable prior written request given in accordance with the terms of Section 12.16(a) above, and subject to a right of the Servicer, Special Servicer, the Operating Advisor, the Certificate Administrator or Trustee, as the case may be, to review and approve such disclosure materials, permit the Companion Loan Holders to use such party’s description contained in the Offering Circular (updated as appropriate by the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee, as applicable, at the reasonable cost of the Other Depositor) for inclusion in the disclosure materials relating to any securitization of a Companion Loan.

The Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee, upon reasonable prior written request given in accordance with the terms of Section 12.16(a) above, shall each timely provide (to the extent the reasonable cost thereof is paid or caused to be paid by the requesting party) to the Other Depositor and any underwriters with respect to any securitization transaction that includes a Companion Loan such opinion(s) of counsel, certifications and/or indemnification agreement(s) with respect to the updated description referred in Section 12.16(b) with respect to such party, substantially identical to those, if any, delivered by the Servicer, the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator, as the case may be, or their respective counsel, in connection with the information concerning such party in the Offering Circular and/or any other disclosure materials relating to this Trust (updated as deemed appropriate by the Servicer, the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator, or their respective legal counsel, as the case may be, and sufficient to comply with Regulation AB). None of the Servicer, the Special Servicer, the Operating Advisor, the Trustee or the Certificate Administrator shall be obligated to deliver any such item with respect to the securitization of a Companion Loan if it did not deliver a corresponding item with respect to this Trust.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective officers thereunto duly authorized all as of the day and year first above written.

J.P. MORGAN CHASE COMMERCIAL MORTGAGE SECURITIES CORP.,
as Depositor

By:	/s/ Bradley J. Horn
Name: Bradley J. Horn
Title: Executive Director

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION,
as Servicer

By:	/s/ David A. Eckels
Name: David A. Eckels
Title: Senior Vice President

SITUS HOLDINGS, LLC,
as Special Servicer

By:	/s/ George Wisniewski
Name: George Wisniewski
Title: Executive Managing Director

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Certificate Administrator, Certificate Registrar, Authenticating Agent and Trustee

By:	/s/ Amy Mofsenson
Name: Amy Mofsenson
Title: Vice President

JPMCC 2019-ICON – POOLING AND SERVICING AGREEMENT

PARK BRIDGE LENDER SERVICES LLC, as Operating Advisor

Park Bridge Advisors LLC, its Sole Member

By: Park Bridge Financial LLC, its Sole Member

By:	/s/ Robert J. Spinna
Name: Robert J. Spinna, Jr.
Title: Managing Member

JPMCC 2019-ICON – POOLING AND SERVICING AGREEMENT

STATE OF New York	)
	)	ss.:
COUNTY New York	)

On this 22nd day of April 2019, before me, the undersigned, a Notary Public in and for the State of NewYork , duly commissioned and sworn, personally appeared Bradley Horn, to me known Who, by me duly sworn, did depose and acknowledge before me and say that he/she is a E D of J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, the corporation described in and that executed the foregoing instrument; and that he/she signed his/her name thereto under authority of the board of directors of said corporation and on behalf of such company.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Michael A. Cuomo
Print Name:
NOTARY PUBLIC

Michael A. Cuomo
My Commission expires:	Notary Public, State of New York
Qualified in New York County
[NOTARIAL SEAL]	No. 02CU6268078
My Commission Expires August 27, 2020

JPMCC 2019-ICON – POOLING AND SERVICING AGREEMENT

STATE OF KANSAS	)
	)	ss.:
COUNTY JOHNSON	)

On this 18th day of Apri1 2019, before me, the undersigned, a Notary Public in and for the State of Kansas, duly commissioned and sworn, personally appeared David A. Eckels, to me known who, by me duly sworn, did depose and acknowledge before me and say that he is a Senior Vice President of Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, the entity described in and that executed the foregoing instrument; and that s/he signed her/his name thereto under authority of the board of directors of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Brent Kinder
Print Name:
NOTARY PUBLIC

BRENT KINDER NOTARY PUBLIC - State of Kansas
My Appt. Exp. January 30, 2022

JPMCC 2019-ICON – POOLING AND SERVICING AGREEMENT

ACKNOWLEDGMENT

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

State of California

County of                    San Francisco                     )

On April 17, 2019 before me,	Theresa R. Dye, Notary Public
(insert name and title of the officer)

personally appeared George Wisniewski who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	/s/ Theresa R. Dye	(Seal)	THERESA R. DYE Notary Public - California San Francisco County Commission # 2244500 My Comm. Expires Jun 26, 2022

STATE OF	)
	)	ss.:
COUNTY	)

On this 23rd day of April 2019, before me, the undersigned, a Notary Public in and for the State of New York, duly commissioned and sworn, personally appeared Amy Mofsenson, to me known who, by me duly sworn, did depose and acknowledge before me and say that he/she is a Vice President of Wells Fargo Bank, National Association, a national banking association, the national banking association described in and that executed the foregoing instrument; and that he/she signed his/her name thereto under authority of the board of directors of said national banking associated and on behalf of such national banking association.

WITNESS my hand and seal hereto affixed the day and year first above written.

JANET M. JOLLEY	/s/ Janet M. Jolley
Notary Public, State of New York	Print Name:
No. 01JO6121000	NOTARY PUBLIC
Qualified in Kings County
Commission Expires Jan. 3, 2021,

My Commission expires:

[NOTARIAL SEAL]

JPMCC 2019-ICON – POOLING AND SERVICING AGREEMENT

STATE OF New York	)
	)	ss:
COUNTY OF NEW YORK	)

On this 18th day of April 2019, before me, the undersigned, a Notary Public in and for the State of New York, duly commissioned and sworn, personally appeared Robert J. Spinna, Jr., to me known who, by me duly sworn, did depose and acknowledge before me that he is a Managing member of Park Bridge Financial LLC, which is the sole member of Park Bridge Advisors LLC, which in turn is the sole member of park Bridge Lender Services LLC, the entity described in and that executed the foregoing instrument; and that he signed his name thereto under authority of said entity and on behalf of such entity.

WITNESS my hand and seal hereto affixed the day and year first above written.

/s/ Niaja K. Mowatt
NOTARY PUBLIC in and for the Stae of New York

[SEAL]

My Commission expires:	3/31/20
(Date)

NIAJA WILLIAMS MOWATT
Notary Public - State of New York
No. 01W16184241
Qualified in Suffolk County
My Commission Expires 3/31/20

JPMCC 2019-ICON – POOLING AND SERVICING AGREEMENT

EXHIBIT A-1

FORM OF CLASS A CERTIFICATES

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE INITIAL PURCHASERS, THE TRUST LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE OPERATING ADVISOR, THE

1 Temporary Regulation S Global Certificate legend.

2 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3 Global Certificate legend.

A-1-1

TRUSTEE, THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING TRUST LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (A “QIB”), WITHIN THE MEANING OF RULE 144A, OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) UPON INITIAL ISSUANCE ONLY, TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A) SUCH PERSON IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a)(1) OF REGULATION D OF THE SECURITIES AND

A-1-2

EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AND (B) THE ACQUISITION, HOLDING AND DISPOSITION OF THE CERTIFICATES BY SUCH PERSON WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE (OR A SIMILAR NON-EXEMPT VIOLATION OF SIMILAR LAW).

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

A-1-3

J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2019-ICON, CLASS A

[RULE 144A]4 [REGULATION S]5 [BOOK-ENTRY]6 [DEFINITIVE]7 CERTIFICATE

Pass-Through Rate: 3.8837%

First Distribution Date: May 7, 2019
Aggregate Initial Certificate Principal Amount of the Class A Certificates: $52,270,000	Rated Final Distribution Date: January 2034
CUSIP: [46650RAA4][4] [U4814CAA6][5] [46650RAB2][8]	ISIN: [US46650RAA41][4] [USU4814CAA63][5] [US46650RAB24][8]
Common Code: [195399310][4] [195399298][5]	Initial Certificate Principal Amount of this Certificate: $[__________]
No.: A-[ ]

This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class A Certificates. The Trust Fund, described more fully below, consists primarily of the notes with respect to eighteen (18) fixed rate loans secured by mortgages (“Trust Loans”) on commercial real estate held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Trust Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. The Certificates consist of the following classes: Class A, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G, Class HRR and Class R Certificates (the

4 For Rule 144A Book-Entry Certificates only.

5 For Regulation S Book-Entry Certificates only.

6 For Book-Entry Certificates only.

7 For Definitive Certificates only.

8 For IAI Certificates only.

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“Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Park Bridge Lender Services LLC, as Operating Advisor and Wells Fargo Bank, National Association, as Trustee and Certificate Administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. In the event of any conflict between the terms of this Certificate and the Pooling and Servicing Agreement, the Pooling and Servicing Agreement shall control.

The Trustee and the Certificate Administrator make no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or any Trust Loan and the Certificate Administrator has executed this Certificate in its limited capacity as the Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Certificates of the Class represented hereby for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Distribution Date” shall mean the 4th Business Day after the Determination Date, commencing in May 2019. “Determination Date” shall mean, with respect to each Distribution Date, the 1st day of the calendar month in which such Distribution Date occurs (or, if such day is not a Business Day, the immediately preceding Business Day).

During each Interest Accrual Period (as defined below), interest on the Class A Certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” with respect to any Distribution Date is the calendar month preceding the month in which the related Distribution Date occurs.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the Interest Accrual Period relating to the month in which the related Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided

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that such Certificateholder shall have provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates or deliver an affidavit in accordance with Section 5.06(g) of the Pooling and Servicing Agreement shall be set aside and held in trust for the account of the appropriate non tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 10.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets that remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter distribute such amounts to the Class R Certificateholders in respect of the Trust Fund. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 10.01 of the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Certificate Administrator.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office as provided in the Pooling and Servicing Agreement together with an instrument of assignment or transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V

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of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Principal Amount or Notional Amount. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02 of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Trustee, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, the Trustee, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any Certificateholder:

(i)           to correct any inconsistency, defect or ambiguity in the Pooling and Servicing Agreement or to correct any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)          to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)         to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts, the Interest Reserve Account or any REO Account, provided that (a) the Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (1) an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) or (2) Rating Agency Confirmation from the Rating Agency;

(iv)           to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC; provided that the Trustee and the Certificate Administrator have received an

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Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder;

(v)           to modify, eliminate or add to the provisions of Article V of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided, that the Depositor has determined that such change shall not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, provided that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

(vi)           to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by (x) an Opinion of Counsel or (y) receipt of Rating Agency Confirmation from the Rating Agency;

(vii)         to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by the Rating Agency, as evidenced by Rating Agency Confirmation from the Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)        to modify the provisions of Section 3.06(b) of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Servicer, the Certificate Administrator and the Trustee determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and (c) the Rating Agency has delivered Rating Agency Confirmation; and

(ix)          to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Trustee, the Certificate Administrator, the Paying Agent, the 17g-5 Information Provider, the Operating Advisor, the Servicer or the Special Servicer without such party’s consent; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from the Rating Agency for the rating on such Certificates; and

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provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website.

Notwithstanding the foregoing, no such amendment may change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Trust Loan Seller.

The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)             reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

(ii)            reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding; or

(iii)           adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)           change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Trust Loan Seller; or

(v)           amend Accepted Servicing Practices without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from the Rating Agency.

Notwithstanding the foregoing, none of the Trustee, the Certificate Administrator, the Paying Agent, the Depositor, the Servicer nor the Special Servicer will be required to consent to any amendment of the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Paying Agent or any other specified person in accordance with such

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amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The obligations created by the Pooling and Servicing Agreement shall terminate immediately following the occurrence of the last action required to be taken by the Certificate Administrator pursuant to Article X of the Pooling and Servicing Agreement on the Termination Date. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: April 26, 2019

Wells Fargo Bank, National Association, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class A Certificates referred to in the Pooling and Servicing Agreement.

Dated: April 26, 2019

wells Fargo Bank, National Association, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:

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Schedule A

Date	Certificate Principal Amount or Notional Amount Exchanged or Transferred	Remaining Certificate Principal Amount or Notional Amount of this Certificate	Notation Made By

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________ __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificates to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: ________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________.

Distributions, if be made by wire transfer in immediately available funds to _________________________________ for the account of __________________________ account number ____________________.

This information is provided by ____________________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-2

EXHIBIT A-2

FORM OF CLASS X-A CERTIFICATES

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE INITIAL PURCHASER, THE TRUST LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE OPERATING ADVISOR, THE

1 Temporary Regulation S Global Certificate legend.

2 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3 Global Certificate legend.

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TRUSTEE, THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING TRUST LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (A “QIB”), WITHIN THE MEANING OF RULE 144A, OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) UPON INITIAL ISSUANCE ONLY, TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CLASS X-A CERTIFICATE WILL NOT BE ENTITLED TO RECEIVE DISTRIBUTIONS OF PRINCIPAL.

THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTION OF CERTIFICATE BALANCE OF THE CLASS A CERTIFICATES. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF

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OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A) SUCH PERSON IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a)(1) OF REGULATION D OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AND (B) THE ACQUISITION, HOLDING AND DISPOSITION OF THE CERTIFICATES BY SUCH PERSON WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE (OR A SIMILAR NON-EXEMPT VIOLATION OF SIMILAR LAW).

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2019-ICON, CLASS X-A

[RULE 144A]4 [REGULATION S]5 [BOOK-ENTRY]6 [DEFINITIVE]7 CERTIFICATE

Pass-Through Rate: As set forth in the Pooling and Servicing Agreement.

First Distribution Date: May 7, 2019
Aggregate Initial Notional Amount of the Class X-A Certificates: $52,270,000	Rated Final Distribution Date: January 2034
CUSIP: [46650RAC0][4] [U4814CAB4][5] [46650RAD8][8]	ISIN: [US46650RAC07][4] [USU4814CAB47][5] [US46650RAD89][8]
Common Code: [195399166][4] [195399409][5]	Initial Notional Amount of this Certificate: $[__________]
No.: X-A-[ ]

This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X-A Certificates. The Trust Fund, described more fully below, consists primarily of the notes with respect to eighteen (18) fixed rate loans secured by mortgages (“Trust Loans”) on commercial real estate held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Trust Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

4 For Rule 144A Book-Entry Certificates only.

5 For Regulation S Book-Entry Certificates only.

6 For Book-Entry Certificates only.

7 For Definitive Certificates only.

8 For IAI Certificates only.

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The Certificates consist of the following classes: Class A, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G, Class HRR and Class R Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Park Bridge Lender Services LLC, as Operating Advisor and Wells Fargo Bank, National Association, as Trustee and Certificate Administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. In the event of any conflict between the terms of this Certificate and the Pooling and Servicing Agreement, the Pooling and Servicing Agreement shall control.

The Trustee and the Certificate Administrator make no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or any Trust Loan and the Certificate Administrator has executed this Certificate in its limited capacity as the Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Certificates of the Class represented hereby for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Distribution Date” shall mean the 4th Business Day after the Determination Date, commencing in May 2019. “Determination Date” shall mean, with respect to each Distribution Date, the 1st day of the calendar month in which such Distribution Date occurs (or, if such day is not a Business Day, the immediately preceding Business Day).

During each Interest Accrual Period (as defined below), interest on the Class X-A Certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” with respect to any Distribution Date is the calendar month preceding the month in which the related Distribution Date occurs.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the Interest Accrual Period relating to the month in which the related Distribution Date occurs. Such distributions shall be made on each Distribution Date other than

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the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates or deliver an affidavit in accordance with Section 5.06(g) of the Pooling and Servicing Agreement shall be set aside and held in trust for the account of the appropriate non tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 10.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets that remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter distribute such amounts to the Class R Certificateholders in respect of the Trust Fund. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 10.01 of the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Certificate Administrator.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office as provided in the

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Pooling and Servicing Agreement together with an instrument of assignment or transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Principal Amount or Notional Amount. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02 of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Trustee, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, the Trustee, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any Certificateholder:

(i)           to correct any inconsistency, defect or ambiguity in the Pooling and Servicing Agreement or to correct any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)           to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)           to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts, the Interest Reserve Account or any REO Account, provided that (a) the Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (1) an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) or (2) Rating Agency Confirmation from the Rating Agency;

(iv)           to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against

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the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder;

(v)           to modify, eliminate or add to the provisions of Article V of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided, that the Depositor has determined that such change shall not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, provided that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

(vi)          to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by (x) an Opinion of Counsel or (y) receipt of Rating Agency Confirmation from the Rating Agency;

(vii)         to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by the Rating Agency, as evidenced by Rating Agency Confirmation from the Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)        to modify the provisions of Section 3.06(b) of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Servicer, the Certificate Administrator and the Trustee determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and (c) the Rating Agency has delivered Rating Agency Confirmation; and

(ix)          to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Trustee, the Certificate Administrator, the Paying Agent, the 17g-5 Information Provider, the Operating Advisor, the Servicer or the Special Servicer without such party’s consent; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an

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Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from the Rating Agency for the rating on such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website.

Notwithstanding the foregoing, no such amendment may change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Trust Loan Seller.

The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)             reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

(ii)            reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding; or

(iii)           adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)          change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Trust Loan Seller; or

(v)           amend Accepted Servicing Practices without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from the Rating Agency.

Notwithstanding the foregoing, none of the Trustee, the Certificate Administrator, the Paying Agent, the Depositor, the Servicer nor the Special Servicer will be required to consent to any amendment of the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any

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power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The obligations created by the Pooling and Servicing Agreement shall terminate immediately following the occurrence of the last action required to be taken by the Certificate Administrator pursuant to Article X of the Pooling and Servicing Agreement on the Termination Date. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: April 26, 2019

Wells Fargo Bank, NATIONAL ASSOCIATION, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class X-A Certificates referred to in the Pooling and Servicing Agreement.

Dated: April 26, 2019

wells Fargo Bank, National Association, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:

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Schedule A

Date	Certificate Principal Amount or Notional Amount Exchanged or Transferred	Remaining Certificate Principal Amount or Notional Amount of this Certificate	Notation Made By

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________ __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificates to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: ________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________.

Distributions, if be made by wire transfer in immediately available funds to _________________________________ for the account of __________________________ account number ____________________.

This information is provided by ____________________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-3

EXHIBIT A-3

FORM OF CLASS X-B CERTIFICATES

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE INITIAL PURCHASER, THE TRUST LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE OPERATING ADVISOR, THE

1 Temporary Regulation S Global Certificate legend.

2 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3 Global Certificate legend.

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TRUSTEE, THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING TRUST LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (A “QIB”), WITHIN THE MEANING OF RULE 144A, OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) UPON INITIAL ISSUANCE ONLY, TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CLASS X-B CERTIFICATE WILL NOT BE ENTITLED TO RECEIVE DISTRIBUTIONS OF PRINCIPAL.

THE NOTIONAL AMOUNT OF THIS CERTIFICATE WILL BE REDUCED IN CONNECTION WITH THE REDUCTIONS OF THE CERTIFICATE BALANCES OF THE CLASS B, CLASS C AND CLASS D CERTIFICATES. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL NOTIONAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF

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OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A) SUCH PERSON IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a)(1) OF REGULATION D OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AND (B) THE ACQUISITION, HOLDING AND DISPOSITION OF THE CERTIFICATES BY SUCH PERSON WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE (OR A SIMILAR NON-EXEMPT VIOLATION OF SIMILAR LAW).

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2019-ICON, CLASS X-B

[RULE 144A]4 [REGULATION S]5 [BOOK-ENTRY]6 [DEFINITIVE]7 CERTIFICATE

Pass-Through Rate: As set forth in the Pooling and Servicing Agreement.

First Distribution Date: May 7, 2019
Aggregate Initial Notional Amount of the Class X-B Certificates: $42,330,000	Rated Final Distribution Date: January 2034
CUSIP: [46650RAE6][4] [U4814CAC2][5] [46650RAF3][8]	ISIN: [US46650RAE62][4] [USU4814CAC20][5] [US46650RAF38][8]
Common Code: [195399115][4] [195399131][5]	Initial Notional Amount of this Certificate: $[__________]
No.: X-B-[ ]

This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class X-B Certificates. The Trust Fund, described more fully below, consists primarily of the notes with respect to eighteen (18) fixed rate loans secured by mortgages (“Trust Loans”) on commercial real estate held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Trust Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

4 For Rule 144A Book-Entry Certificates only.

5 For Regulation S Book-Entry Certificates only.

6 For Book-Entry Certificates only.

7 For Definitive Certificates only.

8 For IAI Certificates only.

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The Certificates consist of the following classes: Class A, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G, Class HRR and Class R Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Park Bridge Lender Services LLC, as Operating Advisor and Wells Fargo Bank, National Association, as Trustee and Certificate Administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. In the event of any conflict between the terms of this Certificate and the Pooling and Servicing Agreement, the Pooling and Servicing Agreement shall control.

The Trustee and the Certificate Administrator make no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or any Trust Loan and the Certificate Administrator has executed this Certificate in its limited capacity as the Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Certificates of the Class represented hereby for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Distribution Date” shall mean the 4th Business Day after the Determination Date, commencing in May 2019. “Determination Date” shall mean, with respect to each Distribution Date, the 1st day of the calendar month in which such Distribution Date occurs (or, if such day is not a Business Day, the immediately preceding Business Day).

During each Interest Accrual Period (as defined below), interest on the Class X-B Certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” with respect to any Distribution Date is the calendar month preceding the month in which the related Distribution Date occurs.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the Interest Accrual Period relating to the month in which the related Distribution Date occurs. Such distributions shall be made on each Distribution Date other than

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the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates or deliver an affidavit in accordance with Section 5.06(g) of the Pooling and Servicing Agreement shall be set aside and held in trust for the account of the appropriate non tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 10.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets that remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter distribute such amounts to the Class R Certificateholders in respect of the Trust Fund. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 10.01 of the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Certificate Administrator.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office as provided in the

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Pooling and Servicing Agreement together with an instrument of assignment or transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Principal Amount or Notional Amount. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02 of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Trustee, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, the Trustee, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any Certificateholder:

(i)           to correct any inconsistency, defect or ambiguity in the Pooling and Servicing Agreement or to correct any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)          to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)         to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts, the Interest Reserve Account or any REO Account, provided that (a) the Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (1) an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) or (2) Rating Agency Confirmation from the Rating Agency;

(iv)         to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against

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the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder;

(v)           to modify, eliminate or add to the provisions of Article V of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided, that the Depositor has determined that such change shall not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, provided that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

(vi)          to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by (x) an Opinion of Counsel or (y) receipt of Rating Agency Confirmation from the Rating Agency;

(vii)         to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by the Rating Agency, as evidenced by Rating Agency Confirmation from the Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)        to modify the provisions of Section 3.06(b) of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Servicer, the Certificate Administrator and the Trustee determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and (c) the Rating Agency has delivered Rating Agency Confirmation; and

(ix)          to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Trustee, the Certificate Administrator, the Paying Agent, the 17g-5 Information Provider, the Operating Advisor, the Servicer or the Special Servicer without such party’s consent; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an

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Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from the Rating Agency for the rating on such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website.

Notwithstanding the foregoing, no such amendment may change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Trust Loan Seller.

The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)           reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

(ii)           reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding; or

(iii)          adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)          change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Trust Loan Seller; or

(v)           amend Accepted Servicing Practices without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from the Rating Agency.

Notwithstanding the foregoing, none of the Trustee, the Certificate Administrator, the Paying Agent, the Depositor, the Servicer nor the Special Servicer will be required to consent to any amendment of the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any

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power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The obligations created by the Pooling and Servicing Agreement shall terminate immediately following the occurrence of the last action required to be taken by the Certificate Administrator pursuant to Article X of the Pooling and Servicing Agreement on the Termination Date. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: April 26, 2019

Wells Fargo Bank, National Association, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class X-B Certificates referred to in the Pooling and Servicing Agreement.

Dated: April 26, 2019

wells Fargo Bank, National Association, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:

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Schedule A

Date	Certificate Principal Amount or Notional Amount Exchanged or Transferred	Remaining Certificate Principal Amount or Notional Amount of this Certificate	Notation Made By

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________ __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificates to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: ________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________.

Distributions, if be made by wire transfer in immediately available funds to _________________________________ for the account of __________________________ account number ____________________.

This information is provided by ____________________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-4

EXHIBIT A-4

FORM OF CLASS B CERTIFICATES

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE INITIAL PURCHASER, THE TRUST LOAN SELLER,

1 Temporary Regulation S Global Certificate legend.

2 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3 Global Certificate legend.

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THE SERVICER, THE SPECIAL SERVICER, THE OPERATING ADVISOR, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING TRUST LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (A “QIB”), WITHIN THE MEANING OF RULE 144A, OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) UPON INITIAL ISSUANCE ONLY, TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS,

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TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A) SUCH PERSON IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a)(1) OF REGULATION D OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AND (B) THE ACQUISITION, HOLDING AND DISPOSITION OF THE CERTIFICATES BY SUCH PERSON WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE (OR A SIMILAR NON-EXEMPT VIOLATION OF SIMILAR LAW).

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2019-ICON, CLASS B

[RULE 144A]4 [REGULATION S]5 [BOOK-ENTRY]6 [DEFINITIVE]7 CERTIFICATE

Pass-Through Rate: 4.2354% First Distribution Date: May 7, 2019
Aggregate Initial Certificate Principal Amount of the Class B Certificates: $14,390,000	Rated Final Distribution Date: January 2034
CUSIP: [46650RAG1][4] [U4814CAD0][5] [46650RAH9][8]	ISIN: [US46650RAG11][4] [USU4814CAD03][5] [US46650RAH93][8]
Common Code: [195399557][4] [195399280][5]	Initial Certificate Principal Amount of this Certificate: $[__________]
No.: B-[ ]

This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class B Certificates. The Trust Fund, described more fully below, consists primarily of the notes with respect to eighteen (18) fixed rate loans secured by mortgages (“Trust Loans”) on commercial real estate held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Trust Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

4 For Rule 144A Book-Entry Certificates only.

5 For Regulation S Book-Entry Certificates only.

6 For Book-Entry Certificates only.

7 For Definitive Certificates only.

8 For IAI Certificates only.

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The Certificates consist of the following classes: Class A, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G, Class HRR and Class R Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Park Bridge Lender Services LLC, as Operating Advisor and Wells Fargo Bank, National Association, as Trustee and Certificate Administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. In the event of any conflict between the terms of this Certificate and the Pooling and Servicing Agreement, the Pooling and Servicing Agreement shall control.

The Trustee and the Certificate Administrator make no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or any Trust Loan and the Certificate Administrator has executed this Certificate in its limited capacity as the Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Certificates of the Class represented hereby for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Distribution Date” shall mean the 4th Business Day after the Determination Date, commencing in May 2019. “Determination Date” shall mean, with respect to each Distribution Date, the 1st day of the calendar month in which such Distribution Date occurs (or, if such day is not a Business Day, the immediately preceding Business Day).

During each Interest Accrual Period (as defined below), interest on the Class B Certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” with respect to any Distribution Date is the calendar month preceding the month in which the related Distribution Date occurs.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the Interest Accrual Period relating to the month in which the related Distribution Date occurs. Such distributions shall be made on each Distribution Date other than

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the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates or deliver an affidavit in accordance with Section 5.06(g) of the Pooling and Servicing Agreement shall be set aside and held in trust for the account of the appropriate non tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 10.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets that remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter distribute such amounts to the Class R Certificateholders in respect of the Trust Fund. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 10.01 of the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Certificate Administrator.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office as provided in the

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Pooling and Servicing Agreement together with an instrument of assignment or transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Principal Amount or Notional Amount. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02 of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Trustee, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, the Trustee, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any Certificateholder:

(i)          to correct any inconsistency, defect or ambiguity in the Pooling and Servicing Agreement or to correct any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)         to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)        to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts, the Interest Reserve Account or any REO Account, provided that (a) the Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (1) an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) or (2) Rating Agency Confirmation from the Rating Agency;

(iv)        to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against

A-4-7

the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder;

(v)         to modify, eliminate or add to the provisions of Article V of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided, that the Depositor has determined that such change shall not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, provided that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

(vi)        to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by (x) an Opinion of Counsel or (y) receipt of Rating Agency Confirmation from the Rating Agency;

(vii)       to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by the Rating Agency, as evidenced by Rating Agency Confirmation from the Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)      to modify the provisions of Section 3.06(b) of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Servicer, the Certificate Administrator and the Trustee determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and (c) the Rating Agency has delivered Rating Agency Confirmation; and

(ix)         to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Trustee, the Certificate Administrator, the Paying Agent, the 17g-5 Information Provider, the Operating Advisor, the Servicer or the Special Servicer without such party’s consent; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an

A-4-8

Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from the Rating Agency for the rating on such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website.

Notwithstanding the foregoing, no such amendment may change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Trust Loan Seller.

The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)           reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

(ii)         reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding; or

(iii)        adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)        change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Trust Loan Seller; or

(v)        amend Accepted Servicing Practices without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from the Rating Agency.

Notwithstanding the foregoing, none of the Trustee, the Certificate Administrator, the Paying Agent, the Depositor, the Servicer nor the Special Servicer will be required to consent to any amendment of the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any

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power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The obligations created by the Pooling and Servicing Agreement shall terminate immediately following the occurrence of the last action required to be taken by the Certificate Administrator pursuant to Article X of the Pooling and Servicing Agreement on the Termination Date. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: April 26, 2019

Wells Fargo Bank, National Association, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class B Certificates referred to in the Pooling and Servicing Agreement.

Dated: April 26, 2019

wells Fargo Bank, National Association, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:

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Schedule A

Date	Certificate Principal Amount or Notional Amount Exchanged or Transferred	Remaining Certificate Principal Amount or Notional Amount of this Certificate	Notation Made By

A-4-12

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________ __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificates to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: ________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________.

Distributions, if be made by wire transfer in immediately available funds to _________________________________ for the account of __________________________ account number ____________________.

This information is provided by ____________________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-5

EXHIBIT A-5

FORM OF CLASS C CERTIFICATES

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE INITIAL PURCHASER, THE TRUST LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE OPERATING ADVISOR, THE

1 Temporary Regulation S Global Certificate legend.

2 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3 Global Certificate legend.

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TRUSTEE, THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING TRUST LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (A “QIB”), WITHIN THE MEANING OF RULE 144A, OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) UPON INITIAL ISSUANCE ONLY, TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A) SUCH PERSON IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a)(1) OF REGULATION D OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AND (B) THE ACQUISITION, HOLDING AND DISPOSITION OF THE CERTIFICATES BY SUCH PERSON WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE (OR A SIMILAR NON-EXEMPT VIOLATION OF SIMILAR LAW).

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PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2019-ICON, CLASS C

[RULE 144A]4 [REGULATION S]5 [BOOK-ENTRY]6 [DEFINITIVE]7 CERTIFICATE

Pass-Through Rate: 4.5364% First Distribution Date: May 7, 2019
Aggregate Initial Certificate Principal Amount of the Class C Certificates: $13,800,000	Rated Final Distribution Date: January 2034
CUSIP: [46650RAJ5][4] [U4814CAE8][5] [46650RAK2][8]	ISIN: [US46650RAJ59][4] [USU4814CAE85][5] [US46650RAK23][8]
Common Code: [195399255][4] [195399263][5]	Initial Certificate Principal Amount of this Certificate: $[__________]
No.: C-[ ]

This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class C Certificates. The Trust Fund, described more fully below, consists primarily of the notes with respect to eighteen (18) fixed rate loans secured by mortgages (“Trust Loans”) on commercial real estate held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Trust Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

4 For Rule 144A Book-Entry Certificates only.

5 For Regulation S Book-Entry Certificates only.

6 For Book-Entry Certificates only.

7 For Definitive Certificates only.

8 For IAI Certificates only.

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The Certificates consist of the following classes: Class A, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G, Class HRR and Class R Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Park Bridge Lender Services LLC, as Operating Advisor and Wells Fargo Bank, National Association, as Trustee and Certificate Administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. In the event of any conflict between the terms of this Certificate and the Pooling and Servicing Agreement, the Pooling and Servicing Agreement shall control.

The Trustee and the Certificate Administrator make no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or any Trust Loan and the Certificate Administrator has executed this Certificate in its limited capacity as the Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Certificates of the Class represented hereby for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Distribution Date” shall mean the 4th Business Day after the Determination Date, commencing in May 2019. “Determination Date” shall mean, with respect to each Distribution Date, the 1st day of the calendar month in which such Distribution Date occurs (or, if such day is not a Business Day, the immediately preceding Business Day).

During each Interest Accrual Period (as defined below), interest on the Class C Certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” with respect to any Distribution Date is the calendar month preceding the month in which the related Distribution Date occurs.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the Interest Accrual Period relating to the month in which the related Distribution Date occurs. Such distributions shall be made on each Distribution Date other than

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the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates or deliver an affidavit in accordance with Section 5.06(g) of the Pooling and Servicing Agreement shall be set aside and held in trust for the account of the appropriate non tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 10.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets that remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter distribute such amounts to the Class R Certificateholders in respect of the Trust Fund. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 10.01 of the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Certificate Administrator.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office as provided in the

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Pooling and Servicing Agreement together with an instrument of assignment or transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Principal Amount or Notional Amount. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02 of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Trustee, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, the Trustee, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any Certificateholder:

(i)          to correct any inconsistency, defect or ambiguity in the Pooling and Servicing Agreement or to correct any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)         to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)        to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts, the Interest Reserve Account or any REO Account, provided that (a) the Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (1) an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) or (2) Rating Agency Confirmation from the Rating Agency;

(iv)        to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against

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the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder;

(v)         to modify, eliminate or add to the provisions of Article V of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided, that the Depositor has determined that such change shall not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, provided that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

(vi)        to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by (x) an Opinion of Counsel or (y) receipt of Rating Agency Confirmation from the Rating Agency;

(vii)       to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by the Rating Agency, as evidenced by Rating Agency Confirmation from the Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)      to modify the provisions of Section 3.06(b) of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Servicer, the Certificate Administrator and the Trustee determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and (c) the Rating Agency has delivered Rating Agency Confirmation; and

(ix)         to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Trustee, the Certificate Administrator, the Paying Agent, the 17g-5 Information Provider, the Operating Advisor, the Servicer or the Special Servicer without such party’s consent; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an

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Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from the Rating Agency for the rating on such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website.

Notwithstanding the foregoing, no such amendment may change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Trust Loan Seller.

The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)           reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

(ii)          reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding; or

(iii)        adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)        change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Trust Loan Seller; or

(v)         amend Accepted Servicing Practices without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from the Rating Agency.

Notwithstanding the foregoing, none of the Trustee, the Certificate Administrator, the Paying Agent, the Depositor, the Servicer nor the Special Servicer will be required to consent to any amendment of the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any

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power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The obligations created by the Pooling and Servicing Agreement shall terminate immediately following the occurrence of the last action required to be taken by the Certificate Administrator pursuant to Article X of the Pooling and Servicing Agreement on the Termination Date. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: April 26, 2019

Wells Fargo Bank, National Association, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class C Certificates referred to in the Pooling and Servicing Agreement.

Dated: April 26, 2019

wells Fargo Bank, National Association, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:

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Schedule A

Date	Certificate Principal Amount or Notional Amount Exchanged or Transferred	Remaining Certificate Principal Amount or Notional Amount of this Certificate	Notation Made By

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________ __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificates to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: ________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________.

Distributions, if be made by wire transfer in immediately available funds to _________________________________ for the account of __________________________ account number ____________________.

This information is provided by ____________________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-6

EXHIBIT A-6

FORM OF CLASS D CERTIFICATES

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE INITIAL PURCHASER, THE TRUST LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE OPERATING ADVISOR, THE

1 Temporary Regulation S Global Certificate legend.

2 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3 Global Certificate legend.

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TRUSTEE, THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING TRUST LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (A “QIB”), WITHIN THE MEANING OF RULE 144A, OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) UPON INITIAL ISSUANCE ONLY, TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF

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ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A) SUCH PERSON IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a)(1) OF REGULATION D OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AND (B) THE ACQUISITION, HOLDING AND DISPOSITION OF THE CERTIFICATES BY SUCH PERSON WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE (OR A SIMILAR NON-EXEMPT VIOLATION OF SIMILAR LAW)

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2019-ICON, CLASS D

[RULE 144A]4 [REGULATION S]5 [BOOK-ENTRY]6 [DEFINITIVE]7 CERTIFICATE

Pass-Through Rate: 5.0375% First Distribution Date: May 7, 2019
Aggregate Initial Certificate Principal Amount of the Class D Certificates: $14,140,000	Rated Final Distribution Date: January 2034
CUSIP: [46650RAL0][4] [U4814CAF5][5] [46650RAM8][8]	ISIN: [US46650RAL06][4] [USU4814CAF50][5] [US46650RAM88][8]
Common Code: [195399514][4] [195399212][5]	Initial Certificate Principal Amount of this Certificate: $[__________]
No.: D-[ ]

This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class D Certificates. The Trust Fund, described more fully below, consists primarily of the notes with respect to eighteen (18) fixed rate loans secured by mortgages (“Trust Loans”) on commercial real estate held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Trust Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby.

4 For Rule 144A Book-Entry Certificates only.

5 For Regulation S Book-Entry Certificates only.

6 For Book-Entry Certificates only.

7 For Definitive Certificates only.

8 For IAI Certificates only.

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The Certificates consist of the following classes: Class A, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G, Class HRR and Class R Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Park Bridge Lender Services LLC, as Operating Advisor and Wells Fargo Bank, National Association, as Trustee and Certificate Administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. In the event of any conflict between the terms of this Certificate and the Pooling and Servicing Agreement, the Pooling and Servicing Agreement shall control.

The Trustee and the Certificate Administrator make no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or any Trust Loan and the Certificate Administrator has executed this Certificate in its limited capacity as the Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Certificates of the Class represented hereby for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Distribution Date” shall mean the 4th Business Day after the Determination Date, commencing in May 2019. “Determination Date” shall mean, with respect to each Distribution Date, the 1st day of the calendar month in which such Distribution Date occurs (or, if such day is not a Business Day, the immediately preceding Business Day).

During each Interest Accrual Period (as defined below), interest on the Class D Certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” with respect to any Distribution Date is the calendar month preceding the month in which the related Distribution Date occurs.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the Interest Accrual Period relating to the month in which the related Distribution Date occurs. Such distributions shall be made on each Distribution Date other than

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the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates or deliver an affidavit in accordance with Section 5.06(g) of the Pooling and Servicing Agreement shall be set aside and held in trust for the account of the appropriate non tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 10.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets that remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter distribute such amounts to the Class R Certificateholders in respect of the Trust Fund. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 10.01 of the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Certificate Administrator.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office as provided in the

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Pooling and Servicing Agreement together with an instrument of assignment or transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Principal Amount or Notional Amount. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02 of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Trustee, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, the Trustee, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any Certificateholder:

(i)          to correct any inconsistency, defect or ambiguity in the Pooling and Servicing Agreement or to correct any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)         to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)        to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts, the Interest Reserve Account or any REO Account, provided that (a) the Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (1) an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) or (2) Rating Agency Confirmation from the Rating Agency;

(iv)        to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against

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the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder;

(v)         to modify, eliminate or add to the provisions of Article V of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided, that the Depositor has determined that such change shall not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, provided that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

(vi)        to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by (x) an Opinion of Counsel or (y) receipt of Rating Agency Confirmation from the Rating Agency;

(vii)       to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by the Rating Agency, as evidenced by Rating Agency Confirmation from the Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)      to modify the provisions of Section 3.06(b) of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Servicer, the Certificate Administrator and the Trustee determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and (c) the Rating Agency has delivered Rating Agency Confirmation; and

(ix)         to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Trustee, the Certificate Administrator, the Paying Agent, the 17g-5 Information Provider, the Operating Advisor, the Servicer or the Special Servicer without such party’s consent; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an

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Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from the Rating Agency for the rating on such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website.

Notwithstanding the foregoing, no such amendment may change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Trust Loan Seller.

The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)           reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

(ii)          reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding; or

(iii)        adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)        change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Trust Loan Seller; or

(v)         amend Accepted Servicing Practices without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from the Rating Agency.

Notwithstanding the foregoing, none of the Trustee, the Certificate Administrator, the Paying Agent, the Depositor, the Servicer nor the Special Servicer will be required to consent to any amendment of the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any

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power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The obligations created by the Pooling and Servicing Agreement shall terminate immediately following the occurrence of the last action required to be taken by the Certificate Administrator pursuant to Article X of the Pooling and Servicing Agreement on the Termination Date. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: April 26, 2019

Wells Fargo Bank, National Association, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class D Certificates referred to in the Pooling and Servicing Agreement.

Dated: April 26, 2019

wells Fargo Bank, National Association, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:

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Schedule A

Date	Certificate Principal Amount or Notional Amount Exchanged or Transferred	Remaining Certificate Principal Amount or Notional Amount of this Certificate	Notation Made By

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________ __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificates to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: ________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________.

Distributions, if be made by wire transfer in immediately available funds to _________________________________ for the account of __________________________ account number ____________________.

This information is provided by ____________________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-7

EXHIBIT A-7

FORM OF CLASS E CERTIFICATES

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE INITIAL PURCHASER, THE TRUST LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE OPERATING ADVISOR, THE

1 Temporary Regulation S Global Certificate legend.

2 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3 Global Certificate legend.

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TRUSTEE, THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING TRUST LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (A “QIB”), WITHIN THE MEANING OF RULE 144A, OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) UPON INITIAL ISSUANCE ONLY, TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, UNLESS (A) SUCH PERSON IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a)(1) OF REGULATION D OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AND (B) THE ACQUISITION, HOLDING AND DISPOSITION OF THE CERTIFICATES BY SUCH PERSON WILL NOT CONSTITUTE OR OTHERWISE RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE (OR A SIMILAR NON-EXEMPT VIOLATION OF SIMILAR LAW).

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PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2019-ICON, CLASS E

[RULE 144A]4 [REGULATION S]5 [BOOK-ENTRY]6 [DEFINITIVE]7 CERTIFICATE

Pass-Through Rate: As set forth in the Pooling and Servicing Agreement.

First Distribution Date: May 7, 2019
Aggregate Initial Certificate Principal Amount of the Class E Certificates: $8,670,000	Rated Final Distribution Date: January 2034
CUSIP: [46650RAN6][4] [U4814CAG3][5] [46650RAP1][8]	ISIN: [US46650RAN61][4] [USU4814CAG34][5] [US46650RAP10][8]
Common Code: [195399247][4] [195399484][5]	Initial Certificate Principal Amount of this Certificate: $[__________]
No.: E-[ ]

This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class E Certificates. The Trust Fund, described more fully below, consists primarily of the notes with respect to eighteen (18) fixed rate loans secured by mortgages (“Trust Loans”) on commercial real estate held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Trust Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. The Certificates consist of the following classes: Class A, Class X-A, Class X-B, Class B,

4 For Rule 144A Book-Entry Certificates only.

5 For Regulation S Book-Entry Certificates only.

6 For Book-Entry Certificates only.

7 For Definitive Certificates only.

8 For IAI Certificates only.

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Class C, Class D, Class E, Class F, Class G, Class HRR and Class R Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Park Bridge Lender Services LLC, as Operating Advisor and Wells Fargo Bank, National Association, as Trustee and Certificate Administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. In the event of any conflict between the terms of this Certificate and the Pooling and Servicing Agreement, the Pooling and Servicing Agreement shall control.

The Trustee and the Certificate Administrator make no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or any Trust Loan and the Certificate Administrator has executed this Certificate in its limited capacity as the Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Certificates of the Class represented hereby for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Distribution Date” shall mean the 4th Business Day after the Determination Date, commencing in May 2019. “Determination Date” shall mean, with respect to each Distribution Date, the 1st day of the calendar month in which such Distribution Date occurs (or, if such day is not a Business Day, the immediately preceding Business Day).

During each Interest Accrual Period (as defined below), interest on the Class E Certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” with respect to any Distribution Date is the calendar month preceding the month in which the related Distribution Date occurs.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the Interest Accrual Period relating to the month in which the related Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check

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mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates or deliver an affidavit in accordance with Section 5.06(g) of the Pooling and Servicing Agreement shall be set aside and held in trust for the account of the appropriate non tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 10.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets that remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter distribute such amounts to the Class R Certificateholders in respect of the Trust Fund. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 10.01 of the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Certificate Administrator.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office as provided in the Pooling and Servicing Agreement together with an instrument of assignment or transfer

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(executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Principal Amount or Notional Amount. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02 of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Trustee, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, the Trustee, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any Certificateholder:

(i)           to correct any inconsistency, defect or ambiguity in the Pooling and Servicing Agreement or to correct any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)          to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)         to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts, the Interest Reserve Account or any REO Account, provided that (a) the Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (1) an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) or (2) Rating Agency Confirmation from the Rating Agency;

(iv)         to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC;

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provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder;

(v)          to modify, eliminate or add to the provisions of Article V of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided, that the Depositor has determined that such change shall not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, provided that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

(vi)         to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by (x) an Opinion of Counsel or (y) receipt of Rating Agency Confirmation from the Rating Agency;

(vii)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by the Rating Agency, as evidenced by Rating Agency Confirmation from the Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)       to modify the provisions of Section 3.06(b) of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Servicer, the Certificate Administrator and the Trustee determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and (c) the Rating Agency has delivered Rating Agency Confirmation; and

(ix)         to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Trustee, the Certificate Administrator, the Paying Agent, the 17g-5 Information Provider, the Operating Advisor, the Servicer or the Special Servicer without such party’s consent; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency

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Confirmation from the Rating Agency for the rating on such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website.

Notwithstanding the foregoing, no such amendment may change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Trust Loan Seller.

The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)           reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

(ii)          reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding; or

(iii)         adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)        change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Trust Loan Seller; or

(v)          amend Accepted Servicing Practices without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from the Rating Agency.

Notwithstanding the foregoing, none of the Trustee, the Certificate Administrator, the Paying Agent, the Depositor, the Servicer nor the Special Servicer will be required to consent to any amendment of the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate

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Administrator, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The obligations created by the Pooling and Servicing Agreement shall terminate immediately following the occurrence of the last action required to be taken by the Certificate Administrator pursuant to Article X of the Pooling and Servicing Agreement on the Termination Date. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: April 26, 2019

wells Fargo Bank, National Association, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class E Certificates referred to in the Pooling and Servicing Agreement.

Dated: April 26, 2019

wells Fargo Bank, National Association, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:

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Schedule A

Date	Certificate Principal Amount or Notional Amount Exchanged or Transferred	Remaining Certificate Principal Amount or Notional Amount of this Certificate	Notation Made By

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________ __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificates to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: ________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________. Distributions, if be made by wire transfer in immediately available funds to _________________________________ for the account of __________________________ account number ____________________.

This information is provided by ____________________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-8

EXHIBIT A-8

FORM OF CLASS F CERTIFICATES

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE INITIAL PURCHASER, THE TRUST LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE OPERATING ADVISOR, THE

1 Temporary Regulation S Global Certificate legend.

2 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3 Global Certificate legend.

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TRUSTEE, THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING TRUST LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (A “QIB”), WITHIN THE MEANING OF RULE 144A, OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) UPON INITIAL ISSUANCE ONLY, TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, OTHER THAN AN INSURANCE COMPANY USING ASSETS OF AN INSURANCE COMPANY GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND SUBSEQUENT HOLDING OF THE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 OF ERISA AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, OR A SIMILAR EXEMPTION UNDER SIMILAR LAW.

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PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2019-ICON, CLASS F

[RULE 144A]4 [REGULATION S]5 [BOOK-ENTRY]6 [DEFINITIVE]7 CERTIFICATE

Pass-Through Rate: As set forth in the Pooling and Servicing Agreement.

First Distribution Date: May 7, 2019
Aggregate Initial Certificate Principal Amount of the Class F Certificates: $14,980,000	Rated Final Distribution Date: January 2034
CUSIP: [46650RAQ9][4] [U4814CAH1][5] [46650RAR7][8]	ISIN: [US46650RAQ92][4] [USU4814CAH17][5] [US46650RAR75][8]
Common Code: [195399174][4] [195399204][5]	Initial Certificate Principal Amount of this Certificate: $[__________]
No.: F-[ ]

This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class F Certificates. The Trust Fund, described more fully below, consists primarily of the notes with respect to eighteen (18) fixed rate loans secured by mortgages (“Trust Loans”) on commercial real estate held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Trust Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. The Certificates consist of the following classes: Class A, Class X-A, Class X-B, Class B,

4 For Rule 144A Book-Entry Certificates only.

5 For Regulation S Book-Entry Certificates only.

6 For Book-Entry Certificates only.

7 For Definitive Certificates only.

8 For IAI Certificates only.

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Class C, Class D, Class E, Class F, Class G, Class HRR and Class R Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Park Bridge Lender Services LLC, as Operating Advisor and Wells Fargo Bank, National Association, as Trustee and Certificate Administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. In the event of any conflict between the terms of this Certificate and the Pooling and Servicing Agreement, the Pooling and Servicing Agreement shall control.

The Trustee and the Certificate Administrator make no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or any Trust Loan and the Certificate Administrator has executed this Certificate in its limited capacity as the Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Certificates of the Class represented hereby for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Distribution Date” shall mean the 4th Business Day after the Determination Date, commencing in May 2019. “Determination Date” shall mean, with respect to each Distribution Date, the 1st day of the calendar month in which such Distribution Date occurs (or, if such day is not a Business Day, the immediately preceding Business Day).

During each Interest Accrual Period (as defined below), interest on the Class F Certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” with respect to any Distribution Date is the calendar month preceding the month in which the related Distribution Date occurs.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the Interest Accrual Period relating to the month in which the related Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided

A-8-5

that such Certificateholder shall have provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates or deliver an affidavit in accordance with Section 5.06(g) of the Pooling and Servicing Agreement shall be set aside and held in trust for the account of the appropriate non tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 10.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets that remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter distribute such amounts to the Class R Certificateholders in respect of the Trust Fund. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 10.01 of the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Certificate Administrator.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office as provided in the Pooling and Servicing Agreement together with an instrument of assignment or transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V

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of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Principal Amount or Notional Amount. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02 of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Trustee, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, the Trustee, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any Certificateholder:

(i)           to correct any inconsistency, defect or ambiguity in the Pooling and Servicing Agreement or to correct any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)          to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)         to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts, the Interest Reserve Account or any REO Account, provided that (a) the Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (1) an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) or (2) Rating Agency Confirmation from the Rating Agency;

(iv)         to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC; provided that the Trustee and the Certificate Administrator have received an

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Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder;

(v)          to modify, eliminate or add to the provisions of Article V of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided, that the Depositor has determined that such change shall not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, provided that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

(vi)        to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by (x) an Opinion of Counsel or (y) receipt of Rating Agency Confirmation from the Rating Agency;

(vii)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by the Rating Agency, as evidenced by Rating Agency Confirmation from the Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)       to modify the provisions of Section 3.06(b) of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Servicer, the Certificate Administrator and the Trustee determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and (c) the Rating Agency has delivered Rating Agency Confirmation; and

(ix)         to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Trustee, the Certificate Administrator, the Paying Agent, the 17g-5 Information Provider, the Operating Advisor, the Servicer or the Special Servicer without such party’s consent; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from the Rating Agency for the rating on such Certificates; and

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provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website.

Notwithstanding the foregoing, no such amendment may change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Trust Loan Seller.

The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)           reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

(ii)          reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding; or

(iii)         adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)         change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Trust Loan Seller; or

(v)         amend Accepted Servicing Practices without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from the Rating Agency.

Notwithstanding the foregoing, none of the Trustee, the Certificate Administrator, the Paying Agent, the Depositor, the Servicer nor the Special Servicer will be required to consent to any amendment of the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Paying Agent or any other specified person in accordance with such

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amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The obligations created by the Pooling and Servicing Agreement shall terminate immediately following the occurrence of the last action required to be taken by the Certificate Administrator pursuant to Article X of the Pooling and Servicing Agreement on the Termination Date. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: April 26, 2019

Wells Fargo Bank, National Association, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class F Certificates referred to in the Pooling and Servicing Agreement.

Dated: April 26, 2019

wells Fargo Bank, National Association, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:

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Schedule A

Date	Certificate Principal Amount or Notional Amount Exchanged or Transferred	Remaining Certificate Principal Amount or Notional Amount of this Certificate	Notation Made By

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________ __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificates to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: ________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________. Distributions, if be made by wire transfer in immediately available funds to _________________________________ for the account of __________________________ account number ____________________.

This information is provided by ____________________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT A-9

FORM OF CLASS G CERTIFICATES

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE INITIAL PURCHASER, THE TRUST LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE OPERATING ADVISOR, THE

1 Temporary Regulation S Global Certificate legend.

2 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3 Global Certificate legend.

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TRUSTEE, THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING TRUST LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (A “QIB”), WITHIN THE MEANING OF RULE 144A, OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) UPON INITIAL ISSUANCE ONLY, TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, OTHER THAN AN INSURANCE COMPANY USING ASSETS OF AN INSURANCE COMPANY GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND SUBSEQUENT HOLDING OF THE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 OF ERISA AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PROHIBITED TRANSACTION CLASS EXEMPTION 95-60, OR A SIMILAR EXEMPTION UNDER SIMILAR LAW.

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PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2019-ICON, CLASS G

[RULE 144A]4 [REGULATION S]5 [BOOK-ENTRY]6 [DEFINITIVE]7 CERTIFICATE

Pass-Through Rate: As set forth in the Pooling and Servicing Agreement.

First Distribution Date: May 7, 2019
Aggregate Initial Certificate Principal Amount of the Class G Certificates: $15,490,000	Rated Final Distribution Date: January 2034
CUSIP: [46650RAS5][4] [U4814CAJ7][5] [46650RAT3][8]	ISIN: [US46650RAS58][4] [USU4814CAJ72][5] [US46650RAT32][8]
Common Code: [195399450][4] [195399140][5]	Initial Certificate Principal Amount of this Certificate: $[__________]
No.: G-[ ]

This certifies that Cede & Co. is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class G Certificates. The Trust Fund, described more fully below, consists primarily of the notes with respect to eighteen (18) fixed rate loans secured by mortgages (“Trust Loans”) on commercial real estate held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Trust Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. The Certificates consist of the following classes: Class A, Class X-A, Class X-B, Class B,

4 For Rule 144A Book-Entry Certificates only.

5 For Regulation S Book-Entry Certificates only.

6 For Book-Entry Certificates only.

7 For Definitive Certificates only.

8 For IAI Certificates only.

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Class C, Class D, Class E, Class F, Class G, Class HRR and Class R Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Park Bridge Lender Services LLC, as Operating Advisor and Wells Fargo Bank, National Association, as Trustee and Certificate Administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. In the event of any conflict between the terms of this Certificate and the Pooling and Servicing Agreement, the Pooling and Servicing Agreement shall control.

The Trustee and the Certificate Administrator make no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or any Trust Loan and the Certificate Administrator has executed this Certificate in its limited capacity as the Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Certificates of the Class represented hereby for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Distribution Date” shall mean the 4th Business Day after the Determination Date, commencing in May 2019. “Determination Date” shall mean, with respect to each Distribution Date, the 1st day of the calendar month in which such Distribution Date occurs (or, if such day is not a Business Day, the immediately preceding Business Day).

During each Interest Accrual Period (as defined below), interest on the Class G Certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” with respect to any Distribution Date is the calendar month preceding the month in which the related Distribution Date occurs.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the Interest Accrual Period relating to the month in which the related Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided

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that such Certificateholder shall have provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates or deliver an affidavit in accordance with Section 5.06(g) of the Pooling and Servicing Agreement shall be set aside and held in trust for the account of the appropriate non tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 10.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets that remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter distribute such amounts to the Class R Certificateholders in respect of the Trust Fund. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 10.01 of the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Certificate Administrator.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office as provided in the Pooling and Servicing Agreement together with an instrument of assignment or transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V

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of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Principal Amount or Notional Amount. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02 of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Trustee, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, the Trustee, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any Certificateholder:

(i)           to correct any inconsistency, defect or ambiguity in the Pooling and Servicing Agreement or to correct any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)          to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)         to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts, the Interest Reserve Account or any REO Account, provided that (a) the Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (1) an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) or (2) Rating Agency Confirmation from the Rating Agency;

(iv)         to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC; provided that the Trustee and the Certificate Administrator have received an

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Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder;

(v)          to modify, eliminate or add to the provisions of Article V of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided, that the Depositor has determined that such change shall not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, provided that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

(vi)         to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by (x) an Opinion of Counsel or (y) receipt of Rating Agency Confirmation from the Rating Agency;

(vii)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by the Rating Agency, as evidenced by Rating Agency Confirmation from the Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)       to modify the provisions of Section 3.06(b) of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Servicer, the Certificate Administrator and the Trustee determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and (c) the Rating Agency has delivered Rating Agency Confirmation; and

(ix)         to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Trustee, the Certificate Administrator, the Paying Agent, the 17g-5 Information Provider, the Operating Advisor, the Servicer or the Special Servicer without such party’s consent; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from the Rating Agency for the rating on such Certificates; and

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provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website.

Notwithstanding the foregoing, no such amendment may change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Trust Loan Seller.

The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)         reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

(ii)        reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding; or

(iii)       adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)       change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Trust Loan Seller; or

(v)        amend Accepted Servicing Practices without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from the Rating Agency.

Notwithstanding the foregoing, none of the Trustee, the Certificate Administrator, the Paying Agent, the Depositor, the Servicer nor the Special Servicer will be required to consent to any amendment of the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Paying Agent or any other specified person in accordance with such

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amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The obligations created by the Pooling and Servicing Agreement shall terminate immediately following the occurrence of the last action required to be taken by the Certificate Administrator pursuant to Article X of the Pooling and Servicing Agreement on the Termination Date. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: April 26, 2019

Wells Fargo Bank, National Association, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class G Certificates referred to in the Pooling and Servicing Agreement.

Dated: April 26, 2019

wells Fargo Bank, National Association, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:

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Schedule A

Date	Certificate Principal Amount or Notional Amount Exchanged or Transferred	Remaining Certificate Principal Amount or Notional Amount of this Certificate	Notation Made By

A-9-12

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________ __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificates to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: ________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-9-13

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________. Distributions, if be made by wire transfer in immediately available funds to _________________________________ for the account of __________________________ account number ____________________.

This information is provided by ____________________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title

Taxpayer Identification Number

A-9-14

EXHIBIT A-10

FORM OF CLASS HRR CERTIFICATES

[THIS CERTIFICATE IS A TEMPORARY REGULATION S GLOBAL CERTIFICATE FOR PURPOSES OF REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD OR DELIVERED, EXCEPT AS PERMITTED UNDER THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.

NO BENEFICIAL OWNERS OF THIS TEMPORARY REGULATION S GLOBAL CERTIFICATE SHALL BE ENTITLED TO RECEIVE PAYMENTS OF PRINCIPAL OR INTEREST HEREON UNLESS THE REQUIRED CERTIFICATIONS HAVE BEEN DELIVERED PURSUANT TO THE TERMS OF THE POOLING AND SERVICING AGREEMENT.]1

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE CERTIFICATE REGISTRAR FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]2

[TRANSFERS OF THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF BENEFICIAL INTERESTS IN THIS GLOBAL CERTIFICATE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO BELOW.]3

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE INITIAL PURCHASER, THE TRUST LOAN SELLER,

1 Temporary Regulation S Global Certificate legend.

2 Legend required as long as DTC is the Depository under the Pooling and Servicing Agreement.

3 Global Certificate legend.

A-10-1

THE SERVICER, THE SPECIAL SERVICER, THE OPERATING ADVISOR, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING TRUST LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A)(1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (A “QIB”), WITHIN THE MEANING OF RULE 144A, OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) TO AN INSTITUTION THAT IS NOT A “U.S. PERSON” IN AN “OFFSHORE TRANSACTION,” AS DEFINED IN, AND IN ACCORDANCE WITH RULE 903 OR RULE 904 OF, REGULATION S UNDER THE SECURITIES ACT, OR (3) UPON INITIAL ISSUANCE ONLY, TO AN INSTITUTION THAT IS AN “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS ARE INSTITUTIONS THAT ARE “ACCREDITED INVESTORS” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) OF REGULATION D UNDER THE SECURITIES ACT, AND (B) IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR A GOVERNMENTAL PLAN, AS DEFINED IN SECTION 3(32) OF ERISA, OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE, OTHER THAN AN INSURANCE COMPANY USING ASSETS OF AN INSURANCE COMPANY GENERAL ACCOUNT UNDER CIRCUMSTANCES WHEREBY SUCH PURCHASE AND SUBSEQUENT HOLDING OF THE CERTIFICATES BY SUCH INSURANCE COMPANY WOULD BE EXEMPT FROM THE PROHIBITED TRANSACTION PROVISIONS OF SECTION 406 OF ERISA AND SECTION 4975 OF THE CODE UNDER SECTIONS I AND III OF PROHIBITED

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TRANSACTION CLASS EXEMPTION 95-60, OR A SIMILAR EXEMPTION UNDER SIMILAR LAW.

PRINCIPAL PAYMENTS ON THIS CERTIFICATE ARE PAYABLE IN INSTALLMENTS AS SET FORTH HEREIN. ACCORDINGLY, THE OUTSTANDING CERTIFICATE PRINCIPAL AMOUNT OF THIS CERTIFICATE AT ANY TIME MAY BE LESS THAN THE INITIAL CERTIFICATE PRINCIPAL AMOUNT SET FORTH BELOW.

THIS CERTIFICATE IS SUBORDINATE TO ONE OR MORE OTHER CLASSES OF CERTIFICATES AS AND TO THE EXTENT SET FORTH IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE INITIAL INVESTOR IN THIS CERTIFICATE, AND EACH SUBSEQUENT PURCHASER OF THIS CERTIFICATE, BY PURCHASING THIS CERTIFICATE OR AN INTEREST HEREIN, IS DEEMED TO HAVE AGREED TO COMPLY WITH CERTAIN TRANSFER REQUIREMENTS SET FORTH IN THE POOLING AND SERVICING AGREEMENT.

FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(1) AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

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J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2019-ICON, CLASS HRR

[RULE 144A]4 [REGULATION S]5 [BOOK-ENTRY]6 [DEFINITIVE]7 CERTIFICATE

Pass-Through Rate: As set forth in the Pooling and Servicing Agreement.

First Distribution Date: May 7, 2019
Aggregate Initial Certificate Principal Amount of the Class HRR Certificates: $10,960,000	Rated Final Distribution Date: January 2034
CUSIP: [46650RAU0][4] [U4814CAK4][5] [46650RAV8][8]	ISIN: [US46650RAU05][4] [USU4814CAK46][5] [US46650RAV87][8]
Initial Certificate Principal Amount of this Certificate: $[__________]
No.: HRR-[ ]

This certifies that [__________] is the registered owner of a beneficial ownership interest in a Trust Fund, including the distributions to be made with respect to the Class F Certificates. The Trust Fund, described more fully below, consists primarily of the notes with respect to eighteen (18) fixed rate loans secured by mortgages (“Trust Loans”) on commercial real estate held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Trust Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. The Certificates consist of the following classes: Class A, Class X-A, Class X-B, Class B,

4 For Rule 144A Book-Entry Certificates only.

5 For Regulation S Book-Entry Certificates only.

6 For Book-Entry Certificates only.

7 For Definitive Certificates only.

8 For IAI Certificates only.

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Class C, Class D, Class E, Class F, Class G, Class HRR and Class R Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Park Bridge Lender Services LLC, as Operating Advisor and Wells Fargo Bank, National Association, as Trustee and Certificate Administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. In the event of any conflict between the terms of this Certificate and the Pooling and Servicing Agreement, the Pooling and Servicing Agreement shall control.

The Trustee and the Certificate Administrator make no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or any Trust Loan and the Certificate Administrator has executed this Certificate in its limited capacity as the Certificate Administrator under the Pooling and Servicing Agreement.

Pursuant to the terms of the Pooling and Servicing Agreement, the Certificate Administrator will distribute (other than the final distribution on any Certificate), on the Distribution Date to the Person in whose name this Certificate is registered as of the related Record Date, an amount equal to such Person’s pro rata share (based on the Percentage Interest represented by this Certificate) of that portion of the aggregate amount of principal and interest then distributable, if any, allocable to the Certificates of the Class represented hereby for such Distribution Date, all as more fully described in the Pooling and Servicing Agreement. “Distribution Date” shall mean the 4th Business Day after the Determination Date, commencing in May 2019. “Determination Date” shall mean, with respect to each Distribution Date, the 1st day of the calendar month in which such Distribution Date occurs (or, if such day is not a Business Day, the immediately preceding Business Day).

During each Interest Accrual Period (as defined below), interest on the Class HRR Certificates will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Interest accrued on this Certificate during an Interest Accrual Period, plus the aggregate unpaid Interest Shortfall with respect to this Certificate, if any, will be payable on the related Distribution Date to the extent provided in the Pooling and Servicing Agreement. The “Interest Accrual Period” with respect to any Distribution Date is the calendar month preceding the month in which the related Distribution Date occurs.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the Interest Accrual Period relating to the month in which the related Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check

A-10-5

mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates or deliver an affidavit in accordance with Section 5.06(g) of the Pooling and Servicing Agreement shall be set aside and held in trust for the account of the appropriate non tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 10.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets that remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter distribute such amounts to the Class R Certificateholders in respect of the Trust Fund. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 10.01 of the Pooling and Servicing Agreement. Any such amounts transferred to the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Certificate Administrator.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office as provided in the Pooling and Servicing Agreement together with an instrument of assignment or transfer

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(executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Principal Amount or Notional Amount. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02 of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Trustee, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, the Trustee, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any Certificateholder:

(i)           to correct any inconsistency, defect or ambiguity in the Pooling and Servicing Agreement or to correct any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)          to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

(iii)         to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts, the Interest Reserve Account or any REO Account, provided that (a) the Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (1) an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) or (2) Rating Agency Confirmation from the Rating Agency;

(iv)         to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC;

A-10-7

provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder;

(v)          to modify, eliminate or add to the provisions of Article V of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided, that the Depositor has determined that such change shall not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, provided that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

(vi)        to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by (x) an Opinion of Counsel or (y) receipt of Rating Agency Confirmation from the Rating Agency;

(vii)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by the Rating Agency, as evidenced by Rating Agency Confirmation from the Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)       to modify the provisions of Section 3.06(b) of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Servicer, the Certificate Administrator and the Trustee determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and (c) the Rating Agency has delivered Rating Agency Confirmation; and

(ix)         to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Trustee, the Certificate Administrator, the Paying Agent, the 17g-5 Information Provider, the Operating Advisor, the Servicer or the Special Servicer without such party’s consent; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency

A-10-8

Confirmation from the Rating Agency for the rating on such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website.

Notwithstanding the foregoing, no such amendment may change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Trust Loan Seller.

The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)       reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

(ii)      reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding; or

(iii)     adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

(iv)     change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Trust Loan Seller; or

(v)      amend Accepted Servicing Practices without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from the Rating Agency.

Notwithstanding the foregoing, none of the Trustee, the Certificate Administrator, the Paying Agent, the Depositor, the Servicer nor the Special Servicer will be required to consent to any amendment of the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate

A-10-9

Administrator, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The obligations created by the Pooling and Servicing Agreement shall terminate immediately following the occurrence of the last action required to be taken by the Certificate Administrator pursuant to Article X of the Pooling and Servicing Agreement on the Termination Date. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: April 26, 2019

Wells Fargo Bank, National Association, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class HRR Certificates referred to in the Pooling and Servicing Agreement.

Dated: April 26, 2019

wells Fargo Bank, National Association, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:

A-10-11

Schedule A

Date	Certificate Principal Amount or Notional Amount Exchanged or Transferred	Remaining Certificate Principal Amount or Notional Amount of this Certificate	Notation Made By

A-10-12

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________ __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificates to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: ________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

A-10-13

DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________.

Distributions, if be made by wire transfer in immediately available funds to _________________________________ for the account of __________________________ account number ____________________.

This information is provided by ____________________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title

Taxpayer Identification Number

A-10-14

EXHIBIT A-11

FORM OF CLASS R CERTIFICATES

THIS CERTIFICATE DOES NOT REPRESENT AN OBLIGATION OF OR INTEREST IN THE DEPOSITOR, THE INITIAL PURCHASER, THE TRUST LOAN SELLER, THE SERVICER, THE SPECIAL SERVICER, THE OPERATING ADVISOR, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE CERTIFICATES NOR THE UNDERLYING TRUST LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE OR FOREIGN SECURITIES LAW. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (A “QIB”), WITHIN THE MEANING OF RULE 144A, OR IS PURCHASING FOR THE ACCOUNT OF A QIB, AND WHOM THE HOLDER HAS INFORMED THAT THE REOFFER, RESALE, PLEDGE, OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A AND (B)  IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION.

THIS CERTIFICATE MAY NOT BE PURCHASED BY OR PLEDGED, SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON THAT IS OR BECOMES AN EMPLOYEE BENEFIT PLAN OR OTHER PLAN THAT IS SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OR TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), OR A GOVERNMENTAL PLAN (AS DEFINED IN SECTION 3(32) OF ERISA) OR OTHER PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE OR LOCAL LAW THAT IS, TO A MATERIAL EXTENT, SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAW”), OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE THIS CERTIFICATE.

THIS CERTIFICATE REPRESENTS A “RESIDUAL INTEREST” IN TWO “REAL ESTATE MORTGAGE INVESTMENT CONDUITS” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G(a)(2) AND 860D OF THE CODE. EACH TRANSFEREE OF THIS CERTIFICATE, BY ACCEPTANCE HEREOF, IS DEEMED TO HAVE ACCEPTED THIS CERTIFICATE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFERABILITY TO DISQUALIFIED ORGANIZATIONS, NON-U.S. PERSONS OR AGENTS OF EITHER, AS SET FORTH IN SECTION 5.02 OF

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THE POOLING AND SERVICING AGREEMENT, AND SHALL BE REQUIRED TO FURNISH AN AFFIDAVIT TO THE TRANSFEROR AND THE CERTIFICATE ADMINISTRATOR TO THE EFFECT THAT, AMONG OTHER THINGS, (A) IT IS NOT A DISQUALIFIED ORGANIZATION, AS SUCH TERM IS DEFINED IN CODE SECTION 860E(e)(5), OR AN AGENT (INCLUDING A BROKER, NOMINEE OR OTHER MIDDLEMAN) FOR SUCH DISQUALIFIED ORGANIZATION AND IS OTHERWISE A PERMITTED TRANSFEREE, (B) IT HAS HISTORICALLY PAID ITS DEBTS AS THEY HAVE COME DUE AND INTENDS TO PAY ITS DEBTS AS THEY COME DUE IN THE FUTURE, (C) IT UNDERSTANDS THAT IT MAY INCUR TAX LIABILITIES WITH RESPECT TO THIS CERTIFICATE IN EXCESS OF CASH FLOWS GENERATED HEREBY, (D) IT INTENDS TO PAY ANY TAXES ASSOCIATED WITH HOLDING THIS CERTIFICATE AS THEY BECOME DUE, (E) IT WILL NOT CAUSE INCOME WITH RESPECT TO THIS CERTIFICATE TO BE ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER U.S. PERSON AND (F) IT WILL NOT TRANSFER THIS CERTIFICATE TO ANY PERSON OR ENTITY THAT DOES NOT PROVIDE A SIMILAR AFFIDAVIT. ANY PURPORTED TRANSFER TO A DISQUALIFIED ORGANIZATION OR OTHER PERSON THAT IS NOT A PERMITTED TRANSFEREE OR OTHERWISE IN VIOLATION OF THESE RESTRICTIONS SHALL BE ABSOLUTELY NULL AND VOID AND SHALL VEST NO RIGHTS IN ANY PURPORTED TRANSFEREE. BECAUSE THIS CERTIFICATE REPRESENTS MULTIPLE “NON-ECONOMIC RESIDUAL INTERESTS,” AS DEFINED IN TREASURY REGULATIONS SECTION 1.860E-1(c), TRANSFERS OF THIS CERTIFICATE MAY BE DISREGARDED FOR FEDERAL INCOME TAX PURPOSES. IN ORDER TO SATISFY A REGULATORY SAFE HARBOR UNDER WHICH SUCH TRANSFERS WILL NOT BE DISREGARDED, THE TRANSFEROR MAY BE REQUIRED, AMONG OTHER THINGS, TO SATISFY ITSELF AS TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND EITHER TO TRANSFER AT A MINIMUM PRICE OR TO AN ELIGIBLE TRANSFEREE AS SPECIFIED IN TREASURY REGULATIONS.

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J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON
COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2019-ICON, CLASS R

Percentage Interest: 100%

CUSIP: 46650RAW6
ISIN: US46650RAW60

No.: R-[__]

This certifies that JPMorgan Chase Bank, National Association is the registered owner of the Percentage Interest evidenced by this Certificate in the Trust Fund. The Class R Certificateholder is not entitled to interest or principal distributions. The Class R Certificateholders will be entitled to receive the proceeds of the remaining assets of the Upper-Tier REMIC and the Lower-Tier REMIC, if any, on the final Distribution Date for the Certificates, after distributions in respect of any accrued but unpaid interest on the Certificates and after distributions in reduction of principal balance have reduced the principal balances of the Certificates (other than the Class X-A and Class X-B Certificates) to zero. It is not anticipated that there will be any assets remaining in the Upper-Tier REMIC or the Lower-Tier REMIC on the final Distribution Date following the distributions on the Regular Certificates. The Trust Fund, described more fully below, consists primarily of the notes with respect to eighteen (18) fixed rate loans secured by mortgages (“Trust Loans”) on commercial real estate held in trust by the Trustee and serviced by the Servicer. The Trust Fund was created, and the Trust Loans are to be serviced, pursuant to the Pooling and Servicing Agreement (as defined below). The Holder of this Certificate, by virtue of the acceptance hereof, assents to the terms, provisions and conditions of the Pooling and Servicing Agreement and is bound thereby. The Certificates consist of the following classes: Class A, Class X-A, Class X-B, Class B, Class C, Class D, Class E, Class F, Class G, Class HRR and Class R Certificates (the “Certificates”; the Holders of Certificates issued under the Pooling and Servicing Agreement are collectively referred to herein as “Certificateholders”).

This Certificate is issued pursuant to, and in accordance with, the terms of a Pooling and Servicing Agreement, dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Park Bridge Lender Services LLC, as Operating Advisor and Wells Fargo Bank, National Association, as Trustee and Certificate Administrator. To the extent not defined herein, capitalized terms used herein shall have the meanings assigned thereto in the Pooling and Servicing Agreement. In the event of any conflict between the terms of this Certificate and the Pooling and Servicing Agreement, the Pooling and Servicing Agreement shall control.

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This Certificate represents the “residual interest” in two “real estate mortgage investment conduits,” as those terms are defined, respectively, in Sections 860G(a)(2) and 860D of the Code.

The Trustee and the Certificate Administrator make no representation or warranty as to any of the statements contained herein or the validity or sufficiency of the Certificates or any Trust Loan and the Certificate Administrator has executed this Certificate in its limited capacity as the Certificate Administrator under the Pooling and Servicing Agreement.

All distributions (other than the final distribution on any Certificate) will be made by the Certificate Administrator to the persons in whose names the Certificates are registered at the close of business on each Record Date, which will be the close of business on the last Business Day of the Interest Accrual Period relating to the month in which the related Distribution Date occurs. Such distributions shall be made on each Distribution Date other than the Termination Date to each Certificateholder of record on the related Record Date by check mailed by first class mail to the address set forth therefor in the Certificate Register or, provided that such Certificateholder shall have provided the Certificate Administrator with wire instructions in writing at least five Business Days prior to the related Record Date, by wire transfer of immediately available funds to the account of such Certificateholder at a bank or other entity located in the United States and having appropriate facilities therefor. The final distribution on each Certificate shall be made in like manner, but only upon presentment and surrender of such Certificate at the office of the Trustee or its agent (which may be the Certificate Registrar acting as such agent) that is specified in the notice to Certificateholders of such final distribution.

Any funds not distributed on the Termination Date because of the failure of any Certificateholders to tender their Certificates or deliver an affidavit in accordance with Section 5.06(g) of the Pooling and Servicing Agreement shall be set aside and held in trust for the account of the appropriate non tendering Certificateholders, whereupon the Trust Fund shall terminate. If any Certificates as to which notice of the Termination Date has been given pursuant to Section 10.01 of the Pooling and Servicing Agreement shall not have been surrendered for cancellation within six months after the time specified in such notice, the Certificate Administrator shall mail a second notice to the remaining Certificateholders, at their last addresses shown in the Certificate Register, to surrender their Certificates for cancellation in order to receive, from such funds held, the final distribution with respect thereto. If within one year after the second notice any Certificate shall not have been surrendered for cancellation, the Certificate Administrator may, directly or through an agent, take appropriate steps to contact the remaining Certificateholders concerning surrender of their Certificates. The costs and expenses of maintaining such funds and of contacting Certificateholders shall be paid out of the assets that remain held. If within two years after the second notice any Certificates shall not have been surrendered for cancellation, the Paying Agent shall pay to the Certificate Administrator all amounts distributable to the Holders thereof, and the Certificate Administrator shall thereafter distribute such amounts to the Class R Certificateholders in respect of the Trust Fund. No interest shall accrue or be payable to any Certificateholder on any amount held as a result of such Certificateholder’s failure to surrender its Certificate(s) for final payment thereof in accordance with Section 10.01 of the Pooling and Servicing Agreement. Any such amounts transferred to

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the Certificate Administrator may be invested in Permitted Investments and all income and gain realized from investment of such funds shall be for the benefit of the Certificate Administrator.

This Certificate is limited in right of payment to, among other things, certain collections and recoveries in respect of the Trust Loans, as more specifically set forth herein and in the Pooling and Servicing Agreement.

This Certificate does not purport to summarize the Pooling and Servicing Agreement, and reference is made to the Pooling and Servicing Agreement for the interests, rights, benefits, obligations and duties evidenced hereby, and the limitations thereon, and the rights, duties and immunities of the Trustee.

As provided in the Pooling and Servicing Agreement and subject to certain limitations set forth therein, this Certificate is transferable or exchangeable only upon surrender of this Certificate to the Certificate Registrar at the Corporate Trust Office as provided in the Pooling and Servicing Agreement together with an instrument of assignment or transfer (executed by the Holder or his duly authorized attorney), subject to the requirements in Article V of the Pooling and Servicing Agreement. Upon surrender for registration of transfer of this Certificate, subject to the requirements of Article V of the Pooling and Servicing Agreement, the Certificate Administrator shall execute and duly authenticate in the name of the designated transferee or transferees, one or more new Certificates in authorized denominations of a like aggregate Certificate Principal Amount or Notional Amount. Such Certificates shall be delivered by the Certificate Registrar in accordance with Section 5.02 of the Pooling and Servicing Agreement.

Prior to due presentation of this Certificate for registration of transfer, the Depositor, the Trustee, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, any Paying Agent and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Certificate Registrar, the Trustee, any Paying Agent or any agent of any of them shall be affected by notice to the contrary.

The Pooling and Servicing Agreement may be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee without the consent of any Certificateholder:

(i)           to correct any inconsistency, defect or ambiguity in the Pooling and Servicing Agreement or to correct any manifest error in any provision of the Pooling and Servicing Agreement;

(ii)          to cause the provisions of the Pooling and Servicing Agreement to conform or be consistent with or in furtherance of the statements made in the Offering Circular with respect to the Certificates, the Trust or the Pooling and Servicing Agreement or to correct or supplement any of its provisions which may be inconsistent with any other provisions therein or to correct any error;

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(iii)         to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts, the Interest Reserve Account or any REO Account, provided that (a) the Servicer Remittance Date shall in no event be later than the Business Day prior to the related Distribution Date and (b) such change shall not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (1) an Opinion of Counsel (at the expense of the party requesting such amendment or at the expense of the Trust Fund if the requesting party is the Trustee or the Certificate Administrator) or (2) Rating Agency Confirmation from the Rating Agency;

(iv)        to modify, eliminate or add to any of its provisions to such extent as shall be necessary to maintain the qualification of either the Lower-Tier REMIC or the Upper-Tier REMIC as a REMIC at all times that any Certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC that would be a claim against the Trust Fund or either of the Lower-Tier REMIC or the Upper-Tier REMIC; provided that the Trustee and the Certificate Administrator have received an Opinion of Counsel (at the expense of the party requesting such amendment) to the effect that (a) such action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of the imposition of any such tax and (b) such action will not adversely affect in any material respect the interests of any Certificateholder;

(v)          to modify, eliminate or add to the provisions of Article V of the Pooling and Servicing Agreement or any other provision of the Pooling and Servicing Agreement restricting transfer of the Class R Certificates; provided, that the Depositor has determined that such change shall not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, provided that the Depositor may conclusively rely upon an Opinion of Counsel to such effect;

(vi)        to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the required action shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by (x) an Opinion of Counsel or (y) receipt of Rating Agency Confirmation from the Rating Agency;

(vii)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the then-current ratings assigned to each Class of Certificates by the Rating Agency, as evidenced by Rating Agency Confirmation from the Rating Agency; provided that such amendment or supplement shall not adversely affect in any material respect the interests of any Certificateholder not consenting thereto as evidenced by an Opinion of Counsel;

(viii)       to modify the provisions of Section 3.06(b) of the Pooling and Servicing Agreement (with respect to reimbursement of Nonrecoverable Advances

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and Workout-Delayed Reimbursement Amounts) if (a) the Depositor, the Servicer, the Certificate Administrator and the Trustee determine that the commercial mortgage backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of the Upper-Tier REMIC or the Lower-Tier REMIC as a REMIC, as evidenced by an Opinion of Counsel and (c) the Rating Agency has delivered Rating Agency Confirmation; and

(ix)         to modify the procedures of the Pooling and Servicing Agreement relating to compliance with Rule 17g-5 of the Exchange Act; provided that such modification does not materially increase the obligations of the Trustee, the Certificate Administrator, the Paying Agent, the 17g-5 Information Provider, the Operating Advisor, the Servicer or the Special Servicer without such party’s consent; and provided, further, that such amendment shall not adversely affect in any material respects the interests of any Certificateholders, as evidenced by (x) an Opinion of Counsel or (y) if any Certificate is then rated, receipt of Rating Agency Confirmation from the Rating Agency for the rating on such Certificates; and provided, further, that the Certificate Administrator shall give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website.

Notwithstanding the foregoing, no such amendment may change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Trust Loan Seller.

The Pooling and Servicing Agreement may also be amended from time to time by the Depositor, the Servicer, the Special Servicer, the Certificate Administrator and the Trustee with the consent of the Holders of Certificates of each Class affected by such amendment evidencing in the aggregate not less than 51% of the aggregate Percentage Interests constituting the Class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the Holders of Certificates of such Class; provided, however, that no such amendment shall:

(i)           reduce in any manner the amount of, or delay the timing of, payments which are required to be distributed on any Certificate without the consent of the Holder of such Certificate; or

(ii)          reduce the aforesaid percentage of Certificates of any Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding; or

(iii)         adversely affect the Voting Rights of any Class of Certificates without the consent of the Holders of all Certificates of such Class then outstanding; or

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(iv)         change in any manner any defined term used in the Trust Loan Purchase Agreement or the obligations of the Trust Loan Seller under the Trust Loan Purchase Agreement or otherwise or change any rights of the Trust Loan Seller as a third party beneficiary under the Pooling and Servicing Agreement, without the consent of the Trust Loan Seller; or

(v)          amend Accepted Servicing Practices without the consent of 100% of the Certificateholders or receipt of Rating Agency Confirmation from the Rating Agency.

Notwithstanding the foregoing, none of the Trustee, the Certificate Administrator, the Paying Agent, the Depositor, the Servicer nor the Special Servicer will be required to consent to any amendment of the Pooling and Servicing Agreement without having first received an Opinion of Counsel (at the Trust Fund’s expense) to the effect that such amendment is permitted under the Pooling and Servicing Agreement and that such amendment or the exercise of any power granted to the Servicer, the Special Servicer, the Depositor, the Trustee, the Certificate Administrator, the Paying Agent or any other specified person in accordance with such amendment will not result in the imposition of a tax on any portion of the Trust Fund, the Lower-Tier REMIC or the Upper-Tier REMIC, or cause the Lower-Tier REMIC or the Upper-Tier REMIC to fail to qualify as a REMIC.

The obligations created by the Pooling and Servicing Agreement shall terminate immediately following the occurrence of the last action required to be taken by the Certificate Administrator pursuant to Article X of the Pooling and Servicing Agreement on the Termination Date. In no event, however, will the trust created by the Pooling and Servicing Agreement continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late ambassador of the United States to the United Kingdom, living on the date hereof.

Unless the Certificate of Authentication on this Certificate has been executed by the Certificate Administrator or on its behalf by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

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IN WITNESS WHEREOF, the Certificate Administrator has caused this Certificate to be duly executed.

Dated: April 26, 2019

Wells Fargo Bank, National Association, not in its individual capacity but solely as Certificate Administrator

By:
Name:
Title:

Certificate of Authentication

This is one of the Class R Certificates referred to in the Pooling and Servicing Agreement.

Dated: April 26, 2019

wells Fargo Bank, National Association, not in its individual capacity but solely as Authenticating Agent

By:
Name:
Title:

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Schedule A

Date	Certificate Principal Amount or Notional Amount Exchanged or Transferred	Remaining Certificate Principal Amount or Notional Amount of this Certificate	Notation Made By

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ASSIGNMENT

FOR VALUE RECEIVED, the undersigned (“Assignor(s)”) hereby sell(s), assign(s) and transfer(s) unto __________________________ __________________________________________ (please print or typewrite name(s) and address(es), including postal zip code(s) of assignee(s)) (“Assignee(s)”) the entire Percentage Interest represented by the within Certificate and hereby authorize(s) the registration of transfer of such interest to Assignee(s) on the Certificate Register of the Trust Fund.

I (we) further direct the Certificate Registrar to issue a new Certificate of the entire Percentage Interest represented by the within Certificates to the above-named Assignee(s) and to deliver such Certificate to the following address:

Date: ________

Signature by or on behalf of Assignor(s)

Taxpayer Identification Number

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DISTRIBUTION INSTRUCTIONS

The Assignee(s) should include the following for purposes of distribution:

Address of the Assignee(s) for the purpose of receiving notices and distributions: ___________________________________________.

Distributions, if be made by wire transfer in immediately available funds to _________________________________ for the account of __________________________ account number ____________________.

This information is provided by ____________________________________________ the Assignee(s) named above, or ________________________________________________ as its (their) agent.

By:

[Please print or type name(s)]

Title

Taxpayer Identification Number

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EXHIBIT B

TRUST LOAN SCHEDULE

(See attached)

B-1

EXHIBIT C-1

FORM OF QIB LETTER

[DATE]

[Date]

Wells Fargo Bank, National Association,

as Certificate Registrar

600 South 4th Street, 7th Floor
MAC N9300-070
Minneapolis, Minnesota 55479
Attention: Certificate Transfer Services (CMBS) – J.P. Morgan Chase Commercial
Mortgage Securities Trust 2019-ICON

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 8th Floor
New York, New York 10179

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON, Class [ ]

Dear Sir:

In connection with our proposed purchase of the Certificates referred to above (the “Certificates”), we confirm that:

1.       We have received a copy of the Offering Circular, dated April 15, 2019 (the “Offering Circular”), relating to the Certificates and such other information and documents as we deem necessary in order to make our investment decision. We acknowledge that we have read and agree to the matters stated in the Section entitled “DESCRIPTION OF THE CERTIFICATES—Delivery, Form, Transfer and Denomination” of the Offering Circular.

2.       We understand that any subsequent reoffer, resale, transfer of the Certificates is subject to certain restrictions and conditions set forth in the pooling and servicing agreement dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as servicer, Situs Holdings, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”) and as trustee (in such capacity, the “Trustee”), and Park Bridge Lender Services LLC, as operating advisor, and we agree to be bound by, and not to resell, pledge or otherwise transfer the Certificates except in compliance with such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

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3.       We understand that the offer and sale of the Certificates has not been registered under the Securities Act and that the Certificates may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should offer or sell any Certificate, we will do so only (A) to the Depositor or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes to the Certificate Administrator a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Certificates (the form of which letter can be obtained from the Certificate Administrator), or (D) to an institution that is not a U.S. Person in an “offshore transaction” in accordance with Rule 903 and Rule 904 of Regulation S under the Securities Act, and we further agree to provide to any person purchasing any of the Certificates from us a notice advising such person that resales of the Certificates are restricted as stated herein.

4.       We understand that, on any proposed resale of any Certificates, we will be required to furnish to the Depositor and to the Certificate Administrator such certificates, legal opinions and other information as the Depositor or the Certificate Administrator may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Certificates purchased by us will bear a legend to the foregoing effect.

5.       We are a “qualified institutional buyer” as that term is defined in Rule 144A under the Securities Act. We are aware that the sale of the Certificates to us is being made in reliance on Rule 144A under the Securities Act. We are acquiring the Certificates for our own account or the account of a qualified institutional buyer.

6.       We are acquiring authorized denominations of the Certificates for each account for which we are purchasing such Certificates and will not offer, sell, pledge or otherwise transfer any such Certificates or any interest therein at any time except in the authorized denominations.

7.       We acknowledge that none of the Depositor, the Trustee, the Certificate Registrar or the Certificate Administrator or any person acting on their behalf has made any representations concerning the Depositor or the offer and sale of the Certificates, except as set forth in the Offering Circular.

8.       We acknowledge that the Depositor, the Certificate Administrator, the Certificate Registrar and others will rely on the truth and accuracy of the foregoing acknowledgements, representations and agreements, and agree that if any of the foregoing acknowledgements, representations and agreements are no longer accurate we will promptly notify the Depositor, the Certificate Registrar, the Certificate Administrator and the Trustee.

9.       [Either (A) we are (i) not a retirement plan or other employee benefit plan or arrangement subject to Title I of ERISA, Section 4975 of the Code or any Similar Law, and (ii) not directly or indirectly purchasing Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of any such plan or arrangement, or (B) we are acquiring the Certificates on behalf of a retirement or other employee benefit plan or arrangement subject to

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Title I of ERISA, Section 4975 of the Code or Similar Law (including, if applicable, ourselves), and we intend to rely on Prohibited Transaction Exemption 2002-19, and such plan or arrangement: (1) is an “accredited investor” as defined in Rule 501(a)(1) under the Securities Act, (2) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by any member of the Restricted Group, and (3) we will obtain the following from each prospective transferee that is a retirement plan or other employee benefit plan or arrangement subject to Title I of ERISA, Section 4975 of the Code or Similar Law: (x) a written representation that such transferee satisfies the requirements described in the immediately foregoing clauses (1) and (2) of this subsection (B), and (y) a written agreement of the type described in this clause (3).] [Use for all Classes other than Class F, Class G, Class HRR and Class R]

[We acknowledge that this Certificate should not be purchased by a transferee that is (A) an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), section 4975 of the Code or any essentially similar federal, state or local law (a “Similar Law”) (each, a “Plan”), or (B) a collective investment fund in which such Plans are invested, an insurance company using assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or any similar law to include assets of Plans) or other person acting on behalf of any such Plan or using the assets of any such Plan, other than an insurance company using assets of an insurance company general account which represents that all of the requirements of Prohibited Transaction Class Exemption 95-60 will be met with respect to its acquisition and holding of this Certificate (or, in the case of a plan subject to Similar Law, the acquisition, holding and disposition of this Certificate will not constitute or otherwise result in a non-exempt violation of Similar Law). Transferees of this Certificate taking delivery in certificated form shall be required to deliver a letter to such effect.] [Use for Class F, Class G and Class HRR]

[We acknowledge that this Certificate should not be purchased by a transferee that is (A) an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), section 4975 of the Code or any essentially similar federal, state or local law (a “Similar Law”) (each, a “Plan”), or (B) a collective investment fund in which such Plans are invested, an insurance company using assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or any similar law to include assets of Plans) or other person acting on behalf of any such Plan or using the assets of any such Plan. Transferees of this Certificate taking delivery in certificated form shall be required to deliver a letter to such effect.] [Use for Class R]

10.       We are a purchaser of a Class [A] [X-A] [X-B] [B] [C] [D] [E] [F] [G] [HRR] [R] Certificate and the following information is set forth for each beneficial owner of such Class and not the nominee:

1.	Name:

2.	Address:

3.	EIN number:

4.	Entity Type:

5.	Year-end:

C-1-3

We will inform you of any and all transfers that occur during each fiscal reporting period.

11.         Check one of the following:

___	We are a “U.S. Person” and we have attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

___	We are not a “U.S. Person” and, under applicable law in effect on the date hereof, no federal income taxes will be required to be withheld by the Certificate Administrator (or its agent) with respect to distributions to be made on the Certificates. We have attached hereto [(i) a duly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), which identifies us as the beneficial owner of the Certificates and states that we are not a U.S. Person, (ii) IRS Form W-8IMY (and appropriate attachments) or (iii)]* two duly executed copies of IRS Form W-8ECI (or successor form), which identify us as the beneficial owner of the Certificates and state that interest and original issue discount on the Certificates is, or is expected to be, effectively connected with a U.S. trade or business. We agree to provide to the Certificate Administrator updated [IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or]* IRS Form W-8ECI, as the case may be, and any applicable successor IRS forms, or such other certifications as the Certificate Administrator may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Administrator.

For this purpose, “U.S. Person” means a citizen or resident of the United States for U.S. federal income tax purposes, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) created or organized in or under the laws of the United States, any state or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States fiduciaries have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 which have elected to be treated as U.S. Persons).

Each of the Depositor, the Certificate Registrar and the Certificate Administrator are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

* Does not apply to a transfer of the Class R Certificates.

C-1-4

Sincerely,

[Name of Transferee]

By:
Name:
Title:

C-1-5

EXHIBIT C-2

FORM OF INSTITUTIONAL ACCREDITED INVESTOR LETTER

[Date]

Wells Fargo Bank, National Association,

as Certificate Registrar

600 South 4th Street, 7th Floor
MAC N9300-070
Minneapolis, Minnesota 55479
Attention: Certificate Transfer Services (CMBS) – J.P. Morgan Chase Commercial
Mortgage Securities Trust 2019-ICON

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 8th Floor
New York, New York 10179

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON, Class [ ]

Dear Sir:

In connection with our proposed purchase of the Certificates referred to above (the “Certificates”), we confirm that:

1.       We have received a copy of the Offering Circular, dated April 15, 2019 (the “Offering Circular”), relating to the Certificates and such other information and documents as we deem necessary in order to make our investment decision. We acknowledge that we have read and agree to the matters stated in the Section entitled “DESCRIPTION OF THE CERTIFICATES—Delivery, Form, Transfer and Denomination” of the Offering Circular.

2.       We understand that any subsequent transfer of the Certificates is subject to certain restrictions and conditions set forth in the pooling and servicing agreement dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as servicer, Situs Holdings, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”) and as trustee (in such capacity, the “Trustee”), and Park Bridge Lender Services LLC, as operating advisor, and we agree to be bound by, and not to resell, pledge or otherwise transfer the Certificates except in compliance with such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

3.       We understand that the reoffer and resale of the Certificates has not been registered under the Securities Act and that the Certificates may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts

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for which we are acting as hereinafter stated, that if we should offer, sell any Certificate, we will do so only (A) to the Depositor or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an institutional “accredited investor” (as defined below) that, prior to such transfer, furnishes to the Certificate Administrator a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Certificates (the form of which letter can be obtained from the Certificate Administrator), or (D) to an institution that is not a U.S. Person in an “offshore transaction” in accordance with Rule 903 and Rule 904 of Regulation S under the Securities Act, and we further agree to provide to any person purchasing any of the Certificates from us a notice advising such person that resales of the Certificates are restricted as stated herein.

4.       We understand that, on any proposed resale of any Certificates, we will be required to furnish to the Depositor and to the Certificate Administrator such certificates, legal opinions and other information as the Depositor or the Certificate Administrator may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Certificates purchased by us will bear a legend to the foregoing effect.

5.       We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Certificates, and we and any accounts for which we are acting are each able to bear the economic risks of our or their investment.

6.       [We are acquiring the Certificates purchased by us for our own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which we exercise sole investment discretion.]

[We are acquiring the Certificates purchased by us for our own account.]

7.       We are acquiring authorized denominations of the Certificates for each account for which we are purchasing such Certificates and will not offer, sell, pledge or otherwise transfer any such Certificates or any interest therein at any time except in the authorized denominations.

8.       We acknowledge that none of the Depositor, the Trustee, the Certificate Registrar or the Certificate Administrator or any person acting on their behalf has made any representations concerning the Depositor or the offer and sale of the Certificates, except as set forth in the Offering Circular.

9.       We have such knowledge and experience in financial and business matters that we are capable of evaluating the merits and risks of purchasing the Certificates.

10.      If we are acquiring any of the Certificates as fiduciary or agent for one or more accounts, we represent that we have sole investment discretion with respect to each such amount and that we have full power to make the foregoing acknowledgements, representations and agreements with respect to each such account as set forth.

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11.      We acknowledge that the Depositor, the Certificate Administrator, the Certificate Registrar and others will rely on the truth and accuracy of the foregoing acknowledgements, representations and agreements, and agree that if any of the foregoing acknowledgements, representations and agreements are no longer accurate we will promptly notify the Depositor, the Certificate Registrar and the Certificate Administrator.

12.     [Either (A) we are (i) not a retirement plan or other employee benefit plan or arrangement subject to Title I of ERISA, Section 4975 of the Code or any Similar Law, and (ii) not directly or indirectly purchasing Certificates on behalf of, as named fiduciary of, as trustee of, or with assets of any such plan or arrangement, or (B) we are acquiring the Certificates on behalf of a retirement or other employee benefit plan or arrangement subject to Title I of ERISA, Section 4975 of the Code or Similar Law (including, if applicable, ourselves), and we intend to rely on Prohibited Transaction Exemption 2002-19, and such plan or arrangement: (1) is an “accredited investor” as defined in Rule 501(a)(1) under the Securities Act, (2) is not sponsored (within the meaning of Section 3(16)(B) of ERISA) by any member of the Restricted Group, and (3) we will obtain the following from each prospective transferee that is a retirement plan or other employee benefit plan or arrangement subject to Title I of ERISA, Section 4975 of the Code or Similar Law: (x) a written representation that such transferee satisfies the requirements described in the immediately foregoing clauses (1) and (2) of this subsection (B), and (y) a written agreement of the type described in this clause (3).] [Use for all Classes other than Class F, Class G, Class HRR and Class R]

[We acknowledge that this Certificate should not be purchased by a transferee that is (A) an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), section 4975 of the Code or any essentially similar federal, state or local law (a “Similar Law”) (each, a “Plan”), or (B) a collective investment fund in which such Plans are invested, an insurance company using assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or any similar law to include assets of Plans) or other person acting on behalf of any such Plan or using the assets of any such Plan, other than an insurance company using assets of an insurance company general account which represents that all of the requirements of Prohibited Transaction Class Exemption 95-60 will be met with respect to its acquisition and holding of this Certificate (or, in the case of a plan subject to Similar Law, the acquisition, holding and disposition of this Certificate will not constitute or otherwise result in a non-exempt violation of Similar Law). Transferees of this Certificate taking delivery in certificated form shall be required to deliver a letter to such effect.] [Use for Class F, Class G and Class HRR]

[We acknowledge that this Certificate should not be purchased by a transferee that is (A) an employee benefit plan or other retirement arrangement, including an individual retirement account or a Keogh plan, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), section 4975 of the Code or any essentially similar federal, state or local law (a “Similar Law”) (each, a “Plan”), or (B) a collective investment fund in which such Plans are invested, an insurance company using assets of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or any similar law to include assets of Plans) or other person acting on behalf of any such

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Plan or using the assets of any such Plan. Transferees of this Certificate taking delivery in certificated form shall be required to deliver a letter to such effect.] [Use for Class R]

13.        We are a purchaser of a Class [A] [X-A] [X-B] [B] [C] [D] [E] [F] [G] [HRR] [R] Certificate and the following information is set forth for each beneficial owner of such Class and not the nominee:

1.	Name:

2.	Address:

3.	EIN number:

4.	Entity Type:

5.	Year-end:

We will inform you of any and all transfers that occur during each fiscal reporting period.

14.           Check one of the following:

___	We are a “U.S. Person” and we have attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

___	We are not a “U.S. Person” and, under applicable law in effect on the date hereof, no federal income taxes will be required to be withheld by the Certificate Administrator (or its agent) with respect to distributions to be made on the Certificates. We have attached hereto [(i) a duly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), which identifies us as the beneficial owner of the Certificates and states that we are not a U.S. Person (ii) IRS Form W-81MY (with all appropriate attachments) or (iii)] two duly executed copies of IRS Form W-8ECI (or successor form), which identify us as the beneficial owner of the Certificates and state that interest and original issue discount on the Certificates is, or is expected to be, effectively connected with a U.S. trade or business. We agree to provide to the Certificate Administrator updated [IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or]** IRS Form W-8ECI, as the case may be, and any applicable successor IRS forms, or such other certifications as the Certificate Administrator may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Administrator.

For this purpose, “U.S. Person” means a citizen or resident of the United States for U.S. federal income tax purposes, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States fiduciaries have the authority to control all substantial decisions of such trust (or,

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to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 which have elected to be treated as U.S. Persons).

Each of the Depositor, the Certificate Registrar and the Certificate Administrator is entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Sincerely,

[Name of Transferee]

By:
Name:
Title:

**Does not apply to a transfer of a Class R Certificate

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EXHIBIT C-3

FORM OF AFFIDAVIT PURSUANT TO
SECTIONS 860D(a)(6)(A) AND 860E(e)(4) OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED

Wells Fargo Bank, National Association,
              as Certificate Registrar
600 South 4th Street, 7th Floor
MAC N9300-070
Minneapolis, Minnesota 55479
Attention: Certificate Transfer Services (CMBS) – J.P. Morgan Chase Commercial
Mortgage Securities Trust 2019-ICON

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Trustee and as Certificate Administrator, and Park Bridge Lender Services LLC, as Operating Advisor

STATE OF	)
) ss.:
COUNTY OF	)

I, [______], under penalties of perjury, declare that, to the best of my knowledge and belief, the following representations are true, correct and complete, and being first sworn, depose and say that:

1.       I am a [______] of [______] (the “Purchaser”), on behalf of which I have the authority to make this affidavit.

2.       The Purchaser is acquiring Class R Certificates representing [__]% of the residual interest in each of the real estate mortgage investment conduits (each, a “REMIC”) designated as the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, respectively, relating to the Certificates for which an election is to be made under Section 860D of the Internal Revenue Code of 1986 (the “Code”).

3.       The Purchaser is not a Disqualified Organization (as defined below), and the Purchaser is not acquiring the Class R Certificates for the account of, or as agent or nominee of, or with a view to the transfer of direct or indirect record or beneficial ownership thereof, to a Disqualified Organization. For the purposes hereof, a “Disqualified Organization” is any of the following: (a) the United States, a State, or any agency or instrumentality of any of the

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foregoing (other than an instrumentality that is a corporation if all of its activities are subject to tax and, except for the Federal Home Loan Mortgage Corporation, a majority of its board of directors is not selected by any such governmental unit), (b) a foreign government, International Organization or agency or instrumentality of either of the foregoing, (c) an organization that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Code Section 511 on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1)) of the Code with respect to the Class R Certificates (except certain farmers’ cooperatives described in Section 521 of the Code), (d) rural electric and telephone cooperatives described in Section 1381(a)(2) of the Code or (e) any other person so designated by the Certificate Administrator based upon an Opinion of Counsel to the effect that any transfer of a Class R Certificate to such person may cause the Upper-Tier REMIC or the Lower-Tier REMIC to fail to qualify as a REMIC at any time that the Certificates are outstanding. The terms “United States,” “State” and “International Organization” have the meanings set forth in Section 7701 of the Code or successor provisions.

4.       The Purchaser acknowledges that Section 860E(e) of the Code would impose a substantial tax on the transferor or, in certain circumstances, on an agent for the transferee, with respect to any transfer of any interest in any Class R Certificates to a Disqualified Organization.

5.       The Purchaser is a “United States person” as defined in Section 7701(a) of the Code and the regulations promulgated thereunder (the Purchaser’s U.S. taxpayer identification number is ________). The Purchaser is not classified as a partnership under the Code (or, if so classified, all of its beneficial owners are United States persons).

6.       No purpose of the acquisition of the Class R Certificates is to impede the assessment or collection of tax.

7.       The Purchaser will not cause income from the Class R Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Purchaser or any other person.

8.       The Purchaser is a Permitted Transferee.

9.       Check the applicable paragraph:

☐       The present value of the anticipated tax liabilities associated with holding the Class R Certificate, as applicable, does not exceed the sum of:

(i)       the present value of any consideration given to the Purchaser to acquire such Class R Certificate;

(ii)      the present value of the expected future distributions on such Class R Certificate; and

(iii)     the present value of the anticipated tax savings associated with holding such Class R Certificate as the related REMIC generates losses.

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For purposes of this calculation, (i) the Purchaser is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Purchaser has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Purchaser.

☐       The transfer of the Class R Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

(i)       the Purchaser is an “eligible corporation,” as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Class R Certificate will only be taxed in the United States;

(ii)      at the time of the transfer, and at the close of the Purchaser’s two fiscal years preceding the year of the transfer, the Purchaser had gross assets for financial reporting purposes (excluding any obligation of a person related to the Purchaser within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)     the Purchaser will transfer the Class R Certificate only to another “eligible corporation,” as defined in Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Treasury Regulations Section 1.860E-1(c)(5); and

(iv)    the Purchaser determined the consideration paid to it to acquire the Class R Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Purchaser) that it has determined in good faith.

☐       None of the above.

10.     The Purchaser historically has paid its debts as they have come due and intends to pay its debts as they come due in the future and the Purchaser intends to pay taxes associated with holding the Class R Certificates as they become due.

11.     The Purchaser understands that it may incur tax liabilities with respect to the Class R Certificate in excess of any cash flows generated by such Certificate.

12.     The Purchaser is aware that the Certificate Registrar will not register any transfer of a Class R Certificate by the Transferor unless the Purchaser, or such Purchaser’s agent, delivers to the Certificate Registrar, among other things, an affidavit and agreement in substantially the same form as this affidavit and agreement. The Purchaser expressly agrees that it will not consummate any such transfer if it knows or believes that any representation contained in such affidavit and agreement is false.

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13.       The Purchaser represents that it is not acquiring the Class R Certificate as a nominee, trustee or agent for any person that is not a Permitted Transferee and that for so long as it retains its interest in the Class R Certificate, it will endeavor to remain a Permitted Transferee.

14.       The Purchaser consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Class R Certificate will only be owned, directly or indirectly, by a Permitted Transferee.

15.       The Purchaser has reviewed the provisions of Section 5.02 of the Pooling and Servicing Agreement, a description of which provisions may be set forth in the Class R Certificates; and the Purchaser expressly agrees to be bound by and to comply with such provisions.

16.       The Purchaser consents to the designation of the Certificate Administrator as (i) the “representative” of the Lower-Tier REMIC and the Upper-Tier REMIC within the meaning of Section 6223 of the Code and (ii) the agent of the Tax Matters Person of the Lower-Tier REMIC and the Upper-Tier REMIC, in each case pursuant to Section 4.04 of the Pooling and Servicing Agreement.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized officer this ___day of _________, 20__.

By:
Name:
Title:

By:
Name:
Title:

On this ____ day of _______20__, before me, the undersigned, a Notary Public in and for the State of _______________, duly commissioned and sworn, personally appeared ______________________ and ________________________, known or proved to me to be the same persons who executed the foregoing instrument and to be _____________________________ and ___________________________, respectively, of the Purchaser, and acknowledged to me that they executed the same as their respective free acts and deeds and as the free act and deed of the Purchaser.

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NOTARY PUBLIC in and for the State of _______________

[SEAL]

My Commission expires:

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EXHIBIT C-4

FORM OF TRANSFEROR LETTER

[Date]

Wells Fargo Bank, National Association,
              as Certificate Registrar
600 South 4th Street, 7th Floor
MAC N9300-070
Minneapolis, Minnesota 55479
Attention: Certificate Transfer Services (CMBS) – J.P. Morgan Chase Commercial
Mortgage Securities Trust 2019-ICON

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON, Class R

Ladies and Gentlemen:

This letter is delivered to you in connection with the transfer by [______] (the “Transferor”) to [______] (the “Transferee”) of Class R Certificates evidencing a [__]% Percentage Interest in such Class (the “Residual Certificates”). The Certificates, including the Residual Certificates, were issued pursuant to the pooling and servicing agreement dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as servicer, Situs Holdings, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”) and as trustee (in such capacity, the “Trustee”), and Park Bridge Lender Services LLC, as operating advisor. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

(1)      No purpose of the Transferor relating to the transfer of the Residual Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

(2)      The Transferor understands that the Transferee has delivered to you a Transfer Affidavit and Agreement in the form attached to the Pooling and Servicing Agreement as Exhibit C-3. The Transferor does not know or believe that any representation contained therein is false and reasonably believes that the Transferee is a “qualified institutional buyer” within the meaning of Rule 144A.

(3)      The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee as contemplated by Treasury regulation Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in

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the future. The Transferor understands that the transfer of the Residual Certificates may not be respected for United States income tax purposes (and the Transferor may continue to be liable for United States income taxes associated therewith) unless the Transferor has conducted such an investigation.

Very truly yours,

(Transferor)

By:
Name:
Title:

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EXHIBIT C-5

FORM OF TRANSFEREE LETTER

[Date]

Wells Fargo Bank, National Association,
              as Certificate Registrar
600 South 4th Street, 7th Floor
MAC N9300-070
Minneapolis, Minnesota 55479
Attention: Certificate Transfer Services (CMBS) – J.P. Morgan Chase Commercial
Mortgage Securities Trust 2019-ICON

[Transferor]

[______]

[______]

Attention: [______]

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON

Ladies and Gentlemen:

The undersigned (the “Purchaser”) proposes to purchase [$_____________ initial Certificate Principal Amount] [$_____________ initial Notional Amount] [_____% Percentage Interest] of J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON, Class [_], CUSIP No. [____] (the “Certificates”), issued pursuant to the pooling and servicing agreement dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as servicer, Situs Holdings, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”) and as trustee (in such capacity, the “Trustee”), and Park Bridge Lender Services LLC, as operating advisor. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

In connection with such transfer, the Purchaser hereby represents and warrants to you that with respect to the Class F, Class G and Class R Certificates, the Purchaser is neither (i) a retirement plan or other employee benefit plan or arrangement, including an individual retirement account or a Keogh plan, which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a governmental plan (as defined in Section 3(32) of ERISA) that is subject to any federal, state or local law (“Similar Law”) that is, to a material extent, similar to the foregoing provisions of ERISA or the Code (each, a “Plan”), nor (ii) a collective investment fund in which such Plans are invested, an insurance company using assets

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of separate accounts or general accounts which include assets of Plans (or which are deemed pursuant to ERISA or Similar Law to include assets of Plans) or other Person acting on behalf of any such Plan or using the assets of any such Plan, other than, in the case of the Class F and Class G Certificates, an insurance company using assets of its general account under circumstances whereby such purchase and the subsequent holding of Certificate(s) by such insurance company would be exempt from the prohibited transaction provisions of ERISA and Section 4975 of the Code under Sections I and III of Prohibited Transaction Class Exemption 95-60 (or, in the case of a plan subject to Similar Law, the acquisition, holding and disposition of such Certificate(s) will not constitute or otherwise result in a non-exempt violation of Similar Law).

C-5-2

IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter on the ___ day of _________, 20__.

Very truly yours,

[The Purchaser]

By:
Name:
Title:

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EXHIBIT C-6

Form of TransferOR CERTIFICATE FOR TRANSFERS
OF RISK RETENTION CERTIFICATES

[Date]

Wells Fargo Bank, National Association
as Certificate Administrator
9062 Old Annapolis Road

Columbia, Maryland 21045
Attention: Risk Retention Custody (CMBS)
JPMCC 2019-ICON

CRE Fund Investments III LLC

c/o Jay Strauss, Shelter Growth Capital Partners

750 Washington Blvd, Suite 1050

Stamford, Connecticut 06901

E-mail: Jstrauss@sgcp.com

J.P. Morgan Chase Commercial Mortgage Securities Corp.

383 Madison Avenue, 8th Floor

New York, New York 10179

Attention: Kunal K. Singh

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON (the “Certificates”)

Ladies and Gentlemen:

This is delivered to you in connection with the transfer by [______] (the “Transferor”) to [______] (the “Transferee”) of $[_____] Certificate Balance of the Class [__] Certificates, which are Risk Retention Certificates. The Certificates were issued pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of April 1, 2019, between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you that:

1.	The transfer is in compliance with Sections 5.01 and 5.02 of the Pooling and Servicing Agreement.

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2.	The Transferor has provided notice to the Depositor of the transfer no later than ten (10) days prior to the occurrence of the transfer.

3.	Any transfer of a Certificate evidencing a Risk Retention Certificate to an insurance company general account relying on Sections I and III of PTCE 95-60 will be effected through J.P. Morgan Securities LLC.

4.	Check one of the following:

☐       The Transferor certifies, represents and warrants to the Certificate Registrar, the “retaining sponsor” as such term is defined in Regulation RR or the Depositor that the transfer will occur during the Transfer Restriction Period and that the transfer will comply with all applicable requirements of Regulation RR.

☐       The Transferor certifies, represents and warrants to the Certificate Registrar or the Depositor that the transfer will occur after the termination of the Transfer Restriction Period.

5.	The Transferor understands that the Transferee has delivered to you a Transferee Certificate in the form attached to the Pooling and Servicing Agreement as Exhibit C-6. The Transferor does not know or believe that any representation contained therein is false.

IN WITNESS WHEREOF, the Transferor has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this [__] day of [____], 20[__].

[TRANSFEROR]

By:
Name:
Title:

C-6-2

EXHIBIT C-7

FORM OF TRANSFEREE CERTIFICATE FOR TRANSFERS
OF RISK RETENTION CERTIFICATES

[Date]

Wells Fargo Bank, National Association
as Certificate Administrator
9062 Old Annapolis Road

Columbia, Maryland 21045
Attention: Risk Retention Custody (CMBS)
JPMCC 2019-ICON

CRE Fund Investments III LLC

c/o Jay Strauss, Shelter Growth Capital Partners

750 Washington Blvd, Suite 1050

Stamford, Connecticut 06901

E-mail: Jstrauss@sgcp.com

J.P. Morgan Chase Commercial Mortgage Securities Corp.

383 Madison Avenue, 8th Floor

New York, New York 10179

Attention: Kunal K. Singh

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of April 1, 2019, between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor

[_____] (the “Purchaser”) hereby certifies, represents and warrants to you, as Certificate Registrar, as “retaining sponsor” as such term is defined in Regulation RR or as Depositor that:

6.	The Purchaser is acquiring $[_____] Certificate Balance of the Class HRR Certificates, which are Risk Retention Certificates, from [_____] (the “Transferor”).

7.	The Purchaser is aware that the Certificate Registrar will not register any transfer of a Risk Retention Certificate by the Transferor unless the Purchaser, or such Purchaser’s agent, delivers to the Certificate Registrar, among other things, a certificate in substantially the same form as this certificate. The Purchaser expressly agrees that it

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will not consummate any such transfer if it knows or believes that any representation contained in such certificate is false.

8.	Any transfer of a Risk Retention Certificate to an insurance company general account relying on Sections I and III of PTCE 95-60 will be effected through J.P. Morgan Securities LLC.

9.	Check one of the following:

☐       The Purchaser certifies, represents and warrants to the Certificate Registrar, the “retaining sponsor” as such term is defined in Regulation RR or the Depositor that the transfer will occur during the Risk Retention Period and that the transfer will comply with all applicable requirements of Regulation RR.

☐       The Purchaser certifies, represents and warrants to you, as Certificate Registrar, as “retaining sponsor” as such term is defined in Regulation RR or as Depositor, that the transfer will occur after the termination of the after the Risk Retention Period.

Capitalized terms used but not defined herein have the meanings assigned thereto in the Pooling and Servicing Agreement.

IN WITNESS WHEREOF, the Purchaser has caused this instrument to be duly executed on its behalf by its duly authorized senior officer this [__] day of [____], 20[__].

By:
Name:
Title:

C-7-2

EXHIBIT C-8

FORM OF ERISA REPRESENTATION LETTER

[Date]

Wells Fargo Bank, National Association,

as Certificate Registrar

600 South 4th Street, 7th Floor

MAC N9300-070

Minneapolis, Minnesota 55479

Attention:	Certificate Transfer Services (CMBS) – J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON

Wells Fargo Bank, National Association,

as Certificate Administrator

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Certificate Transfer Services (CMBS) – J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON

[Transferor]
[______]
[______]
Attention: [______]

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON

Ladies and Gentlemen:

The undersigned (the “Purchaser”) proposes to purchase [$[____] Initial Certificate Balance] [[__]% Percentage Interest] in the J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON, Class [__] Certificates (the “Certificate”) issued pursuant to that certain pooling and servicing agreement dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

In connection with such transfer, the undersigned hereby represents and warrants to you that, with respect to the Certificate, the Purchaser is not and will not become an employee benefit plan or other plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a governmental plan (as defined in Section

C-8-1

3(32) of ERISA) or other plan that is subject to any federal, state or local law that is, to a material extent, similar to the foregoing provisions of ERISA or the Code (“Similar Law”) (each, a “Plan”), or any Person acting on behalf of any such Plan or using the assets of a Plan to purchase such Certificate, other than, in the case of the Class F, Class G or Class HRR Certificates, an insurance company using assets of its general account under circumstances whereby such purchase and the subsequent holding of such Class F, Class G or Class HRR Certificates by such insurance company would be exempt from the prohibited transaction provisions of Sections 406 and 407 of ERISA and Code Section 4975 under Sections I and III of U.S. Department of Labor Prohibited Transaction Class Exemption 95-60, or a substantially similar exemption under Similar Law.

IN WITNESS WHEREOF, the Purchaser hereby executes this ERISA Representation Letter as of the date first above mentioned.

Very truly yours,

[The Purchaser]

By:
Name:
Title:

C-8-2

EXHIBIT C-9

FORM OF REQUEST OF SPONSOR CONSENT FOR RELEASE OF RISK RETENTION CERTIFICATES

[Date]

TO BE SENT BY ELECTRONIC MAIL TO THE CERTIFICATE ADMINISTRATOR BY THIRD PARTY PURCHASER

Wells Fargo Bank, National Association

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Risk Retention Custody – JPMCC 2019-ICON

Email: RiskRetentionCustody@wellsfargo.com

TO BE SENT BY ELECTRONIC MAIL TO THE RETAINING SPONSOR BY THE CERTIFICATE ADMINISTRATOR

JPMorgan Chase Bank, National Association

383 Madison Avenue, 8th Floor

New York, New York 10179

Attention: Kunal K. Singh

email: US_CMBS_Notice@jpmorgan.com

JPMorgan Chase Bank, National Association

4 New York Plaza, 21st Floor

New York, New York 10004-2413

Attention: SPG Legal

email: US_CMBS_Notice@jpmorgan.com

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON

Ladies and Gentlemen:

This is delivered to you in connection with the release (the “Release”) of $[_____] aggregate Certificate Balance of the Class HRR Certificates from the Third Party Purchaser Safekeeping Account.

The Certificates were issued pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement.

C-9-1

The Third Party Purchaser hereby requests your written consent to the Release.

IMPORTANT NOTICE: IF YOU FAIL TO RESPOND TO THE CERTIFICATE ADMINISTRATOR IN WRITING AT THE CONTACT INFORMATION SET FORTH BELOW WITHIN 10 BUSINESS DAYS AFTER YOUR RECEIPT OF THIS REQUEST, THEN THE RELEASE WILL BE DEEMED TO HAVE BEEN APPROVED BY YOU UNDER THE POOLING AND SERVICING AGREEMENT.

The contact information of the Certificate Administrator is:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Risk Retention Custody – JPMCC 2019-ICON
Email: RiskRetentionCustody@wellsfargo.com

Sincerely,

[THIRD PARTY PURCHASER]

By:
Name:
Title:

CONSENT TO RELEASE:

RETAINING SPONSOR

By:
Name:
Title:
Email:

C-9-2

EXHIBIT D

FORM OF REQUEST FOR RELEASE
(for Custodian)

Wells Fargo Bank, National Association, as Custodian
1055 10th Avenue SE
Minneapolis, Minnesota 55414
Attention: Document Custody Group – JPMorgan Chase – J.P. Morgan Chase Commercial
Mortgage Securities Trust 2019-ICON

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON

In connection with the administration of the Mortgage Loans held by you as Custodian for the above referenced transaction, we request the release of the [Custodian’s Mortgage File/specify documents] for the Mortgage Loan described below, for the reason indicated, pursuant to Section 3.11 of the pooling and servicing agreement dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as servicer, Situs Holdings, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”) and as trustee (in such capacity, the “Trustee”), and Park Bridge Lender Services LLC, as operating advisor. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Pooling and Servicing Agreement.

Loan Information

Name of Borrower:

Servicer Loan No.:

Custodian

Name:

Address:

Custodian Mortgage File No.:

Depositor

Name:	J.P. Morgan Chase Commercial Mortgage Securities Corp.

Address:	383 Madison Avenue, 8th Floor, New York, New York

10179, Attention: Kunal K. Singh

Certificates:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON

The undersigned [Servicer][Special Servicer] hereby requests delivery from Wells Fargo Bank, National Association, as Custodian (the “Custodian”), for the Holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON, the documents referred to below (the “Documents”). All capitalized terms not otherwise defined in this Request for Release shall have the meanings given them in the Pooling and Servicing Agreement dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor.

( )	Note dated ________, in the original principal sum of $______, made by _______, payable to, or endorsed to the order of, the Trustee.

( )	Mortgage(s) recorded on ____________ as instrument no. ________ in the County Recorder’s Office of the County of _________, State of ___________ in book/reel/docket ___________ of official records at page/image ________.

( )	Deed of Trust(s) recorded on __________ as instrument no. ________ in the County Recorder’s Office of the County of ___________, State of _______ in book/reel/docket ____________ of official records at page/image.

( )	Deed to Secure Debt recorded on __________ as instrument no. ________ in the County Recorder’s Office of the County of ___________, State of _______ in book/reel/docket ____________ of official records at page/image.

( )	Other documents, including any amendments, assignments or other assumptions of the Note or Mortgages.

( )

( )

( )

( )

The undersigned [Servicer][Special Servicer] hereby acknowledges and agrees as follows:

(1)	The [Servicer][Special Servicer] shall hold and retain possession of the Mortgage Loan Documents in trust for the benefit of the Trustee, solely for the purposes provided in the Pooling and Servicing Agreement.

(2)	The [Servicer][Special Servicer] shall not cause or permit the Mortgage Loan Documents to become subject to, or encumbered by, any claim, liens, security interest, charges, writs of attachment or other impositions nor shall the [Servicer][Special Servicer] assert or seek to assert any claims or rights of set-off to or against the Mortgage Loan Documents or any proceeds thereof except as otherwise provided in the Pooling and Servicing Agreement.

(3)	The [Servicer][Special Servicer] shall return the Mortgage Loan Documents to the Custodian when the need therefor no longer exists, unless the Mortgage Loan relating to the Mortgage Loan Documents has been liquidated or the Mortgage Loan has been paid in full and the proceeds thereof have been remitted to the Collection Account except as expressly provided in the Pooling and Servicing Agreement.

(4)	The Mortgage Loan Documents and any proceeds thereof, including any proceeds of proceeds, coming into the possession or control of the [Servicer][Special Servicer] shall at all times be held for the account of the Trustee, and the [Servicer][Special Servicer] shall keep the Mortgage Loan Documents and any proceeds separate and distinct from all other property in the [Servicer’s][Special Servicer’s] possession, custody or control.

[SERVICER][SPECIAL SERVICER]

By:
Name:
Title:

Date: __________, ___

EXHIBIT E

FORM OF TRANSFER CERTIFICATE
FOR RULE 144A GLOBAL CERTIFICATE
TO TEMPORARY REGULATION S GLOBAL CERTIFICATE

(Exchanges or transfers pursuant to
Section 5.02(c) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,

as Certificate Registrar

600 South 4th Street, 7th Floor
MAC N9300-070
Minneapolis, Minnesota 55479
Attention: Certificate Transfer Services (CMBS) – J.P. Morgan Chase Commercial
Mortgage Securities Trust 2019-ICON

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON, Class [__]

Reference is hereby made to the pooling and servicing agreement dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with the Depository in the name of [Euroclear] [Clearstream]* (Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance

*	Select appropriate depository.

E-1

with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

(1)          the offer of the Certificates was not made to a person in the United States;

[(2)         at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)         the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;]**

(3)          no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)          the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Certificate Administrator, Operating Advisor, Servicer, Special Servicer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: J.P. Morgan Chase Commercial Mortgage Securities Corp.

**	Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

E-2

EXHIBIT F

FORM OF TRANSFER CERTIFICATE
FOR RULE 144A GLOBAL CERTIFICATE
TO REGULATION S GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.02(d) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,

as Certificate Registrar

600 South 4th Street, 7th Floor
MAC N9300-070
Minneapolis, Minnesota 55479
Attention: Certificate Transfer Services (CMBS) – J.P. Morgan Chase Commercial
Mortgage Securities Trust 2019-ICON

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON, Class [__]

Reference is hereby made to the pooling and servicing agreement dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]) with the Depository in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Regulation S Global Certificate of such Class (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), the Transferor does hereby certify that:

(1)          the offer of the Certificates was not made to a person in the United States,

F-1

[(2)         at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States,]*

[(2)         the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,] *

(3)          no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)          the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates are being transferred in a transaction permitted by Rule 144 under the Securities Act.**

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Certificate Administrator, Operating Advisor, Servicer, Special Servicer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ________

cc: J.P. Morgan Chase Commercial Mortgage Securities Corp.

*	Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

**	Select (i) or (ii), as applicable.

F-2

EXHIBIT G

FORM OF TRANSFER CERTIFICATE
FOR TEMPORARY REGULATION S GLOBAL CERTIFICATE
TO RULE 144A GLOBAL CERTIFICATE DURING RESTRICTED PERIOD

(Exchange or transfers pursuant to
Section 5.02(e) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,

as Certificate Registrar

600 South 4th Street, 7th Floor
MAC N9300-070
Minneapolis, Minnesota 55479
Attention: Certificate Transfer Services (CMBS) – J.P. Morgan Chase Commercial
Mortgage Securities Trust 2019-ICON

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON, Class [__]

Reference is hereby made to the pooling and servicing agreement dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance][Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer”

*	Select appropriate depository.

G-1

within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Certificate Administrator, Operating Advisor, Servicer, Special Servicer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: J.P. Morgan Chase Commercial Mortgage Securities Corp.

G-2

EXHIBIT H

FORM OF CERTIFICATION TO BE GIVEN BY
BENEFICIAL OWNER OF TEMPORARY
REGULATION S GLOBAL CERTIFICATE

(Exchanges pursuant to
Section 5.02(f) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,

as Certificate Registrar

600 South 4th Street, 7th Floor
MAC N9300-070
Minneapolis, Minnesota 55479
Attention: Certificate Transfer Services (CMBS) – J.P. Morgan Chase Commercial
Mortgage Securities Trust 2019-ICON

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON, Class [__]

Reference is hereby made to the pooling and servicing agreement dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

[For purposes of acquiring a beneficial interest in a Regulation S Global Certificate of the Class specified above after the expiration of the Restricted Period,] [For purposes of receiving payments under a Temporary Regulation S Global Certificate of the Class specified above,]* the undersigned holder of a beneficial interest in a Temporary Regulation S Global Certificate of the Class specified above issued under the Pooling and Servicing Agreement certifies that it is not a U.S. Person as defined by Regulation S under the Securities Act of 1933, as amended.

We undertake to advise you promptly by facsimile on or prior to the date on which you intend to submit your corresponding certification relating to the Certificates of the Class specified above held by you for our account if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

*	Select, as applicable.

H-1

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Certificate Administrator, Operating Advisor, Servicer, Special Servicer and the Initial Purchasers.

Dated:

By:
as, or as agent for, the holder of a beneficial interest in the Certificates to which this certificate relates.

H-2

EXHIBIT I

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO TEMPORARY REGULATION S GLOBAL CERTIFICATE

(Exchanges or transfers pursuant to
Section 5.02(g) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,

as Certificate Registrar

600 South 4th Street, 7th Floor
MAC N9300-070
Minneapolis, Minnesota 55479
Attention: Certificate Transfer Services (CMBS) – J.P. Morgan Chase Commercial
Mortgage Securities Trust 2019-ICON

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON, Class [__]

Reference is hereby made to the pooling and servicing agreement dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Temporary Regulation S Global Certificate of such Class (CINS No. [______] and ISIN No. [______]) to be held with [Euroclear] [Clearstream]* (Common Code [______]) through the Depository.

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and pursuant to and in accordance with Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), and accordingly the Transferor does hereby certify that:

*	Select appropriate depository.

I-1

(1)          the offer of the Certificates was not made to a person in the United States;

[(2)         at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and believes that the transferee was outside the United States;]**

[(2)         the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;] **

(3)          no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable; and

(4)          the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Certificate Administrator, Operating Advisor, Servicer, Special Servicer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: ________

cc: J.P. Morgan Chase Commercial Mortgage Securities Corp.

**	Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

I-2

EXHIBIT J

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO REGULATION S GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.02(g) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,

as Certificate Registrar

600 South 4th Street, 7th Floor
MAC N9300-070
Minneapolis, Minnesota 55479
Attention: Certificate Transfer Services (CMBS) – J.P. Morgan Chase Commercial
Mortgage Securities Trust 2019-ICON

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON, Class [__]

Reference is hereby made to the pooling and servicing agreement dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance] [Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of Transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such Non-Book Entry Certificates for a beneficial interest in the Regulation S Global Certificate (CINS No. [______], ISIN No. [______], and Common Code No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such exchange or transfer has been made in compliance with the transfer restrictions set forth in the Pooling and Servicing Agreement and, (i) with respect to transfers made in reliance on Regulation S (“Regulation S”) under the Securities Act of 1933, as amended (the “Securities Act”), the Transferor does hereby certify that:

(1)          the offer of the Certificates was not made to a person in the United States,

[(2)         at the time the buy order was originated, the transferee was outside the United States or the Transferor and any person acting on its behalf reasonably believed and

J-1

believes that the transferee was outside the United States,]*

[(2)         the transaction was executed in, on or through the facilities of a designated offshore securities market and neither the Transferor nor any person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States,] *

(3)          no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable, and

(4)          the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act;

or (ii) with respect to transfers made in reliance on Rule 144 under the Securities Act, the Transferor does hereby certify that the Certificates are being transferred in a transaction permitted by Rule 144 under the Securities Act.**

We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Certificate Administrator, Operating Advisor, Servicer, Special Servicer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: J.P. Morgan Chase Commercial Mortgage Securities Corp.

*	Insert one of these two provisions, which come from the definition of “offshore transaction” in Regulation S.

**	Select (i) or (ii), as applicable.

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EXHIBIT K

FORM OF TRANSFER CERTIFICATE
FOR NON-BOOK ENTRY CERTIFICATE
TO RULE 144A GLOBAL CERTIFICATE

(Exchange or transfers pursuant to
Section 5.02(g) of the Pooling and Servicing Agreement)

Wells Fargo Bank, National Association,

as Certificate Registrar

600 South 4th Street, 7th Floor
MAC N9300-070
Minneapolis, Minnesota 55479
Attention: Certificate Transfer Services (CMBS) – J.P. Morgan Chase Commercial
Mortgage Securities Trust 2019-ICON

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON Commercial Mortgage Pass-Through Certificates, Series 2019-ICON, Class [__]

Reference is hereby made to the pooling and servicing agreement dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor. Capitalized terms used but not defined herein shall have the meanings given to them in the Pooling and Servicing Agreement.

This letter relates to US $[______] aggregate [Certificate Balance][Notional Amount] of the Class [__] Certificates (the “Certificates”) which are held in the form of Non-Book Entry Certificates of such Class (CUSIP No. [______]) in the name of [insert name of transferor] (the “Transferor”). The Transferor has requested an exchange or transfer of such beneficial interest for a beneficial interest in the Rule 144A Global Certificate of such Class (CUSIP No. [______]).

In connection with such request, and in respect of such Certificates, the Transferor does hereby certify that such Certificates are being exchanged or transferred in accordance with Rule 144A (“Rule 144A”) under the Securities Act of 1933, as amended (the “Securities Act”), to a transferee that the Transferor reasonably believes is purchasing the Certificates for its own account, or for one or more accounts with respect to which the transferee exercises sole investment discretion, and the transferee and any such account is a “qualified institutional buyer” within the meaning of Rule 144A in each case in a transaction meeting the requirements of Rule 144A and in accordance with any applicable securities laws of any state of the United States or other applicable jurisdiction.

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We understand that this certificate is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certificate is or would be relevant, we irrevocably authorize you to produce this certificate to any interested party in such proceeding. This certificate and the statements contained herein are made for your benefit and the benefit of the Depositor, Trustee, Certificate Administrator, Operating Advisor, Servicer, Special Servicer and the Initial Purchasers.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______

cc: J.P. Morgan Chase Commercial Mortgage Securities Corp.

K-2

EXHIBIT L-1

FORM OF INVESTOR CERTIFICATION

FOR NON-BORROWER PARTIES

[Date]

Wells Fargo Bank, National Association,

as Certificate Administrator

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) – JPMCC 2019-ICON

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON, Class [ ] Certificates

In accordance with the requirements for obtaining certain information under pooling and servicing agreement dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as servicer, Situs Holdings, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”) and as trustee (in such capacity, the “Trustee”), and Park Bridge Lender Services LLC, as operating advisor, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.            The undersigned is a certificateholder, beneficial owner, or prospective purchaser of the Class of Certificates referenced above or is a mortgage loan seller that has repurchased a portion of its loan pursuant to the Trust Loan Purchase Agreement, dated as of April 15, 2019, among the Depositor and JPMorgan Chase Bank, National Association or otherwise meets the definition of “Privileged Person” under the Pooling and Servicing Agreement.

2.            The undersigned is not a Borrower Affiliate, a Restricted Holder or a Manager, or an agent or Affiliate of the foregoing.

3.            The undersigned has received a copy of the Offering Circular.

4.            [The undersigned is requesting access pursuant to the Pooling and Servicing Agreement to certain information (the “Information”) on the Certificate Administrator’s website and/or is requesting the information identified on the schedule attached hereto (also, the “Information”) pursuant to the provisions of the Pooling and Servicing Agreement. In consideration of the disclosure to the undersigned of the Information, or the access thereto, the undersigned will keep the Information confidential (except from such outside

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persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Certificate Administrator, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such information confidential shall expire one year following the date that the undersigned is no longer a Certificateholder or a beneficial owner of the Class of Certificates referenced above. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.]

5.            The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Paying Agent, the Operating Advisor, the Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

6.            The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website.

7.            Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

By:
Name:
Title:

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EXHIBIT L-2

FORM OF INVESTOR CERTIFICATION

FOR BORROWER PARTIES

[Date]

Wells Fargo Bank, National Association,

as Certificate Administrator

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) – JPMCC 2019-ICON

Attention:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass Through Certificates, Series 2019-ICON, Class [ ] Certificates

In accordance with the requirements for obtaining certain information pursuant to the pooling and servicing agreement dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as servicer, Situs Holdings, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”) and as trustee (in such capacity, the “Trustee”), and Park Bridge Lender Services LLC, as operating advisor, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.            The undersigned is a certificateholder, beneficial owner, or prospective purchaser of the Class of Certificates referenced above.

2.            The undersigned is a Borrower Affiliate, a Restricted Holder or a Manager, or an agent or Affiliate of the foregoing.

3.            The undersigned has received a copy of the Offering Circular.

4.            The undersigned is requesting access to the Distribution Date Statement in accordance with the Pooling and Servicing Agreement (the “Information”) and agrees to keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information will not, without the prior written consent of the Certificate Administrator, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the “Representatives”) in any manner whatsoever, in whole or in part; provided, however, that the obligations of the undersigned to keep any such information confidential shall expire one year following the date that the undersigned is no longer a Certificateholder or a beneficial owner of the Class of Certificates referenced above.

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5.            The undersigned acknowledges that it will not be entitled to access the Investor Q&A Forum or to any reports or information with respect to the Certificates other than the Distribution Date Statement as set forth in Paragraph 4 above.

The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate not previously registered pursuant to Section 5 of the Securities Act.

6.            The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Paying Agent, the Operating Advisor, the Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

7.            The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s Website.

8.            Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

By:
Name:
Title:

L-2-2

EXHIBIT L-3

FORM OF CERTIFICATION FOR NRSROs

[Date]

Wells Fargo Bank, National Association,

as Certificate Administrator

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: CMBS – JPMCC 2019-ICON

Attention:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass Through Certificates, Series 2019-ICON

In accordance with the requirements for obtaining certain information pursuant to the pooling and servicing agreement dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as servicer, Situs Holdings, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”) and as trustee (in such capacity, the “Trustee”), and Park Bridge Lender Services LLC, as operating advisor, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

Either: (A) The undersigned is a “Rating Agency” under the Pooling and Servicing Agreement, or

(B) The undersigned is an NRSRO and has provided the Depositor with the appropriate certifications under Exchange Act 17g-5(e), has access to the Depositor’s 17g-5 website, and agrees that any confidentiality agreement, attached hereto as Annex A, which shall be applicable to the undersigned with respect to information obtained from the Depositor’s 17g-5 website shall also be applicable to information obtained from the 17g-5 Information Provider’s website.

The undersigned shall be deemed to have recertified to the provisions herein each time it accesses the Information on the Certificate Administrator’s website, Depositor’s 17g-5 website and the 17g-5 Information Provider’s website.

Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

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By:
Name:
Title:

L-3-2

ANNEX A

CONFIDENTIALITY AGREEMENT

This Confidentiality Agreement (the “Confidentiality Agreement”) is made in connection with J.P. Morgan Securities LLC (together with its affiliates, the “Furnishing Entities” and each, a “Furnishing Entity”) furnishing certain financial, operational, structural and other information relating to the issuance of the J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON (the “Certificates”) pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as servicer, Situs Holdings, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator and trustee, and Park Bridge Lender Services LLC, as operating advisor, and the assets underlying or referenced by the Certificates, including the identity of, and financial information with respect to borrowers, sponsors, guarantors, managers and lessees with respect to such assets (together, the “Collateral”) to you (the “NRSRO”) through the website of Wells Fargo Bank, National Association, as 17g-5 Information Provider under the Pooling and Servicing Agreement, including the section of the 17g-5 Information Provider’s website that hosts the Depositor’s 17g-5 website after the Closing Date (as defined in the Pooling and Servicing Agreement). Information provided by each Furnishing Entity is labeled as provided by the specific Furnishing Entity.

Definition of Confidential Information. For purposes of this Confidentiality Agreement, the term “Confidential Information” shall include the following information (irrespective of its source or form of communication, including information obtained by you through access to this site) that may be furnished to you by or on behalf of a Furnishing Entity in connection with the issuance or monitoring of a rating with respect to the Certificates: (x) all data, reports, interpretations, forecasts, records, agreements, legal documents and other information (such information, the “Evaluation Material”) and (y)  any of the terms, conditions or other facts with respect to the transactions contemplated by the Pooling and Servicing Agreement, including the status thereof; provided, however, that the term Confidential Information shall not include information which:

●	was or becomes generally available to the public (including through filing with the Securities and Exchange Commission or disclosure in an offering document) other than as a result of a disclosure by you or a NRSRO Representative (as defined in Section 2(c)(i) below) in violation of this Confidentiality Agreement;

●	was or is lawfully obtained by you from a source other than a Furnishing Entity or its representatives that (i) is reasonably believed by you to be under no obligation to maintain the information as confidential and (ii) provides it to you without any obligation to maintain the information as confidential; or

●	is independently developed by the NRSRO without reference to any Confidential Information.

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Information to Be Held in Confidence.

You will use the Confidential Information solely for the purpose of determining or monitoring a credit rating on the Certificates and, to the extent that any information used is derived from but does not reveal any Confidential Information, for benchmarking, modeling or research purposes (the “Intended Purpose”).

You acknowledge that you are aware that the United States and state securities laws impose restrictions on trading in securities when in possession of material, non-public information and that the NRSRO will advise (through policy manuals or otherwise) each NRSRO Representative who is informed of the matters that are the subject of this Confidentiality Agreement to that effect.

You will treat the Confidential Information as private and confidential. Subject to Section 4, without the prior written consent of the applicable Furnishing Entity, you will not disclose to any person any Confidential Information, whether such Confidential Information was furnished to you before, on or after the date of this Confidentiality Agreement. Notwithstanding the foregoing, you may:

●	disclose the Confidential Information to any of the NRSRO’s affiliates, directors, officers, employees, legal representatives, agents and advisors (each, a “NRSRO Representative”) who, in the reasonable judgment of the NRSRO, need to know such Confidential Information in connection with the Intended Purpose; provided, that, prior to disclosure of the Confidential Information to a NRSRO Representative, the NRSRO shall have taken reasonable precautions to ensure, and shall be satisfied, that such NRSRO Representative will act in accordance with this Confidentiality Agreement;

●	solely to the extent required for compliance with Rule 17g-5(a)(3) of the Act (17 C.F.R. 240.17g-5), post the Confidential Information to the NRSRO’s password protected website; and

●	use information derived from the Confidential Information in connection with an Intended Purpose, if such derived information does not reveal any Confidential Information.

Disclosures Required by Law. If you or any NRSRO Representative is requested or required (orally or in writing, by interrogatory, subpoena, civil investigatory demand, request for information or documents, deposition or similar process relating to any legal proceeding, investigation, hearing or otherwise) to disclose any Confidential Information, you agree to provide the relevant Furnishing Entity with notice as soon as practicable (except in the case of regulatory or other governmental inquiry, examination or investigation, and otherwise to the extent practical and permitted by law, regulation or regulatory or other governmental authority) that a request to disclose the Confidential Information has been made so that the relevant Furnishing Entity may seek an appropriate protective order or other reasonable assurance that confidential treatment will be accorded the Confidential Information if it so chooses. Unless otherwise required by a court or other governmental or regulatory authority to do so, and

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provided that you been informed by written notice that the related Furnishing Entity is seeking a protective order or other reasonable assurance for confidential treatment with respect to the requested Confidential Information, you agree not to disclose the Confidential Information while the Furnishing Entity’s effort to obtain such a protective order or other reasonable assurance for confidential treatment is pending. You agree to reasonably cooperate with each Furnishing Entity in its efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded to the portion of the Confidential Information that is being disclosed, at the sole expense of such Furnishing Entity; provided, however, that in no event shall the NRSRO be required to take a position that such information should be entitled to receive such a protective order or reasonable assurance as to confidential treatment. If a Furnishing Entity succeeds in obtaining a protective order or other remedy, you agree to comply with its terms with respect to the disclosure of the Confidential Information, at the sole expense of such Furnishing Entity. If a protective order or other remedy is not obtained or if the relevant Furnishing Entity waives compliance with the provisions of this Confidentiality Agreement in writing, you agree to furnish only such information as you are legally required to disclose, at the sole expense of the relevant Furnishing Entity.

Obligation to Return Evaluation Material. Promptly upon written request by or on behalf of the relevant Furnishing Entity, all material or documents, including copies thereof, that contain Evaluation Material will be destroyed or, in your sole discretion, returned to the relevant Furnishing Entity. Notwithstanding the foregoing, (a) the NRSRO may retain one or more copies of any document or other material containing Evaluation Material to the extent necessary for legal or regulatory compliance (or compliance with the NRSRO’s internal policies and procedures designed to ensure legal or regulatory compliance) and (b) the NRSRO may retain any portion of the Evaluation Material that may be found in backup tapes or other archive or electronic media or other documents prepared by the NRSRO and any Evaluation Material obtained in an oral communication; provided, that any Evaluation Material so retained by the NRSRO will remain subject to this Confidentiality Agreement and the NRSRO will remain bound by the terms of this Confidentiality Agreement.

Violations of this Confidentiality Agreement.

The NRSRO will be responsible for any breach of this Confidentiality Agreement by you, the NRSRO or any NRSRO Representative.

You agree promptly to advise each relevant Furnishing Entity in writing of any misappropriation or unauthorized disclosure or use by any person of the Confidential Information which may come to your attention and to take all steps reasonably requested by such Furnishing Entity to limit, stop or otherwise remedy such misappropriation, or unauthorized disclosure or use.

You acknowledge and agree that the Furnishing Entities would not have an adequate remedy at law and would be irreparably harmed in the event that any of the provisions of this Confidentiality Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each Furnishing Entity shall be entitled to specific performance and injunctive relief to prevent breaches of this Confidentiality Agreement and to specifically enforce the terms and provisions hereof, in addition to any other remedy to

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which a Furnishing Entity may be entitled at law or in equity. It is further understood and agreed that no failure to or delay in exercising any right, power or privilege hereunder shall preclude any other or further exercise of any right, power or privilege.

Term. Notwithstanding the termination or cancellation of this Confidentiality Agreement and regardless of whether the NRSRO has provided a credit rating on a Security, your obligations under this Confidentiality Agreement will survive indefinitely.

Governing Law. This Confidentiality Agreement and any claim, controversy or dispute arising under the Confidentiality Agreement, the relationships of the parties and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed within such State.

Amendments. This Confidentiality Agreement may be modified or waived only by a separate writing by the NRSRO and each Furnishing Entity.

Entire Agreement. This Confidentiality Agreement represents the entire agreement between you and the Furnishing Entities relating to the treatment of Confidential Information heretofore or hereafter reviewed or inspected by you. This agreement supersedes all other understandings and agreements between us relating to such matters; provided, however, that, if the terms of this Confidentiality Agreement conflict with another agreement relating to the Confidential Information that specifically states that the terms of such agreement shall supersede, modify or amend the terms of this Confidentiality Agreement, then to the extent the terms of this Confidentiality Agreement conflict with such agreement, the terms of such agreement shall control notwithstanding acceptance by you of the terms hereof by entry into this website.

Contact Information. Notices for each Furnishing Entity under this Confidentiality Agreement, shall be directed as set forth below:

J.P. Morgan Securities LLC
383 Madison Avenue, 8th Floor
New York, New York 10179

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EXHIBIT L-4

FORM OF VOTING RIGHTS CERTIFICATION

[Date]

Wells Fargo Bank, National Association,

as Certificate Administrator

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: J.P. Morgan Chase Commercial
Mortgage Securities Trust 2019-ICON

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON, Class [ ] Certificates

In accordance with the requirements for the exercise of Voting Rights under the pooling and servicing agreement dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as servicer, Situs Holdings, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”) and as trustee (in such capacity, the “Trustee”), and Park Bridge Lender Services LLC, as operating advisor, with respect to the above-referenced certificates (the “Certificates”), the undersigned hereby certifies and agrees as follows:

1.            The undersigned is a certificateholder, beneficial owner, or prospective purchaser of the Class of Certificates referenced above.

2.            The undersigned intends to exercise Voting Rights under the Agreement, and certifies that it is not a Borrower, a Borrower Affiliate, a Restricted Holder, a Manager, the Depositor, the Servicer, a Special Servicer, the Operating Advisor, the Trustee, the Certificate Administrator or an Affiliate of any of the foregoing or an agent, principal, partner, member, joint venturer, limited partner, employee, representative, director, trustee, advisor of or investor or an agent of any Borrower.

3.            The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Trustee, the Certificate Administrator, the Paying Agent, the Operating Advisor, the Servicer, the Special Servicer and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its Representatives.

4.            Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Pooling and Servicing Agreement.

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BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

By:
Name:
Title:

L-5-2

EXHIBIT M

FORM OF ONLINE MARKET DATA PROVIDER CERTIFICATE

This Certification has been prepared for provision of information to the market data providers listed in Paragraph 1 below pursuant to the direction of the Depositor. If you represent a Market Data Provider not listed herein and would like access to the information, please contact CTSLink at 866-846-4526, or at ctslink.customerservice@wellsfargo.com.

In connection with the J.P. Morgan Chase Commercial Mortgage Securities Trust, 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON (the “Certificates”), the undersigned hereby certifies and agrees as follows:

10.	The undersigned is an employee or agent of Bloomberg L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Thomson Reuters, Moody’s Analytics, Markit Group Limited, or MBS Data, LLC, a market data provider that has been given access to the Distribution Date Statements, CREFC Reports and supplemental notices on www.ctslink.com (“CTSLink”) by request of the Depositor.

11.	The undersigned agrees that each time it accesses CTSLink, the undersigned is deemed to have recertified that the representation above remains true and correct.

12.	The undersigned acknowledges and agrees that the provision to it of information and/or reports on CTSLink is for its own use only, and agrees that it will not disseminate or otherwise make such information available to any other person without the written consent of the Depositor, and any confidentiality agreement applicable to the undersigned with respect to information obtained from the Depositor’s 17g-5 website shall also be applicable to information obtained from CTSLink.

13.	The undersigned shall be fully liable for any breach of this agreement by itself or any of its representatives and shall indemnify the Depositor, the Operating Advisor, the Trustee, the Certificate Administrator, the Servicer, the Special Servicer and the Trust for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any of its representatives.

14.	Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the agreement pursuant to which the Certificates were issued.

BY ITS CERTIFICATION HEREOF, the undersigned has made the representations above and shall be deemed to have caused its name to be signed hereto by its duly authorized signatory, as of the date certified.

M-1

By:
Name:
Title:

M-2

EXHIBIT N

APPLICABLE SERVICING CRITERIA

The assessment of compliance to be delivered by the referenced party shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria” applicable to such party, as such criteria may be updated or limited by the Commission or its staff (including, without limitation, not requiring the delivery of certain of the items set forth on this Exhibit based on interpretive guidance provided by the Commission or its staff relating to Item 1122 of Regulation AB). For the avoidance of doubt, for purposes of this Exhibit N, other than with respect to Item 1122(d)(2)(iii), references to Servicer below shall include any Sub-Servicer engaged by a Servicer or Special Servicer.

APPLICABLE Servicing Criteria		applicable PARTY
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	Servicer Special Servicer Certificate Administrator
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	Servicer Special Servicer Certificate Administrator
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.	N/A
1122(d)(1)(iv)	A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.	Servicer Special Servicer
1122(d)(1)(v)	Aggregation of information, as applicable, is mathematically accurate and the information conveyed accurately reflects the information.	Servicer
Cash Collection and Administration
1122(d)(2)(i)	Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.	Servicer Special Servicer
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	Certificate Administrator
1122(d)(2)(iii)	Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.	Servicer
1122(d)(2)(iv)	The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.	Servicer Special Servicer Certificate Administrator
1122(d)(2)(v)	Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Exchange Act.	Servicer Special Servicer Certificate Administrator

APPLICABLE Servicing Criteria		applicable PARTY
Reference	Criteria
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	Servicer Special Servicer Certificate Administrator
1122(d)(2)(vii)	Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.	Servicer Special Servicer Certificate Administrator
Investor Remittances and Reporting
1122(d)(3)(i)	Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Reporting Servicer.	N/A
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	N/A
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	N/A
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	N/A
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	Servicer Special Servicer Certificate Administrator
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	N/A
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	Servicer Special Servicer
1122(d)(4)(iv)	Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.	Servicer
1122(d)(4)(v)	The Reporting Servicer’s records regarding the mortgage loans agree with the Reporting Servicer’s records with respect to an obligor’s unpaid principal balance.	Servicer
1122(d)(4)(vi)	Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.	Servicer Special Servicer
1122(d)(4)(vii)	Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.	Special Servicer Operating Advisor

APPLICABLE Servicing Criteria		applicable PARTY
Reference	Criteria
1122(d)(4)(viii)	Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).	Servicer Special Servicer
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	Servicer
1122(d)(4)(x)	Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.	Servicer
1122(d)(4)(xi)	Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.	Servicer
1122(d)(4)(xii)	Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.	Servicer
1122(d)(4)(xiii)	Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.	Servicer
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	Servicer
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.	N/A

At all times that the Servicer and Special Servicer are the same entity, the Servicer and the Special Servicer may provide a combined assessment of compliance in respect of their combined responsibility under Section 1122 of Regulation AB.

EXHIBIT O

FORM OF CUSTODIAN FINAL EXCEPTION REPORT

[_____], 20[_]

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 8th Floor
New York, New York 10179

Midland Loan Services, a Division of PNC Bank, National Association

10851 Mastin Street, Building 82, Suite 300

Overland Park, Kansas 66210

Attention: Executive Vice President – Division Head

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON, Class [ ]

Ladies and Gentlemen:

Reference is made to the pooling and servicing agreement dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor (the “Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as servicer, Situs Holdings, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “Certificate Administrator”) and as trustee (in such capacity, the “Trustee”), and Park Bridge Lender Services LLC, as operating advisor. In accordance with the provisions of Section 2.02(a) of the Pooling and Servicing Agreement, please find the final exception report as to any remaining documents that are not in the Mortgage Files.

The Custodian’s review of the Mortgage Files and its certification with respect thereto shall not be deemed to constitute “due diligence services” or a “third party due diligence report” as such terms are defined in Rule 17g-10 and 15Ga-2, respectively, promulgated by the Commission pursuant to the Exchange Act.

Capitalized words and phrases used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Custodian

By:
Name:
Title:

SCHEDULE OF EXCEPTIONS

(See Attached Report)

EXHIBIT P

FORM OF INVESTMENT REPRESENTATION LETTER

Wells Fargo Bank, National Association,

as Certificate Administrator

600 South 4th Street, 7th Floor

MAC N9300-070
Minneapolis, MN 55479
Attention: CMBS – JPMCC 2019-ICON

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 8th Floor
New York, New York 10179

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON

Ladies and Gentlemen:

This letter is delivered pursuant to Section 5.01 of the Pooling and Servicing Agreement, dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor, on behalf of the holders of the J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON (the “Certificates”) in connection with the transfer by _________________ (the “Seller”) to the undersigned (the “Purchaser”) of $_______________ aggregate Certificate Balance of Class ___ Certificates (the “Certificate”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

In connection with such transfer, the Purchaser hereby represents and warrants to you and the addressees hereof as follows:

(A)           The Purchaser is not purchasing a Class R Certificate and the Purchaser is an institutional “accredited investor” (an entity meeting the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)) or an entity all of the equity owners of which are such institutions, and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Certificates, and the Purchaser and any accounts for which it is acting are each able to bear the economic risk of the Purchaser’s or such account’s investment. The Purchaser is acquiring the Certificates purchased by it for its own account or for one or more accounts (each of which is an institutional “accredited investor”) as to each of which the Purchaser exercises sole investment discretion. The Purchaser hereby undertakes to reimburse the Trust for any costs incurred by it in connection with this transfer.

(B)           The Purchaser’s intention is to acquire the Certificate (a) for investment for the Purchaser’s own account or (b) for resale to (i) “qualified institutional buyers” in transactions under Rule 144A, and not in any event with the view to, or for resale in connection with, any distribution thereof, or (ii) (other than with respect to a Class R Certificate) to non-U.S. Securities Persons in “offshore transactions” as defined in Rule 902(h) of Regulation S promulgated under the Securities Act, subject in each case to the delivery of a Transfer Certificate in the form of Exhibit I, Exhibit J or Exhibit K, as applicable, to the Pooling and Servicing Agreement. The Purchaser understands that the Certificate (and any subsequent Certificate issued in transfer or exchange therefor) has not been registered under the Securities Act, by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the Purchaser’s investment intent (or intent to resell to only certain investors in certain exempted transactions) as expressed herein.

(C)           The Purchaser has reviewed the preliminary Offering Circular and the final Offering Circular relating to the Certificates (collectively, the “Offering Circular”) and the agreements and other materials referred to therein and has had the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by the Offering Circular.

(D)           The Purchaser acknowledges that the Certificate (and any Certificate issued in transfer or exchange therefor) has not been registered or qualified under the Securities Act or the securities laws of any State or any other jurisdiction, and that the Certificate cannot be resold unless it is registered or qualified thereunder or unless an exemption from such registration or qualification is available.

(E)            The Purchaser hereby undertakes to be bound by the terms and conditions of the Pooling and Servicing Agreement in its capacity as an owner of a Certificate or Certificates, as the case may be (each, a “Certificateholder”), in all respects as if it were a signatory thereto. This undertaking is made for the benefit of the Trust, the Certificate Registrar and all Certificateholders present and future.

(F)            The Purchaser will not sell or otherwise transfer all or any portion of the Certificates, except in compliance with Section 5.02 of the Pooling and Servicing Agreement.

(G)           Check one of the following:**

☐	The Purchaser is a U.S. Person (as defined below) and it has attached hereto an Internal Revenue Service (“IRS”) Form W-9 (or successor form).

☐	The Purchaser is not a U.S. Person and under applicable law in effect on the date hereof, no taxes will be required to be withheld by the Certificate Administrator (or its agent) with respect to distributions to be made on the Certificate. The Purchaser has attached hereto [(i) a duly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), which identifies such

** Each Purchaser must include one of the two alternative certifications.

Purchaser as the beneficial owner of the Certificate and states that such Purchaser is not a U.S. Person, (ii) IRS Form W-8IMY (with all appropriate attachments) or (iii)]*** two duly executed copies of IRS Form W-8ECI (or successor form), which identify such Purchaser as the beneficial owner of the Certificate and state that interest and original issue discount on the Certificate and Permitted Investments is, or is expected to be, effectively connected with a U.S. trade or business. The Purchaser agrees to provide to the Certificate Registrar updated [IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or]*** IRS Form W-8ECI, [as the case may be,]*** any applicable successor IRS forms, or such other certifications as the Certificate Registrar may reasonably request, on or before the date that any such IRS form or certification expires or becomes obsolete, or promptly after the occurrence of any event requiring a change in the most recent IRS form of certification furnished by it to the Certificate Registrar.

For this purpose, “U.S. Person” means a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) or other entity created or organized in, or under the laws of, the United States, any State thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 have elected to be treated as U.S. Persons).

(H)           Please make all payments due on the Certificates:****

☐	(a)	by wire transfer to the following account at a bank or entity in New York, New York, having appropriate facilities therefor:

Bank:
ABA #:
Account #:
Attention:

☐	(b)	by mailing a check or draft to the following address:

*** Does not apply to a transfer of Class R Certificates.

**** Only to be filled out by Purchasers of Definitive Certificates. Please select (a) or (b). For holders of Definitive Certificates, wire transfers are only available if such holder’s Definitive Certificates have an aggregate Certificate Balance or Notional Amount, as applicable, of at least U.S. $5,000,000.

(I)              If the Purchaser is purchasing a Class R Certificate, the Purchaser is not a partnership (including any entity treated as a partnership for U.S. federal income tax purposes), any interest in which is owned, directly or indirectly, through one or more partnerships, trusts or other pass-through entities by a non-U.S. Person.

Very truly yours,

[The Purchaser]

By:
Name:
Title:

Date

EXHIBIT Q

FORM OF DISTRIBUTION DATE STATEMENT

(See Attached)

Q-1

EXHIBIT R

ADDITIONAL FORM 10-D DISCLOSURE

For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the parties identified in the “Party Responsible” column are obligated pursuant to Section 12.04 of the Pooling and Servicing Agreement to disclose to each Other Exchange Act Reporting Party and each Other Depositor to which the particular Additional Form 10-D Disclosure is relevant for Exchange Act reporting purposes, any information described in the corresponding Form 10-D Item described in the “Item on Form 10-D” column to the extent such party has knowledge (and in the case of net operating income information, financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself). Each of the Operating Advisor, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Other Exchange Act Reporting Party and the Other Depositor (in its capacity as such) shall be entitled to rely on the accuracy of the Offering Circular and the offering materials with respect to any related Other Securitization Trust (other than information with respect to itself that is set forth in or omitted from such offering materials or the Offering Circular), in the absence of specific notice to the contrary from the Depositor, Other Depositor or the Trust Loan Seller. Each of the Operating Advisor, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Other Exchange Act Reporting Party and the Other Depositor (in its capacity as such) shall be entitled to assume that there is no “significant obligor” other than a party or property identified as such in the prospectus relating to the Other Securitization and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the Servicer or the Special Servicer be required to provide any information for inclusion in a Form 10-D that relates to any Mortgage Loan for which the Servicer or the Special Servicer is not the Servicer or the Special Servicer, as the case may be. For this Agreement and any Other Securitization Trust, each of the Operating Advisor, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Other Exchange Act Reporting Party and the Other Depositor (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Offering Circular and the offering materials with respect to any related Other Securitization Trust.

Item on Form 10-D	Party Responsible
Item 1A: Distribution and Pool Performance Information: ● Item 1121(a)(13) of Regulation AB	● Certificate Administrator
Item 1B: Distribution and Pool Performance	● Certificate Administrator

Exhibit R-1

Item on Form 10-D	Party Responsible
Information: ● Item 1121(a)(14) of Regulation AB	● Depositor
Item 2: Legal Proceedings: ● Item 1117 of Regulation AB (it being acknowledged that such Item 1117 requires disclosure only of proceedings described therein that are material to security holders)

●     Servicer (as to itself)

●     Special Servicer (as to itself)

●     Certificate Administrator (as to itself)

●     Trustee (as to itself)

●     Depositor (as to itself)

●     Operating Advisor (as to itself)

●     Any other Reporting Servicer (as to itself)

●     Trustee/Certificate Administrator/Servicer/Depositor/Special Servicer as to the Trust (whichever of them is in principal control of the proceedings)

●     Each Trust Loan Seller as sponsor (as defined in Regulation AB)

●     Originators under Item 1110 of Regulation AB

●     Party under Item 1100(d)(1) of Regulation AB

Item 3: Sale of Securities and Use of Proceeds	● Depositor
Item 4: Defaults Upon Senior Securities	● Certificate Administrator
Item 5: Submission of Matters to a Vote of Security Holders	● Certificate Administrator
Item 6: Significant Obligors of Pool Assets:	● Servicer (excluding information for which

Exhibit R-2

Item on Form 10-D	Party Responsible

●     Item 1112(b) of Regulation AB provided, however, that all of the following conditions shall apply:

(a) information shall be required to be reported only with respect to a party or property (if any) identified as a “significant obligor” in the prospectus relating to the Companion Loan Securities;

(b) the information to be reported shall consist of such quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property or REO Property (as applicable), and quarterly and annual financial statements of the related Borrower (except in the case of an REO Property), received or prepared by the “Party Responsible” pursuant to its obligations under Section 3.13 of this Pooling and Servicing Agreement; provided, however, that for a significant obligor under item 1101(k)(2) of Regulation AB, only net operating income for the most recent fiscal year and interim period is required and, if such information for a prior period was required but not previously reported, such information for such prior period; and

(c) the information shall be reportable in the Form 10-D that relates to the Distribution Date that immediately follows the Collection Period in which the information was received or prepared by the “Party Responsible” as described in clause (b) above.

the Special Servicer is the “Party Responsible”) ● Special Servicer (as to REO Property)
Item 7: Significant Enhancement Provider Information: ● Item 1114(b)(2) and Item 1115(b) of Regulation AB	● Depositor

Exhibit R-3

Item on Form 10-D	Party Responsible

Item 8: Other Information, but only to the extent of any information that meets all the following conditions: (a) such information constitutes “Additional Form 8-K Disclosure” pursuant to Exhibit T, (b) such information is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-D relates, and (c) such information was not previously reported as “Additional Form 8-K Disclosure”.

●     Certificate Administrator, Trustee, Servicer and/or Special Servicer, in each case to the extent that such party is the “Party Responsible” with respect to such information pursuant to Exhibit T.

●     Certificate Administrator (including the balances of the Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account as of the related Distribution Date and the preceding Distribution Date)

●     Servicer (with respect to the balances of each REO Account (to the extent the related information has been received from the Special Servicer within the time period specified in Section 12.04 of the Pooling and Servicing Agreement) and the Collection Account as of the related Distribution Date and the preceding Distribution Date)

●     Special Servicer (with respect to the balance of each REO Account as of the related Distribution Date and the preceding Distribution Date)

●     Any other party responsible for disclosure items on Form 8-K (including each applicable Seller with respect to Item 1100(e) of Regulation AB to the extent material to Certificateholders)

Item 9: Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	● Depositor
Item 9: Exhibits (no. 4):	● Certificate Administrator

Exhibit R-4

Item on Form 10-D	Party Responsible
With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)

●     Depositor

provided, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Pooling and Servicing Agreement provided further, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party.

Item 9: Exhibits (no. 10): Material contracts (Exhibit No. 10 of Item 601 of Regulation S-K)	● Certificate Administrator, Trustee, Servicer and/or Special Servicer, in each case to the extent of any contract that satisfies all the following conditions: (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust.

Item 9: Exhibits (no. 22):

Published Report Regarding Matters Submitted to a Vote of Security Holders (Exhibit No. 22 of Item 601 of Regulation S-K), but only if the party that is the “Party Responsible” with respect to Item 5 above elects to publish a report containing the information required by such Item 5 above and also elects to report the information on Form 10-D by means of filing the published report and answering Item 5 by referencing the published report.

● The applicable party that is the “Party Responsible” with respect to Item 5 as set forth above.
Item 9: Exhibits (no. 23): Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where the filing of a written consent is	● Depositor

Exhibit R-5

Item on Form 10-D	Party Responsible
required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement.

Item 9: Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

● Certificate Administrator
Item 9: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	● Not Applicable.
Item 9: Exhibits (no. 100) BRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	● Not Applicable.
Item 9: Exhibits (By Operation of Item 8 Above), but only to the extent of any document that meets all the following conditions: (a) such document constitutes “Additional Form 8-K Disclosure” pursuant to Item 9.01(d) of Exhibit T, (b) such document is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-D relates, and (c) such document was not previously reported as “Additional Form 8-K Disclosure”.	● Certificate Administrator, Depositor and Trustee, in each case only to the extent that such party is the “Party Responsible” for the exhibit pursuant to Item 9(d) of Exhibit T (it being acknowledged that none of the Servicer or the Special Servicer constitutes a “Party Responsible” under Exhibit T with respect to any exhibits to a Form 10-K); provided, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party for this Item 9.

Exhibit R-6

EXHIBIT S

ADDITIONAL FORM 10-K DISCLOSURE

For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the parties identified in the “Party Responsible” column are obligated pursuant to Section 12.05 of the Pooling and Servicing Agreement to disclose to each Other Exchange Act Reporting Party and each Other Depositor to which the particular Additional Form 10-K Disclosure is relevant for Exchange Act reporting purposes, any information described in the corresponding Form 10-K Item described in the “Item on Form 10-K” column to the extent such party has knowledge (and in the case of net operating income information, financial statements, annual operating statements, budgets and/or rent rolls required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself). Each of the Operating Advisor, Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Other Exchange Act Reporting Party and the Other Depositor (in its capacity as such) shall be entitled to rely on the accuracy of the Offering Circular and the offering materials with respect to any related Other Securitization Trust (other than information with respect to itself that is set forth in or omitted from such offering materials or the Offering Circular), in the absence of specific notice to the contrary from the Depositor, Other Depositor or the Trust Loan Seller. Each of the Operating Advisor, Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Other Exchange Act Reporting Party and the Other Depositor (in its capacity as such) shall be entitled to assume that there is no “significant obligor” other than a party or property identified as such in the prospectus relating to the Other Securitization and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the Servicer or the Special Servicer be required to provide any information for inclusion in a Form 10-K that relates to any Mortgage Loan for which the Servicer or the Special Servicer is not the applicable Servicer or Special Servicer, as the case may be. For this Agreement and any Other Securitization Trust, each of the Operating Advisor, Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Other Exchange Act Reporting Party and the Other Depositor (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Offering Circular and the offering materials with respect to any related Other Securitization Trust.

Item on Form 10-K	Party Responsible
Item 1B: Unresolved Staff Comments	● Depositor
Item 9B: Other Information, but only to the extent of any information that meets all the following conditions:	● Certificate Administrator, Trustee, Servicer and/or Special Servicer, in each case to the extent that such party is the “Party Responsible” with respect to such

Exhibit S-1

Item on Form 10-K	Party Responsible

(a) such information constitutes “Additional Form 8-K Disclosure” pursuant to Exhibit T,

(b) such information is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-K relates, and

(c) such information was not previously reported as “Additional Form 8-K Disclosure” or as “Additional Form 10-D Disclosure”

information pursuant to Exhibit T.
Item 15: Exhibits, Financial Statement Schedules (SEE BELOW)	SEE BELOW

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 1 of 3 Parts:

●     Item 1112(b) of Regulation AB, but only to the extent that (i) such information was required to have been set forth in the prospectus relating to the Companion Loan Securities, (ii) such information was not so set forth and (iii) the applicable Servicer has not previously reported such information as “Additional Form 10-D Information”.

● The Trust Loan Seller.

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 2 of 3 Parts:

●     Item 1112(b) of Regulation AB, but only to the extent that (i) such information was set forth in the prospectus relating to the Companion Loan Securities and (ii) the applicable Servicer has not previously reported such information or updated versions thereof as “Additional Form 10-D Information”.

● The Depositor

Exhibit S-2

Item on Form 10-K	Party Responsible

Instruction J(2)(b) (Significant Obligors of Pool Assets) – Part 3 of 3 Parts:

●     Item 1112(b) of Regulation AB; provided, however, that all of the following conditions shall apply:

(a) information shall be required to be reported only with respect to a party or property (if any) identified as a “significant obligor” in the prospectus relating to the Companion Loan Securities;

(b) the information to be reported shall consist of such quarterly and annual operating statements, budgets and rent rolls of the related Mortgaged Property or REO Property (as applicable), and quarterly and annual financial statements of the related Borrower (except in the case of an REO Property), received or prepared by the “Party Responsible” pursuant to its obligations under Section 3.18 of this Pooling and Servicing Agreement; provided, however, that for a significant obligor described under item 1101(k)(2) of Regulation AB, only net operating income for the most recent fiscal year and interim period is required and, if such information for a prior period was required but not previously reported, such information for such prior period; and

(c) the information shall be reportable only to the extent that is has not previously been reported as “Additional Form 10-D Information”.

● Servicer (excluding information for which the Special Servicer is the “Party Responsible”) ● Special Servicer (as to REO Property)
Instruction J(2)(c) (Significant Enhancement Provider Information):	● Depositor

Exhibit S-3

Item on Form 10-K	Party Responsible
● Items 1114(b)(2) and 1115(b) of Regulation AB

Instruction J(2)(d) (Legal Proceedings):

●     Item 1117 of Regulation AB (it being acknowledged that such Item 1117 requires disclosure only of proceedings described therein that are material to security holders)

●     Servicer (as to itself)

●     Special Servicer (as to itself)

●     Certificate Administrator (as to itself)

●     Trustee (as to itself)

●     Depositor (as to itself)

●     Trustee/Certificate Administrator /Servicer/Depositor/Special Servicer as to the Trust (whichever of them is in principal control of the proceedings)

●     Trust Loan Seller as sponsor (as defined in Regulation AB)

●     Originators under Item 1110 of Regulation AB

●     Party under Item 1100(d)(1) of Regulation AB

Instruction J(2)(e) (Affiliations and Certain Relationships and Related Transactions) – Part 1 of 2 Parts:

1119(a) of Regulation AB,

but only the existence and (if existent) how there is (that is, the nature of) any affiliation between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) the Trust Loan Seller, (3) the Trust and (4) any other party listed under this item as a “Party Responsible”; provided, however, that an affiliation need not be disclosed for purposes of the applicable Form

●     Servicer (as to itself) (only as to affiliations under Item 1119(a) with the Trustee, Certificate Administrator, each Special Servicer or a sub-servicer retained by it meeting any of the descriptions in Item 1108(a)(3)).

●     Special Servicer

●     Certificate Administrator

●     Trustee

●     Each party (other than the Trust Loan Seller), if any, that is identified in the prospectus relating to the Companion Loan Securities as

Exhibit S-4

Item on Form 10-K	Party Responsible

10-K if it was disclosed in the prospectus relating to the Companion Loan Securities or if it was previously reported as “Additional Form 10-K Disclosure”.

and

●     1119(b) of Regulation AB,

but only the existence and (if existent) the general character of any business relationship, agreement, arrangement, transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party (apart from the Series 201[_]-[_] transaction) between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) any Trust Loan Seller, and (3) the Trust; provided, however, that a relationship, agreement, arrangement, transaction or understanding (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the prospectus relating to the Companion Loan Securities or if it was previously reported as “Additional Form 10-K Disclosure”.

and

●     1119(c) of Regulation AB,

but only the existence and (if existent) a description (including the terms and approximate dollar amount) of any specific relationship involving or related to the Series 201[_]-[_] transaction or the Mortgage Loans an “originator” of one or more Mortgage Loans, if the prospectus relating to the Companion Loan Securities specifically states that the applicable Mortgage Loans were 10% or more of the assets of the Trust at the date of the prospectus relating to the Companion Loan Securities (provided that such a party shall no longer constitute a “Party Responsible” under this item from and after the date (if any) when the Depositor notifies the parties to this Agreement to the effect that such party no longer constitutes an originator of 10% or more of the assets of the Trust).

●     Each party (other than the Trust Loan Seller), if any, that is specifically identified as an “originator of 10% or more of the assets of the Trust for purposes of Regulation AB and the upcoming Form 10-K” in a written notice delivered to the parties to this Pooling and Servicing Agreement, which notice is delivered not later than February 15 of the year in which the Form 10-K is due.

●     Each party (if any) that is identified in the prospectus relating to the Companion Loan Securities as an “other material party to the securities or transaction” (or substantially similar phrasing); provided, however, that such a party shall no longer constitute a “Party Responsible” under this item from and after the date (if any) when the Depositor notifies the parties to this Agreement to the effect that such party no longer constitutes a material party for purposes of Regulation AB.

●     Each party (if any) that that is specifically identified as an “other material party to the securities or transaction for purposes of Regulation AB and the upcoming Form 10-K” (or substantially similar phrasing) in a written notice delivered by the Depositor to the parties to this Pooling and Servicing

Exhibit S-5

Item on Form 10-K	Party Responsible

between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the following, on the other: (1) the Depositor, (2) any Trust Loan Seller, and (3) the Trust; provided, however, that a relationship (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the prospectus relating to the Companion Loan Securities or if it was previously reported as “Additional Form 10-K Disclosure”.

Agreement, which notice is delivered not later than February 15 of the year in which the Form 10-K is due.

Instruction J(2)(e) (Affiliations and Certain Relationships and Related Transactions) – Part 2 of 2 Parts:

1119(a) of Regulation AB,

But only the existence and (if existent) how there is any affiliation between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that an affiliation need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the prospectus relating to the Companion Loan Securities or if it was previously reported as “Additional Form 10-K Disclosure”.

and

●     1119(b) of Regulation AB,

but only the existence and (if existent) the general character of any business relationship, agreement, arrangement,

● The Depositor ● The Trust Loan Seller

Exhibit S-6

Item on Form 10-K	Party Responsible

transaction or understanding that is entered into outside the ordinary course of business or is on terms other than would be obtained in an arm’s length transaction with an unrelated third party (apart from the Series 201[_]-[_] transaction) between itself (that is, the particular “Party Responsible”), on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that a relationship, agreement, arrangement, transaction or understanding (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the prospectus relating to the Companion Loan Securities or if it was previously reported as “Additional Form 10-K Disclosure”.

and

●     1119(c) of Regulation AB,

but only the existence and (if existent) a description (including the terms and approximate dollar amount) of any specific relationship involving or related to the Series 201[_]-[_] transaction or the Mortgage Loans between itself (that is, the particular “Party Responsible”) or any of its affiliates, on the one hand, and any one or more of the parties listed under the preceding item as a “Party Responsible”, on the other; provided, however, that a relationship (A) must be reported only if it then exists or existed within the two prior years, (B) need not be reported if it is not material to an investor’s understanding of the Certificates and (C) need not be disclosed for purposes of the applicable Form 10-K if it was disclosed in the prospectus relating to the Companion

Exhibit S-7

Item on Form 10-K	Party Responsible
Loan Securities or if it was previously reported as “Additional Form 10-K Disclosure”.
Item 15: Exhibits (no. 2): Plan of acquisition, reorganization, arrangement, liquidation or succession (Exhibit No. 2 of Item 601 of Regulation S-K)	● Depositor
Item 15: Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	● Depositor
Item 15: Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)

●     Trustee

●     Certificate Administrator

●     Depositor

provided, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Pooling and Servicing Agreement provided further, in each case, that in the event any reportable agreement is executed by the Depositor and the Trustee or Certificate Administrator, then the Depositor shall be the responsible party.

Item 15: Exhibits (no. 10): Material contracts (Exhibit No. 10 of Item 601 of Regulation S-K)	● Certificate Administrator, Trustee, Servicer and/or Special Servicer, in each case to the extent of any contract that satisfies all the following conditions: (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust.

Exhibit S-8

Item on Form 10-K	Party Responsible
Item 15: Exhibits (no. 11): Statement regarding computation of per share earnings (Exhibit No. 11 of Item 601 of Regulation S-K)	● Not Applicable
Item 15: Exhibits (no. 12): Statement regarding computation of ratios (Exhibit No. 12 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 13): Annual report to security holders, Form 10-Q and Form 10-QSB, or quarterly report to security holders (Exhibit No. 13 of Item 601 of Regulation S-K)	● Not Applicable
Item 15: Exhibits (no. 14): Code of Ethics (Exhibit No. 14 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 16): Letter re change in certifying accountant (Exhibit No. 16 of Item 601 of Regulation S-K)	● Not Applicable
Item 15: Exhibits (no. 18): Letter re change in accounting principles (Exhibit No. 18 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 21): Subsidiaries of registrant (Exhibit No. 18 of Item 601 of Regulation S-K)	● Depositor.
Item 15: Exhibits (no. 22): Published Report Regarding Matters Submitted to a Vote of Security Holders	● Not applicable.

Exhibit S-9

Item on Form 10-K	Party Responsible
(Exhibit No. 22 of Item 601 of Regulation S-K).

Item 15: Exhibits (no. 23) – Part 1 of 2 Parts:

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where (a) the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement and (b) the consent is not the consent of a registered public accounting firm in connection with an attestation delivered pursuant to Section 12.09 of this Pooling and Servicing Agreement.

● Depositor

Item 15: Exhibits (no. 23) – Part 2 of 2 Parts:

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), but the required shall consist of a consent of the registered public accounting firm for purposes of any attestation report rendered with respect to the particular “Party Responsible” pursuant to Section 12.09 of this Pooling and Servicing Agreement.

●     Servicer

●     Special Servicer

●     Depositor

●     Any other Servicing Function Participant

provided, however, in each case, that such party shall have the duty to report or deliver, or cause the reporting or delivery, of such consent only to the extent that such party is required to deliver or cause the delivery of the related attestation report.

Item 15: Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

● Certificate Administrator
Item 15: Exhibits (no. 31(i)) Rule 13a-14(a)/15d-14(a) Certifications (Exhibit No. 31(i) of Item 601 of Regulation S-K).	● Not Applicable

Exhibit S-10

Item on Form 10-K	Party Responsible
Item 15: Exhibits (no. 31(ii)) Rule 13a-14(d)/15d-14(d) Certifications (Exhibit No. 31(ii) of Item 601 of Regulation S-K).	● Delivery of this exhibit (Sarbanes-Oxley certification and backup certifications) is governed by Section 12.11) of this Pooling and Servicing Agreement.
Item 15: Exhibits (no. 32) Section 1350 Certifications (Exhibit No. 32 of Item 601 of Regulation S-K).	● Not Applicable.
Item 15: Exhibits (no. 33) Report on assessment of compliance with servicing criteria for asset-backed securities (Exhibit No. 33 of Item 601 of Regulation S-K).	● Delivery of this exhibit (annual compliance assessment) is governed by Section 12.08) of this Pooling and Servicing Agreement.
Item 15: Exhibits (no. 34) Attestation report on assessment of compliance with servicing criteria for asset-backed securities (Exhibit No. 34 of Item 601 of Regulation S-K).	● Delivery of this exhibit (annual accountants’ attestation report) is governed by Section 12.09 of this Pooling and Servicing Agreement.
Item 15: Exhibits (no. 35) Servicer compliance statement (Exhibit No. 35 of Item 601 of Regulation S-K).	● Delivery of this exhibit (annual servicer compliance statements) is governed by Section 12.07 (and Section 12.08) of this Pooling and Servicing Agreement.
Item 15: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 100) BRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	● Not Applicable.
Item 15: Exhibits (By Operation of Item 9B Above), but only to the extent of any document that meets all the following conditions: (a) such document constitutes “Additional Form 8-K Disclosure” pursuant	● Certificate Administrator, Depositor and Trustee, in each case only to the extent that such party is the “Party Responsible” for the exhibit pursuant to Item 9(d) of Exhibit T (it being acknowledged that none of the Servicer

Exhibit S-11

Item on Form 10-K	Party Responsible
to Item 9.01(d) of Exhibit T, (b) such document is required to be reported as “Additional Form 8-K Disclosure” during the period to which the Form 10-K relates, and (c) such document was not previously reported as “Additional Form 8-K Disclosure”.	or the Special Servicer constitutes a “Party Responsible” under Exhibit T with respect to any exhibits to a Form 10-K).

Exhibit S-12

EXHIBIT T

FORM 8-K DISCLOSURE INFORMATION

For so long as any Other Securitization Trust is subject to the reporting requirements of the Exchange Act, the parties identified in the “Party Responsible” column are obligated pursuant to Section 12.06 of the Pooling and Servicing Agreement to report to each Other Exchange Act Reporting Party and each Other Depositor to which the particular Form 8-K Disclosure Information is relevant for Exchange Act reporting purposes, the occurrence of any event described in the corresponding Form 8-K Item described in the “Item on Form 8-K” column to the extent such party has knowledge of such information (other than information as to itself). Each of the Operating Advisor, the Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Other Exchange Act Reporting Party and the Other Depositor (in its capacity as such) shall be entitled to rely on the accuracy of the Offering Circular and the offering materials with respect to any related Other Securitization Trust (other than information with respect to itself that is set forth in or omitted from such offering materials or the Offering Circular), in the absence of specific notice to the contrary from the Depositor, Other Depositor or the Trust Loan Seller. Each of the Operating Advisor, Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Other Exchange Act Reporting Party and the Other Depositor (in its capacity as such) shall be entitled to assume that there is no “significant obligor” other than a party or property identified as such in the prospectus relating to the Other Securitization and to assume that no other party or property will constitute a “significant obligor” after the Cut-off Date. In no event shall the Servicer or the Special Servicer be required to provide any information for inclusion in a Form 8-K that relates to any Mortgage Loan for which the Servicer or the Special Servicer is not the applicable Servicer or Special Servicer, as the case may be. For this Agreement and any Other Securitization Trust, each of the Operating Advisor, Certificate Administrator, the Trustee, the Servicer, the Special Servicer, each Other Exchange Act Reporting Party and the Other Depositor (in its capacity as such) shall be entitled to assume that there is no provider of credit enhancement, liquidity or derivative instruments within the meaning of Items 1114 or 1115 of Regulation AB other than a party identified as such in the Offering Circular and the offering materials with respect to any related Other Securitization Trust.

Exhibit T-1

Item on Form 8-K	Party Responsible
Item 1.01: Entry into a Material Definitive Agreement

●     Depositor, except as described in the next bullet (it being acknowledged that Item 601 of Regulation S-K requires filing of material contracts to which the registrant or a subsidiary thereof is a party).

●     Certificate Administrator, Trustee, Servicer and/or Special Servicer (it being acknowledged that Instruction 3 to Item 1.01 of Form 8-K requires disclosure regarding the entry into or an amendment of a definitive agreement that is material to the asset-backed securities transaction, even if the registrant is not a party to such agreement), in each case to the extent of any amendment or definitive agreement that satisfies all the following conditions: (a) such amendment or definitive agreement relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such amendment or definitive agreement is an amendment or definitive agreement to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust; provided, however, that the Certificate Administrator shall be the “Party Responsible” in connection with any amendment to this Pooling and Servicing Agreement.

Exhibit T-2

Item on Form 8-K	Party Responsible
Item 1.02: Termination of a Material Definitive Agreement– Part 1 of 2 Parts	● Certificate Administrator, Trustee, Servicer and/or Special Servicer, in each case to the extent of any contract that satisfies all the following conditions: (a) such contract relates to the Trust or one or more Mortgage Loans or REO Mortgage Loans, and (b) such contract is a contract to which such party (or a subcontractor or vendor engaged by such party) is a party or that such party (or a subcontractor or vendor engaged by such party) has caused to have been executed on behalf of the Trust; provided, however, that the Certificate Administrator shall be the “Party Responsible” in connection with any amendment to this Pooling and Servicing Agreement.
Item 1.02: Termination of a Material Definitive Agreement– Part 2 of 2 Parts	● Depositor, to the extent of any material agreement not covered in the prior item
Item 1.03: Bankruptcy or Receivership	● Depositor
Item 2.04: Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement	● Depositor ● Certificate Administrator
Item 3.03: Material Modification to Rights of Security Holders	● Certificate Administrator
Item 5.03: Amendments of Articles of Incorporation or Bylaws; Change of Fiscal Year	● Depositor
Item 6.01: ABS Informational and Computational Material	● Depositor
Item 6.02 (Part 1 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a change in trustee	● Trustee ● Depositor

Exhibit T-3

Item on Form 8-K	Party Responsible
Item 6.02 (Part 2 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a change in Servicer or Special Servicer	● Certificate Administrator ● Servicer or Special Servicer, as the case may be (in each case, as to itself)
Item 6.02 (Part 3 of 3 Parts): Change of Servicer or Trustee, but only to the extent related to a servicer (other than a party to the Pooling and Servicing Agreement) appointed by the particular “Party Responsible”.	● Servicer ● Special Servicer ● Certificate Administrator ● Depositor
Item 6.03: Change in Credit Enhancement or External Support	● Depositor ● Certificate Administrator
Item 6.04: Failure to Make a Required Distribution	● Certificate Administrator
Item 6.05: Securities Act Updating Disclosure	● Depositor
Item 7.01: Regulation FD Disclosure	● Depositor
Item 8.01: Other Events	● Depositor
Item 9.01(d): Exhibits (no. 1): Underwriting agreement (Exhibit No. 1 of Item 601 of Regulation S-K)	● Not applicable
Item 9.01(d): Exhibits (no. 2): Plan of acquisition, reorganization, arrangement, liquidation or succession (Exhibit No. 2 of Item 601 of Regulation S-K)	● Depositor
Item 9.01(d): Exhibits (no. 3): Articles of incorporation and by-laws (Exhibit No. 3(i) and 3(ii) of Item 601 of Regulation S-K)	● Depositor

Exhibit T-4

Item on Form 8-K	Party Responsible
Item 9.01(d): Exhibits (no. 4): With respect to instruments defining the rights of security holders (Exhibit No. 4 of Item 601 of Regulation S-K)	● Certificate Administrator provided, in each case, that this shall in no event be construed to make such party responsible for the initial filing of this Pooling and Servicing Agreement

Item 9.01(d): Exhibits (no. 7):

Correspondence from an independent accountant regarding non-reliance on a previously issued audit report or completed interim review. (Exhibit No. 7 of Item 601 of Regulation S-K)

● Not Applicable
Item 9.01(d): Exhibits (no. 14): Code of Ethics (Exhibit No. 14 of Item 601 of Regulation S-K)	● Not Applicable
Item 9.01(d): Exhibits (no. 16): Letter re change in certifying accountant (Exhibit No. 16 of Item 601 of Regulation S-K)	● Not Applicable
Item 9.01(d): Exhibits (no. 17): Correspondence on departure of director (Exhibit No. 17 of Item 601 of Regulation S-K)	● Not Applicable
Item 9.01(d): Exhibits (no. 20): Other documents or statements to security holders (Exhibit No. 20 of Item 601 of Regulation S-K)	● Not Applicable

Exhibit T-5

Item on Form 8-K	Party Responsible

Item 9.01(d): Exhibits (no. 23):

Consents of Experts and Counsel (Exhibit No. 23(ii) of Item 601 of Regulation S-K), where the filing of a written consent is required with respect to material (in the Form 10-D) that is incorporated by reference in the Depositor’s registration statement.

● Depositor

Item 9.01(d): Exhibits (no. 24)

Power of Attorney (Exhibit No. 24 of Item 601 of Regulation S-K), but only if the name of any party signing the Form 10-D, or the name of any officer signing the Form 10-D on behalf of a party, is signed pursuant to a power of attorney.

● Certificate Administrator
Item 15: Exhibits (no. 99) Additional exhibits (Exhibit No. 99 of Item 601 of Regulation S-K)	● Not Applicable.
Item 15: Exhibits (no. 100) BRL-Related Documents (Exhibit No. 100 of Item 601 of Regulation S-K).	● Not Applicable.

Exhibit T-6

EXHIBIT U

ADDITIONAL DISCLOSURE NOTIFICATION

**SEND VIA FAX TO 410-715-2380 AND VIA EMAIL TO cts.sec.notifications@wellsfargo.com AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

Wells Fargo Bank, National Association, as Certificate Administrator

9062 Old Annapolis Road

Columbia, Maryland 21045-1951

Attn: Corporate Trust Services (CMBS) – J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON—SEC REPORT PROCESSING

RE: **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

In accordance with Section [12.04] [12.05] [12.06] of the Pooling and Servicing Agreement, dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), by and among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor (the “Depositor”), Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor, the undersigned, as [ ], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

Any inquiries related to this notification should be directed to [                       ], phone number: [                       ]; email address: [                       ].

[NAME OF PARTY], as [role]

By:
Name:
Title:

cc: Depositor

Exhibit U-1

EXHIBIT V

INITIAL SUB-SERVICERS

[None.]

Exhibit V-1

EXHIBIT W

FORM OF ANNUAL COMPLIANCE STATEMENT

CERTIFICATION

J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON,
Commercial Mortgage Pass-Through Certificates
Series 2019-ICON (the “Trust”)

I, [identifying the certifying individual], on behalf of [Midland Loan Services, a Division of PNC Bank, National Association, as Servicer] [Situs Holdings, LLC, as Special Servicer] [Wells Fargo Bank, National Association, as Certificate Administrator] [Wells Fargo Bank, National Association, as Trustee] (the “Certifying Servicer”), certify to J.P. Morgan Chase Commercial Mortgage Securities Corp. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

I (or Servicing Officers under my supervision) have reviewed the Certifying Servicer’s activities [during the preceding calendar year] [between [__] and [__]] and the Certifying Servicer’s performance under the Pooling and Servicing Agreement; and

To the best of my knowledge, based on such review, the Certifying Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects [throughout such year] [between [__] and [__]]. [To my knowledge, the Certifying Servicer has failed to fulfill the following obligations under the Pooling and Servicing Agreement: [SPECIFY EACH SUCH FAILURE AND THE NATURE AND STATUS THEREOF]].

Date:

[MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as Servicer]
[SITUS HOLDINGS, LLC, as special servicer]
[WELLS FARGO BANK, NATIONAL ASSOCIATION, as certificate administrator]
[WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee]

By:
Name:
Title:

Exhibit W-1

EXHIBIT X

FORM OF REPORT ON ASSESSMENT OF
COMPLIANCE with SERVICING CRITERIA

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 8th Floor
New York, New York 10017
Attention: Kunal K. Singh

[Name of Reporting Servicer] (the “Reporting Servicer”) is responsible for assessing compliance with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB, as of and for the 12-month period ending December 31, 20[__] (the “Reporting Period”), as set forth in Exhibit AA to the Pooling and Servicing Agreement. The transactions covered by this report include asset-backed securities transactions for which the Reporting Servicer acted as [a Servicer, special servicer, trustee, certificate administrator] involving commercial mortgage loans [other than __________________*] (the “Platform”);

The Reporting Servicer has engaged certain vendors, which are not servicers as defined in Item 1101(j) of Regulation AB (the “Vendors”) to perform specific, limited or scripted activities, and the Reporting Servicer elects to take responsibility for assessing compliance with the servicing criteria or portion of the servicing criteria applicable to such Vendors’ activities as set forth on Schedule A;

Except as set forth in paragraph 4 below, the Reporting Servicer used the criteria set forth in paragraph (d) of Item 1122 of Regulation AB to assess the compliance with the applicable servicing criteria;

The criteria listed in the column titled “Inapplicable Servicing Criteria” on Schedule A hereto are inapplicable to the Reporting Servicer based on the activities it performs, directly or through its Vendors, with respect to the Platform;

The Reporting Servicer has complied, in all material respects, with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto];

The Reporting Servicer has not identified and is not aware of any material instance of noncompliance by the Vendors with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto];

* Describe any permissible exclusions, including those permitted under telephone interpretation 17.04 (i.e. transactions registered prior to compliance with Regulation AB, transactions involving an offer and sale of asset backed securities that were not required to be issued), if applicable.

Exhibit X-1

The Reporting Servicer has not identified any material deficiency in its policies and procedures to monitor the compliance by the Vendors with the applicable servicing criteria as of December 31, 20[__] and for the Reporting Period with respect to the Platform taken as a whole[, except as described on Schedule B hereto]; and

[____], a registered public accounting firm, has issued an attestation report on the Reporting Servicer’s assessment of compliance with the applicable servicing criteria for the Reporting Period.

[Date of Certification]

[Name of Reporting Servicer]

By:
Name:
Title:

Exhibit X-2

EXHIBIT Y-1

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR BY SERVICER

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 8th Floor
New York, New York 10017
Attention: Kunal K. Singh

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON, issued pursuant to the Pooling and Servicing Agreement dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor.

I, [identity of certifying individual], hereby certify with the knowledge and intent that this Certification will be relied upon by the applicable Certification Parties (as defined in the Pooling and Servicing Agreement) (i) in connection with the certification concerning the Trust, as applicable, to be signed by an officer of the Depositor and/or (ii) in connection with the certification concerning the trust related to an Other Securitization, to be signed by an officer of the Other Depositor, as applicable, and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.       I (or Servicing Officers under my supervision) have reviewed the servicing and other information required to be provided by the Servicer in accordance with the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Servicer in accordance with the Pooling and Servicing Agreement for inclusion in all reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K (collectively, with the Form 10-K, the “Reports”) (such information provided by the Servicer, collectively, the “Servicer Periodic Information”);

2.       Based on my knowledge, and assuming the accuracy of the statements required to be made by the Special Servicer in the special servicer backup certificate delivered by the Special Servicer relating to the relevant period, the Servicer Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3.       Based on my knowledge, and assuming the accuracy of the statements required to be made by the Special Servicer in the special servicer backup certificate delivered by the Special Servicer relating to the relevant period, all of servicing and other information

Exhibit Y-1-1

required to be provided by the Servicer under the Pooling and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Servicer Periodic Information;

4.       I (or Servicing Officers under my supervision) am responsible for reviewing the activities performed by the Servicer under the Pooling and Servicing Agreement and based on my knowledge and the compliance review conducted in preparing the Servicer compliance statement required to be delivered under Article 13 of the Pooling and Servicing Agreement for inclusion in the Form 10-K under Item 1123 of Regulation AB, and except as disclosed in the Servicer Periodic Information, the Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects;

5.       The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the Servicer’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

6.       All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Servicer or any Servicing Function Participant retained by the Servicer (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Pooling and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Pooling and Servicing Agreement. All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Servicer responsible for reviewing the activities performed by the Servicer under the Pooling and Servicing Agreement.

Date:

Name:
Title:

Exhibit Y-1-2

EXHIBIT Y-2

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR BY SPECIAL SERVICER

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 8th Floor
New York, New York 10017
Attention: Kunal K. Singh

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON, issued pursuant to the Pooling and Servicing Agreement dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor.

I, [identity of certifying individual], hereby certify to the Depositor and each Other Depositor and their respective officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust or trust related to an Other Securitization, as applicable, to be signed by an officer of the Depositor or Other Depositor, as applicable, and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.       I (or Servicing Officers under my supervision) have reviewed the servicing and other information required to be provided by the Special Servicer in accordance with the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Special Servicer in accordance with the Pooling and Servicing Agreement for inclusion in all reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K (collectively with the Form 10-K, the “Reports”) (such information provided by the Special Servicer, collectively, the “Special Servicer Periodic Information”);

2.       Based on my knowledge, the Special Servicer Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3.       Based on my knowledge, all servicing and other information required to be provided by the Special Servicer under the Pooling and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Special Servicer Periodic Information;

Exhibit Y-2-1

4.       I (or Servicing Officers under my supervision) am responsible for reviewing the activities performed by the Special Servicer under the Pooling and Servicing Agreement, and based on my knowledge and the compliance review conducted in preparing the Special Servicer’s compliance statement required to be delivered under Article 13 of the Pooling and Servicing Agreement for inclusion in the Form 10-K under Item 1123 of Regulation AB, and except as disclosed in the Special Servicer Periodic Information, the Special Servicer has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects;

5.       The accountants that are to deliver the annual attestation report on assessment of compliance with the Relevant Servicing Criteria in respect of the Special Servicer with respect to the Trust’s fiscal year _____ have been provided all information relating to the Special Servicer’s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB; and

6.       All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Special Servicer or any Servicing Function Participant retained by the Special Servicer (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Pooling and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Pooling and Servicing Agreement. All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance with servicing criteria is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Special Servicer responsible for reviewing the activities performed by the Special Servicer under the Pooling and Servicing Agreement.

Dated:

Name:
Title:

Exhibit Y-2-2

EXHIBIT Y-3

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR BY CERTIFICATE ADMINISTRATOR

J.P. Morgan Chase Commercial Mortgage Securities Corp.

383 Madison Avenue, 8th Floor

New York, New York 10017

Attention: Kunal K. Singh

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON, issued pursuant to the Pooling and Servicing Agreement dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor.

I, [identity of certifying individual], hereby certify to the Depositor and each Other Depositor and their respective officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust or trust related to an Other Securitization, as applicable, to be signed by an officer of the Depositor or Other Depositor, as applicable, and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.       I (or an officer under my supervision) have reviewed the annual report on Form 10-K for the period ended December 31, 20[__] (the “Form 10-K”) and all reports on Form 10-D and Form 8-K filed in respect of the period covered by the Form 10-K (collectively, with the Form 10-K, the “Reports”);

2.       Based on my knowledge, the Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3.       Based on my knowledge, all of the distribution and other information required to be provided by the Certificate Administrator under the Pooling and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Reports and all of the distribution, servicing and other information provided to the Certificate Administrator by the trustee, the servicer and the special servicer under the Pooling and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Reports;

4.       I (or an officer under my supervision) am responsible for reviewing the activities performed by the Certificate Administrator under the Pooling and Servicing Agreement

Exhibit Y-3-1

and based on my knowledge and the compliance review conducted in preparing the Certificate Administrator compliance statement required to be delivered under Article 13 of the Pooling and Servicing Agreement for inclusion in the Form 10-K under Item 1123 of Regulation AB, and except as disclosed in the Reports, the Certificate Administrator has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects; and

5.       All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Certificate Administrator or any Servicing Function Participant retained by the Certificate Administrator (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required to be included in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to the Form 10-K. Any material instances of noncompliance described in such reports have been disclosed in the Form 10-K and such assessment of compliance is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Certificate Administrator responsible for reviewing the activities performed by the Certificate Administrator under the Pooling and Servicing Agreement.

Dated:

Name:
Title:

Exhibit Y-3-2

EXHIBIT Y-4

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR BY TRUSTEE

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 8th Floor
New York, New York 10017
Attention: Kunal K. Singh

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON, issued pursuant to the Pooling and Servicing Agreement dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor.

I, [identity of certifying individual], hereby certify to the Depositor and each Other Depositor and their respective officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust or trust related to an Other Securitization, as applicable, to be signed by an officer of the Depositor or Other Depositor, as applicable, and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.       I (or officers under my supervision) have reviewed the information required to be provided by the Trustee in accordance with the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Trustee in accordance with the Pooling and Servicing Agreement for inclusion in the reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K of the Trust (collectively with the Form 10-K, the “Reports”) (such information provided by the Trustee, collectively, the “Trustee Periodic Information”);

2.       Based on my knowledge, the Trustee Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3.       Based on my knowledge, all information required to be provided by the Trustee under the Pooling and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Trustee Periodic Information;

Exhibit Y-4-1

4.       I (or officers under my supervision) am responsible for reviewing the activities performed by the Trustee under the Pooling and Servicing Agreement, and based on my knowledge and the compliance review conducted in preparing the Trustee’s compliance statement to be delivered under Article 13 of the Pooling and Servicing Agreement required for inclusion in the Form 10-K under Item 1123 of Regulation AB, and except as disclosed in the Trustee Periodic Information, the Trustee has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects; and

5.       All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Trustee or any Servicing Function Participant retained by the Trustee (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Pooling and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Pooling and Servicing Agreement. All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance with servicing criteria is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Trustee responsible for reviewing the activities performed by the Trustee under the Pooling and Servicing Agreement.

Dated:

Name:
Title:

Exhibit Y-4-2

EXHIBIT Y-5

FORM OF CERTIFICATION TO BE PROVIDED TO DEPOSITOR BY OPERATING ADVISOR

J.P. Morgan Chase Commercial Mortgage Securities Corp.
383 Madison Avenue, 8th Floor
New York, New York 10017
Attention: Kunal K. Singh

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON, issued pursuant to the Pooling and Servicing Agreement dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), among J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor.

I, [identity of certifying individual], hereby certify to the Depositor and each Other Depositor and their respective officers, directors and Affiliates (collectively, the “Certification Parties”) as follows, with the knowledge and intent that the Certification Parties will rely on this Certification in connection with the certification concerning the Trust or trust related to an Other Securitization, as applicable, to be signed by an officer of the Depositor or Other Depositor, as applicable, and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002:

1.       I (or officers under my supervision) have reviewed the information required to be provided by the Operating Advisor in accordance with the Pooling and Servicing Agreement for inclusion in the annual report on Form 10-K for the period ended December 31, 20[__] (“Form 10-K”) and all information required to be provided by the Operating Advisor in accordance with the Pooling and Servicing Agreement for inclusion in the reports on Form 10-D and Form 8-K required to be filed in respect of the period covered by the Form 10-K of the Trust (collectively with the Form 10-K, the “Reports”) (such information provided by the Operating Advisor, collectively, the “Operating Advisor Periodic Information”);

2.       Based on my knowledge, the Operating Advisor Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

3.       Based on my knowledge, all information required to be provided by the Operating Advisor under the Pooling and Servicing Agreement for inclusion in the Reports for the period covered by the Form 10-K is included in the Operating Advisor Periodic Information;

Exhibit Y-5-1

4.       All of the reports on assessment of compliance with servicing criteria for asset-backed securities applicable to the Operating Advisor or any Servicing Function Participant retained by the Operating Advisor (the “Relevant Servicing Criteria”) and their related attestation reports on assessment of compliance with the Relevant Servicing Criteria required under the Pooling and Servicing Agreement to be delivered for inclusion in the Form 10-K in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been delivered in accordance with the Pooling and Servicing Agreement. All material instances of noncompliance with the Relevant Servicing Criteria have been disclosed in such reports and such assessment of compliance with servicing criteria is fairly stated in all material respects.

This Certification is being signed by me as an officer of the Operating Advisor responsible for reviewing the activities performed by the Operating Advisor under the Pooling and Servicing Agreement.

Dated:

Name:
Title:

Exhibit Y-5-2

EXHIBIT Z

FORM OF OPERATING ADVISOR ANNUAL REPORT3

Report Date: This report will be delivered annually no later than 120 days after the end of calendar year, pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), between Midland Loan Services, a Division of PNC Bank, National Association, as servicer, Situs Holdings, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator, custodian and trustee, and Park Bridge Lender Services LLC, as operating advisor.
Transaction: J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass Through Certificates, Series 2019-ICON
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer: Situs Holdings, LLC

I.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s actions under the Pooling and Servicing Agreement. Based solely on such limited review of the items listed below, and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with Accepted Servicing Practices with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with Accepted Servicing Practices, as a result of the following material deviations.]

●	[LIST OF ANY MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

3 This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

Exhibit Z-1

II.	List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Major Decision Reporting Packages.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website and each Asset Status Report and Final Asset Status Report.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction calculations.

4.	[LIST OTHER REVIEWED INFORMATION]

5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT: Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement in respect to the Asset Status Reports for a Specially Serviced Mortgage Loan and with respect to Major Decisions.]

NOTE: The Operating Advisor’s review of the above materials should be considered a limited review and not be considered a full or limited audit. For instance, we did not review underlying lease agreements, re-engineer the quantitative aspects of their net present value calculator, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portion(s) of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portion(s) of such formulas.

III.	Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, Accepted Servicing Practices or the Special Servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than the receipt of the Major Decision Reporting Package, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Mortgage Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder

Exhibit Z-2

or borrower directly. As such, the Operating Advisor relied solely upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service the Specially Serviced Mortgage Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding the Specially Serviced Mortgage Loan and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

7.	This report does not constitute a recommendation to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

Exhibit Z-3

EXHIBIT AA

Form of Notice from Operating Advisor Recommending Replacement of Special Servicer

Wells Fargo Bank, National Association

as Certificate Administrator and Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Services (CMBS) – JPMCC 2019-ICON

Situs Holdings, LLC

as Special Servicer

2 Embarcadero Center, Suite 1300
San Francisco, California 94111

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass Through Certificates, Series 2019-ICON, Recommendation of Replacement of Special Servicer

Ladies and Gentlemen:

This letter is delivered pursuant to Section 6.04(e) of the Pooling and Servicing Agreement, dated as of April 1, 2019 (the “Pooling and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as Depositor, Midland Loan Services, a Division of PNC Bank, National Association, as Servicer, Situs Holdings, LLC, as Special Servicer, Wells Fargo Bank, National Association, as Certificate Administrator and as Trustee, and Park Bridge Lender Services LLC, as Operating Advisor, on behalf of the holders of J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass-Through Certificates, Series 2019-ICON (the “Certificates”) regarding the replacement of the Special Servicer. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Pooling and Servicing Agreement.

Based upon our review of the Special Servicer’s operational practices conducted pursuant to and in accordance with Section 3.29 of the Pooling and Servicing Agreement, it is our assessment that Situs Holdings, LLC, in its current capacity as Special Servicer, is not [performing its duties under the Pooling and Servicing Agreement][acting in accordance with the Servicing Standard]. The following factors support our assessment: [________].

Based upon such assessment, we further hereby recommend that Situs Holdings, LLC be removed as Special Servicer and that [________] be appointed its successor in such capacity.

Exhibit AA-1

Very truly yours,

[The Operating Advisor]

By:
Name:
Title:

Dated:

Exhibit AA-2

EXHIBIT BB

FORM OF CERTIFICATE ADMINISTRATOR RECEIPT OF THE CLASS HRR CERTIFICATES [UPON TRANSFER]

[DATE]

J.P. Morgan Chase Commercial Mortgage Securities Corp. 383 Madison Avenue, 8th Floor New York, New York 10179 Attention: Kunal K. Singh	JPMorgan Chase Bank, National Association 383 Madison Avenue, 8th Floor New York, New York 10179 Attention: Thomas Cassino

CRE Fund Investments III LLC c/o Jay Strauss, Shelter Growth Capital Partners 750 Washington Blvd, Suite 1050 Stamford, Connecticut 06901 E-mail: Jstrauss@sgcp.com

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-ICON, Commercial Mortgage Pass Through Certificates, Series 2019-ICON

In accordance with Section [5.01(e)][5.02(p)] of the Pooling and Servicing Agreement, dated as of April 1, 2019 (the “Agreement”), the Certificate Administrator hereby acknowledges receipt and possession of $[_______] of the Class HRR Certificates in the form of a Definitive Certificate (CUSIP No. [__________]), which constitutes all of the Class HRR Certificates, as defined in the Agreement, for the benefit of [CRE Fund Investments III LLC][Subsequent TPP], as registered holder thereof, the [initial][subsequent] Third Party Purchaser. The Certificate Administrator will hold such certificate pursuant and subject to the Agreement. A copy of such Class HRR Certificate is attached as Exhibit A-1. Payments on the Certificates will be made to the registered holder thereof in accordance with the Agreement.

Capitalized terms used but not defined herein shall the respective meanings set forth in the Agreement.

WELLS FARGO Bank, national association, not in its individual capacity but solely as Certificate Administrator

BB-1

By:
Name:

Title:

BB-2

EXHIBIT CC

CREFC® PAYMENT INFORMATION

Payments shall be made to “CRE Finance Council” and sent to:

Commercial Real Estate Finance Council, Inc.

900 7th Street, NW, Suite 820

Washington, DC 20001

Attn: Stephen M. Renna

or by wire transfer to:

Account Name: Commercial Real Estate Finance Council (CREFC®)

Bank Name: Chase

Bank Address: 80 Broadway, New York, NY 10005

Routing Number: 021000021
Account Number: 213597397

CC-1